 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-271929
PROXY STATEMENT FOR THE SPECIAL MEETING OF STOCKHOLDERS OF
GRAF ACQUISITION CORP. IV
PROSPECTUS FOR
18,281,647 SHARES OF COMMON STOCK OF GRAF ACQUISITION CORP. IV
(WHICH WILL BE RENAMED NKGEN BIOTECH, INC.)
On April 13, 2023, the board of directors of Graf Acquisition Corp. IV, a Delaware corporation (“Graf,” “we,” “us” or “our”), unanimously approved the Agreement and Plan of Merger, dated April 14, 2023, by and among Graf, Austria Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Graf (“Merger Sub”), and NKGen Biotech, Inc., a Delaware corporation (“NKGen”) (as it may be amended and/or restated from time to time, the “Merger Agreement”). If the Merger Agreement is approved by the stockholders of Graf (the “Graf Stockholders”) and the transactions under the Merger Agreement are consummated (the “Business Combination”), Merger Sub will merge with and into NKGen with NKGen surviving the merger as a wholly-owned subsidiary of Graf (the “Merger”). In connection with the consummation of the Business Combination (the “Closing” and the date of the Closing, the “Closing Date”), Graf will be renamed “NKGen Biotech, Inc.” and NKGen will change its name to “NKGen Operating Biotech, Inc.” References herein to “New NKGen” denote Graf as the post-Business Combination entity.
In accordance with the terms and subject to the conditions set forth in the Merger Agreement, Graf has agreed to issue to the equityholders of NKGen (other than holders of unvested NKGen options to purchase shares of common stock of NKGen (“NKGen Options”)) as of immediately prior to the effective time of the Merger (the “Effective Time”) aggregate consideration (the “Merger Consideration”) in the form of a number of shares of newly issued common stock, par value $0.0001 per share, of New NKGen (“Common Stock”), valued at $10.00 per share, equal to the product of the number of outstanding shares of common stock of NKGen (“NKGen common stock”) at the Closing, multiplied by the Exchange Ratio. The “Exchange Ratio” is equal to the quotient of (A) the sum of (i) $145 million plus (ii) the aggregate amount of principal and accrued interest underlying convertible promissory notes of NKGen (“NKGen Convertible Notes”) that are converted into shares of NKGen common stock as of immediately prior to the Effective Time, divided by (B) $10.00, divided by (C) the number of Fully Diluted NKGen common stock (as defined below) immediately prior to the Effective Time. Prior to the Closing, NKGen will use its commercially reasonable efforts to cause each NKGen Convertible Note to be converted into shares of NKGen common stock pursuant to its terms as of immediately prior to the Effective Time.
Additionally, at the Effective Time, each outstanding and unexercised NKGen Option will be cancelled and converted into an option to acquire shares of Common Stock (“New NKGen Options”), provided that: (i) each such New NKGen Option shall be exercisable for that number of shares of Common Stock equal to the product (rounded down to the nearest whole number) of (A) the number of shares of NKGen common stock subject to such NKGen Option immediately prior the Effective Time multiplied by (B) the Exchange Ratio and (ii) the per share exercise price for each share of Common Stock issuable upon exercise of the New NKGen Option shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (A) the exercise price per share of each NKGen Option immediately prior to the Effective Time by (B) the Exchange Ratio.
In connection with the entry into the Merger Agreement, on April 14, 2023, Graf, Graf Acquisition Partners IV LLC (the “Sponsor”), certain directors and officers of Graf (the Sponsor and the directors and officers of Graf, the “Graf Insiders”) and NKGen entered into a sponsor support and lockup agreement (the “Sponsor Support and Lockup Agreement”), pursuant to which the Graf Insiders holding all of the Founder Shares (as defined herein) and Private Placement Warrants (as defined herein) agreed (i) to vote all voting equity securities of Graf owned by such Graf Insiders in favor of the Merger Agreement, Business Combination and each other proposal presented by Graf in this Registration Statement and not to redeem any shares of Common Stock held by them, (ii) to certain non-solicitation limitations with respect to certain competing transactions and (iii) to irrevocably waive, to the fullest extent permitted by law and the organizational documents of Graf, anti-dilution provisions, if any.
In addition, under the Sponsor Support and Lockup Agreement, the Sponsor agreed to subject 2,947,262 (or approximately 70%) of the shares of Common Stock held by it (the “Deferred Founder Shares”) to vesting following Closing, as follows: (A) 1,473,631 Deferred Founder Shares will vest if, at any time during the Vesting Period (as defined below), the volume weighted average price of the Common Stock as reported on the national security exchange on which the shares of Common Stock are then listed

(the “VWAP”) equals or exceeds $14.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days in a 30 consecutive trading day period beginning from the Closing Date until the fifth anniversary of the Closing Date (the “Vesting Period” and such event, the “First Triggering Event”) and (B) 1,473,631 Deferred Founder Shares will vest if, at any time during the Vesting Period, the VWAP of the Common Stock equals or exceeds $16.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days in a 30 consecutive trading day period during the Vesting Period (the “Second Triggering Event”). In the event that the First Triggering Event and/or Second Triggering Event does not occur, the respective Deferred Founder Shares will be forfeited. During the Vesting Period, the holders of the Deferred Founder Shares will not be entitled to exercise the voting rights carried by such Deferred Founder Shares and the holder thereof will not be entitled to receive any dividends or other distributions in respect of such Deferred Founder Shares, unless such Deferred Founder Shares vest in accordance with the Sponsor Support and Lockup Agreement.
The Sponsor also agreed (i) with respect to 631,557 shares of the Common Stock held by it (which are not the Deferred Founder Shares), to lockup such shares for a period from the Closing Date until the earliest of (A) 12 months after the Closing and (B) the VWAP of the Common Stock equals or exceeds $14.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days in a 30 consecutive trading day period starting after 180 days following the Closing (“First Early Release Event”) and (ii) with respect to an additional 631,556 shares of the Common Stock held by it (which are not the Deferred Founder Shares), to lockup such shares for a period from the Closing Date until the earliest of (A) 24 months after the Closing and (B) the VWAP of the Common Stock equals or exceeds $14.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days in a 30 consecutive trading day period starting after 12 months following the Closing (“Second Early Release Event”) and (ii) with respect to the Deferred Founder Shares, to lockup such shares until their applicable vesting and to the extent that such shares become fully vested, a lock-up period until 30 days following the date upon which such shares become fully vested.
In connection with and following the execution of the Merger Agreement, on April 14, 2023, Graf, NKGen and certain stockholders of NKGen (the “NKGen Stockholders”) entered into support agreements (the “NKGen Support Agreements”), pursuant to which holders representing the requisite vote required to adopt the Merger Agreement and approve the transactions contemplated thereby (i) agreed to vote their shares of NKGen common stock (x) in favor of the Merger and the adoption of the Merger Agreement and any other matters necessary or reasonably requested by NKGen or Graf to consummate the Business Combination, (y) in favor of any proposal to adjourn such meeting to a later date if there are not sufficient votes to adopt the Merger Agreement or constitute a quorum if NKGen seeks stockholder approval at a meeting of stockholders and (z) in favor of any other matters set forth in a written consent relating to the Business Combination, (ii) agreed to vote their shares of NKGen common stock against certain competing proposals and any proposal that would reasonably be expected to materially impede, interfere with, delay, postpone, or adversely affect the Merger or result in a breach of a covenant, representation, or warranty of NKGen under the Merger Agreement and/or these NKGen Support Agreements, (iii) agreed to non-solicitation limitations with respect to certain competing transactions, (iv) agreed not to transfer their shares of NKGen common stock until the Closing and (v) waived any rights of appraisal or rights to dissent with respect to the Business Combination.
Concurrently with the execution of the Merger Agreement, on April 14, 2023, Graf entered into a backstop agreement (the “Backstop Agreement”) with NKMAX Co., Ltd (“NKMAX”), the majority stockholder of NKGen. Pursuant to the Backstop Agreement, NKMAX agreed to purchase, contingent upon and subject to the Closing, at a purchase price of the lower of (i) $10.00 per share, or (ii) the lowest price per share paid by any other subscriber that has committed to purchase shares of Common Stock pursuant to a subscription agreement with Graf (the “Per Share Purchase Price”), a number of shares of Common Stock (the “Mandatory Backstop Shares”) equal to the Backstop Cash Commitment Amount (as defined below) divided by the Per Share Purchase Price. The “Backstop Cash Commitment Amount” means an amount equal to $60 million less the sum of (i) the Closing Trust Account Amount (as defined below) plus (ii) the PIPE Financing Amount (as defined below), provided that in no event will the aggregate Backstop Commitment Amount exceed $25 million without the consent of NKMAX. NKMAX may purchase, at its option, additional shares of Common Stock (such additional number of shares, the “Optional Backstop Shares” and together with the Mandatory Backstop Shares, the “Backstop Shares”), provided that in no event shall the aggregate purchase price paid by NKMAX for the Backstop Shares (such aggregate purchase price, the “Backstop Amount”) exceed $25 million without the consent of Graf. NKMAX does not have an obligation to purchase the Mandatory Backstop Shares if (i) any of the conditions (other than the Backstop Cash Commitment Amount) are not satisfied or waived as of such date (other than conditions to be satisfied or waived on the date of the Closing) or (ii) the Backstop Cash Commitment Amount is calculated to be more than $25 million as of such date.
In connection with the Closing, pursuant to the Merger Agreement, Graf, the Sponsor, NKGen Stockholders holding 5% or more of the shares of NKGen common stock on a fully-diluted basis as of the date of the Merger Agreement, including NKMAX, and each director and officer of NKGen that holds equity securities of NKGen prior to the Closing will enter into a lockup agreement (the “Lockup Agreement”), pursuant to which such NKGen Stockholders will agree not to transfer (except for certain permitted transfers) (i) the shares of Common Stock held by such person immediately following the Closing and (ii) the shares of Common Stock issuable to such person upon the settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the Closing (collectively, the “Lockup Shares”), in each case, for a period of 180 days after the Closing. Notwithstanding the foregoing, the lockup with respect to the Lockup Shares held by NKMAX and Sponsor and their respective permitted transferees will end (i) with respect to 50% of their Lockup Shares, the earlier of (x) the date that is 12 months after the Closing Date and (y) the occurrence of the First Early Release Event and (ii) with respect to the remaining 50% of their Lockup Shares, the earlier of (x) the date that is 24 months after the Closing Date and (y) the occurrence of the Second Early Release Event.
In connection with the Closing, pursuant to the Merger Agreement, New NKGen, certain former NKGen Stockholders and Graf Insiders will enter into an amended and restated registration rights agreement (the “A&R Registration Rights Agreement”), pursuant to which New NKGen will agree to register for resale, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), within 30 business days (as defined in the A&R Registration Rights Agreement) following the Closing Date, all Registrable Securities (as defined in the A&R Registration Rights Agreement) held by the parties to the agreement. Additionally, in certain circumstances, certain Graf Insiders, on the one hand and the NKGen Insiders (as defined in the A&R Registration Rights Agreement), on the other hand, may each demand up to an aggregate of three underwritten offerings, provided that New NKGen will not be obligated to effect more than an aggregate of two demand registrations in any 12-month period and such stockholders will also be entitled to certain piggyback registration rights. New NKGen will bear certain expenses incurred in connection with the filing of any registration statements pursuant to the A&R Registration Rights Agreement.
The A&R Registration Rights Agreement will amend and restate the registration rights agreement (the “Registration Rights Agreement”) that was entered into in connection with the consummation of Graf’s initial public offering (“IPO”). The A&R Registration Rights Agreement will terminate on the earlier of (i) the fifth anniversary of the Closing or (ii) the date as of which there ceases to be any Registrable Securities (as defined in the A&R Registration Rights Agreement), provided, that with respect to any applicable stockholder, the A&R Registration Rights Agreement will terminate on the date that such stockholder no longer holds any Registrable Securities.
Assuming none of the current outstanding shares of Common Stock, which was sold as part of the Units by us in our IPO (the “Public Shares”) and are held by our public stockholders (the “Public Stockholders”) are redeemed and no Backstop Shares or shares issued pursuant to any PIPE investment are issued, it is anticipated that, immediately following the Closing, (1) the Public Stockholders will own, in the aggregate, 6,076,700 shares of Common Stock, or approximately 23.1% of the issued and outstanding shares of Common Stock, (2) the Graf Insiders will own, in the aggregate, 4,297,175 shares of Common Stock, or approximately 16.4% of the issued and outstanding shares of Common Stock (including 6,800 Public Shares held by James Graf and 2,947,262 Deferred Founder Shares subject to vesting, which do not have voting rights during the Vesting Period) (3) NKMAX will own 13,063,221 shares of Common Stock, or approximately 49.7% of the issued and outstanding Common Stock and (4) the NKGen equity holders and convertible note holders, other than NKMAX, will own, in the aggregate, 2,827,035 shares of Common Stock, or approximately 10.8% of the issued and outstanding shares of Common Stock. Such figures do not include any shares of Common Stock issuable upon exercise of Graf’s warrants.
Assuming that 2,684,151 Public Shares are redeemed, representing approximately 44% of the currently outstanding Public Shares, which is the maximum level that would permit completion of the Business Combination in accordance with the terms of the Merger Agreement, and the issuance of 2,500,000 Backstop Shares to NKMAX, it is anticipated that, immediately following the Closing, (1) Public Stockholders will own, in the aggregate, approximately 3,392,549 shares of Common Stock, or approximately 13.0% of the issued and outstanding shares of Common Stock, (2) the Graf Insiders will own, in the aggregate, 4,297,175 shares of Common Stock, or approximately 16.5% of the issued and outstanding shares of Common Stock (including 6,800 Public Shares held by James Graf and Deferred Founder Shares subject to vesting),

(3) NKMAX will own 15,563,221 shares of Common Stock, or approximately 59.7% of the issued and outstanding Common Stock, and (4) NKGen equity holders and convertible note holders, other than NKMAX, will own 2,827,035 shares of Common Stock, or approximately 10.8% of the issued and outstanding shares of Common Stock, including 9.5% in the form of Backstop Shares to be held by NKMAX. Such figures do not take into account any shares of Common Stock that may be issued at the Closing pursuant to any PIPE investment or other financing agreements that may be entered in connection with the Business Combination or any permitted transfers of the Backstop Shares by NKMAX. Such figures also do not include any shares of Common Stock issuable upon exercise of Graf’s warrants.
The units sold in Graf’s IPO (“Units”), each consisting of one share of Common Stock and one-fifth (1/5th) of a public warrant (“Public Warrant”), and the Common Stock and Public Warrants are publicly traded on the New York Stock Exchange (the “NYSE”) under the symbols “GFOR.U,” “GFOR,” and “GFOR WS,” respectively. Graf intends to apply to list the New NKGen Common Stock and Public Warrants of New NKGen (“New NKGen Warrants”) on Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “NKGN” and “NKGN WS” or “NKGNW”, as applicable, upon the Closing. In connection with the Closing, each of Graf’s outstanding Units will separate into the underlying shares of Common Stock and Public Warrants and New NKGen will not have Units traded following Closing of the Business Combination. It is a condition to the consummation of the Business Combination that the shares of Common Stock to be issued in the Business Combination be approved for listing on the NYSE, NYSE American or Nasdaq, as mutually determined by Graf and NKGen (the “Stock Exchange”), subject only to the receipt of official notice of issuance thereof, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Merger Agreement.
Graf will hold a special meeting of stockholders (the “Special Meeting”) to consider matters relating to the Business Combination. Graf cannot complete the Business Combination unless Graf Stockholders consent to the approval of the Merger Agreement and the transactions contemplated thereby. Graf is sending you this proxy statement/prospectus to ask you to vote in favor of these and the other matters described in this proxy statement/prospectus.
Unless adjourned, the Special Meeting of Graf Stockholders will be held at 10:00 a.m., New York City time, on August 30, 2023 at https://www.cstproxy.com/grafiv/sm2023. Graf has determined that the Special Meeting will be a virtual meeting conducted exclusively via live webcast. You will not be able to physically attend the Special Meeting. You or your proxyholder will be able to attend the virtual Special Meeting online, vote and view the list of stockholders entitled to vote at the Special Meeting by visiting https://www.cstproxy.com/grafiv/sm2023 and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus.
This proxy statement/prospectus provides you with detailed information about the Business Combination. It also contains or references information about Graf and New NKGen and certain related matters. You are encouraged to read this proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section starting on page 55 of this proxy statement/prospectus for a discussion of the risks you should consider in evaluating the Business Combination and how they may affect you.
If you have any questions or need assistance voting your Common Stock, please contact Morrow Sodali, our proxy solicitor, by email at GFOR.info@morrowsodali.com. Individuals may also call Morrow Sodali toll free at (800) 662-5200; banks and brokers can call (203)-658-9400. This notice of Special Meeting is and the proxy statement/prospectus relating to the Business Combination will be available at https://www.cstproxy.com/grafiv/sm2023.
Graf is an “emerging growth company” and “smaller reporting company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”) and has elected to comply with certain reduced public company reporting requirements. See “Summary of the Proxy Statement/Prospectus — Emerging Growth Company and Smaller Reporting Company.”

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the Special Meeting. We encourage you to carefully read this entire document. You should also carefully consider the risk factors described in the section titled “Risk Factors” beginning on page 56 of this proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE BUSINESS COMBINATION OR THE OTHER TRANSACTIONS CONTEMPLATED THEREBY, AS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
This proxy statement/prospectus is dated August 14, 2023 and is first being mailed to Graf Stockholders on or about August 14, 2023.

GRAF ACQUISITION CORP. IV
1790 Hughes Landing Blvd., Suite 400
The Woodlands, Texas 77380
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 30, 2023
TO THE STOCKHOLDERS OF GRAF ACQUISITION CORP. IV:
NOTICE IS HEREBY GIVEN that a special meeting (the “Special Meeting”) of the stockholders of Graf Acquisition Corp. IV, a Delaware corporation (“Graf”), will be held at 10:00 a.m., New York City time, on August 30, 2023 at https://www.cstproxy.com/grafiv/sm2023. You are cordially invited to attend the Special Meeting, which will be held for the following purposes:
1.   Proposal No. 1  —  The Business Combination Proposal — to consider and vote upon a proposal to approve the agreement and plan of merger, dated as of April 14, 2023 (as may be amended and/or restated from time to time, the “Merger Agreement”), by and among Graf, Austria Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Graf (“Merger Sub”) and NKGen Biotech Inc., a Delaware corporation (“NKGen”), and the transactions contemplated thereby, pursuant to which Merger Sub will merge with and into NKGen with NKGen surviving the merger as a wholly-owned subsidiary of Graf (the transactions contemplated by the Merger Agreement, the “Business Combination” and such proposal, the “Business Combination Proposal”);
2.   Proposal No. 2  —  The Binding Charter Proposal — to consider and vote upon a proposal to approve, assuming the other condition precedent proposals (as defined below) are approved and adopted, the proposed second amended and restated certificate of incorporation of Graf (the “Proposed Charter”), which will replace Graf’s amended and restated certificate of incorporation, dated May 20, 2021 (as may be amended from time to time, the “Current Charter”) and will be in effect upon the closing of the Business Combination (the “Closing”) (we refer to this proposal as the “Binding Charter Proposal”);
3.   Proposal No. 3  —  The Advisory Charter Proposals — to consider and vote upon separate proposals to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented in accordance with the requirements of the SEC as five separate sub-proposals (we refer to such proposals as the “Advisory Charter Proposals”):
(i)
Advisory Charter Proposal A:   a proposal to increase the authorized capital stock to 510,000,000 shares of capital stock, consisting of (a) 500,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”) of Graf following the Business Combination (“New NKGen”), and (b) 10,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”) of New NKGen;

(ii)
Advisory Charter Proposal B:   a proposal to eliminate various provisions applicable only to blank check companies, including business combination requirements;

(iii)
Advisory Charter Proposal C:   a proposal to require the vote of at least 66 2/3% in voting power of then outstanding shares of New NKGen capital stock to alter, amend or repeal the bylaws;

(iv)
Advisory Charter Proposal D:   a proposal to require the vote of at least 66 2/3% in voting power of then outstanding shares of New NKGen capital stock to remove a director; and

(v)
Advisory Charter Proposal E:   a proposal to require the vote of at least 66 2/3% in voting power of then outstanding shares of New NKGen capital stock to alter, amend or repeal certain provisions of the Proposed Charter;

4.   Proposal No. 4  —  The Stock Issuance Proposal — to consider and vote upon a proposal to approve, assuming the other condition precedent proposals are approved and adopted, for the purposes of complying with the applicable listing rules of the New York Stock Exchange, the issuance of (x) up to 15,890,256 shares of Common Stock pursuant to the terms of the Merger Agreement, (y) up to 2,500,000 shares of Common Stock pursuant to the terms of a backstop agreement Graf entered with the majority stockholder of NKGen in connection with the Business Combination (the “Backstop Agreement”) and

i

(z) additional shares of Common Stock pursuant to subscription agreements we may enter into prior to the Closing (we refer to this proposal as the “Stock Issuance Proposal”);
5.   Proposal No. 5  —  The Incentive Plan Proposal — to consider and vote upon a proposal to approve, assuming the other condition precedent proposals are approved and adopted, the 2023 Incentive Equity Plan (the “Incentive Equity Plan”), a copy of which is attached to this proxy statement/prospectus as Annex I, including the authorization of the initial share reserve under the Incentive Equity Plan (we refer to this proposal as the “Incentive Plan Proposal”);
6.   Proposal No. 6  —  The ESPP Proposal — to consider and vote upon a proposal to approve, assuming the other condition precedent proposals are approved and adopted, the 2023 Employee Stock Purchase Plan (the “ESPP”), a copy of which is attached to this proxy statement/prospectus as Annex J, including the authorization of the initial share reserve under the ESPP (we refer to this proposal as the “ESPP Proposal”);
7.   Proposal No. 7   —  The Director Election Proposal — to elect, assuming the Business Combination Proposal, the Binding Charter Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal and the ESPP Proposal (the “condition precedent proposals”) are approved and adopted, five directors to the New NKGen board of directors, effective immediately after the closing of the Business Combination (we refer to this proposal as the “Director Election Proposal”); and
8.   Proposal No. 8  —  The Adjournment Proposal — to consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the proposals by the stockholders of Graf (“Graf Stockholders”) or if Graf determines that additional time is necessary to consummate the Business Combination (we refer to this proposal as the “Adjournment Proposal”).
Only holders of record of shares of Common Stock at the close of business on August 7, 2023 (the “record date”) are entitled to notice of and to vote and have their votes counted at the Special Meeting and any further adjournments or postponements of the Special Meeting.
We will provide you with the proxy statement/prospectus and a proxy card in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournment of the Special Meeting. Whether or not you plan to attend the Special Meeting, we urge you to read, when available, the proxy statement/prospectus (and any documents incorporated into the proxy statement/prospectus by reference) carefully. Please pay particular attention to the section entitled “Risk Factors.”
After careful consideration, Graf’s Board has determined that each of the Business Combination Proposal, the Binding Charter Proposal, each of the Advisory Charter Proposals, the Stock Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Director Election Proposal and the Adjournment Proposal are in the best interests of Graf and the Graf Stockholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals and “FOR” each director nominee.
The existence of financial and personal interests of Graf’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of Graf and the Graf Stockholders and what they may believe is best for themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal —  Interests of Graf’s Directors and Officers in the Business Combination” in the proxy statement/prospectus for a further discussion.
Under the Merger Agreement, the approval of the condition precedent proposals presented at the Special Meeting is a condition to the consummation of the Business Combination. If the Graf Stockholders do not approve each of the condition precedent proposals, the Business Combination may not be consummated. Additionally, the Director Election Proposal is conditioned upon the approval of the condition precedent proposals. The Adjournment Proposal and the Advisory Charter Proposals are not conditioned on the approval of any other proposal.

In connection with our initial public offering (“IPO”), Graf Acquisition Partners IV LLC (the “Sponsor”) and the officers and directors of Graf (collectively, the “Graf Insiders”) entered into letter agreements pursuant to which they agreed to vote the shares of Common Stock purchased prior to our IPO (the “Founder Shares”), as well as any shares of Common Stock sold as part of the Units by us in our IPO (the “Public Shares”) purchased by them during or after our IPO, in favor of the Business Combination Proposal. Further, in connection with the signing of the Merger Agreement, the Graf Insiders holding all of the Founder Shares and Private Placement Warrants (as defined herein) entered into a Sponsor Support and Lockup Agreement, pursuant to which, among other things, such Graf Insiders agreed to vote all voting securities of Graf held by them in favor of the Business Combination Proposal and all other proposals being presented at the Special Meeting.
As of the date hereof, the Graf Insiders collectively own approximately 41.4% of our total outstanding Common Stock. Accordingly, in addition to the shares held by the Graf Insiders, Graf would need 889,763 Public Shares, or approximately 14.6% of the outstanding Public Shares currently held by public stockholders of Graf (the “Public Stockholders”) to be voted in favor of the Business Combination Proposal in order for it to be approved, assuming all outstanding shares are voted on such proposal. If only a minimum quorum of shares of Common Stock, consisting of a bare majority of outstanding shares of Common Stock, is present at the Special Meeting, Graf would not need any Public Shares to be voted in favor of the Business Combination Proposal in order for it to be approved (provided that consummation of the Business Combination is conditioned upon, among other things approval of the condition precedent proposals, compliance with the Acquiror Closing Cash Condition (as defined herein) and the requirement that Graf has net tangible assets of at least $5,000,001 immediately prior to or upon consummation of the Business Combination).
Pursuant to the Current Charter, Graf Stockholders holding Public Shares may request that Graf redeem all or a portion of its Public Shares for cash if the Business Combination is approved and consummated. As a Graf Stockholder holding Public Shares and assuming the Business Combination is approved and consummated, you will be entitled to receive cash for any Public Shares to be redeemed only if you:
(i)
(a) hold Public Shares or (b) hold Public Shares through Units and you elect to separate your Units into the underlying Public Shares and Public Warrants (as defined below) prior to exercising your redemption rights with respect to the Public Shares; and

(ii)
prior to 5:00 p.m., New York City time, on August 28, 2023 (which is two business days prior to the scheduled vote at the Special Meeting), (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to Continental Stock Transfer & Trust Company, Graf’s transfer agent (the “transfer agent”), that Graf redeem your Public Shares for cash and (b) deliver your Public Shares to the transfer agent, physically or electronically through Depository Trust Company (the “DTC”).

Holders of Units must elect to separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the Units into the underlying Public Shares and Public Warrants, or if a holder holds Units registered in its own name, the holder must contact the transfer agent, directly and instruct it to do so. Graf Stockholders holding Public Shares may elect to redeem all or a portion of their Public Shares even if they vote for the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If the Business Combination is approved and consummated and a Graf Stockholder holding Public Shares properly exercises its right to redeem its Public Shares and timely delivers its shares to the transfer agent, we will redeem each Public Share for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account established in connection with our IPO (the “Trust Account”), calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable, excluding any Excise Tax that may be imposed on Graf), divided by the number of then issued and outstanding Public Shares. For illustrative purposes, based on the cash held in the Trust Account on August 1, 2023 of approximately $63.8 million, the estimated per share redemption price, adjusted for allowable taxes payable, would have been approximately $10.36 per Public Share. The per-share redemption amount payable from the Trust Account to Graf Stockholders who hold Public Shares in connection with a redemption will not be reduced by any Excise Tax (as defined below) imposed on Graf. Prior to exercising redemption rights, a Graf Stockholder should verify the market price of the Common Stock as they may receive higher proceeds from the sale of their Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Graf cannot assure Graf Stockholders that they will be able to sell their Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Graf’s securities when Graf Stockholders wish to sell their shares. If a Graf Stockholder holding Public Shares exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. Any request to redeem Public Shares, once made, may be withdrawn at any time until the deadline for submitting redemption requests and thereafter, with Graf’s consent, until the Closing. If a Graf Stockholder holding Public Share delivers its shares in connection with an election to redeem and subsequently decides prior to the deadline for submitting redemption requests not to elect to exercise such rights, it may simply request that Graf instruct the transfer agent to return the shares (physically or electronically). The Graf Stockholder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus. See “The Special Meeting  —  Redemption Rights” in the proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.
Notwithstanding the foregoing, a Graf Stockholder who holds Public Shares, together with any affiliate of such Graf Stockholder or any other person with whom such Graf Stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 20% of the Public Shares. Accordingly, if a Graf Stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the Public Shares, then any such shares in excess of that 20% limit would not be redeemed for cash.
All Graf Stockholders are cordially invited to attend the Special Meeting which will be held in virtual format. You will not be able to physically attend the Special Meeting. To ensure your representation at the Special Meeting, however, you are urged to complete, sign, date and return the proxy card accompanying the proxy statement/prospectus as soon as possible. If you are a Graf Stockholder, you may also cast your vote at the Special Meeting electronically by visiting https://www.cstproxy.com/grafiv/sm2023. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Special Meeting and vote electronically, obtain a proxy from your broker or bank. The Binding Charter Proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock. Accordingly, if you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as a vote “AGAINST” the Binding Charter Proposal. Because approval of the other proposals only require a majority of the votes cast, other than the Director Election Proposal, which requires a plurality of the votes cast, assuming a quorum is established at the Special Meeting, if you do not vote or do not instruct your broker or bank how to vote, it will have no effect on these other proposals because such action would not count as a vote cast at the Special Meeting.
Your vote is important regardless of the number of shares you own. Whether you plan to attend the Special Meeting or not, please sign, date and return the proxy card accompanying the proxy statement/prospectus as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
If you have any questions or need assistance voting your Common Stock, please contact Morrow Sodali, our proxy solicitor, by email at GFOR.info@morrowsodali.com. Individuals may also call Morrow Sodali toll free at (800) 662-5200; banks and brokers can call (203)-658-9400. This notice of Special Meeting is and the proxy statement/prospectus relating to the Business Combination will be available at https://www.cstproxy.com/grafiv/sm2023.
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors,

/s/ James A. Graf

James A. Graf, Chief Executive Officer
August 14, 2023
IF YOU RETURN YOUR SIGNED, DATED PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS AND FOR EACH OF THE DIRECTOR NOMINEES.
ALL GRAF STOCKHOLDERS HOLDING PUBLIC SHARES HAVE THE RIGHT TO HAVE THEIR PUBLIC SHARES REDEEMED FOR CASH IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION. PUBLIC STOCKHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL, TO VOTE ON THE BUSINESS COMBINATION PROPOSAL AT ALL, OR TO BE HOLDERS OF RECORD ON THE RECORD DATE IN ORDER TO HAVE THEIR SHARES REDEEMED FOR CASH. THIS MEANS THAT ANY PUBLIC STOCKHOLDER HOLDING PUBLIC SHARES MAY EXERCISE REDEMPTION RIGHTS REGARDLESS OF WHETHER THEY ARE EVEN ENTITLED TO VOTE ON THE BUSINESS COMBINATION PROPOSAL.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (I) IF YOU HOLD SHARES OF COMMON STOCK THROUGH UNITS, ELECT TO SEPARATE YOUR UNITS INTO THE UNDERLYING SHARES OF COMMON STOCK AND PUBLIC WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (II) SUBMIT A WRITTEN REQUEST, INCLUDING THE LEGAL NAME, PHONE NUMBER AND ADDRESS OF THE BENEFICIAL OWNER OF THE SHARES FOR WHICH REDEMPTION IS REQUESTED, TO THE TRANSFER AGENT THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH AND (III) DELIVER YOUR SHARES OF COMMON STOCK TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE SPECIAL MEETING  —  REDEMPTION RIGHTS” IN THIS PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

v

ABOUT THIS DOCUMENT
This document, which forms part of a registration statement on Form S-4 filed with the SEC by Graf, constitutes a prospectus of Graf under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Common Stock to be issued to NKGen’s equity holders under the Merger Agreement. This document also constitutes a proxy statement of Graf under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to Graf Stockholders nor the issuance by Graf of its Common Stock in connection with the Business Combination will create any implication to the contrary.
Information contained in this proxy statement/prospectus regarding Graf has been provided by Graf and information contained in this proxy statement/prospectus regarding NKGen has been provided by NKGen.
This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

MARKET AND INDUSTRY DATA
This proxy statement/prospectus contains information concerning the market and industry in which NKGen conducts its business. This proxy statement/prospectus includes market and industry data and forecasts that NKGen has derived from publicly available information, various industry publications, other published industry sources and internal data and estimates. Industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable. Internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which NKGen operates and NKGen’s and NKGen’s management’s understanding of industry conditions.
Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under the section of this proxy statement/prospectus entitled “Risk Factors” Any estimates underlying such market-derived information and other factors could cause actual results to differ materially from those expressed in any forecasts or estimates.
TRADEMARKS
This document contains references to trademarks, trade names and service marks belonging to NKGen or to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about Graf from other documents that are not included in or delivered with this proxy statement/prospectus. The descriptions in this proxy statement/prospectus of the provisions of documents filed as exhibits to the registration statement are only summaries of those documents. The full documents are available for you to review through the SEC’s website at www.sec.gov. You can also obtain copies of this proxy statement/prospectus or of the documents incorporated by reference therein, free of charge by requesting them in writing or by telephone at the following address and telephone number:
Graf Acquisition Corp. IV
1790 Hughes Landing Blvd., Suite 400
The Woodlands, TX 77380
Telephone: (713) 489-1772
Attention: Secretary
or
Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Tel: (800) 662-5200 (toll-free) or
(203) 658-9400 (banks and brokers can call collect)
Email: GFOR.info@investor.morrowsodali.com
To obtain timely delivery, Graf Stockholders must request the materials no later than five business days prior to the Special Meeting, or no later than August 23, 2023.
You also may obtain additional proxy cards and other information related to the proxy solicitation by contacting the appropriate contact listed above. You will not be charged for any of these documents that you request.
For a more detailed description of the information incorporated by reference in this proxy statement/prospectus and how you may obtain it, see the section titled “Where You Can Find More Information.”

CERTAIN DEFINED TERMS
Unless otherwise stated or unless the context otherwise requires, the term “Graf” refers to Graf Acquisition Corp. IV and the terms “New NKGen,” “combined company” and “post-combination company” refer to NKGen Biotech, Inc. (f/k/a Graf Acquisition Corp. IV as of immediately following the consummation of the Business Combination) and its subsidiaries following the consummation of the Business Combination. The terms “we”, “us”, and “our” refer to Graf and/or New NKGen, as applicable, prior and/or following the consummation of the Business Combination.
In this document:
“2023 NKMAX Loan Agreements” means loan agreements NKGen entered with NKMAX from January through April 2023 for aggregate gross proceeds of $5.0 million.
“A&R Registration Rights Agreement” means the certain A&R Registration Rights Agreement to be entered into, in connection with the Closing, between New NKGen, certain former NKGen Stockholders, including NKMAX, and Graf Insiders, pursuant to which New NKGen will agree to register for resale.
“Acquiror Closing Cash Amount” means, prior to giving effect to the payment of any transaction expenses, liability or other amounts incurred or payable by NKGen but after giving effect to the payment of any outstanding transaction expenses, liability or other amounts incurred or payable by Graf (the “Outstanding Acquiror Expenses”) in connection with the Business Combination and the Extensions, the sum of (A) the Closing Trust Account Amount, (B) the PIPE Financing Amount, and (C) the Backstop Amount.
“Acquiror Closing Cash Condition” means the condition to Closing provided in the Merger Agreement, requiring Graf to have an Acquiror Closing Cash Amount of at least $50 million at the Closing.
“Acquiror Sale” means any transaction or series of related transactions that results any third-party purchaser acquiring more than 50% of the then issued and outstanding shares of Common Stock or the combined voting power of the then-outstanding shares of Common Stock or in the event that there is any sale, transfer, or other disposition to a third-party purchaser of all or substantially all of the assets of New NKGen.
“Acquiror Sale Price” means the price per share of Common Stock paid or payable to holders of Common Stock in an Acquiror Sale.
“Advisory Charter Proposals” means the proposals to approve, on a non-binding advisory basis and as required by applicable SEC guidance, certain material differences between the Current Charter and the Proposed Charter.
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise (but excluding, with respect to NKGen, any portfolio companies of venture capital or investment funds that are, or otherwise affiliated with, any stockholder of NKGen, which portfolio companies may otherwise be deemed to be “under common control with” NKGen).
“Anti-Corruption Laws” means any applicable laws relating to anti-bribery or anti-corruption (governmental or commercial), including laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time and all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.
“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended and all other applicable laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition in any applicable jurisdiction.
“Backstop Agreement” means that certain Backstop Agreement, dated as of April 14, 2023, between Graf and NKMAX, pursuant to which, subject to the terms and limitations contained therein and contingent upon the Closing, at a purchase price of the lower of $10.00 per share or the lowest price per share paid by any such other subscriber pursuant to a subscription agreement (the “Per Share Purchase Price”), NKMAX has committed to purchase shares of Common Stock in an aggregate amount not to exceed $25 million without the consent of NKMAX (the aggregate amount purchased, the “Backstop Amount”).
“Backstop Cash Commitment Amount” means an amount equal to the product of $60 million less the sum of (i) the Closing Trust Account Amount and (ii) the PIPE Financing Amount.
“Backstop Shares” means the Mandatory Backstop Shares together with the Optional Backstop Shares.
“Binding Charter Proposal” means the proposal to approve, assuming the other condition precedent proposals are approved and adopted, the Proposed Charter, which will replace the Current Charter and will be in effect upon the Closing.
“Business Combination” means the transactions contemplated by the Merger Agreement.
“Business Combination Proposal” means the proposal to adopt the Merger Agreement and approve the Business Combination.
“business day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Los Angeles, California are authorized or required by law to close.
“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, Pub. L. 116-136 and any amendment thereof, or administrative or other guidance or legislation published with respect thereto by any governmental authority.
“Certificate of Merger” means the certificate of merger between Merger Sub and NKGen.
“Closing” means the closing of the Business Combination.
“Closing Date” means the closing date of the Business Combination.
“Closing Trust Account Amount” the amount of cash available in the Trust Account at Closing (i) after deducting the aggregate amount payable with respect to the redemption of Public Shares and any expected excise tax (the “Excise Tax”) under Section 4501 of the Internal Revenue Code of 1986, as amended (the “Code”) (as amended by the Inflation Reduction Act of 2022, H.R. 5376) incurred by Graf in connection with such redemptions in the relevant taxable year and (ii) after giving effect to the redemption of Public Shares.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” means the Graf common stock, par value $0.0001 per share, or the New NKGen Common Stock following the Closing.
“condition precedent proposals” means the Business Combination Proposal, the Binding Charter Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal and the ESPP Proposal.
“Current Charter” means the amended and restated certificate of incorporation of Graf, filed with the Secretary of State of the State of Delaware on May 20, 2021 and amended on May 22, 2023, as may be further amended from time to time.
“Deferred Founder Shares” means the 2,947,262 shares of Common Stock held by the Sponsor, which are subject to certain vesting schedule under the Sponsor Support and Lockup Agreement.
“Director Election Proposal” means a proposal to elect, assuming the condition precedent proposals are approved and adopted, five directors to the New NKGen Board, effective immediately after the closing of the Business Combination.
“DGCL” means the General Corporation Law of the State of Delaware.
“DTC” means The Depository Trust Company.
“Effective Time” means the time at which the Merger becomes effective.

“Environmental Laws” means any and all applicable laws relating to pollution, the environment (including natural resources), waste, emissions, the protection of human health or safety, or hazardous materials and including any applicable laws requiring the registration, testing, evaluation, classification or labelling of, or which prohibit or restrict in commerce, any chemical or other substance or material.
“Equity Value” means the sum of (i) $145 million plus (ii) the aggregate amount of principal and accrued interest underlying NKGen Convertible Notes that are converted into shares of NKGen common stock as of immediately prior to the Effective Time pursuant to the Merger Agreement.
“ESPP” means the New NKGen 2023 Employee Stock Purchase Plan, a copy of which is attached to this Registration Statement as Annex J.
“ESPP Proposal” means the proposal to approve, assuming the other condition precedent proposals are approved and adopted, the ESPP, including the authorization of the initial share reserve under the ESPP.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Ratio” means a number equal to the quotient of (a) the Equity Value divided by (b) $10.00 divided by (c) the Fully Diluted NKGen common stock.
“Extensions” means the First Extension together with the Second Extension.
“Extension Approval” means the approval of the First Extension, or the Second Extension, as applicable, by the Graf Stockholders at Graf’s Extension Meeting.
“Extension Meeting” means a meeting of the Graf Stockholders to consider the adoption and approval of the Extensions.
“FASB” means the Financial Accounting Standards Board.
“FDA” means the United States Food and Drug Administration.
“FDCA” means the United States Food, Drug and Cosmetic Act of 1938.
“First Early Release Event” means, with respect to a lock-up period beginning on the Closing Date, the earliest of (i) 12 months after the Closing and (ii) the VWAP of the Common Stock equals or exceeds $14.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days in a 30 consecutive trading day period starting after 180 days following the Closing.
“First Extension” means the amendment of the first amended and restated certificate of incorporation of Graf, to extend the date by which Graf must consummate an initial business combination from May 25, 2023 to September 29, 2023. The First Extension has been approved by Graf Stockholders during an Extension Meeting held on May 22, 2023 (the “First Extension Meeting”).
“First Extension Meeting” means the Extension Meeting held on May 22, 2023, during which the Graf Stockholders approved the First Extension.
“First Triggering Event” means any time during the Vesting Period when the VWAP of the Common Stock equals or exceeds $14.00 per share for any 20 trading days in a 30 consecutive trading day period, at which time 1,473,631 Deferred Founder Shares will vest, pursuant to the Sponsor Support and Lockup Agreement.
“Founder Shares” means the aggregate 4,312,500 shares of Common Stock issued to Graf Acquisition Partners LLC (“Graf LLC”) prior to Graf’s IPO. All of such shares were later transferred from Graf LLC to the Sponsor, and a certain amount of such shares were further transferred from Sponsor to Graf’s independent directors. After the IPO underwriters’ partial exercise of their over-allotment option, an aggregate of 22,125 Founder Shares were forfeited, resulting in 4,290,375 Founder Shares outstanding.
“Fully Diluted NKGen common stock” means, without duplication, the sum of (A) the aggregate number of shares of NKGen common stock outstanding as of immediately prior to the Effective Time, including shares of NKGen common stock issued as a result of the conversion of NKGen Convertible Notes into NKGen common stock as of immediately prior to the Effective Time, other than shares of NKGen common stock held in the treasury of NKGen, plus (B) to the extent not included in clause (A), shares of NKGen common stock underlying or issuable upon conversion of NKGen Convertible Notes, plus (C) the aggregate number of shares of NKGen common stock subject to vested NKGen Options outstanding as of immediately prior to the Effective Time, plus (D) to the extent not included in the foregoing clauses (A) through (C) and to the extent (i) such shares of NKGen common stock are not subject to unvested NKGen Options and (ii) are not Backstop Shares or shares that are subject to or issuable pursuant to the PIPE Financing Amount, the aggregate number of shares of NKGen common stock subject to any other securities issued by NKGen that are converted or exercisable into, or exchangeable for, directly or indirectly, NKGen common stock or Common Stock, if any.
“GAAP” means generally accepted accounting principles in the United States of America.
“Graf” means Graf Acquisition Corp. IV, a Delaware corporation (which, after the Closing, will be known as NKGen Biotech, Inc.).
“Graf Board” means the board of directors of Graf.
“Graf Board Recommendation” means Graf’s recommendation to Graf Stockholders that they approve the Proposals.
“Graf Change in Recommendation” means any change, withdrawal, withholding, qualification or modification, or public proposal to change, withdraw, withhold, qualify or modify, the Graf Board Recommendation.
“Graf Insiders” means the Sponsor and the directors and officers of Graf.
“Graf LLC” means Graf Acquisition Partners LLC.
“Graf Organizational Documents” means the Certificate of Incorporation and Graf’s bylaws, in each case as may be amended from time to time in accordance with the terms of the Merger Agreement.
“Graf Stockholders” means the holders of Common Stock.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Incentive Plan” means the New NKGen 2023 Incentive Equity Plan, a copy of which is attached to this Registration Statement as Annex I.
“Incentive Plan Proposal” means the proposal to approve, assuming the other condition precedent proposals are approved and adopted, the Incentive Plan, including the authorization of the share reserve under the Incentive Plan.
“Information Statement” means an information statement regarding the transactions contemplated by the Merger Agreement to be prepared and delivered by NKGen to each NKGen Stockholder, which shall include the notice required by Sections 228(e) (if applicable) and 262 of the DGCL, as reasonably practicable (and in any event within five (5) business days) after this Registration Statement is declared effective under the Securities Act.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“IPO” means Graf’s initial public offering, consummated on May 25, 2021, through the sale of 17,161,500 Units at $10.00 per Unit.
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.
“JPM” means J.P. Morgan Securities LLC, one of the representatives of the underwriters of Graf’s IPO.
“Listing Application” means the listing application covering all shares of Graf Common Stock issuable in accordance with the Merger Agreement.
“Lockup Agreement” means the certain lockup agreement to be entered into, in connection with the Closing, between Graf, the Sponsor, NKGen Stockholders holding 5% or more of the shares of NKGen common stock on a fully-diluted basis as of the date of the Merger Agreement, including NKMAX, and each director and officer of NKGen that holds equity securities of NKGen prior to the Closing, pursuant to which the Sponsor and NKGen Stockholders agreed not to transfer (except for certain permitted transfers) the Lockup Shares for a period of 180 days after the Closing, subject to certain conditions.
“Lockup Shares” means the shares of Common Stock held by NKGen Stockholders subject to the Lockup Agreement immediately following the Closing together with the shares of Common Stock issuable to such persons upon the settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the Closing.
“Mandatory Backstop Amount” means the Backstop Cash Commitment Amount divided by the Per Share Purchase Price.
“Maximum Redemption Scenario” means a redemption scenario at which the maximum number of Public Shares are redeemed that would permit completion of the Business Combination in accordance with the terms of the Merger Agreement, including compliance with the Acquiror Closing Cash Condition and assuming the maximum Backstop Cash Commitment Amount.
“Merger” means the merger of Merger Sub with and into NKGen, pursuant to which NKGen will survive the merger as a wholly-owned subsidiary of Graf.
“Merger Agreement” means that Agreement and Plan of Merger, dated as of April 14, 2023, by and among Graf, Merger Sub and NKGen.
“Merger Consideration” means the aggregate number of shares of Common Stock that Graf has agreed to issue to the equity holders of NKGen (other than holders of NKGen Options), valued at $10.00 per share, equal to the product of the number of outstanding shares of NKGen common stock at the Closing, multiplied by the Exchange Ratio.
“Merger Sub” means Austria Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Graf.
“Morrow” means Morrow Sodali, proxy solicitor to Graf.
“Nasdaq” means the Nasdaq Stock Market LLC.
“New NKGen” means the Delaware corporation which, prior to consummation of the Business Combination, was known as Graf Acquisition Corp. IV.
“New NKGen Board” means the board of directors of New NKGen.
“New NKGen Bylaws” means the proposed amended and restated bylaws to be adopted by Graf immediately prior to and subject to, the Closing (and which at and after the Closing will operate as the amended and restated bylaws of New NKGen), a copy of which is attached as Annex C to this Registration Statement.
“New NKGen Common Stock” mean the shares of common stock, par value $0.0001 per share, of New NKGen.
“New NKGen Management” means the management of New NKGen following the consummation of the Business Combination.
“New NKGen Options” means options to acquire New NKGen Common Stock.
“NKGen” means NKGen Biotech, Inc. and its subsidiaries prior to the consummation of the Business Combination, which will change its name to “NKGen Operating Biotech, Inc.” upon the Closing.
“NKGen Board” means the board of directors of NKGen.
“NKGen common stock” means an issued and outstanding share of common stock, par value $0.0001 per share, of NKGen.

“NKGen Convertible Notes” means convertible promissory notes of NKGen that are converted into shares of NKGen common stock as of immediately prior to the Effective Time.
“NKGen Options” means unvested NKGen options to purchase shares of common stock of NKGen.
“NKGen Stockholder” means each holder of NKGen common stock.
“NKGen Support Agreement” means the support agreement entered by certain holders of shares of NKGen capital stock on April 14, 2023, pursuant to which, among other things, such holders agreed to vote in favor of the adoption of the Merger Agreement and any other matters necessary or reasonably requested by Graf or NKGen for consummation of the Business Combination.
“NKMAX” means NKMAX Co., Ltd., the majority stockholder of NKGen, a company formed under the laws of the Republic of Korea.
“NYSE” means the New York Stock Exchange.
“NYSE American” means NYSE American LLC.
“Optional Backstop Shares” additional shares of Common Stock that NKMAX may purchase at its option pursuant to the Backstop Agreement.
“Outside Date” means the Termination Date as such date may be extended to match the date of the Second Extension.
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.
“PIPE Financing Amount” means the aggregate amount received by NKGen, Graf or any of its subsidiaries pursuant to any PIPE investment that they may raise before Closing.
“Private Placement Warrants” means the 4,721,533 Warrants purchased by our Sponsor concurrently with our IPO, each of which is exercisable for one share of Common Stock.
“Proposals” means the Business Combination Proposal, the Binding Charter Proposal, the Advisory Charter Proposals, the Stock Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Director Election Proposal and the Adjournment Proposal.
“Proposed Charter” means the proposed second amended and restated certificate of incorporation to be adopted by Graf pursuant to the Binding Charter Proposal immediately prior to the Closing (and which at and after the Closing will operate as the second amended and restated certificate of incorporation of New NKGen), a copy of which is attached as Annex B to this Registration Statement.
“Public Shares” means shares of Common Stock included in the Units issued in the IPO.
“Public Stockholders” means the public stockholders who hold Public Shares. For avoidance of doubt, the reference to Public Stockholders does not include any Graf Insiders who may hold Public Shares.
“Public Warrants” means the Warrants included in the Units issued in the IPO.
“Redeeming Stockholder” means a Graf Stockholder who demands that Graf redeem its Graf Common Stock for cash in connection with the transactions contemplated hereby and in accordance with the Graf Organizational Documents.
“Redemption” means the redemption of any shares of Graf Common Stock in connection with the Closing or the Extensions.
“Registration Statement” means this Registration Statement on Form S-4 in connection with the Business Combination.
“SEC” means the U.S. Securities and Exchange Commission.

“Second Early Release Event” means, with respect to a lock-up period beginning the Closing Date, the earliest of (i) 24 months after the Closing and (ii) the VWAP of the Common Stock equals or exceeds $14.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days in a 30 consecutive trading day period starting after 12 months following the Closing.
“Second Extension” means to extend the date by which Graf must consummate an initial business combination to November 29, 2023, if the Business Combination is not consummated by September 29, 2023.
“Second Triggering Event” means any time during the Vesting Period when the VWAP of the Common Stock equals or exceeds $16.00 per share for any 20 trading days in a 30 consecutive trading day period during the Vesting Period, at which time 1,473,631 Deferred Founder Shares will vest, pursuant to the Sponsor Support and Lockup Agreement.
“Securities Act” means the Securities Act of 1933.
“Special Meeting” means the special meeting of Graf Stockholders to consider matters relating to the Business Combination.
“Sponsor” means Graf Acquisition Partners IV LLC, a Delaware limited liability company.
“Sponsor Support and Lockup Agreement” means that certain Sponsor Support and Lockup Agreement, dated as of April 14, 2023, among the Graf Insiders holding all of the Founder Shares and Private Placement Warrants, Graf and NKGen, pursuant to which such Graf Insiders agreed to vote equity securities of Graf owned by them in favor of the Business Combination and the Sponsor agreed to subject certain Deferred Founder Shares to vest following Closing as provided for by the First Triggering Event and the Second Triggering Event.
“Stock Exchange” means NYSE, NYSE American, or Nasdaq, as mutually determined by Graf and NKGen to list New NKGen Common Stock and New NKGen Warrants. As of the date of this proxy statement/prospectus, Graf and NKGen intend to apply to list the New NKGen Common Stock and New NKGen Warrants on Nasdaq upon the Closing.
“Stock Exchange Approval Condition” means the condition to Closing provided in the Merger Agreement, requiring the shares of Common Stock to be issued in connection with the Business Combination being approved for listing on the Stock Exchange, subject only to official notice of issuance thereof.
“Termination Date” means September 29, 2023 or any extended period of time that Graf may have to consummate an initial business combination as a result of an amendment to the Current Charter.
“transfer agent” means Continental Stock Transfer & Trust Company.
“Trust Account” means the Trust Account of Graf that holds the proceeds from Graf’s IPO and the private placement of the Private Placement Warrants.
“Trust Agreement” mean that certain Investment Management Trust Agreement, dated as of May 20, 2021, between Graf and the Trustee.
“Trustee” means Continental Stock Transfer & Trust Company.
“Units” means the units of Graf, each consisting of one share of Common Stock and one-fifth (1/5th) of one Warrant of Graf.
“Vesting Period” means the period beginning from the Closing Date until the fifth anniversary of the Closing Date.
“VWAP” means the volume weighted average price of the Common Stock as reported on the national security exchange on which the shares of Common Stock are then listed.
“warrant agreement” means that certain warrant agreement, dated as of May 20, 2021, between Graf and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent.
“Warrants” means the warrants of Graf, or of New NKGen following the Closing, each whole warrant exercisable for one share of Common Stock, in accordance with its terms and includes the Public Warrants and the Private Placement Warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus includes forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of Graf and NKGen. These statements are based on the beliefs and assumptions of the management of Graf and NKGen. Although Graf and NKGen believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither Graf nor NKGen can assure you that any of them will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes”, “estimates”, “expects”, “projects”, “forecasts”, “may”, “will”, “should”, “seeks”, “plans”, “scheduled”, “anticipates” or “intends” or similar expressions. These forward-looking statements are not guarantees of future performance, conditions or results and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the control of the parties, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include:
•
our ability to complete the Business Combination or, if we do not consummate such Business Combination, any other initial business combination;

•
our ability to meet the Closing conditions to the Business Combination, including approval by stockholders of Graf and NKGen and satisfaction of the Acquiror Closing Cash Condition;

•
the ability of Graf, NKGen or New NKGen to realize the benefits expected from the Business Combination;

•
the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•
the outcome of any legal proceedings that may be instituted against Graf, NKGen or New NKGen following announcement of the proposed Business Combination and transactions contemplated thereby;

•
the inability to complete the Business Combination due to the failure to obtain approval of the Graf Stockholders or to satisfy other conditions to the Closing in the Merger Agreement;

•
the ability to obtain or maintain the listing of the Common Stock and Warrants on the Stock Exchange in connection with the Closing;

•
the risk that the proposed Business Combination disrupts current plans and operations of NKGen as a result of the announcement and consummation of the transactions described herein;

•
costs related to the Business Combination;

•
changes in applicable laws or regulations;

•
the effects of competition on New NKGen’s future business;

•
New NKGen’s expansion into new products, services, technologies or geographic regions;

•
the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities and to continue as a going concern;

•
the risk of downturns and the possibility of rapid change in the highly competitive industry in which NKGen and New NKGen operate;

•
the risk that NKGen, New NKGen and their current and future collaborators are unable to successfully develop, seek marketing approval for, and commercialize NKGen’s and New NKGen’s products or services, or experience significant delays in doing so;

•
the risk that New NKGen may never achieve or sustain profitability;

•
the risk that New NKGen will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all;

•
the risk that New NKGen experiences difficulties in managing its growth and expanding operations;

•
the risk that NKGen and New NKGen are unable to secure or protect its intellectual property;

•
the risk that estimated growth of the industry does not occur, or does not occur at the rates or timing NKGen has assumed based on third-party estimates and its own internal analyses;

•
the possibility that Graf, NKGen or New NKGen may be adversely affected by other economic, business, and/or competitive factors;

•
the potential liquidity and trading of our public securities after the consummation of the Business Combination;

•
expectations for the timing and results from pre-clinical trials, clinical trials, and regulatory approval applications, including investigational new drug (“IND”) applications;

•
the size of the addressable markets for New NKGen’s product candidates; and

•
other factors detailed under the section entitled “Risk Factors.”

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this proxy statement/prospectus are more fully described under the heading “Risk Factors” and elsewhere in this proxy statement/prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this proxy statement/prospectus describe additional factors that could adversely affect the business, financial condition or results of operations of Graf and NKGen prior to the Business Combination and New NKGen following the Business Combination. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can Graf or NKGen assess the impact of all such risk factors on the business of Graf and NKGen prior to the Business Combination and New NKGen following the Business Combination, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements attributable to Graf or NKGen or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. Graf and NKGen prior to the Business Combination and New NKGen following the Business Combination, undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION
AND THE SPECIAL MEETING
The following are answers to certain questions that you may have regarding the Business Combination and the Special Meeting. Graf urges you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to and the documents incorporated by reference in, this proxy statement/prospectus.
Q:
Why am I receiving this proxy statement/prospectus?

A:
Graf is proposing to consummate the Business Combination with NKGen. Graf, Merger Sub and NKGen have entered into the Merger Agreement, the terms of which are described in this proxy statement/prospectus. A copy of the Merger Agreement is attached hereto as Annex A. Graf urges all Graf Stockholders to read the Merger Agreement in its entirety.

The Merger Agreement must be adopted by the Graf Stockholders in accordance with the DGCL and Graf’s Current Charter. Graf is holding a Special Meeting to obtain that approval. Graf Stockholders will also be asked to vote on certain other matters described in this proxy statement/prospectus at the Special Meeting and to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to adopt the Merger Agreement and thereby approve the Business Combination.
THE VOTE OF GRAF STOCKHOLDERS IS IMPORTANT. GRAF STOCKHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS AND CAREFULLY CONSIDERING EACH OF THE PROPOSALS BEING PRESENTED AT THE MEETING.
Q:
Why is Graf proposing the Business Combination?

A:
Graf was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more operating businesses.

Based on its due diligence investigations of NKGen and the markets in which NKGen operates, including the financial and other information provided by NKGen in the course of Graf’s due diligence investigations, the Graf Board believes that the Business Combination with Graf is in the best interests of Graf and Graf Stockholders and presents an opportunity to increase stockholder value. However, there can be no assurances of this.
Although the Graf Board believes that the Business Combination with NKGen presents a unique business combination opportunity and is in the best interests of Graf and Graf Stockholders, the board of directors did consider certain potentially material negative factors in arriving at that conclusion. See “The Business Combination Proposal — The Graf Board’s Reasons for the Approval of the Business Combination” for a discussion of the factors considered by the Graf Board in making its decision.
Q:
What is NKGen?

A:
NKGen is a biotechnology company developing cell therapies for neurodegenerative and oncological diseases, based on activated natural killer (“NK”) cells. NKGen’s product candidates are based on our proprietary manufacturing and cryopreservation processes which produce SuperNK™ (“SNK”) cells that have increased activity as compared to the starting population of NK cells, based on the results of in vitro experiments performed by NKMAX, as defined by parameters such as cytotoxicity, cytokine production and activating receptor expression. The results of these in vitro experiments show significant increases with p values below 0.05 from three donors. No statistical analyses were performed in a larger population of donors. Accordingly, we cannot guarantee that the results for every donor would have been statistically significant in a larger population. See the sections of this proxy statement/prospectus titled “Business of NKGen — Background on NK or Natural Killer Cells — The NKGen Manufacturing Process — Activity” and “Business of NKGen — Background on NK or Natural Killer Cells — Molecular Characteristics of SNK01” for additional details. SNK cells can be produced in large quantities and cryopreserved while maintaining their cytotoxicity and activating receptor expression after thawing and reconstitution. NKGen believes that SNK cells have the potential to deliver transformational benefits to patients with neurodegenerative or oncological diseases.
Q:
What are the conditions to completion of the Business Combination?

A:
Conditions to the obligation of Graf and NKGen to consummate the Business Combination pursuant to the Merger Agreement, subject to written waiver of NKGen and Graf, include, among others: (i) the absence of any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the Merger, (ii) approval by Graf Stockholders and NKGen Stockholders of the Merger Agreement, the Business Combination and certain other actions related thereto, (iii) that Graf has not received valid redemption requests (that have not subsequently been withdrawn) from holders of the Public Shares in an amount that would cause Graf not to have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act), (iv) effectiveness of this Registration Statement and the absence of any stop order suspending the effectiveness of this Registration Statement and no proceedings for that purpose are outstanding or threatened by the SEC and not withdrawn, (v) the shares of Common Stock to be issued in connection with the Business Combination having been approved for listing on the Stock Exchange, subject only to official notice of issuance thereof, (vi) Graf has obtained its stockholder approval to the Extensions, as applicable, (vii) that there shall be a directors and officers liability insurance policy(ies) obtained and fully paid for New NKGen applicable after the Closing, (viii) the accuracy of the representations and warranties, measured by a material adverse effect standard and the performance of the covenants and agreements, of Graf and NKGen, respectively, subject to customary materiality qualifications, (ix) the absence of a material adverse event with respect to Graf or NKGen that is continuing and (x) the delivery of customary closing certificates by officers of Graf and NKGen.

Additional conditions to NKGen’s obligations to consummate the Business Combination pursuant to the Merger Agreement include, subject to written waiver by NKGen, among other things: (i) the Acquiror Closing Cash Condition being met, (ii) adoption of the Proposed Charter and (iii) certain directors and officers of Graf, as Graf and NKGen will mutually agree on prior to the Closing pursuant to the Merger Agreement, shall have resigned, effective as of the Closing. An additional condition to Graf’s obligation to consummate the Business Combination pursuant to the Merger Agreement, subject to written waiver by Graf, includes receipt of certain mortgage release documents.
Q:
When and where will the Special Meeting take place?

A:
The Special Meeting will be held virtually on August 30, 2023, at 10:00 a.m., New York City time.

The Graf Board determined that the Special Meeting will be a virtual meeting conducted exclusively via live webcast. You will be able to attend the Special Meeting online, vote, view the list of Graf Stockholders entitled to vote at the Special Meeting and submit your questions during the Special Meeting by visiting https://www.cstproxy.com/grafiv/sm2023. To participate in the virtual meeting, you will need a 12-digit control number assigned to you by Continental Stock Transfer & Trust Company. The meeting webcast will begin promptly at 10:00 a.m., New York City time. We encourage you to access the meeting prior to the start time and you should allow ample time for the check-in procedures. Because the Special Meeting will be a completely virtual meeting, there will be no physical location for Graf Stockholders to attend.
Beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the Special Meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the Special Meeting. Beneficial stockholders should contact Continental Stock Transfer & Trust Company at least five business days prior to the meeting date in order to ensure access.

Q:
What matters will be considered at the Special Meeting?

A:
The Graf Stockholders will be asked to consider and vote on the following proposals:

•
The Business Combination Proposal — a proposal to adopt the Merger Agreement and approve the Business Combination;

•
The Binding Charter Proposal — a proposal to approve, assuming the other condition precedent proposals are approved and adopted, the Proposed Charter, which will replace the Current Charter and will be in effect upon the Closing;

•
The Advisory Charter Proposals — a series of proposals to approve, on a non-binding advisory basis and as required by applicable SEC guidance, certain material differences between the Current Charter and the Proposed Charter;

•
The Stock Issuance Proposal — a proposal to approve, assuming the other condition precedent proposals are approved and adopted, for the purposes of complying with the applicable listing rules of the NYSE, the issuance of (x) up to 15,890,256 shares of Common Stock pursuant to the terms of the Merger Agreement, (y) up to 2,500,000 shares of Common Stock pursuant to the terms of the Backstop Agreement and (z) additional shares of Common Stock pursuant to subscription agreements we may enter into prior to the Closing;

•
The Incentive Plan Proposal — a proposal to approve, assuming the other condition precedent proposals are approved and adopted, the Incentive Equity Plan;

•
The ESPP Proposal — a proposal to approve, assuming the other condition precedent proposals are approved and adopted, the ESPP;

•
The Director Election Proposal — a proposal to approve, assuming the condition precedent proposals are approved and adopted, five directors to the New NKGen Board, effective immediately after the closing of the Business Combination; and

•
The Adjournment Proposal — a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any Proposals by the Graf Stockholders or if Graf determines that additional time is necessary to consummate the Business Combination.

Q:
Is my vote important?

A:
Yes. The Business Combination cannot be completed unless the Merger Agreement is adopted by the Graf Stockholders holding a majority of the votes cast on such proposal and the other condition precedent proposals achieve the necessary votes outlined below. Only Graf Stockholders as of the close of business on August 7, 2023, the record date for the Special Meeting (the “record date”), are entitled to vote at the Special Meeting. The Graf Board unanimously recommends that such Graf Stockholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Binding Charter Proposal, “FOR” the approval, on an advisory basis, of each of the Advisory Charter Proposals, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the ESPP Proposal, “FOR” the election of each of the director nominees to the New NKGen Board named in the Director Election Proposal and “FOR” the approval of the Adjournment Proposal.

Q:
If my shares are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee automatically vote those shares for me?

A:
No. A “broker non-vote” occurs when a broker submits a proxy that states that the broker does not vote for some or all of the proposals because the broker has not received instructions from the beneficial owners on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions. All of the proposals for consideration at the Special Meeting are considered “non-routine” matters under NYSE rules and, therefore, brokers are not permitted to vote on any of the matters to be considered at the Special Meeting unless they have received instructions from the beneficial owners. As a result, no “broker non-votes” are expected at the Special Meeting and your Public Shares will not be voted on any matter unless you affirmatively instruct your broker, bank or nominee how to vote your shares in one of the ways indicated by your broker, bank or other nominee. You should instruct your broker to vote your shares in accordance with directions you provide.
Q:
What Graf Stockholder vote is required for the approval of each proposal brought before the Special Meeting? What will happen if I fail to vote or abstain from voting on each proposal?

A:
The Business Combination Proposal.   Approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by Graf Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the proposal. The Graf Insiders have agreed to vote their shares in favor of the Business Combination. The Graf Insiders collectively hold approximately 41.4% of the outstanding Common Stock. Accordingly, if all of our outstanding shares were to be voted, we would only need the additional affirmative vote of 889,763 shares of Common Stock representing approximately 14.6% of the outstanding Public Shares currently held by the Public Stockholders in order to approve the Business Combination. If only a minimum quorum of shares of Common Stock, consisting of a bare majority of outstanding shares of Common Stock, is present at the Special Meeting, Graf would not need any Public Shares to be voted in favor of the Business Combination Proposal in order for it to be approved (provided that consummation of the Business Combination is conditioned upon, among other things approval of the condition precedent proposals, compliance with the Acquiror Closing Cash Condition and the requirement that Graf has net tangible assets of at least $5,000,001 immediately prior to or upon consummation of the Business Combination).

The Binding Charter Proposal.   Approval of the Binding Charter Proposal requires the affirmative vote of the holders of at least a majority of the outstanding Common Stock entitled to vote thereon. The failure to vote, abstentions and broker non-votes have the same effect as a vote “AGAINST” the proposal. The Graf Insiders have agreed to vote their shares in favor of the Binding Charter Proposal.
The Advisory Charter Proposals.   Approval of each of the Advisory Charter Proposals, each of which is a non-binding vote, requires the affirmative vote of a majority of the votes cast by Graf Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote and abstentions, have no effect on the outcome of the proposal. The Graf Insiders have agreed to vote their shares in favor of the Advisory Charter Proposals.
The Stock Issuance Proposal.   Approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by Graf Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote and abstentions have no effect on the outcome of the proposal. The Graf Insiders have agreed to vote their shares in favor of the Stock Issuance Proposal.
The Incentive Plan Proposal.   Approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by Graf Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote and abstentions have no effect on the outcome of the proposal. The Graf Insiders have agreed to vote their shares in favor of the Incentive Plan Proposal.
The ESPP Proposal.   Approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by Graf Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by a proxy at the Special Meeting and entitled to vote thereon. The failure to vote and abstentions have no effect on the outcome of the proposal. The Graf Insiders have agreed to vote their shares in favor of the ESPP Proposal.
The Director Election Proposal.   If a quorum is present, directors are elected by a plurality of the votes cast, in person or by proxy. This means that the five director nominees who receive the most affirmative votes will be elected. Stockholders may not cumulate their votes with respect to the election of directors. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event that any nominee is unable to serve. If a valid quorum is otherwise established, the failure to vote and abstentions will have no effect on the votes for the director nominees. The Graf Insiders have agreed to vote their shares in favor of the director nominees.
The Adjournment Proposal.   Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by Graf Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote and abstentions have no effect on the outcome of the proposal. The Graf Insiders have agreed to vote their shares in favor of the Adjournment Proposal.
Q:
What will NKGen’s equity holders receive in connection with the Business Combination?

A:
In accordance with the terms and subject to the conditions of the Merger Agreement, Graf has agreed to issue to the NKGen Stockholders (other than holders of unvested NKGen Options to purchase NKGen common stock as of immediately prior to the Effective Time) aggregate consideration in the form of a number of shares of newly issued New NKGen Common Stock, valued at $10.00 per share, equal to the product of the number of outstanding shares of common stock of NKGen common stock at the Closing, multiplied by the Exchange Ratio. For more detailed information on the stock consideration see “The Business Combination Proposal — Consideration to NKGen Stockholders” and “The Business Combination Proposal — Sources and Uses of Funds for the Business Combination.”

Q:
What equity stake will current Graf Stockholders, NKGen Stockholders and NKMAX hold in New NKGen immediately after the consummation of the Business Combination?

A:
The following table illustrates varying ownership levels in Graf before and New NKGen immediately following the consummation of the Business Combination under the no additional redemptions scenario and the Maximum Redemption Scenario after giving effect to the Redemptions in connection with the First Extension Meeting. Additionally, the table excludes the potential dilutive effect of the (i) 4,721,533 Private Placement Warrants, (ii) 3,432,300 Public Warrants (inclusive of 1,360 Public Warrants held by Graf Insiders), (iii) 2,188,125 New NKGen Options and (iv) up to 294,474 warrants that may be issuable upon conversion of the outstanding loan under the Graf Working Capital Note (as defined below, such warrants, “Working Capital Warrants”), as of August 1, 2023:

Ownership % by Shareholder	No Additional Redemptions Scenario		Maximum Redemption Scenario(1)
Shareholder	No. of Shares	% Ownership	No. of Shares	% Ownership
Graf’s Public Stockholders(2)	6,076,700	23.1%	3,392,549	13.0%
Graf Insiders(3) – Shares	4,297,175	16.4%	4,297,175	16.5%
Former NKGen equity holders and convertible note holders (other than NKMAX)(4)(5)	2,827,035	10.8%	2,827,035	10.8%
NKMAX(6)	13,063,221	49.7%	15,563,221	59.7%
Total	26,264,131	100.0%	26,079,980	100.0%
The following table illustrates varying fully-diluted ownership levels in Graf before and New NKGen immediately following the consummation of the Business Combination under the no additional redemptions scenario and the Maximum Redemption Scenario, after giving effect to the Redemptions in connection with the First Extension Meeting, including the potential dilutive effect of the (i) 4,721,533 Private Placement Warrants, (ii) 3,432,300 Public Warrants (inclusive of 1,360 Public Warrants held by Graf Insiders), (iii) 2,188,125 New NKGen Options and excluding the potential dilutive effect of Working Capital Warrants that may be issued at Closing:

Ownership % by Shareholder	No Additional Redemptions Scenario		Maximum Redemption Scenario(1)
Shareholder	No. of Shares	% Ownership	No. of Shares	% Ownership
Graf’s Public Stockholders(2)	6,076,700	16.6%	3,392,549	9.3%
Graf’s Public Warrant holders(7)	3,430,940	9.4%	3,430,940	9.4%
Graf Insiders(3) – Shares	4,297,175	11.7%	4,297,175	11.8%
Graf Insiders(8) – Warrants	4,722,893	12.9%	4,722,893	13.0%
Former NKGen equity holders, convertible note holders, and option holders (other than NKMAX)(4)(5)(9)	5,015,160	13.7%	5,015,160	13.8%
NKMAX(6)	13,063,221	35.7%	15,563,221	42.7%
Total	36,606,089	100.0%	36,421,938	100.0%

(1)
Assumes the Acquiror Closing Cash Amount is met.

(2)
In both scenarios, excludes 6,800 Public Shares held by Graf Insiders. In the Maximum Redemption Scenario, assumes that 2,684,151 shares of Graf Common Stock are redeemed in connection with the Business Combination which is the maximum level that would permit completion of the Business Combination in accordance with the terms of the Merger Agreement. If the Redemptions in connection with the Business Combination exceeds the number of Redemptions estimated in the Maximum Redemption Scenario, the Business Combination may not be consummated unless the issuance of Optional Backstop Shares is approved such that the Acquiring Closing Cash Condition would be met or the Acquiring Closing Cash Condition would be waived by NKGen or amended by NKGen and Graf, each of which have not been contemplated as of the date of this proxy statement/prospectus.

(3)
Both scenarios include 6,800 Public Shares held by Graf Insiders, 1,343,113 Founder Shares not subject to vesting and forfeiture as well as the 2,947,262 Deferred Founder Shares that are subject to vesting and forfeiture. Deferred Founder Shares are subject to vesting following Closing, as follows: (A) 1,473,631 shares of the Deferred Founder Shares will vest if, at any time during the Vesting Period, VWAP equals or exceeds $14.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) at any 20 trading days in a 30 consecutive trading-day period beginning from the Closing Date until the fifth anniversary of the Closing Date, and (B) 1,473,631 shares of the Deferred Founder Shares will vest if, at any time during the Vesting Period, the VWAP of the Common Stock equals or exceeds $16.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) at any 20 trading days in a 30 consecutive trading-day period during the Vesting Period. In the event that the First Triggering Event and/or Second Triggering Event does not occur, the respective Deferred Founder Shares will be forfeited. The Deferred Founder Shares do not have voting rights during the Vesting Period. Both scenarios exclude shares of Common Stock issuable upon the exercise of Warrants held by the Graf Insiders.

(4)
Reflects the assumed conversion of 1,704,318 shares of NKGen common stock held by NKGen equity holders, excluding those held by NKMAX, into 720,462 shares of Common Stock upon Closing based on the estimated Exchange Ratio as of August 1, 2023 of approximately 0.423.

(5)
Reflects the assumed conversion of $16.6 million principal and accrued interest of NKGen’s convertible promissory notes as of August 1, 2023 into 4,983,289 shares of NKGen common stock immediately prior to the Closing and pursuant to their terms, which will be subsequently exchanged for 2,106,573 shares of Common Stock upon Closing based on the estimated Exchange Ratio as of August 1, 2023 of approximately 0.423.

(6)
Reflects the assumed conversion of 30,902,230 shares of NKGen common stock held by NKMAX to Common Stock upon Closing based on the estimated Exchange Ratio as of August 1, 2023 of approximately 0.423 in each scenario and the issuance of 2,500,000 shares of Common Stock upon Closing pursuant to the Backstop Agreement in the maximum redemption scenario.

(7)
Reflects shares of Common Stock issuable upon the exercise of 3,430,940 Public Warrants, excluding 1,360 Public Warrants held by Graf Insiders. Such Public Warrants are exercisable at an initial exercise price of $11.50 per share, subject to adjustment. Assuming the cash exercise of all Public Warrants, New NKGen will receive aggregate proceeds of approximately $39.5 million.

(8)
Includes shares of Common Stock issuable upon the cash exercise of 4,721,533 Private Placement Warrants and 1,360 Public Warrants held by Graf Insiders. Such Private Placement Warrants are exercisable at an initial exercise price of $11.50 per share, subject to adjustment. Assuming the cash exercise of all such Private Placement Warrants, New NKGen will receive aggregate proceeds of approximately $54.3 million.

(9)
Includes shares of Common Stock issuable upon the exercise of 2,188,125 New NKGen Options. Assuming an estimated Exchange Ratio as of August 1, 2023 of approximately 0.423, such New NKGen Options are exercisable at a weighted average exercise price of approximately $6.03 per share. Assuming the cash exercise of all such New NKGen Options, New NKGen will receive aggregate proceeds of approximately $13.2 million.

In each case, if the actual facts are different than these assumptions, then the shares outstanding in the will be different and those changes could be material.
For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
Q:
Will New NKGen be a “controlled company” after the Business Combination?

A:
As described in the preceding question: “— What equity stake will current Graf Stockholders, NKGen Stockholders and NKMAX hold in New NKGen immediately after the consummation of the Business Combination?”, upon consummation of the Business Combination under the Maximum Redemption Scenario after giving effect to the Redemptions in connection with the First Extension Meeting, excluding the potential dilutive effect of the (i) 4,721,533 Private Placement Warrants, (ii) 3,432,300 Public Warrants (inclusive of 1,360 Public Warrants held by Graf Insiders), (iii) 2,188,125 New NKGen Options and (iv) up to 294,474 Warrants that may be issuable upon conversion of the outstanding loan under the Graf Working Capital Note, as of August 1, 2023, New NKGen would qualify as a “controlled company” within the meaning of the Nasdaq listing rules. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect to not comply with certain corporate governance requirements, including the requirement that a majority of the board of directors consist of independent directors, the requirement that the nominating committee is composed entirely of independent directors and the requirement that the compensation committee is composed entirely of independent directors.

Q:
What are the consequences for New NKGen stockholders if New NKGen becomes a “controlled company” after the Business Combination?

A:
If New NKGen elects to rely on the exemptions afforded to it as a “controlled company,” the securityholders of New NKGen may be afforded less protection under the Nasdaq listing rules and SEC regulations than other public companies. Accordingly, as an investor in New NKGen’s common stock, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE. In addition, following the Business Combination, NKMAX would be able to control any action requiring stockholder approval, including, the election of directors, the adoption of amendments to New NKGen’s charter and the approval of any merger, consolidation or sale of all or substantially all of New NKGen’s assets. In addition, New NKGen will be contractually obligated to file a registration statement for the resale of its shares held by NKMAX following the Business Combination.

Q:
How has the announcement of the Business Combination affected the trading price of the Graf securities?

A:
On April 14, 2023, the trading date preceding the announcement of the Business Combination, the latest trading prices per share of Graf’s Units, Common Stock and Warrants as reported by the NYSE were $10.31, $10.20 and $0.16, respectively. Holders of Graf’s securities should obtain current market quotations for the securities. The market price of Graf’s securities could vary at any time prior to Closing.

Q:
How will I be notified of the outcome of NKGen Stockholder vote to approve the Business Combination?

A:
As promptly as reasonably practicable (and in any event within five (5) Business Days) after this proxy statement is declared effective under the Securities Act, NKGen will prepare and deliver to each NKGen stockholder an Information Statement regarding the transactions contemplated by the Merger Agreement and NKGen stockholders who executed a NKGen support agreement are obligated to return a consent as promptly as practicable to the extent permitted by applicable law.

In connection with the signing of the Merger Agreement, holders of at least 90% of the NKGen common stock entered into an NKGen Support Agreement with Graf and NKGen, pursuant to which, among other things, they agreed to vote in favor of the Business Combination, the adoption of the Merger Agreement and any other matters necessary or reasonably requested by Graf or NKGen for consummation of the Business Combination.
Obtaining the NKGen Requisite Approval is a condition precedent to the consummation of the Business Combination.
Q:
What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:
A total of approximately $171.6 million, including approximately $2.1 million of deferred underwriting fees, was placed in a Trust Account maintained by Continental Stock Transfer & Trust Company, acting as Trustee. On May 22, 2023, Graf held a First Extension Meeting, at which the Graf Stockholders voted and approved to amend Graf’s amended and restated certificate of incorporation to extend the date by which Graf must consummate the Business Combination from May 25, 2023 to September 29, 2023 and to permit the Graf Board to elect to wind up Graf’s operations on an earlier date than September 29, 2023 as determined by the Graf Board. In connection with the First Extension Meeting, a total of 11,078,000 shares of Common Stock were presented for Redemption for an aggregate redemption amount of approximately $113.3 million. As of May 18, 2023, following the Redemptions in connection with the First Extension Meeting, the Trust Account held investments and cash of approximately $62.2 million. As of August 1, 2023, the Trust Account held investments and cash of approximately $63.8 million. These funds will not be released until the earlier of Closing or the redemption of our Public Shares if we are unable to complete an initial Business Combination by the Termination Date, although we may withdraw the interest earned on the funds held in the Trust Account to pay franchise and income taxes.

Q:
What happens if a substantial number of the Public Stockholders vote in favor of the Business Combination Proposal and exercise their redemption right?

A:
Graf Stockholders who vote in favor of the Business Combination may also nevertheless exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Stockholders are reduced as a result of redemptions by Public Stockholders. The consummation of the Business Combination is conditioned upon, among other things, the Acquiror Closing Cash Condition (though this condition may be waived by NKGen). In addition, with fewer Public Shares and Public Stockholders, the trading market for New NKGen’s Common Stock following the Business Combination may be less liquid than the market for Graf’s Common Stock was prior to consummation of the Business Combination and New NKGen may not be able to meet the listing standards for Nasdaq or the applicable Stock Exchange. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into NKGen’s business will be reduced. As a result, the proceeds will be greater in the event that no Public Stockholders exercise redemption rights with respect to their Public Shares for a pro rata portion of the Trust Account as opposed to the scenario in which Graf’s Public Stockholders exercise the maximum allowed redemption rights.

The table below presents the trust value per share to a Public Stockholder that elects not to redeem across a range of redemption scenarios and does not reflect interest amounts which may be used to pay for allowable taxes (other than Excise Taxes).
Value
Trust Value as of March 31, 2023 as adjusted for the First Extension Meeting Redemptions	$62,086,039
Total Public Shares	6,083,500
Trust Value Per Share of Common Stock	$10.21
	Assuming No Additional Redemptions(1)	Assuming Maximum Redemptions(2)
Redemptions ($)	$—	$27,086,000
Redemptions (Shares)	—	2,684,151
Cash left in Trust Account after Redemptions	$62,086,039	$34,303,000
Public Shares after Redemptions	6,083,500	3,392,549
Trust Value Per Public Share	$10.21	$10.11

(1)
This scenario assumes that no Public Shares (including those held by Graf Insiders) are redeemed.

(2)
This scenario assumes that 2,684,151 Public Shares, or approximately 44% of the Public Shares, are redeemed for an aggregate payment of approximately $27.1 million from the Trust Account, which is the maximum amount of redemptions that could occur and still satisfy the Acquiror Closing Cash Condition. If the Redemptions in connection with the Business Combination exceeds the number of Redemptions estimated in the Maximum Redemption Scenario, the Business Combination may not be consummated unless the issuance of Optional Backstop Shares is approved such that the Acquiring Closing Cash Condition would be met or the Acquiring Closing Cash Condition would be waived by NKGen or amended by NKGen and Graf, each of which have not been contemplated as of the date of this proxy statement/prospectus.

Q:
How will the level of redemptions by Graf Stockholders affect my ownership in New NKGen following the Closing?

A:
All Graf Common Stock outstanding prior to the Business Combination will become shares of New NKGen Common Stock after the Business Combination, subject to the redemption rights exercised by the Graf Stockholders. Accordingly, the total number of shares of New NKGen Common Stock to be outstanding at the Closing (and the relative ownership levels of Graf’s non-redeeming stockholders) will be affected by the number of Public Shares redeemed in connection with the Business Combination and a Second Extension, if applicable, the issuance of New NKGen Common Stock in connection with the Business Combination and additional issuance of New NKGen Common Stock pursuant to any subscription agreements that Graf may enter into in connection with the Business Combination.

Q:
What will New NKGen’s liquidity position be following the Closing?

A:
As described in the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Sources and Uses of Funds for the Business Combination”, assuming no Public Shares are redeemed and no Backstop Cash Commitment Amount is funded, New NKGen is expected to have approximately $69.8 million of cash on its balance sheet after the Closing before the payment of $21.2 million in transaction costs. Assuming the Maximum Redemption Scenario, where NKMAX provides $25 million in funding pursuant to the Backstop Agreement, New NKGen is expected to have approximately $67.7 million of cash on its balance sheet after Closing before the payment of $21.2 million in transaction costs. New NKGen intends to use the cash to pay the transaction expenses and to fund its anticipated clinical trials and operations into 2025. As of the date of this proxy statement/prospectus, the estimated transaction expenses payable by Graf and NKGen are approximately $10 million and $11.2 million, respectively. Accordingly, assuming no Public Shares are redeemed and no Backstop Cash Commitment Amount is funded, or assuming the Maximum Redemption Scenario where NKMAX provides $25.0 million in funding pursuant to the Backstop Agreement, New NKGen is expected to have $48.6 million or $46.5 million, respectively, on its balance sheet after deducting transaction expenses after the Closing. New NKGen is also expected to have approximately $9.9 million of outstanding debt obligations as of the Closing, consisting of $5.0 million under the 2023 NKMAX Loan Agreements and $4.9 million under a revolving line of credit with East West Bank.
The agreement with East West Bank for the revolving line of credit (the “East West Bank Loan Agreement”) provides that following the Closing, New NKGen will be required to maintain deposits with East West Bank in an amount of at least $15.0 million at all times. Failure to meet this minimum deposit requirement would constitute an event of default under the East West Bank Loan Agreement, which would permit East West Bank to accelerate the indebtedness under the agreement and, if New NKGen is unable to pay such indebtedness, foreclose on New NKGen’s assets, including its owned real property which is subject to a deed of trust in favor of East West Bank. The East West Bank Loan Agreement permits New NKGen to terminate the loan agreement and security interest thereunder at any time by repaying in full the revolving line of credit provided thereunder (together with all interest and any fees owed thereon), but contractually requires that even after such termination, New NKGen maintain the minimum deposit balance of $15.0 million until June 20, 2024. If New NKGen fails to maintain the minimum deposit balance until June 20, 2024, it may be subject to a breach of contract claim, with potential damages (if any) limited to any harm caused to East West Bank by NKGen’s failure to maintain the minimum deposit balance.
NKGen does not currently have sufficient funds to support its operations through a potential closing of the Business Combination prior to the current Termination Date, which is September 29, 2023, and it will need to raise additional capital immediately to continue operations. In the absence of additional sources of financing, NKGen expects that its existing cash and cash equivalents will only allow it to continue its planned operations until the end of August 2023. There can be no assurance that NKGen will be able to timely secure such additional funding on acceptable terms and conditions, or at all. If NKGen cannot obtain sufficient capital immediately, it will not have sufficient cash and liquidity to finance its business operations as currently contemplated and may need to substantially alter, or possibly even discontinue, its operations, and as a result, would not be able to consummate the Business Combination.
In the event that the number of Public Shares submitted for Redemption in connection with the Business Combination (and the Second Extension, if applicable) exceeds the number of Public Shares submitted for Redemption in the Maximum Redemption Scenario and the Backstop Cash Commitment Amount is not funded or the Acquiror Closing Cash Condition is otherwise not satisfied, pursuant to the Merger Agreement NKGen may waive compliance with such condition. However, Graf cannot guarantee that NKGen will grant any such waiver.
In addition, NKGen has concluded that there is substantial doubt over its ability to continue as a going concern as conditions and events, considered in the aggregate, indicate it is probable NKGen will be unable to meet its obligations as they become due within one year after the date that the financial statements included in this proxy statement/prospectus are issued. Even if NKGen is able to raise additional financing immediately and is able to consummate the Business Combination, the proceeds from the Business Combination may not be sufficient to alleviate its current going concern. Assuming that the condition that, at Closing, the Acquiror Closing Cash Amount is at least $50 million, is satisfied and not waived, upon consummation of the Business Combination, NKGen expects to raise sufficient cash to fund its clinical trials and operations into 2025 based on its current business plan, and expectations and assumptions considering current macroeconomic conditions. However, these plans have not been finalized, no definitive agreement regarding PIPE financing in connection with the Merger Agreement has been executed and there can be no assurance that NKGen will be successful in raising any cash in connection with the Business Combination and the minimum cash condition may be waived and the Business Combination could be consummated with cash proceeds less than the minimum cash condition. NKGen’s future capital requirements and the adequacy of available funds will depend on many factors, please see “Risk Factors — Risks Related to Our Business and Industry — We do not currently have sufficient funds to continue our operations through the consummation of the Business

Combination and require additional capital immediately” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of NKGen — Liquidity and Capital Resources — Funding Requirements and Going Concern” for additional details.
Q:
What amendments will be made to the Current Charter?

A:
We are asking Graf Stockholders to approve the Proposed Charter that will be effective upon the consummation of the Business Combination. The Proposed Charter provides for various changes that the Graf Board believes are necessary to address the needs of the post-Business Combination company, including, among other things: a change to the authorized capital stock, removal of various provisions applicable to blank check companies, imposition of a supermajority vote requirement to alter, amend or repeal the bylaws, and imposition of a supermajority vote requirement to remove a director.

Pursuant to the DGCL and the Current Charter, Graf is required to submit the Binding Charter Proposal to the Graf Stockholders for approval. For additional information, see the section of this proxy statement/prospectus entitled “The Binding Charter Proposal.”
Q:
What material negative factors did the Graf Board consider in connection with the Business Combination?

A:
Although the Graf Board believes that the acquisition of NKGen will provide the Graf Stockholders with an opportunity to participate in a combined company with proprietary and potentially transformational cell therapies and processes, the Graf Board did consider certain potentially material negative factors in arriving at that conclusion, such as the risk that Graf Stockholders would not approve the Business Combination and the risk that significant numbers of Graf Stockholders would exercise their redemption rights. In addition, during the course of Graf management’s evaluation of NKGen’s operating business and its public company potential, management conducted detailed due diligence on certain potential challenges. These factors are discussed in greater detail in the section of this proxy statement/prospectus entitled “The Business Combination Proposal — The Graf Board’s Reasons for the Approval of the Business Combination” as well as in the section of this proxy statement/prospectus entitled “Risk Factors — Risks Related to Graf and the Business Combination.”

Q:
Does the Graf Board have interests in the Business Combination that differ from or are in addition to the interests of Graf Stockholders generally?

A:
Yes. The Graf Insiders have interest in the Business Combination that are different from, or in addition to, the interests of Graf Stockholders generally. The Graf Board was aware of and considered these interests, among other matters, in approving the Merger Agreement and the Business Combination and in determining to recommend that the Merger Agreement and Business Combination be approved by the Graf Stockholders. See “The Business Combination Proposal —  Interests of Graf’s Directors and Officers in the Business Combination” for more information.

Q:
Did the Graf Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Merger?

A:
No. The Graf Board did not obtain a fairness opinion with respect to the consideration to be paid in the Merger. Accordingly, investors will be relying solely on the judgment of the Graf Board and the officers of Graf in valuing NKGen’s business.

The officers and directors of Graf have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries. Furthermore, in analyzing the Business Combination, the Graf Board conducted significant due diligence on NKGen. Based on the foregoing, the Graf Board concluded that its members’ experience and backgrounds enabled it to make the necessary analyses and determinations regarding the Business Combination, including that the Business Combination was fair from a financial perspective to Graf Stockholders and that NKGen’s fair market value was at least 80% of the assets held in the Trust Account (excluding taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into the Business Combination. There can be no assurance, however, that the Graf Board and the officers of Graf were correct in their assessment of the Business Combination. For a complete discussion of the factors utilized by the Graf Board in approving the Business Combination, see the section of this proxy statement/prospectus entitled “The Business Combination Proposal.”
The lack of a third-party fairness opinion may lead an increased number of Graf Stockholders to vote against the proposed Business Combination or seek to redeem their Public Shares for cash, which could potentially impact Graf’s ability to consummate the Business Combination or adversely affect Graf’s liquidity following the consummation of the Business Combination.
Q:
Do I have redemption rights?

A:
If you are a Public Stockholder, you have the right to request that Graf redeem all or a portion of your Public Shares for cash, provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus under the heading “The Special Meeting — Redemption Rights”. Public Stockholders may elect to redeem all or a portion of their Public Shares even if they vote for the Business Combination Proposal. We sometimes refer to these rights to elect to redeem all or a portion of the Public Shares into a pro rata portion of the cash held in the Trust Account as “redemption rights.”

If you wish to exercise your redemption rights, please see the answer to the next question: “— How do I exercise my redemption rights?”
Notwithstanding the foregoing, a Public Stockholder, together with any affiliate of such Public Stockholder or any other person with whom such Public Stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 20% of the Public Shares. Accordingly, if a Public Stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the Public Shares, then any such shares in excess of that 20% limit would not be redeemed for cash.
Graf Insiders have entered into letter agreements with Graf at the time of the IPO, pursuant to which they agreed to waive their redemption rights with respect to their shares in connection with the completion of the Business Combination. Graf Insiders did not receive separate consideration for their waiver of redemption rights.
Q:
How do I exercise my redemption rights?

A:
If you are a Public Stockholder and wish to exercise your right to redeem your Public Shares, you must:

(i)
(a) hold Public Shares or (b) hold Public Shares through Units and elect to separate your Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares; and

(ii)
prior to 5:00 p.m., New York City time, on August 28, 2023 (which is two business days prior to the scheduled vote at the Special Meeting), (a) submit a written request to the transfer agent, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, that Graf redeem your Public Shares for cash and (b) deliver your Public Shares to the transfer agent, physically or electronically through DTC.

The address of Graf’s transfer agent is listed under the question “Whom do I call if I have questions about the Special Meeting or the Business Combination?” below.
Holders of Units must elect to separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the Units into the underlying Public Shares and Public Warrants, or if a holder holds Units registered in its own name, the holder must contact the transfer agent directly and instruct them to do so.
Any Public Stockholder will be entitled to request that their Public Shares be redeemed for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable, excluding any Excise Tax that may be imposed on Graf), divided by the number of then issued and outstanding Public Shares. For illustrative purposes, based on the cash held in the Trust Account on August 1, 2023 of approximately $63.8 million, the estimated per share redemption price, adjusted for allowable taxes payable, would have been approximately $10.36 per Public Share. The per-share redemption amount payable from the Trust Account to Graf’s Public Stockholders in connection with a redemption will not be reduced by any Excise Tax imposed on Graf. However, the proceeds deposited in the Trust Account could become subject to the claims of our creditors, if any, which could have priority over the claims of our Public Stockholders, regardless of whether such Public Stockholders vote for or against the Business Combination Proposal. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the Business Combination Proposal will have no impact on the amount you will receive upon exercise of your redemption rights. It is anticipated that the funds to be distributed to Public Stockholders electing to redeem their Public Shares will be distributed promptly after the consummation of the Business Combination.
If you are a holder of Public Shares, you may exercise your redemption rights by (a) submitting your request in writing, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested and (b) delivering your Public Shares (either physically or electronically through DTC) to the transfer agent at the address listed under the question “ Whom do I call if I have questions about the Special Meeting or the Business Combination?” below.
Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time up to the deadline for submitting redemption requests, which is 5:00 p.m. New York City time, on August 28, 2023 (two business days prior to the scheduled date of the vote at the Special Meeting) and thereafter, with our consent, until the Closing. If you deliver your shares for redemption to the transfer agent and later decide prior to the deadline for submitting redemption requests not to elect redemption, you may request that Graf instruct the transfer agent to return the shares to you (physically or electronically through DTC). You may make such request by contacting the transfer agent at the phone number or address listed at the end of this section.
Any corrected or changed written exercise of redemption rights must be received by Graf’s Corporate Secretary prior to the deadline for submitting redemption requests. No request for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent prior to 5:00 p.m., New York City time, on August 28, 2023 (which is two business days prior to the scheduled vote at the Special Meeting).
If you are a holder of Public Shares and you exercise your redemption rights, it will not result in the loss of any Public Warrants that you may hold.
Q:
If I am a holder of Units, can I exercise redemption rights with respect to my Units?

A:
No. Holders of outstanding Units must elect to separate the Units into the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If you hold your Units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the Units into the underlying Public Shares and Public Warrants, or if you hold Units registered in your own name, you must contact Graf’s transfer agent, directly and instruct them to separate the Units into Public Shares and Public Warrants. If you fail to cause your Units to be separated and delivered to the transfer agent, prior to 5:00 p.m., New York City time, on August 28, 2023 (which is two business days prior to the scheduled vote at the Special Meeting), you will not be able to exercise your redemption rights with respect to your Public Shares.

Q:
If I am a holder of Public Warrants, can I exercise redemption rights with respect to my Public Warrants?

A:
No. Holders of Public Warrants will not have redemption rights with respect to such Public Warrants. Even if all Public Stockholders submitted their Public Shares for redemption in connection with the Special Meeting, all Public Warrants will continue to be outstanding and using the closing warrant price on the NYSE of $0.46 as of the record date, the aggregate fair value of all the Public Warrants is approximately $1.58 million. The actual market price the Public Warrants may be higher or lower on the date that warrant holders seek to sell such Public Warrants. Additionally, Graf cannot assure the holders of Public Warrants that they will be able to sell their Public Warrants in the open market as there may not be sufficient liquidity in such securities when warrant holders wish to sell their warrants. Further, while the level of redemptions of Public Shares will not directly change the value of the Public Warrants because the Public Warrants will remain outstanding regardless of the level of redemptions, as redemptions of Public Shares increase, the holder of Public Warrants who exercises such Public Warrants will ultimately own a greater interest in New NKGen because there would be fewer shares outstanding overall. See “Risk Factors —Risks Related to Graf and the Business Combination — The Public Stockholders will experience dilution as a consequence of the issuance of Common Stock as consideration in the Business Combination and may experience dilution from several additional sources in connection with and after the Business Combination. Having a minority share position may reduce the influence that the Public Stockholders have on the management of New NKGen.”
Q:
What are the U.S. federal income tax consequences of exercising my redemption rights?

A:
The U.S. federal income tax consequences of exercising your redemption rights with respect to your Public Shares depends on your particular facts and circumstances. Please see the section of this proxy statement/prospectus entitled “U.S. Federal Income Tax Considerations” For additional information.

TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO YOUR PUBLIC SHARES WILL DEPEND ON THE FACTS AND CIRCUMSTANCES OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE EXERCISE OF REDEMPTION RIGHTS TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.
Q:
How does the Graf Board recommend that I vote?

A:
The Graf Board unanimously recommends that the Graf Stockholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Binding Charter Proposal, “FOR” the approval, on an advisory basis, of each of the Advisory Charter Proposals, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the ESPP Proposal, “FOR” the election of each of the director nominees to the New NKGen Board in the Director Election Proposal and “FOR” the approval of the Adjournment Proposal. For more information regarding how the Graf Board recommends that Graf Stockholders vote, see the section of this proxy statement/prospectus entitled “The Business Combination Proposal — The Graf Board’s Reasons for the Approval of the Business Combination.”

Q:
How do our Sponsor, officers and directors intend to vote their shares?

A:
In connection with the execution of the Merger Agreement, the Graf Insiders holding all of the Founder Shares and Private Placement Warrants entered into the Sponsor Support and Lockup Agreement pursuant to which, among other things, they agreed to vote all Graf voting securities held by them in favor of the Business Combination Proposal and all other proposals being presented at the Special Meeting. Such Graf Insiders also entered into the letter agreements with us at the time of the IPO, pursuant to which they agreed to vote in favor of our initial business combination.

As of the date hereof, the Graf Insiders collectively own approximately 41.4% of our total outstanding Common Stock. Accordingly, in addition to the shares held by the Graf Insiders, Graf would need 889,763 Public Shares, or approximately 14.6% of the outstanding Public Shares currently held by the Public Stockholders to be voted in favor of the Business Combination Proposal in order for it to be approved, assuming all outstanding shares are voted on such proposal. If only a minimum quorum of shares of Common Stock, consisting of a bare majority of outstanding shares of Common Stock, is present at the Special Meeting, Graf would not need any Public Shares to be voted in favor of the Business Combination Proposal in order for it to be approved (provided that consummation of the Business Combination is conditioned upon, among other things approval of the condition precedent proposals, compliance with the Acquiror Closing Cash Condition and the requirement that Graf have net tangible assets of at least $5,000,001 immediately prior to or upon consummation of the Business Combination).
Q:
May Graf Insiders purchase Public Shares or Public Warrants prior to the Special Meeting?

A:
At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Graf or its securities, the Graf Insiders and/or any of their affiliates may purchase Public Shares and/or Public Warrants from investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or who redeem, or indicate an intention to redeem, their Public Shares, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or vote their Public Shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to decrease the number of redemptions of Public Shares, which would in turn, among other things, increase the likelihood that Graf satisfies the Acquiror Closing Cash Condition, which is a condition to the Closing. Any such stock purchases and other transactions may thereby increase the likelihood of the consummation of the Business Combination. This may result in the completion of our Business Combination in a way that may not otherwise have been possible. Any Public Shares purchased by the Graf Insiders or their affiliates would be purchased at a price no higher than the redemption price for the Public Shares, which is currently estimated to be approximately $10.31 per share. Any Public Shares so purchased would not be voted by the Graf Insiders or their affiliates at the Special Meeting and would not be redeemable by the Graf Insiders or their affiliates. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options, the payment of cash consideration or the transfer to such investors or holders of shares or rights owned by the Graf Insiders for nominal value.

Entering into any such arrangements may have a depressive effect on Public Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Special Meeting. In addition, if such purchases are made, the public “float” of Common Stock following the Closing and the number of beneficial holders of Common Stock may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of shares of Common Stock on the Stock Exchange, or reducing the liquidity of the trading market for the shares of Common Stock. Reductions in the public “float” may also increase the relative voting power of the Graf Insiders and/or their affiliates.
No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus. Graf will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons. See the risk factor entitled “Activities taken by the Graf Insiders and/or their affiliates could influence the vote on the Business Combination Proposal, have a depressive effect on the shares of Common Stock and reduce the public “float” of the shares of New NKGen Common Stock” for additional information.
Q:
What interests do the Graf Insiders have in the Business Combination?

A:
When you consider the recommendation of the Graf Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Graf Insiders have interests in such proposal that are different from, or in addition to those of Public Stockholders and holders of Public Warrants generally. These interests include, among other things, the interests listed below:

•
The Graf Insiders will lose their entire investment in us if we do not complete a business combination by the Termination Date. If we are unable to complete our initial business combination by the Termination Date, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the Public

Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest will be net of taxes payable, excluding any Excise Tax that may be imposed on Graf, and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining Graf Stockholders and the Graf Board, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
•
The Graf Insiders may be incentivized to complete the Business Combination, or an alternative business combination with a less favorable company or on terms less favorable to the Public Stockholders, rather than to liquidate, in which case the Sponsor and the other Graf Insiders would lose their entire investment. As a result, the Graf Insiders may have a conflict of interest in determining whether NKGen is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination. The Graf Board was aware of and considered these interests, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to the Public Stockholders that they approve the Business Combination.

•
Certain of our officers and directors have fiduciary or contractual obligations to another entity or entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such other entity. The Current Charter provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Graf and such opportunity is one on Graf is legally and contractually permitted to undertake and would otherwise be reasonable for Graf to pursue and to the extent the director or officer is permitted to refer that opportunity to Graf without violating any legal obligation.

•
The Graf Insiders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if Graf fails to complete a business combination by the Termination Date. Graf LLC paid an aggregate of $25,000 for certain expenses on our behalf in exchange for issuance of 4,312,500 Founder Shares, or approximately $0.006 per share. On April 2, 2021, Graf LLC transferred all of its Founder Shares to the Sponsor. On April 8, 2021, our Sponsor transferred 20,000 Founder Shares to each of our independent directors, resulting in our Sponsor holding 4,252,500 Founder Shares and four of our directors holding a total of 80,000 Founder Shares. After the IPO underwriters’ partial exercise of their over-allotment option, an aggregate of 22,125 Founder Shares were forfeited, resulting in 4,290,375 Founder Shares outstanding. Upon the Closing, such Founder Shares will become 1,343,113 shares of New NKGen Common Stock (excluding the 2,947,262 Deferred Founder Shares held by the Sponsor at Closing pursuant to the Sponsor Support and Lockup Agreement) and such shares will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would have an aggregate market value of approximately $13.93 million based upon the closing price of $10.37 per public share on NYSE on the record date, but, given the restrictions, lockups and vesting schemes on such shares, we believe such shares have less value. Nevertheless, as a result of the nominal price of $0.006 per share paid by Graf Insiders compared to the recent market price of the Common Stock, the Graf Insiders and their affiliates are likely to earn a positive rate of return on their investments in the Founder Shares even if other holders of Common Stock experience a negative rate of return on their investments in our Common Stock. The Founder Shares would become worthless if Graf does not complete a business combination within the applicable time period, as the Graf Insiders have waived any right to redemption with respect to these shares. However, if Graf Insiders acquire Public Shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if Graf fails to complete an initial business combination before the Termination Date.

•
Simultaneously with the closing of the IPO, Graf completed a private sale of an aggregate of 4,433,333 Private Placement Warrants to the Sponsor at a purchase price of $1.50 per warrant, generating proceeds of approximately $6.7 million. Simultaneously with the closing of the over-allotment on June 2, 2021, Graf consummated the second closing of the private placement, resulting in the purchase of an aggregate of an additional 288,200 Private Placement Warrants at $1.50 per Private Placement Warrant, generating additional gross proceeds of approximately $432,000. The Private Placement Warrants are identical to the Public Warrants except that the Private Placement Warrants, so long as they are held by the Sponsor or its permitted transferees, (i) are not redeemable by Graf, (ii) may not (including the Common Stock issuable upon exercise of such Private Placement Warrants), subject to certain limited exceptions, be transferred, assigned or sold by such holders until 30 days after the completion of Graf’s initial business combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights. The warrants held by the Sponsor had an aggregate market value of approximately $2.04 million based upon the closing price of $0.46 per warrant on NYSE on the record date.

•
One or some of our officers or directors may serve or continue to serve as a director of New NKGen after the Closing. As such, in the future he or she may receive cash fees, stock options or stock awards that the New NKGen Board determines to pay to its directors and/or officers.

•
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act.

•
On January 29, 2021, we entered into a promissory note with the Sponsor, pursuant to which we may borrow up to $150,000 to be used for payment of costs related to the IPO. This promissory note has been paid back in full on May 26, 2021. In connection with the First Extension and advances the Sponsor may make in the future to Graf for working capital expenses, on May 15, 2023, we issued a convertible promissory note to the Sponsor with a principal amount up to $1,500,000 (the “Graf Working Capital Note”). The Graf Working Capital Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of our initial business combination, or (b) the date of our liquidation. Subject to the terms and conditions of the Merger Agreement, upon maturity, the outstanding principal of the Graf Working Capital Note may be converted into Working Capital Warrants, at a price of $1.50 per warrant, at the option of the Sponsor. Such Working Capital Warrants will have terms identical to the Private Placement Warrants. If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the Trust Account to repay the Graf Working Capital Note, but no proceeds held in the Trust Account would be used to repay the Graf Working Capital Note. As of August 1, 2023, there are approximately $441,709.53 of loans outstanding under the Graf Working Capital Note.

•
Following the consummation of the Business Combination, we will continue to indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

•
Upon the Closing, subject to the terms and conditions of the Merger Agreement, the Graf Insiders and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination and repayment of any other loans, if any and on such terms as to be determined by Graf from time to time, made by certain of the Graf Insiders to finance transaction costs in connection with an intended initial business combination. Such reimbursement may not be paid if the Closing does not occur.

•
The Graf Insiders holding all of the Founder Shares and Private Placement Warrants have entered into the Sponsor Support and Lockup Agreement pursuant to which such Graf Insiders already agreed to vote its shares in favor of the Business Combination.

These interests may influence the Graf Board in making their recommendation that you vote in favor of the approval of the Business Combination Proposal and the other stockholder proposals. The Graf

Board evaluated each of these interests and concluded that the potential benefits that it expected Graf and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors and other risks associated with the Business Combination. Accordingly, the Graf Board unanimously resolved that the Business Combination, the ancillary documents to which Graf is or will be a party and the transactions contemplated thereby (including the Business Combination) were advisable, fair to and in the best interests of, Graf and its stockholders.
See the question entitled “— May Graf Insiders purchase Public Shares or Public Warrants prior to the Special Meeting?” above for potential additional interests that the Graf Insiders may have. The existence of financial and personal interests of the Graf directors and officers may result in a conflict of interest on the part of one or more of them between what he or she may believe is best for Graf and what he or she may believe is best for himself or herself in determining whether or not to grant a waiver in a specific situation. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of Graf’s Directors and Officers in the Business Combination” for a further discussion of this.
Q:
Will the management of New NKGen change in connection with the Closing?

A:
We anticipate that the executive officers of NKGen will continue to serve in such capacities for New NKGen after the Closing. In addition, we expect that each of the current Graf directors, will resign upon the Closing, unless such director is elected to continue to serve on the New NKGen Board and each of Mr. Sangwoo Park, Dr. Yong Man Kim, Mr. James Graf, Mr. Michael Klowden and Ms. Kathleen Scott will be appointed to serve as directors of the New NKGen upon the Closing if elected by the stockholders of Graf. For additional information, please See the section of this proxy statement/prospectus entitled “New NKGen Management after the Business Combination.”

Q:
Who is entitled to vote at the Special Meeting?

A:
The Graf Board has fixed August 7, 2023 as the record date for the Special Meeting. All holders of record of Common Stock as of the close of business on the record date are entitled to receive notice of and to vote at, the Special Meeting, provided that those shares remain outstanding on the date of the Special Meeting. Physical attendance at the Special Meeting is not required to vote. See the question below entitled “— How can I vote my shares without attending the Special Meeting?” for instructions on how to vote your Common Stock without attending the Special Meeting.

Q:
How many votes do I have?

A:
Each Graf Stockholder of record is entitled to one vote for each share of Common Stock held by such holder as of the close of business on the record date. As of the close of business on the record date, there were 10,373,875 outstanding shares of Common Stock.

Q:
What constitutes a quorum for the Special Meeting?

A:
A quorum is the minimum number of stockholders necessary to hold a valid meeting. A quorum will exist at the Special Meeting with respect to each matter to be considered at the Special Meeting if the holders of a majority of the outstanding Common Stock as of the record date are present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum.

Q:
Where will the New NKGen Common Stock and New NKGen Warrants be publicly traded following the Business Combination?

A:
Assuming the Business Combination is completed, the shares of New NKGen Common Stock (including the New NKGen Common Stock issued in connection with the Business Combination) and the Public Warrants will be listed and traded on Nasdaq under the ticker symbols “NKGN” and “NKGNW”, respectively. Note that if New NKGen’s securities do not meet Nasdaq’s or the applicable Stock Exchange’s continued listing requirements, Nasdaq, or the applicable Stock Exchange, may delist Graf’s securities from trading on its exchange.

Q:
What happens if the Business Combination is not completed?

A:
If the Closing has not occurred by the Termination Date, then we will either (i) seek an amendment to the Graf Charter to extend the Termination Date to provide us more time to consummate the Business Combination or another initial business combination (ii) seek to consummate an alternative initial business combination prior to the Termination Date. If we do not consummate an initial business combination by the Termination Date, we will cease all operations except for the purpose of winding up, redeem our Public Shares and liquidate the Trust Account, in which case our Public Stockholders may only receive approximately $10.36 per share, based on the Trust Account amount as of August 1, 2023, and our Warrants will expire worthless.

Q:
How can I attend and vote my shares at the Special Meeting?

A:
If you hold shares of Common Stock held directly in your name as the stockholder of record of such Common Stock as of the close of business on August 7, 2023, the record date, you may vote such shares electronically at the Special Meeting. If you choose to attend the Special Meeting, you will need to visit https://www.cstproxy.com/grafiv/sm2023 and enter the control number found on your proxy card, voting instruction form or notice you previously received. You may vote during the Special Meeting by following instructions available on the meeting website during the meeting.

If your shares are held in “street name” by a broker, bank or other nominee and you wish to attend and vote at the Special Meeting, you will not be permitted to attend and vote electronically at the Special Meeting unless you first obtain a legal proxy issued in your name from the record owner. To request a legal proxy, please contact your broker, bank or other nominee holder of record. It is suggested you do so in a timely manner to ensure receipt of your legal proxy prior to the Special Meeting.
Q:
How can I vote my shares without attending the Special Meeting?

A:
If you are a stockholder of record of Common Stock as of the close of business on August 7, 2023, the record date, you can vote by mail by following the instructions provided in the enclosed proxy card. Please note that if you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares, or otherwise follow the instructions provided by your bank, brokerage firm or other nominee.

Q:
What is a proxy?

A:
A proxy is a legal designation of another person to vote the stock you own. If you are a stockholder of record of Common Stock as of the close of business on the record date and you vote by phone, by internet or by signing, dating and returning your proxy card in the enclosed postage-paid envelope, you designate three of Graf’s officers as your proxies at the Special Meeting, each with full power to act without the other and with full power of substitution. These three officers are James A. Graf, Anthony A. Kuznik and Sabrina McKee.

Q:
What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
If your shares of Common Stock are registered directly in your name with the transfer agent, you are considered the stockholder of record with respect to those shares and access to proxy materials is being provided directly to you. If your shares are held in a stock brokerage account or by a bank or other nominee, then you are considered the beneficial owner of those shares, which are considered to be held in street name. Access to proxy materials is being provided to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares.

Direct holders (stockholders of record).   For Common Stock held directly by you, please complete, sign, date and return each proxy card (or cast your vote by telephone or Internet as provided on each proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your Common Stock is voted.

Shares in “street name.”   For Common Stock held in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares.
Q:
If a Graf Stockholder gives a proxy, how will the Common Stock covered by the proxy be voted?

A:
If you provide a proxy by returning the applicable enclosed proxy card, the individuals named on the enclosed proxy card will vote your Common Stock in the way that you indicate when providing your proxy in respect of the Common Stock you hold. When completing the proxy card, you may specify whether your Common Stock should be voted FOR or AGAINST, or should be abstained from voting on, all, some or none of the specific items of business to come before the Special Meeting.

Q:
How will my Common Stock be voted if I return a blank proxy?

A:
If you sign, date and return your proxy and do not indicate how you want your Common Stock to be voted, then your Common Stock will be voted “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Binding Charter Proposal, “FOR” the approval, on an advisory basis, of the Advisory Charter Proposals, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the ESPP Proposal, “FOR” the election of each of the director nominees to the New NKGen Board in the Director Election Proposal and “FOR” the approval of the Adjournment Proposal.

Q:
Can I change my vote after I have submitted my proxy?

A:
Yes. If you are a stockholder of record of Common Stock as of the close of business on the record date, you can change or revoke your proxy before it is voted at the meeting in one of the following ways:

•
submit a new proxy card bearing a later date;

•
give written notice of your revocation to Graf’s Corporate Secretary, which notice must be received by Graf’s Corporate Secretary prior to the vote at the Special Meeting; or

•
attend and vote electronically at the Special Meeting by visiting https://www.cstproxy.com/grafiv/sm2023 and entering the control number found on your proxy card, voting instruction form or notice you previously received. Please note that your attendance at the Special Meeting will not alone serve to revoke your proxy.

If your shares are held in “street name” by your broker, bank or another nominee as of the close of business on the record date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.
Q:
Where can I find the voting results of the Special Meeting?

A:
The preliminary voting results are expected to be announced at the Special Meeting. In addition, within four business days following certification of the final voting results, Graf will file the final voting results of its Special Meeting with the SEC in a Current Report on Form 8-K.

Q:
Are Graf Stockholders able to exercise dissenters’ rights or appraisal rights with respect to the matters being voted upon at the Special Meeting?

A:
No. Graf Stockholders are not entitled to exercise dissenters’ rights or appraisal rights under Delaware law in connection with the Business Combination. Graf Stockholders may vote against the Business Combination Proposal if they are not in favor of the adoption of the Merger Agreement and may also elect to exercise their right to redeem their Public Shares as discussed in this proxy statement/ prospectus. Holders of Graf’s units or warrants are also not entitled to exercise dissenters’ rights or appraisal rights under Delaware law in connection with the Business Combination.

Q:
Are there any risks that I should consider as a Graf Stockholder in deciding how to vote or whether to exercise my redemption rights?

A:
Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors.”

Q:
What happens if I sell my Common Stock before the Special Meeting?

A:
The record date for Graf Stockholders entitled to vote at the Special Meeting is earlier than the date of the Special Meeting. If you transfer your Common Stock before the record date, you will not be entitled to vote at the Special Meeting. If you transfer your Common Stock after the record date but before the Special Meeting, you will, unless special arrangements are made, retain your right to vote at the Special Meeting but will transfer the right to hold Common Stock to the person to whom you transfer your shares.

Q:
When is the Business Combination expected to be completed?

A:
Subject to the satisfaction or waiver of the Closing conditions described in the section entitled “The Merger Agreement — Conditions to Closing,” including the adoption of the Merger Agreement by the Graf Stockholders at the Special Meeting, the Business Combination is expected to close in the third quarter of 2023. However, it is possible that factors outside the control of both Graf and NKGen could result in the Business Combination being completed at a later time, or not being completed at all.

Q:
Who will solicit and pay the cost of soliciting proxies?

A:
Graf has engaged a professional proxy solicitation firm, Morrow Sodali, to assist in soliciting proxies for the Special Meeting. Graf has agreed to pay Morrow Sodali a fee of $15,000, plus disbursements. Graf will reimburse Morrow Sodali for reasonable out-of-pocket expenses and will indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses. Graf will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of our Common Stock for their expenses in forwarding soliciting materials to beneficial owners of our Common Stock and in obtaining voting instructions from those owners. Graf’s management team may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:
What should I do now?

A:
You should read this proxy statement/prospectus carefully in its entirety, including the annexes and return your completed, signed and dated proxy card(s) by mail in the enclosed postage-paid envelope or submit your voting instructions by telephone or via the internet as soon as possible so that your Common Stock will be voted in accordance with your instructions.

Q:
What should I do if I receive more than one set of voting materials?

A:
Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Common Stock.

Q:
Whom do I call if I have questions about the Special Meeting or the Business Combination?

A:
If you have questions about the Special Meeting or the Business Combination, or desire additional copies of this proxy statement/prospectus or additional proxies, you may contact:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Individuals call toll-free (800) 662-5200
Banks and brokers call (203) 658-9400
Email: GFOR.info@investor.morrowsodali.com
You also may obtain additional information about Graf from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek redemption of your Public Shares, you will need to deliver your Public Shares (either physically or electronically) to Continental Stock Transfer & Trust Company, Graf’s transfer agent at the address below prior to 5:00 p.m., New York City time, on August 28, 2023 (which is two business days prior to the scheduled vote at the Special Meeting). If you have questions regarding the certification of your position or delivery of your stock, please contact:
SPAC Redemption Team
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
E-mail: SPACredemptions@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its annexes and the other documents to which we refer before you decide how to vote with respect to the proposals to be considered and voted on at the Special Meeting.
Information About the Parties to the Business Combination
Graf Acquisition Corp. IV
Graf is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses.
Austria Merger Sub, Inc.
Merger Sub is a Delaware corporation and wholly-owned subsidiary of Graf. Merger Sub was formed solely for the purpose of effecting the Business Combination and has not carried on any activities other than those in connection with the Business Combination. The address and telephone number for Merger Sub’s principal executive offices are the same as those for Graf.
NKGen Biotech, Inc.
NKGen is a clinical-stage biotechnology company incorporated as a Delaware corporation developing cell therapies for neurodegenerative and oncological diseases based on activated NK cells. NKGen’s product candidates are based on a proprietary manufacturing and cryopreservation process which produces SNK cells that have increased activity as compared to the starting population of NK cells, based on the results of in vitro experiments performed by NKMAX, as defined by parameters such as cytotoxicity, cytokine production and activating receptor expression. The results of these in vitro experiments show significant increases with p values below 0.05 from three donors. No statistical analyses were performed in a larger population of donors. Accordingly, we cannot guarantee that the results for every donor would have been statistically significant in a larger population. See the sections of this proxy statement/prospectus entitled “Business of NKGen — Background on NK or Natural Killer Cells — The NKGenManufacturing Process — Activity” and “Business of NKGen — Background on NK or Natural Killer Cells — Molecular Characteristics of SNK01” for additional details. SNK cells can be produced in large quantities and cryopreserved, while maintaining their cytotoxicity and activating receptor expression after thawing and reconstitution. NKGen believes that SNK cells have the potential to deliver transformational benefits to patients with neurodegenerative disease, such as Alzheimer’s disease (“AD”) and Parkinson’s disease (“PD”), and oncological diseases. The company is headquartered in Santa Ana, CA.
The Business Combination and the Merger Agreement
The terms and conditions of the Business Combination are contained in the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the Merger Agreement carefully and in its entirety, as it is the legal document that governs the Business Combination.
If the Merger Agreement is approved and adopted and the Business Combination is approved and consummated, Merger Sub will merge with and into NKGen with NKGen surviving the merger as a wholly-owned subsidiary of New NKGen.
Structure of the Business Combination
Pursuant to the Merger Agreement, Merger Sub will merge with and into NKGen, with NKGen surviving the Merger. Upon consummation of the foregoing transactions, NKGen will be a wholly-owned subsidiary of New NKGen (formerly Graf). In addition, immediately prior to the consummation of the Business Combination, New NKGen will amend and restate its charter to be the Proposed Charter as described in the section of this proxy statement/prospectus entitled “Description of New NKGen Securities.”

The following diagrams illustrate in simplified terms the current structure of Graf and NKGen and the expected structure of New NKGen (formerly Graf) upon the Closing.
Simplified Pre-Combination Structure
The following diagram shows the current structures of Graf and NKGen:
Graf
NKGen
Simplified Post-Combination Structure
The following diagram shows the proposed structure of New NKGen following the Closing:
Merger Consideration
In accordance with the terms and subject to the conditions of the Merger Agreement, Graf has agreed to issue to the NKGen Stockholders (other than holders of unvested NKGen Options to purchase shares of common stock of NKGen as of immediately prior to the Effective Time) aggregate consideration in the form of a number of shares of newly issued common stock, par value $0.0001 per share, of New NKGen Common Stock, valued at $10.00 per share, equal to the product of the number of outstanding shares of common stock of NKGen common stock at the Closing, multiplied by the Exchange Ratio. Prior to the Closing, NKGen will use its commercially reasonable efforts to cause each NKGen Convertible Note to be converted into shares of NKGen common stock pursuant to its terms as of immediately prior to the Effective Time.
At the Effective Time, each outstanding and unexercised NKGen Option will be cancelled and converted into an option to acquire shares of Common Stock, provided that: (i) each such New NKGen

Option shall be exercisable for that number of shares of Common Stock equal to the product (rounded down to the nearest whole number) of (A) the number of shares of NKGen common stock subject to such NKGen Option immediately prior the Effective Time multiplied by (B) the Exchange Ratio and (ii) the per share exercise price for each share of Common Stock issuable upon exercise of the New NKGen Option shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (A) the exercise price per share of each NKGen Option immediately prior to the Effective Time by (B) the Exchange Ratio.
Ownership of New NKGen following the Business Combination
The following table illustrates varying ownership levels in Graf before and New NKGen immediately following the consummation of the Business Combination under the no additional redemptions scenario and the Maximum Redemption Scenario, after giving effect to the Redemptions in connection with the First Extension Meeting. Additionally, the table excludes the potential dilutive effect of the (i) 4,721,533 Private Placement Warrants, (ii) 3,432,300 Public Warrants (inclusive of 1,360 Public Warrants held by Graf Insiders), (iii) 2,188,125 New NKGen Options and (iv) up to 294,474 Working Capital Warrants that may be issuable upon conversion of the outstanding loan under the Graf Working Capital Note, as of August 1, 2023:
Ownership % by Shareholder	No Additional Redemptions Scenario		Maximum Redemption Scenario(1)
Shareholder	No. of Shares	% Ownership	No. of Shares	% Ownership
Graf’s Public Stockholders(2)	6,076,700	23.1%	3,392,549	13.0%
Graf Insiders(3) – Shares	4,297,175	16.4%	4,297,175	16.5%
Former NKGen equity holders and convertible note holders (other than NKMAX)(4)(5)	2,827,035	10.8%	2,827,035	10.8%
NKMAX(6)	13,063,221	49.7%	15,563,221	59.7%
Total	26,264,131	100.0%	26,079,980	100.0%
The following table illustrates varying fully-diluted ownership levels in Graf before and New NKGen immediately following the consummation of the Business Combination under the no additional redemptions scenario and the Maximum Redemption Scenario, after giving effect to the Redemptions in connection with the First Extension Meeting, including the potential dilutive effect of the (i) 4,721,533 Private Placement Warrants, (ii) 3,432,300 Public Warrants (inclusive of 1,360 Public Warrants held by Graf Insiders), (iii) 2,188,125 New NKGen Options and excluding the potential dilutive effect of Working Capital Warrants that may be issued at Closing:
Ownership % by Shareholder	No Additional Redemptions Scenario		Maximum Redemption Scenario(1)
Shareholder	No. of Shares	% Ownership	No. of Shares	% Ownership
Graf’s Public Stockholders(2)	6,076,700	16.6%	3,392,549	9.3%
Graf’s Public Warrant holders(7)	3,430,940	9.4%	3,430,940	9.4%
Graf Insiders(3) – Shares	4,297,175	11.7%	4,297,175	11.8%
Graf Insiders(8) – Warrants	4,722,893	12.9%	4,722,893	13.0%
Former NKGen equity holders, convertible note holders, and option holders (other than NKMAX)(4)(5)(9)	5,015,160	13.7%	5,015,160	13.8%
NKMAX(6)	13,063,221	35.7%	15,563,221	42.7%
Total	36,606,089	100.0%	36,421,938	100.0%

(1)
Assumes the Acquiror Closing Cash Amount is met.

(2)
Both scenarios exclude 6,800 Public Shares held by Graf Insiders. The Maximum Redemption Scenario assumes that 2,684,151 shares of Graf Common Stock are redeemed in connection with the Business Combination, which is the maximum level that would permit completion of the Business Combination in accordance with the terms of the Merger Agreement. If the Redemptions in connection with the Business Combination exceeds the number of Redemptions estimated in the Maximum Redemption Scenario, the Business Combination may not be consummated unless the issuance of

Optional Backstop Shares is approved such that the Acquiring Closing Cash Condition would be met or the Acquiring Closing Cash Condition would be waived by NKGen or amended by NKGen and Graf, each of which have not been contemplated as of the date of this proxy statement/prospectus.
(3)
Both scenarios include 6,800 Public Shares held by Graf Insiders, 1,343,113 Founder Shares not subject to vesting and forfeiture as well as the 2,947,262 Deferred Founder Shares that are subject to vesting and forfeiture. Deferred Founder Shares are subject to vesting following Closing, as follows: (A) 1,473,631 shares of the Deferred Founder Shares will vest if, at any time during the Vesting Period, VWAP equals or exceeds $14.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) at any 20 trading days in a 30 consecutive trading-day period beginning from the Closing Date until the fifth anniversary of the Closing Date, and (B) 1,473,631 shares of the Deferred Founder Shares will vest if, at any time during the Vesting Period, the VWAP of the Common Stock equals or exceeds $16.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) at any 20 trading days in a 30 consecutive trading-day period during the Vesting Period. In the event that the First Triggering Event and/or Second Triggering Event does not occur, the respective Deferred Founder Shares will be forfeited. The Deferred Founder Shares do not have voting rights during the Vesting Period. Both scenarios exclude shares of Common Stock issuable upon the exercise of Warrants held by the Graf Insiders.

(4)
Reflects the assumed conversion of 1,704,318 shares of NKGen common stock held by NKGen equity holders, excluding those held by NKMAX, into 720,462 shares of Common Stock upon Closing based on the estimated Exchange Ratio as of August 1, 2023 of approximately 0.423.

(5)
Reflects the assumed conversion of $16.6 million principal and accrued interest of NKGen’s convertible promissory notes as of August 1, 2023 into 4,983,289 shares of NKGen common stock immediately prior to the Closing and pursuant to their terms, which will be subsequently exchanged for 2,106,573 shares of Common Stock upon Closing based on the estimated Exchange Ratio as of August 1, 2023 of approximately 0.423.

(6)
Reflects the assumed conversion of 30,902,230 shares of NKGen common stock held by NKMAX to Common Stock upon Closing based on the estimated Exchange Ratio as of August 1, 2023 of approximately 0.423 in each scenario and the issuance of 2,500,000 shares of Common Stock upon Closing pursuant to the Backstop Agreement in the Maximum Redemption Scenario. Upon consummation of the Business Combination, New NKGen may become a “controlled company” within the meaning of Nasdaq listing rules and may elect to not comply with certain corporate governance requirements, including the requirement that a majority of the board of directors consist of independent directors, the requirement that the nominating committee is composed entirely of independent directors and the requirement that the compensation committee is composed entirely of independent directors. As a result, securityholders of New NKGen may be afforded less protection under the NYSE listing rules and SEC regulations than stockholders of other public companies. In addition, following the Business Combination, NKMAX would be able to control any action requiring stockholder approval, including, the election of directors, the adoption of amendments to New NKGen’s charter and the approval of any merger, consolidation or sale of all or substantially all of New NKGen’s assets.

(7)
Reflects shares of Common Stock issuable upon the exercise of 3,430,940 Public Warrants, excluding 1,360 Public Warrants held by Graf Insiders. Such Public Warrants are exercisable at an initial exercise price of $11.50 per share, subject to adjustment. Assuming the cash exercise of all Public Warrants, New NKGen will receive aggregate proceeds of approximately $39 million.

(8)
Includes shares of Common Stock issuable upon the cash exercise of 4,721,533 Private Placement Warrants and 1,360 Public Warrants held by Graf Insiders. Such Private Placement Warrants are exercisable at an initial exercise price of $11.50 per share, subject to adjustment. Assuming the cash exercise of all such Private Placement Warrants, New NKGen will receive aggregate proceeds of approximately $54.3 million.

(9)
Includes shares of Common Stock issuable upon the exercise of 2,188,125 New NKGen Options. Assuming an estimated Exchange Ratio as of August 1, 2023 of approximately 0.423, such New NKGen Options are exercisable at a weighted average exercise price of approximately $6.03 per share. Assuming the cash exercise of all such New NKGen Options, New NKGen will receive aggregate proceeds of approximately $13.2 million.

In each case, if the actual facts are different than these assumptions, then the shares outstanding in the will be different and those changes could be material. For more information, please see the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
Conditions to the Completion of the Business Combination
Conditions to the obligation of Graf and NKGen to consummate the Business Combination pursuant to the Merger Agreement, subject to the written waiver of NKGen and Graf, include, among others: (i) the absence of any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the Merger, (ii) approval by Graf Stockholders and NKGen Stockholders of the Merger Agreement, the Business Combination and certain other actions related thereto, (iii) that Graf has not received valid redemption requests (that have not subsequently been withdrawn) from holders of the Public Shares in an amount that would cause Graf not to have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act), (iv) this Registration Statement having been declared effective under the Securities Act and no stop order suspending its effectiveness having been issued by the SEC that remains in effect and no proceeding seeking such stop order having been initiated by the SEC that remains pending, (v) the shares of Common Stock to be issued in connection with the Business Combination having been approved for listing on the Stock Exchange, subject only to official notice of issuance thereof, (vi) Graf has obtained its stockholder approval for the Extensions, as applicable, (vii) that there shall be a directors and officers liability insurance policy(ies) obtained and fully paid for New NKGen applicable after the Closing, (viii) the accuracy of the representations and warranties, measured by a material adverse effect standard and the performance of the covenants and agreements, of Graf and NKGen, respectively, subject to customary materiality qualifications, (ix) the absence of a material adverse event with respect to Graf or NKGen that is continuing and (x) the delivery of customary closing certificates by officers of Graf and NKGen. Unless waived, if any of these conditions are not satisfied, the Business Combination may not be consummated.
Additional conditions to NKGen’s obligations to consummate the Business Combination pursuant to the Merger Agreement, subject to written waiver by NKGen, include, among other things: (i) the Acquiror Closing Cash Condition being met, that Graf has adopted the Proposed Charter, and (iii) certain directors and officers of Graf, as Graf and NKGen will mutually agree on prior to the Closing pursuant to the Merger Agreement, shall have resigned, effective as of the Closing. An additional condition to Graf’s obligation to consummate the Business Combination pursuant to the Merger Agreement, subject to written waiver by Graf, includes receipt of certain mortgage release documents.
Pursuant to the Merger Agreement, conditions to the obligations of Graf and NKGen to complete the Business Combination may be waived, in whole or in part, to the extent permitted by law, either unilaterally or by the agreement of NKGen and Graf in writing, at any time prior to the Closing.
See the section of this proxy statement/prospectus entitled “The Business Combination Proposal” for additional information.
Termination
Mutual Termination Rights
The Merger Agreement may be terminated prior to the Closing by mutual written consent or by either Graf or NKGen for reasons as follows, among others:
•
by mutual written consent of Graf and NKGen,

•
by either Graf or NKGen if the Merger is prohibited by the terms of a final, non-appealable governmental order or a statute, rule or regulation, provided that such prohibition is not primarily caused by the terminating party’s failure to fulfill any obligation under the Merger Agreement,

•
by Graf or NKGen, respectively, if there is any material breach of any representation, warranty, covenant or agreement on the part of NKGen on the one hand, or by Graf, on the other hand, set forth in the Merger Agreement such that certain conditions would not be satisfied at the Closing, subject to customary cure periods,

•
by either Graf or NKGen if the Closing has not occurred on or before the Outside Date, provided that the right to terminate the Merger Agreement will not be available if the terminating party’s failure to fulfill any obligation under the Merger Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing on or before the Outside Date,

•
by either Graf or NKGen if the approval of Graf Stockholders of the Merger Agreement, the Business Combination and certain other actions related thereto has not been obtained by reason of the failure to obtain the required vote at the Special Meeting of Graf Stockholders to be held for the purpose of approving the proposals in connection with the Business Combination or at any adjournment of postponement thereof, and

•
by either Graf or NKGen if Graf Stockholders do not approve the Extensions at a special meeting of Graf Stockholders to be held to vote for the Extensions or at any adjournment of postponement thereof.

Termination Rights of NKGen
The Merger Agreement may be terminated prior to the Closing, by NKGen if:
•
the Graf Board changes or publicly proposes to change its recommendation to Graf Stockholders that they approve the proposals in connection with the Business Combination,

•
if the shares of Common Stock are, or reasonably expected by NKGen to be, delisted from the NYSE or NYSE American, as applicable, following the Extension, because of Graf’s failure to comply with the continued listing requirements of NYSE or NYSE American, as applicable, or

•
if Graf is unable to satisfy the listing requirements to list Common Stock on the Stock Exchange in connection with the Closing.

Termination Rights of Graf
The Merger Agreement may be terminated prior to the Closing, by Graf if NKGen does not deliver the approval of NKGen Stockholders to Graf as promptly as practicable to the extent permitted by applicable law, (and in any event, to the extent permitted, within five (5) days) after the Information Statement regarding the Business Combination is delivered to NKGen Stockholders.
Ancillary Agreements
Sponsor Support and Lockup Agreement
In connection with the entry into the Merger Agreement, on April 14, 2023, Graf, the Graf Insiders holding all of the Founder Shares and Private Placement Warrants and NKGen entered into the Sponsor Support and Lockup Agreement, pursuant to which the Sponsor agreed the Deferred Founder Shares to vesting following Closing, as follows: (i) 1,473,631 Deferred Founder Shares will vest upon, at any time during the Vesting Period, the First Triggering Event and (ii) 1,473,631Deferred Founder Shares will vest upon, at any time during the Vesting Period, the Second Triggering Event. In the event that the First Triggering Event and/or Second Triggering Event does not occur, the respective Deferred Founder Shares will be forfeited. During the Vesting Period, the holders of the Deferred Founder Shares will not be entitled to exercise the voting rights carried by such Deferred Founder Shares, and the holder thereof will not be entitled to receive any dividends or other distributions in respect of such Deferred Founder Shares; provided, that any dividends or distributions paid or made in respect of such Deferred Founder Share will be retained by New NKGen and invested as and to the extent determined by New NKGen, and such dividends or distributions will be paid or made to the holder of such Deferred Founder Share only when and to the extent that such Deferred Founder Share vests in accordance with the Sponsor Support and Lockup Agreement.
Such Graf Insiders agreed (i) to vote all voting equity securities of Graf owned by the Sponsor and such Graf Insiders in favor of the Merger Agreement, Business Combination and each other proposal presented by Graf in the Registration Statement and not to redeem any shares of Common Stock held by them, (ii) to certain non-solicitation limitations with respect to certain competing transactions and (iii) to irrevocably waive, to the fullest extent permitted by law and the organizational documents of Graf, anti-dilution provision. See “Ancillary Agreements Related to the Business Combination — Sponsor Support and Lockup Agreement” for additional information.
NKGen Support Agreements
In connection with and following the execution of the Merger Agreement, on April 14, 2023, Graf, NKGen and certain NKGen Stockholders entered into NKGen Support Agreements, pursuant to which holders representing the requisite vote required to adopt the Merger Agreement and approve the transactions contemplated thereby agreed to vote their shares of NKGen common stock in favor of the Merger and other proposals and matters in support of the Merger and Business Combination. See “Ancillary Agreements Related to the Business Combination — NKGen Support Agreements” for additional information.
Backstop Agreement
Concurrently with the execution of the Merger Agreement, on April 14, 2023, Graf entered into a Backstop Agreement with NKMAX. Pursuant to the Backstop Agreement, NKMAX agreed to, among other things, purchase, contingent upon and subject to the Closing, a purchase price of the lower of (i) $10.00 per share, or (ii) the lowest price per share paid by any other subscriber that has committed to purchase shares of Common Stock pursuant to a subscription agreement with Graf (the “Per Share Purchase Price”), a number of shares of Common Stock (the “Mandatory Backstop Shares”) equal to the Backstop Cash Commitment Amount divided by the Per Share Purchase Price, where the Backstop Cash Commitment Amount is $60 million less the sum of the Closing Trust Account Amount and the PIPE Financing Amount, provided that in no event will the aggregate purchase price paid by NKMAX for the Mandatory Backstop Shares exceed $25 million without the consent of NKMAX. See “Ancillary Agreements Related to the Business Combination — Backstop Agreement” for additional information.
Lockup Agreement
In connection with the Closing, pursuant to the Merger Agreement, Graf, the Sponsor and certain NKGen Stockholders holding 5% or more of the shares of NKGen common stock will enter into a Lockup Agreement, pursuant to which such NKGen Stockholders will agree not to transfer (except for certain permitted transfers) the Lockup Shares (representing approximately 20.9 million shares of New NKGen Common Stock, estimated as of August 1, 2023) for a period of 180 days after the Closing. See “Ancillary Agreements Related to the Business Combination — Lockup Agreement” for additional information.
A&R Registration Rights Agreement
In connection with the Closing, pursuant to the Merger Agreement, New NKGen, certain former NKGen Stockholders and the Graf Insiders will enter into an amended and restated registration rights agreement (the “A&R Registration Rights Agreement”), pursuant to which New NKGen will agree to register for resale certain registrable securities (representing approximately 28.2 million shares of New NKGen Common Stock, estimated as of August 1, 2023). See “Ancillary Agreements Related to the Business Combination — A&R Registration Rights Agreement” for additional information.
Redemption Rights
Pursuant to the Current Charter, a Public Stockholder may request that Graf redeem all or a portion of their Public Shares for cash if the Business Combination is approved and consummated. You will be entitled to receive cash for any Public Shares to be redeemed only if you:
(i)
(a) hold Public Shares or (b) hold Public Shares through Units and you elect to separate your Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares; and

(ii)
prior to 5:00 p.m., New York City time, on August 28, 2023 (which is two business days prior to the scheduled vote at the Special Meeting), (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to the transfer agent, that Graf redeem your Public Shares for cash and (b) deliver your Public Shares to the transfer agent, physically or electronically through DTC.
As noted above, holders of Units must elect to separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. Holders may instruct their broker to do so, or if a holder holds Units registered in its own name, the holder must contact the transfer agent directly and instruct them to do so. Public Stockholders may elect to redeem all or a portion of their Public Shares regardless of whether they vote for or against the Business Combination Proposal, do not vote at all, or are not a holder on the record date. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a Public Stockholder properly exercises its right to redeem its Public Shares and timely delivers its Public Shares to Graf’s transfer agent with a written request to redeem such Public Shares, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, Graf will redeem such Public Shares upon the Closing for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable, excluding any Excise Tax that may be imposed on Graf), divided by the number of then issued and outstanding Public Shares. If a Public Stockholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. See the section of this proxy statement/prospectus entitled “The Special Meeting  —  Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.
Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such Public Stockholder or any other person with whom such Public Stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 20% of the Public Shares. Accordingly, if a Public Stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the Public Shares, then any such shares in excess of that 20% limit would not be redeemed for cash.
Holders of our Public Warrants will not have redemption rights with respect to the Public Warrants.
Special Meeting of Graf Stockholders and the Proposals
The Special Meeting will convene on August 30, 2023 at 10:00 a.m., New York City time, at https://www.cstproxy.com/grafiv/sm2023. Stockholders may attend, vote and examine the list of Graf Stockholders entitled to vote at the Special Meeting by visiting https://www.cstproxy.com/grafiv/sm2023 and entering the control number found on their proxy card, voting instruction form or notice they previously received. The purpose of the Special Meeting is to consider and vote on the Proposals.
Only holders of record of issued and outstanding Common Stock as of the close of business on August 7, 2023, the record date for the Special Meeting, are entitled to notice of and to vote at, the Special Meeting or any adjournment or postponement of the Special Meeting. You may cast one vote for each share of Common Stock that you owned as of the close of business on that record date.
Quorum
A quorum of stockholders is necessary to hold a valid meeting. A quorum will exist at the Special Meeting with respect to each matter to be considered at the Special Meeting if the holders of a majority of the outstanding Common Stock as of the record date present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum.
Required Vote
The Business Combination Proposal.   Approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by Graf Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the proposal. Graf Insiders have agreed to vote their shares in favor of the Business Combination. The Graf Insiders collectively hold approximately 41.4% of the outstanding Common Stock. Accordingly, if all of our outstanding shares were to be voted, we would only need the additional affirmative vote of 889,763 shares of Common Stock representing approximately 14.6% of the outstanding Public Shares currently held by the Public Stockholders in order to approve the Business Combination. If only a minimum quorum of shares of Common Stock, consisting of a bare majority of outstanding shares of Common Stock, is present at the Special Meeting, Graf would not need any Public Shares to be voted in favor of the Business Combination Proposal in order for it to be approved (provided that consummation of the Business Combination is conditioned upon, among other things approval of the condition precedent proposals, compliance with the Acquiror Closing Cash Condition and the requirement that Graf has net tangible assets of at least $5,000,001 immediately prior to or upon consummation of the Business Combination).
The Binding Charter Proposal.   Approval of the Binding Charter Proposal requires the affirmative vote of the holders of at least a majority of the outstanding Common Stock entitled to vote thereon, voting as a single class. The failure to vote, abstentions and broker non-votes have the same effect as a vote “AGAINST” the proposal. The Graf Insiders have agreed to vote their shares in favor of the Binding Charter Proposal.
The Advisory Charter Proposals.   Approval of each of the Advisory Charter Proposals, each of which is a non-binding vote, requires the affirmative vote of a majority of the votes cast by Graf Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes are not considered votes cast and accordingly, have no effect on the outcome of the proposals. The Graf Insiders have agreed to vote their shares in favor of the Advisory Charter Proposals.
The Stock Issuance Proposal.   Approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by Graf Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes are not considered votes cast and accordingly, have no effect on the outcome of the proposal. The Graf Insiders have agreed to vote their shares in favor of the Stock Issuance Proposal.
The Incentive Plan Proposal.   Approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by Graf Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes are not considered votes cast and accordingly, have no effect on the outcome of the proposal. The Graf Insiders have agreed to vote their shares in favor of the Incentive Plan Proposal.
The ESPP Proposal.   Approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by Graf Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by a proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes are not considered votes cast and accordingly, have no effect on the outcome of the proposal. The Graf Insiders have agreed to vote their shares in favor of the ESPP Proposal.
The Director Election Proposal.   If a quorum is present, directors are elected by a plurality of the votes cast, in person or by proxy. This means that the five director nominees who receive the most affirmative votes will be elected. Stockholders may not cumulate their votes with respect to the election of directors. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event that any nominee is unable to serve. If a valid quorum is otherwise established, the failure to vote and abstentions will have no effect on the votes for the director nominees. The Graf Insiders have agreed to vote their shares in favor of the director nominees.
The Adjournment Proposal.   Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by Graf Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes are not considered votes cast and accordingly, have no effect on the outcome of the proposal. The Graf Insiders have agreed to vote their shares in favor of the Adjournment Proposal.

Recommendation of the Graf Board
The Graf Board has unanimously determined that the Business Combination is in the best interests of and advisable to, the Graf Stockholders and unanimously recommends that the Graf Stockholders adopt the Merger Agreement and approve the Business Combination. The Graf Board made its determination after consultation with the officers of Graf and its legal advisors and consideration of a number of factors.
The Graf Board unanimously recommends that you vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Binding Charter Proposal, “FOR” the approval, on an advisory basis, of each of the Advisory Charter Proposals, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the ESPP Proposal, “FOR” the election of each of the director nominees to the New NKGen Board in the Director Election Proposal and “FOR” the approval of the Adjournment Proposal.
For more information about the Graf Board’s recommendation and the proposals, see the sections of this proxy statement/prospectus entitled “The Special Meeting — Vote Required and Graf Board Recommendation” and “The Business Combination Proposal — The Graf Board’s Reasons for the Approval of the Business Combination.”
The Graf Board’s Reasons for the Approval of the Business Combination
We were formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Graf Board considered and evaluated several factors in evaluating and negotiating the transaction and the transaction agreements. For additional information relating to the Graf Board’s evaluation of the transaction and the factors it considered in connection therewith, please see the section of this proxy statement/prospectus entitled “The Business Combination Proposal — The Graf Board’s Reasons for the Approval of the Business Combination.”
Interests of Graf’s Directors and Officers in the Business Combination
When you consider the recommendation of the Graf Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Graf Insiders have interests in such proposal that are different from, or in addition to Public Stockholders and holders of Public Warrants generally. These interests include, among other things, the interests listed below:
•
The Graf Insiders will lose their entire investment in us if we do not complete a business combination by the Termination Date. If we are unable to complete our initial business combination by the Termination Date, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (which interest will be net of taxes payable, excluding any Excise Tax that may be imposed on Graf, and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining Graf Stockholders and the Graf Board, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

•
The Graf Insiders may be incentivized to complete the Business Combination, or an alternative business combination with a less favorable company or on terms less favorable to the Public Stockholders, rather than to liquidate, in which case the Sponsor and the other Graf Insiders would lose their entire investment. As a result, the Graf Insiders may have a conflict of interest in determining whether NKGen is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination. The Graf Board was aware of and considered these interests, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to the Public Stockholders that they approve the Business Combination.
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Certain of our officers and directors have fiduciary or contractual obligations to another entity or entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such other entity. The Current Charter provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Graf and such opportunity is one Graf is legally and contractually permitted to undertake and would otherwise be reasonable for Graf to pursue and to the extent the director or officer is permitted to refer that opportunity to Graf without violating any legal obligation.

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The Graf Insiders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if Graf fails to complete a business combination by the Termination Date. Graf LLC paid an aggregate of $25,000 for certain expenses on our behalf in exchange for issuance of 4,312,500 Founder Shares, or approximately $0.006 per share. On April 2, 2021, Graf LLC transferred all of its Founder Shares to the Sponsor. On April 8, 2021, our Sponsor transferred 20,000 Founder Shares to each of our independent directors, resulting in our Sponsor holding 4,252,500 Founder Shares and four of our directors holding a total of 80,000 Founder Shares. After the IPO underwriters’ partial exercise of their over-allotment option, an aggregate of 22,125 Founder Shares were forfeited, resulting in 4,290,375 Founder Shares outstanding. Upon the Closing, such Founder Shares will become 1,343,113 shares of New NKGen Common Stock (excluding the 2,947,262 Deferred Founder Shares held by the Sponsor at Closing pursuant to the Sponsor Support and Lockup Agreement) and such shares will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would have an aggregate market value of approximately $13.93 million based upon the closing price of $10.37 per public share on NYSE on the record date, but, given the restrictions, lockups and vesting schemes on such shares, we believe such shares have less value. Nevertheless, as a result of the nominal price of $0.006 per share paid by Graf Insiders compared to the recent market price of the Common Stock, the Graf Insiders and their affiliates are likely to earn a positive rate of return on their investments in the Founder Shares even if other holders of Common Stock experience a negative rate of return on their investments in our Common Stock. The Founder Shares would become worthless if Graf does not complete a business combination within the applicable time period, as the Graf Insiders have waived any right to redemption with respect to these shares. However, if Graf Insiders acquire Public Shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if Graf fails to complete an initial business combination before the Termination Date.

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Simultaneously with the closing of the IPO, Graf completed a private sale of an aggregate of 4,433,333 Private Placement Warrants to the Sponsor at a purchase price of $1.50 per warrant, generating proceeds of approximately $6.7 million. Simultaneously with the closing of the over-allotment on June 2, 2021, Graf consummated the second closing of the private placement, resulting in the purchase of an aggregate of an additional 288,200 Private Placement Warrants at $1.50 per Private Placement Warrant, generating additional gross proceeds of approximately $432,000. The Private Placement Warrants are identical to the Public Warrants except that the Private Placement Warrants, so long as they are held by the Sponsor or its permitted transferees, (i) are not redeemable by Graf, (ii) may not (including the Common Stock issuable upon exercise of such Private Placement Warrants), subject to certain limited exceptions, be transferred, assigned or sold by such holders until 30 days after the completion of Graf’s initial business combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights. The warrants held by the Sponsor had an aggregate market value of approximately $2.04 million based upon the closing price of $0.46 per warrant on NYSE on the record date.

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One or some of our officers or directors may serve or continue to serve as a director of New NKGen after the Closing. As such, in the future he or she may receive cash fees, stock options or stock awards that the New NKGen Board determines to pay to its directors and/or officers.

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In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act.

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On January 29, 2021, we entered into a promissory note with the Sponsor, pursuant to which we may borrow up to $150,000 to be used for payment of costs related to the IPO. This promissory note has been paid back in full on May 26, 2021. In connection with the First Extension and advances the Sponsor may make in the future to us for working capital expenses, on May 15, 2023, we issued the Graf Working Capital Note to the Sponsor with a principal amount up to $1,500,000. The Graf Working Capital Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of our initial business combination, or (b) the date of our liquidation. Subject to the terms and conditions of the Merger Agreement, upon maturity, the outstanding principal of the Graf Working Capital Note may be converted into Working Capital Warrants, at a price of $1.50 per warrant, at the option of the Sponsor. Such Working Capital Warrants will have terms identical to the Private Placement Warrants. If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the Trust Account to repay the Graf Working Capital Note, but no proceeds held in the Trust Account would be used to repay the Graf Working Capital Note. As of August 1, 2023, there are approximately $441.709.53 of loans outstanding under the Graf Working Capital Note.

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Following the consummation of the Business Combination, we will continue to indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

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Upon the Closing, subject to the terms and conditions of the Merger Agreement, the Graf Insiders and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination and repayment of any other loans, if any, and on such terms as to be determined by Graf from time to time, made by certain of the Graf Insiders to finance transaction costs in connection with an intended initial business combination. Such reimbursement may not be paid if the Closing does not occur.

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The Graf Insiders holding all of the Founder Shares and Private Placement Warrants have entered into the Sponsor Support and Lockup Agreement pursuant to which such Graf Insiders already agreed to vote its shares in favor of the Business Combination.

These interests may influence the Graf Board in making their recommendation that you vote in favor of the approval of the Business Combination Proposal and the other stockholder proposals. The Graf Board evaluated each of these interests and concluded that the potential benefits that it expected Graf and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors and other risks associated with the Business Combination. Accordingly, the Graf Board unanimously resolved that the Business Combination, the ancillary documents to which Graf is or will be a party and the transactions contemplated thereby (including the Business Combination) were advisable, fair to and in the best interests of, Graf and its Public Stockholders.
See the risk factor entitled “Activities taken by the Graf Insiders and/or their affiliates could influence the vote on the Business Combination Proposal, have a depressive effect on the shares of Common Stock and reduce the public “float” of the shares of New NKGen Common Stock” for additional information on the potential interests of Graf’s directors and officers in the Business Combination. The existence of financial and personal interests of the Graf directors and officers may result in a conflict of interest on the part of one or more of them between what he or she may believe is best for Graf and what he or she may believe is best for himself or herself in determining whether or not to grant a waiver in a specific situation. See the sections of this proxy statement/prospectus entitled “Risk Factors” and “The Business Combination Proposal — Interests of Graf’s Directors and Officers in the Business Combination” for a further discussion of this and other risks.
Interests of NKGen Directors and Officers in the Business Combination
When you consider the recommendation of the Graf Board in favor of approval of the Business Combination Proposal, you should keep in mind that NKGen’s directors and executive officers may have interests in the Business Combination that are different from, or in addition to, those of the Graf Stockholders and the NKGen Stockholders generally. These interests include, among other things, the interests listed below:
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Sangwoo Park, founder of NKGen and executive chairman of the board of directors of NKGen, (a) will directly receive a portion of the Merger Consideration payable in the Merger to the NKGen Stockholders, (b) will receive options to purchase shares of New NKGen Common Stock in the Merger like the other holders of NKGen Options and (c) may serve as a director, officer or employee of New NKGen or the surviving company following the Merger with compensation and other comparable benefits (including indemnification rights);

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Paul Song, M.D., Chief Executive Officer, Vice Chairman and director of NKGen, (a) will directly receive a portion of the Merger Consideration payable in the Merger to the NKGen Stockholders, (b) will receive options to purchase shares of New NKGen Common Stock like the other holders of NKGen Options and (c) may serve as a director, officer or employee of New NKGen or the surviving company following the Merger with compensation and other comparable benefits (including indemnification rights);

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Yong Man Kim, Ph.D., Chief Scientific Officer and director of NKGen, (a) will directly receive a portion of the Merger Consideration payable in the Merger to the NKGen Stockholders, (b) will receive options to purchase shares of New NKGen Common Stock like the other holders of NKGen Options and (c) may serve as a director, officer or employee of New NKGen or the surviving company following the Merger with compensation and other comparable benefits (including indemnification rights); and

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Pierre Gagnon, Chief Operating Officer of NKGen, (a) will receive options to purchase shares of New NKGen Common Stock like the other holders of NKGen Options and (b) may serve as a director, officer or employee of New NKGen or the surviving company following the Merger with compensation and other comparable benefits (including indemnification rights).

Redemption Rights
Pursuant to the Current Charter, a Public Stockholder may request that Graf redeem all or a portion of their Public Shares for cash if the Business Combination is approved and consummated. You will be entitled to receive cash for any Public Shares to be redeemed only if you:
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(a) hold Public Shares or (b) hold Public Shares through Units and you elect to separate your Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares; and

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prior to 5:00 p.m., New York City time, on August 28, 2023 (two business days prior to the scheduled date of the Special Meeting), (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to the transfer agent that Graf redeem your Public Shares for cash and (b) deliver your Public Shares to the transfer agent, physically or electronically through DTC.

As noted above, holders of units must elect to separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. Holders may instruct their broker to do so, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public stockholders may elect to redeem all or a portion of their Public Shares even if they vote for the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a Public Stockholder properly exercises its right to redeem its Public Shares and timely delivers its Public Shares to Continental Stock Transfer & Trust

Company, Graf’s transfer agent, Graf will redeem such Public Shares upon the Closing for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (which interest will be net of taxes payable, excluding any Excise Tax that may be imposed on Graf), divided by the number of then issued and outstanding Public Shares. If a Public Stockholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. See the section of this proxy statement/prospectus entitled “The Special Meeting —  Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.
Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such Public Stockholder or any other person with whom such Public Stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 20% of the Public Shares. Accordingly, if a Public Stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the Public Shares, then any such shares in excess of that 20% limit would not be redeemed for cash.
Holders of our warrants will not have redemption rights with respect to the warrants.
No Delaware Appraisal Rights
Appraisal rights are statutory rights under the DGCL that enable stockholders who object to certain extraordinary transactions to demand that the corporation pay such stockholders the fair value of their shares instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. However, appraisal rights are not available in all circumstances. Appraisal rights are not available to Graf Stockholders or Warrant holders in connection with the Business Combination.
Proxy Solicitation
Proxies may be solicited by mail, telephone or in person. Graf has engaged Morrow Sodali to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares at the Special Meeting if it revokes its proxy before the Special Meeting. A stockholder also may change its vote by submitting a later-dated proxy as described in the section of this proxy statement/prospectus entitled “The Special Meeting — Revoking Your Proxy”.
Stock Exchange Listing
Graf’s Units, Common Stock and Public Warrants are publicly traded on NYSE under the symbols “GFOR.U,” “GFOR” and “GFOR WS,” respectively. Graf intends to apply to list the New NKGen Common Stock and Public Warrants on Nasdaq under the symbols “NKGN” and “NGKNW,” respectively, upon the Closing. In connection with the Closing, each of Graf’s outstanding units will separate into the underlying shares of Common Stock and Public Warrants. As a result, New NKGen will not have units traded following the Closing. It is a condition to the consummation of the Business Combination that the shares of Common Stock to be issued in the Business Combination be approved for listing on the Stock Exchange, subject only to the receipt of official notice of issuance thereof, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Merger Agreement.
Tax Consequences of the Exercise of Redemption Rights
For the U.S. federal income tax considerations of the exercise of redemption rights with respect to the Public Shares, please see “U.S. Federal Income Tax Considerations.” The tax consequences of the foregoing to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, please consult your tax advisor to determine the tax consequences to you of an exercise of redemption rights with respect to the Public Shares.
Sources and Uses of Funds for the Business Combination
The following table summarizes the sources and uses for funding the transaction contemplated by the Merger Agreement, after giving effect to the Redemptions in connection with the First Extension Meeting.

Where actual amounts are not known or knowable, the figures below represent Graf’s good faith estimate of such amounts assuming a Closing as of March 31, 2023 (all numbers in millions).
No Additional Redemptions Scenario
	Sources		Uses
	$	%	$	%
Seller Rollover	$161.6	68.2%	$161.6	68.2%
SPAC Cash in Trust(1)	62.1	26.2%	—	—
Cash on Balance Sheet	—	—	52.1	22.0%
Estimated Outstanding Acquiror Expenses	—	—	10.0	4.2%
Upfront Founder Shares	13.4	5.6%	13.4	5.6%
Total	$237.1	100.0%	$237.1	100.0%
Maximum Redemption Scenario
	Sources		Uses
	$	%	$	%
Seller Rollover	$161.6	68.8%	$161.6	68.8%
Backstop Equity	25.0	10.6%	—	—
SPAC Cash in Trust(1)	35.0	14.9%	—	—
Cash on Balance Sheet	—	—	50.0	21.3%
Estimated Outstanding Acquiror Expenses	—	—	10.0	4.3%
Upfront Founder Shares	13.4	5.7%	13.4	5.6%
Total	$235.0	100.0%	$235.0	100.0%

(1)
Cash in Trust Account as of May 18, 2023.

New NKGen intends to use the cash on its balance sheet after the Closing to pay the transaction expenses, which are currently estimated to be $21.2 million in total, less transaction expenses paid before Closing, and to fund its anticipated clinical trials and operations into 2025. If NKGen waives the Acquiror Closing Cash Condition, New NKGen will not have the same liquidity at Closing as it would have had the condition been satisfied and, as a result, New NKGen’s ability to operate its business and execute its plans following the Closing, including its ability to fund its anticipated clinical trials and operations into 2025, will be adversely affected and New NKGen may be forced to cease certain activities unless it raises additional capital. See the section in this proxy statement/prospectus entitled “Questions and Answers About the Business Combination and the Special Meeting  — Q: What will New NKGen’s liquidity position be following the Closing?” for additional information.
Accounting Treatment
We expect the Business Combination to be accounted for as a common control transaction with respect to NKGen along with a reverse recapitalization with Graf. Under this method of accounting, Graf is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the post-combination company will represent a continuation of the financial statements of NKGen with the acquisition being treated as the equivalent of NKGen issuing stock for the net assets of Graf, accompanied by a recapitalization. The net assets of NKGen will be stated at historical cost, with no goodwill or other intangible assets are recorded. Subsequent to the Business Combination, the historical financial results presented for New NKGen will be those of NKGen.
The determination of NKGen as the accounting acquirer under both the no additional redemptions scenario and the maximum redemption scenario considered various factors, including that under each scenario, NKMAX holds a majority of the voting power of NKGen before the transaction and is expected to hold a majority of the voting power of New NKGen after the transaction, after consideration of the

Deferred Founder Shares that do not have voting rights during the Vesting Period. As a result, there will be no change in control.
Comparison of Stockholder Rights
Following the consummation of the Business Combination, the rights of Graf Stockholders who become New NKGen stockholders in the Business Combination will no longer be governed by the Current Charter and instead will be governed by the Proposed Charter. Our bylaws will continue to be in force immediately after the Effective Time, until the same are amended or modified in accordance with their own terms and applicable law. See the section of this proxy statement/prospectus entitled “Comparison of Stockholder Rights” for further information.
Summary of Risk Factors
In evaluating the proposals to be presented at the Special Meeting, a Graf Stockholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section of this proxy statement/prospectus entitled “Risk Factors.”
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NKGen does not currently have sufficient funds to continue its operations through the consummation of the Business Combination and require additional capital immediately.

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NKGen’s independent registered public accountants and management have expressed substantial doubt as to our ability to continue as a going concern.

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Utilizing NK cells represents a novel approach to the treatment of oncological and neurodegenerative diseases, and NKGen must overcome significant challenges in order to develop, commercialize and manufacture its product candidates.

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Results of any patient who receives NKGen’s product candidates through the compassionate use access program should not be viewed as representative of how the product candidate will perform in a well-controlled clinical trial, and cannot be used to establish safety or efficacy for regulatory approval.

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NKGen has never commercialized a product candidate before, and may lack the necessary expertise, personnel and resources to successfully commercialize any products, if approved.

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If any of NKGen’s product candidates, or any competing product candidates, demonstrate relevant, serious adverse events, NKGen may be required to halt or delay further clinical development.

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If NKGen is not able to maintain or secure agreements with the third parties that conduct the activities related to its clinical trials on acceptable terms, or at all, or if these third parties do not perform their services as contractually required, NKGen may not be able to obtain regulatory approval for its product candidates or commercialize any product candidates that may result from its development efforts.

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The market opportunities for NKGen’s product candidates, if and when approved, may be limited, and if such market opportunities are smaller than it expects, NKGen’s revenues could be materially adversely affected and its business could suffer.

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If NKGen fails to compete effectively with academic institutions and other biotechnology companies that develop similar or alternatives to cellular immunotherapy product candidates, its business will be materially adversely affected.

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NKGen has a limited operating history, has incurred significant losses since its inception, and it expects to continues to incur significant losses for the foreseeable future. NKGen’s independent registered public accountants and management have expressed substantial doubt as to its ability to continue as a going concern.

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NKGen has never generated revenue from product sales and may never achieve or maintain profitability.

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NKGen will require additional capital from existing stockholders or third parties which, if available, may cause dilution to its stockholders, restrict its operations or require it to relinquish rights to its product candidates.

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The regulatory approval process of the FDA and comparable foreign regulatory authorities are lengthy, time-consuming and inherently unpredictable, and even if NKGen completes the necessary clinical trials, it cannot predict when, or if, it will obtain regulatory approval for any of its product candidates, and any such regulatory approval may be for a more narrow indication than it seeks.

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If a regulatory agency fails to accept data from our clinical trials completed in foreign jurisdictions, our regulatory approvals may be delayed.

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NKGen’s manufacturing process is novel and complex, and NKGen may encounter difficulties in production, or difficulties with internal manufacturing, which would delay or prevent its ability to provide a sufficient supply of our product candidates for clinical trials or its products for patients, if approved.

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NKGen’s development and commercialization rights to its current and future product candidates and technology are subject, in part, to the terms and conditions of licenses granted to NKGen by others. If NKGen’s license agreement with NKMAX is terminated, it could lose its rights to key components enabling its NK cell technology platform.

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If any patent protection NKGen or its licensors obtain is not sufficiently robust, NKGen’s competitors could develop and commercialize products and technology similar or identical.

Emerging Growth Company and Smaller Reporting Company
Graf is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. Graf has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, Graf, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Graf’s financial statements with those of another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of Graf’s IPO, (b) in which we have total annual gross revenue of at least $1.23 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our Common Stock held by non-affiliates exceeds $250 million as of the prior June 30, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our Common Stock held by non-affiliates exceeds $700 million as of the prior June 30. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

MARKET PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION
Graf
Ticker Symbol
Graf’s Units, Common Stock and Warrants are currently listed on the NYSE under the symbols “GFOR.U,” “GFOR,” and “GFOR WS,” respectively.
On April 14, 2023, the trading date preceding the announcement of the Business Combination, the closing prices for each Unit, share of Common Stock and Public Warrant as reported by the NYSE were $10.31, $10.20 and $0.16, respectively. On August 7, 2023, the record date for the Special Meeting, the closing prices for each Unit, share of Common Stock and Public Warrant as reported by the NYSE were $10.52, $10.37 and $0.46, respectively. Holders of Graf’s securities should obtain current market quotations for the securities. The market price of Graf’s securities could vary at any time prior to Closing.
Holders
As of August 7, 2023, the record date, there was one holder of record of our Units, six holders of record of our Common Stock and one holder of record of our Public Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose Units, Common Stock and Public Warrants are held of record by banks, brokers and other financial institutions.
Dividend Policy
Graf has not paid any cash dividends on Common Stock to date and does not intend to pay any cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon New NKGen’s revenue and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the New NKGen Board at such time.
NKGen
There is no public market for the shares of NKGen’s common stock.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.
The following summary unaudited pro forma condensed combined financial information (the “Summary Unaudited Pro Forma Information”) gives effect to the Business Combination and related transactions described in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
The unaudited pro forma condensed combined balance sheet as of March 31, 2023 combines the historical unaudited condensed consolidated balance sheet of Graf as of March 31, 2023 with the historical unaudited condensed balance sheet of NKGen as of March 31, 2023, on a pro forma basis, giving effect to the Business Combination and related transactions described in “Unaudited Pro Forma Condensed Combined Financial Information”, as if they had been consummated on March 31, 2023.
The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2023, combines the historical unaudited condensed consolidated statement of operations of Graf for the three months ended March 31, 2023, with the historical unaudited condensed statement of operations of NKGen for the three months ended March 31, 2023. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, combines the historical audited statement of operations of Graf for the year ended December 31, 2022, with the historical audited statement of operations of NKGen for the year ended December 31, 2022. The unaudited pro forma condensed combined statements of operations give effect to the Business Combination and related transactions, summarized in the more detailed Unaudited Pro Forma Condensed Combined Financial Information and accompanying notes included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”, as if they had been consummated on January 1, 2022, the beginning of the earliest period presented.
The following Summary Unaudited Pro Forma Information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”.
The Summary Unaudited Pro Forma Information has been derived from, and should be read in conjunction with the following information appearing elsewhere in this proxy statement/prospectus:
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the historical unaudited condensed consolidated financial statements and accompanying notes of Graf as of and for the three months ended March 31, 2023;

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the historical unaudited condensed financial statements and accompanying notes of NKGen as of and for the three months ended March 31, 2023;

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the historical audited financial statements and accompanying notes of Graf as of and for the year ended December 31, 2022;

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the historical audited financial statements and accompanying notes of NKGen as of and for the year ended December 31, 2022;

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the section entitled “Graf’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

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the section entitled “NKGen’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

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the more detailed Unaudited Pro Forma Information and accompanying notes included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”; and

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the other financial information included elsewhere in this proxy statement/prospectus.

The Summary Unaudited Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what New NKGen’s financial position or results of operations actually would have been had the Business Combination and related transactions been completed at the dates indicated.

In addition, the Summary Unaudited Pro Forma Information does not purport to project the future financial position or operating results of New NKGen.
The pro forma adjustments giving effect to the Business Combination and related transactions, summarized in the more detailed Unaudited Pro Forma Condensed Combined Financial Information and accompanying notes included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”, are discussed in further detail in the footnotes to the unaudited pro forma condensed combined financial information included elsewhere in this proxy statement/prospectus.
As of March 31, 2023, prior to the First Extension Meeting, Public Stockholders held 17,161,500 shares of Graf Common Stock. As a result of the Redemptions in connection with the First Extension Meeting, 11,078,000 shares of Graf Common Stock were redeemed at a redemption price of approximately $10.227 per share, or $113.3 million in total. Following these Redemptions in connection with the First Extension Meeting, Public Stockholders and Graf Insiders held 6,076,700 and 6,800 Public Shares, respectively, for an aggregate 6,083,500 outstanding Public Shares. Based on Graf’s consolidated balance sheet as of March 31, 2023, after giving effect to the Redemptions in connection with the First Extension Meeting, the balance of Public Shares subject to possible redemption is $61.4 million, or $10.09 per remaining outstanding share of Graf Common Stock held by Public Stockholders and Graf Insiders. The Summary Unaudited Pro Forma Information gives effect to the Redemptions in connection with the First Extension Meeting as set forth above.
The Summary Unaudited Pro Forma Information has been prepared using the assumptions below with respect to the potential redemption of Graf Common Stock into cash:
•
Scenario 1 — Assuming No Additional Redemptions:   The no additional redemptions scenario assumes that no additional Public Stockholders exercise their redemption rights with respect to their redeemable Graf Common Stock for a pro rata share of the funds in the Trust Account upon consummation of the Business Combination.

•
Scenario 2 — Assuming Maximum Redemption:   the Maximum Redemptions Scenario assumes that Public Stockholders exercise their redemption rights with respect to a maximum of 2,684,151 shares of Graf Common Stock upon the consummation of the Business Combination at a redemption price of approximately $10.09 per share for an aggregate redemption payment of $27.1 million based on the Trust Account balance as of March 31, 2023, as adjusted for the Redemptions in connection with the First Extension Meeting. This scenario also assumes that Public Stockholders and Graf Insiders holding the remaining 3,399,349 Public Shares do not exercise their redemption rights with respect to their redeemable Public Shares for a pro rata share of the funds in the Trust Account as of March 31, 2023 as adjusted for the Redemptions in connection with the First Extension Meeting.

The Maximum Redemption Scenario assumes the issuance of 2,500,000 shares of Common Stock at $10.00 per share to NKMAX pursuant to the Backstop Agreement (as described in “Ancillary Agreements Related to the Business Combination — Backstop Agreement” elsewhere in this proxy statement/prospectus) and an estimated $10.0 million of Outstanding Acquiror Expenses. Funding under the Backstop Agreement is conditioned upon the Acquiror Closing Cash Amount at Closing, excluding the Backstop Amount, being at least $25.0 million and not greater than $50.0 million.
To determine the outcomes under the Maximum Redemption Scenario, the Acquiror Closing Cash Amount is considered. The Merger Agreement includes as a condition to Closing the Business Combination that, at Closing, the Acquiror Closing Cash Amount is at least $50.0 million. The Maximum Redemption Scenario represents the maximum level of Redemptions that would permit completion of the Business Combination, including satisfying the minimum Acquiror Closing Cash Amount and maximum Mandatory Backstop Shares. The Business Combination may not be consummated if (i) the funds in the Trust Account after redemptions, if any, plus (ii) the gross PIPE Financing Amount, if any, less (iii) the Outstanding Acquiror Expenses are less than $25.0 million. Without a PIPE Financing Amount, assuming Outstanding Acquiror Expenses of $10.0 million and a Backstop Amount of $25.0 million, if there are Redemptions of more than 2,684,151 shares by Public Stockholders and Graf Insiders based on the Trust Account balance as of March 31, 2023, as adjusted for the Redemptions in connection with the First Extension Meeting, the Business

Combination may not be consummated. As a result, a scenario assuming 100% redemption of outstanding Public Shares is not reflected in the pro forma financial information because this scenario would require that NKGen waives or NKGen and Graf mutually agree to reduce the minimum Acquiror Closing Cash Amount condition, or NKGen and Graf mutually approve the issuance of Optional Backstop Shares such that the Acquiror Closing Cash Condition would be met, each of which have not been contemplated as of the date of this proxy statement/prospectus.
Under this Maximum Redemption Scenario, the $50.0 million Acquiror Closing Amount is assumed to be satisfied based on the sum of (i) $35.0 million balance remaining in the Trust Account based on the Trust Account balance as of March 31, 2023, as adjusted for the Redemptions in connection with the First Extension Meeting, comprised of (a) $0.7 million excess of the Trust Account balance over the redeemable Graf Common Stock balance based on the Trust Account balance as of March 31, 2023 and (b) $34.3 million balance ($10.09 per share) from Public Stockholders and Graf Insiders assumed to not exercise their redemption rights and (ii) a Backstop Amount of $25.0 million, minus Outstanding Acquiror Expenses of $10.0 million.
The presentation of pro forma financial statements is dependent upon which entity in the Business Combination is considered the accounting acquirer. A combining entity can be considered an accounting acquirer in one scenario and an accounting acquiree in another. The final accounting for the Business Combination is expected to be determined at Closing.
Under each scenario, Graf currently expects the Business Combination to be accounted for as a common control transaction with respect to NKGen along with a reverse recapitalization with Graf for the reasons summarized below.
Under this method of accounting, Graf is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the post-combination company will represent a continuation of the financial statements of NKGen with the acquisition being treated as the equivalent of NKGen issuing stock for the net assets of Graf, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Subsequent to the Business Combination, the historical financial results presented for New NKGen will be those of NKGen.
Under each scenario, NKMAX holds a majority of the voting power of NKGen before the transaction and is expected to hold a majority of the voting power of New NKGen after the transaction, after consideration of the Deferred Founder Shares that do not have voting rights during the Vesting Period. Therefore, as there will be no change in control, the Business Combination will be accounted for as a common control transaction with respect to NKGen along with a reverse recapitalization with Graf.
Under each scenario, Graf currently expects:
•
the Public Warrants and Private Placement Warrants to retain their respective classifications upon the Closing, where the Public Warrants are equity-classified and the Private Placement Warrants are liability-classified on a recurring fair value basis;

•
the Deferred Founder Shares to be classified as a liability due to terms not indexed to New NKGen’s stock; and

•
the conversion of NKGen options into New NKGen Options for Common Stock to not result in the recognition of incremental share-based payment expenses.

The following table summarizes the number of the shares of Common Stock expected to be outstanding following the consummation of the Business Combination and related transactions under the no additional redemptions scenario and the Maximum Redemption Scenario, after giving effect to the Redemptions in connection with the First Extension Meeting. Additionally, the table excludes the potential dilutive effect of the (i) 4,721,533 Private Placement Warrants, (ii) 3,432,300 Public Warrants (inclusive of 1,360 Public Warrants held by Graf Insiders), (iii) 2,188,125 New NKGen Options and (iv) up to 294,474 warrants that may be issuable upon conversion of the outstanding loan under the Graf Working Capital Note, as of August 1, 2023:

	No Additional Redemptions Scenario		Maximum Redemption Scenario(1)
Ownership % by Shareholder	No. of Shares	% Ownership	No. of Shares	% Ownership
Graf’s Public Stockholders(2)	6,076,700	23.1%	3,392,549	13.0%
Graf Insiders(3)	4,297,175	16.4%	4,297,175	16.5%
Former NKGen equity holders and convertible note holders (other than NKMAX)(4)(5)	2,827,035	10.8%	2,827,035	10.8%
NKMAX(6)	13,063,221	49.7%	15,563,221	59.7%
Total	26,264,131	100.0%	26,079,980	100.0%

(1)
Assumes the Acquiror Closing Cash Amount is met.

(2)
Both scenarios exclude 6,800 Public Shares held by Graf Insiders. The Maximum Redemption Scenario assumes that 2,684,151 shares of Graf Common Stock are redeemed in connection with the Business Combination, which is the maximum level that would permit completion of the Business Combination in accordance with the terms of the Merger Agreement. If the Redemptions in connection with the Business Combination exceeds the number of Redemptions estimated in the Maximum Redemption Scenario, the Business Combination may not be consummated unless the issuance of Optional Backstop Shares is approved such that the Acquiring Closing Cash Condition would be met or the Acquiring Closing Cash Condition would be waived by NKGen or amended by NKGen and Graf, each of which have not been contemplated as of the date of this proxy statement/prospectus.

(3)
Both scenarios include 6,800 Public Shares held by Graf Insiders, 1,343,113 Founder Shares not subject to vesting and forfeiture as well as the 2,947,262 Deferred Founder Shares that are subject to vesting and forfeiture. Deferred Founder Shares are subject to vesting following Closing, as follows: (A) 1,473,631 shares of the Deferred Founder Shares will vest if, at any time during the Vesting Period, VWAP equals or exceeds $14.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) at any 20 trading days in a 30 consecutive trading-day period beginning from the Closing Date until the fifth anniversary of the Closing Date, and (B) 1,473,631 shares of the Deferred Founder Shares will vest if, at any time during the Vesting Period, the VWAP of the Common Stock equals or exceeds $16.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) at any 20 trading days in a 30 consecutive trading-day period during the Vesting Period. In the event that the First Triggering Event and/or Second Triggering Event does not occur, the respective Deferred Founder Shares will be forfeited. The Deferred Founder Shares do not have voting rights during the Vesting Period. Both scenarios exclude shares of Common Stock issuable upon the exercise of Warrants held by the Graf Insiders.

(4)
Reflects the conversion of 1,704,318 shares of NKGen common stock held by NKGen equity holders, excluding those held by NKMAX into 720,462 shares of Common Stock upon Closing based on the estimated Exchange Ratio as of August 1, 2023, of approximately 0.423.

(5)
Reflects the conversion of $16.6 million principal and accrued interest of NKGen’s convertible promissory notes as of August 1, 2023, into 4,983,289 shares of NKGen common stock immediately prior to the Closing and pursuant to their terms, which will be subsequently exchanged for 2,106,573 shares of Common Stock upon Closing based on the estimated Exchange Ratio as of August 1, 2023, of approximately 0.423.

(6)
Reflects the conversion of 30,902,230 shares of NKGen common stock held by NKMAX into 13,063,221 shares of Common Stock upon Closing based on the estimated Exchange Ratio as of August 1, 2023, of approximately 0.423 in each scenario and the issuance of 2,500,000 shares of Common Stock upon Closing pursuant to the Backstop Agreement in the Maximum Redemption Scenario.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

Summary Unaudited Pro Forma Financial Information
	Graf (Historical)	NKGen (Historical)	Pro Forma Condensed Combined Assuming No Additional Redemptions Scenario	Pro Forma Condensed Combined Assuming Maximum Redemption Scenario
Statement of Operations Data – Three Months Ended March 31, 2023
(in thousands except share and per share data)
Revenues	$—	$—	$—	$—
Cost of revenues	$—	$—	$—	$—
Total operating expenses	$955	$6,798	$7,753	$7,753
Loss from operations	$(955)	$(6,798)	$(7,753)	$(7,753)
Other income (expenses):	$1,738	$(1,524)	$(283)	$(283)
Net income (loss)	$379	$(8,322)	$(8,440)	$(8,440)
Weighted average shares outstanding, basic and diluted	21,451,875	32,593,885	23,316,869	23,132,718
Net income (loss) per common share – basic and diluted	$0.02	$(0.26)	$(0.36)	$(0.36)
Statement of Operations Data – Year Ended December 31, 2022
(in thousands except share and per share data)
Revenues	$—	$77	$77	$77
Cost of revenues	$—	$18	$18	$18
Total operating expenses	$2,740	$24,423	$27,163	$27,163
Loss from operations	$(2,740)	$(24,346)	$(27,086)	$(27,086)
Other income (expenses):	$7,726	$(2,401)	$2,381	$2,381
Net income (loss)	$4,548	$(26,754)	$(25,150)	$(25,150)
Weighted average shares outstanding, basic and diluted	21,451,875	15,563,850	23,316,869	23,132,718
Net income (loss) per common share – basic and diluted	$0.21	$(1.72)	$(1.08)	$(1.09)
Balance Sheet Data – As of March 31, 2023
(in thousands)
Total current assets	$295	$1,088	$49,370	$47,284
Total assets	$175,676	$16,978	$64,964	$62,878
Total current liabilities	$3,528	$16,849	$11,903	$11,903
Related party loans	$—	$4,500	$5,000	$5,000
Total liabilities	$6,291	$22,475	$44,336	$44,336
Common stock subject to possible redemption	$174,684	$—	$—	$—
Total stockholders’ equity (deficit)	$(5,299)	$(5,497)	$20,628	$18,542

RISK FACTORS
You should carefully consider the following risks. However, the risks set forth below are not the only risks that we face and we face other risks which have not yet been identified or which are not yet otherwise predictable. If any of the following risks occur or are otherwise realized, our business, financial condition and results of operations could be materially adversely affected. You should carefully consider the risks described below and all other information in this filing, including our financial statements and the related notes to financial statements and schedules thereto.
Risks Related to NKGen
Unless the context otherwise requires, references in this subsection “— Risks Related to NKGen” and in the subsections thereto to “we”, “us”, “our” and “NKGen” generally refer to NKGen in the present tense or New NKGen from and after the Business Combination.
Risks Related to Our Business and Industry
We do not currently have sufficient funds to continue our operations through the consummation of the Business Combination and require additional capital immediately.
We do not currently have sufficient funds to support our operations through a potential closing of the Business Combination prior to the current Termination Date, which is September 29, 2023, and we will need to raise additional capital immediately to continue operations. In the absence of additional sources of financing, we expect that our existing cash and cash equivalents will only allow us to continue our planned operations until the end of August 2023. There can be no assurance that we will be able to timely secure such additional funding on acceptable terms and conditions, or at all. If we cannot obtain sufficient capital immediately, we will not have sufficient cash and liquidity to finance our business operations as currently contemplated and may need to substantially alter, or possibly even discontinue, our operations, and as a result, would not be able to consummate the Business Combination.
Our independent registered public accountants and management have expressed substantial doubt as to our ability to continue as a going concern and the proceeds from the Business Combination may not be sufficient to alleviate such concern.
As of March 31, 2023 and December 31, 2022, we had cash and cash equivalents of approximately $748,000 and $117,000, respectively. The Report of Independent Registered Public Accounting Firm to our December 31, 2022 financial statements includes an explanatory paragraph that expressed substantial doubt about our ability to continue as a going concern. In addition, our unaudited condensed financial statements as of and for the three months ended March 31, 2023 continue to disclose that there is substantial doubt about our ability to continue as a going concern. Our management has also independently determined that there is substantial doubt about our ability to continue as a going concern because we have incurred significant operating losses and expect to continue incurring losses for the foreseeable future. Our financial statements were prepared assuming that we will continue as a going concern and do not include any adjustments that may result from the outcome of this uncertainty. Without additional financing, we expect that our existing cash and cash equivalents will only allow us to continue our planned operations until the end of August 2023, which is prior to the current Termination Date.
Even if we are able to raise additional financing immediately and are able to consummate the Business Combination, the proceeds from the Business Combination may not be sufficient to alleviate such going concern and we may be required to seek additional funding. The Merger Agreement includes as a condition to the consummation of the Business Combination that, at Closing, the Acquiror Closing Cash Amount is at least $50 million. This minimum cash condition may be waived and the Business Combination could be consummated with cash proceeds less than the minimum cash condition. If we waive the minimum cash condition and the Business Combination is consummated with cash proceeds less than the minimum cash condition, we will be be required to seek additional funding and future financial statements may include similar qualifications about New NKGen’s ability to continue as a going concern. If we seek additional financing to fund our business activities in the future and there remains substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding to us on commercially reasonable terms or at all. Further, the perception that we may be unable to continue as a going concern may impede our ability to pursue any potential strategic opportunities or operate our business due to concerns regarding our ability to discharge our contractual obligations. Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and, if approved, commercialize our product candidates. In addition, our ability to raise necessary financing could be impacted by macro-economic conditions, such as an inflationary period or economic slowdown, and market impacts as a result of geopolitical events, including relating to Russia’s invasion of Ukraine.
If we are unable to obtain sufficient funding on a timely basis and on acceptable terms and continue as a going concern, we may be required to significantly curtail, delay or discontinue one or more of our research or development programs or the commercialization of any product candidates or to otherwise reduce or discontinue our operations. If we are ultimately unable to continue as a going concern, we may have to seek the protection of bankruptcy laws or liquidate our assets and may receive less than the value at which those assets are carried on our audited financial statements, and it is likely that our stockholders will lose all or a part of their investment.
Our business depends upon the success of our NK cell therapy platform.
Our success depends on our ability to utilize our NK cell technology platform to generate product candidates, to obtain regulatory approval for such product candidates, and to ultimately commercialize such product candidates. Phase 1 and Phase 1/2 clinical trials to evaluate our first NK cell product candidate, SNK01, in humans are ongoing. All of our product candidates developed from our technology platform will require significant additional clinical and non-clinical development, review and approval by the FDA or other regulatory authorities in one or more jurisdictions, substantial investment, access to sufficient commercial manufacturing capacity and significant marketing efforts before they can be successfully commercialized. If any of our product candidates encounter safety or efficacy problems, developmental delays or regulatory issues, or other problems, such problems could impact the development plans for our other product candidates because all of our product candidates are based on the same core NK cell manufacturing technology.
Utilizing NK cells represents a novel approach to the treatment of oncological and neurodegenerative diseases, and we must overcome significant challenges in order to develop, commercialize and manufacture our product candidates.
To date, the FDA has approved only a few cell-based therapies for commercialization and no NK-based cell therapy has been approved for commercial use by any regulatory authority. The processes and requirements imposed by the FDA or other applicable regulatory authorities may cause delays and additional costs in obtaining approvals for marketing authorization for our product candidates. We believe our NK cell platform product candidates are novel, and because cell-based therapies are relatively new, regulatory agencies may lack precedents for evaluating product candidates like our NK product candidates. As the cell-based therapy field develops further, the processes and requirements imposed by the regulatory agencies may evolve in a manner that adversely impacts us. The novelty of our product candidates may also lengthen the regulatory review process, including the time it takes for the FDA to review our IND applications if and when submitted, increase our development costs and delay or prevent approval and commercialization of our NK cell therapy platform product candidates.
Additionally, advancing novel cell-based therapies for the treatment of oncological and neurodegenerative diseases creates significant challenges for us, including, but not limited to:
•
enrolling and retaining sufficient numbers of patients in our ongoing and future clinical trials;

•
training a sufficient number of medical personnel on how to properly prepare and administer our NK cells;

•
training a sufficient number of medical and clinical laboratory personnel in the proper collection and handling of clinical samples in our clinical trials to enable a sufficient understanding of pharmacokinetics and pharmacodynamics for the design of an optimal dosing regimen;

•
educating medical personnel regarding the potential side-effect profile of our NK cells and, as the clinical program progresses, on observed side effects with the therapy;

•
developing a reliable and safe and an effective means of manufacturing our NK cells;

•
manufacturing, cryopreservation, storage, and transport logistics of handling our NK cells on a large scale and in a cost-effective manner;

•
sourcing starting material suitable for clinical and commercial manufacturing; and

•
establishing sales and marketing capabilities, as well as developing a manufacturing process and distribution network to support the commercialization of any approved products.

We must be able to overcome these challenges in order for us to develop, commercialize and manufacture our product candidates utilizing NK cells.
Certain aspects of the function and production of NK cells are currently unknown or poorly understood, and may only become known through further preclinical testing and clinical trials. Any potential changes to our process may result in delays and additional expenses.
NKGen’s current clinical experience with NK cell therapy is predominantly based on cells from both donors and patients. Current industry limitations include difficulty in expanding cell production to commercial levels, low cell cytotoxicity at baseline, loss of cytotoxicity after cryopreservation, low persistence requiring repeated dosing, and poor solid tumor microenvironment penetration. We are currently conducting Phase 1 clinical trials for SNK01. There is a risk that the early clinical results or compassionate use results may not be reflective of future clinical trial results which may require us to re-evaluate trial design and other aspects of the testing procedures. There is also a limited history of NK cell manufacturing for clinical use, and our understanding of NK cell biology is continuously expanding. If we find that our current manufacturing processes are inadequate, or should we identify opportunities for material improvement, adaptation of process improvements may require significant time and expense. Process improvements might also necessitate new pre-clinical studies and clinical protocols to establish product comparability. If we are unable to show comparability after a process change, further changes to our manufacturing process and/or clinical trials will be required. For example, if sufficient comparability is not shown, we may be required to repeat one or more clinical trials.
The foregoing processes would require us to redesign the clinical protocols and clinical trials for our product candidates and could require significant additional time and resources to complete, as well as the participation of a significant number of additional clinical trial participants and cell donors, any of which would delay the clinical development of our product candidates and their eventual commercialization.
Results of any patient who receives our product candidates through the compassionate use access program should not be viewed as representative of how the product candidate will perform in a well-controlled clinical trial, and cannot be used to establish safety or efficacy for regulatory approval.
We have received requests for compassionate use access to our investigational drugs by physicians for their patients that do not meet the entry criteria for enrollment into our clinical trials. Generally, physicians requesting compassionate use for their patients have no other treatment alternatives for these serious conditions. We evaluate each compassionate use request on an individual basis, and in some cases grant access to our investigational product candidates outside of our sponsored clinical trials in cases where there is rationale that our investigational product may impact the condition and only after currently approved treatments have been exhausted.
Individual patient results from compassionate use access, including but not limited to, their experiences, testimonials, testing results and related images, may not be used to support submission of a regulatory application, may not support approval of a product candidate, and should not be considered to be indicative of results from any on-going or future well-controlled clinical trial. Before we can seek regulatory approval for any of our product candidates, we must demonstrate in well-controlled clinical trials statistically significant evidence that the product candidate is both safe and effective for the indication for which we are seeking approval. The results of our compassionate use program may not be used to establish safety or efficacy or regulatory approval.

Clinical development involves a lengthy and expensive process with an uncertain outcome, and we may encounter substantial delays due to a variety of reasons outside our control.
Clinical trials are expensive, time consuming and subject to substantial uncertainty. A failure of one or more of our clinical trials can occur at any time during the clinical trial process due to scientific feasibility, safety, efficacy, changing standards of medical care and other variables. Any failure of one or more of our clinical trials could prevent us from obtaining the FDA and other regulatory approvals necessary to commercialize our product candidates. The results from preclinical testing, compassionate use or early clinical trials of a product candidate may not predict the results that will be obtained in later phase clinical trials of the product candidate. NKGen, the FDA, or other applicable regulatory authorities may suspend or terminate clinical trials of a product candidate at any time for various reasons, including, but not limited to, a belief that subjects participating in such trials are being exposed to unacceptable health risks or adverse side effects, or other adverse initial experiences or findings. The FDA, or other applicable regulatory authorities may also require us to conduct additional preclinical studies or clinical trials due to negative or inconclusive results or other reasons, fail to approve or find deficiencies in the raw materials, manufacturing processes or facilities of third-party manufacturers upon which we rely, and change their approval policies or regulations or their prior guidance to us during clinical development in a manner rendering our clinical data insufficient for approval. In addition, data collected from clinical trials may not be sufficient to support the submission of a Biologics License Application (“BLA”) or other applicable regulatory filings. We cannot guarantee that any clinical trials that we may plan or initiate will be conducted as planned or completed on schedule, if at all.
Events that may prevent successful initiation, timely completion, or positive outcomes of our clinical development include, but are not limited to:
•
delays in obtaining regulatory approval to commence a clinical trial;

•
delays in reaching agreement on acceptable terms with prospective clinical trial sites or contract research organizations (“CROs”), the terms of which can be subject to extensive negotiation and may vary significantly among different trial sites and CROs;

•
our inability to recruit and maintain sufficient patients for our clinical trials in a timely manner or at all;

•
delays in achieving a sufficient number of clinical trial sites or obtaining the required institutional review board (“IRB”) and/or other site-specific review committee(s), approval(s) at each clinical trial site;

•
imposition of a temporary or permanent clinical hold by us or by the FDA or other regulatory agencies based on emerging data;

•
clinical sites deviating from trial protocol or dropping out of a trial;

•
our inability to obtain long-term follow-up data due to patient drop out or in cases where patients elect to receive post-protocol treatment for their disease before it progresses;

•
suspension or termination of a clinical trial by the IRB of the institutions in which such trials are being conducted or by a data safety monitoring board (where applicable);

•
delays in sufficiently developing, characterizing or controlling a manufacturing process suitable for clinical trials, or production delays, shutdowns or setbacks at any of our contract manufacturers;

•
delays due to additional regulatory, site and clinical trial participant approvals required if a product candidate, especially a product candidate custom manufactured for a specific patient, does not meet the required specifications;

•
delays in reaching a consensus with regulatory agencies on the design or implementation of our clinical trials;

•
changes in regulatory requirements or guidance that may require us to amend or submit new clinical protocols, or such requirements may not be as we anticipate;

•
changes in the standard of care or treatment landscape on which a clinical development plan was based, which may require new or additional trials;

•
insufficient quantities or inadequate quality of our product candidates or other materials necessary to conduct preclinical studies or clinical trials of our product candidates, including potential limitations to the availability of comparator or combination agents;

•
clinical trials of our product candidates producing negative or inconclusive results, which may result in our deciding, or regulators requiring us, to conduct additional clinical trials or abandon product development programs;

•
failure of enrolled patients in foreign countries to adhere to clinical protocol as a result of differences in healthcare services or cultural customs, or additional administrative burdens associated with foreign regulatory schemes;

•
failure of regulators to accept data from our clinical trials completed in foreign jurisdictions if we do not satisfy certain regulatory requirements;

•
failure of ourselves or any third-party manufacturers, contractors or suppliers to comply with regulatory requirements, maintain adequate quality controls, or be able to provide sufficient product supply to conduct and complete preclinical studies or clinical trials of our product candidates;

•
failure of obligations by or termination of relationships with our or NKMAX’s collaboration partners, such as Merck KGaA; or

•
failure by one of our partners to provide combination drug whether due to shortage, discontinuation of product, termination of collaboration, or for any other reason.

Our business is highly dependent on the clinical success of our product candidates, and on the clinical success of SNK01 and SNK02 in particular, and we may fail to develop SNK01, SNK02 and/or our other product candidates successfully or may be unable to obtain regulatory approval for them.
We cannot guarantee that SNK01, SNK02 (which include allogeneic SNK02 and HER2-CAR SNK02), or any of our future product candidates, will be safe and effective, or will be approved for commercialization, on a timely basis or at all. Although we have employees with prior experience with clinical trials, regulatory approvals, and current good manufacturing practice (“GMP”), we have completed clinical trials in non-small cell lung cancer (“NSCLC”) using SNK01 but have not submitted a BLA to the FDA, or similar regulatory approval filings to comparable foreign authorities, for any product candidate, and we cannot be certain that SNK01 and SNK02, or any of our other product candidates, will be successful in clinical trials or receive regulatory approval. The FDA, and other comparable global regulatory authorities can delay, limit or deny approval of a product candidate for many reasons. For further details about such reasons, see “— Clinical development involves a lengthy and expensive process with an uncertain outcome, and we may encounter substantial delays due to a variety of reasons outside our control.” Any delay in obtaining, or inability to obtain, applicable regulatory approval will delay or harm our ability to successfully commercialize SNK01, SNK02, or any of our other product candidates, and could materially adversely affect our business, financial condition, results of operations and growth prospects.
SNK01 is in an early-stage clinical trial and is subject to the risks inherent in drug development. If the ongoing Phase 1 trial or our later clinical trials of SNK01 encounter concerning safety signals, efficacy concerns, manufacturing problems, enrollment issues, development delays, regulatory issues, or other problems, our development plans for SNK01 could be significantly impaired, which could materially adversely affect our business, financial condition, results of operations and growth prospects. If our planned Phase 1 trial or later clinical trials of SNK02 encounter safety, efficacy or manufacturing problems, enrollment issues, development delays, regulatory issues, or other problems, our development plans for SNK02 and our other product candidates could be significantly impaired, which could materially adversely affect our business, financial condition, results of operations and growth prospects.
Furthermore, because SNK01 and SNK02 are our lead product candidates, and because our other product candidates are based on similar technology, if our clinical trials of SNK01 or SNK02 experience any of the foregoing issues, our development plans for our other product candidates in our pipeline could also be significantly impaired, which could materially adversely affect our business, financial condition, results of operations and growth prospects.
We may also evaluate our product candidates in combination with one or more other neurodegenerative diseases treatments that have not yet been approved for marketing by the FDA or similar regulatory authorities outside of the United States. If the FDA or similar regulatory authorities outside of the United States do not approve these other drugs or revoke their approval of, or if safety, efficacy, manufacturing, or supply issues arise with, the drugs we choose to evaluate in combination with any product candidate we develop, we may be unable to obtain approval of or market our product candidates.
Our preclinical programs may experience delays or may never advance to clinical trials, which would adversely affect our ability to obtain regulatory approvals or commercialize these programs on a timely basis or at all.
In order to obtain FDA or other regulatory authority approval to market a new biological product we must demonstrate proof of safety, purity and potency, or efficacy, in humans. To meet these requirements, we will have to conduct adequate and well-controlled clinical trials. To date, SNK01 is our only product candidate to enter clinical development, and we recently received FDA IND clearance to conduct a Phase 1 study in solid tumors for SNK02. Before we can commence clinical trials for additional product candidates, we must complete extensive preclinical testing and studies that support our planned INDs in the United States.
We cannot be certain of the timely completion or outcome of our preclinical testing and studies and cannot predict if the FDA will accept our proposed clinical programs or if the outcome of our preclinical testing and studies will ultimately support the further development of our programs. In addition, we may voluntarily decide to delay, suspend, terminate or partner with third parties in respect of certain product development programs, for example to prioritize other product candidates. As a result, we may not submit INDs or similar applications for our preclinical programs within our anticipated timelines, if at all, and submission of INDs or similar applications may not result in the FDA or other regulatory authorities allowing clinical trials to begin.
Conducting preclinical testing is a lengthy, time-consuming and expensive process. The length of time may vary substantially according to the type, complexity and novelty of the program, and often can be several years or more per program. Any delays in preclinical testing and studies conducted by us or potential future partners may cause us to incur additional operating expenses. The commencement and rate of completion of preclinical studies for a product candidate may be delayed by many factors, including, for example:
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inability to generate sufficient preclinical or other in vivo or in vitro data to support the initiation of clinical trials;

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delays in reaching a consensus with regulatory agencies on study design;

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the FDA (or other regulatory authorities) not allowing us to rely on clinical trials completed in foreign jurisdictions if we do not satisfy certain regulatory requirements; and

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the FDA (or other regulatory authorities) not allowing us to rely on previous findings of safety and efficacy for other similar products and published scientific literature.

Moreover, because standards for pre-clinical assessment are evolving and may change rapidly, even if we reach an agreement with the FDA on a pre-IND proposal, the FDA may not accept the IND submissions as presented, in which case the clinical trial timeline could be delayed.
Even if we obtain regulatory approval for a product candidate, our products will remain subject to continuous subsequent regulatory obligations and scrutiny.
We intend to develop our product candidates to treat neurodegenerative diseases. Even if any product candidate we develop were to receive marketing approval or be commercialized for use in combination with other existing therapies, we would continue to be subject to the risks that the FDA or similar regulatory authorities outside of the United States could revoke approval of the combination therapy used with our product candidate or that safety, efficacy, manufacturing or supply issues could arise with these existing therapies. This could result in our own products being removed from the market or being less successful commercially.
If our product candidates are approved, they will be subject to ongoing regulatory requirements for pharmacovigilance, manufacturing, labeling, packaging, storage, advertising, promotion, sampling, record-keeping, conduct of post-marketing studies (if any) and submission of other post-market information, including both federal and state requirements in the United States and equivalent requirements of comparable regulatory authorities.
Manufacturers and manufacturers’ facilities are required to comply with extensive FDA, and comparable regulatory authority requirements, including ensuring that quality control and manufacturing procedures conform to GMP regulations. As such, we and our contract manufacturers, if any, will be subject to continual review and inspections to assess compliance with GMP and adherence to commitments made in any marketing authorization application. Accordingly, we and others with whom we work must continue to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production and quality control.
Any regulatory approvals that we or our collaboration partners receive for our product candidates may be subject to limitations on the approved conditions of use for which the product may be marketed or to the conditions of approval or may contain requirements for potentially costly additional data generation, including clinical trials. We will be required to report certain adverse reactions and production problems, if any, to the FDA and comparable regulatory authorities, and to conduct surveillance to monitor the safety and efficacy of the product candidate. Any new legislation addressing drug safety could result in delays in product development or commercialization or increased costs to assure compliance.
We will have to comply with requirements concerning advertising and promotion for our products. Promotional communications with respect to prescription drugs are subject to a variety of legal and regulatory restrictions that vary throughout the world and must be consistent with the information in the product’s approved label. As such, we may not promote our products in ways that are not consistent with FDA-approved labeling, e.g., for indications or uses for which they do not have approval.
If our product candidates are approved, we must submit new or supplemental applications and obtain prior approval for certain changes to the licensed products, therapeutic indications, product labeling and manufacturing process. These changes may require submission of substantial data packages that may include clinical data.
If a regulatory authority discovers previously unknown problems with an approved product, such as adverse events of unanticipated severity or frequency, or if there are problems with the facility where the product is manufactured or the regulatory authority disagrees with the advertising, promotion, marketing or labeling of a product, such regulatory agency may impose restrictions on that product or on us. If we fail to comply with applicable regulatory requirements, a regulatory authority such as FDA may, among other things:
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issue warning or untitled letters;

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refer a case to the U.S. Department of Justice (“U.S. DOJ”) to impose civil or criminal penalties;

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begin proceedings to suspend or withdraw regulatory approval;

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issue an import alert;

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suspend our ongoing clinical studies or put our IND on clinical hold;

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refuse to approve pending applications (including supplements to approved applications) submitted by us;

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ask us to initiate a product recall; or

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refer a case to the U.S. DOJ to seize and forfeit products or obtain an injunction imposing restrictions on its operations.

Any government investigation of alleged violations of law or regulations could require us to expend significant time and resources in response and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect our ability to commercialize and generate revenue from our products. If regulatory sanctions are applied or if regulatory approval is withdrawn, our value and operating results will be adversely affected.
We have never commercialized a product candidate before, and we may lack the necessary expertise, personnel and resources to successfully commercialize any products, if approved. We may be unable to establish effective marketing and sales capabilities or enter into agreements with third parties or related parties to market and sell our product candidates, if they are approved, and as a result, we may be unable to generate product revenues.
We have little to no prior experience in, and currently have a limited commercial infrastructure for, the marketing, sale and distribution of biopharmaceutical products. To achieve commercial success for the product candidates which we may license to others, we will rely on the assistance and guidance of those collaborators. For product candidates for which we retain commercialization rights and marketing approval, if approved, in order to commercialize our product candidates, we must continue to build out our marketing, sales and distribution capabilities, including a comprehensive healthcare compliance program, or arrange with third parties to perform these services, which will take time and require significant financial expenditures and could delay any product launch and we may not be successful in doing so. There are significant risks involved with building and managing a commercial infrastructure.
We, or our collaborators, will have to compete with other pharmaceutical and biotechnology companies to recruit, hire, train, manage and retain medical affairs, marketing, sales and commercial support personnel. Recruiting, training and retaining a sales force is expensive and time-consuming and could delay any product launch. If the commercial launch of a product candidate for which we recruit a sales force and establish marketing capabilities is delayed or does not occur for any reason, we would have incurred these commercialization expenses prematurely or unnecessarily. These efforts may be costly, and our investment would be lost if we cannot retain or reposition our sales and marketing personnel. In the event we are unable to develop a commercial infrastructure, we may not be able to commercialize our current or future product candidates, which would limit our ability to generate product revenues. Even if we are able to effectively establish a sales force and develop a marketing and sales infrastructure, our sales force and marketing teams may not be successful in commercializing our current or future product candidates. To the extent we rely on third parties to commercialize any products for which we obtain regulatory approval, we would have less control over their sales efforts and could be held liable if they failed to comply with applicable legal or regulatory requirements.
Enrollment and retention of patients in clinical trials is an expensive and time-consuming process and could be delayed, made more difficult or rendered impossible by multiple factors outside our control.
Clinical trials of a new product candidate require the enrollment of a sufficient number of patients, including patients who are suffering from the disease that the product candidate is intended to treat and who meet other eligibility criteria. The rates of patient enrollment, a significant component in the timing of clinical trials, are affected by many factors, including, but not limited to:
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our ability to identify and qualify investigation sites to participate in our clinical trials;

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the size and nature of the patient population;

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the design and eligibility criteria of the clinical trial;

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the proximity of subjects to clinical sites;

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the patient referral practices of physicians;

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staff turnover at the clinical sites;

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changing medical practice patterns or guidelines related to the indications we are investigating;

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competing clinical trials or approved therapies which present an attractive alternative to patients and their physicians;

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perceived risks and benefits of the product candidate under study, including as a result of adverse effects observed in similar or competing therapies;

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our ability to obtain and maintain patient consents due to various reasons;

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the risk that enrolled subjects will drop out or die before completion of the trial;

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patients failing to complete a clinical trial or returning for post-treatment follow-up;

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our ability to manufacture the requisite supply of our product candidates for a patient and clinical trials; and

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any failure or any delay by us or by our clinical sites to obtain sufficient quantities of components and supplies necessary for the conduct of our clinical trials, including potential limitations to the availability of comparator or combination agents.

In addition, we need to compete with many ongoing clinical trials to recruit patients into our expected clinical trials. Our clinical trials may also compete with other clinical trials of product candidates that are in a similar cellular immunotherapy area as our product candidates, and this competition could reduce the number and types of patients available to us, because some patients who might have opted to enroll in our trials may instead opt to enroll in a trial being conducted by one of our competitors. Since the number of qualified clinical investigators is limited, we may conduct some of our clinical trials at the same clinical trial sites that some of our competitors use, which will reduce the number of patients who are available for our clinical trials at such clinical trial site. If we are unable to enroll a sufficient number of patients in our clinical trials in a timely manner, our completion of clinical trials may be delayed or may not be achieved, which would prevent us from further developing or commercializing our product candidates.
The clinical development of our product candidates depends on our ability to manufacture and provide the requisite supply of our product candidates for our clinical trials. Any failure or delays by us to manufacture and provide our product candidates in sufficient quantity and quality for the conduct of our clinical trials, may delay our ability to enroll and treat patients in, or complete, our current or future clinical trials of our product candidates on time, if at all.
The clinical development of our product candidates also depends on the availability of a sufficient supply of certain other materials and agents used in our clinical trials. For example, certain clinical trial protocols require the use of comparator treatments. If any standard of care therapies become unavailable or limited in supply, it would adversely impact our ability to complete the trial. Further, we may develop certain of our product candidates as a combination therapy with other neurodegenerative diseases treatments, which would require the availability and use of those therapeutic agents in certain of our clinical trial protocols.
If we are unable to enroll a sufficient number of patients in our clinical trials in a timely manner, our completion of clinical trials may be delayed or may not be achieved, which would prevent us from further developing or commercializing our product candidates.
The results of preclinical studies and early-stage clinical trials may not be predictive of future results. Interim, “topline” and preliminary data from our clinical trials may differ materially from the final data.
The results of preclinical studies may not be predictive of the results of clinical trials, and the results of any early-stage clinical trials we commence may not be predictive of the results of the later-stage clinical trials. For example, preclinical models as applied to cell therapy in oncology do not adequately represent the clinical setting, and thus cannot predict clinical activity nor all potential risks, and may not provide adequate guidance as to the appropriate dose or administration regimen of a given therapy.
From time to time, we may publicly disclose preliminary or “topline” data from our clinical trials, which is based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular trial, including as patient enrollment continues and more data on existing patients becomes available. We also make assumptions, estimations, calculations and conclusions as part of our analyses of data, and we may not have received or had the opportunity to evaluate all data fully and carefully. As a result, any topline data from our clinical trials, such as SNK01, may differ from, and may not be indicative of, future results of the same clinical trials, or different conclusions or considerations may qualify such topline results once additional data have been received and fully evaluated. Topline data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, topline data should be viewed with caution until the final data are available and negative differences between preliminary or interim data and final data could materially adversely affect the prospects of any product candidate that is impacted by such data updates.
Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate or product and the value of our company in general. In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is typically a summary of extensive information, and others may not agree with what we determine is the material or otherwise appropriate information to include in our disclosure, and any information we determine not to disclose may ultimately be deemed significant with respect to future decisions, conclusions, views, activities or otherwise regarding a particular product, product candidate or our business. If the topline data that we report differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for, and commercialize, our product candidates may be harmed.
If any of our product candidates, or any competing product candidates, demonstrate relevant, serious adverse events, we may be required to halt or delay further clinical development.
Undesirable side effects that may be caused by our product candidates could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label than anticipated or the delay or denial of regulatory approval by the FDA or comparable foreign regulatory authorities. Results of our clinical trials could reveal a high and unacceptable severity and prevalence of side effects or unexpected characteristics.
Current data from the SNK01 clinical trials indicates that SNK01 is generally well-tolerated. To date, there have been a total of four events ≥ Grade 2 reported by two participants as related/possibly related to SNK01 across the clinical trials. One patient experienced a total of three events which were grade 2 chills, grade 3 chills, and grade 2 infusion reaction, all of which resolved. A different patient experienced one grade 2 event of intermittent pain upper central abdomen which also resolved. However, due to the few events that have been reported on the SNK01 development program, there may be additional and unforeseen events that may emerge as we continue to conduct clinical trials. See “Business of NKGen — SNK01 for the treatment of neurodegenerative diseases — Initial clinical report of SNK01 in neurodegenerative disease.”
While the preliminary data from our SNK01 Phase 1 clinical trial investigating the safety and tolerability in AD patients and Phase 1/2a clinical trial investigating the combination of SNK01 with a therapeutic antibody, cetuximab, indicate that NK cell-based therapies may be well-tolerated, there can be no assurance that future patients will not experience adverse effects. If unacceptable side effects arise in the development of our product candidates such that there is no longer a positive benefit-risk profile, we, the FDA, or the IRBs at the institutions in which our trials are conducted could suspend or terminate our clinical trials or the FDA or comparable foreign regulatory authorities could order us to cease clinical trials or deny approval of our product candidates for any or all targeted indications. Treatment-related side effects could also affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. In addition, these side effects may not be appropriately recognized or managed by the treating medical staff, and inadequate training in recognizing or managing the potential side effects of our product candidates could result in patient injury or death. The occurrence of side effects may also harm our reputation or the reputation of our products, which may have a significant impact on our business and stock price.
If we are not able to maintain or secure agreements with the third parties that conduct the activities related to our clinical trials on acceptable terms, or at all, or if these third parties do not perform their services as contractually required, or if these third parties fail to timely transfer any regulatory information held by them to us, we may not be able to obtain regulatory approval for our product candidates or commercialize any product candidates that may result from our development efforts, or may miss expected deadlines.
We rely on entities outside of our control, which may include academic institutions, CROs, hospitals, clinics and other third-party strategic partners, to monitor, support, conduct and oversee preclinical studies and clinical trials of our current and future product candidates. As a result, we have less control over the timing and cost of these studies and the ability to recruit trial subjects than if we conducted these trials with our own personnel. If we are unable to maintain or enter into agreements with these third parties on acceptable terms, or if any such engagement is terminated prematurely, we may be unable to enroll subjects on a timely basis or otherwise conduct our clinical trials as planned. In addition, there is no guarantee that these third parties will devote adequate time and resources to our clinical trials or perform as required by our contract or in accordance with regulatory requirements, including maintenance of clinical trial information regarding our product candidates. If these third parties fail to meet expected deadlines, fail to transfer to us any regulatory information in a timely manner, fail to adhere to protocols or fail to act in accordance with regulatory requirements or our agreements with them, or if they otherwise perform in a substandard manner or in a way that compromises the quality or accuracy of their activities or the data they obtain, then clinical trials of our product candidates may be extended or delayed with additional costs incurred, or our data may be rejected by the FDA or other regulatory agencies. Ultimately, we are responsible for ensuring that each of our clinical trials is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards, and our reliance on third parties does not relieve us of our regulatory responsibilities.
We and our CROs are required to comply with good clinical practice (“GCP”), regulations and guidelines enforced by the FDA and comparable foreign regulatory authorities for products in clinical development. Regulatory authorities enforce these GCP through periodic inspections of clinical trial sponsors, principal investigators and clinical trial sites. If we or any of our CROs fail to comply with applicable GCP, the clinical data generated in our clinical trials may be deemed unreliable and our submission of marketing applications may be delayed, or the FDA or foreign regulatory authority may require us to perform additional clinical trials before approving our marketing applications. Upon inspection, the FDA or comparable foreign regulatory authority could determine that any of our clinical trials fail or have failed to comply with applicable GCP.
Our business also may be implicated if any of our CROs and/or clinical trial sites violates fraud and abuse or false claims laws and regulations or healthcare privacy and security laws.
If any of our third-party clinical trial sites terminate for any reason, we may experience the loss of follow-up information on subjects enrolled in our ongoing clinical trials unless we are able to transfer the care of those subjects to another qualified clinical trial site. Further, our CROs and/or clinical trial sites are not required to work indefinitely or exclusively with us. Our existing agreements with our CROs and/or clinical trial sites may be subject to termination by the counterparty upon the occurrence of certain circumstances. If any CRO and/or clinical trial sites terminates its agreement with us, the research and development of the relevant product candidate would be suspended, and our ability to research, develop and license future product candidates would be impaired. We may be required to devote additional resources to the development of our product candidates or seek a new CRO partner and/or clinical trial sites, and the terms of any additional arrangements that we establish may not be favorable to us. Switching or adding CROs and/or clinical trial sites or other service providers can involve substantial cost and require extensive management time and focus. In addition, there is a natural transition period when a new CRO and/or clinical trial sites or service provider commences work. As a result, delays may occur, which can materially impact our ability to meet our desired clinical development timelines. If we are required to seek alternative arrangements, the resulting delays and potential inability to find suitable replacements could materially and adversely impact our business.
Our approach to the development of product candidates based on our NK cell therapy platform is unproven, and we do not know whether we will be able to develop any products of commercial value, or if competing technological approaches will limit the commercial value of our product candidates or render our platform obsolete.
Our success depends on our ability to develop, obtain regulatory approval for and commercialize our product candidates utilizing our NK cell therapy platform, including manufacturing capabilities, which leverages relatively novel technologies. While we have had favorable preclinical study results based on our platform, we have not yet succeeded and may not succeed in demonstrating efficacy and safety for any product candidates in clinical trials or in obtaining marketing approval thereafter. We initiated a Phase 1 trial of our lead product candidate, SNK01. There is no guarantee that we will be able to timely complete our clinical study and we may experience additional timeline delays or serious adverse events, and our product candidates may never become commercialized. All of our product candidates will require significant additional clinical and non-clinical development, review and approval by the FDA or other regulatory authorities in one or more jurisdictions, substantial investment, and significant marketing efforts before they can be successfully commercialized. Our methodology and novel approach to cellular therapy may be unsuccessful in identifying additional product candidates, and any product candidates based on our platform may be shown to have harmful side effects or may have other characteristics that may necessitate additional clinical testing, or make the product candidates unmarketable or unlikely to receive marketing approval. Further, because all of our product candidates and development programs are based on our NK cell therapy platform, adverse developments with respect to one of our programs may have a significant adverse impact on the actual or perceived likelihood of success and value of our other programs. For example, if our clinical trials of SNK01 encounter safety, efficacy or manufacturing problems, development delays, regulatory issues or other problems, our development plans for our other product candidates in our pipeline could be significantly impaired.
In addition, from time to time, our competitors may also disclose interim or final data and/or findings from their preclinical studies or trials. Adverse data or findings released by our competitors, whether in relation to efficacy or safety of NK cell therapy, may have an adverse impact on our business and operations, including but not limited to, our ability to enroll patients in our clinical trials and could require additional studies to be conducted to refute the “class effect” interpretation, which would require additional time, resources, and financing.
We may seek special designations by the regulatory authorities to expedite regulatory approvals, but may not be successful in receiving such designations, and even if received, they may not benefit the development and regulatory approval process.
We may seek various expedited programs available through regulatory authorities such as Regenerative Medicine Advanced Therapy (“RMAT”) designation, Breakthrough Therapy designation, Fast Track designation, Priority Review or PRIority MEdicine (“PRIME”), from regulatory authorities, for any product candidate that we develop. A product candidate may receive RMAT designation from the FDA if it is a regenerative medicine therapy that is intended to treat, modify, reverse or cure a serious or life-threatening condition, and preliminary clinical evidence on a clinically meaningful endpoint, indicates that the product candidate has the potential to address an unmet medical need for such condition. A Breakthrough Therapy is defined by the FDA as a drug that is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over currently approved therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. If a product is intended for the treatment of a serious or life-threatening condition and preclinical or clinical data demonstrate the potential to address an unmet medical need for this condition, the product sponsor may apply for Fast Track designation by the FDA. PRIME is a voluntary scheme launched by the European Medicines Agency (“EMA”), to strengthen support for the development of medicines that target an unmet medical need through enhanced interaction and early dialogue with developers of promising medicines in order to optimize development plans and speed up evaluation to help such medicines reach patients earlier.
Seeking and obtaining these designations is dependent upon results of our clinical program and other considerations, and we cannot guarantee whether and when we may have the data from our clinical programs to support an application to obtain any such designation. The FDA and the EMA, as applicable, have broad discretion whether or not to grant any of these designations, so even if we believe a particular product candidate is eligible for one or more of these designations, we cannot assure you that the applicable regulatory authority would decide to grant it. Even if we do receive the designations we may apply for, we may not experience a faster development process, review or approval compared to conventional FDA or EMA procedures, as applicable. The FDA or EMA, as applicable, may rescind any granted designations if it believes that the designation is no longer supported by data from our clinical development program.

Public opinion and scrutiny of cell-based immuno-oncology therapies for treating neurodegenerative diseases may impact public perception of our company and product candidates, or impair our ability to conduct our business.
Our platform utilizes a novel technology involving the isolation of pure primary NK cells from peripheral blood or leukapheresis of patients themselves or from screened healthy adult donors, which is subsequently expanded. Future products may be developed using genetic modifications. To the knowledge of NKGen, to date, there are no NK cell-based therapies with FDA-approval. Public perception may be negatively influenced by claims that NK cell-based immunotherapy is ineffective, unsafe, unethical, or immoral and, consequently, our approach may not gain the acceptance of the public or the medical community. Negative public reaction to cell-based immunotherapy in general could result in greater government regulation and stricter labeling requirements of cell-based immunotherapy products, including any of our product candidates, and could cause a decrease in the demand for any products we may develop. Adverse public attitudes may adversely impact our ability to enroll clinical trials. More restrictive government regulations or negative public opinion could have an adverse effect on our business or financial condition and may delay or impair the development and commercialization of our product candidates or demand for any products we may develop.
We may not identify or discover other product candidates and may fail to capitalize on programs or product candidates that may present a greater commercial opportunity or for which there is a greater likelihood of success.
Our business depends upon our ability to identify, develop and commercialize product candidates. A key element of our strategy is to discover and develop additional product candidates based upon our NK cell therapy platform. We are seeking to do so through our internal research programs and may also explore strategic collaborations for the discovery of new product candidates. Research programs to identify product candidates require substantial technical, financial and human resources, whether or not any product candidates are ultimately identified. In addition, targets for different neurodegenerative diseases may require changes to our NK manufacturing platform, which may slow down development or make it impossible to manufacture our product candidates. Our research programs may initially show promise in identifying potential product candidates, yet fail to yield product candidates for clinical development for many reasons, including, but not limited to, the following:
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the research methodology or technology platform used may not be successful in identifying potential product candidates;

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competitors may develop alternatives that render our product candidates obsolete or less attractive;

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we may choose to cease development if we determine that clinical results do not show promise;

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product candidates we develop may nevertheless be covered by third parties’ patents or other exclusive rights;

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a product candidate may be shown to have harmful side effects or other characteristics that indicate it is unlikely to be effective or otherwise does not meet applicable regulatory criteria; and

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a product candidate may not be accepted as safe and effective by patients, the medical community or third-party payors.

Because we have limited resources, we must choose to pursue and fund the development of specific types of treatment, or treatment for a specific type of neurodegenerative disease, and we may forego or delay pursuit of opportunities with certain programs or product candidates or for indications that later prove to have greater commercial potential. Our estimates regarding the potential market for our product candidates could be inaccurate, and if we do not accurately evaluate the commercial potential for a particular product candidate, we may relinquish valuable rights to that product candidate through strategic collaboration, licensing or other arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate. Alternatively, we may allocate internal resources to a product candidate in a therapeutic area in which it would have been more advantageous to enter into a partnering arrangement.

If any of these events occur, we may be forced to abandon or delay our development efforts with respect to a particular product candidate or fail to develop a potentially successful product candidate.
If third parties that we rely on to conduct clinical trials do not successfully carry out their contractual duties, comply with regulatory requirements or meet expected deadlines, we may not be able to obtain marketing approval for or commercialize our product candidates.
We do not have the ability to independently conduct clinical trials. We rely on medical institutions, clinical investigators, contract laboratories, and other third parties, such as CROs to conduct or otherwise support clinical trials for our product candidates. We rely heavily on these parties for execution of clinical trials for our product candidates and control only certain aspects of their activities. Nevertheless, we are responsible for ensuring that each of our clinical trials is conducted in accordance with the applicable protocol, legal and regulatory requirements and scientific standards, and our reliance on CROs and other third parties will not relieve us of our regulatory responsibilities. For any violations of laws and regulations during the conduct of our clinical trials, we could be subject to untitled letters, warning letters or enforcement action that may include civil penalties up to and including criminal prosecution.
We and the third parties on which we rely for clinical trials are required to comply with regulations and requirements, including GCPs for conducting, monitoring, recording and reporting the results of clinical trials to ensure that the data and results are scientifically credible and accurate, and that the trial patients are adequately informed of the potential risks of participating in clinical trials and their rights are protected. These regulations are enforced by the FDA and comparable foreign regulatory authorities for any drugs in clinical development. The FDA enforces GCP requirements through periodic inspections of clinical trial sponsors, principal investigators and trial sites. If we or these third parties fail to comply with applicable GCP, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that, upon inspection, the FDA will determine that any of our future clinical trials do not deviate from GCP. In addition, our clinical trials must be conducted with product candidates produced under GMP regulations. Our failure or the failure of these third parties to comply with these regulations may require us to repeat clinical trials, which would delay the marketing approval process and could also subject us to enforcement action. We also are required to register certain ongoing clinical trials and provide certain information, including information relating to the trial’s protocol, on a government-sponsored database, ClinicalTrials.gov, within specific timeframes. Failure to do so can result in fines, adverse publicity and civil and criminal sanctions.
Although we intend to design the clinical trials for our product candidates, we plan to rely on third parties to conduct our clinical trials. As a result, many important aspects of our clinical development, including their conduct and timing, will be outside of our direct control. Our reliance on third parties to conduct future clinical trials will also result in less direct control over the management of data developed through clinical trials than would be the case if we were relying entirely upon our own staff. Communicating with outside parties can also be challenging, potentially leading to mistakes as well as difficulties in coordinating activities. Outside parties may, without limitation:
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have staffing difficulties;

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fail to comply with contractual obligations;

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experience regulatory compliance issues;

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experience interruption of, or delays in enrolling patients for our clinical trials or manufacture our product candidates;

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undergo changes in priorities or become financially distressed; or

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form relationships with other entities, some of which may be our competitors.

If third parties do not perform our clinical trials in a satisfactory manner, breach their obligations to us or fail to comply with regulatory requirements, we would be unable to rely on clinical data collected by these third parties and may be required to repeat, extend the duration of, or increase the size of any clinical trials we conduct, which could significantly delay commercialization and require significantly greater expenditures.

If any of our relationships with these third parties terminate, we may not be able to enter into arrangements with alternative third parties on commercially reasonable terms, or at all. If third parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain are compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, any clinical trials such third parties are associated with may be extended, delayed or terminated, and we may not be able to obtain marketing approval for or successfully commercialize our product candidates. As a result, we believe that our financial results and the commercial prospects for our product candidates in the subject indication would be harmed, our costs could increase and our ability to generate revenue could be delayed.
If we are not able to establish pharmaceutical or biotechnology collaborations on commercially reasonable terms, or at all, we may have to alter our development and commercialization plans.
The advancement of our product candidates and development programs and the potential commercialization of our current and future product candidates will require us to enter into collaborations, partnerships or other agreements with third parties, which may require substantial additional cash to fund expenses related to such relationships. Any of these relationships, may require us to incur non-recurring and other charges, increase our near and long-term expenditures, issue securities that dilute our existing stockholders, relinquish valuable rights to our product candidates, or disrupt our management and business.
We face significant competition in seeking appropriate strategic partners and the negotiation process is time-consuming and complex. Whether we reach a definitive agreement for new collaborations will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design or results of clinical trials, the progress of our clinical trials, the likelihood of approval by the FDA or similar regulatory authorities outside the United States, the potential market for the subject product candidate, the costs and complexities of manufacturing and delivering such product candidate to patients, the potential of competing products, the existence of uncertainty with respect to our ownership of technology, which can exist if there is a challenge to such ownership without regard to the merits of the challenge and industry and market conditions generally. The collaborator may also consider alternative product candidates or technologies for similar indications from our competitors that may be available to collaborate on and whether such a collaboration could be more attractive than the one with us for our product candidate. Further, we may not be successful in our efforts to establish a strategic partnership or other alternative arrangements for future product candidates because they may be deemed to be at too early of a stage of development for collaborative effort or third parties may not view them as having the requisite potential to demonstrate safety and efficacy. Any delays in entering into new collaborations or strategic partnership agreements related to any product candidate we develop could delay the development and commercialization of our product candidates, which would harm our business prospects, financial condition, and results of operations.
If any of our product candidates are approved for marketing and commercialization and we have not developed or secured marketing, sales and distribution capabilities, either internally or from third parties, we will be unable to successfully commercialize such products and may not be able to generate product revenue.
We currently do not have any commercial sales. We will need to develop internal and external sales, marketing and distribution capabilities and infrastructure to commercialize any product candidate that gains FDA or other regulatory authority approval, which would be expensive and time-consuming, or enter into partnerships with third parties to perform these services. If we decide to market any approved products directly, we will need to commit significant financial and managerial resources to develop a marketing and sales force with technical expertise and supporting distribution, administration and compliance capabilities. If we rely on third parties to market products or decide to co-promote products with partners, we will need to establish and maintain marketing and distribution arrangements with third parties, and there can be no assurance that we will be able to enter into such arrangements on acceptable terms or at all. In entering into third-party marketing or distribution arrangements, any product revenue we receive will depend upon the efforts of the third parties and we cannot assure you that such third parties will establish adequate sales and distribution capabilities or be successful in gaining market acceptance for any approved product. If we are not successful in commercializing any product approved in the future, if any, either on our own or through third parties, our business, financial condition, results of operations and growth prospects could be materially adversely affected.
The market opportunities for our product candidates, if and when approved, may be limited, and if such market opportunities are smaller than we expect, our revenues could be materially adversely affected and our business could suffer.
Our product candidates have not received FDA or other regulatory approval for market sales. We do not know at this time whether either SNK01 or SNK02 or any of our product candidates will be safe for use in humans or whether they will demonstrate any improvement in neurodegenerative diseases. If the activity is sufficient, we may initially seek approval of any product candidates we develop as a therapy for patients who have received one or more prior approved treatments. However, there is no guarantee that product candidates we develop, even if approved for later lines of therapy, would be approved for earlier lines of therapy, and, prior to any such approvals, we will have to conduct additional clinical trials.
The number of patients who have the neurodegenerative diseases we are targeting may turn out to be lower than expected. Additionally, the potentially addressable patient population for our current programs or future product candidates may be limited. Potentially addressable patient populations for of our product candidates are only estimates. These estimates could prove to be incorrect, and the estimated number of potential patients in the United States and elsewhere could be lower than expected. It may also be that such patients may not be otherwise amenable to treatment with our product candidates, or patients could become increasingly difficult to identify and access for a variety of reasons including other drugs being approved, any of which could materially adversely affect our business, financial condition, results of operations and growth prospects.
The commercial success of any of our product candidates will depend upon such product candidate’s degree of market acceptance by physicians, patients, third-party payors and others in the medical community.
Our product candidates may not be commercially successful. Even if requisite approvals are obtained from the FDA in the United States and other regulatory authorities internationally, the commercial success of our product candidates will depend, in part, on the acceptance by physicians, patients and healthcare payors of cell therapy products in general, and our product candidates in particular, as medically necessary, cost-effective and safe. Physicians, patients, healthcare payors and others in the medical community may not accept any product that we commercialize. If these products do not achieve an adequate level of acceptance, we may not generate significant product revenue and may not become profitable. The degree of market acceptance of cell therapy products and, in particular, our product candidates, if approved for commercial sale, will depend on several factors, including, but not limited to:
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the efficacy and safety of such product candidates as demonstrated in clinical trials;

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the potential and perceived advantages of product candidates over alternative treatments;

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the cost of treatment relative to alternative treatments;

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the clinical indications for which the product candidate is approved by the FDA;

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the willingness of physicians to refer patients and prescribe new therapies;

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the willingness of the target patient population to try new therapies;

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the nature, prevalence and severity of any side effects;

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product labeling or product insert requirements imposed by the FDA or other regulatory authorities, including any limitations or warnings contained in a product’s approved labeling;

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the relative convenience and ease of administration;

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the timing of market introduction of competitive products;

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adverse publicity concerning our product candidates or favorable publicity about competing products and treatments;

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sufficient third-party payor coverage, any limitations in terms of center or personnel training requirement imposed by third parties and adequate reimbursement;

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the willingness of the target patient population to pay out-of-pocket in the absence of coverage and reimbursement by third-party payors and government authorities;

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limitations or warnings contained in the FDA-approved labeling for our product candidates;

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any FDA requirement to undertake a risk evaluation and mitigation strategy (“REMS”);

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the effectiveness of our sales, marketing and distribution efforts; and

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potential product liability claims.

Even if a product candidate displays a favorable efficacy and safety profile in preclinical studies and clinical trials, market acceptance of the product will not be fully known until after such product is launched. Our product candidates may not achieve broad market acceptance.
Furthermore, the FDA’s and other regulatory authorities’ policies may change and additional government regulations may be enacted that could prevent, limit or delay marketing approval of a product. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability.
We and/or NKMAX have entered into collaboration agreements with Affimed, Pfizer and Merck KGaA regarding certain product candidates, and we may enter into additional collaborations with third parties to develop or commercialize other product candidates. Our prospects with respect to those product candidates will depend in significant part on the success of those collaborations, and we may not realize the benefits of such collaborations.
We previously entered into a clinical trial collaboration and supply agreement with AresTrading S.A., Z.I de l’Ouriettaz (“AresTrading”) (which is a subsidiary of Merck KGaA), and Pfizer, Inc. (“Pfizer”) in August 2020 to evaluate the safety and tolerability of SNK01 with avelumab, and a strategic collaboration agreement with Affimed GmbH (“Affimed”) in September 2020 to investigate the potential combination of SNK01 with AFM24 (which study was discontinued by mutual agreement in June 2023). As of July 2023, the collaborative alliance between Merck KGaA and Pfizer was terminated and our collaboration with AresTrading with respect to the study on the safety and tolerability of SNK01 with avelumab is still in place. NKMAX, our parent company, entered into a clinical trial collaboration and supply agreement with Merck KGaA in April 2021 to investigate the potential combination of SNK01 with cetuximab. We believe these collaborations help us to further establish our clinical development plans and design and advance our NK cell therapy platform to treat oncologic diseases. See the section of this proxy statement/prospectus entitled “Business of NKGen —  SNK01/SNK02 for the treatment of solid tumors — SNK01 in combination with target-based biologics” for more details.
We may form strategic alliances or create joint ventures or collaborations with respect to our product candidates that we believe will complement or augment our existing business. We routinely engage, and are engaged, in partnering discussions with a range of pharmaceutical and biotechnology companies and could enter into new collaborations at any time. If we enter into a collaboration, strategic alliance or license arrangement, there is no guarantee that the collaboration will be successful, or that any future partner will commit sufficient resources to the development, regulatory approval, and commercialization effort for such products, or that such alliances will result in us achieving revenues that justify such transactions.
If we and/or NKMAX terminate any of these collaboration agreements in its entirety or with respect to a particular product candidate, due to a material breach by either party thereto or for other reasons, then our costs may increase as we may need to pay termination fees and shoulder additional costs to continue research, development, and commercialization of the terminated product candidate(s) on our own at our sole expense. We and/or NKMAX may not be able to re-negotiate terms with these partners or negotiate future agreements with terms that are favorable to us. Furthermore, assumption of sole responsibility for further development may increase our expenditures and may mean we would need to limit the size and scope of one or more of our programs, seek additional funding and/or choose to stop work altogether on one or more of the affected product candidates. This could result in a limited potential to generate future revenue from such product candidates, and our business could be adversely affected.
Whenever we enter into collaborations with third parties, we could face, without limitation, the following risks:
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collaborators have significant discretion in determining the efforts and resources that they will apply to these collaborations;

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collaborators may not pursue development or may elect not to continue or renew development programs based on clinical trial results, changes in their strategic focus due to the acquisition of competitive drugs, availability of funding or other external factors that diverts resources or creates competing priorities;

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collaborators may delay clinical trials, provide insufficient funding for a clinical trial, stop a clinical trial, abandon a product candidate, or repeat or conduct new clinical trials;

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collaborators could independently develop, or develop with third parties, products and processes that compete directly or indirectly with our products or product candidates;

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collaborators may own or co-own intellectual property that results from our collaborating with them, and in such cases, we could potentially not have the exclusive right to commercialize such intellectual property;

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collaborators may not properly enforce, maintain or defend our intellectual property rights or may use our proprietary information in a way that gives rise to actual or threatened litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential litigation, or other intellectual property proceedings;

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disputes may arise between a collaborator and us that cause the delay or termination of the research, development or commercialization of the product candidate, or that result in costly litigation or arbitration that diverts management attention and resources;

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if a present or future collaborator of ours were to be involved in a business combination, the continued pursuit and emphasis on our product development or commercialization program under such collaboration could be delayed, diminished or terminated; and

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collaboration agreements may restrict our right to independently pursue new product candidates.

If conflicts arise between our collaborators and us, our collaborators may act in a manner adverse to us and could limit our ability to implement our strategies. Affimed, Pfizer or Merck KGaA or future collaborators may develop, either alone or with others, products in related fields that are competitive with the products or potential products that are the subject of these collaborations. Competing products, either developed by the collaborators or to which the collaborators have rights, may result in the withdrawal of support for our product candidates. Our collaborators may preclude us from entering into collaborations with their competitors, fail to obtain timely regulatory approvals, terminate their agreements with us prematurely or fail to devote sufficient resources to the development and commercialization of products. Competing product candidates, either developed by the collaborators or strategic partners or to which the collaborators or strategic partners have rights, may result in the withdrawal of our collaborator’s or partner’s support for our product candidates. Any of these developments could harm our product development efforts.
As a result, we may not be able to realize the benefit of new or existing collaboration agreements and strategic partnerships if we are unable to successfully integrate them with our existing operations, which could delay our timelines or otherwise adversely affect our business. We also cannot be certain that, following a strategic transaction or license, we will achieve the revenue or specific net income that justifies such transaction.

If we fail to compete effectively with academic institutions and other biotechnology companies that develop similar or alternatives to cellular immunotherapy product candidates, our business will be materially adversely affected.
The development and commercialization of new cellular immunotherapy products is highly competitive. We face competition from existing and future competitors with respect to each of our product candidates currently in development, and will face competition with respect to other product candidates that we may seek to develop or commercialize in the future. For example, Acepodia, Artiva, Celularity, Century Therapeutics, Cytovia Therapeutics, Fate Therapeutics, Nkarta, and ImmunityBio each have clinical-stage allogeneic programs. In addition, other competitors, such as Affimed, Innate Pharma, Dragonfly Therapeutics and GT Biopharma, are seeking to harness NK biology through cell engagers that direct a patient’s own NK cells to the site of a tumor. A number of academic institutions are also conducting preclinical and clinical research in these areas. It is also possible that new competitors, including those developing similar or alternatives to cellular immunotherapy product candidates, may emerge and acquire significant market share. Such competitors may have an advantage over us due to their greater size, resources or institutional experience, or may develop product candidates that are safer, more effective, more widely accepted, more cost-effective or enable higher patient quality of life than ours. More established biotechnology companies may also develop and commercialize their product candidates at a faster rate, which could render our product candidates obsolete or non-competitive before they are fully developed or commercialized. If we are not able to compete effectively against our existing and potential competitors, our business, financial condition, results of operations and growth prospects may be materially adversely affected.
We will need to increase the size of our organization, and we may experience difficulties in managing growth.
As of August 1, 2023, we had 63 full-time employees. We will need to continue to expand our managerial, operational, clinical, quality, human resources, legal, manufacturing, supply chain, finance, commercial and other resources in order to manage our operations and clinical trials, continue our development activities and eventually commercialize our product candidates. Our management and personnel, systems and facilities currently in place may not be adequate to support this future growth. Our need to effectively execute our growth strategy requires, without limitation, that we:
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discover new product candidates, develop the process and analytical methods for IND-enabling studies and FDA submissions, complete the required IND-enabling studies for each, and receive approval from the FDA and other regulatory authorities to initiate clinical trials for such product candidates;

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manage our vendors and clinical trials effectively;

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identify, recruit, retain, incentivize and integrate additional employees;

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expand into additional office and laboratory space as we grow our employee base; and

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continue to improve our operational, financial and management controls, reports systems and procedures.

If we are unable to attract skilled employees, increase the size of our organization or manage our future growth effectively, it will impair our ability to execute our business strategy and our business, financial condition, results of operations and growth prospects will be materially adversely affected. Moreover, our management may need to divert a disproportionate amount of its attention away from its day-to-day activities and devote a substantial amount of time to managing these growth activities, which may adversely affect our ability to develop and, if approved, commercialize our product candidates.
If we fail to attract and retain senior management, clinical, and key scientific personnel, we may be unable to successfully develop our product candidates, conduct our clinical trials and commercialize our product candidates.
Our success depends in part on our continued ability to attract, retain and motivate highly qualified management, clinical and scientific personnel. In addition, we are highly dependent upon our senior management, particularly our chief executive officer, Dr. Paul Song, as well as other members of our senior management team. The loss of services of any of these individuals could delay or prevent the successful development of our product pipeline, initiation or completion of our planned clinical trials or the commercialization of our future product candidates. We do not have employment agreements with our senior management team.
Competition for qualified personnel in the biotechnology and pharmaceuticals fields is intense due to the limited number of individuals who possess the skills and experience required by our industry. We will need to hire additional personnel as we expand our clinical development and manufacturing activities, or if we initiate commercial activities. We may not be able to attract and retain quality personnel on acceptable terms, or at all. If we are unable to hire and retain the qualified personnel we need to operate our business, our business, financial condition, results of operations and growth prospects would be materially adversely affected. In addition, to the extent we hire personnel from competitors, we may be subject to allegations that they have been improperly solicited or that they have divulged proprietary or other confidential information, or that their former employers own their research output.
Our employees, independent contractors, consultants, commercial partners, principal investigators, CROs, suppliers and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.
We are exposed to the risk of employee fraud or other illegal activity by our employees, independent contractors, consultants, commercial partners, principal investigators, CROs, suppliers and vendors. Misconduct by these parties could include intentional, reckless and/or negligent conduct that fails to: comply with the laws of the FDA and other similar foreign regulatory bodies, provide true, complete and accurate information to the FDA and other similar foreign regulatory bodies, comply with manufacturing standards we have established, comply with healthcare fraud and abuse laws in the U.S. and similar foreign fraudulent misconduct laws, or report financial information or data accurately or to disclose unauthorized activities to us. If we obtain FDA approval of any of our product candidates and begin commercializing those product candidates in the U.S., our potential exposure under such laws will increase significantly, and our costs associated with compliance with such laws are also likely to increase. In particular, the promotion, sales and marketing of healthcare items and services, as well as certain business arrangements in the healthcare industry, are subject to extensive laws and regulations designed to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, structuring and commission(s), certain customer incentive programs and other business arrangements. Activities subject to these laws also involve the improper use of information obtained in the course of patient recruitment for clinical trials, which could result in regulatory sanctions and serious harm to our reputation.
It is not always possible to identify and deter misconduct or other improper activities by our employees or third parties that we engage for our business operations and the precautions we take to detect and prevent inappropriate conduct may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a material adverse effect on our business, financial condition, results of operations and prospects, including the imposition of significant fines or other sanctions, including exclusion from government healthcare programs, and serious harm to our reputation. In addition, the approval and commercialization of any of our product candidates outside the U.S. will also likely subject us to foreign equivalents of the healthcare laws mentioned above, among other foreign laws. Efforts to ensure that our business arrangements will comply with applicable healthcare laws may involve substantial costs.
If any of the third parties that we rely on for various operational and administrative aspects of our business fail to provide timely, accurate and ongoing service or if the technology systems and infrastructure suffer outages that we are unable to mitigate, our business may be adversely affected.
We currently rely upon third-party consultants and contractors to provide specific operational and administrative services, including research and clinical consultation and management. The failure of any of these third parties to provide accurate and timely service may adversely impact our business operations. In addition, if such third-party service providers were to cease operations, temporarily or permanently, face financial distress or other business disruption, increase their fees or if our relationships with these providers deteriorate, we could suffer increased costs until an equivalent provider could be found, if at all, or we could develop internal capabilities, if ever. In addition, if we are unsuccessful in choosing or finding high-quality partners, if we fail to negotiate cost-effective relationships with them, or if we ineffectively manage these relationships, it could have an adverse impact on our business and financial performance.
Further, our operations depend on the continuing and efficient operation of our information technology, communications systems and infrastructure, and on cloud-based platforms. Any of these systems and infrastructure are vulnerable to damage or interruption from earthquakes, vandalism, sabotage, terrorist attacks, floods, fires, power outages, telecommunications failures, computer viruses or other deliberate attempts to harm the systems. The occurrence of a natural or intentional disaster, any decision to close a facility we are using without adequate notice, or particularly an unanticipated problem at a cloud-based virtual server facility, could result in harmful interruptions in our service, resulting in adverse effects to our business.
Product liability lawsuits against us could cause us to incur substantial liabilities and could limit commercialization of any product candidate that we may develop.
We face an inherent risk of product liability exposure related to the testing of our product candidates in clinical trials and may face an even greater risk if we commercialize any product candidate that we may develop. If we cannot successfully defend ourselves against claims that any such product candidates caused injuries, we could incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may, without limitation, result in:
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decreased demand for any product candidate that we may develop;

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loss of revenue;

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substantial monetary awards to trial participants or patients;

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significant time and costs to defend the related litigation;

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withdrawal of clinical trial participants;

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increased insurance costs;

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the inability to commercialize any product candidate that we may develop; and

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injury to our reputation and significant negative media attention.

Any such outcomes could materially adversely affect our business, financial condition, results of operations and growth prospects.
Our insurance policies may be inadequate, may not cover all of our potential liabilities and may potentially expose us to unrecoverable risks.
We do not carry insurance for all categories of risk that our business may encounter. Although we maintain product liability insurance coverage that also covers our clinical trials, such insurance may not be adequate to cover all liabilities that we may incur, and we may be required to increase our product liability insurance coverage. We anticipate that we will need to increase our insurance coverage each time we commence a clinical trial and if we successfully commercialize any product candidate. Insurance availability, coverage terms and pricing continue to vary with market conditions. We endeavor to obtain appropriate insurance coverage for insurable risks that we identify. However, we may fail to correctly anticipate or quantify insurable risks, we may not be able to obtain appropriate insurance coverage and insurers may not respond as we intend to cover insurable events that may occur. Any significant uninsured liability may require us to pay substantial amounts, which would materially adversely affect our business, financial condition, results of operations and growth.
In addition, although we are dependent on certain key personnel, we do not have any key man life insurance policies on any such individuals. Therefore, if any of our chief executive officer or other executive officers die or become disabled, we will not receive any compensation to assist with such individual’s absence. The loss of any such person could materially adversely affect our business, financial condition, results of operations and growth prospects.
Our business involves the use of hazardous materials and we and our third-party manufacturers and suppliers must comply with environmental laws and regulations, which can be expensive and restrict how we do business.
Our research and development and manufacturing activities and our third-party manufacturers’ and suppliers’ activities involve the controlled storage, use and disposal of hazardous materials owned by us. We and our manufacturers and suppliers are subject to laws and regulations governing the use, manufacture, storage, handling and disposal of these hazardous materials. In some cases, these hazardous materials and various wastes resulting from their use are stored at our manufacturers’ facilities pending their use and disposal.
We cannot eliminate the risk of contamination, which could cause an interruption of our research and development efforts and business operations, including drug supply and inventory, and environmental damage resulting in costly clean-up and liabilities under applicable laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. Although we believe that the safety procedures utilized by our third-party manufacturers and suppliers for handling and disposing of these materials generally comply with the standards prescribed by these laws and regulations, we cannot guarantee that this is the case or eliminate the risk of accidental contamination or injury from these materials. In such an event, we may be held liable for any resulting damages and such liability could exceed our resources and state or federal or other applicable authorities may curtail our use of certain materials and/or interrupt our business operations. Furthermore, environmental laws and regulations are complex, change frequently and have tended to become more stringent over time. We cannot predict the impact of such changes and cannot be certain of our future compliance. We do not currently carry biological or hazardous waste insurance coverage. Any contamination by such hazardous materials could therefore materially adversely affect our business, financial condition, results of operations and growth prospects.
Risks Related to Our Financial Position
We have a limited operating history, have incurred significant losses since our inception, and we expect to continue to incur significant losses for the foreseeable future.
We are a clinical-stage biotechnology company developing cell therapies for neurodegenerative and oncological diseases with a limited operating history upon which you can evaluate its business and prospects. Since our inception in 2017, we have incurred significant operating losses. Our net losses were $8.3 million and $6.2 million for the three months ended March 31, 2023 and 2022, respectively. Our accumulated deficit was $87.5 million as of March 31, 2023.
We expect to continue to incur increasing operating losses for the foreseeable future as we continue to develop our product candidates. In addition, we anticipate that our expenses will increase substantially if, and as, we:
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continue the clinical development of SNK01 and SNK02;

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advance additional product candidates to clinical trials, including product candidates under the collaboration with Merck KGaA;

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develop our current product candidates for additional disease indications;

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seek to discover and develop additional product candidates;

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maintain our own clinical- and commercial-scale clinical GMP facilities;

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seek regulatory approval of our product candidates in various jurisdictions for commercial sale;

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maintain, expand and protect our intellectual property portfolio;

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acquire or in-license other product candidates and technologies;

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incur additional costs associated with operating as a public company;

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develop or secure marketing, sales and distribution capabilities, either internally or with third parties, to support commercialization; and

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increase our employee headcount and related expenses to support the foregoing activities.

We may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in revenues, which would further increase our losses. In addition, we have limited experience and have not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in the same industry. If we are unable to achieve and/or sustain profitability, or if we are unable to achieve the growth that we expect from these efforts, it could have a material adverse effect on our business, financial condition or results of operations. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods.
We have never generated revenue from product sales and may never achieve or maintain profitability.
We are a clinical-stage biotechnology company without any products approved for commercial sale, and have not generated any revenue from product sales. We are focused on developing cell therapies for neurodegenerative and oncological diseases based on activated NK cells and our technologies are relatively new and largely unproven. Since our inception in 2017, we have invested most of our resources in developing our product candidates, building our intellectual property portfolio, conducting clinical trials, developing our in-house manufacturing capability, conducting business planning, raising capital and providing general and administrative support for these operations. Consequently, we have no meaningful operations upon which to evaluate our business, and predictions about our future success or viability may not be as accurate as they could be if we had a longer operating history or a history of successfully developing and commercializing drug products. We have not yet demonstrated an ability to overcome many of the risks and uncertainties frequently encountered by companies in the rapidly evolving biotechnology industry.
We continue to incur significant research and development and other expenses related to ongoing operations and the development of our two lead product candidates, SNK01 and SNK02. All of our product candidates will require substantial additional development time and resources before we would be able to apply for or receive regulatory approvals and begin generating revenue from product sales. Neither the FDA nor any other regulatory authority has approved SNK01, SNK02 or any of our other product candidates, and we do not anticipate generating revenues from product sales unless and until such time as SNK01, SNK02 or another of our product candidates has been approved by the FDA or another regulatory authority, if ever, and we are able to successfully market and sell a product candidate. Our ability to generate revenues from product sales depends on, without limitation, our, or potential future collaborators’, success in:
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completing clinical development of our product candidates;

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seeking and obtaining regulatory approvals for product candidates for which we successfully complete positive clinical trials, if any;

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launching and commercializing product candidates, by establishing a commercial infrastructure or, alternatively, collaborating with a commercialization partner;

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qualifying for adequate coverage and reimbursement by government and third-party payors for our product candidates;

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establishing, maintaining and enhancing a sustainable, scalable, reproducible and transferable manufacturing process for each of our cell therapy product candidates;

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establishing and maintaining supply and manufacturing relationships with third parties that can provide adequate products and services, in both amount and quality, to support clinical development and the market demand for our product candidates, if approved;

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obtaining market acceptance of our product candidates as a viable treatment option;

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addressing any competing technological and market developments;

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implementing additional internal systems and infrastructure, as needed;

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negotiating favorable terms in any collaboration, licensing or other arrangements into which we may enter and performing our obligations in such collaborations;

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maintaining, protecting and expanding our portfolio of intellectual property rights, including patents, trade secrets, know-how, and trademarks;

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avoiding and defending against third-party interference or infringement claims; and

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attracting, hiring and retaining qualified personnel.

We anticipate incurring significant costs associated with commercializing any approved product candidate. Our expenses could increase beyond our current expectations if we are required by the FDA or other global regulatory authorities to perform clinical trials and/or other preclinical studies in addition to, or beyond the scope of, those that we currently anticipate being required to perform.
Even if we are able to generate revenues from the sale of any approved products, we may not become profitable or be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable could decrease the value of our company and impair our ability to raise capital, thereby limiting our research and development programs and efforts to expand our business or continue our operations.
We will require additional capital from existing stockholders or third parties which, if available, may cause dilution to our stockholders, restrict our operations or require us to relinquish rights to our product candidates.
Developing products candidates and conducting preclinical studies and clinical trials is expensive. As of March 31, 2023, we had cash and cash equivalents of $0.7 million. Our research and development expenses were $3.6 million for the three months ended March 31, 2023.
Until and unless we can generate substantial product revenue, we expect to finance our cash needs through the proceeds from the Business Combination, and potentially through additional license and development agreements or strategic partnerships with third parties. Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our product candidates. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. In addition, market volatility resulting from the ongoing conflict in Ukraine, rising inflation or other factors could adversely impact our ability to access capital as and when needed. We have no commitments for any additional financing and will likely be required to raise such financing through the sale of additional securities. If we sell equity or equity-linked securities, our current stockholders may be diluted, and the terms may include liquidation or other preferences that are senior to or otherwise adversely affect the rights of our stockholders. Moreover, if we issue debt, we may need to dedicate a substantial portion of our operating cash flow to paying principal and interest on such debt and we may need to comply with operating restrictions, such as limitations on incurring additional debt, which could impair our ability to acquire, sell or license intellectual property rights which could impede our ability to conduct our business. Furthermore, the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our common stock to decline.
If we raise additional funds through licensing or collaboration arrangements with third parties, we may have to relinquish valuable rights to our product candidates, or grant licenses on terms that are not favorable to us. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans.
Attempting to secure additional financing may also divert our management from our day-to-day activities, which may impair or delay our ability to develop our product candidates. In addition, demands on our cash resources may change as a result of many factors currently unknown to us including, but not limited to, any unforeseen costs we may incur as a result of preclinical study or clinical trial delays, and we may need to seek additional funds sooner than planned. Furthermore, if, in the future, one or more banks or financial institutions enter receivership or become insolvent in response to financial conditions affecting the banking system and financial markets, our ability to access our existing cash, cash equivalents and investments may be threatened and could have a material impact on our business and financial condition. If we are unable to obtain funding on a timely basis or at all, we may be required to significantly curtail or stop one or more of our research or development programs.
The East West Bank Loan Agreement provides the lender with a security interest in all of our assets, and contains financial covenants and other restrictions on our actions that may limit our operational flexibility or otherwise adversely affect our results of operations.
In June 2023, we entered into a $5.0 million revolving line of credit agreement with East West Bank. This revolving line of credit is secured by all of our assets, including a deed of trust over our owned real property located in Santa Ana, California. We were required to maintain a minimum cash balance of $0.3 million with the bank to secure this revolving line of credit and will be required to maintain a minimum cash balance of $15.0 million with the bank at all times after the completion of the Business Combination. Failure to meet the minimum cash balance requirement would constitute an event of default under the East West Bank Loan Agreement, which would permit East West Bank to accelerate the indebtedness under the East West Loan Agreement and, if New NKGen is unable to pay such indebtedness, foreclose on New NKGen’s assets, including its owned real property which is subject to a deed of trust in favor of East West Bank. The East West Bank Loan Agreement permits New NKGen to terminate the East West Bank Loan Agreement and security interest thereunder at any time by repaying in full the loan provided thereunder (together with all interest and any fees owed thereon), but contractually requires that even after such termination, we maintain the minimum cash balance of $15.0 million until June 20, 2024. If New NKGen fails to maintain the minimum deposit balance until June 20, 2024, it may be subject to a breach of contract claim, with potential damages (if any) limited to any harm caused to East West Bank by NKGen’s failure to maintain the minimum deposit balance. See the section of this proxy statement/prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of NKGen — Liquidity and Capital Resources — Sources of Liquidity — Subsequent Financing Arrangements” for more details. The terms of our outstanding debt may restrict our current and future operations and could adversely affect our ability to finance our future operations or capital needs or to execute business strategies in the manner desired. In addition, complying with these covenants may make it more difficult for us to successfully execute our business strategy, invest in our growth strategy, and compete against companies who are not subject to such restrictions.
A failure by us to comply with any of the covenants or payment requirements specified in the revolving line of credit agreement could result in an event of default under the revolving line of credit agreement, which would give the lender the right to terminate their commitments to provide additional loans and extensions of credit and to declare any and all debt outstanding, together with accrued and unpaid interest and fees, to be immediately due and payable. In addition, the lender would have the right to proceed against the collateral in which we granted a security interest to them, which consists of substantially all our assets. If our outstanding debt were to be accelerated, we may not have sufficient cash or be able to borrow sufficient funds to refinance the loan or sell sufficient assets to repay the loan, which could materially and adversely affect our cash flows, business, results of operations and financial condition.
The terms of our 2023 NKMAX Loan Agreements and the East West Bank Loan Agreement require us to meet certain payment obligations, and may subject us to default.
We entered into a series of 2023 NKMAX Loan Agreements between January 2023 and April 2023, for an aggregate principal amount of $5.0 million. The proceeds of the loans are used by us for working capital and to fund our general business requirements. The loans carry an interest rate of 4.6% per annum and have a maturity date of December 31, 2024. In June 2023, we also entered into a $5.0 million revolving line of credit agreement with East West Bank, which bears an interest rate based on the higher of (i) the one month secured overnight financing rate plus 2.85% or (ii) 7.50%. If we default under the 2023 NKMAX Loan Agreements, we must pay to NKMAX all costs of collection including applicable attorney’s fees. If we default under the East West Bank Loan Agreement, at the lender’s option, all indebtedness will immediately become due and payable, with very limited exceptions. The occurrence of an event of default under either agreement could result in breach of our obligations under other agreements, including the Merger Agreement. Any declaration by either lender of an event of default could materially harm our business and prospects and limit how we conduct our business.

Risks Related to Government Regulations
The regulatory approval process of the FDA and comparable foreign regulatory authorities are lengthy, time-consuming and inherently unpredictable, and even if we complete the necessary clinical trials, we cannot predict when, or if, we will obtain regulatory approval for any of our product candidates, and any such regulatory approval may be for a more narrow indication than we seek.
The research, testing, manufacturing, labeling, approval, selling, import, export, marketing, and distribution of drug products, including biologics, are subject to extensive regulation by the FDA and other regulatory authorities in and outside the United States. We are not permitted to market any biological drug product in the United States until we receive approval of a BLA from the FDA. We have not previously submitted a BLA to the FDA, or similar approval filings to comparable foreign authorities. A BLA must include extensive preclinical and clinical data and supporting information to establish the product candidate’s safety and effectiveness for each desired indication. The BLA must also include significant information regarding the chemistry, manufacturing and controls for the product, including with respect to chain of identity and chain of custody of the product.
Our product candidates could fail to receive regulatory approval from the FDA or a comparable foreign regulatory authority for many reasons, including, but not limited to:
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disagreement with the design or conduct of our clinical trials;

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failure to demonstrate to the satisfaction of regulatory agencies that our product candidates are safe and effective, or have a positive benefit/risk profile for its proposed indication;

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failure of clinical trials to meet the level of statistical significance required for approval;

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failure to conduct clinical trials according to GCP and guidelines as set forth by the International Council for Harmonization;

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disagreement with our interpretation of data from preclinical studies or clinical trials;

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the insufficiency of data collected from clinical trials of our product candidates to support the submission and filing of a BLA or other submission or to obtain regulatory approval;

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failure to obtain approval of our manufacturing processes or facilities of third-party manufacturers with whom we contract for clinical and commercial supplies or our own manufacturing facility; or

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changes in the approval policies or regulations that render our preclinical and clinical data insufficient for approval.

This lengthy approval process as well as the unpredictability of future clinical trial results may result in our failing to obtain regulatory approval to market our product candidates, which would significantly harm our business, results of operations and prospects. The FDA or a comparable foreign regulatory authority may require more information, including additional preclinical or clinical data to support approval, which may delay or prevent approval and our commercialization plans, or we may decide to abandon the development program. If we were to obtain approval, regulatory authorities may approve any of our product candidates for fewer or more limited indications than we request (including failing to approve the most commercially promising indications), may grant approval contingent on the performance of costly post-marketing clinical studies, or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate. Even if our product candidates meet their safety and efficacy endpoints in clinical trials, the regulatory authorities may not complete their review processes in a timely manner, or we may not be able to obtain regulatory approval.
We expect the novel nature of our product candidates to create further challenges in obtaining regulatory approval. The FDA may also require a panel of experts, referred to as an Advisory Committee, to deliberate on the adequacy of the safety and efficacy data to support marketing authorization. The opinion of the Advisory Committee, although not binding, may have a significant impact on our ability to obtain marketing authorization of the product candidates based on the completed clinical trials, as the FDA often adheres to the Advisory Committee’s recommendations. In addition, we may experience delays or rejections based upon additional government regulation from future legislation or administrative action, or changes in regulatory authority policy during the period of product development, clinical trials and the review process. Accordingly, the regulatory approval pathway for our product candidates may be uncertain, complex, expensive and lengthy, and approval may not be obtained. Regulatory authorities also may approve a product candidate for more limited indications than requested or they may impose significant limitations in the form of narrow indications, warnings or a REMS. These regulatory authorities may require labeling that includes precautions or contra-indications with respect to conditions of use, or they may grant approval subject to the performance of costly post-marketing clinical trials. In addition, regulatory authorities may not approve the labeling claims that are necessary or desirable for the successful commercialization of our product candidates. Regulatory authorities may withdraw or suspend their approval of the product or may impose restrictions on its distribution after obtaining marketing approval. Any of the foregoing scenarios could materially harm the commercial prospects for our product candidates and materially adversely affect our business, financial condition, results of operations and prospects.
We are and will be subject to U.S. and certain foreign export and import controls, sanctions, embargoes, anti-corruption laws and anti-money laundering laws and regulations. Compliance with these legal standards could impair our ability to compete in domestic and international markets. We could face criminal and/or civil liability and other serious consequences for violations, which would harm our business.
Our product candidates will be subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls, the U.S. Foreign Corrupt Practices Act of 1977, the U.S. domestic bribery statute contained in 18 U.S.C. §201, the U.S. Travel Act, the USA PATRIOT Act and possibly other state and national anti-bribery and anti-money laundering laws in countries in which we conduct activities. Exports of our product candidates must be made in compliance with export control and sanctions laws and regulations. In some cases, certain licensing, authorization, or reporting requirements may need to be performed. In addition, these laws may restrict or prohibit altogether the supply of certain of our product candidates to certain governments, persons, entities, countries, and territories. Changes in our product candidates or changes in applicable export or import laws and regulations may create delays in the introduction or provision of our product candidates in other jurisdictions, prevent others from using our product candidates or, in some cases, prevent the export or import of our product candidates to certain countries, governments or persons altogether. Any limitation on our ability to export or provide our product candidates could adversely affect our business, financial condition and results of operations.
Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, third-party intermediaries, joint venture partners and collaborators from authorizing, promising, offering or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector. We may use CROs abroad for clinical trial activities. In addition, we may engage third-party intermediaries to sell our product candidates and solutions abroad once we enter a commercialization phase for our product candidates and/or to obtain necessary permits, licenses, and other regulatory approvals. We or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, partners and agents, even if we do not explicitly authorize or have actual knowledge of such activities. If we fail to comply with these laws and regulations, we and certain of our employees could be subject to substantial civil or criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences.
We have adopted an anti-corruption policy, which mandates compliance with the FCPA and other anti-corruption laws applicable to our business throughout the world. However, there can be no assurance that our employees and third-party intermediaries will comply with this policy or such anti-corruption laws. Non-compliance with anti-corruption and anti-money laundering laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, other investigations, or other enforcement actions. If such actions are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, results of operations and financial condition could be materially harmed. In addition, responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense and compliance costs and other professional fees. In certain cases, enforcement authorities may even cause us to appoint an independent compliance monitor, which can result in added costs and administrative burdens.
Healthcare reform initiatives and other administrative and legislative proposals may harm our business.
We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action in the United States, Mexico, Japan, the European Union or any other jurisdiction. In the United States, there have been several recent Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. For example, on August 16, 2022, President Biden signed the Inflation Reduction Act of 2022 (“IRA”) into law, which, among other things (i) directs the U.S. Department of Health and Human Services (“HHS”) to negotiate the price of certain high-expenditure, single-source drugs and biologics covered under Medicare and (ii) imposes rebates under Medicare Part B and Medicare Part D to penalize price increases that outpace inflation. These provisions will take effect progressively starting in fiscal year 2023, although they may be subject to legal challenges. HHS has and will continue to issue and update guidance as these programs are implemented. It is currently unclear how the IRA will be implemented but is likely to have a significant impact on the pharmaceutical industry. In addition, in response to the Biden administration’s October 2022 executive order, on February 14, 2023, HHS released a report outlining three new models for testing by the Center for Medicare and Medicaid Innovation which will be evaluated on their ability to lower the cost of drugs, promote accessibility, and improve quality of care. It is unclear whether the models will be utilized in any health reform measures in the future. If we or any third parties we may engage are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we or such third parties are not able to maintain regulatory compliance, our product candidates may lose any regulatory approval that may have been obtained and we may not achieve or sustain profitability. Furthermore, future price controls or other changes in pricing regulation or negative publicity related to the pricing of pharmaceutical drugs could restrict the amount that we are able to charge for our drug products, which could render our product candidates, if approved, commercially unviable and materially adversely affect our ability to raise additional capital on acceptable terms.
If third-party payors fail to provide adequate coverage and reimbursement for our product candidates it could have a material adverse effect on our operating results and overall financial condition.
Significant uncertainty exists as to the coverage and reimbursement status of any product candidates for which we may obtain regulatory approval. Sales of any of product candidates, if approved, will depend, in part, on the extent to which the costs of the products will be covered by third-party payors, including government healthcare programs such as Medicare and Medicaid, and private payors, such as commercial health insurers and managed care organizations. Third-party payors determine which drugs they will cover and the amount of reimbursement they will provide for a covered drug. In the U.S., there is no uniform system among payors for making coverage and reimbursement decisions. In addition, the process for determining whether a payor will provide coverage for a product may be separate from the process for setting the price or reimbursement rate that the payor will pay for the product once coverage is approved. Third-party payors may limit coverage to specific products on an approved list, or formulary, which might not include all of the FDA-approved products for a particular indication.
In order to secure coverage and reimbursement for our product candidates, once approved, we may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of the product, in addition to the costly studies required to obtain FDA or other comparable regulatory approvals. Even if we conduct pharmacoeconomic studies, our product candidates, once approved, may not be considered medically necessary or cost-effective by payors. Further, a payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be approved.
Furthermore, the healthcare industry in the U.S. has experienced a trend toward cost containment as government and private insurers seek to control healthcare costs by imposing lower payment rates and negotiating reduced contract rates with service providers. Therefore, we cannot be certain that the procedures using our product candidates, once approved, will be reimbursed at a cost-effective level. Nor can we be certain that third-party payors using a methodology that sets amounts based on the type of procedure performed, such as those utilized by government programs and in many privately managed care systems, will view the cost of our product candidates, once approved, to be justified so as to incorporate such costs into the overall cost of the procedure. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to achieve profitability. Moreover, we are unable to predict what changes will be made to the reimbursement methodologies used by third-party payors in the future.
Our inability to promptly obtain coverage and adequate reimbursement from third-party payors for any of our product candidates for which we obtain marketing approval could have a material adverse effect on our operating results, our ability to raise capital needed to commercialize products and our overall financial condition.
Obtaining and maintaining marketing approval or commercialization of our product candidates in one jurisdiction does not mean that we will be successful in obtaining marketing approval of our product candidates in other jurisdictions.
Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and greater than, those in the United States, including additional preclinical studies or clinical trials as clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we intend to charge for our products is also subject to approval.
If we market approved products outside the United States, we expect that we will be subject to additional risks in commercialization, including, but not limited to:
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different regulatory requirements for approval of therapies in foreign countries;

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reduced protection for intellectual property rights;

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unexpected changes in tariffs, trade barriers and regulatory requirements;

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economic weakness, including inflation, or political instability in particular foreign economies and markets;

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compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

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foreign currency fluctuations, which could result in increased operating expenses and reduced revenues, and other obligations incident to doing business in another country;

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foreign reimbursement, pricing and insurance regimes;

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workforce uncertainty in countries where labor unrest is more common than in the United States;

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production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

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business interruptions resulting from geopolitical actions, including war and terrorism (such as the military conflict between Russia and Ukraine), natural disasters including earthquakes, typhoons, floods and fires, and other public health crises, illnesses, epidemics or pandemics.

We have no prior experience in these areas. In addition, there are complex regulatory, tax, labor and other legal requirements imposed by many of the individual countries in which we may operate, with which we will need to comply. Any of the foregoing difficulties, if encountered, could materially adversely affect our business, financial condition, results of operations and growth prospects.
Our business operations and relationships with investigators, healthcare professionals, consultants, third-party payors, patient organizations and customers will be subject to applicable fraud and abuse and other healthcare laws and regulations, which could expose us to penalties.
These laws may constrain the business or financial arrangements and relationships through which we conduct our operations, including how we research, market, sell and distribute our product candidates, if approved. Such laws include, the U.S. federal Anti-Kickback Statute, the U.S. federal civil and criminal false claims and civil monetary penalties laws, including the civil False Claims Act, the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act, the U.S. Physician Payments Sunshine Act and its implementing regulations, U.S. state laws and regulations, including, state anti-kickback and false claims laws, laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the U.S. federal government, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources, laws and regulations that require drug manufacturers to file reports relating to pricing and marketing information, laws requiring the registration of pharmaceutical sales representatives, laws governing the privacy and security of health information in certain circumstances, and similar healthcare laws and regulations in other jurisdictions, including reporting requirements detailing interactions with and payments to healthcare providers.
It is not always possible to identify and deter misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from government investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. Ensuring that our internal operations and future business arrangements with third parties comply with applicable healthcare laws and regulations will also involve substantial costs. If our operations are found to be in violation of any of the laws described above or any other governmental laws and regulations that may apply to us, we may be subject to significant penalties, including civil, criminal and administrative penalties, damages, fines, exclusion from government-funded healthcare programs, such as Medicare and Medicaid or similar programs in other countries or jurisdictions, integrity oversight and reporting obligations to resolve allegations of non-compliance, disgorgement, individual imprisonment, contractual damages, reputational harm, diminished profits and the curtailment or restructuring of our operations. If any of the physicians or other providers or entities with whom we expect to do business are found to not be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs and imprisonment, which could affect our ability to operate our business. Further, defending against any such actions can be costly, time-consuming and may require significant personnel resources. Any of the foregoing could significantly harm our business, financial condition, results of operations and growth prospects.
We are subject to stringent and evolving laws, regulations, rules, contractual obligations, policies and other obligations related to data privacy and security. Our actual or perceived failure to comply with such obligations could lead to regulatory investigations or actions, litigation, fines and penalties, disruptions of our business operations, reputational harm, loss of revenue or profits, and other adverse business consequences.
In the ordinary course of business, we collect, receive, store, process, generate, use, transfer, disclose, make accessible, protect, secure, dispose of, transmit, and share (collectively, “processing”) personal data and other sensitive information, including proprietary and confidential business data, trade secrets, intellectual property, data we collect about trial participants in connection with clinical trials sensitive third-party data, business plans, transactions, and financial information (collectively, “sensitive data”).
Our data processing activities may subject us to numerous data privacy and security obligations, such as various laws, regulations, guidance, industry standards, external and internal privacy and security policies, contractual requirements, and other obligations relating to data privacy and security.
In the United States, federal, state, and local governments have enacted numerous data privacy and security laws, including data breach notification laws, personal data privacy laws, consumer protection laws (e.g., Section 5 of the Federal Trade Commission Act), and other similar laws (e.g., wiretapping laws). For example, the California Consumer Privacy Act of 2018 (“CCPA”) applies to personal information of consumers, business representatives, and employees, and requires businesses to provide specific disclosures in privacy notices and honor requests of California residents to exercise certain privacy rights. The CCPA provides for civil penalties of up to $7,500 per violation and allows private litigants affected by certain data breaches to recover significant statutory damages. Although the CCPA exempts some data processed in the context of clinical trials, the CCPA increases compliance costs and potential liability with respect to other personal data we maintain about California residents. In addition, the California Privacy Rights Act of

2020 (“CPRA”) expands the CCPA’s requirements, including by adding a new right for individuals to correct their personal information and establishing a new regulatory agency to implement and enforce the law. Other states, such as Virginia and Colorado, have also passed comprehensive privacy laws, and similar laws are being considered in several other states, as well as at the federal and local levels. While these states, like the CCPA, also exempt some data processed in the context of clinical trials, these developments may further complicate compliance efforts, and increase legal risk and compliance costs for us and the third parties upon whom we rely.
Outside the United States, an increasing number of laws, regulations, and industry standards may govern data privacy and security and may become applicable to us as we expand. For example, the European Union’s General Data Protection Regulation (“EU GDPR”) and the United Kingdom’s GDPR (“UK GDPR”) impose strict requirements for processing personal data. For example, under the EU GDPR, companies may face temporary or definitive bans on data processing and other corrective actions; fines of up to 20 million Euros or 4% of annual global revenue, whichever is greater; or private litigation related to processing of personal data brought by classes of data subjects or consumer protection organizations authorized at law to represent their interests.
In addition, data localization requirements or limitations on cross-border data flows may render us unable to transfer personal data from other jurisdictions to the United States or other countries. For example, Europe and other jurisdictions have enacted laws requiring data to be localized or limiting the transfer of personal data to other countries. Other jurisdictions may adopt similarly stringent interpretations of their data localization and cross-border data transfer laws.
In addition to data privacy and security laws, we may become contractually subject to industry standards adopted by industry groups and other such obligations in the future. We are also bound by contractual obligations related to data privacy and security, and our efforts to comply with such obligations may not be successful. We also publish privacy policies, marketing materials, and other statements regarding data privacy and security. If these policies, materials or statements are found to be deficient, lacking in transparency, deceptive, unfair, or misrepresentative of our practices, we may be subject to investigation, enforcement actions by regulators, or other adverse consequences.
Obligations related to data privacy and security are quickly changing, becoming increasingly stringent, and creating regulatory uncertainty. Additionally, these obligations may be subject to differing applications and interpretations, which may be inconsistent or conflict among jurisdictions. Preparing for and complying with these obligations requires us to devote significant resources and may necessitate changes to our services, information technologies, systems, and practices and to those of any third parties that process personal data on our behalf. In addition, these obligations may require us to change our business model.
We may at times fail (or be perceived to have failed) in our efforts to comply with our data privacy and security obligations. Moreover, despite our efforts, our personnel or third parties on whom we rely may fail to comply with such obligations, which could negatively impact our business operations. If we or the third parties on which we rely fail, or are perceived to have failed, to address or comply with applicable data privacy and security obligations, we could face significant consequences, including but not limited to: government enforcement actions (e.g., investigations, fines, penalties, audits, inspections, and similar); litigation (including class-action claims); additional reporting requirements and/or oversight; bans on processing personal data; and orders to destroy or not use personal data. Any of these events could have a material adverse effect on our reputation, business, or financial condition, including but not limited to: loss of customers; inability to process personal data or to operate in certain jurisdictions; limited ability to develop or commercialize our products; expenditure of time and resources to defend any claim or inquiry; adverse publicity; or substantial changes to our business model or operations.
Risks Related to Manufacturing
Our manufacturing process is novel and complex, and we may encounter difficulties in production, or difficulties with internal manufacturing, which would delay or prevent our ability to provide a sufficient supply of our product candidates for clinical trials or our products for patients, if approved.
Our product candidates are engineered human cells, and the process of manufacturing such product candidates, is complex, highly regulated and subject to numerous risks. Manufacturing our product candidates involves harvesting blood cells from a donor or patient, isolating the NK cells from peripheral blood mononuclear cells, activating and expanding the NK cells, cryopreservation, storage and eventually shipment. Our ability to consistently and reliably manufacture cell therapy product candidates is essential to our success, and there are risks associated with scaling to the level required for advanced clinical trials or commercialization, including cost overruns, potential problems with sourcing of materials, quality control, stability issues, consistency and timely availability of raw materials.
Our manufacturing process will be susceptible to product loss or failure, or product variation that may negatively impact patient outcomes, due to logistical issues associated with the collection of starting material from the donor, shipping such material to the manufacturing site, shipping the final product to the clinical trial recipient, preparing the product for administration, manufacturing issues or different product characteristics resulting from the differences in donor starting materials, variations between reagent lots, interruptions in the manufacturing process, contamination, equipment or reagent failure, improper installation or operation of equipment, vendor or operator error, inconsistency in cell growth and variability in product characteristics.
Even minor deviations from normal manufacturing processes could result in reduced production yields, product defects and other supply disruptions. If microbial, viral or other contaminations are discovered in our product candidates or in any of the manufacturing facilities in which products or other materials are made, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination. Any failure in the manufacturing processes could render a batch of product unusable, could impact supply and delay the progress of our clinical trials, could affect the regulatory approval of such product candidate, could cause us to incur fines or penalties or could harm our reputation and that of our product candidates.
Our manufactured product candidates may fail to meet the required specifications for any of a variety of reasons, including variability in starting material, deviations from normal manufacturing process, or insufficient optimization of specific process steps. This failure to meet specifications could result in supply shortages, or delays related to obtaining additional regulatory, site and patient approvals to continue dosing the clinical trial. If the required additional approvals cannot be obtained, additional delays may occur as manufacturing would need to be restarted and/or the patient may be unable to remain in the study. Any delay in the clinical development or commercialization of SNK01, SNK02, or our other product candidates could materially adversely affect our business, financial condition, results of operations and growth prospects.
We may make changes to our manufacturing process at various points during development, and even after commercialization, for various reasons, such as to control costs, achieve scale, decrease processing time, increase manufacturing success rate or for other reasons. Changes to our manufacturing process carry the risk that they will not achieve their intended objectives, and any of these changes could cause our product candidates to perform differently and affect the results of our ongoing clinical trials, or the performance of the product once commercialized. Changes to our process made during the course of clinical development could require us to show the comparability of the product candidate used in earlier clinical phases or at earlier portions of a trial to the product candidate used in later clinical phases or later portions of the trial. It is difficult to establish comparability of cell therapy products, and this may complicate efforts to verify process changes during scale up. Other changes to our manufacturing process made before or after commercialization could require us to show the comparability of the resulting product to the product candidate used in the clinical trials using earlier processes. Such showings could require us to collect additional nonclinical or clinical data from any modified process prior to obtaining marketing approval for the product candidate produced with such modified process. If such data are not ultimately comparable to that seen in the earlier trials or earlier in the same trial in terms of safety or efficacy, or if regulatory authorities do not agree that comparability has been established, we may be required to make further changes to our process and/or undertake additional clinical testing, either of which could significantly delay the clinical development or commercialization of the associated product candidate, which would materially adversely affect our business, financial condition, results of operations and growth prospects.
Although we are manufacturing SNK01 in our own internal manufacturing facility for the SNK01 clinical trials, and plan to manufacture other product candidates, including SNK02, in our internal manufacturing facilities in the future, we may encounter problems with the internal production of our product candidates. We believe our current clinical GMP manufacturing facility will supply our anticipated clinical trial needs, but if the dose and number of cycles needed increases, our current manufacturing process may not be able to support the enrollment of trials which could lead to delays until we scale up the manufacturing. While we believe that we have a manufacturing facility with capabilities to meet increased production needs, it would still require an increase in staff and significant internal resources. Our manufacturing facilities will be subject to compliance with regulatory requirements, which we may struggle to meet. We may encounter problems with properly staffing our internal manufacturing facilities due to hiring challenges or other issues. For example, factors such as potential future outbreaks of COVID-19 variants and related restrictions could impact our ability to properly staff production of our product candidates. Current inflationary pressures are negatively affecting and could continue to negatively affect the costs of constructing our commercial-scale manufacturing facility. Global supply chain disruptions, including procurement delays and long lead times on certain materials, have adversely impacted and could continue to adversely impact the scheduled completion and/or costs of constructing our commercial-scale manufacturing facility. We may also encounter problems with training the staff we have to effectively manage and control the complex manufacturing process required to produce our product candidates and comply with all necessary regulations. We may also find it difficult to properly manage supply chain issues critical to the manufacturing process. If we are unable to build, maintain, and properly staff our manufacturing facilities, manage and control the manufacturing process, and comply with regulations, the clinical development or commercialization of our product candidates could be significantly delayed, which would materially adversely affect our business, financial condition, results of operations and growth prospects.
Delays in commissioning and receiving regulatory approvals for our manufacturing facilities could delay our development plans and thereby limit our ability to develop our product candidates and generate revenues.
We believe that internal GMP manufacturing is important to facilitate clinical product supply, lower the risk of manufacturing disruptions and enable more cost-effective manufacturing. We have a GMP facility in Santa Ana, California that allows us to supply the product candidates needed for our early-stage clinical trials.
Furthermore, our manufacturing facilities will be subject to ongoing, periodic inspection by the FDA and other comparable regulatory agencies to ensure continued compliance with GMP. Our failure to follow and document our adherence to these regulations or other regulatory requirements may lead to significant delays in the availability of product candidates for clinical use or may result in the termination of or a hold on a clinical study. Failure to comply with applicable regulations could also result in sanctions being imposed on us, including fines, injunctions, civil penalties, a requirement to suspend or put on hold one or more of our clinical trials, failure of regulatory authorities to grant marketing approval of our drug candidates, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of drug candidates, operating restrictions and criminal prosecutions, any of which could materially adversely affect our business, financial condition, results of operations and growth prospects.
We also may encounter problems with, without limitation, the following:
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complying with regulations regarding evolving donor infectious disease testing, traceability, manufacturing, release of product candidates and other requirements from regulatory authorities outside the United States;

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achieving adequate or clinical-grade materials that meet regulatory agency standards or specifications with consistent and acceptable production yield and costs;

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bacterial, fungal or viral contamination in our manufacturing facilities;

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disruptions due to natural disasters or supply chain interruptions; and

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shortages of qualified personnel, raw materials or key contractors.

Our product candidates, if approved by applicable regulatory authorities, may require significant commercial supply to meet market demand. In these cases, we may need to increase, or “scale up,” the production process by a significant factor over the initial level of production. If we fail to develop sufficient manufacturing capacity and experience, whether internally or with a third party, are delayed in doing so, or fail to manufacture our product candidates economically or on reasonable scale or volumes, or in accordance with GMP, or if the cost of this scale-up is not economically feasible, our development programs and commercialization of any approved products will be materially adversely affected and we may not be able to produce our product candidates in a sufficient quantity to meet future demand and our business, financial condition, results of operations and growth prospects may be materially adversely affected.
Any contamination or interruption in our manufacturing process, shortages of raw materials or failure of our suppliers to deliver necessary components could result in delays in our clinical development or marketing schedules.
Given the nature of cell therapy manufacturing, there is a risk of contamination. If microbial, viral or other contaminants are discovered in our product candidates or in any of the manufacturing facilities in which products or other materials are made, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination. Any contamination could adversely affect our ability to produce product candidates on schedule and could, therefore, delay our clinical trials, harm our results of operations and cause reputational damage. Some of the raw materials required in our manufacturing process are derived from biologic sources. These raw materials are difficult to procure and may be subject to contamination or recall. A material shortage, contamination, recall or restriction on the use of biologically derived substances in the manufacture of our product candidates could adversely impact or disrupt the commercial manufacturing or the production of clinical material, which could adversely affect our development timelines and our business, financial condition, results of operations and prospects.
The optimal donor and manufacturing parameters for our product candidates have not been definitively established, which may hinder our ability to optimize our product candidates or to address any safety or efficacy issues that may arise.
If any of our clinical trials reveal issues with the safety or efficacy of any of our product candidates, modification of the donor selection criteria or the manufacturing process may be necessary to address such issues. Alternatively, we may choose to modify the manufacturing process in an effort to improve the efficiency of the process or efficacy of the product candidates. However, we have not, at present, fully characterized or identified how donor characteristics and manufacturing process parameters affect the optimal potency of function for our engineered NK cell product candidates for in vitro and animal efficacy studies or how such potency differences may translate into efficacy to be seen in human clinical trials, including both the proportion of patients who achieve a meaningful clinical response, and the duration of any such clinical responses. Our ability to improve our manufacturing process or product potency, safety, or efficacy according to such parameters is limited and may require significant trial and error, which may cause us to incur significant costs or could result in significant delays to the clinical development and eventual commercialization of our product candidates.
Dependency on third parties to store our NK cells, viral vector, master and working cell banks, and any damage or loss would cause delays in replacement, and our business could suffer.
The NK cells, the viral vector, and the master and working cell banks are stored in freezers at third-party biorepositories and will also be stored in our freezers at our production facility. If these materials are damaged at these facilities, including by the loss or malfunction of these freezers or our back-up power systems, as well as by damage from fire, power loss or other natural disasters, we would need to establish replacement of NK cells, viral vector, and master and working cell banks, which would impact clinical supply and delay our patients’ treatments. If we are unable to establish replacement materials, we could incur significant additional expenses and liability to patients whose treatment is delayed, and our business could suffer.
We have not yet established a shelf life beyond one to two years for our product candidates, which may have an impact on commercial supply and expenses.
We have not yet developed a validated method of manufacturing our product candidates for long-term storage, in large quantities without damage, in a cost-efficient manner and without degradation beyond one to two years. We may encounter difficulties not only in developing the relevant methodologies but also in obtaining the necessary regulatory approvals for using such methodologies in treatment. If we cannot adequately demonstrate that our product candidates can be safely stored for long-term and to the satisfaction of regulatory authorities, we could face substantial delays in obtaining regulatory approvals to market and further commercialize our products. If we are unable to develop a validated method to store our product candidates for long-term for shipping purposes, our ability to promote the adoption of our product candidates, as well as achieve economies of scale by utilizing our production facility, will be limited. Even if we are able to successfully develop such methodology, we will also need to develop a cost-effective and reliable distribution and logistics network, which we may be unable to accomplish.
In addition, if the product candidates cannot be stored for extended periods of time, then we may need to reduce manufacturing batch size to ensure that the material we produce will be used before it expires. In that case, the scaling of our production processes will not deliver the efficiencies we expect, and the cost per dose of our product candidates will be substantially higher. Furthermore, if our product candidates do not have established long-term stability, then we may incur significant additional expenses, such as costs for conducting more frequent manufacturing runs or potential disputes or issues that may arise in relation to the use of product candidates due to stability issues.
Risks Related to Our Intellectual Property
If our license agreement with NKMAX is terminated, we could lose our rights to key components enabling our NK cell technology platform.
On February 12, 2020, we entered into a license agreement, amended October 2021, April 2023 and August 1, 2023, with NKMAX (the “Intercompany License”). Pursuant to Intercompany License, NKMAX granted to us an exclusive (even to NKMAX and its affiliates), royalty-bearing, sublicensable license under certain patents and know-how related to NK cell therapy in any fields to (i) research, develop, manufacture, have manufactured, use and commercialize any NK cell pharmaceutical product, process, service or therapy or a combination of any of the forgoing with any other active ingredient, product or service (the “Licensed Products”) in all countries excluding the countries and territories in Asia (the “Licensed Territory”) and (ii) research, develop, manufacture and have manufactured Licensed Products outside of the Licensed Territory solely to support our rights in the Licensed Territory. We are reliant upon certain rights and proprietary technology provided to us under the Intercompany License for the production and development of certain of our product candidates, such as SNK01 and SNK02. We previously paid a non-refundable upfront fee of $1.0 million to NKMAX, and we are required to pay certain one-time milestone fees to NKMAX upon the first receipt of regulatory approval of a Licensed Product by us or any of our affiliates, which range from $1.0 million to $5.0 million, depending on the jurisdiction, in addition to a mid-single digit royalty on net sales of Licensed Products by us, our affiliates or our sublicensees, subject to customary reductions. See “Business of NKGen — Licensing Agreements — NKMAX License” for more details. NKMAX may terminate the Intercompany License upon the occurrence of certain events, such as an uncured material breach by us, our failure to make any required payments under the Intercompany License or our insolvency. If NKMAX terminates the Intercompany License, we could lose the use of intellectual property rights that may be material or necessary to the development, production, or marketing of our product candidates, including SNK01 and SNK02, which could impede or prevent our successful commercialization of such product candidates and materially and adversely affect our business, financial condition, results of operations and growth prospects. If any of the foregoing were to occur, it could delay our development and commercialization of our product candidates, which in turn could materially and adversely affect our business, financial condition, results of operations and growth prospects.
We may need to license additional intellectual property from third parties, and any such licenses may not be available or may not be available on commercially reasonable terms.
The growth of our business may depend in part on our ability to acquire or in-license additional proprietary rights. For example, our programs may involve product candidates that may require the use of additional proprietary rights held by third parties. Our product candidates may also require specific formulations to work effectively and efficiently. These formulations may be covered by intellectual property rights held by others. We may develop products containing our compositions and pre-existing pharmaceutical compositions. These pharmaceutical products may be covered by intellectual property rights held by others. We may be required by the FDA, EMA or other foreign regulatory authorities to provide a companion diagnostic test or tests with our product candidates. These diagnostic test or tests may be covered by intellectual property rights held by others. We may be unable to acquire or in-license any relevant third-party intellectual property rights that we identify as necessary or important to our business operations. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all, which would harm our business. We may need to cease use of the compositions or methods covered by such third-party intellectual property rights, and may need to seek to develop alternative approaches that do not infringe on such intellectual property rights, which may entail additional costs and development delays, even if we were able to develop such alternatives, which may not be feasible. Even if we are able to obtain a license to such intellectual property rights, any such license may be non-exclusive, which may allow our competitors access to the same technologies licensed to us.
Our development and commercialization rights to our current and future product candidates and technology are subject, in part, to the terms and conditions of licenses granted to us by others.
We are a party to a variety of intellectual property license agreements with third parties and expect to enter into additional license agreements in the future. These license agreements provide us with access to certain rights and proprietary technology from third parties for the production and development of our current and future product candidates, including SNK01 and SNK02. However, these licenses may not provide exclusive rights to use such intellectual property and technology in all relevant fields of use and in all territories in which we choose to develop or commercialize our technology and product candidates in the future. As a result, we may not be able to prevent competitors from developing and commercializing competitive products in territories included in all of our licenses.
We also engage in collaborations or advisory partnerships with scientists at academic and non-profit institutions to access technologies and materials that are not otherwise available to us. Although the agreements that govern these collaborations or advisory partnerships may include an option to negotiate licenses to the institution’s rights in any inventions that are created in the course of these collaborations, we may not be able to come to a final agreement for an exclusive license with the institution.
We also have entered, and may in the future enter, into collaboration or license agreements with commercial entities to access technologies and materials that are not otherwise available to us. Our agreements with such entities may provide licenses to technology useful for the discovery, development, or commercialization of our product candidates. These licenses may in some instances, be non-exclusive.
Such licenses and other contracts may be the subject of disagreements with the grantors and/or various third parties regarding the interpretation of such licenses and contracts. The resolution of any such disagreements that may arise could affect the scope of our rights to the relevant technology, or affect financial or other obligations under the relevant agreement, either of which could inhibit our ability to utilize the underlying technology in a cost-effective manner to develop and commercialize our product candidates, which in turn could materially and adversely affect our business, financial condition, results of operations and growth prospects.
Our existing license agreements impose, and we expect that our future license agreements will impose, various diligence, milestone payment, royalty, insurance, indemnification and other obligations on us. Under certain circumstances such as a material breach of terms, our licensors could terminate our license agreements. If these in-licenses are terminated, or if the underlying patents fail to provide the intended exclusivity, competitors could have the freedom to seek regulatory approval of, and to market, products identical or similar to ours. In addition, we may seek to obtain additional licenses from our licensors and, in connection with obtaining such licenses, we may agree to amend our existing licenses in a manner that may be more favorable to the licensors, including by agreeing to terms that could enable third parties (potentially including our competitors) to receive licenses to a portion of the intellectual property that is subject to our existing licenses.
In addition, we may not have the right to control the preparation, filing, prosecution, maintenance, enforcement and defense of patents and patent applications directed to the technology that we license from third parties. Therefore, we cannot be certain that these patents and patent applications will be prepared, filed, prosecuted, maintained, enforced and defended in a manner consistent with our best interests. For example, if we do not have the right to control patent prosecution and maintenance of patents and patent applications directed to the technology that we license from licensors, such licensors could file terminal disclaimers and/or take other actions that could shorten the term of the patents or patent applications. If our licensors fail to prosecute, maintain, enforce and defend such patents, or lose rights to those patents or patent applications, the rights we have licensed may be reduced or eliminated, and our right to develop and commercialize any of our product candidates that are the subject of such licensed rights could be impaired. Additionally, we may be required to reimburse our licensors for all of their expenses related to the prosecution, maintenance, enforcement and defense of patents and patent applications that we in-license from them. Moreover, if these rights are narrowed or not enforced, third parties, including our competitors, may be able to compete with our products and technology.
Furthermore, our licensors may have relied on third-party consultants or collaborators or on funds from third parties such that our licensors are not the sole and exclusive owners of the patents we in-licensed. If other third parties have ownership rights to our in-licensed patents, they may be able to license such patents to our competitors, and our competitors could market competing products and technology. This could harm our competitive position, and our business.
Duration of patent terms may be inadequate to protect our competitive position on our product candidates for an adequate amount of time, and the expiration of our patents may subject us to increased competition.
As of August 1, 2023, the patent portfolio that is assigned to us, jointly owned with others or licensed to us includes issued patents in the United States and Mexico, and pending patent applications in the United States, Brazil, Canada, Chile, Egypt, Europe, Mexico, South Africa and Ukraine across our platform, SNK01, SNK02 and their patent families. Our portfolio of issued patents, excluding pending patent applications, has expected expiration dates between approximately June 2033 and January 2039. Our portfolio, including issued patents, and including pending non-provisional applications (including Patent Cooperation Treaty (“PCT”) applications) if they are issued, has expected expiration dates between approximately May 2033 and July 2043. Various events, such as patent term adjustment, patent term extension, or disclaimers, may alter the expiration dates. We may file additional patent applications directed to our SNK01 and SNK02 product candidates. However, we can provide no assurance that we will be able to file or receive additional patent protection for these or other product candidates.
Patent expiration dates may be shortened or lengthened by a number of factors, including terminal disclaimers, patent term adjustments, supplemental protection certificates and patent term extensions. Patent term extensions and supplemental protection certificates, filing prior to the full one-year period for conversion of a provisional, and the like, may be impacted by the regulatory process and may not significantly lengthen patent term. Our patent protection could also be reduced or eliminated for noncompliance with various procedural, document submission, fee payment and other requirements imposed by government patent agencies. In addition, if we or our licensors fail to apply for applicable patent term extensions or adjustments, we will have a more limited time during which we can enforce our or our licensors granted patent rights.
Given the amount of time required for the development, testing and regulatory review of product candidates, patents protecting such candidates might expire before or shortly after such product candidates are commercialized. We may be able to seek extensions of patent terms in the United States and, if available, in other countries where we have or will obtain patent rights. In the United States, the Drug Price Competition and Patent Term Restoration Act of 1984 permits a patent term extension of up to five years beyond the normal expiration of the patent; provided that the patent is not enforceable for more than 14 years from the date of drug approval, which is limited to the approved indication (or any additional indications approved during the period of extension). Furthermore, only one patent per approved product can be extended and only those claims directed to the approved product, a method for using it or a method for manufacturing it may be extended. However, the applicable authorities, including the FDA and the United States Patent and Trademark Office (the “USPTO”) in the United States, and any equivalent regulatory authority in other countries, may not agree with our assessment of whether such extensions are available, and may refuse to grant extensions to our patents, or may grant more limited extensions than we request. We may not have the right to seek extensions of patents that are in-licensed to us, or if such licenses are terminated, we may not have rights to any patents eligible for extension. If we are responsible for patent prosecution and maintenance of patent rights in-licensed to us, we could be exposed to liability to the applicable patent owner. If we or our licensors fail to maintain the patents and patent applications directed to our product candidates and technologies, we may not be able to prevent a competitor from marketing products that are the same as or similar to our product candidates. Further, others commercializing products similar or identical to ours, and our competitors may be able to take advantage of our investment in development and clinical trials by referencing our clinical and preclinical data and launch their product earlier than might otherwise be the case, which could increase competition for our product candidates and materially and adversely affect our business, financial condition, results of operations and growth prospects.
If any patent protection we or our licensors obtain is not sufficiently robust, our competitors could develop and commercialize products and technology similar or identical to ours.
The market for cell therapy is highly competitive and subject to rapid technological change. Our success depends, in large part, on our ability to maintain a competitive position in the development and protection of technologies and products for use in these fields and to obtain and maintain or license patent protection in the United States and other countries with respect to our product candidates and our technology. We may protect our proprietary position by filing patent applications in the United States and abroad related to our product candidates and our technology that are important to our business. If we are unable to protect our intellectual property, our competitive position could be materially and adversely affected, as third parties may be able to make, use or sell products and technologies that are substantially the same as ours without incurring the sizeable development and licensing costs that we have incurred. This, in turn, would materially and adversely affect our ability to compete in the market.
The patent position of biotechnology and pharmaceutical companies generally is uncertain, involves complex legal and factual questions and has, in recent years, been the subject of much litigation. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain. Our in-licensed pending and future patent applications may not result in patents being issued that protect our technology or product candidates or effectively prevent others from commercializing competitive technologies and product candidates.
The patent prosecution process is expensive, time-consuming and complex, and we may not be able to file, prosecute, maintain, or license all necessary or desirable patent applications at a reasonable cost or in a timely manner. We also may fail to identify patentable aspects of our research and development output, or may identify patentable aspects of our research and development output once it is too late to obtain patent protection.
Claim scope in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance. Even if the patent applications we license or own do issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors or other third parties from competing with us or otherwise provide us with any competitive advantage. Our competitors or other third parties may be able to circumvent our patents by developing similar or alternative products in a non-infringing manner.
Even after issuance, our in-licensed patents or patents we obtain the future may be subject to challenge, which if successful could require us to obtain licenses from third parties, which may not be available on commercially reasonable terms or at all, or to cease the use of the underlying technology, which could materially and adversely affect our business.
The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our or our licensors’ patents, even after issuance, may be challenged in the courts or patent offices in the United States and abroad. Third-party challenges may result in a loss of exclusivity or in our or our licensors’ patent claims being narrowed, invalidated or held unenforceable, which could limit our ability to prevent others from using or commercializing similar or identical technology and products, or could limit the duration of the patent protection of our technology and product candidates.
Even if our patents are determined to be valid and enforceable, they may not be interpreted sufficiently broadly to prevent others from marketing products similar to ours or designing around our or our licensors’ patents.
We may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent, which could materially and adversely affect our ability to develop, manufacture and market our product candidates.
There are many patents issued or applied for in the biotechnology industry, and we may not be aware of patents or patent applications held by others that relate to our business. We cannot guarantee that any of our or our licensors’ patent searches or analyses, including, but not limited to, the identification of relevant patents, analysis of the scope of relevant patent claims or determination of the expiration of relevant patents, are complete or thorough, nor can we be certain that we have identified each and every third-party patent and pending application in the United States and elsewhere that is relevant to or necessary for the development and commercialization of our product candidates in any jurisdiction.
For example, patent applications in the United States and many international jurisdictions are typically not published until 18 months after the filing of certain priority documents (or, in some cases, are not published until they issue as patents) and publications in the scientific literature often lag behind actual discoveries. Thus, we cannot be certain that others have not filed patent applications or made public disclosures relating to our technology or our contemplated technology. A third party may have filed, and may in the future file, patent applications directed to our product candidates or technology similar to ours or that of our licensors. Any such patent application may have an earlier priority date than our patent applications or patents, or those of our licensors, which could further require us to obtain rights to patents directed to such technologies. Under certain circumstances, if third parties have filed such patent applications, an interference proceeding in the United States can be initiated by any such third party, or by the USPTO itself, to determine who was the first to invent any of the subject matter recited by the patent claims of our applications or issued patents.
Furthermore, after issuance, the scope of patent claims remains subject to construction as determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history. Our interpretation of the relevance or the scope of a patent or a pending application may be incorrect, and we may incorrectly determine that our product candidates or technology are not covered by a third party’s patent or may incorrectly predict whether a third party’s pending application will issue with claims of relevant scope. Our determination of the expiration date of any patent in the United States or elsewhere that we consider relevant may also be incorrect. If we fail to correctly identify or interpret relevant patents, we may be subject to infringement claims. We cannot guarantee that we will be able to successfully settle or otherwise resolve such infringement claims. If we fail in any such dispute, in addition to being forced to pay monetary damages, we may be temporarily or permanently prohibited from commercializing our product candidates. We may also be forced to attempt to redesign our product candidates or technology in a manner that no longer infringes third-party intellectual property rights. Any of these events, even if we were ultimately to prevail, could require us to divert substantial financial and management resources that we would otherwise be able to devote to the development and commercialization of our product candidates.
Claims brought against us for infringing, misappropriating or otherwise violating intellectual property rights of third parties or engaging in unfair competition, would be costly and time-consuming and could prevent or delay us from successfully developing or commercializing our product candidates.
Our success depends in part on our ability to develop, manufacture and market our technology and use our technology without infringing the proprietary rights of third parties. We or our collaborators may be subject to third-party claims that could cause us to incur substantial expenses to defend and these claims, if successful, could require us to pay substantial damages and/or limit our ability to commercialize our product candidates if we or our collaborators are found to be infringing a third party’s intellectual property rights.
There are third-party patents and patent applications that may relate to the areas in which we are developing product candidates. Additionally, as our industry expands and more patents are issued, the risk increases that there may be patents issued to third parties that relate to our product candidates and technology of which we are not aware or that we may need to challenge to continue our operations as currently contemplated. As a result, our technology and any future products that we commercialize could be alleged to infringe patent rights or other proprietary rights of third parties, which may require costly litigation and, if we are not successful in defending against such litigation, could cause us to pay substantial damages and/or limit our ability to commercialize our product candidates. Issued patents are entitled to a presumption of validity in many countries, including the United States and many European countries, and issued patents held by others that claim our technology or any of our product candidates may limit our ability to commercialize our product candidates, unless and until these patents expire or are declared invalid or unenforceable in a court of applicable jurisdiction, if we do not obtain a license or other right to practice the claimed inventions.

We employ individuals who were previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. While such employees are prohibited from disclosing to us confidential information belonging to their former employers, we may be subject to claims that these employees, or we, have used or disclosed trade secrets or other proprietary information of their former employers.
Third parties could threaten or initiate litigation or other legal proceedings alleging that we have infringed their patents, trade secrets, trademarks or other intellectual property rights. Litigation may make it necessary to defend ourselves by determining the scope, enforceability and validity of third-party proprietary rights, or to establish our proprietary rights. Regardless of whether any such claims that we are infringing patents or other intellectual property rights have merit, such claims can be time-consuming, divert management attention and financial resources and are costly to evaluate and defend.
Results of any such litigation are difficult to predict and may require us to stop treating certain conditions, obtain licenses or modify our product candidates or technology while we develop non-infringing substitutes, or may result in significant settlement costs. Litigation can involve substantial damages for infringement (and if the court finds that the infringement was willful, we could be ordered to pay treble damages and the patent owner’s attorneys’ fees), and the court could prohibit us from selling our product candidates or require us to take a license from a third party, which the third party is not required to do at a commercially reasonable price or at all. If a license is available from a third party, we may have to pay substantial royalties, upfront fees, or milestone fees, or grant cross-licenses to intellectual property rights for our product candidates or technology. We may also have to redesign our product candidates or technology so they do not infringe third-party intellectual property rights, which may not be possible or may require substantial monetary expenditures and time, during which our product candidates may not be available for manufacture, use, or sale.
We may not be able to effectively monitor unauthorized use of our intellectual property and enforce our or our in-licensed intellectual property rights against infringement, and may incur substantial costs as a result of bringing litigation or other proceedings relating to our or our in-licensed intellectual property rights.
Monitoring unauthorized use of our intellectual property is difficult and costly. We may not be able to detect unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Any inability to meaningfully monitor unauthorized use of our intellectual property could result in competitors offering products that incorporate our product candidates or service features, which could in turn reduce demand for our products.
We may also, from time to time, seek to enforce our intellectual property rights against infringers when we determine that a successful outcome is probable and may lead to an increase in the value of the intellectual property.
If we choose to enforce our patent rights against a party, that party could counterclaim that our patent is invalid and/or unenforceable. The defendant may challenge our or our licensors’ patents through proceedings before the Patent Trial and Appeal Board (“PTAB”), including inter partes and post-grant review. Proceedings to challenge patents are also available internationally, including, for example, opposition proceedings and nullity actions. In patent litigation in the United States, counterclaims alleging invalidity and/or unenforceability and PTAB challenges are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of patentable subject matter, lack of novelty, lack of obviousness, lack of written description, or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, during prosecution. Third parties may also raise similar claims before the PTAB, even outside the context of litigation. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we, our licensors, and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, we may lose at least part, and perhaps all, of the patent protection on our product candidates.

In addition, such lawsuits and proceedings are expensive and would consume time and resources and divert the attention of managerial and scientific personnel even if we were successful in stopping the infringement of such patents. Litigation is inherently unpredictable, and there is a risk that the court will decide that such patents are not valid and that we do not have the right to stop the other party from using the inventions. Furthermore, some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. There is also the risk that, even if the validity of such patents is upheld, the court will refuse to stop the other party on the ground that such other party’s activities do not infringe our intellectual property rights.
Pharmaceutical products are vulnerable to counterfeiting. If our product candidates are approved and commercialized, third parties may illegally produce and distribute counterfeit versions of our products that are below the various manufacturing and testing standards that our products undergo. Counterfeit pharmaceutical products are often unsafe, ineffective and potentially life-threatening. As many counterfeit products may be visually indistinguishable from their authentic versions, the presence of counterfeit products could affect overall consumer confidence in the authentic product. A public loss of confidence in the integrity of pharmaceutical products in general or in any of our products in particular due to counterfeiting could have a material adverse effect on our business, prospects, financial condition and results of operations. In addition, we may also be subject to potential legal disputes and/or regulatory proceedings that may divert our management’s attention and resources, which could have a material adverse impact on our financial position.
There could also be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could materially adversely affect the price of our common stock. Finally, any uncertainties resulting from the initiation and continuation of any litigation could materially and adversely affect our ability to raise the funds necessary to continue our operations.
We and our licensors will not seek to protect our intellectual property rights in all jurisdictions throughout the world and we may not be able to adequately enforce our intellectual property rights even in the jurisdictions where we seek protection.
We in-license a number of international patents and patent applications and expect our licensors to continue to pursue patent protection in many of the significant markets in which we intend to do business. However, filing, prosecuting and defending patents relating to our product candidates and technology, including all of our in-licensed patent rights, in all countries throughout the world would be prohibitively expensive. We and our licensors must ultimately seek patent protection on a country-by-country basis, which is an expensive and time-consuming process with uncertain outcomes. Accordingly, we or our licensors may choose not to seek patent protection in certain countries, and we will not have the benefit of patent protection in such countries.
Furthermore, the protection offered by intellectual property rights in certain countries outside of the United States may be less extensive than those in the United States. Consequently, we may not be able to prevent third parties from utilizing proprietary technology in all countries outside of the United States, even if we or our licensors pursue and obtain issued patents in particular foreign jurisdictions, or from selling or importing products made using our proprietary technology in and into the United States or other jurisdictions. Such products may compete with our products, and our or in-licensed patent rights or our other intellectual property rights may not be effective or sufficient to prevent them from competing. If such competing products arise in jurisdictions where we are unable to exercise intellectual property rights to combat them, our business, financial condition, results of operations and growth prospects could be materially and adversely affected.
Changes in U.S. patent law or the patent law of other jurisdictions could decrease the certainty of our or our licensors’ ability to obtain patents and diminish the value of patents in general, thereby impairing our ability to protect our current and any future product candidates.
The U.S. Supreme Court and the Court of Appeals for the Federal Circuit have made, and will likely continue to make, changes in how the patent laws of the United States are interpreted. For example, in recent years the U.S. Supreme Court modified some tests used by the USPTO in granting patents over the past 20 years, which may decrease the likelihood that we or our licensors will be able to obtain patents and increase the likelihood of a challenge of any patents we obtain or license. Similarly, international courts have made, and will likely continue to make, changes in how the patent laws in their respective jurisdictions are interpreted. Those changes may materially and adversely affect our patent rights and our or our licensors’ ability to obtain issued patents.
Changes in either the patent laws or interpretation of the patent laws in the United States could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. For instance, the Leahy-Smith America Invents Act (the “America Invents Act”), enacted in 2011, included a number of significant changes to patent law in the United States. Many of the substantive changes to patent law under the America Invents Act came into effect in March 2013. For example, in March 2013, the United States transitioned from a “first-to-invent” patent system to a patent system in which, assuming that other requirements for patentability are met, the first inventor to file a patent application is entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. The America Invents Act also included a number of significant changes that affect the way patent applications are prosecuted and how issued patents may be challenged, such as allowing third-party submission of prior art to the USPTO during patent prosecution and new post-grant administrative proceedings which can be used by third parties to attack the validity of an issued patent, including post-grant review, inter partes review and derivation proceedings. The America Invents Act and its implementation could increase the uncertainties and/or costs surrounding the prosecution of our or our licensors’ patent applications and the enforcement or defense of our in-licensed issued patents, all of which could materially and adversely affect our business, financial condition, results of operations and growth prospects.
In addition, the U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our or our licensors’ ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on actions by the U.S. Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could weaken our ability to obtain new patents or to enforce patents that we have licensed or might obtain in the future.
Similarly, changes in patent law and regulations in other countries or jurisdictions, changes in the governmental bodies that enforce them or changes in how the relevant governmental authority enforces patent laws or regulations may weaken our or our licensors’ ability to obtain new patents or to enforce patents that we have licensed or that we may obtain in the future, which in turn could materially adversely affect our business, financial condition, results of operations and growth prospects. For example, the complexity and uncertainty of European patent laws have also increased in recent years. In Europe, a new unitary patent system will take effect on June 1, 2023, which will significantly impact European patents, including those granted before the introduction of such a system. Under the unitary patent system, European patent applications will have the option, upon grant of a patent, of becoming a Unitary Patent, which will be subject to the jurisdiction of the Unitary Patent Court (the “UPC”). As the UPC is a new court system, there is no precedent for the court or any decisions that it may take, increasing the uncertainty of any litigation. Existing European patents that have not lapsed as of June 1, 2023 and for which no action has been filed before the UPC will have the option of opting out of the jurisdiction of the UPC and remaining as national patents in the UPC countries. Patents under the jurisdiction of the UPC will be potentially vulnerable to a single UPC-based revocation challenge that, if successful, could invalidate the patent in all countries that have ratified the UPC agreement. We cannot predict with certainty the long-term effects of any potential changes.
We may fail to obtain or enforce assignments of intellectual property rights from our employees and contractors.
While it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing an enforceable agreement with each party who in fact conceives or develops intellectual property that we regard as our own. Furthermore, our assignment agreements may not be self-executing or may be breached, and we may be forced to bring or defend claims to determine the ownership of what we regard as our intellectual property, and we may not be successful in such claims. If we fail to obtain agreements assigning intellectual property rights or in bringing or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights. Such an outcome could materially adversely affect our business, financial condition, results of operations and growth prospects. Even if we are successful in defending against such claims, litigation could result in substantial costs and distraction to management and other employees.
If we are not able to adequately prevent disclosure of trade secrets and other proprietary information, the value of our technology and product candidates could be materially diminished.
Trade secrets are difficult to protect. We may rely on trade secrets to protect our proprietary information and technologies, especially where we do not believe patent protection is appropriate or obtainable, or where such patents would be difficult to enforce. We rely in part on confidentiality agreements with our employees, consultants, contractors, collaboration partners, scientific collaborators, and other advisors to protect our trade secrets and other proprietary information. We cannot guarantee that we have entered into such agreements with each party that may have had access to our proprietary information or technologies, or that such agreements, even if in place, will not be circumvented. These agreements may not effectively prevent disclosure of proprietary information or technology and may not provide an adequate remedy in the event of unauthorized disclosure of such information or technology. In addition, others may independently discover our trade secrets and proprietary information, in which case we may have no right to prevent them from using such trade secrets or proprietary information to compete with us. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could materially adversely affect our business, financial condition, results of operations and growth prospects.
General Risk Factors
Our business is affected by macroeconomic conditions, including rising inflation, interest rates and supply chain constraints.
Various macroeconomic factors could adversely affect our business, results of operations and financial condition, including changes in inflation, interest rates and overall economic conditions and uncertainties, such as those resulting from the current and future conditions in the banking system and the global financial markets. For instance, inflation has negatively impacted us and could continue to negatively impact us by increasing our cost of labor (through higher wages), commercial support, construction, manufacturing and clinical supply expenditures. See above the subsection entitled under “— Risks Related to Manufacturing” for the risks related to the impact of inflation on the construction of our commercial-scale manufacturing facility. Current inflationary pressures, if sustained, could have a negative impact on our operations. In addition, interest rates, the liquidity of the credit markets and the volatility of the capital markets could also affect our ability to raise capital in order to fund our operations, if needed. Financial conditions affecting the banking system and financial markets may threaten our ability to access our cash, as well as our access to letters of credit or other funding necessary to support our business, which may require us to find additional sources of cash or funding on short notice. Similarly, these macroeconomic factors could affect the ability of our third-party manufacturers, contractors or suppliers to manufacture materials required for our product candidates on a cost-effective basis, if at all.
Any acquisitions or strategic collaborations may increase our capital requirements, dilute our stockholders, cause us to incur debt or assume contingent liabilities or subject us to other risks.
From time to time, we may evaluate various acquisitions and strategic collaborations, including licensing or acquiring complementary drugs, intellectual property rights, technologies or businesses. Any potential acquisition or strategic partnership may entail numerous risks, including, but not limited to:
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increased operating expenses and cash requirements;

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the assumption of indebtedness or contingent or unknown liabilities;

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assimilation of operations, intellectual property and drugs of an acquired company, including difficulties associated with integrating new personnel;

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adequately prosecuting and maintaining protection of any acquired intellectual property rights;

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the diversion of our management’s attention from our existing drug programs and initiatives in pursuing such a strategic partnership, merger or acquisition;

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retention of key employees, the loss of key personnel, and uncertainties about our ability to maintain key business relationships;

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risks and uncertainties associated with the other party to such a transaction, including the prospects of that party and their existing drugs or product candidates and regulatory approvals; and

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our inability to generate revenue from acquired drugs, intellectual property rights, technologies, and/or businesses sufficient to meet our objectives in undertaking the acquisition or even to offset the associated acquisition and maintenance costs.

In addition, if we engage in acquisitions or strategic partnerships, we may issue dilutive securities, assume or incur debt obligations, incur large one-time expenses or acquire intangible assets that could result in significant future amortization expense. Moreover, we may not be able to locate suitable acquisition or strategic partnership opportunities, and this inability could impair our growth or limit access to technology or drugs that may be important to the development of our business.
Changes to, or interpretations of, financial accounting standards may affect our results of operations and could cause us to change our business practices.
We prepare our financial statements in accordance with GAAP. These accounting principles are subject to interpretation by the Financial Accounting Standards Board, the SEC and various bodies formed to interpret and create accounting rules and regulations. Changes in accounting rules can have a significant effect on our reported financial results and may affect our reporting of transactions completed before a change is announced. Changes to those rules or the questioning of current practices may materially adversely affect our financial results, including those contained in this filing, or the way we conduct our business.
If our information technology systems or data, or those of third parties upon which we rely, are or were compromised, we could experience adverse consequences resulting from such compromise, including but not limited to regulatory investigations or actions, litigation, fines and penalties, disruptions of our business operations, reputational harm, loss of revenue or profits, and other adverse consequences.
In the ordinary course of our business, we and the third parties upon which we rely process sensitive data, and, as a result, we and the third parties upon which we rely face a variety of evolving threats, including but not limited to ransomware attacks, which could cause security incidents. Cyber-attacks, malicious internet-based activity, online and offline fraud, and other similar activities threaten the confidentiality, integrity, and availability of our sensitive data and information technology systems, and those of the third parties upon which we rely. Such threats are prevalent and continue to rise, are increasingly difficult to detect, and come from a variety of sources, including traditional computer “hackers,” threat actors, “hacktivists,” organized criminal threat actors, personnel (such as through theft or misuse), sophisticated nation states, and nation-state-supported actors.
Some actors now engage and are expected to continue to engage in cyber-attacks, including without limitation nation-state actors for geopolitical reasons and in conjunction with military conflicts and defense activities. During times of war and other major conflicts, we and the third parties upon which we rely may be vulnerable to a heightened risk of these attacks, including retaliatory cyber-attacks that could materially disrupt our systems and operations, supply chain, and ability to develop and commercialize our product candidates.
We and the third parties upon which we rely are subject to a variety of evolving threats, including but not limited to social-engineering attacks (including through phishing attacks), malicious code (such as viruses and worms), malware (including as a result of advanced persistent threat intrusions), denial-of-service attacks (such as credential stuffing), credential harvesting, personnel misconduct or error, ransomware attacks, supply-chain attacks, software bugs, server malfunctions, software or hardware failures, loss of data or other information technology assets, adware, telecommunications failures, earthquakes, fires, floods, and other similar threats.

In particular, severe ransomware attacks are becoming increasingly prevalent and can lead to significant interruptions in our operations, loss of sensitive data and income, reputational harm, and diversion of funds. Extortion payments may alleviate the negative impact of a ransomware attack, but we may be unwilling or unable to make such payments due to, for example, applicable laws or regulations prohibiting such payments.
Remote work has become more common and has increased risks to our information technology systems and data, as more of our employees utilize network connections, computers, and devices outside our premises or network, including working at home, while in transit and in public locations. Additionally, future or past business transactions (such as acquisitions or integrations) could expose us to additional cybersecurity risks and vulnerabilities, as our systems could be negatively affected by vulnerabilities present in acquired or integrated entities’ systems and technologies. Furthermore, we may discover security issues that were not found during due diligence of such acquired or integrated entities, and it may be difficult to integrate companies into our information technology environment and security program.
In addition, our reliance on third-party service providers could introduce new cybersecurity risks and vulnerabilities, including supply-chain attacks, and other threats to our business operations. We rely on third-party service providers and technologies to operate critical business systems to process sensitive data in a variety of contexts, including, without limitation, cloud-based infrastructure, data center facilities, encryption and authentication technology, employee email, and other functions. We also rely on third-party service providers to provide other products, services, parts, or otherwise to operate our business. Our ability to monitor these third parties’ information security practices is limited, and these third parties may not have adequate information security measures in place. If our third-party service providers experience a security incident or other interruption, we could experience adverse consequences. While we may be entitled to damages if our third-party service providers fail to satisfy their privacy or security-related obligations to us, any award may be insufficient to cover our damages, or we may be unable to recover such award. In addition, supply-chain attacks have increased in frequency and severity, and we cannot guarantee that third parties’ infrastructure in our supply chain or our third-party partners’ supply chains have not been compromised.
Any of the previously identified or similar threats could cause a security incident or other interruption that could result in unauthorized, unlawful, or accidental acquisition, modification, destruction, loss, alteration, encryption, disclosure of, or access to our sensitive data or our information technology systems, or those of the third parties upon whom we rely. A security incident or other interruption could disrupt our ability (and that of third parties upon whom we rely) to develop and commercialize our product candidates and operate our business.
We may expend significant resources or modify our business activities (including our clinical trial activities) to try to protect against security incidents. Additionally, certain data privacy and security obligations may require us to implement and maintain specific security measures or industry-standard or reasonable security measures to protect our information technology systems and sensitive data.
While we have implemented security measures designed to protect against security incidents, there can be no assurance that these measures will be effective. We take steps to detect and remediate vulnerabilities, but we may not be able to detect and remediate all vulnerabilities because the threats and techniques used to exploit the vulnerability change frequently and are often sophisticated in nature. Therefore, such vulnerabilities could be exploited but may not be detected until after a security incident has occurred. These vulnerabilities pose material risks to our business. Further, we may experience delays in developing and deploying remedial measures designed to address any such identified vulnerabilities.
Applicable data privacy and security obligations may require us to notify relevant stakeholders of security incidents. Such disclosures are costly, and the disclosure or the failure to comply with such requirements could lead to adverse consequences. If we (or a third party upon whom we rely) experience a security incident or are perceived to have experienced a security incident, we may experience adverse consequences, such as government enforcement actions (for example, investigations, fines, penalties, audits, and inspections); additional reporting requirements and/or oversight; restrictions on processing sensitive data (including personal data); litigation (including class claims); indemnification obligations; negative publicity; reputational harm; monetary fund diversions; interruptions in our operations (including availability of data); financial loss; and other similar harms. Security incidents and attendant consequences may negatively impact our ability to grow and operate our business.
Our contracts may not contain limitations of liability, and even where they do, there can be no assurance that limitations of liability in our contracts are sufficient to protect us from liabilities, damages, or claims related to our data privacy and security obligations. We cannot be sure that our insurance coverage will be adequate or sufficient to protect us from or to mitigate liabilities arising out of our privacy and security practices, that such coverage will continue to be available on commercially reasonable terms or at all, or that such coverage will pay future claims.
In addition to experiencing a security incident, third parties may gather, collect, or infer sensitive information about us from public sources, data brokers, or other means that reveals competitively sensitive details about our organization and could be used to undermine our competitive advantage or market position.
Risks Related to Graf and the Business Combination
Unless the context otherwise requires, references in this subsection “— Risks Related to Graf and the Business Combination” and in the subsections thereto to “we”, “us” and “our” generally refer to Graf in the present tense or New NKGen from and after the Business Combination.
The Graf Insiders own Common Stock and Private Placement Warrants that will be worthless and may incur reimbursable expenses that may not be reimbursed or repaid if the Business Combination is not approved. Such interests may have influenced the decision of the Graf Board to approve the Business Combination with NKGen.
Certain Graf Insiders beneficially own Founder Shares, Private Placement Warrants and Public Shares. The Graf Insiders have no redemption rights with respect to these securities in the event a business combination is not effected in the required time period. Therefore, if the Business Combination with NKGen or another business combination is not approved within the required time period, such securities held by the Graf Insiders will be worthless. Such securities (excluding the 2,947,262 Deferred Founder Shares held by the Sponsor subject to forfeiture pursuant to the Sponsor Support and Lockup Agreement) had an aggregate market value of approximately $15.97 million based upon the closing prices of the Common Stock and Warrants on the NYSE on the record date. Furthermore, the Graf Insiders and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Graf’s behalf, such as identifying and investigating possible business targets and business combinations. These expenses will be repaid upon completion of the Business Combination. However, if Graf fails to consummate the Business Combination, the Graf Insiders will not have any claim against the Trust Account for reimbursement. Accordingly, Graf may not be able to reimburse these amounts if the Business Combination is not completed. In addition, the Graf Insiders or their affiliates may make working capital loans prior to the closing of the Business Combination, which may not be repaid if the Business Combination is not completed.
In the aggregate, the Graf Insiders have approximately $50.0 million at risk that depends upon the completion of a business combination. Such amount consists of (a) approximately $42.90 million representing the value of the Founder Shares (assuming a value of $10.00 per share, the deemed value of the Common Stock in the Business Combination), and (b) approximately $7.1 million representing the value of the Private Placement Warrants purchased by the Sponsor (using the $1.50 per warrant purchase price).
The foregoing financial interests may have influenced the decision of the Graf Board to approve the Business Combination with NKGen and to continue to pursue such Business Combination. In considering the recommendations of the Graf Board to vote for the Business Combination Proposal and other proposals, the Graf Stockholders should consider these interests. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of Graf’s Directors and Officers in the Business Combination.”
The Sponsor, which is ultimately controlled by James Graf, our Chief Executive Officer, is liable under certain circumstances to ensure that proceeds of the Trust Account are not reduced by vendor claims in the event the Business Combination is not consummated. While James Graf is not a member of the Graf Board, such liability may have influenced the decision of the Graf Board to approve the Business Combination with NKGen.
If the Business Combination with NKGen or another business combination is not consummated by Graf within the required time period, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Graf for services rendered or contracted for or products sold to Graf. If Graf consummates a business combination, on the other hand, Graf will be liable for all such claims. See the section of this proxy statement/prospectus entitled “Other Information Related to Graf —  Liquidation if No Business Combination” for further information.
These obligations of the Sponsor may have influenced the Graf Board’s decision to approve the Business Combination with NKGen and to continue to pursue such Business Combination. In considering the recommendations of the Graf Board to vote for the Business Combination Proposal and the other proposals, Graf Stockholders should consider these interests.
The Graf Insiders have potential conflicts of interest in recommending that the Graf Stockholders vote in favor of approval of the Business Combination and approval of the other proposals described in this proxy statement/prospectus.
When considering the Graf Board’s recommendation that the Graf Stockholders vote in favor of the approval of the Business Combination, Graf Stockholders should be aware that certain Graf Insiders have interests in the Business Combination that may be different from, or in addition to, the interests of the Graf Stockholders. These interests include:
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The Graf Insiders will lose their entire investment in us if we do not complete a business combination by the Termination Date. If we are unable to complete our initial business combination by the Termination Date, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (which interest will be net of taxes payable, excluding any Excise Tax that may be imposed on Graf, and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining Graf Stockholders and the Graf Board, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

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The Graf Insiders may be incentivized to complete the Business Combination, or an alternative business combination with a less favorable company or on terms less favorable to the Public Stockholders, rather than to liquidate, in which case the Sponsor and the other Graf Insiders would lose their entire investment. As a result, the Sponsor as well as the Graf Board or Graf’s officers may have a conflict of interest in determining whether NKGen is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination. The Graf Board was aware of and considered these interests, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to the Public Stockholders that they approve the Business Combination.

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Certain of our officers and directors have fiduciary or contractual obligations to another entity or entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such other entity. The Current Charter provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Graf and such opportunity is one Graf is legally and contractually permitted to undertake and would otherwise be reasonable for Graf to pursue and to the extent the director or officer is permitted to refer that opportunity to Graf without violating any legal obligation.

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The Graf Insiders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if Graf fails to complete a business combination by the Termination Date. Graf LLC paid an aggregate of $25,000 for certain expenses on our behalf in exchange for issuance of 4,312,500 Founder Shares, or approximately $0.006 per share. On April 2, 2021, Graf LLC transferred all of its Founder Shares to the Sponsor. On April 8, 2021, our Sponsor transferred 20,000 Founder Shares to each of our independent directors, resulting in our Sponsor holding 4,252,500 Founder Shares and four of our directors holding a total of 80,000 Founder Shares. After the IPO underwriters’ partial exercise of their over-allotment option, an aggregate of 22,125 Founder Shares were forfeited, resulting in 4,290,375 Founder Shares outstanding. Upon the Closing, such Founder Shares will become 1,343,113 shares of New NKGen Common Stock (excluding the 2,947,262 Deferred Founder Shares held by the Sponsor at Closing pursuant to the Sponsor Support and Lockup Agreement) and such shares will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would have an aggregate market value of approximately $13.93 million based upon the closing price of $10.37 per public share on NYSE on the record date, but, given the restrictions, lockups and vesting schemes on such shares, we believe such shares have less value. Nevertheless, as a result of the nominal price of $0.006 per share paid by certain Graf Insiders compared to the recent market price of the Common Stock, such Graf Insiders and their affiliates are likely to earn a positive rate of return on their investments in the Founder Shares even if other holders of Common Stock experience a negative rate of return on their investments in our Common Stock. The Founder Shares would become worthless if Graf does not complete a business combination within the applicable time period, as the Graf Insiders have waived any right to redemption with respect to these shares. However, if the Graf Insiders acquire Public Shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if Graf fails to complete an initial business combination before the Termination Date.
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Simultaneously with the closing of the IPO, Graf completed a private sale of an aggregate of 4,433,333 Private Placement Warrants to the Sponsor at a purchase price of $1.50 per warrant, generating proceeds of approximately $6.7 million. Simultaneously with the closing of the over-allotment on June 2, 2021, Graf consummated the second closing of the private placement, resulting in the purchase of an aggregate of an additional 288,200 Private Placement Warrants at $1.50 per Private Placement Warrant, generating additional gross proceeds of approximately $432,000. The Private Placement Warrants are identical to the Public Warrants except that the Private Placement Warrants, so long as they are held by the Sponsor or its permitted transferees, (i) are not redeemable by Graf, (ii) may not (including the Common Stock issuable upon exercise of such Private Placement Warrants), subject to certain limited exceptions, be transferred, assigned or sold by such holders until 30 days after the completion of Graf’s initial business combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights. The warrants held by the Sponsor had an aggregate market value of approximately $2.04 million based upon the closing price of $0.46 per warrant on NYSE on the record date.

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One or some of our officers or directors may serve or continue to serve as a director of New NKGen after the Closing. As such, in the future he or she may receive cash fees, stock options or stock awards that the New NKGen Board determines to pay to its directors and/or officers.

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In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act.

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On January 29, 2021, we entered into a promissory note with the Sponsor, pursuant to which we may borrow up to $150,000 to be used for payment of costs related to the IPO. This promissory note has been paid back in full on May 26, 2021. In connection with the First Extension and advances the Sponsor may make in the future to us for working capital expenses, on May 15, 2023, we issued the Graf Working Capital Note to the Sponsor with a principal amount up to $1,500,000. The Graf Working Capital Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of our initial business combination, or (b) the date of our liquidation. Subject to the terms and conditions of the Merger Agreement, upon maturity, the outstanding principal of the Graf Working Capital Note may be converted into Working Capital Warrants, at a price of $1.50 per warrant, at the option of the Sponsor. Such Working Capital Warrants will have terms identical to the Private Placement Warrants. If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the Trust Account to repay the Graf Working Capital Note, but no proceeds held in the Trust Account would be used to repay the Graf Working Capital Note. As of August 1, 2023, there are $441.709.53 of loans outstanding under the Graf Working Capital Note.
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Following the consummation of the Business Combination, we will continue to indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

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Upon the Closing, subject to the terms and conditions of the Merger Agreement, the Graf Insiders and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination and repayment of any other loans, if any and on such terms as to be determined by Graf from time to time, made by certain of the Graf Insiders to finance transaction costs in connection with an intended initial business combination. Such reimbursement may not be paid if the Closing does not occur.

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The Graf Insiders holding all of the Founder Shares and Private Placement Warrants have entered into the Sponsor Support and Lockup Agreement pursuant to which the Graf Insiders already agreed to vote its shares in favor of the Business Combination.

These financial and other interests of the Graf Insiders and entities affiliated with them may have influenced their decision to approve the Business Combination. You should consider these interests when evaluating the Business Combination and the recommendation of the Graf Board to vote in favor of the Business Combination Proposal and other proposals to be presented to the stockholders. The Graf Board was advised of and considered each of these interests, together with the factors described in the section entitled “The Business Combination Proposal — The Graf Board’s Reasons for the Approval of the Business Combination”, during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Graf Board, the Merger Agreement and related transactions, including the Business Combination, as a whole and, on balance, concluded that they supported a favorable determination that the Merger Agreement and the Business Combination are fair to and in the best interests of Graf and the Graf Stockholders. In view of the wide variety of factors considered by the Graf Board in connection with its evaluation, negotiation and recommendation of the Business Combination and related transactions and the complexity of these matters, the Graf Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Rather, the Graf Board based its evaluation, negotiation and recommendation of the Business Combination on the totality of the information presented to and considered by it. The Graf Board evaluated the factors described above with the assistance of Graf’s legal advisors. In considering the factors described above and any other factors, individual members of the Graf Board may have viewed factors differently or given different weights to other or different factors.
After careful consideration, the Graf Board unanimously (i) declared the advisability of the Business Combination, the Merger and the other transactions contemplated by the Merger Agreement, (ii) determined that the Business Combination, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the Graf Stockholders and (iii) resolved to recommend that the Graf Stockholders approve the Business Combination and the other proposals set forth in this proxy statement/prospectus.
The exercise of Graf’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in the best interests of Graf Stockholders.
In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Merger Agreement, would require Graf to agree to amend the Merger Agreement, to consent to certain actions taken by NKGen or to waive rights to which Graf is entitled under the Merger Agreement. Such events could arise because of changes in the course of NKGen’s business, a request by NKGen to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on NKGen’s business and would entitle Graf to terminate the Merger Agreement. In any of such circumstances, it would be at Graf’s discretion, acting through the Graf Board, to grant its consent or waive those rights. The existence of the financial and personal interests of the officers and directors of Graf described in the preceding risk factors may result in a conflict of interest on the part of one or more of the officers and directors between what he or they may believe is best for Graf and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Graf does not believe there will be any material changes or waivers that Graf’s directors and officers would be likely to make after the mailing of this proxy statement/prospectus. Graf will circulate a supplemental or amended proxy statement/prospectus if changes to the terms of the Merger Agreement that would have a material impact on the Graf Stockholders are required prior to the vote on the Business Combination Proposal.
The Graf Insiders have each agreed to vote in favor of the Business Combination described in this proxy statement/prospectus, regardless of how the Public Stockholders vote.
The Graf Insiders have each agreed to vote any shares of Common Stock owned by them in favor of the Business Combination Proposal and the other proposals set forth in this proxy statement/prospectus. As of the date hereof, the Graf Insiders collectively own approximately 41.4% of our total outstanding Common Stock. Accordingly, in addition to the shares held by the Graf Insiders, Graf would need 889,763 Public Shares, or approximately 14.6% of the outstanding Public Shares currently held by the Public Stockholders to be voted in favor of the Business Combination Proposal in order for it to be approved, assuming all outstanding shares are voted on such proposal. If only a minimum quorum of shares of Common Stock, consisting of a bare majority of outstanding shares of Common Stock, is present at the Special Meeting, Graf would not need any Public Shares to be voted in favor of the Business Combination Proposal in order for it to be approved (provided that consummation of the Business Combination is conditioned upon, among other things approval of the condition precedent proposals, compliance with the Acquiror Closing Cash Amount and the requirement that Graf have net tangible assets of at least $5,000,001 immediately prior to or upon consummation of the Business Combination).
Accordingly, it is more likely that the necessary stockholder approval will be received for the Business Combination than would be the case if the Sponsor and Graf’s officers and directors agreed to vote any shares of Common Stock owned by them in accordance with the majority of the votes cast by the Public Stockholders.
Graf (or New NKGen) will not have any right to make damage claims against NKGen or NKGen Stockholders for the breach of any representation, warranty or covenant made by NKGen in the Merger Agreement.
The Merger Agreement provides that all of the representations, warranties and covenants of the parties contained therein shall not survive the Closing, except for those covenants that by their terms apply or are to be performed in whole or in part after the Closing and then only with respect to breaches occurring after Closing.
Accordingly, there are no remedies available to the parties with respect to any breach of the representations, warranties, covenants or agreements of the parties to the Merger Agreement after the Closing, except for covenants to be performed in whole or in part after the Closing. As a result, Graf (or New NKGen) will have no remedy available to it if the Merger is consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by NKGen at the time of the Merger.
Graf Stockholders may not know prior to the redemption deadline or prior to the Special Meeting whether we will have satisfied the Acquiror Closing Cash Amount.
If we receive valid redemption requests from holders of Public Shares prior to the redemption deadline, we may, at our sole discretion, following the redemption deadline and until the Closing Date, seek and permit withdrawals by one or more of such holders of their redemption requests. We may select which holders to seek such withdrawals of redemption requests from based on any factors we may deem relevant and the purpose of seeking such withdrawals may be to increase the funds held in the Trust Account, including where we otherwise would not satisfy the Acquiror Closing Cash Amount. This process could take a number of days and there may be a period of time after the Special Meeting and before the Closing when stockholders do not know whether we have satisfied this closing condition. Accordingly, Public Stockholders may be required to make redemption and voting decisions without knowing whether we will satisfy all of the conditions to closing the Business Combination.
There is no guarantee that a Public Stockholder’s decision whether to redeem its Public Shares for a pro rata portion of the cash held in the Trust Account will put the stockholder in a better future economic position.
Graf can give no assurance as to the price at which a stockholder may be able to sell its Public Shares in the future following the completion of the Business Combination or any alternative initial business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in Graf’s share price and may result in a lower value realized now than a stockholder of Graf might realize in the future had the stockholder not redeemed its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the Common Stock after the consummation of any initial business combination and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.
If the Public Stockholders fail to properly demand redemption rights, they will not be entitled to have their Public Shares redeemed for a pro rata portion of the Trust Account.
Graf’s Public Stockholders may demand that Graf redeem their Public Shares for their respective pro rata portion of the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable, excluding any Excise Tax that may be imposed on Graf). Public Stockholders who seek to exercise this redemption right must (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested and (b) deliver their Public Shares (either physically or electronically through DTC) to Graf’s transfer agent two business days prior to the scheduled date of the Special Meeting. Any Graf Stockholder who fails to properly deliver their Public Shares will not be entitled to have his or her shares redeemed. See the section of this proxy statement/prospectus entitled “The Special Meeting —  Redemption Rights” for the procedures to be followed if you wish to have your Public Shares redeemed for cash.
If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of 20% or more of the Public Shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem your Public Shares.
A Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, of 20% or more of the Public Shares, which we refer to as “Excess Shares.” In order to determine whether a stockholder is acting in concert or as a group with another stockholder, Graf will require each Public Stockholder seeking to exercise redemption rights to certify to Graf whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to Graf at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which Graf makes the above-referenced determination. Your inability to redeem any Excess Shares will reduce your influence over Graf’s ability to consummate the Business Combination and you could suffer a material loss on your investment in Graf if you sell Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if Graf consummates the Business Combination. As a result, in order to dispose of such shares, you would be required to sell your stock in open market transactions, potentially at a loss. Notwithstanding the foregoing, stockholders may challenge Graf’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.

Graf and NKGen will incur significant transaction and transition costs in connection with the Business Combination.
Graf and NKGen have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. Graf and NKGen may also incur additional costs to retain key employees. All expenses incurred in connection with the Merger Agreement and the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs. Further, the Acquiror Closing Cash Amount, which is a component of the Acquiror Closing Cash Condition that is a condition to Closing, will be calculated after giving effect to the payment of any transaction costs and expenses incurred by Graf, but prior to giving effect to the payment of any transaction costs and expenses incurred by NKGen. Therefore, the amount of transaction expenses may impact the Closing.
The ability of our Public Stockholders to exercise redemption rights with respect to a large number of our Public Shares may not allow us to complete the Business Combination, have sufficient cash available to fund New NKGen’s business or optimize the capital structure of New NKGen.
At the time of entering into the Merger Agreement, Graf did not know how many Public Stockholders may exercise their redemption rights and therefore, it needed to structure the transaction based on its expectations as to the number of shares that will be submitted for redemption. The Merger Agreement provides that NKGen’s obligation to consummate the Business Combination is conditioned on, among other things, the Acquiror Closing Cash Amount.
If the exercise of redemption rights by Public Stockholders causes Graf to fail to meet the Acquiror Closing Cash Amount, unless the Acquiror Closing Cash Amount is waived by NKGen, the Merger Agreement could terminate and the Business Combination may not be consummated. There can be no assurance that NKGen would waive any such provision of the Merger Agreement. Further, in the event that the number of Public Shares being redeemed is greater than the number of Public Shares assumed to be redeemed in the Maximum Redemptions Scenario and the Business Combination is approved and consummated with the Acquiror Closing Cash Amount waived by NKGen, the ownership percentage retained by the Public Stockholders in New NKGen and the amount of cash available for use by New NKGen will be even less than 13.2% and $50.0 million, respectively, under Maximum Redemptions Scenario presented in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information”.
In addition, the exercise of redemption rights with respect to a large number of Public Shares may result in insufficient cash available to fund New NKGen’s business and may make Graf and NKGen unable to take such actions as may be desirable in order to optimize the capital structure of New NKGen upon consummation of the Business Combination.
The consummation of the Business Combination is conditioned on Graf receiving the Extension Approval. The First Extension has been approved and the First Extension is implemented. However, there are no assurances that this will enable us to complete a Business Combination.
On May 22, 2023, Graf held a First Extension Meeting, at which the Graf Stockholders voted and approved the First Extension. On the same date, we implemented the First Extension and filed the Current Charter with the secretary of state of Delaware. The approval of this First Extension cannot guarantee that a business combination will be consummated prior to the current Termination Date, which is September 29, 2023. Pursuant to the Merger Agreement, if the conditions to consummate the Business Combination have not been satisfied or waived by August 20, 2023 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), Graf shall hold another Extension Meeting to seek Graf Stockholders’ approval for the Second Extension, which would further extend the Termination Date to November 29, 2023.
Our ability to consummate any business combination is dependent on a variety of factors, many of which are beyond our control. Graf expects to seek stockholder approval of the Business Combination following the SEC declaring this Registration Statement, which includes Graf’s proxy statement/prospectus for the Business Combination, effective. This Registration Statement has not been declared effective by the SEC yet and the Graf cannot complete the Business Combination unless the Registration Statement is declared effective. As of the date of this proxy statement/prospectus, Graf cannot estimate when, or if, the SEC will declare the Registration Statement effective. Accordingly, as of the date of this proxy statement/prospectus, Graf cannot estimate whether it would need to hold another Extension Meeting for the approval of the Second Extension.
Graf is required to offer stockholders the opportunity to redeem Public Shares in connection with any Extension Approval and Graf will be required to offer stockholders redemption rights again in connection with any stockholder vote to approve a business combination. In connection with the First Extension, there were 11,078,000 shares of Common Stock submitted for redemption, for an aggregate redemption amount of approximately $113.3 million. Even if the Business Combination and a Second Extension, if such Second Extension becomes applicable, are approved by Graf Stockholders, it is possible that redemptions will leave Graf with insufficient cash or public float to consummate the Business Combination on commercially acceptable terms, or at all. The fact that Graf will have separate redemption periods in connection with the Extensions and a Business Combination vote could exacerbate these risks. Other than in connection with a redemption offer or liquidation, Graf Stockholders may be unable to recover their investment except through sales of Graf’s securities on the open market. The price of Graf’s securities may be volatile and there can be no assurance that Graf Stockholders will be able to dispose of Graf’s securities at favorable prices, or at all.
Graf and NKGen may waive one or more of the conditions to the Closing without re-soliciting stockholder approval.
Pursuant to the Merger Agreement, conditions to obligations of Graf and NKGen to complete the Business Combination may be waived, in whole or in part, to the extent permitted by law, either unilaterally or by the agreement of NKGen and Graf. In the event of a waiver of a condition, Graf Board will evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and re-solicitation of proxies is necessary.
In the event that Graf Board, in its own reasonable discretion, determines any such waiver is not significant enough to require re-solicitation of its stockholders, it will have the discretion to complete the Business Combination without seeking further stockholder approval, which decision may have a material adverse effect on Graf Stockholders. For example, if Graf and NKGen elect to waive the Stock Exchange Approval Condition and their respective board of directors elect to proceed with the Closing of the Business Combination, NYSE, or the then applicable stock exchange, may notify New NKGen of its decision to delist New NKGen securities following the Business Combination based upon the failure to satisfy the initial inclusion criteria. New NKGen may appeal the determination to a hearings panel, which will stay the delisting action pending a panel decision. If New NKGen does not appeal the determination or if New NKGen does not succeed in appealing the determination, New NKGen’s securities will be delisted. The delisting of New NKGen’s securities, if New NKGen’s securities are unable to be listed on another national securities exchange by then, would substantially impair investors’ ability to sell or purchase New NKGen’s securities when the investor wishes to do so and could have a negative impact on the price of New NKGen’s securities. By way of further example, if NKGen elects to waive the Acquiror Closing Cash Condition and if the Acquiror Closing Cash Amount is less than $50 million at the Closing, New NKGen will not have the same liquidity at Closing as it would have had the condition been satisfied and, as a result, New NKGen’s ability to operate its business and execute its plans following the Closing, including its ability to fund its anticipated clinical trials and operations into 2025 and beyond will be adversely affected. New NKGen may be forced to cease certain activities and may need to raise additional capital. For more discussion about the risks related to New NKGen’s need to raise additional capital, see the discussion of the risk factor in this section of this proxy statement/prospectus entitled “We will require additional capital from existing stockholders or third parties which, if available, may cause dilution to our stockholders, restrict our operations or require us to relinquish rights to our product candidates.”
For more information about the conditions to the completion of the Business Combination, see the section of this proxy statement/prospectus entitled “The Merger Agreement — Conditions to Closing.”

NYSE may delist Graf’s securities from trading on its exchange, which could limit investors’ ability to make transactions in its securities and subject Graf and New NKGen to additional trading restrictions.
Currently, Graf’s Common Stock, Units and Warrants are publicly traded on NYSE. If Graf’s securities do not meet the NYSE’s or NYSE American’s continued listing requirements, the NYSE or NYSE American, as applicable, may delist Graf’s securities from trading on its exchange, which could limit investors’ ability to make transactions in Graf’s securities and subject us to additional trading restrictions.
We cannot assure you that Graf will be able to meet those listing requirements. Even if Graf’s securities are so listed, New NKGen may be unable to maintain the listing of its securities in the future. In order to continue listing its securities on NYSE or NYSE American, as applicable, following the proposed Merger, New NKGen will be required to maintain certain financial, distribution and stock price levels. If NYSE or NYSE American, as applicable, delists Graf’s securities from trading on its exchange at closing of the Merger (or thereafter) and New NKGen is not able to list its securities on another national securities exchange or regain compliance with NYSE or NYSE American, as applicable, New NKGen’s securities could be quoted on an over-the-counter market. If this were to occur, the combined company could face significant material adverse consequences, including, but not limited to:
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a limited availability of market quotations for its securities;

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reduced liquidity for its securities;

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a determination that New NKGen Common Stock is a “penny stock” which will require brokers trading in the New NKGen Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

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a limited amount of news and analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

The ability of Public Stockholders to exercise redemption rights with respect to a large number of our Public Shares may adversely affect the liquidity and trading of our securities.
Pursuant to the Current Charter, a Public Stockholder may request that Graf redeem all or a portion of such Public Stockholder’s Public Shares for cash during any Extension Meeting or a Special Meeting. The ability of Public Stockholders to exercise such redemption rights with respect to a large number of Public Shares may adversely affect the liquidity of Graf Common Stock. As a result, you may be unable to sell your Common Stock even if the per-share market price is higher than the per-share redemption price paid to Public Stockholders that elect to redeem their Public Shares.
The Public Stockholders will experience dilution as a consequence of the issuance of Common Stock as consideration in the Business Combination and may experience dilution from several additional sources in connection with and after the Business Combination. Having a minority share position may reduce the influence that the Public Stockholders have on the management of New NKGen.
The issuance of additional shares of Common Stock in the Business Combination, including the issuance of shares of Common Stock as consideration to the security holders of NKGen, will dilute the equity interests of the Public Stockholders and may adversely affect prevailing market prices for the Public Shares and Public Warrants. The Public Stockholders who do not redeem their Public Shares may experience dilution from several additional sources to varying degrees in connection with and after the Business Combination, including, but not limited to, in each of the following instances:
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13,063,221 shares of Common Stock are anticipated to be issued to NKMAX and 2,827,035 shares of Common Stock are anticipated to be issued to NKGen equity holders and convertible note holders other than NKMAX as consideration in the Business Combination, valued at $10.00 per share. In the no additional redemptions scenario, the shares of Common Stock to be issued to NKMAX will represent approximately 49.7%, and the shares of Common Stock to be issued to NKGen equity holders and convertible note holders other than NKMAX will represent approximately 10.8% of the number of shares of Common Stock that will be outstanding following the consummation of the Business Combination.

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An aggregate of 8,153,833 Warrants will be outstanding following the Business Combination (including the 3,432,300 Public Warrants, the 4,721,533 Private Placement Warrants). The shares of Common Stock underlying the Public Warrants and Private Placement Warrants represent approximately 9.4% and 12.9%, respectively, of the fully-diluted number of shares of Common Stock immediately following the consummation of the Business Combination, assuming the no additional redemptions scenario and no issuance of any Working Capital Warrants.

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At the option of the Sponsor, the outstanding principal of the Graf Working Capital Note may be converted into Working Capital Warrants upon maturity and subject to the terms and conditions of the Merger Agreement. As of August 1, 2023, there are approximately $441.709.53 of loans outstanding under the Graf Working Capital Note, which may be converted to up to 294,474 Working Capital Warrants.

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New NKGen will reserve 12.0% and 3.0% of the number of outstanding shares of New NKGen Common Stock on a fully diluted basis (as of immediately following the Business Combination) pursuant to the Incentive Plan Proposal and the ESPP Proposal, respectively. The granted awards, when vested and settled or exercisable, may result in the issuance of additional shares up to the amount of the share reserve under the Incentive Plan and the ESPP, respectively.

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New NKGen may determine, subject to the receipt of any stockholder or stock exchange approvals that may be required, to issue additional shares of Common Stock or other equity securities of equal or senior rank in connection with privately negotiated transactions following the consummation of the Business Combination.

The issuance of additional shares of Common Stock (or other equity securities of equal or senior rank), including, but not limited to, through any of the foregoing, could have the following effects for holders of Public Shares who elect not to redeem their shares:
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your proportionate ownership interest in New NKGen will decrease;

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the relative voting strength of each previously outstanding share of Common Stock will be diminished; or

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the market price of Common Stock and the Warrants may decline.

If Graf is unable to complete the Business Combination with NKGen or another business combination by the Termination Date, Graf will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares and, subject to the approval of the remaining Graf Stockholders and the Graf Board, dissolving and liquidating. In such event, third parties may bring claims against Graf and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by Public Stockholders could be less than $10.00 per share.
Under the terms of the Current Charter, Graf must complete the Business Combination with NKGen or another business combination by the Termination Date, as may be amended, or Graf must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares and, subject to the approval of the remaining Graf Stockholders and the Graf Board, dissolving and liquidating. In such event, third parties may bring claims against Graf. Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although Graf has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the Trust Account notwithstanding such agreements including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. Furthermore, there is no guarantee that a court would uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims which could take priority over those of the Public Stockholders.

If Graf is unable to complete a business combination within the required time period, the Sponsor has agreed that it will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Graf for services rendered or contracted for or products sold to Graf, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. However, the Sponsor may not be able to meet such obligation as its only assets are securities of Graf and we have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnification obligations. Therefore, the per-share distribution from the Trust Account in such a situation may be less than $10.00 due to such claims.
Further, there can be no guarantee that our directors would enforce the indemnification obligations of the Sponsor. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our Public Stockholders may be reduced below $10.00 per share.
Additionally, if Graf is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if Graf otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the Trust Account, Graf may not be able to return to the Public Stockholders at least $10.00 per share.
Graf Stockholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.
If Graf is unable to complete the Business Combination with NKGen or another business combination within the required time period, Graf will (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust Account, net of interest that may be used by Graf to pay its tax obligations, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any) and (c) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and its board of directors, dissolve and liquidate, subject in the case of clauses “(b)” and “(c)”, to Graf’s obligations under Delaware law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.
Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to our Public Stockholders upon the redemption of our Public Shares in the event we do not complete our initial business combination by May 25, 2023 may be considered a liquidating distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is our intention to redeem our Public Shares as soon as reasonably possible following liquidation in the event we do not complete our initial business combination and, therefore, we do not intend to comply with the foregoing procedures.
Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the 10 years following our dissolution. However, because we are a blank check company, rather than an operating company and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. If our plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. We cannot assure you that we will properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them and any liability of our stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of our Trust Account distributed to our Public Stockholders upon the redemption of our Public Shares in the event we do not complete our initial business combination within 24 months from the closing of this offering is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.
If Graf is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor, creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Graf Stockholders. Furthermore, because Graf intends to distribute the proceeds held in the Trust Account to its Public Stockholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its Public Stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, the Graf Board may be viewed as having breached its fiduciary duties to its creditors and/or may have acted in bad faith, thereby exposing itself and NKGen to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. Graf cannot assure you that claims will not be brought against it for these reasons.
Graf has not obtained a third-party valuation or a fairness opinion from an independent investment banking firm or another independent firm and consequently, you may have no assurance from an independent source that the terms of the Business Combination are fair to Graf from a financial point of view.
The Graf Board did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Business Combination. Graf is not required to obtain an opinion from an independent investment banking firm that is a member of FINRA or from another independent firm that the price it is paying is fair to Graf from a financial point of view. In analyzing the Business Combination, the Graf Board and Graf’s management conducted due diligence on NKGen and researched the industry in which NKGen operates. The Graf Board also considered the substantial experience of Graf’s officers, directors and legal advisors in public market transactions. After considering these factors, the Graf Board concluded that Graf’s officers, directors and legal advisors had substantial experience in evaluating the operating and financial merits of companies similar to NKGen and determined that their experience and backgrounds enabled them to make the necessary analyses and determinations regarding the terms of the Business Combination, including the value ascribed to NKGen. Accordingly, Graf Stockholders will be relying solely on the judgment of the Graf Board in determining the value of the Business Combination and will not have assurance from an independent source that the terms of the Business Combination are fair to Graf from a financial point of view. The lack of a third-party valuation or fairness opinion may also lead to an increased number of stockholders to vote against the Business Combination or demand the redemption of their Public Shares for cash, which could potentially impact Graf’s ability to consummate the Business Combination.

Graf may be targeted by securities class action and derivative lawsuits that could result in substantial costs and may delay or prevent the Business Combination from being completed.
Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Graf’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Business Combination, then that injunction may delay or prevent the Business Combination from being completed, or from being completed within the expected timeframe, which may adversely affect Graf’s and NKGen’s respective businesses, financial condition and results of operation.
Activities taken by the Graf Insiders and/or their affiliates could influence the vote on the Business Combination Proposal, have a depressive effect on the shares of Common Stock and reduce the public “float” of the shares of New NKGen Common Stock.
At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Graf or its securities, the Graf Insiders and/or any of their affiliates may purchase Public Shares and/or Public Warrants from investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or who redeem, or indicate an intention to redeem, their Public Shares, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or vote their Public Shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to decrease the number of redemptions of Public Shares, which would in turn, among other things, increase the likelihood that Graf satisfies the Acquiror Closing Cash Condition, which is a condition to the Closing. Any such stock purchases and other transactions may thereby increase the likelihood of the consummation of the Business Combination. This may result in the completion of our Business Combination in a way that may not otherwise have been possible. Any Public Shares purchased by the Graf Insiders or their affiliates would be purchased at a price no higher than the redemption price for the Public Shares, which is currently estimated to be approximately $10.09 per share. Any Public Shares so purchased would not be voted by the Graf Insiders or their affiliates at the Special Meeting and would not be redeemable by the Graf Insiders or their affiliates. Further, in the event that the Graf Insiders or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their Public Shares.
While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options, the payment of cash consideration or the transfer to such investors or holders of shares or rights owned by the Graf Insiders for nominal value.
Entering into any such arrangements may have a depressive effect on Public Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Special Meeting. In addition, if such purchases are made, the public “float” of Common Stock following the Closing and the number of beneficial holders of Common Stock may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of shares of Common Stock on the Stock Exchange, or reducing the liquidity of the trading market for the shares of Common Stock. Reductions in the public “float” may also increase the relative voting power of the Graf Insiders and/or their affiliates.
As a result, investors receiving any such incentives would therefore receive a benefit in a manner otherwise unavailable to other Public Stockholders, and benefits and incentives provided to any such investors may result in detriments to such other Public Stockholders. As the Graf Insiders will lose their entire investment in Graf if Graf fails to complete an initial business combination, but can still earn a positive rate of return on their investment even if other Graf Stockholders experience a negative rate of return in New NKGen following the Closing, and as the Graf Insiders are likely to be able to make a substantial profit on their investment in Graf even at a time when shares of New NKGen Common Stock may lose significant value, the Graf Insiders may be incentivized to complete an initial business combination on terms or conditions that are not in the best interests of the Public Stockholders, including by providing incentives to investors to vote in favor of the Business Combination Proposal in a manner that may be detrimental to Public Stockholders.
No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus. Graf will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
If Graf’s due diligence investigation of NKGen was inadequate, then Graf Stockholders following the consummation of the Business Combination could lose some or all of their investment.
Even though Graf and its legal advisors conducted a due diligence investigation of NKGen, it cannot be sure that this due diligence uncovered all material issues that may be present in NKGen and its business and operations, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of NKGen and its business and operations and outside of its control will not later arise.
Because New NKGen will become a public reporting company by means other than a traditional underwritten initial public offering, New NKGen’s stockholders may face additional risks and uncertainties.
Because New NKGen will become a public reporting company by means of consummating the Business Combination rather than by means of a traditional underwritten initial public offering, there is no independent third-party underwriter selling the shares of the Common Stock and, accordingly, New NKGen’s stockholders will not have the benefit of an independent review and investigation of the type normally performed by an unaffiliated, independent underwriter in a public securities offering. Due diligence reviews typically include an independent investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents and independent analysis of the plan of business and any underlying financial assumptions. Because there is no independent third-party underwriter selling the shares of Common Stock, Graf Stockholders must rely on the information included in this proxy statement/prospectus. Although Graf and its legal advisors performed a due diligence review and investigation of NKGen in connection with the Business Combination that it believed to be reasonable, the lack of an independent due diligence review and investigation increases the risk of investment in New NKGen because this due diligence investigation may not have uncovered facts that would be important to a potential investor.
In addition, because New NKGen will not become a public reporting company by means of at traditional underwritten initial public offering, security or industry analysts may not provide, or be less likely to provide, coverage of New NKGen Investment banks may also be less likely to agree to underwrite follow-on or secondary offerings on behalf of New NKGen than they might if New NKGen became a public reporting company by means of a traditional underwritten initial public offering, because they may be less familiar with New NKGen as a result of not having performed similar work during the initial public offering process or because of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for the Common Stock could have an adverse effect on New NKGen’s ability to develop a liquid market for the Common Stock.
Graf’s Warrants are accounted for as liabilities and are recorded at fair value upon issuance with changes in fair value each reporting period to be reported in earnings, which may have an adverse effect on the market price of the Common Stock.
Graf accounts for its Warrants as liabilities and recorded at fair value upon issuance with any changes in fair value each reporting period to be reported in earnings as determined by Graf based on the available publicly traded warrant price or based on a valuation report obtained from its independent third-party valuation firm. The impact of changes in fair value on earnings may have an adverse effect on the market price of Graf’s Common Stock prior to the Business Combination and New NKGen’s Common Stock following Closing.
A new 1% U.S. federal excise tax could be imposed on us in connection with redemptions by us of our stock.
On August 16, 2022, the Inflation Reduction Act of 2022 (the “IRA”) was signed into federal law. The IRA provides for, among other things, a new 1% U.S. federal Excise Tax on certain repurchases (including certain redemptions) of stock by publicly traded U.S. corporations and certain U.S. subsidiaries of publicly traded non-U.S. corporations (each, a “covered corporation”). The Excise Tax applies only to repurchases that occur after December 31, 2022. Because we are a Delaware corporation and our securities are trading on NYSE, we are a “covered corporation” for this purpose. The Excise Tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. The amount of the Excise Tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the Excise Tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the Excise Tax. The U.S. Department of the Treasury has authority to provide Excise Tax regulations and other guidance to carry out, and prevent the abuse or avoidance of, the Excise Tax. On December 27, 2022, the U.S. Department of the Treasury issued a notice that provides interim operating rules for the Excise Tax, including rules governing the calculation and reporting of the Excise Tax, on which taxpayers may rely until the forthcoming proposed Treasury regulations addressing the Excise Tax are published. Although such notice clarifies certain aspects of the Excise Tax, the interpretation and operation of other aspects of the Excise Tax remain unclear, and such interim operating rules are subject to change. Any redemptions in connection with the Business Combination that occur after December 31, 2022 may be subject to the Excise Tax. Whether and to what extent we would be subject to the Excise Tax on a redemption of our stock would depend on a number of factors, including (i) whether the redemption is treated as a repurchase of stock for purposes of the Excise Tax, (ii) whether the fair market value of the redemption is treated as a repurchase of stock in connection with the Business Combination, (iii) the nature and amount of the equity issued by us (whether in connection with the Business Combination, including the shares of New NKGen Common Stock issued to the NKGen Stockholders in connection with the Business Combination or otherwise) within the same taxable year of the redemption treated as a repurchase of stock and (iv) the content of forthcoming regulations and other guidance from the U.S. Department of the Treasury. As noted above, the Excise Tax would be payable by us and not by the redeeming holder and only limited guidance on the mechanics of any required reporting and payment of the Excise Tax on which taxpayers may rely have been issued to date. The per-share redemption amount payable from the Trust Account to Graf’s Public Stockholders in connection with a redemption will not be reduced by any Excise Tax imposed on Graf. However, the Excise Tax could reduce the cash available on hand for us to complete the Business Combination or to fund future operations.
Graf’s management identified material weaknesses in Graf’s internal control over financial reporting. These material weaknesses could continue to adversely affect Graf’s ability to report its results of operations and financial condition accurately and in a timely manner.
Graf’s management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Graf’s management is likewise required, on a quarterly basis, to evaluate the effectiveness of Graf’s internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.
In connection with the preparation of its financial statements as of September 30, 2021, Graf re-evaluated the classification of its Public Shares and concluded that it is appropriate to restate the presentation of the shares of common stock subject to possible redemption to reflect all Public Shares as temporary equity. Graf previously recorded the Public Shares subject to possible redemption to be equal to the redemption value of such shares, while also taking into consideration the requirement in Graf’s Current

Charter that redemptions cannot result in net tangible assets falling below $5,000,001 (the “Minimum Net Tangible Assets Requirement”). Graf had therefore recorded a portion of the Public Shares as permanent equity. Upon further evaluation, Graf has determined that the Public Shares include certain redemption features that are not solely within the control of Graf. Under Accounting Standards Codification (“ASC”) 480-10-S99, Distinguishing Liabilities from Equity, redemption provisions not solely within the control of Graf require shares of common stock subject to redemption to be classified as temporary equity, regardless of the Minimum Net Tangible Assets Requirement. This reclassification of equity was reflected in Graf’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, filed with the SEC on November 15, 2021 as a revision and not a restatement.
On November 30, 2021, Graf’s management and the audit committee of the Graf Board concluded that Graf’s previously issued (i) audited balance sheet as of May 25, 2021, (ii) the unaudited interim financial statements included in Graf’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, filed with the SEC on August 16, 2021 and (iii) the unaudited interim financial statements included in Graf’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, filed with the SEC on November 15, 2021 (collectively, the “Affected Periods”), should be restated to report all Public Shares as temporary equity and should no longer be relied upon. As such, Graf restated its financial statements for the Affected Periods in a Quarterly Report on Form 10-Q/A for the quarterly period ended September 30, 2021, filed with the SEC on November 15, 2022.
On March 31, 2023, in connection with the preparation of its financial statements as of and for the year ended December 31, 2022, Graf reevaluated the accounting for the waiver of the deferred underwriting fee by the underwriters of its initial public offering. Graf had recognized this waiver of fees as an extinguishment of the contingent liability, with a resulting non-operating gain recognized in its statement of operations, in Graf’s quarterly reports for the quarter ended June 30, 2022 and the quarter ended September 30, 2022. Upon further review and analysis, Graf management concluded that Graf should have recognized the extinguishment of the contingent liability as a credit to stockholder’s deficit. On March 28, 2023, Graf’s management and the audit committee of the Graf Board concluded that Graf’s previously issued unaudited interim financial statements included in each of the quarterly reports for the quarter ended June 30, 2022 and the quarter ended September 30, 2022 should no longer be relied upon. Graf restated such quarterly reports in its annual report on Form 10-K for the year ended December 31, 2022. As a result of the error, Graf management determined that a material weakness existed in Graf’s internal control over financial reporting as of December 31, 2022.
In light of the material weaknesses identified and the resulting restatement, although Graf has processes to identify and appropriately apply applicable accounting requirements, Graf plans to enhance its processes to identify and appropriately apply applicable accounting requirements to better evaluate and understand the nuances of the complex accounting standards that apply to its financial statements. Graf’s plans at this time include providing enhanced access to accounting literature, research materials and documents and increased communication among personnel and third-party professionals with whom Graf consults regarding complex accounting applications. The elements of Graf’s remediation plan can only be accomplished over time and Graf can offer no assurance that these initiatives will ultimately have the intended effects.
Any failure to maintain such internal control could adversely impact Graf’s ability to report its financial position and results from operations on a timely and accurate basis. If Graf’s financial statements are not accurate, investors may not have a complete understanding of Graf’s operations. Likewise, if Graf’s financial statements are not filed on a timely basis, Graf could be subject to sanctions or investigations by the NYSE, the SEC or other regulatory authorities. In either case, there could result a material adverse effect on Graf’s business. Failure to timely file will cause Graf to be ineligible to utilize short form registration statements on Form S-3 (once available), which may impair Graf’s ability to obtain capital in a timely fashion to execute its business strategies. Ineffective internal controls could also cause investors to lose confidence in Graf’s reported financial information, which could have a negative effect on the trading price of the Common Stock.
Graf can give no assurance that the measures it has taken and plans to take in the future will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if Graf is successful in strengthening its controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of Graf’s financial statements.
We may face litigation and other risks as a result of the material weaknesses in our internal control over financial reporting.
As described elsewhere in this proxy statement/prospectus, we have identified material weaknesses in our internal control over financial reporting. As a result of such material weaknesses, the restatement, the change in accounting for the financial instruments and other matters raised or that may in the future be raised by the SEC, we face potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the restatement and material weaknesses in our internal control over financial reporting and the preparation of our financial statements. As of the date hereof, we have no knowledge of any such litigation or dispute. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on our business, results of operations and financial condition or our ability to complete a business combination.
If Graf were deemed an “investment company” under the Investment Company Act, it may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete the Business Combination. To mitigate the risk of that result, Graf has instructed the Trustee to hold all funds in the Trust Account in a bank deposit account.
The SEC Proposed Rules (as defined below) relating to the Investment Company Act would provide a safe harbor (the “Proposed Safe Harbor Rule”) for special purpose acquisition companies (“SPACs”) from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act, provided that they satisfy certain conditions that limit a SPAC’s duration, asset composition, business purpose and activities. The duration component of the Proposed Safe Harbor Rule would require a SPAC to file a Current Report on Form 8-K with the SEC announcing that it has entered into an agreement with the target company (or companies) to engage in an initial business combination no later than 18 months after the effective date of the SPAC’s registration statement for its initial public offering. The SPAC would then be required to complete its initial business combination no later than 24 months after the effective date of its registration statement for its initial public offering. Although the Proposed Safe Harbor Rule has not yet been adopted and may not be adopted as proposed, we understand that the SEC has recently been taking informal positions regarding the Investment Company Act consistent with the SEC Proposed Rules.
There is currently uncertainty concerning the applicability of the Investment Company Act to a SPAC, including a company like Graf, that does not complete its initial business combination within the proposed time frame set forth in the proposed safe harbor rule. Graf completed its IPO in May 2021 and has operated as a blank check company searching for a target business with which to consummate a business combination since such time. As a result, it is possible that a claim could be made that Graf has been operating as an unregistered investment company if the SEC Proposed Rules are adopted as proposed. If we are deemed to be an investment company under the Investment Company Act, our activities may be restricted, including restrictions on the nature of our investments and restrictions on the issuance of securities, each of which may make it difficult for us to complete the Business Combination. In addition, we may have imposed upon us burdensome requirements, including, but not limited to:
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registration as an investment company with the SEC;

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adoption of a specific form of corporate structure; and

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reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations that we are currently not subject to.

If we were deemed to be an investment company for purposes of the Investment Company Act, we might be forced to abandon our efforts to complete an initial business combination and instead be required to liquidate. If we are required to liquidate, our investors would not be able to realize the benefits of owning shares in a successor operating business, including the potential appreciation in the value of our shares and warrants or rights following such a transaction (which includes the Business Combination) and our warrants would expire and become worthless.
To mitigate the risk of Graf being deemed to have been operating as an unregistered investment company under the Investment Company Act, Graf has, on May 25, 2023, instructed the Trustee to liquidate the U.S. government securities or money market funds held in the Trust Account and, thereafter, to hold all funds in the Trust Account in a bank deposit account until the earlier of the consummation of Graf’s initial business combination or its liquidation.
Even if we consummate the Business Combination, there can be no assurance that the Warrants will be in the money at the time they become exercisable and they may expire worthless.
The exercise price for the outstanding Warrants will be $11.50 per share of New NKGen Common Stock. There can be no assurance that the warrants will be in the money following the time they become exercisable and prior to their expiration and as such, the warrants may expire worthless.
You may only be able to exercise your Public Warrants on a “cashless basis” under certain circumstances and if you do so, you will receive fewer shares of New NKGen Common Stock from such exercise than if you were to exercise such Public Warrants for cash.
The warrant agreement provides that in the following circumstances holders of Public Warrants who seek to exercise their Public Warrants will not be permitted to do so for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act: (i) if the shares of Common Stock issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the terms of the warrant agreement; (ii) if we have so elected and the shares of Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act; and (iii) if we have so elected and we call the Public Warrants for redemption. If you exercise your Public Warrants on a cashless basis, you would pay the warrant exercise price by surrendering the Public Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the excess of the “fair market value” of our shares of common stock (as defined in the next sentence) over the exercise price of the warrants by (y) the fair market value. The “fair market value” is the average closing price of the shares of our Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of Public Warrants, as applicable. As a result, you would receive fewer shares of New NKGen Common Stock from such exercise than if you were to exercise such Public Warrants for cash.
We may redeem your unexpired Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
New NKGen will have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of a share of New NKGen Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date we give notice of redemption. Upon 30 days prior written notice New NKGen will have the ability to redeem outstanding Public Warrants.
We may amend the terms of the Public Warrants in a manner that may be adverse to holders with the approval by the holders of at least 50% of the then-outstanding Public Warrants. As a result, the exercise price of a holder’s Public Warrants could be increased, the exercise period could be shortened and the number of shares of our Common Stock purchasable upon exercise of a Public Warrant could be decreased, all without the approval of that warrant holder.
Our Public Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent and us. The warrant agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding

Public Warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of at least 50% of the then-outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Public Warrants, convert the Public Warrants into cash or stock, shorten the exercise period or decrease the number of shares of Common Stock purchasable upon exercise of a Public Warrant.
Our warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our Warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with New NKGen.
Our warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.
Notwithstanding the foregoing, these provisions of the warrant agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our Warrants will be deemed to have notice of and to have consented to the forum provisions in our warrant agreement. If any action, the subject matter of which is within the scope the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our Warrants, such holder will be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”) and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.
This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us, which may discourage such lawsuits against New NKGen and New NKGen’s directors, officers, or other employees and may result in increased litigation costs for our stockholders. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.
Provisions in the Proposed Charter and Delaware Law may have the effect of discouraging or making more costly lawsuits brought against our directors and officers.
The Proposed Charter will require, unless we consent in writing to the selection of an alternative forum, that (i) any derivative claim or cause of action brought on our behalf, (ii) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of us, to us or our stockholders, (iii) any claim or cause of action against us or any current or former director, officer or other employee of us, arising out of or pursuant to any provision of the DGCL, the Proposed Charter or the bylaws, (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Proposed Charter or our bylaws (as each may be amended from time to time, including any right, obligation, or remedy thereunder), (v) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware and (vi) any claim or cause of action against us or any current or former director, officer or other employee of us, governed by the internal-affairs doctrine or otherwise related to our internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants, may be brought only in the Court of Chancery in the State of Delaware, or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware, and any appellate court therefrom (the “exclusive forum provision”). Although we believe this exclusive forum provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.
Notwithstanding the foregoing, the above-mentioned exclusive forum provision in the Proposed Charter does not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.
Additionally, unless we consent in writing to the selection of an alternative forum, the federal courts shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint. Section 22 of the Securities Act, however, created concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce this provision, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. While the Delaware courts have determined that such exclusive forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to these provisions; however, we note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.
Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may limit or make more costly our stockholders’ ability to obtain a favorable judicial forum for disputes with us and may have the effect of discouraging or making more costly lawsuits brought against our directors and officers.
JPM was to be compensated in part on a deferred basis for already-rendered services in connection with Graf’s IPO. However, JPM gratuitously and without any consideration from Graf waived such compensation. JPM was not engaged as an advisor in this Business Combination and does not hold any responsibility for this proxy statement/prospectus.
On May 16, 2022, Graf received a formal letter from JPM advising, among other things, that it has terminated from its roles as a joint co-placement agent to Graf as well as structuring agent to a target company that Graf was previously in contact with and waived any fees and compensation in connection with such roles. On the same day, JPM also waived its entitlement to the payment of any deferred compensation in connection with its role as underwriter in the Graf’s IPO of approximately $3.9 million. JPM was not engaged as an advisor in any capacity in connection with this NKGen Business Combination and JPM is not responsible for any portion of this Registration Statement. JPM resigned before Graf was put in contact with NKGen and JPM’s resignation did not impact the Graf Board’s analysis of or support of this Business Combination.
See “The Business Combination Proposal — Background of the Business Combination” for further information regarding the assistance provided by the JPM and the target company that Graf was previously in contact with. See “Unaudited Pro Forma Condensed Combined Financial Information” for further information and the estimated transaction fees and expenses required to be paid in connection with the Business Combination.

There is no dispute among any of the parties with respect to the services provided or the resignation of JPM. It is Graf’s understanding that other companies have received similar resignation letters from JPM and other investment banks in connection with other business combination transactions involving special purpose acquisition companies. JPM did not communicate to Graf the reasons leading to its resignation or the waiver of its fees. Graf did not seek out the reasons for JPM’s resignation and forfeiture of fees.
Risks Related to Ownership of New NKGen’s Securities
New NKGen will qualify as an “emerging growth company” and “smaller reporting company” within the meaning of the Securities Act as of the closing of the Business Combination and if it takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make New NKGen’s securities less attractive to investors and may make it more difficult to compare New NKGen’s performance to the performance of other public companies.
New NKGen will qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act, as of the closing of the Business Combination. As such, New NKGen will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including, but not limited to, (a) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (b) reduced disclosure obligations regarding executive compensation in New NKGen’s periodic reports and proxy statements and (c) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, New NKGen’s stockholders may not have access to certain information they may deem important. New NKGen will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of shares of Common Stock that are held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) December 31, 2026, which is the last day of the fiscal year following the fifth anniversary of the date of the first sale of Common Stock in Graf’s IPO. We cannot predict whether investors will find New NKGen’s securities less attractive because it will rely on these exemptions. If some investors find New NKGen’s securities less attractive as a result of its reliance on these exemptions, the trading prices of New NKGen’s securities may be lower than they otherwise would be, there may be a less active trading market for New NKGen’s securities and the trading prices of New NKGen’s securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of New NKGen’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
As an emerging growth company, New NKGen may also take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to obtain an assessment of the effectiveness of our internal controls over financial reporting from our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our shares of common stock less attractive because we will rely on these exemptions. If some investors find our shares of common stock less attractive as a result, there may be a less active market for our shares of common stock and our share price may be more volatile.
Additionally, New NKGen will qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We expect that New NKGen will remain a smaller reporting company until the last day of any fiscal year for so long as either (a) the market value of the New NKGen Common Stock held by non-affiliates does not equal or exceed $250 million as of the end of that year’s second quarter, or (b) New NKGen’s annual revenues did not equal or exceed $100 million during such completed fiscal year and the market value of the New NKGen Common Stock held by non-affiliates did not equal or exceed $700 million as of the end of that year’s second quarter. To the extent New NKGen takes advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.
New NKGen’s stock price may be volatile and may decline regardless of its operating performance.
The market price of New NKGen Common Stock may fluctuate significantly in response to numerous factors and may continue to fluctuate for these and other reasons, many of which are beyond New NKGen’s control, including, but not limited to:
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actual or anticipated fluctuations in New NKGen’s revenue and results of operations;

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any financial projections New NKGen may provide to the public in the future, any changes in these projections or its failure to meet these projections;

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failure of securities analysts to initiate and maintain coverage of New NKGen, changes in financial estimates or ratings by any securities analysts who follow New NKGen or its failure to meet these estimates or the expectations of investors;

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announcements by New NKGen or its competitors of significant technical innovations, acquisitions, strategic partnerships, joint ventures, results of operations or capital commitments;

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changes in operating performance and stock market valuations of other life sciences companies generally, or those in the biotechnology industry in particular;

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price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

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trading volume of New NKGen Common Stock;

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the inclusion, exclusion or removal of New NKGen Common Stock from any indices;

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changes in the New NKGen Board or management;

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transactions in New NKGen Common Stock by directors, officers, affiliates and other major investors;

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lawsuits threatened or filed against us;

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changes in laws or regulations applicable to our business;

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changes in New NKGen’s capital structure, such as future issuances of debt or equity securities;

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short sales, hedging and other derivative transactions involving New NKGen’s capital stock;

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general economic conditions in the United States and other markets in which NKGen operates;

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pandemics or other public health crises, including, but not limited to, the COVID-19 pandemic (including additional variants);

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other events or factors, including those resulting from war, incidents of terrorism or responses to these events; and

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the other factors described in this “Risk Factors” section.

The stock market has recently experienced extreme price and volume fluctuations. The market prices of securities of companies have experienced fluctuations that often have been unrelated or disproportionate to their operating results. In the past, stockholders have sometimes instituted securities class action litigation against companies following periods of volatility in the market price of their securities. Any similar litigation against New NKGen could result in substantial costs, divert management’s attention and resources and harm its business, financial condition and results of operations.
An active trading market for New NKGen’s Common Stock may not be sustained.
New NKGen’s Common Stock is expected to be listed on Nasdaq under the symbol “NKGN” and to trade on that market. New NKGen cannot assure you that an active trading market for its Common Stock will be sustained. Accordingly, New NKGen cannot assure you of the liquidity of any trading market, your ability to sell your shares of Common Stock when desired or the prices that you may obtain for your shares.
Future sales of shares by existing stockholders could cause New NKGen’s stock price to decline.
If New NKGen’s existing stockholders sell or indicate an intention to sell substantial amounts of New NKGen Common Stock in the public market, the trading price of the New NKGen Common Stock could decline. All the shares of New NKGen Common Stock subject to stock options outstanding and reserved for issuance under its equity incentive plans are expected to be registered on Form S-8 under the Securities Act and such shares are eligible for sale in the public markets, subject to Rule 144 under the Securities Act (“Rule 144”) limitations applicable to affiliates. If these additional shares are sold, or if it is perceived that they will be sold in the public market, the trading price of the Common Stock could decline.
Although the Sponsor and certain securityholders of NKGen will be subject to restrictions regarding the transfer of shares of New NKGen Common Stock held by them following the Business Combination, as described elsewhere in this proxy statement/prospectus, these shares may be sold after the expiration of their respective lock-ups. New NKGen intends to file one or more registration statements prior to or shortly after the closing of the Merger to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of New NKGen Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.
New NKGen may issue additional shares of Common Stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of the Common Stock.
Upon the closing of the Business Combination, assuming that no holder of Public Shares exercises their redemption rights as described in this proxy statement/prospectus and no inclusion of the effect of any future grants of warrants, Working Capital Warrants, post-Business Combination grants of options, or any further financing of Graf or NKGen, New NKGen will have New NKGen Options outstanding to purchase up to an aggregate of 2,220,420 shares of New NKGen Common Stock and warrants outstanding to purchase 8,153,833 shares of New NKGen Common Stock (which includes 3,432,300 Public Warrants and 4,721,533 Private Placement Warrants). New NKGen will also have the ability to initially issue such number of shares of New NKGen Common Stock equal to up to 12.0% of the fully diluted outstanding shares of New NKGen Common Stock as of the Closing under the Incentive Plan and such number of shares of New NKGen Common Stock equal to up to 3.0% of the fully diluted shares of Common Stock outstanding as of the Closing under the ESPP (assuming the Incentive Plan and ESPP are each approved by Graf Stockholders at the Special Meeting).
New NKGen may issue additional shares of Common Stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without stockholder approval, in a number of circumstances.
New NKGen’s issuance of additional shares of Common Stock or other equity securities of equal or senior rank could, without limitation, have the following effects:
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New NKGen’s existing stockholders’ proportionate ownership interest in New NKGen will decrease;

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the amount of cash available per share, including for payment of dividends (if any) in the future, may decrease;

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the relative voting strength of each previously outstanding share of common stock may be diminished; and

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the market price of New NKGen’s shares of Common Stock may decline.

New NKGen’s securities may not be listed on a national securities exchange after the Business Combination, which could limit investors’ ability to make transactions in New NKGen’s securities and subject New NKGen to additional trading restrictions.
Graf intends to apply to have the New NKGen Common Stock and New NKGen Warrants listed on Nasdaq after consummation of the Business Combination. New NKGen will be required to meet Nasdaq’s initial listing requirements to be listed. New NKGen may not be able to meet those initial listing requirements (and the related closing condition, which requires that the shares of Common Stock to be issued in the Merger be approved for listing on the Stock Exchange, may be waived by the parties). Even if New NKGen’s securities are so listed, New NKGen may be unable to maintain the listing of its securities in the future.
If New NKGen fails to meet the initial listing requirements and if Nasdaq, or any other applicable Stock Exchange, does not list its securities (and the related closing condition is waived by the parties), or if its securities are subsequently delisted, New NKGen could face significant material adverse consequences, including, but not limited to:
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a limited availability of market quotations for its securities;

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a limited amount of news and analyst coverage for New NKGen; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

If securities or industry analysts either do not publish research about New NKGen or publish inaccurate or unfavorable research about us, New NKGen’s business, or its market, or if they change their recommendations regarding New NKGen Common Stock adversely, the trading price or trading volume of the Common Stock could decline.
The trading market for New NKGen’s Common Stock is influenced in part by the research and reports that securities or industry analysts may publish about New NKGen, its business, New NKGen’s market, or its competitors. If one or more of the analysts initiate research with an unfavorable rating or downgrade the Common Stock, provide a more favorable recommendation about New NKGen’s competitors, or publish inaccurate or unfavorable research about its business, the trading price of the Common Stock would likely decline. In addition, New NKGen currently expects that securities research analysts will establish and publish their own periodic projections for its business. These projections may vary widely and may not accurately predict the results New NKGen actually achieves. Its stock price may decline if its actual results do not match the projections of these securities research analysts. While New NKGen expects research analyst coverage, if no analysts commence coverage of it, the trading price and volume for the Common Stock could be adversely affected. If any analyst who may cover New NKGen were to cease coverage of New NKGen or fail to regularly publish reports on us, New NKGen could lose visibility in the financial markets, which in turn could cause the trading price or trading volume of its Common Stock to decline.
Delaware law and provisions in the Proposed Charter and New NKGen Bylaws could make a merger, tender offer, or proxy contest difficult, thereby depressing the trading price of its common stock.
The Proposed Charter and New NKGen Bylaws will contain provisions that could depress the trading price of the Common Stock by acting to discourage, delay, or prevent a change of control of New NKGen or changes in New NKGen’s management that New NKGen’s stockholders may deem advantageous. These provisions include, without limitation, the following:
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a classified board of directors so that not all members of the New NKGen Board are elected at one time;

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the right of the board of directors to establish the number of directors and fill any vacancies and newly created directorships;

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director removal by stockholders solely for cause and with the affirmative vote of at least two-thirds (2/3) of the voting power of the then-outstanding shares of capital stock of New NKGen entitled to vote generally in the election of directors;

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“blank check” preferred stock that the New NKGen Board could use to implement a stockholder rights plan;

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the right of the New NKGen Board to issue New NKGen’s authorized but unissued common stock and preferred stock without stockholder approval;

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no ability of New NKGen’s stockholders to call special meetings of stockholders;

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no right of New NKGen’s stockholders to act by written consent, which requires all stockholder actions to be taken at a meeting of New NKGen’s stockholders;

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limitations on the liability of and the provision of indemnification to, our director and officers;

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the right of the board of directors to make, alter, or repeal the New NKGen Bylaws; and

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advance notice requirements for nominations for election to the New NKGen Board or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.

Any provision of the Proposed Charter or New NKGen Bylaws that has the effect of delaying or deterring a change in control could limit the opportunity for New NKGen’s stockholders to receive a premium for their shares of Common Stock and could also affect the price that some investors are willing to pay for Common Stock.
The Proposed Charter provides that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between New NKGen and its stockholders, which could limit New NKGen’s stockholders’ ability to obtain a favorable judicial forum for disputes with New NKGen or its directors, officers or employees.
The Proposed Charter provides that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on New NKGen’s behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against New NKGen arising pursuant to the DGCL, the Proposed Charter or New NKGen Bylaws or any action asserting a claim against New NKGen that is governed by the internal affairs doctrine. These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New NKGen or its directors, officers or other employees and may discourage these types of lawsuits. This provision would not apply to claims brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. The Proposed Charter provides further that, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. However, Section 22 of the Securities Act provides that federal and state courts have concurrent jurisdiction over lawsuits brought under the Securities Act or the rules and regulations thereunder. To the extent the exclusive forum provision restricts the courts in which claims arising under the Securities Act may be brought, there is uncertainty as to whether a court would enforce such a provision. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Furthermore, the enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. If a court were to find the exclusive-forum provision contained in the Proposed Charter to be inapplicable or unenforceable in an action, New NKGen may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business.

New NKGen does not intend to pay dividends for the foreseeable future.
New NKGen currently intends to retain any future earnings to finance the operation and expansion of its business and New NKGen does not expect to declare or pay any dividends in the foreseeable future. Moreover, the terms of any revolving credit facility into which New NKGen or any of its subsidiaries enters may restrict its ability to pay dividends and any additional debt New NKGen or any of its subsidiaries may incur in the future may include similar restrictions. As a result, stockholders must rely on sales of their common stock after price appreciation as the only way to realize any future gains on their investment.
We will incur increased costs and obligations as a result of being a public company.
As a privately held company, NKGen has not been required to comply with certain corporate governance and financial reporting practices and policies required of a publicly traded company. As a publicly traded company, we will incur significant legal, accounting and other expenses that we were not required to incur in the recent past, particularly after we are no longer an “emerging growth company” as defined under the JOBS Act. In addition, new and changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated and to be promulgated thereunder, as well as under the Sarbanes-Oxley Act, the JOBS Act and the rules and regulations of the SEC and national securities exchanges have created uncertainty for public companies and increased the costs and the time that the New NKGen Board and management must devote to complying with these rules and regulations. We expect these rules and regulations to increase our legal and financial compliance costs and lead to a diversion of management time and attention from revenue generating activities.
Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. We have made and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a publicly traded company. However, the measures we take may not be sufficient to satisfy our obligations as a publicly traded company.
The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.
After the completion of the Business Combination, New NKGen will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and any rules promulgated thereunder, as well as the rules of the Stock Exchange. The requirements of these rules and regulations increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls for financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight are required and, as a result, management’s attention may be diverted from other business concerns. These rules and regulations can also make it more difficult for us to attract and retain qualified independent members of the board of directors. Additionally, these rules and regulations make it more difficult and more expensive for us to obtain director and officer liability insurance. We may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. The increased costs of compliance with public company reporting requirements and our potential failure to satisfy these requirements could have a material adverse effect on our operations, business, financial condition or results of operations.
As a private company, NKGen has not endeavored to establish and maintain public-company-quality internal control over financial reporting. If we fail to establish and maintain proper and effective internal control over financial reporting, as a public company, our ability to produce accurate and timely financial statements could be impaired, investors may lose confidence in our financial reporting and the trading price of the New NKGen Common Stock may decline.
Pursuant to Section 404 of the Sarbanes-Oxley Act, following consummation of the Business Combination, the report by management on internal control over financial reporting will be on New

NKGen’s financial reporting and internal controls (as accounting acquirer) and, when we are no longer an emerging growth company, an attestation of the independent registered public accounting firm will also be required. The rules governing the standards that must be met for management to assess internal control over financial reporting are complex and require significant documentation, testing and possible remediation. NKGen has not historically had to comply with all of these rules and to comply with the Sarbanes-Oxley Act, the requirements of being a reporting company under the Exchange Act and any complex accounting rules in the future, New NKGen may need to upgrade New NKGen’s legacy information technology systems, implement additional financial and management controls, reporting systems and procedures and hire additional accounting and finance staff.
If we are unable to hire the additional accounting and finance staff necessary to comply with these requirements, we may need to retain additional outside consultants. If we or, if required, our independent registered public accounting firm, are unable to conclude that our internal controls over financial reporting are effective, investors may lose confidence in our financial reporting, which could negatively impact the price of our securities.
Changes in laws or regulations or how such laws or regulations are interpreted or applied, or a failure to comply with any laws or regulations, may adversely affect our business, including our ability to complete the Merger and results of operations.
We are subject to laws and regulations enacted by national, regional and local governments. In particular, we are required to comply with certain SEC and other legal requirements, the Business Combination may be contingent on our ability to comply with certain laws and regulations and New NKGen is subject to additional laws and regulations. Compliance with and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. A failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business, including our ability to complete the Business Combination and results of operations. In addition, those laws and regulations and their interpretation and application may change from time to time, including as a result of changes in economic, political, social and government policies and those changes could have a material adverse effect on our business, including our ability to complete the Business Combination and results of operations.
On March 30, 2022, the SEC issued proposed rules (the “SEC Proposed Rules”) that would, among other items, impose additional disclosure requirements in business combination transactions involving SPACs (such as Graf) and private operating companies; amend the financial statement requirements applicable to business combination transactions involving such companies; update and expand guidance regarding the general use of projections in SEC filings, as well as when projections are disclosed in connection with proposed business combination transactions; increase the potential liability of certain participants in proposed business combination transactions; and impact the extent to which special purpose acquisition companies could become subject to regulation under the Investment Company Act. The SEC Proposed Rules, if adopted, whether in the form proposed or in revised form, may materially adversely affect our business, including our ability to complete the Business Combination and may increase the costs and time related thereto.

THE SPECIAL MEETING
Overview
This proxy statement/prospectus is being provided to Graf Stockholders as part of a solicitation of proxies by the Graf Board for use at the Special Meeting to be convened on August 30, 2023 and at any adjournments or postponements of such meeting. This proxy statement/prospectus is being furnished to Graf Stockholders on or about August 14, 2023. In addition, this proxy statement/prospectus constitutes a prospectus for New NKGen in connection with the issuance of Common Stock to be delivered to NKGen Stockholders in connection with the Business Combination.
Date, Time and Place of the Special Meeting
The Special Meeting will be a virtual meeting conducted exclusively via live webcast starting at 10:00 a.m., New York City time, on August 30, 2023, at https://www.cstproxy.com/grafiv/sm2023, or at such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals. Stockholders may attend the Special Meeting online, vote, view the list of stockholders entitled to vote at the Special Meeting and submit your questions during the Special Meeting by visiting https://www.cstproxy.com/grafiv/sm2023 and entering your 12-digit control number, which is either included on the proxy card you received or obtained through Continental Stock Transfer & Trust Company. Because the Special Meeting is completely virtual and being conducted via live webcast, stockholders will not be able to attend the meeting in person.
Registering for the Special Meeting
Pre-registration at https://www.cstproxy.com/grafiv/sm2023 is recommended but is not required in order to attend.
Any stockholder wishing to attend the virtual meeting should register for the meeting by 11:59 p.m., New York City time, on August 25, 2023. To register for the Special Meeting, please follow these instructions as applicable to the nature of your ownership of our Common Stock:
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If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the online-only Special Meeting, go to https://www.cstproxy.com/grafiv/sm2023, enter the 12-digit control number included on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the meeting, you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

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Beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the Special Meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact Continental Stock Transfer & Trust Company at least five business days prior to the meeting date in order to ensure access.

Proposals
At the Special Meeting, Graf Stockholders will vote upon:
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the Business Combination Proposal;

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the Binding Charter Proposal;

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the Advisory Charter Proposals;

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the Stock Issuance Proposal;

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the Incentive Plan Proposal;

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the ESPP Proposal;

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the Director Election Proposal; and

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the Adjournment Proposal.

THE GRAF BOARD HAS UNANIMOUSLY DETERMINED THAT THE BUSINESS COMBINATION PROPOSAL AND THE OTHER PROPOSALS TO BE PRESENTED AT THE SPECIAL MEETING ARE IN THE BEST INTERESTS OF AND ADVISABLE TO THE GRAF STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE PROPOSALS DESCRIBED ABOVE AND “FOR” EACH OF THE DIRECTOR NOMINEES.
Record Date; Outstanding Shares; Shares Entitled to Vote
Graf has fixed the close of business on August 7, 2023 as the “record date” for determining Graf Stockholders entitled to notice of and to attend and vote at the Special Meeting. As of the close of business on August 7, 2023, there were 10,373,875 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote per share at the Special Meeting.
Quorum
A quorum of Graf Stockholders is necessary to hold a valid meeting. A quorum will exist at the Special Meeting with respect to each matter to be considered at the Special Meeting if the holders of a majority of shares of Common Stock are present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum.
Vote Required and Graf Board Recommendation
The Business Combination Proposal
Graf Stockholders are being asked to consider and vote on a proposal to adopt the Merger Agreement and thereby approve the Business Combination. You should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination. In particular, your attention is directed to the full text of the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus.
Approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by Graf Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the proposal. The Graf Insiders have agreed to vote their shares in favor of the Business Combination. As of the date hereof, the Graf Insiders collectively own approximately 41.4% of our total outstanding Common Stock. Accordingly, in addition to the shares held by the Graf Insiders, Graf would need 889,763 Public Shares, or approximately 14.6% of the outstanding Public Shares currently held by the Public Stockholders to be voted in favor of the Business Combination Proposal in order for it to be approved, assuming all outstanding shares are voted on such proposal. If only a minimum quorum of shares of Common Stock, consisting of a bare majority of outstanding shares of Common Stock, is present at the Special Meeting, Graf would not need any Public Shares to be voted in favor of the Business Combination Proposal in order for it to be approved (provided that consummation of the Business Combination is conditioned upon, among other things, approval of the condition precedent proposals, compliance with the Acquiror Closing Cash Condition and the requirement that Graf have net tangible assets of at least $5,000,001 immediately prior to or upon consummation of the Business Combination).
The Business Combination Proposal is a condition to the presentation of the other proposals and is conditioned on the approval of the other condition precedent proposals.

THE GRAF BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.
The Binding Charter Proposal
Approval of the Binding Charter Proposal requires the affirmative vote of the holders of at least a majority of the outstanding Common Stock entitled to vote thereon. The failure to vote, abstentions and broker non-votes have the same effect as a vote “AGAINST” the proposal. The Graf Insiders have agreed to vote their shares in favor of the Binding Charter Proposal.
The Binding Charter Proposal is a condition precedent to the completion of the Business Combination and is conditioned on the approval of the other condition precedent proposals.
THE GRAF BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE BINDING CHARTER PROPOSAL.
The Advisory Charter Proposals
Approval of each of the Advisory Charter Proposals, each of which is a non-binding vote, requires the affirmative vote of a majority of the votes cast by Graf Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes are not considered votes cast and, accordingly, have no effect on the outcome of the proposals. The Graf Insiders have agreed to vote their shares in favor of the Advisory Charter Proposals.
The Advisory Charter Proposals are not conditioned upon the approval of any other proposal.
THE GRAF BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY CHARTER PROPOSALS.
The Stock Issuance Proposal
Approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by Graf Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes are not considered votes cast and, accordingly, have no effect on the outcome of the proposal. Graf Insiders have agreed to vote their shares in favor of the Stock Issuance Proposal.
The Stock Issuance Proposal is a condition precedent to the completion of the Business Combination and is conditioned on the approval of the other condition precedent proposals.
THE GRAF BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE STOCK ISSUANCE PROPOSAL.
The Incentive Plan Proposal
Approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by Graf Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes are not considered votes cast and, accordingly, have no effect on the outcome of the proposal. Graf Insiders have agreed to vote their shares in favor of the Incentive Plan Proposal.
The Incentive Plan Proposal is a condition precedent to the completion of the Business Combination and is conditioned on the approval of the other condition precedent proposals.
THE GRAF BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE INCENTIVE PLAN PROPOSAL.
The ESPP Proposal
Approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by Graf Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by a proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes are not considered votes cast and, accordingly, have no effect on the outcome of the proposal. Graf Insiders have agreed to vote their shares in favor of the ESPP Proposal.
The ESPP Proposal is a condition precedent to the completion of the Business Combination and is conditioned on the approval of the other condition precedent proposals.
THE GRAF BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ESPP PROPOSAL.
The Director Election Proposal
If a quorum is present, directors are elected by a plurality of the votes cast, in person or by proxy. This means that the five director nominees who receive the most affirmative votes will be elected. Stockholders may not cumulate their votes with respect to the election of directors. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event that any nominee is unable to serve. If a valid quorum is otherwise established, the failure to vote and abstentions will have no effect on the vote for the director nominees. The Graf Insiders have agreed to vote their shares in favor of the Director Election Proposal for each of the director nominees.
The Director Election Proposal is conditioned on the approval of the condition precedent proposals.
THE GRAF BOARD OF UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH DIRECTOR NOMINEE.
Adjournment Proposal
If the chairman of the Special Meeting does not adjourn the Special Meeting, Graf Stockholders may be asked to vote on a proposal to adjourn the Special Meeting, or any postponement thereof, to another time or place if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any proposals by the Graf Stockholders or if Graf determines that more time is necessary for Graf to consummate the Business Combination. The Graf Insiders have agreed to vote their shares in favor of the Adjournment Proposal.
Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by Graf Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes are not considered votes cast and, accordingly, have no effect on the outcome of the proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal.
THE GRAF BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.
Voting Your Shares
Stockholders of Record
If you are a stockholder of record, you may vote by mail or at the Special Meeting. Each share of Graf Common Stock that you own in your name entitles you to one vote on each of the proposals on which you are entitled to vote at the Special Meeting. Your one or more proxy cards show the number of shares of our Common Stock that you own.
Voting by Mail.   You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. By signing and dating the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Special Meeting in the manner you indicate. We encourage you to sign, date and return the proxy card even if you plan to attend the Special Meeting so that your shares will be voted if you are unable to attend the Special Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of our Common Stock will be voted as recommended by our Board. Our Board unanimously recommends voting “FOR” the Business Combination Proposal, “FOR” the Charter Proposals, “FOR” the Advisory Charter Proposals, “FOR” the Stock Issuance Proposal, “FOR” the Incentive Plan Proposal, “FOR” the ESPP Proposal, “FOR” the election of each of the director nominees to the New NKGen Board in the Director Election Proposal and “FOR” the Adjournment Proposal. Votes submitted by mail must be received by the close of business, New York City time, on August 29, 2023.
Voting at the Special Meeting.   If you attend the Special Meeting, you may also submit your vote at the Special Meeting via the Special Meeting website at http://www.cstproxy.com/grafiv/sm2023, in which case any votes that you previously submitted by mail will be superseded by the vote that you cast at the Special Meeting.
Revoking Your Proxy
If you are a Graf Stockholder of record, you may revoke your proxy at any time before it is voted at the Special Meeting by:
•
timely delivering a written revocation letter to the Corporate Secretary of Graf;

•
signing and returning by mail a proxy card with a later date so that it is received prior to the Special Meeting; or

•
attending the Special Meeting and voting electronically by visiting the website established for that purpose at https://www.cstproxy.com/grafiv/sm2023 and entering the control number found on your proxy card, voting instruction form or notice you previously received. Attendance at the Special Meeting will not, in and of itself, revoke a proxy.

If you are a non-record (beneficial) Graf Stockholder, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies.
Share Ownership and Voting by Graf’s Officers and Directors
As of the record date, the Graf Insiders had the right to vote 4,290,375 shares of Common Stock, representing 41.36% of the Common Stock then outstanding and entitled to vote at the meeting. The Graf Insiders entered into letter agreements with us at the time of the IPO, pursuant to which they agreed to vote in favor of our initial business combination. Additionally, such Graf Insiders have entered into a Sponsor Support and Lockup Agreement with us, pursuant to which such Graf Insiders, respectively, have each agreed to vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Binding Charter Proposal, “FOR” the approval, on an advisory basis, of each of the Advisory Charter Proposals, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the ESPP Proposal, “FOR” the election of each of the director nominees to the New NKGen Board in the Director Election Proposal and “FOR” the approval of the Adjournment Proposal.
Redemption Rights
Public Stockholders may seek to redeem the Public Shares that they hold, regardless of whether they vote for or against the proposed Business Combination or do not vote at the Special Meeting. Any Public Stockholder may request redemption of their Public Shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable, excluding any Excise Tax that may be imposed on Graf), divided by the number of then issued and outstanding Public Shares. If a holder properly seeks redemption as described in this section and the Business Combination is approved and consummated, the holder will no longer own these shares following the Business Combination.
Notwithstanding the foregoing, a Public Stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to 20% or more of the shares of the Public Shares. Accordingly, if a Public Stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the Public Shares, then any such shares in excess of that 20% limit would not be redeemed for cash.
The Graf Insiders will not have redemption rights with respect to any shares of Common Stock owned by them, directly or indirectly.
You will be entitled to receive cash for any Public Shares to be redeemed only if you:
(i)
(a) hold Public Shares or (b) hold Public Shares through Units and you elect to separate your Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares; and

(ii)
prior to 5:00 p.m., New York City time, on August 28, 2023 (which is two business days prior to the scheduled vote at the Special Meeting), (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to Graf’s transfer agent that Graf redeem your Public Shares for cash and (b) deliver your Public Shares to the transfer agent, physically or electronically through DTC.

If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Public Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. In the event the proposed Business Combination is not consummated this may result in an additional cost to stockholders for the return of their Public Shares.
Holders of Units must elect to separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the Units into the underlying Public Shares and Public Warrants, or if a holder holds Units registered in its own name, the holder must contact the transfer agent, directly and instruct them to do so.
Any request to redeem Public Shares, once made, may be withdrawn at any time until the deadline for submitting redemption requests and thereafter, with Graf’s consent, until the Closing. Furthermore, if a holder of a Public Share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the deadline for submitting redemption requests not to elect to exercise such rights, it may simply request that Graf instruct the transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus.
If the Business Combination is not approved or completed for any reason, then Public Stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, Graf will promptly return any Public Shares previously delivered by holders.
For illustrative purposes, based on the cash held in the Trust Account on August 1, 2023 of approximately $63.8 million, the estimated per share redemption price, adjusted for allowable taxes payable, would have been approximately $10.36 per Public Share. Prior to exercising redemption rights, Public Stockholders should verify the market price of the Common Stock as they may receive higher proceeds from the sale of their Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. The per-share redemption amount payable from the Trust Account to Graf’s Public Stockholders in connection with a redemption will not be reduced by any Excise Tax imposed on Graf. Graf cannot assure its stockholders that they will be able to sell their Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.
If a Public Stockholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own those Public Shares. You will be entitled to receive cash for your Public Shares only if you properly exercise your right to redeem your Public Shares and deliver your Common

Stock (either physically or electronically) to the transfer agent, in each case prior to 5:00 p.m., New York City time, on August 28, 2023 (which is two business days prior to the scheduled vote at the Special Meeting), the deadline for submitting redemption requests and deliver a written request for redemption, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested and the Business Combination is approved and consummated.
Immediately following the Closing, New NKGen will pay Public Stockholders who properly exercised their redemption rights in respect of their Public Shares.
Appraisal Rights
Neither Graf Stockholders nor holders of Graf Warrants have appraisal rights in connection with the Business Combination under the DGCL.
Potential Purchases of Public Shares and/or Public Warrants
At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Graf or its securities, the Graf Insiders and/or any of their affiliates may purchase Public Shares and/or Public Warrants from investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or who redeem, or indicate an intention to redeem, their Public Shares, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or vote their Public Shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to decrease the number of redemptions of Public Shares, which would in turn, among other things, increase the likelihood that Graf satisfies the Acquiror Closing Cash Condition, which is a condition to the Closing. Any such stock purchases and other transactions may thereby increase the likelihood of the consummation of the Business Combination. This may result in the completion of our Business Combination in a way that may not otherwise have been possible. Any Public Shares purchased by the Graf Insiders or their affiliates would be purchased at a price no higher than the redemption price for the Public Shares, which is currently estimated to be approximately $10.09 per share. Any Public Shares so purchased would not be voted by the Graf Insiders or their affiliates at the Special Meeting and would not be redeemable by the Graf Insiders or their affiliates. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options, the payment of cash consideration or the transfer to such investors or holders of shares or rights owned by the Graf Insiders for nominal value. See the risk factor entitled “Activities taken by the Graf Insiders and/or their affiliates could influence the vote on the Business Combination Proposal, have a depressive effect on the shares of Common Stock and reduce the public “float” of the shares of New NKGen Common Stock” for additional information.
Costs of Solicitation
Graf will bear the cost of soliciting proxies from Graf Stockholders.
Graf will solicit proxies by mail. In addition, the directors, officers and employees of Graf may solicit proxies from Graf Stockholders by telephone, electronic communication, or in person, but will not receive any additional compensation for their services. Graf will make arrangements with brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy solicitation material to the beneficial owners of Common Stock held of record by those persons and will reimburse them for their reasonable out-of-pocket expenses incurred in forwarding such proxy solicitation materials.
Graf has engaged a professional proxy solicitation firm, Morrow Sodali, to assist in soliciting proxies for the Special Meeting. Graf has agreed to pay Morrow Sodali a fee of $15,000, plus disbursements. Graf will reimburse Morrow Sodali for reasonable out-of-pocket expenses and will indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses. Graf will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of our Common Stock for their expenses in forwarding soliciting materials to beneficial owners of our Common Stock and in obtaining voting instructions from those owners. Graf’s management team may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.
Other Business
Graf is not aware of any other business to be acted upon at the Special Meeting. If, however other matters are properly brought before the Special Meeting, the proxies will have discretion to vote or act on those matters according to their best judgment and they intend to vote the shares as the Graf Board may recommend.
Attendance
Only Graf Stockholders on the record date or persons holding a written proxy for any stockholder or account of Graf as of the record date may attend the Special Meeting. The Special Meeting will be held in a virtual meeting format only. You will not be able to attend the Special Meeting physically. Please see “— Registering for the Special Meeting” above for further details on how to register to attend the Special Meeting. If you hold your Graf Common Stock in your name as a stockholder of record and you wish to attend the Special Meeting, please visit https://www.cstproxy.com/grafiv/sm2023 and enter the control number found on your proxy card. If your Graf Common Stock is held in “street name” in a stock brokerage account or by a bank, broker or other holder of record and you wish to attend the Special Meeting, you must obtain a legal proxy from the bank, broker or other holder of record in order to vote your shares electronically at the Special Meeting.
Assistance
If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact Morrow Sodali, the proxy solicitation agent for Graf, by email at GFOR.info@morrowsodali.com. Individuals may also call Morrow Sodali toll free at (800) 662-5200; banks and brokers can call (203)-658-9400.

THE BUSINESS COMBINATION PROPOSAL
The Graf Stockholders are being asked to approve the Merger Agreement and the transactions contemplated thereby, including the Business Combination. All Graf Stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.
Graf may consummate the Business Combination only if all of the Proposals are approved by the Graf Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon.
Structure of the Business Combination
NKGen is majority owned and controlled by NKMAX, a company formed under the laws of the Republic of Korea. Pursuant to the Merger Agreement, Merger Sub will merge with and into NKGen, with NKGen surviving the Business Combination. Upon consummation of the foregoing transactions, NKGen will be the wholly-owned subsidiary of New NKGen. In addition, assuming that the Binding Charter Proposal is approved, New NKGen will amend and restate the Current Charter to be the Proposed Charter as described in the section of this proxy statement/prospectus entitled “The Binding Charter Proposal.”
Consideration to NKGen Stockholders
In accordance with the terms and subject to the conditions of the Merger Agreement, Graf has agreed to issue to the equity holders of NKGen (other than holders of unvested NKGen Options to purchase shares of common stock of NKGen as of immediately prior to the Effective Time) aggregate consideration in the form of a number of shares of newly issued New NKGen Common Stock, valued at $10.00 per share, equal to the product of the number of outstanding shares of NKGen common stock at the Closing, multiplied by the Exchange Ratio. Prior to the Closing, NKGen will use its commercially reasonable efforts to cause each NKGen Convertible Note to be converted into shares of NKGen common stock pursuant to its terms as of immediately prior to the Effective Time.
At the Effective Time, each outstanding and unexercised NKGen Option will be cancelled and converted into an option to acquire shares of Common Stock, provided that: (i) each such New NKGen Option shall be exercisable for that number of shares of Common Stock equal to the product (rounded down to the nearest whole number) of (A) the number of shares of NKGen common stock subject to such NKGen Option immediately prior the Effective Time multiplied by (B) the Exchange Ratio and (ii) the per share exercise price for each share of Common Stock issuable upon exercise of the New NKGen Option shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (A) the exercise price per share of each NKGen Option immediately prior to the Effective Time by (B) the Exchange Ratio.
Background of the Business Combination
The Business Combination was the result of a broad search for a potential transaction using the network and investing and operating experience of the Graf management team and the Graf Board. The terms of the Merger Agreement were the result of extensive negotiations between Graf and NKGen. The following is a brief description and chronological summary of the background to the Business Combination and related transactions that led to the signing of the Merger Agreement, including all material discussions and information related to the background and negotiation of the Business Combination, but it does not purport to catalogue every conversation and correspondence by and among Graf, NKGen and their respective representatives and advisors.
Graf is a blank check company incorporated on January 28, 2021, as a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Graf is the seventh SPAC that James A. Graf has been involved in directly, as a member of the sponsor, management and/or board, including the closing of five SPAC business combinations over the past decade. The companies that resulted from the five closed SPAC business combinations are: Velodyne Lidar, Inc. (“Velodyne”), which merged with Ouster Inc.

(NYSE: OUST) in February 2023; Target Hospitality Corp. (Nasdaq: TH); WillScot (Nasdaq: WSC); Global Eagle Entertainment Inc. (“GEE”); and Videocon d2h Limited (“Videocon d2h”). The closing trading price per share of common stock of Ouster, Target Hospitality Corp. and WillScot on August 1, 2023 was $6.13, $12.59 and $49.52, respectively. The trading price per share of common stock of GEE, a provider of media services and satellite Wi-Fi to aircraft at the time, exceeded $16.00 for a period during the 18 months after the closing of its business combination. In July 2020, more than seven years after the closing of its business combination, GEE declared bankruptcy and delisted its common stock from Nasdaq in August 2020, due in part to the COVID-19 pandemic’s impact on the aviation and cruise industries. In March 2021, GEE emerged from bankruptcy and is now known as Anuvu. Videocon d2h merged with DishTV India (NSE: DISHTV) in March 2018, creating the largest direct-to-home subscription television provider in India at the time of the merger. Videocon d2h’s securities were delisted from Nasdaq in connection with this merger in April 2018. See James A. Graf’s biography included in the section of this proxy statement/prospectus entitled “Other Information Related to Graf — Directors and Executive Officers” for additional information about each of these companies.
On May 25, 2021, Graf completed its initial public offering of 15,000,000 Graf Units, and on June 2, 2021 Graf sold an additional 2,161,500 Graf Units as a result of the underwriters’ partial exercise of its over-allotment option, at a price of $10.00 per unit, generating gross proceeds of $171,615,000 before transaction costs (including deferred underwriting commissions of approximately $6.0 million in aggregate which, prior to the resignation of JPM, was to be paid to Oppenheimer & Co. Inc (“Oppenheimer”) and JPM, the underwriters of Graf IPO upon the completion of Graf’s initial business combination, but JPM has waived its entitlement to the payment of any deferred compensation in connection with its role as underwriter in the IPO, which is approximately $3.9 million, following its resignation). Each Graf Unit consists of one share of Graf Common Stock and one-fifth of one Graf Warrant. Each whole Graf Warrant entitles the holder thereof to purchase one share of Graf Common Stock at a price of $11.50 per share, subject to certain adjustments. Simultaneously with the closing of the IPO, Graf consummated the private sale of an aggregate of 4,433,333 Private Placement Warrants at a price of $1.50 per warrant to the Sponsor, generating total proceeds of $6,650,000. At the closing of the IPO and the private sale of the Private Placement Warrants, Graf placed a total of $171,615,000 into the Trust Account, or approximately $10.00 per Public Share. Prior to the pricing of the IPO, neither Graf, nor any authorized person on its behalf, initiated any substantive discussions, formal or otherwise, with respect to a business combination involving Graf, on the one hand, and any prospective target, on the other hand.
Following the closing of the IPO, Graf’s officers and directors commenced an active search for prospective businesses or assets to acquire in an initial business combination. During this process, Graf considered more than 300 potential business combination target companies, which companies Graf believed may be attractive to investors, may be interested in pursuing going public and/or may need capital to continue and grow their businesses based on public information and discussions with advisors, and engaged in discussions with approximately 80 such targets or their representatives pursuant to an executed non-disclosure agreement (“NDA”) governing the sharing of certain confidential information. No such NDAs imposed any “standstill” or similar restrictions that would restrict either the business combination target or Graf from proposing or pursuing an alternative transaction. The 80 targets that signed NDAs represented those companies that were willing to share information and engage with Graf about a possible business combination following initial contact. The majority of the potential business combination target companies that Graf considered were companies in the businesses of mobility, transportation, new energy, software, infrastructure, consumer, defense and cybersecurity, business and real estate services, financial and data services, healthcare (including biotechnology), diversified industrial manufacturing, technology, distribution and services, as well as companies that help to address evolving environmental, social and governance related issues in the United States. While Graf considered other companies in the biotechnology industry and signed an NDA with one other such company, none of those companies were involved in NK cell therapies, oncology or neurodegenerative diseases like NKGen.
During the first two months following the IPO in 2021, Graf delivered draft term sheets or preliminary proposals to four prospective business combination targets. Three of the targets to whom Graf delivered such draft term sheets or preliminary proposals were companies engaged in the businesses of mobility technology, transportation, and video display technology, and involved only high-level, early stage discussions. Graf ultimately executed a non-binding term sheet in July 2021 with the fourth target, a company engaged in the business of roadside assistance (“Target A”). Prior to executing the non-binding term sheet with Target A, which included a period of exclusivity, Graf decided to cease pursuit of the three aforementioned prospective targets, as well as other potential targets with whom it was under NDA and otherwise, for reasons which included, without limitation, that (i) Graf did not prevail in or pre-empt a competitive auction with respect to the prospective targets on terms that Graf believed were suitable for and/or beneficial to Graf Stockholders, (ii) Graf and the prospective targets could not agree on the valuation of such targets, (iii) the prospective targets did not have, or could not easily prepare, required SEC-compliant financial statements on a schedule consistent with Graf’s timing limitations, (iv) the prospective targets could not finance themselves or did not have access to sufficient capital to adequately fund their business through the closing of a business combination with Graf, (v) the prospective targets were not ready to pursue a business combination at the time of discussions, and/or (vi) extensive structuring, regulatory or other considerations associated with the prospective targets would have been required which would have added uncertainty with respect to transaction execution. To the knowledge of Graf, none of these three targets have entered into a business combination with any other SPAC as of the date of this proxy statement/prospectus.
On November 22, 2021, Graf engaged JPM and Oppenheimer, the underwriters of the IPO, as co-placement agents on behalf of Graf to render certain private placement services in the potential business combination with Target A. Effective as of May 16, 2022, JPM resigned from its role as a joint co-placement agent to Graf and Target A, as well as structuring agent to Target A, and waived its entitlement to all fees, including its portion of the deferred underwriting commissions. There is no dispute among any of the parties with respect to the services provided or the resignation of JPM. JPM did not communicate to Graf the reasons leading to its resignation or the waiver of its fees. It is Graf’s understanding that other companies have received similar resignation letters from JPM and other investment banks in connection with other business combination transactions involving SPACs.
Because there had been steady interest from investors and Target A, Graf continued to engage in a potential transaction with Target A for approximately 11 months, during which time the parties marketed the prospective transaction to potential private investment in public equity (“PIPE”) investors. In June 2022, Graf was informed that Target A’s board of directors had decided to terminate transaction engagement and marketing, due in part to challenging market conditions and Target A’s increasing uncertainty on achieving its future financial projections and operational funding at the time.
Following the termination of the prospective business combination with Target A, Graf’s management team continued its search for a potential business combination opportunity. During the rest of the 2022 and moving into 2023, when Graf began discussions with NKGen, Graf was also engaged in discussions with eight other potential business combination targets. In addition to NKGen, such potential business combination targets in early 2023 included, without limitation, businesses involved in alternative legal services, power and infrastructure solutions for communications and data, behind-the-meter renewable energy, oil and gas production, and pre- clinical biotechnology. Graf continued discussions with each of these potential targets until it signed a non-binding Letter of Intent (the “Non-binding LOI”) with NKGen, as discussed below.
Graf began its discussions with NKGen regarding a potential business combination in January 2023. James A. Graf, Graf’s Chief Executive Officer, Anthony A. Kuznik, Graf’s Executive Vice President, General Counsel and a Graf Board director, and Paul Song, MD, Chief Executive Officer of NKGen, first met in 1983. In April 2020, prior to Dr. Song’s ascension to the role of Chief Executive Officer, Mr. Graf and Dr. Song briefly discussed the potential for a business combination of NKGen with Graf Industrial Corp. (“Graf I”), a SPAC then managed by Mr. Graf. At that time, however, NKGen was at a much earlier stage in its development, had not yet engaged in clinical trials and was primarily focused on oncology; as such, Graf I’s management determined that NKGen was too early for the public markets. Graf I eventually completed its business combination with Velodyne Lidar, Inc. in September 2020. Mr. Graf and Dr. Song did not discuss the potential for a SPAC transaction for NKGen again until January 2023, after Dr. Song had been named CEO of NKGen. Based on news published in conjunction with Dr. Song’s appointment, it appeared that NKGen’s business may have advanced since Mr. Graf’s last communication with NKGen regarding a potential business combination. Accordingly, Mr. Graf, on behalf of Graf, contacted Dr. Song to learn more about NKGen’s current business, financing plans and any interest NKGen might have in re-engaging in a discussion about a SPAC transaction. Through a series of emails, text correspondences and phone calls beginning on or about January 29, 2023, Dr. Song provided Mr. Graf with general information related to NKGen’s research and development activities, its new prioritization of neurodegenerative diseases and its overall business operations, including that NKGen had been communicating with other SPACs and investment banks about potential financing and transaction options.
Following preliminary conversations between Dr. Song and Mr. Graf, on February 6, 2023, Graf’s management team and representatives of NKGen held an introductory meeting via teleconference to further discuss a potential business combination. During this meeting, Dr. Song gave a presentation about NKGen to the Graf management team.
Beginning on February 7, 2023 and continuing thereafter, representatives of Graf’s management team and NKGen met with representatives of 11 investment banks, including industry and ECM bankers and equity research analysts, in person and via teleconference, to discuss a potential business combination and the various banks’ prospective involvement if such business combination were to be pursued. No bank was retained as a financial advisor prior the signing of the Merger Agreement and the announcement of the Business Combination.
On February 9, 2023, Mr. Graf and Dr. Song met in person in Santa Monica, California, to discuss a potential business combination in greater detail and for Mr. Graf to evaluate if NKGen was a suitable target for a potential business combination and how a transaction might proceed. In furtherance of the discussions held between Mr. Graf and Dr. Song, on February 10, 2023 Mr. Graf and Dr. Song toured NKGen’s GMP facility in Santa Ana, California, which was also attended by Sangwoo Park, Chairman of NKGen and Chairman and Chief Executive Officer of NKMAX, the majority stockholder of NKGen.
On February 10, 2023, Mr. Graf sent an email to the Graf Board, which included a summary of the nine potential business combination transactions that were then still being considered by Graf at that time. Graf’s discussion with NKGen was the most advanced, as Graf and NKGen were beginning to discuss the Non-binding LOI. On that same date, from the NKGen’s GMP facility, Mr. Graf joined a scheduled meeting via teleconference with the Graf Board. During the meeting, Mr. Graf briefed the Graf Board on NKGen as well as on the other potential business combination opportunities.
Graf considered NKGen to be a better potential business combination target than the eight other potential business combination targets in the Graf pipeline at the time for several reasons, including, but not limited to: (i) the business scale of certain other potential business combination targets was too early for the public markets in Graf’s view, (ii) the financing position of certain other potential business combination targets posed uncertainty with respect to a successful transaction, and (iii) Graf viewed NKGen as more compelling relative to the other potential business combination targets’ respective business prospects, strategies, management teams, structures, growth potential, likelihood of transaction execution success and valuation considerations. In Graf’s view, NKGen was better funded internally and had generated more promising feedback among potential investors. Moreover, Graf’s management believed that NKGen’s stated mission to improve the lives of patients with AD and PD may be attractive to biotechnology and generalist institutional investors, as well as retail investors.
On February 10, 2023, NKGen provided Graf with a draft NDA, which was executed on February 12, 2023, and thereafter NKGen began to provide preliminary materials regarding NKGen to Graf for review.
On February 13, 2023, NKGen provided Graf with an initial draft form of the Non-binding LOI. The initial draft Non-binding LOI provided for a pre-money enterprise valuation of $160 million, which included $145 million in pre-money equity, $11 million of existing convertible notes that would convert to equity at closing and approximately $4 million in bridge financing from NKMAX. Drafts and proposed edits were thereafter exchanged between the parties.
On February 18, 2023, Graf provided NKGen with a list of outstanding key discussion points and open issues regarding the Non-binding LOI.
On February 21, 2023, Graf met with representatives of NKGen and NKGen’s outside legal counsel, Cooley LLP (“Cooley”), via teleconference, to review the material open issues regarding the Non-binding LOI. Further drafts and proposed edits of the Non-binding LOI were thereafter exchanged between the parties.

On February 23, 2023, NKGen provided Graf’s management team with access to the NKGen virtual data room (“VDR”) which, at that time, included, among other things, certain information related to NKGen’s (i) Autologous NK Cell Product (Auto-SNK01), (ii) Allogeneic NK Cell Product (Allo-SNK02), (iii) Intellectual Property, (iv) Permits, Licenses and Insurance, (v) Corporate Information and (vi) Strategic Collaborations.
On March 8, 2023, Mr. Graf updated the Graf Board on the status of Graf’s VDR review, NKGen’s recent progress on seeking additional financing, and the final terms of the Non-binding LOI with NKGen. On that same date, Graf executed the Non-binding LOI which, among other provisions: (i) did not require exclusivity and, thus, did not preclude Graf from considering or continuing discussions with respect to other potential business combination target opportunities and (ii) provided for a pre-money equity valuation of $145 million, plus the value of the conversion of convertible debt and bridge financing into equity, resulting in the same approximate $160 million enterprise value as in the initial draft Non-binding LOI, and deferred vesting of 70% of Graf’s Founder Shares subject to share price triggers of $14.00 and $16.00. Graf did not retain a bank as a financial advisor to assist with establishing a valuation for NKGen and instead relied, in some part, on the over 50 years of collective investment banking and capital markets experience in public markets transactions of its management team to value NKGen. In arriving at the $160 million valuation, the Graf team did not review revenue or profit projections for NKGen given the early stage nature of NKGen’s business and absence of directly comparable public companies. Instead, the Graf team considered selected illustrative pre-clinical and clinical stage biotechnology public companies, including recent de-SPAC companies, and the amount that NKMAX had already invested in the company as reference points to determine the valuation. See the section of this proxy statement/prospectus entitled “The Graf Board’s Reasons for the Approval of the Business Combination” for additional information about how Graf determined the valuation for NKGen.
On March 12, 2023, Graf provided NKGen, via email, with a preliminary transaction timeline, inclusive of key milestones, and a Due Diligence (“DD”) request list, developed by Graf and Graf’s legal counsel, White & Case LLP (“W&C”).
On March 13, 2023, Graf’s management team and representatives of NKGen discussed, via teleconference, the prospective transaction timeline and key milestones, the status of NKGen’s ongoing Public Company Accounting Oversight Board (“PCAOB”) financial audit, the DD request list, certain legal documents related to the proposed transaction and potential meetings with and presentation materials for prospective PIPE investors.
On March 15, 2023, Mr. Graf visited the offices of NKGen and met with Pierre Gagnon, Chief Operating Officer, and Ryan Park, Vice President Finance, of NKGen to discuss the proposed transaction process in greater detail, including, among other things, NKGen’s expected timing to complete the PCAOB audit, the SEC review process and associated timing and NKGen’s ongoing office space requirements.
On March 20, 2023, representatives of Graf’s management team met with E&Y, via teleconference, to discuss E&Y’s progress on NKGen’s PCAOB financial audit.
During March and April, until the execution of the Merger Agreement, Graf, NKGen and their respective advisors continued discussions and document exchanges for DD purposes.
On March 20 and 21, 2023, Mr. Graf, Dr. Song and Mr. Park met at the offices of NKMAX in Seoul, South Korea and thereafter met with investors in Seoul who were potentially interested in a PIPE, all subject to wall-crossing and confidentiality obligations. On March 21, 2023, Mr. Graf updated the Graf Board, via email, on the interests of certain prospective Korean PIPE investors and the expressed commitment of NKMAX to participate in a PIPE or backstop for the proposed transaction; Mr. Graf provided his recommendation that Graf continue to pursue the proposed transaction and accelerate the execution process.
On March 22, 2023, W&C provided Cooley with an initial draft of a subscription agreement for potential PIPE financing (“Subscription Agreement”). On March 28, 2023, the parties and their legal counsels exchanged multiple drafts of and comments to the Subscription Agreement.
On March 23, 2023, Graf distributed a press releasing announcing the Non-binding LOI with NKGen.

On March 23, 2023, Graf, NKGen, W&C and Cooley met, via teleconference, to review DD responses in the VDR as populated by NKGen in response to W&C’s DD request list which included, without limitation, information requests related to corporate matters, financials, material contracts, litigation, claims and investigations, real and personal property, employee benefits and human resources, intellectual property, information technology, data privacy and cybersecurity, antitrust, environmental matters, regulatory, and other miscellaneous matters. Graf’s management team and W&C conducted additional DD through a series of calls with NKGen, Cooley and certain NKGen service providers, via teleconference, on (i)  March 27, 2023 to discuss certain intellectual property matters, (ii) April 3, 2023 to discuss certain information technology, data privacy and cybersecurity matters and (iii) April 5, 2023 to discuss certain intellectual property matters. While Graf did not retain a scientific advisor to conduct DD on NKGen, biotechnology specialists working for or advising two members of Graf’s Sponsor held discussions with Dr. Song on February 21 and 24, 2023 and March 28, 2023, where they asked detailed questions relating to the science underlying NKGen’s NK cell therapies and what differentiated them from others on the market, as well as their mechanism of action and efficacy on neurodegenerative diseases. Following these discussions, both of these parties encouraged Graf to continue exploration and pursuit of the potential transaction with NKGen, subject to continued receipt of favorable results about NKGen cell therapies from NKGen.
On March 26, 2023, wall-cross confirmations, via email, were issued to eight prospective PIPE investors previously met with in Seoul on March 20, 2023 and March 21, 2023.
On March 27, 2023, the Graf Board held a board meeting, via teleconference, during which Dr. Song provided a presentation on NKGen and answered certain questions of the Graf Board. During this meeting, the proposed transaction was discussed in greater detail among Graf’s management team and the Graf Board.
On March 28, 2023, W&C provided Cooley with an initial draft of the Merger Agreement.
On March 29, 2023, Mr. Graf, Dr. Song and Mr. Park met, via teleconference, at which time Mr. Park agreed that NKMAX, the majority stockholder of NKGen, would support the proposed transaction with a $25 million backstop commitment on common equity PIPE terms.
On April 3, 2023 and during the days that followed, W&C provided Cooley with an initial draft of the Backstop Agreement for NKMAX and other ancillary transaction documents.
On April 5, 2023, Graf, NKGen, W&C and Cooley discussed, via teleconference, key commercial terms outstanding in the Merger Agreement, which included particular focus on the Acquiror Closing Cash Condition and the equity value of NKGen.
On April 9, 2023, a draft of the Merger Agreement was sent to the Graf Board for their review.
On April 11, 2023, Graf’s management team received a DD report regarding NKGen from W&C. On that same date, Graf, NKGen, W&C and Cooley discussed, via teleconference, the Acquiror Closing Cash Condition and the vesting of the certain Founder Shares upon the occurrence of a New NKGen sale in the Sponsor Support and Lockup Agreement, among other matters.
On April 12, 2023, Graf’s management team forwarded the DD report provided by W&C to the Graf Board along with final and near-final versions of the transaction documents.
On April 13, 2023, the Graf Board met to review the proposed business combination with NKGen, during which the Graf Board unanimously (i) determined that it was in Graf’s best interest and the interest of Graf Stockholders for Graf to enter into the Merger Agreement and each ancillary agreement thereto, (ii) approved the transactions contemplated by the Merger Agreement and the ancillary agreements, and (iii) adopted resolutions recommending the adoption of the Merger Agreement and the approval of each ancillary agreement thereto by Graf Stockholders.
On April 14, 2023, the Merger Agreement and the ancillary transaction documents were finalized and executed by Graf, NKGen, Merger Sub and other parties thereto. On that same date, Graf issued a press release announcing the execution of the Merger Agreement (the “Press Release”).

On April 17, 2023, Graf filed with the SEC a Current Report on Form 8-K, including the Press Release, the Merger Agreement and the ancillary transaction documents.
On May 8, 2023, Graf retained Cantor Fitzgerald & Co. (“Cantor”) to act as a capital markets advisor to Graf in connection with the Business Combination.
On May 11, 2023, the Graf Board held a meeting, during which Graf’s management team briefed the Graf Board on the latest status and timeline of the Business Combination and discussed a draft of this Registration Statement, which had been provided to the Graf Board prior to the meeting.
The Graf Board’s Reasons for the Approval of the Business Combination
On April 14, 2023, the Graf Board unanimously (i) determined that it is in the best interests of Graf and the Graf Stockholders and declared it advisable for Graf to enter into the Merger Agreement and each ancillary agreement thereto to which Graf is, or is contemplated to be, a party, (ii) approved the transactions contemplated by the Merger Agreement as a “Business Combination” under the Current Charter and approved Graf’s execution and delivery of and performance of its obligations under the Merger Agreement and each ancillary agreement thereto to which Graf is, or is contemplated to be, a party and the transactions contemplated thereby (including the Business Combination), on the terms and subject to the conditions set forth therein and (iii) adopted resolutions recommending the adoption of the Merger Agreement and, as applicable, the approval of each ancillary agreement thereto to which Graf is, or is contemplated to be, a party and the transactions contemplated thereby (including, without limitation, the Private Placement and the Business Combination), on the terms and subject to the conditions set forth therein, by the Graf Stockholders.
Before reaching its decision, the Graf Board and/or members of the Graf management team held extensive meetings (virtual and in-person) and teleconferences with NKGen’s management team and certain NKGen service providers, industry and subject matter specialists from W&C, and additionally discussed the following, without limitation, amongst each other:
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NKGen’s historical financial statements and current budget, capital expenditures, near-term funding requirements for currently planned clinical trials and other relevant financial data;

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the DD report prepared by W&C including, without limitation, a review of corporate matters, material contracts and business relationships, intellectual property and information technology, healthcare regulatory compliance, data privacy and cybersecurity, employment, compensation and benefits, real estate, and environmental information;

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clinical and patient data, including with respect to patients suffering from AD and PD and other neurodegenerative and oncological diseases; and

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NKGen’s GMP facility in Santa Ana, California, and its know-how related to its manufacturing processes.

The Graf Board considered a wide variety of reasons and factors in connection with its evaluation of the Business Combination. Given the complexity of those reasons and factors, the Graf Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific reasons and factors it took into account in reaching its decision. Different individual members of the Graf Board may have given different weight to different reasons and factors in their evaluation of the Business Combination. At the time that it approved the Business Combination, the Graf Board viewed its position as being based on all of the information available and the reasons and factors presented to and considered by it and believed it had the necessary information to make an informed decision. This explanation of Graf’s reasons for the approval of the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in conjunction with the reasons and information discussed under the section of this proxy statement/prospectus entitled “Cautionary Note Regarding Forward-Looking Statements.”

In the prospectus for the IPO, Graf identified general criteria and guidelines that Graf believed would be important in evaluating prospective target businesses. The criteria, along with the Graf Board’s evaluation of NKGen as compared to the criteria, follows:
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Potential for Leading Industry Position with Supportive Long-Term Dynamics.    NKGen’s industry sector offers attractive characteristics. With respect to NKGen’s neurodegenerative focus, AD and PD impact the lives of millions of people in the U.S. and abroad which, in turn, presents a potentially sizable and growing total addressable market. The Graf Board also considered the availability of potential treatments and its understanding that there are limited FDA-approved drugs or treatments currently available to meaningfully address the effects of these diseases. The Graf Board believes that NKGen has the potential to hold a leading position in the NK cell therapy industry and has the potential opportunity to capture significant market share due to NKGen’s innovative technology and the potential commercialization of its NK cell therapies.

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Prudent Debt and Financial Visibility.   The Graf Board believes that NKGen generally has an attractive financial profile, with limited debt, including its debt-free ownership of the GMP facility in Santa Ana, California, and limited sensitivity to macroeconomic conditions and industry cycles.

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Benefit Uniquely from a Business Combination with a Special Purpose Acquisition Company.   The Graf Board believes that following the Business Combination NKGen would: (i) be one of the first public NK cell therapy companies with a primary focus on neurodegenerative diseases, and (ii) assuming the minimum cash condition is not waived, have its currently planned clinical trials and operations funded into 2025. The Graf Board also believes that a combination with a SPAC could be a significant catalyst to NKGen’s business in terms of its industry visibility and financial strength compared to other NK cell therapy companies who may seek to pivot to the neurodegenerative disease space, as well as enhance NKGen’s ability to recruit and retain high quality management and staff. Additionally, the Graf Board believes that a SPAC business combination provides increased visibility on price discovery and transaction proceeds as compared to a traditional IPO process, given a SPAC’s extended marketing process and the ability to achieve early investment commitments through mechanisms such as a backstop for the proposed transaction. Finally, the Graf Board believes that a public listing may also provide NKGen with the potential for acquisition currency in the event an attractive acquisition opportunity arises that may complement NKGen’s business or utilize its technology or manufacturing capabilities.

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Benefit Uniquely from Graf’s Capabilities.   The Graf Board believes that NKGen would benefit from the Graf management team’s extensive experience in marketing and closing business combinations with SPACs, as well as the Graf’s management team’s equity capital markets and mergers and acquisitions transactions experience. Specifically, Mr. Graf has been involved directly, as a member of the sponsor, management and/or board in the closing of five SPAC business combinations over the past decade. Moreover, the Graf Board believes that the structure of our Sponsor economics provides a platform for engaging strategic operating partners and sector investors, as and if necessary.

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Committed and Capable Management Team.   The Graf Board believes that NKGen’s management team has the ability to articulate NKGen’s business plan and opportunities to public market investors and commercialize technologies. Specifically, the Graf Board has confidence in NKGen’s executive leadership, including Dr. Song, NKGen’s Chief Executive Officer, who has served as a director of NKMAX, a publicly-listed company in the Republic of Korea, and Mr. Park, NKGen’s Chairman, who led NKMAX through its IPO in the Republic of Korea in 2015. NKGen’s current management team intends to remain with New NKGen and will provide important continuity in advancing New NKGen’s strategic and growth goals.

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Potential to Grow, Including Through Further Acquisition Opportunities.   The Graf Board believes that NKGen has the potential to grow organically and inorganically and that, while NKGen is currently focused on bringing its primary SNK01 and SNK02 products through U.S. clinical trial processes, there may be opportunities to leverage its GMP facility, IP and other work through selective acquisitions and strategic relationships.

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Preparedness for the Process and Public Markets.   The Graf Board believes that NKGen can promptly implement governance, financial systems and controls as required by the public markets.

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Multiple Potential Ways to Win.   NKGen’s innovative IP portfolio of autologous (SNK01), allogeneic (SNK02) and CAR-NK products provide potential applications to not only cancer treatments, as is more common to NK cell therapy companies, but also to neurodegenerative and autoimmune disease treatments. NKGen’s lead product candidate, SNK01, is currently in a Phase 1 clinical trial in Mexico (MX04) for the treatment of advanced AD and two Phase 1/2 trials in the U.S. for advanced refractory solid tumors as a monotherapy and in combination with other agents including checkpoint inhibitors and cell engagers. Additionally, on October 17, 2022, NKGen’s IND Application for SNK02, an allogeneic cell therapy, received U.S. FDA clearance for the initiation of clinical trials in refractory solid tumors. Moreover, NKGen’s unique cell therapy manufacturing expertise and its ability to manufacture NK cells at commercial scale in its GMP facility, provide NKGen with not only a potential competitive advantage with respect to the production of its own products, but also the potential ability to enhance third-party products with its SNK cells.

In considering the Business Combination, the Graf Board concluded that NKGen substantially met the above criteria. In addition, the Graf Board considered several other positive factors including, but not limited to, the following, which were not weighted and are not presented below in any order of significance:
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Equity Backstop Commitment.   NKMAX has agreed to provide a $25 million backstop commitment, structured as a $10.00 common equity PIPE. This reduces the additional minimum required cash from the Trust Account, non-redemption agreements, third-party PIPE commitments and other sources of financing necessary to achieve the Acquiring Closing Cash Condition required at Closing. Moreover, this funding will not incur additional PIPE placement agent fees. None of the other potential business combination targets in the Graf transaction pipeline provided any visibility for such a commitment from existing stockholders.

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Equity Research Potential.   NKGen has made a concerted effort to meet with equity research analysts during recent years to educate them with respect to NKGen’s achievements and ongoing developments. NKGen has already established an initial following in the analyst community. However, there are no assurances that any equity research analyst will initiate coverage following the Business Combination.

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Expected Data from Early Trials and News Flow.   NKGen expects to release data from its initial oncological and neurodegenerative clinical trials in June and July 2023, respectively, with additional news flow expected to continue in the coming year.

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Potential to Attract a Wide Range of Investors.   Millions of people in the U.S. and abroad are adversely impacted by neurodegenerative diseases such as AD and PD every year. Considering the global prevalence of these diseases and the significant impact on both persons inflicted with these diseases, as well as their loved ones, NKGen’s focus on NK cell therapies that provide potential treatments for what is currently a largely unmet need presents the potential for NKGen to broadly appeal to a wide range of investors, including biotechnology sector specialists, generalist institutional investors and retail investors.

As NKGen does not have material revenues and did not provide financial projections to Graf, Graf’s officers and directors did not use traditional valuation metrics to determine or support the transaction valuation. As points of reference, however, Graf’s directors and officers considered a number of publicly traded clinical stage biotechnology companies, including several biotechnology companies that recently became public through a business combination with a SPAC. They also looked at NKGen’s current balance sheet and historical financing.
Select Illustrative Pre-Clinical and Clinical Stage Biotechnology Companies as Reference Points*

Companies	Clinical Phase	Market Cap (M)	TTM Mkt Cap L/H (M)	Enterprise Value (M)		2022 Revenue (M)
Cerevel Therapeutics (NAS: CERE)(1)	Pre-Clinical – Phase 2	$3,744	$3,111 / $6,495		$3,422	$0
Kymera Therapeutics (NAS: KYMR)	Pre-Clinical – Phase 2	$1,647	$726 / $2,199		$1,345	$47
Arcellx (NAS: ACLX)	Discovery – Phase 1	$1,315	$289 / $1,687		$1,256	$0
NewAmsterdam Pharma (NAS: NAMS)(1)	Phase 3	$1,099	$613 / $2,681		$582	$103(2)
MoonLake Immunotherapeutics (NAS: MLTX)(1)	Phases 1 & 2	$1,070	$224 / $1,334		$1,042	$0
Allogene Therapeutics (NAS: ALLO)	Pre-Clinical – Phase 2	$713	$638 / $2,527		$210	$0
Aura Biosciences (NAS: AURA)	Pre-Clinical – Phase 2	$321	$307 / $939		$136	$0
Voyager Therapeutics (NAS: VYGR)	Pre-Clinical	$333	$200 / $468		$210	$41
Vigil Neuro (NAS: VIGL)	Pre-Clinical – Phase 1	$331	$78 / $598		$154	$0
Jasper Therapeutics (NAS: JSPR)	Pre-Clinical – Phase 1	$171	$42 / $509		$137	$0
Nkarta Therapeutics (NAS: NKTX)	Pre-Clinical – Phase 1	$158	$153 / $996	-$	193	$0
Celularity (NAS: CELU)	Pre-Clinical – Phase 1	$107	$96 / $2,298		$132	$18
Affimed (NAS: AFMD)	Phase 1 – Phase 2b	$109	$82 / $761	-$	93	$43

*
Information derived from Factset, as of April 7, 2023.

(1)
Company went public through a business combination with a SPAC.

(2)
2022 revenue is a portion of upfront licensing fee for the commercialization of obicetrapib in Europe. Street consensus for 2023E revenue is approximately $8 million.

While none of the illustrative companies above are directly comparable with NKGen, they each share at least one of the following characteristics: (i) focused on NK cell therapies, (ii) focused on the treatment of neurodegenerative diseases, (iii) currently in pre-clinical or Phase 1 trials and, likely, several years away from commercialization of the primary pharmaceuticals or treatments in their portfolio.
Graf did not seek a third-party valuation and did not receive a valuation opinion from any third-party in connection with the proposed business combination. The Graf Board relied, in some part, on the Graf management team’s collective experience in public markets transactions and concluded that the $145 million pre-money equity valuation, as adjusted for equitization of NKGen’s convertible securities and bridge funding at Closing, to approximately $160 million, is fair and reasonable, given the various compelling aspects of the transaction, including the $25 million NKMAX backstop commitment structured as a $10.00 common equity PIPE at this valuation.
The Graf Board also gave consideration to the following negative factors (which are more fully described in the “Risk Factors” section of this proxy statement/prospectus), which were not weighted and are not presented below in any order of significance:
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Limitations of Review:   The Graf Board considered that it would not obtain an opinion from any independent investment banking firm that the consideration Graf is paying to acquire NKGen is fair to Graf or the Graf Stockholders from a financial point of view. In addition, there are inherent limitations in the DD review of NKGen conducted by Graf’s management team and legal advisors.

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Exercise of Redemption Rights by Public Stockholders:   The Graf Board considered the risk that some or all of the Public Stockholders would decide to exercise their redemption rights, thereby depleting the amount of cash available to NKGen at Closing.

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Costs of the Business Combination:   The Graf Board considered the risk that the announcement of the Business Combination and potential diversion of NKGen’s management and employee attention may adversely affect NKGen’s operations, the significant fees and expenses associated with completing the Business Combination and the substantial time and effort of management required to complete the Business Combination.

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Potential Inability to Complete the Business Combination:   The Graf Board considered the possibility that the Business Combination may not be completed and the resulting potential adverse consequences to Graf, in particular the expenditure of time and resources in pursuit of the Business Combination and the fact that the Merger Agreement prohibits Graf from soliciting other initial business combination proposals while the Merger Agreement is in effect, which could limit Graf’s ability to seek an alternative business combination before the Termination Date.

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Industry:   The Graf Board considered certain risks associated with the biotechnology and healthcare industries in general.

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Competition:   The Graf Board considered the risk of competition in the industry, including the potential for new entrants.

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Early Stage:   The Graf Board considered the risk that NKGen’s clinical trials may fail to adequately demonstrate the safety, potency/bioavailability and efficacy of any of NKGen’s product candidates, which would prevent or delay development, regulatory approval and commercialization.

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Regulatory Risks:   The Graf Board considered that the realization of NKGen’s business goals depend on obtaining certain necessary regulatory approvals and that any delays in obtaining such regulatory approvals may negatively affect NKGen’s growth or delay its ability to recognize revenue.

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Interests of Certain Persons:   The Graf Board considered the potential conflicts of interest of the Graf Insiders in the Business Combination.

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Other Risks:   The Graf Board considered various other risks associated with NKGen’s business, as described in the section of this proxy statement/prospectus entitled “Risk Factors.”

Overall, the Graf Board concluded that the potential benefits of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Graf Board determined that the Business Combination is in the best interests of Graf and Graf Stockholders and presents an opportunity to increase stockholder value.
NKGen’s Reasons for the Business Combination
In deciding to pursue the Business Combination and the transactions contemplated thereby with Graf as opposed to another type of corporate transaction, NKGen considered and evaluated a number of factors, including but not limited to, the advantages of the Business Combination over a traditional IPO, enhanced access to capital and liquidity for NKGen’s stockholders, the benefits of a relationship with Graf and consideration of the relative benefits and detriments of alternative transactions. In particular, NKGen evaluated the conditions of the IPO market for companies with NKGen’s characteristics at the time of entering into the Merger Agreement and considered that the transaction with Graf was likely to provide for greater speed of execution, an increased likelihood that the proposed Business Combination would be completed in light of the terms and conditions of the Merger Agreement, higher proceeds and the potential for less dilution of NKGen’s existing stockholders. NKGen also considered that, upon Closing, NKGen would become a public company and the shares of Common Stock of NKGen would trade on a national securities exchange which could provide New NKGen with enhanced access to capital to facilitate its growth, as well as greater liquidity to NKGen’s current stockholders. NKGen also believed Graf’s management, business experience and access to transactional opportunities could benefit New NKGen. Ultimately, NKGen concluded that the proposed Business Combination represented the best potential transaction for NKGen to execute its business strategies and create value for NKGen’s stockholders.
Certain NKGen Forecasts and Performance Targets
NKGen does not, as a matter of general practice, develop or publicly disclose long-term forecasts or internal projections with respect to its future performance, revenues, earnings, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. NKGen has not shared any projections with Graf, other than an estimate of its capital requirements into 2025 for currently planned clinical and patient trials and operations.

Satisfaction of 80% Test
The NYSE rules and Graf’s Current Charter require that Graf’s initial business combination must occur with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in the Trust Account) at the time of the execution of a definitive agreement for such initial business combination.
As of March 14, 2023, the date of the execution of the Merger Agreement, the value of the net assets held in the Trust Account was approximately $175.4 million and 80% thereof represents approximately $140.3 million. In reaching its conclusion that the Business Combination meets the 80% asset test, the Graf Board ascribed a fair market value of and enterprise value of approximately $145 million and $160 million, respectively, and considered the fact that the purchase price for NKGen was the result of an arm’s length negotiation. As a result, the Graf Board determined that the fair market value of the business acquired was in excess of 80% of the net assets held in the Trust Account.
After consideration of the factors identified and discussed in the section above entitled “— The Graf Board’s Reasons for the Approval of the Business Combination,” the Graf Board concluded that the Business Combination substantially met all of the requirements disclosed in the prospectus for its IPO with respect to Graf’s initial business combination, including that the Business Combination had a fair market value of at least 80% of the balance of the funds in the Trust Account at the time of execution of the Merger Agreement.
Interests of Graf’s Directors and Officers in the Business Combination
When you consider the recommendation of the Graf Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and the directors and executive officers of Graf have interests in such proposal that are different from, or in addition to those of the Public Stockholders and holders of Public Warrants generally. These interests include, among other things, the interests listed below:
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The Graf Insiders will lose their entire investment in us if they do not complete a business combination by the Termination Date. If we are unable to complete our initial business combination by the Termination Date, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (which interest will be net of taxes payable, excluding any Excise Tax that may be imposed on Graf, and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining Graf Stockholders and the Graf Board, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

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The Graf Insiders may be incentivized to complete the Business Combination, or an alternative business combination with a less favorable company or on terms less favorable to the Public Stockholders, rather than to liquidate, in which case the Sponsor and the other Graf Insiders would lose their entire investment. As a result, the Sponsor as well as the Graf Board or Graf’s officers may have a conflict of interest in determining whether NKGen is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination. The Graf Board was aware of and considered these interests, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to the Public Stockholders that they approve the Business Combination.

•
Certain of the officers and directors of Graf have fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any such officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such other entity. The Current Charter provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Graf and such opportunity is one Graf is legally and contractually permitted to undertake and would otherwise be reasonable for Graf to pursue and to the extent the director or officer is permitted to refer that opportunity to Graf without violating any legal obligation.
•
The Graf Insiders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if Graf fails to complete a business combination by the Termination Date. Graf LLC paid an aggregate of $25,000 for certain expenses on our behalf in exchange for issuance of 4,312,500 Founder Shares, or approximately $0.006 per share. On April 2, 2021, Graf LLC transferred all of its Founder Shares to the Sponsor. On April 8, 2021, our Sponsor transferred 20,000 Founder Shares to each of our independent directors, resulting in our Sponsor holding 4,252,500 Founder Shares and four of our directors holding a total of 80,000 Founder Shares. After the IPO underwriters’ partial exercise of their over-allotment option, an aggregate of 22,125 Founder Shares were forfeited, resulting in 4,290,375 Founder Shares outstanding. Upon the Closing, such Founder Shares will become 1,343,113 shares of New NKGen Common Stock (excluding the 2,947,262 Deferred Founder Shares held by the Sponsor at Closing pursuant to the Sponsor Support and Lockup Agreement) and such shares will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would have an aggregate market value of approximately $13.93 million based upon the closing price of $10.37 per public share on NYSE on the record date, but, given the restrictions, lockups and vesting schemes on such shares, we believe such shares have less value. Nevertheless, as a result of the nominal price of $0.006 per share paid by the Graf Insiders compared to the recent market price of the Common Stock, the Graf Insiders and their affiliates are likely to earn a positive rate of return on their investments in the Founder Shares even if other holders of Common Stock experience a negative rate of return on their investments in Common Stock. The Founder Shares would become worthless if Graf does not complete a business combination within the applicable time period, as the Graf Insiders have waived any right to redemption with respect to these shares. However, if the Graf Insiders acquire Public Shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if Graf fails to complete an initial business combination before the Termination Date.

•
Simultaneously with the closing of the IPO, Graf completed a private sale of an aggregate of 4,433,333 Private Placement Warrants to the Sponsor at a purchase price of $1.50 per warrant, generating proceeds of approximately $6.7 million. Simultaneously with the closing of the over-allotment on June 2, 2021, Graf consummated the second closing of the private placement, resulting in the purchase of an aggregate of an additional 288,200 Private Placement Warrants at $1.50 per Private Placement Warrant, generating additional gross proceeds of approximately $432,000. The Private Placement Warrants are identical to the Public Warrants except that the Private Placement Warrants, so long as they are held by the Sponsor or its permitted transferees, (i) are not redeemable by Graf, (ii) may not (including the Common Stock issuable upon exercise of such Private Placement Warrants), subject to certain limited exceptions, be transferred, assigned or sold by such holders until 30 days after the completion of Graf’s initial business combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights. The warrants held by the Sponsor had an aggregate market value of approximately $2.04 million based upon the closing price of $0.46 per warrant on NYSE on the record date.

•
One or some of our officers or directors may serve or continue to serve as a director of New NKGen after the Closing. As such, in the future he or she may receive cash fees, stock options or stock awards that the New NKGen Board determines to pay to its directors and/or officers.

•
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act.
•
On January 29, 2021, we entered into a promissory note with the Sponsor, pursuant to which we may borrow up to $150,000 to be used for payment of costs related to the IPO. This promissory note has been paid back in full on May 26, 2021. In connection with the First Extension and advances the Sponsor may make in the future to us for working capital expenses, on May 15, 2023, we issued the Graf Working Capital Note to the Sponsor with a principal amount up to $1,500,000. The Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of our initial business combination, or (b) the date of our liquidation. Subject to the terms and conditions of the Merger Agreement, upon maturity, the outstanding principal of the Graf Working Capital Note may be converted into Working Capital Warrants, at a price of $1.50 per warrant, at the option of the Sponsor. Such Working Capital Warrants will have terms identical to the Private Placement Warrants. If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the Trust Account to repay the Graf Working Capital Note, but no proceeds held in the Trust Account would be used to repay the Graf Working Capital Note. As of August 1, 2023, there are approximately $441.709.53 of loans outstanding under the Graf Working Capital Note.

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Following the consummation of the Business Combination, we will continue to indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

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Upon the Closing, subject to the terms and conditions of the Merger Agreement, the Graf Insiders and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination and repayment of any other loans, if any and on such terms as to be determined by Graf from time to time, made by certain of the Graf Insiders to finance transaction costs in connection with an intended initial business combination. Such reimbursement may not be paid if the Closing does not occur.

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The Graf Insiders holding all of the Founder Shares and Private Placement Warrants have entered into the Sponsor Support and Lockup Agreement pursuant to which the Graf Insiders already agreed to vote its shares in favor of the Business Combination.

These interests may influence the Graf Board in making their recommendation that you vote in favor of the approval of the Business Combination Proposal and the other stockholder proposals. The Graf Board evaluated each of these interests and concluded that the potential benefits that it expected Graf and the Graf Stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors and other risks associated with the Business Combination. Accordingly, the Graf Board unanimously resolved that the Business Combination, the ancillary documents to which Graf is or will be a party and the transactions contemplated thereby (including the Business Combination) were advisable, fair to and in the best interests of, Graf and the Graf Stockholders.
See the risk factor entitled “Activities taken by the Graf Insiders and/or their affiliates could influence the vote on the Business Combination Proposal, have a depressive effect on the shares of Common Stock and reduce the public “float” of the shares of New NKGen Common Stock” for additional information on the potential interests of Graf’s directors and officers in the Business Combination. The existence of financial and personal interests of the Graf directors and officers may result in a conflict of interest on the part of one or more of them between what he or she may believe is best for Graf and what he or she may believe is best for himself or herself in determining whether or not to grant a waiver in a specific situation. See the section of this proxy statement/prospectus entitled “Risk Factors” for a further discussion of this and other risks.
Sources and Uses of Funds for the Business Combination
The following table summarizes the sources and uses for funding the transactions contemplated by the Merger Agreement, after giving effect to the Redemptions in connection with the First Extension Meeting. Where actual amounts are not known or knowable, the figures below represent Graf’s good faith estimate of such amounts assuming a Closing as of March 31, 2023 (all numbers in millions).

No Additional Redemptions Scenario
	Sources		Uses
	$	%	$	%
Seller Rollover	$161.6	68.2%	$161.6	68.2%
SPAC Cash in Trust(1)	62.1	26.2%	—	—
Cash on Balance Sheet	—	—	52.1	22.0%
Estimated Outstanding Acquiror Expenses	—	—	10.0	4.2%
Upfront Founder Shares	13.4	5.6%	13.4	5.6%
Total	$237.1	100.0%	$237.1	100.0%
Maximum Redemption Scenario
	Sources		Uses
	$	%	$	%
Seller Rollover	$161.6	68.8%	$161.6	68.8%
Backstop Equity	25.0	10.6%	—	—
SPAC Cash in Trust(1)	35.0	14.9%	—	—
Cash on Balance Sheet	—	—	50.0	21.3%
Estimated Outstanding Acquiror Expenses	—	—	10.0	4.3%
Upfront Founder Shares	13.4	5.7%	13.4	5.6%
Total	$235.0	100.0%	$235.0	100.0%

(1)
Cash in Trust Account as of May 18, 2023.

New NKGen intends to use the cash on its balance sheet after the Closing to pay the transaction expenses, which are currently estimated to be $21.2 million in total, less transaction expenses paid before Closing, and to fund its anticipated clinical trials and operations into 2025. If NKGen waives the Acquiror Closing Cash Condition, New NKGen will not have the same liquidity at Closing as it would have had the condition been satisfied and, as a result, New NKGen’s ability to operate its business and execute its plans following the Closing, including its ability to fund its anticipated clinical trials and operations into 2025, will be adversely affected and New NKGen may be forced to cease certain activities unless it raises additional capital. See the section of this proxy statement/prospectus entitled “Questions and Answers About the Business Combination and the Special Meeting — Q: What will New NKGen’s liquidity position be following the Closing?” for additional information.
Stock Exchange Listing
Graf’s Units, Common Stock and Warrants are publicly traded on the NYSE under the symbols “GFOR.U”, “GFOR” and “GFOR WS”, respectively. New NKGen intends to apply to list the New NKGen Common Stock and New NKGen Warrants on Nasdaq under the symbols “NKGN” and “NKGNW”, respectively, upon the Closing of the Business Combination. Prior to Closing, Graf will cause each Unit to be separated into one share of Common Stock and one-fifth of a Warrant and New NKGen will not have units traded following the Closing of the Business Combination.
Tax Consequences of the Exercise of Redemption Rights
For the U.S. federal income tax considerations of the exercise of redemption rights with respect to the Public Shares, please see “U.S. Federal Income Tax Considerations.” The tax consequences of the foregoing to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, please consult your tax advisor to determine the tax consequences to you of the exercise of redemption rights with respect to the Public Shares.

Accounting Treatment
We expect the Business Combination to be accounted for as a common control transaction with respect to NKGen along with a reverse recapitalization with Graf. Under this method of accounting, Graf is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the post-combination company will represent a continuation of the financial statements of NKGen with the acquisition being treated as the equivalent of NKGen issuing stock for the net assets of Graf, accompanied by a recapitalization. The net assets of NKGen will be stated at historical cost, with no goodwill or other intangible assets are recorded. Subsequent to the Business Combination, the historical financial results presented for New NKGen will be those of NKGen.
The determination of NKGen as the accounting acquirer under both the no additional redemptions scenario and the maximum redemption scenario considered various factors, including that under each scenario, NKMAX holds a majority of the voting power of NKGen before the transaction and is expected to hold a majority of the voting power of New NKGen after the transaction, after consideration of the Deferred Founder Shares that do not have voting rights during the Vesting Period. As a result, there will be no change in control.
Vote Required for Approval
This Business Combination Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only with the affirmative vote of a majority of the votes cast by Graf Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of the proposal.
The Business Combination is conditioned upon the approval of condition precedent proposals, subject to the terms of the Merger Agreement. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal, as described below) will not be presented to the stockholders for a vote.
Graf’s Sponsor and the officers and directors of Graf have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Business Combination Proposal. See “Ancillary Agreements Related to the Business Combination  — Sponsor Support and Lockup Agreement” for more information.
Recommendation of the Graf Board
THE GRAF BOARD UNANIMOUSLY RECOMMENDS THAT THE GRAF STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.
The existence of financial and personal interests of Graf’s directors may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of Graf and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of Graf’s Directors and Officers in the Business Combination” for a further discussion.

THE MERGER AGREEMENT
The following describes certain aspects of the Business Combination, including the material provisions of the Merger Agreement. The following description of the Merger Agreement is subject to, and qualified in its entirety by reference to, the Merger Agreement, which is attached to this proxy statement/prospectus as Annex A, and is incorporated by reference into this proxy statement/prospectus. We urge you to read the Merger Agreement carefully and in its entirety, as it is the legal document governing the Business Combination.
Explanatory Note Regarding the Merger Agreement
The Merger Agreement and this summary are included to provide you with information regarding the terms of the Merger Agreement. The Merger Agreement contains representations, warranties and covenants by Graf and NKGen. The representations, warranties and covenants made in the Merger Agreement by Graf and NKGen were qualified and subject to important limitations agreed to by Graf and NKGen in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the Merger Agreement may have the right not to consummate the Business Combination if the representations and warranties of the other party were to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing or attempting to set forth matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC and some were qualified by the matters contained in the confidential disclosure schedules that Graf and NKGen each delivered in connection with the Merger Agreement (which disclosure letters are not filed with the SEC as part of the Merger Agreement) and certain documents filed with the SEC. We do not believe that the disclosure letters contain information that is material to an investment or voting decision. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the Merger Agreement.
For the foregoing reasons, the representations and warranties or any descriptions of those provisions should not be read alone or relied upon as presenting the actual state of facts or condition of Graf or NKGen, or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this proxy statement/prospectus. Please see the section of this proxy statement/prospectus entitled “Where You Can Find More Information”. Graf will provide additional disclosures in its public reports to the extent it is aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the Merger Agreement and will update such disclosure as required by federal securities laws.
Effect of the Business Combination
Pursuant to the Merger Agreement, Merger Sub will merge with and into NKGen, with NKGen surviving the Merger and becoming a wholly owned subsidiary of Graf, which will then be renamed as “NKGen Biotech, Inc.” and NKGen will be renamed as “NKGen Operating Biotech, Inc.”
At the Effective Time, (i) the certificate of incorporation and bylaws of Merger Sub in effect immediately prior to the Effective Time will become the certificate of incorporation and bylaws of NKGen, but reflecting the name change described in the paragraph above, (ii) the Current Charter will be amended and restated to be in the form of the Proposed Charter, and (iii) the New NKGen Bylaws will become the bylaws of New NKGen, until they are further amended or modified in accordance with their own terms or applicable law.
Merger Consideration
In accordance with the terms and subject to the conditions of the Merger Agreement, Graf has agreed to issue to the NKGen Stockholders aggregate consideration in the form of a number of shares of newly issued common stock, par value $0.0001 per share, of New NKGen Common Stock, valued at $10.00 per share, equal to the product of the number of outstanding shares of NKGen common stock at the Closing, multiplied by the Exchange Ratio. Prior to the Closing, NKGen will use its commercially reasonable efforts to cause each NKGen convertible note to be converted into shares of NKGen common stock pursuant to its terms as of immediately prior to the Effective Time.
At the Effective Time, each outstanding and unexercised NKGen Option will be cancelled and converted into an option to acquire New NKGen Common Stock, provided that: (i) each such New NKGen Option shall be exercisable for that number of shares of New NKGen Common Stock equal to the product (rounded down to the nearest whole number) of (A) the number of shares of NKGen common stock subject to such NKGen Option immediately prior the Effective Time multiplied by (B) the Exchange Ratio, and (ii) the per share exercise price for each share of New NKGen Common Stock issuable upon exercise of the New NKGen Option shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (A) the exercise price per share of each NKGen Option immediately prior to the Effective Time by (B) the Exchange Ratio.
Closing and Effective Time of the Merger
Unless NKGen and Graf otherwise mutually agree, the Closing will take place electronically on the date which is two business days after the date on which all of the Closing conditions have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions). See “The Merger Agreement — Conditions to Closing” for a more complete description of the conditions that must be satisfied prior to Closing.
On the Closing Date, Merger Sub and NKGen will effect the Merger by filing a certificate of merger with the Secretary of State of the State of Delaware, and the Merger will become effective at the time the certificate of merger has been duly filed (or such later time as may be agreed in writing by Graf and NKGen and specified in the certificate of merger).
As of the date of this proxy statement/prospectus, the parties expect that the Merger will be effective during the third quarter of 2023. However, there can be no assurance as to when or if the Merger will occur.
If the Closing has not occurred on or before the Outside Date, the Merger Agreement may be terminated by either Graf or NKGen. However, a party may not terminate the Merger Agreement if such party’s failure to fulfill any obligation under the Merger Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before the Outside Date.
Payments at Closing; Exchange Procedures
Prior to the Closing, Graf will appoint an exchange agent that is reasonably acceptable to NKGen to act as the agent for the purpose of paying the Merger Consideration to the NKGen stockholders as described in the section of this proxy statement/prospectus entitled “The Merger Agreement — Merger Consideration”. Prior to the Closing, Graf will deposit with such exchange agent the number of shares of New NKGen Common Stock equal to the Merger Consideration (not to exceed the number of shares of New NKGen Common Stock equal to the quotient of the Equity Value divided by $10.00) to be held in trust for the benefit of the NKGen stockholders for the purpose of exchanging certificates representing shares of NKGen common stock.
Prior to the Closing, Graf will, or will cause the exchange agent to, mail to each holder of record of NKGen common stock a letter of transmittal in customary form to be approved by NKGen prior to the Closing. Upon the receipt of such letter of transmittal duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Graf, the holder of such shares of NKGen common stock will be entitled to receive in exchange therefor its portion of the Merger Consideration into which such shares of NKGen common stock have been converted pursuant to the Merger Agreement.
No fractional shares of New NKGen Common Stock will be issued as part of the Merger. Instead, the Merger Consideration received by any holder of NKGen’s equity securities will be rounded down to the nearest whole share of New NKGen Common Stock.

On the Closing Date after the Closing occurs, New NKGen or the surviving company must pay all accrued and unpaid transaction expenses of Graf and NKGen that are required to be paid on the Closing Date.
Covenants and Agreements
Conduct of NKGen Prior to Completion of the Business Combination
NKGen has agreed that, prior to the Closing Date, subject to certain exceptions, it will use commercially reasonable efforts to operate the business of NKGen in the ordinary course, preserve intact the current business organization and ongoing businesses of NKGen and maintain the existing relations and goodwill of NKGen’s customers, suppliers, vendors, joint venture partners, distributors, lessors, creditors and other persons having material business relationships with NKGen.
In addition to the general covenants above, NKGen has agreed that, prior to Closing, subject to certain general and certain specified exceptions (in addition to the exceptions noted below), it will not, without the written consent of Graf:
•
change or amend the organizational documents of NKGen;

•
make, declare or pay any dividend, return of capital or other distribution to any holder of equity securities of NKGen;

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effect any recapitalization, reclassification or split;

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authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue, sell, transfer, pledge, encumber or grant any right, option, or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock;

•
repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its capital stock or other equity interests;

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enter into, amend or modify any material term of, terminate (other than in accordance with its terms) or waive or release any material rights, claims or benefits under, any material contract, real property lease, or collective bargaining or similar agreement, other than in the ordinary course of business consistent with past practice;

•
sell, assign, transfer, license, sublicense, dedicate to the public, covenant not to assert, lease, pledge or otherwise encumber or subject to any lien (other than certain permitted liens), abandon, cancel, let lapse or expire or convey or dispose of any material assets, properties or business of NKGen, subject to certain exceptions specified in the Merger Agreement;

•
subject any material intellectual property to certain material limitations, restrictions or conditions, or disclose any material trade secret, subject to certain exceptions specified in the Merger Agreement;

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except as required under applicable law or any existing NKGen benefit plan:

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materially increase or accelerate the compensation, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any of the current or former directors, officers, employees or consultants of NKGen;

•
become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, or any compensation, severance, pension, retirement, profit-sharing or welfare benefit for the benefit of any current or former directors, officers, employees or consultants of NKGen (or newly hired employees);

•
accelerate the vesting or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any NKGen benefit plan;

•
grant any new awards under any NKGen benefit plan, amend or modify any outstanding award under any NKGen benefit plan, or cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any NKGen benefit plan;
•
enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

•
materially change any actuarial or other assumptions used to calculate funding obligations with respect to any NKGen benefit plan that is required by applicable law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable law;

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forgive any loans, or issue any loans, to any of its directors, officers, contractors or employees;

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waive any restrictive covenants applying to employees, former employees or contractors; or

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hire or engage or terminate (other than for cause) any employee or service provider, other than in the ordinary course of business in respect of any such employee or service provider whose annual base compensation is less than $200,000 or otherwise pursuant to the Merger Agreement;

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fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof, or adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of NKGen (other than the transactions contemplated by the Merger Agreement);

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make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed $250,000;

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make any loans, advances or capital contributions to, or investments in, any other person, make any material change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person;

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make, revoke or change any material tax election, adopt or change any material tax accounting method or period, file any amendment to a material tax return, enter into any agreement with a governmental authority with respect to a material amount of taxes, settle or compromise any examination, audit or other action with a governmental authority of or relating to any material taxes or settle or compromise any claim or assessment by a governmental authority in respect of material taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of taxes, or enter into any tax sharing, tax indemnification, tax allocation or similar agreement;

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take any action, or fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the intended tax treatment;

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acquire any fee interest in real property or sell, transfer, lease or mortgage any real property owned by NKGen or any portion thereof;

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enter into, renew or materially amend in any material respect certain agreements with affiliates;

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waive, release, compromise, settle or satisfy any pending or threatened material claim or compromise or settle any liability, other than in the ordinary course of business consistent with past practice or that otherwise does not exceed $100,000 in the aggregate;

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incur, create, assume, refinance, guarantee or otherwise become liable for any indebtedness for borrowed money, subject to certain exceptions;

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enter into any material new line of business outside of the business currently conducted by NKGen;

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implement or announce any layoffs or furloughs, or facility closures affecting more than 20 employees of NKGen;

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make any material change in financial accounting methods, principles or practices, subject to certain exceptions;

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voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to NKGen and its respective assets and properties; or

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enter into any agreement to take any action prohibited under the foregoing bullets.

Conduct of Graf Prior to Closing
Graf has agreed that, prior to the Closing Date, subject to certain exceptions, it will use commercially reasonable efforts to operate its business in the ordinary course and to preserve intact its current business organization and ongoing business. In addition, Graf has agreed that prior to the Closing, subject to certain general and certain specified exceptions (in addition to the exceptions noted below), it will not, and it will not permit any of its subsidiaries to, without the written consent of NKGen:
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change, modify or amend the Trust Agreement or the organizational documents of Graf or Merger Sub (other than as necessary to effect the Extension);

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make, declare, set aside or pay any dividends on, or make any other distribution in respect of any of its or Merger Sub’s outstanding capital stock or other equity interests;

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split, combine, reclassify or otherwise change any of its or Merger Sub’s capital stock or other equity interests in any respect;

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repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Graf or Merger Sub, other than the redemption of any shares of Graf Common Stock as required to consummate the transactions contemplated by the Merger Agreement;

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make, revoke or change any material tax election, adopt or change any material tax accounting method or period, file any amendment to a material tax return, enter into any agreement with a governmental authority with respect to a material amount of taxes, settle or compromise any examination, audit or other action with a governmental authority of or relating to any material taxes or settle or compromise any claim or assessment by a governmental authority in respect of material taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of taxes, or enter into any tax sharing, tax indemnification, tax allocation or similar agreement;

•
knowingly take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the intended tax treatment;

•
enter into, renew or amend in any material respect certain agreements with affiliates;

•
enter into, amend or modify any material term of, terminate (excluding any expiration in accordance with its terms) or waive or release any material rights, claims or benefits under, any material contract or collective bargaining or similar agreements;

•
waive, release, compromise, settle or satisfy any pending or threatened claim or compromise or settle any liability;

•
incur, create, assume, refinance, guarantee or otherwise become liable for any indebtedness other than certain Sponsor working capital loans incurred up to $1,500,000;

•
offer, issue, deliver, grant or sell (or authorize or propose to offer, issue, deliver, grant or sell) any capital stock of, or other equity interests in, Graf or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than in connection with the exercise of any outstanding Graf Warrants or the transactions contemplated by the Merger Agreement;

•
amend, modify or waive any of the terms or rights set forth in, any Graf Warrant or the warrant agreement;

•
fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof, or adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Graf or its subsidiaries (other than the transactions contemplated by the Merger Agreement);

•
make any capital expenditures;

•
make any loans, advances or capital contributions to, or investments in, any other person, make any changes in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person;

•
enter into any new line of business;

•
make any change in financial accounting methods, principles or practices, subject to certain exceptions;

•
voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Graf and its subsidiaries and their assets and properties;

•
hire or engage any employee or service provider; or

•
enter into any agreement to take any action prohibited under the foregoing bullets.

Graf is also obligated to comply with and cause its subsidiaries to comply with and continue performing under, as applicable, its organizational documents, the Trust Agreement and all other agreements or contracts to which Graf or its subsidiaries may be a party.
Regulatory Approvals
NKGen and Graf have agreed to use their reasonable best efforts to cooperate to prevent the issuance of any governmental order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by the Merger Agreement and, if any such governmental order is issued, cause such governmental order to be lifted.
NKGen and Graf have agreed to promptly provide to each other all information required for any application or other filing to be made pursuant to any antitrust law. They have further agreed to promptly notify each other of any substantive communication with any third party or any governmental authority regarding the transactions contemplated by the Merger Agreement and to permit the other party’s counsel an opportunity to review in advance, and to consider in good faith the views of such counsel in connection with, any proposed written communications to any governmental authority concerning the transactions contemplated by the Merger Agreement.
Each of NKGen and Graf has agreed to provide, to the extent permitted by the applicable governmental authority, the other party and its counsel the opportunity to participate in any substantive meetings or discussions with any governmental authority concerning or in connection with the transactions contemplated by the Merger Agreement, and neither NKGen nor Graf will enter into any agreement with any governmental authority without the written consent of the other.
Graf has agreed to cooperate in good faith with antitrust authorities and exercise its reasonable best efforts to undertake promptly any and all actions required to complete lawfully the transactions contemplated by the Merger Agreement as soon as practicable (but in any event prior to the Outside Date) and any and all actions necessary or advisable to avoid, prevent, eliminate or remove any impediment under antitrust law or the actual or threatened commencement of any proceeding by or on behalf of any antitrust authority or the issuance of any governmental order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger. However, neither NKGen, Graf nor any of their respective affiliates will be required or obligated to take any action in connection with avoiding, preventing, eliminating or removing any impediment under antitrust law with respect to the transactions contemplated by the Merger Agreement, including selling, divesting or otherwise disposing of, licensing, holding separate or taking or committing to take any action that limits in any respect such person’s freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of such person or any of their subsidiaries or affiliates, or any interest therein.
NKGen and Graf have each agreed to be responsible for 50% of the filing fees payable to the antitrust authorities in connection with the transactions contemplated in the Merger Agreement.
Proxy Solicitation
NKGen and Graf have agreed to, as promptly as practicable after the execution of the Merger Agreement and the delivery of certain financial statements of NKGen, jointly prepare, and Graf has agreed to file with the SEC, the mutually acceptable Registration Statement. NKGen and Graf have agreed to use their reasonable best efforts to cause the Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated in the Merger Agreement.
Graf has agreed to use its reasonable best efforts to obtain all necessary state securities laws or “blue sky” governmental authorizations required to carry out the transactions contemplated in the Merger Agreement, and NKGen has agreed to furnish all information concerning itself and any of its equityholders as may be reasonably requested in connection with any such action.
NKGen and Graf have agreed to furnish to each other all information concerning itself and its officers, directors, managers and equityholders, and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by the Merger Agreement, or any other statement, filing, notice or application made by or on behalf of Graf or its subsidiaries or NKGen to any governmental authority or to NYSE, in connection with the Merger and the other transactions contemplated in the Merger Agreement.
Graf has agreed to use its reasonable best efforts to, as promptly as practicable, (i) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL for a date no later than 30 business days following the date the Registration Statement is declared effective, (ii) cause the Registration Statement to be disseminated to the Graf Stockholders in compliance with applicable law and the Merger Agreement, and (iii) solicit proxies from the holders of Graf Common Stock to vote in favor of each of the Proposals.
NKGen Stockholder Approval
Consummation of the Merger Agreement is contingent upon approval by the holders of a majority of the voting power of the outstanding shares of NKGen common stock.
No Solicitation by Graf
From the date of the Merger Agreement to the earlier of the Closing or the valid termination of the Merger Agreement, Graf will not take, and will not permit any of its affiliates or representatives to take: (i) any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than NKGen, its shareholders and/or any of their affiliates or representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination (a “Business Combination Proposal”), (ii) make any proposal or offer that constitutes a Business Combination Proposal, (iii) enter into any acquisition agreement, business combination agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, or (iv) grant any waiver, amendment or release under any confidentiality agreement with respect to a Business Combination Proposal or the anti-takeover laws, in each case other than with NKGen, its shareholders and their respective affiliates and representatives.

Graf is required to, and cause its affiliates and representatives to, immediately cease and terminate any and all existing discussions or negotiations with any person conducted prior to the date of the Merger Agreement with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.
No Solicitation by NKGen
From the date of the Merger Agreement until the Closing Date or, if earlier, the termination of the Merger Agreement, NKGen shall not and NKGen shall instruct its and their representatives, not to: (i) make any proposal or offer that constitutes a NKGen Acquisition Proposal (as defined below), (ii) take any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or knowingly encourage, respond, provide information to or commence due diligence with respect to, any person concerning, relating to or which is intended or is reasonably likely to give rise to or result in a NKGen Acquisition Proposal (as defined below), (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a NKGen Acquisition Proposal (as defined below), or (iv) grant any waiver, amendment or release under any confidentiality agreement with respect to a Business Combination proposal or the anti-takeover laws, in each case, other than to or with Graf and its representatives. From and after the date of the Merger Agreement, NKGen shall, and shall cause its representatives to, immediately cease and terminate all discussions and negotiations with any persons that may be ongoing with respect to a NKGen Acquisition Proposal (as defined below) (other than Graf and its representatives).
For purposes of this section, “NKGen Acquisition Proposal” means any proposal or offer from any person or “group” (as defined in the Exchange Act) (other than Graf, Merger Sub or their respective Affiliates) relating to, in a single transaction or series of related transactions, (a) any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of NKGen, taken as a whole, (b) any direct or indirect acquisition of 20% or more of the assets of NKGen, taken as a whole (based on the fair market value thereof, as determined in good faith by the NKGen Board), (c) acquisition of beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the total voting power of the equity securities of NKGen, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of the total voting power of the equity securities of NKGen, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving NKGen or (d) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of the total voting power of the equity securities of NKGen; provided that the NKGen Acquisition Proposal shall not include and NKGen shall be entitled to take all actions necessary to effect, or give effect to, (i) the delivery and performance of the Merger Agreement and the transactions contemplated by the Merger Agreement, including pursuant to the Backstop Agreement and any subscription agreements that Graf may enter into in connection with the Business Combination, (ii) the contemplated interim period note financing, (iii) the grant of non-exclusive licenses or licenses to intellectual property granted to vendors, distributors, or suppliers of NKGen for the purpose of providing the applicable services to NKGen, entered into in the ordinary course of business and (iv) the acquisition or disposition of inventory, equipment or other tangible personal property in the ordinary course of business.
The Stock Exchange Listing
Prior to the Closing, Graf will use commercially reasonable efforts to ensure that Graf remains listed as a public company on, and that shares of Graf Common Stock, Graf Warrants and Graf Units, each remain listed on, the NYSE. Graf will prepare and submit to the Stock Exchange the Listing Application, and NKGen will reasonably cooperate with Graf with respect to the Listing Application. Graf is also required to (i) cause the Listing Application to have been approved by the Stock Exchange, (ii) satisfy all applicable initial listing requirements of the Stock Exchange and (iii) cause all shares of New NKGen Common Stock issuable in accordance with the Merger Agreement to be approved for listing in the Stock Exchange with the trading symbol “NKGN”, in each case, as promptly as reasonably practicable after the date of the Merger Agreement, and in any event as of immediately prior to the Effective Time, and NKGen will reasonably cooperate with Graf with respect thereto. As of the date of this proxy statement/prospectus, Graf intends to apply to list the New NKGen Common Stock and Public Warrants on Nasdaq and expects such securities will be trading under the symbols “NKGN” and “NGKNW,” respectively, on Nasdaq upon the Closing.
Indemnification of Directors and Officers
For a period of six years from the Effective Time, Graf is required to, and is required to cause the surviving company to, indemnify and hold harmless each present and former director and officer of Graf against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, to the fullest extent that Graf or NKGen, as the case may be, would have been permitted under applicable law and their respective governing documents in effect on the date of the Merger Agreement and as provided in the indemnification agreements between Graf and the applicable indemnified parties.
In addition, from and after the Effective Time, Graf will, and will cause the surviving company to (a) maintain for a period of six (6) years from the Effective Time the indemnification agreements between Graf and the applicable indemnified parties and provisions in its governing documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are no less favorable to the applicable indemnified parties than the provisions of such governing documents as of the date of the Merger Agreement, and (b) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those persons thereunder, in each case, except as required by law. Graf will assume, and be liable for, and will cause the surviving company to honor, each of the indemnification-related covenants in the Merger Agreement.
For a period of six (6) years from the Effective Time, Graf is required to maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by Graf’s or NKGen’s directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage, except that Graf will not be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by Graf or NKGen, as applicable, for such insurance policy for the year ended December 31, 2022. Graf may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time. If any claim is asserted or made within such six year period, any insurance required to be maintained under the Merger Agreement must be continued in respect of such claim until the final disposition thereof.
The Merger Agreement also requires Graf to enter into customary indemnification agreements with certain individuals to be mutually agreed between Graf and NKGen.
The present and former directors and officers of Graf are third-party beneficiaries of, and have a right to enforce, the obligations described above in this subsection “The Merger Agreement — Indemnification of Directors and Officers.”
Employee Matters
Prior to the Closing Date, Graf must obtain approval of an equity incentive plan and an employee stock purchase plan, in each case to become effective as of the Closing Date. The equity incentive plan, subject to modification as mutually agreed by Graf and NKGen after consultation with an equity compensation consultant to be engaged by NKGen, shall (i) initially reserve a number of shares of New NKGen Common Stock equal to twelve percent (12%) of the fully-diluted number of shares of New NKGen Common Stock as of immediately after the Effective Time (with the resulting number rounded up to the nearest whole share) and (ii) include an “evergreen” provision pursuant to which such reserve will automatically increase for a period of ten (10) years, commencing on January 1, 2024 and ending on (and including) January 1, 2033, by an amount equal to five percent (5%) of the fully-diluted number of shares of New NKGen Common Stock as of December 31 of the preceding year. The employee stock purchase plan, subject to modification as mutually agreed by NKGen and Graf after consultation with an equity compensation consultant to be engaged by NKGen, shall (i) initially reserve a number of shares of Graf

Common Stock equal to three percent (3%) of the fully-diluted number of shares of New NKGen Common Stock as of immediately after the Effective Time (with the resulting number rounded up to the nearest whole share) and (ii) include an “evergreen” provision pursuant to which such reserve will automatically increase for a period of ten (10) years, commencing on January 1, 2024 and ending on (and including) January 1, 2033, by an amount equal to two percent (2%) of the fully-diluted number of shares of New NKGen Common Stock as of December 31 of the preceding year.
Other Covenants and Agreements
The Merger Agreement contains other covenants and agreements, including covenants related to:
•
NKGen providing to Graf and its representatives reasonable access to NKGen’s properties, books, contracts, tax returns, records and appropriate officers and employees, subject to certain specified restrictions and conditions;

•
Graf providing to NKGen, its affiliates and their respective representatives reasonable access to Graf’s properties, books, contracts, tax returns, records and appropriate officers and employees, subject to certain specified restrictions and conditions;

•
Graf making appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement;

•
NKGen waiving claims to the Trust Account in the event that the Merger does not consummate;

•
Graf and Merger Sub taking, or causing to be taken, as promptly as practicable, all actions, and doing, or causing to be done, all things necessary, on or prior to the Closing Date, to consummate the purchases contemplated by the subscription agreements that may be entered into prior to the Closing;

•
Graf keeping current and timely filing all reports required to be filed or furnished with the SEC and otherwise complying in all material respects with its reporting obligations under applicable securities laws;

•
Graf taking all steps as may be required to cause any acquisition or disposition of the Graf Common Stock or any derivative thereof that occurs or is deemed to occur by reason of the transactions contemplated in the Merger Agreement by each person who is or may become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Graf to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters;

•
Graf and NKGen using commercially reasonable efforts to (i) assemble, prepare and file any information as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions, and (ii) obtain all material consents and approvals of third parties that any of Graf, NKGen or their respective Affiliates are required to obtain in order to consummate the transactions contemplated in the Merger Agreement;

•
NKGen using commercially reasonable efforts to provide to Graf (i) no later than May 1, 2023, the audited financial statements of NKGen as of and for the year ended December 31, 2022, audited in accordance with the auditing standards of the PCAOB, as required and prepared in accordance with GAAP and Regulation S-X, and (ii) as promptly as reasonably practicable, any other financial statements that are required by applicable law to be included in the Registration Statement;

•
the notification by one party to the other party of any proceedings commenced with respect to the transactions contemplated by the Merger Agreement, and resulting obligations to give such other party an opportunity to participate in (but not control) such proceedings and not to settle them without the prior written consent of such other party;

•
agreement relating to the intended tax treatment of the transactions contemplated in the Merger Agreement, and other tax matters such as payment of transfer taxes (if any) owing in connection with the Merger, termination of certain tax sharing agreements of NKGen and the filing of tax returns of NKGen relating to periods prior to the Closing;

•
confidentiality and publicity relating to the Merger Agreement and the transactions contemplated thereby;

•
NKGen using reasonable best efforts to ensure that (i) the aggregate amount of principal and accrued interest underlying the NKGen convertible notes that are not converted into shares of NKGen common stock immediately prior to Closing shall collectively not exceed $5,000,000 and (ii) any other indebtedness for borrowed money of NKGen shall collectively not exceed $10,000,000;

•
NKGen (i) entering into an intellectual property assignment agreement between NKGen and NKMAX in a form reasonably acceptable by Graf to transfer to NKGen certain trademarks and domain name registrations that are owned by NKMAX, (ii) using reasonable efforts to make (and provide Graf with copies of) all filings with the U.S. Patent & Trademark Office, any foreign patent or trademark office or agency, and/or any registration office or agency, as applicable, sufficient for the title records of such office or agency to identify NKGen as the owner of certain trademarks and domain name registrations and (iii) delivering an executed copy of the agreement described in the foregoing clause (i) to Graf for Graf’s inspection; and

•
NKGen providing to Graf by no later than September 29, 2023, certain mortgage release documents or other assurances related to the release of a mortgage on NKGen’s owned real property.

Representations and Warranties
The Merger Agreement contains representations and warranties made by NKGen to Graf and Merger Sub relating to a number of matters pertaining to NKGen, including the following, in each case subject to certain specified exceptions or qualifications set forth in the Merger Agreement:
•
corporate organization, qualification to do business, good standing and corporate power of NKGen;

•
absence of subsidiaries;

•
due authorization and corporate power to enter into the Merger Agreement and other ancillary agreements, and to complete the transactions contemplated thereby;

•
absence of conflicts with organizational documents, applicable laws or certain agreements and instruments and the absence of liens as a result of entering into the Merger Agreement or consummating the transactions contemplated thereby;

•
governmental and regulatory consents required in connection with the execution of the Merger Agreement or the consummation of the transactions contemplated thereby;

•
capitalization of NKGen;

•
financial statements;

•
absence of certain undisclosed liabilities;

•
absence of legal proceedings, governmental investigations and governmental orders;

•
compliance with applicable law;

•
matters relating to intellectual property and information technology systems;

•
privacy and cybersecurity matters;

•
material contracts;

•
employee compensation and benefit matters;

•
labor matters and employee relations;

•
taxes;

•
broker’s and finder’s fees related to the transactions contemplated in the Merger Agreement;

•
insurance policies of NKGen;

•
real property owned or leased by NKGen, and the title and interest to, and condition of, such real property;

•
ownership, title and interest in and to other tangible property;

•
environmental matters;

•
absence of any changes constituting a material adverse effect;

•
disclosures of certain transactions between NKGen and certain of its affiliates;

•
adequacy of certain internal controls;

•
possession of material licenses, permits, authorizations and approvals required for the conduct of the business of NKGen; and

•
accuracy of NKGen’s information provided for inclusion in this proxy statement/prospectus.

Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect”. For purposes of the Merger Agreement, a “material adverse effect” with respect to NKGen means any change, development, condition, state of facts, occurrence, event or effect that has had, or would reasonably be expected to have, individually or in the aggregate, (a) a material adverse effect on the ability of NKGen to consummate the transactions contemplated in the Merger Agreement, or (b) a material adverse effect on the assets, business, results of operations or financial condition of NKGen, taken as a whole.
For purposes of (b), none of the following, alone or in combination, would be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a “material adverse effect”: (i) any change in applicable laws or GAAP or any official interpretation thereof, (ii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (iii) the taking of any action required by the Merger Agreement, the taking of any action by NKGen at the discretion or consent of Graf, the announcement or the execution of the Merger Agreement, the pendency or consummation of the Merger, including any termination of, reduction in or similar adverse impact on relationships, contractual or otherwise, with any landlords, suppliers, distributors, partners or employees of NKGen (subject to certain exceptions), (iv) any change generally affecting any of the industries or markets in which NKGen operates or the economy as a whole, (v) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, epidemic, disease outbreak, pandemic (including the Covid-19 pandemic), weather condition, explosion fire, act of God or other force majeure event, (vi) any national or international political or social conditions (including social unrest) in countries in which, or in the proximate geographic region of which, NKGen operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel and (vii) any failure of NKGen, taken as a whole, to meet any projections, forecasts or budgets; provided, that clause (vii) will not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in or would reasonably be expected to result in a material adverse effect (to the extent such change or effect is not otherwise excluded from the definition of material adverse effect).
However, any change referred to in the foregoing (i), (ii) or (iv) may be taken into account to the extent that such change does not have a disproportionate impact on NKGen, taken as a whole, as compared to other industry participants, but only to the extent of the incremental disproportionate effect on NKGen, taken as a whole, relative to other industry participants (or, in the case of clauses (v) and (vi), as compared to other industry participants in the same geographic areas in which NKGen operates, but only to the extent of the incremental disproportionate effect relative to other industry participants in the same geographic areas in which NKGen operates).
The Merger Agreement also contains representations and warranties made by Graf and Merger Sub to NKGen relating to a number of matters pertaining to Graf or Merger Sub, including the following, in each case subject to certain specified exceptions or qualifications set forth in the Merger Agreement:
•
corporate organization and good standing of each of Graf and Merger Sub;

•
due authorization and corporate power to enter into the Merger Agreement and other ancillary agreements, and to complete the transactions contemplated thereby;

•
the votes of Graf Stockholders required for approval of each of the Proposals;

•
absence of conflicts with organizational documents, applicable laws or certain agreements and instruments and the absence of liens as a result of entering into the Merger Agreement or consummating the transactions contemplated thereby;

•
absence of legal proceedings and investigations;

•
compliance with applicable law;

•
required governmental and regulatory consents necessary in connection with the execution of the Merger Agreement or the consummation of the transactions contemplated thereby;

•
balance in the Trust Account, arrangements and contracts pertaining to the Trust Account, and effects of the Merger on the Trust Account;

•
absence of certain indebtedness;

•
tax matters;

•
broker’s and finder’s fees related to the transactions contemplated by the Merger Agreement;

•
compliance of SEC filings with applicable laws and SEC rules and requirements;

•
disclosure controls and procedures and internal controls over financial reporting;

•
absence of certain undisclosed liabilities;

•
absence of certain material changes and conduct of business in the ordinary course;

•
accuracy and completeness of this registration statement;

•
capitalization of Graf;

•
NYSE stock market quotation of the shares, warrants and units of Graf, and compliance with related NYSE listing requirements;

•
material contracts;

•
absence of owned or leased real property;

•
absence of registration requirements under the Investment Company Act;

•
disclosure of affiliate agreements;

•
subscription agreements;

•
the absence of paid employees or certain employee benefit plans; and

•
estimate of outstanding Graf transaction expenses.

Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect”. For purposes of the Merger Agreement, a “material adverse effect” with respect to Graf means any change, development, condition, state of facts, occurrence, event or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets, results or operations or financial condition of Graf or (b) the ability of Graf or Merger Sub to perform their respective obligations under the Merger Agreement or consummate the transactions contemplated thereby; except that in no event would any redemption of Graf Common Stock made in accordance with the Current Charter be deemed to constitute, or be taken into account in determining whether there has been or will be, a “material adverse effect” with respect to Graf.
Conditions to Closing
Conditions to the obligation of Graf and NKGen to consummate the Business Combination pursuant to the Merger Agreement, subject to written waiver of NKGen and Graf, include, among others: (i) the absence of any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the transactions contemplated by the Merger Agreement, including the Merger, (ii) approval by the Graf Stockholders and NKGen’s stockholders of the Merger Agreement, the Business Combination and certain other actions related thereto, (iii) that Graf has not received valid redemption requests (that have not subsequently been withdrawn) from holders of Public Shares in an amount that would cause Graf not to have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act, (iv) this Registration Statement having been declared effective under the Securities Act, and no stop order suspending its effectiveness having been issued by the SEC that remains in effect and no proceeding seeking such stop order having been initiated by the SEC that remains pending, (v) the shares of New NKGen Common Stock to be issued in connection with the Business Combination having been approved for listing on the Stock Exchange, subject only to official notice of issuance thereof, (vi) Graf has obtained its stockholder approval to the First Extension, or the Second Extension, if applicable, (vii) that there shall be a directors and officers liability insurance policy(ies) obtained and fully paid for New NKGen applicable after the Closing, (viii) the accuracy of the representations and warranties, measured by a material adverse effect standard, and the performance of the covenants and agreements, of Graf and NKGen, respectively, subject to customary materiality qualifications, (ix) the absence of a material adverse event with respect to Graf or NKGen that is continuing, and (x) the delivery of customary closing certificates by officers of Graf and NKGen.
Additional conditions to NKGen’s obligations to consummate the Business Combination pursuant to the Merger Agreement, subject to written waiver by NKGen, include, among other things: (i) the Acquiror Closing Cash Condition being met, (ii) that Graf has adopted the Proposed Charter, and (iii) certain directors and officers of Graf, as Graf and NKGen will mutually agree on prior to the Closing pursuant to the Merger Agreement, shall have resigned, effective as of the Closing. Additional conditions to Graf’s obligation to consummate the Business Combination pursuant to the Merger Agreement, subject to written waiver by Graf, include, among other things, that certain mortgage release documents or other assurances related to the release of a mortgage on NKGen’s owned real property shall have been delivered to Graf.
Pursuant to the Merger Agreement, conditions to obligations of Graf and NKGen to complete the Business Combination may be waived, in whole or in part, to the extent permitted by law, either unilaterally or by the agreement of NKGen and Graf in writing, at any time prior to the Closing.
Termination
The Merger Agreement may be terminated under certain limited circumstances prior to the Closing, including, among others, (i) by mutual written consent of Graf and NKGen, (ii) by either Graf or NKGen if the Merger is prohibited by the terms of a final, non-appealable governmental order or a statute, rule or regulation, provided that such prohibition is not primarily caused by the terminating party’s failure to fulfill any obligation under the Merger Agreement, (iii) by Graf or NKGen, respectively, if there is any material breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement on the part of NKGen, on the one hand, or by Graf, on the other hand, such that certain conditions would not be satisfied at the Closing, subject to customary cure periods, (iv) by either Graf or NKGen if the Closing has not occurred on or before the Outside Date, provided that the right to terminate the Merger Agreement will not be available if the terminating party’s failure to fulfill any obligation under the Merger Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing on or before the Outside Date, (v) by either Graf or NKGen if the approval of the Graf Stockholders of the Merger Agreement, the Business Combination and certain other actions related thereto has not been obtained by reason of the failure to obtain the required vote at the Special Meeting of the Graf Stockholders or at any adjournment of postponement thereof, (vi) by either Graf or NKGen if the Graf Stockholders do not approve the Extensions at the special meeting of the Graf Stockholders to be held to vote for the Extensions or at any adjournment of postponement thereof, (vii) by Graf if NKGen does not deliver the approval of NKGen’s stockholders to Graf as promptly as practicable to the extent permitted by applicable law, (and in any event, to the extent permitted, within five (5) days) after the Information Statement regarding the Business Combination is delivered to NKGen’s stockholders, (viii) by NKGen if the Graf Board changes or publicly proposes to change its recommendation to the Graf Stockholders that they approve the proposals in connection with the Business Combination, and (ix) by NKGen if (a) the shares of Graf Common Stock are, or reasonably expected by NKGen to be, delisted from the NYSE or NYSE American, as applicable, following the Extension, because of Graf’s failure to comply with the continued listing requirements of NYSE or NYSE American, as applicable, or (b) Graf is unable to satisfy the listing requirements to list New NKGen Common Stock on the Stock Exchange in connection with the Closing.
Governance
The executive management of NKGen is expected to serve as the executive management of New NKGen following Closing. The number of and the members of the board of directors of New NKGen will be mutually agreed to by NKGen and Graf prior to Closing.

ANCILLARY AGREEMENTS RELATED TO THE BUSINESS COMBINATION
Sponsor Support and Lockup Agreement
In connection with the entry into the Merger Agreement, on April 14, 2023, Graf, the Graf Insiders holding all of the Founder Shares and Private Placement Warrants and NKGen entered into the Sponsor Support and Lockup Agreement, pursuant to which the Sponsor agreed to subject the Deferred Founder Shares to vesting following Closing, as follows: (A) 1,473,631 Deferred Founder Shares will vest upon, at any time during the Vesting Period, the First Triggering Event and (B) 1,473,631 Deferred Founder Shares will vest upon, at any time during the Vesting Period, the Second Triggering Event. In the event that the First Triggering Event and/or Second Triggering Event does not occur, the respective Deferred Founder Shares will be forfeited. During the Vesting Period, the holders of the Deferred Founder Shares will not be entitled to exercise the voting rights carried by such Deferred Founder Shares and the holder thereof will not be entitled to receive any dividends or other distributions in respect of such Deferred Founder Shares; provided, that any dividends or distributions paid or made in respect of such Deferred Founder Share will be retained by New NKGen and invested as and to the extent determined by New NKGen, and such dividends or distributions will be paid or made to the holder of such Deferred Founder Share only when and to the extent that such Deferred Founder Share vests in accordance with the Sponsor Support and Lockup Agreement.
In the event of an Acquiror Sale the Vesting Period and if the price per share of Common Stock paid or payable to holders of Common Stock in an Acquiror Sale is (i) less than $14.00, all of the Deferred Founder Shares shall be deemed forfeited and cancelled for no consideration, (ii) greater than or equal to $14.00, but less than $16.00, 1,473,631 of the Deferred Founder Shares shall become fully vested and the remaining 1,473,631 Deferred Founder Shares shall be deemed forfeited and cancelled for no consideration and (iii) greater than or equal to $16.00, all of the Deferred Founder Shares shall become fully vested; provided, that in the event there is an Acquiror Sale during the Vesting Period in which (A) a third-party purchaser offers stock as consideration to all the then holders of outstanding Common Stock in their capacity as stockholders (and not as incentive compensation or pursuant to a rollover) and (B) the Acquiror Sale Price is equal to or greater than $10.00, but less than $14.00, then immediately prior to (but subject to) the consummation of the Acquiror Sale then to the extent any of the shares subject to forfeiture are then unvested, 33% of such Deferred Founder Shares will become fully vested and the remaining 67% of such shares will be deemed forfeited and cancelled for no consideration.
Additionally, the Sponsor agreed (i) with respect to 631,557 shares of the Common Stock held by it (which are not the Deferred Founder Shares), to lockup such shares for a period from the Closing Date until the First Early Release Event, (ii) with respect to an additional 631,556 shares of the Common Stock held by it (which are not the Deferred Founder Shares), to lockup such shares for a period from the Closing Date until the earliest the Second Early Release Event, and (iii) with respect to the Deferred Founder Shares, to lockup such shares until their applicable vesting and to the extent that such shares become fully vested, a lock-up period until 30 days following the date upon which such shares become fully vested.
Such Graf Insiders agreed (i) to vote all voting equity securities of Graf owned by the Graf Insiders in favor of the Merger Agreement, Business Combination and each other proposal presented by Graf in the Registration Statement and not to redeem any shares of Common Stock held by them, (ii) to certain non-solicitation limitations with respect to certain competing transactions and (iii) to irrevocably waive, to the fullest extent permitted by law and the organizational documents of Graf, anti-dilution provisions, if any.
The Graf Insiders are bound by the lockup obligations stated in the letter agreement entered into during the time of Graf’s initial public offering.
NKGen Support Agreements
In connection with and following the execution of the Merger Agreement, on April 14, 2023, Graf, NKGen and certain NKGen Stockholders entered into voting agreements, pursuant to which holders representing the requisite vote required to adopt the Merger Agreement and approve the transactions contemplated thereby (i) agreed to vote their shares of NKGen common stock (x) in favor of the Merger and the adoption of the Merger Agreement and any other matters necessary or reasonably requested by

NKGen or Graf to consummate the Business Combination, (y) in favor of any proposal to adjourn such meeting to a later date if there are not sufficient votes to adopt the Merger Agreement or constitute a quorum if NKGen seeks stockholder approval at a meeting of stockholders, and (z) in favor of any other matters set forth in a written consent relating to the Business Combination, (ii) agreed to vote their shares of NKGen common stock against certain competing proposals and any proposal that would reasonably be expected to materially impede, interfere with, delay, postpone, or adversely affect the Merger or result in a breach of a covenant, representation, or warranty of NKGen under the Merger Agreement and/or these NKGen Support Agreements, (iii) agreed to non-solicitation limitation with respect to certain competing transactions, (iv) agreed not to transfer their shares of NKGen common stock until the Closing and (v) waived any rights of appraisal or rights to dissent with respect to the Business Combination.
Backstop Agreement
Concurrently with the execution of the Merger Agreement, on April 14, 2023, Graf entered into a backstop agreement with NKMAX. Pursuant to the Backstop Agreement, NKMAX agreed to purchase, contingent upon and subject to the Closing, at a purchase price of the lower of (i) $10.00 per share, or (ii) the lowest price per share paid by any other subscriber that has committed to purchase shares of Common Stock pursuant to a subscription agreement with Graf, a number of shares of Common Stock equal to the Backstop Cash Commitment Amount divided by the Per Share Purchase Price, where the Backstop Cash Commitment Amount is $60 million less the sum of the Closing Trust Account Amount and the PIPE Financing Amount, provided that in no event will the aggregate purchase price paid by NKMAX for the Mandatory Backstop Shares exceed $25 million without the consent of NKMAX. NKMAX may purchase, at its option, additional shares of Common Stock, provided that in no event shall the aggregate purchase price paid by NKMAX for the Backstop Shares exceed $25 million without the consent of Graf. NKMAX does not have an obligation to purchase the Mandatory Backstop Shares if (i) any of the conditions (other than the Backstop Closing Cash Commitment Amount) are not satisfied or waived as of such date (other than conditions to be satisfied or waived on the date of the Closing) or (ii) the Backstop Cash Commitment Amount is calculated to be more than $25 million as of such date.
The Backstop Agreement contains customary representations and warranties and is subject to customary closing conditions and termination rights. If the conditions to the consummation of the Backstop Agreement are satisfied, the closing of the acquisition of the Backstop Shares is expected to occur immediately prior to or substantially concurrently with the Closing of the Business Combination, but in any event concurrently with the closing of the PIPE investment that Graf may raise in connection with the Business Combination.
Lockup Agreement
In connection with the Closing, pursuant to the Merger Agreement, Graf, the Sponsor, NKGen Stockholders holding 5% or more of the shares of NKGen common stock on a fully-diluted basis as of the date of the Merger Agreement, including NKMAX, and each director and officer of NKGen that holds equity securities of NKGen prior to the Closing will enter into the Lockup Agreement, pursuant to which such NKGen Stockholders will agree not to transfer (except for certain permitted transfers) (i) the shares of Common Stock held by such person immediately following the Closing and (ii) the shares of Common Stock issuable to such person upon the settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the Closing, in each case, for a period of 180 days after the Closing. Notwithstanding the foregoing, the lockup with respect to the Lockup Shares held by NKMAX and Sponsor and their respective permitted transferees (representing approximately 20.9 million shares of New NKGen Common Stock, estimated as of August 1, 2023) will end (i) with respect to 50% of their Lockup Shares, the earlier of (x) the date that is 12 months after the Closing Date and (y) the occurrence of the First Early Release Event and (ii) with respect to the remaining 50% of their Lockup Shares, the earlier of (x) the date that is 24 months after the Closing Date and (y) the occurrence of the Second Early Release Event.
A&R Registration Rights Agreement
In connection with the Closing, pursuant to the Merger Agreement, New NKGen, certain former NKGen Stockholders and Graf Insiders will enter into an amended and restated registration rights agreement, pursuant to which New NKGen will agree to register for resale, pursuant to Rule 415 under the Securities Act, within 30 business days following the Closing Date all Registrable Securities (representing approximately 28.2 million shares of New NKGen Common Stock, estimated as of August 1, 2023) held by the parties to the agreement. Additionally, in certain circumstances, the Sponsor and certain Graf Insiders, on the one hand and the NKGen Insiders, on the other hand, may each demand up to an aggregate of three underwritten offerings, provided that New NKGen will not be obligated to effect more than an aggregate of two demand registrations in any 12-month period and such stockholders will also be entitled to certain piggyback registration rights. New NKGen will bear certain expenses incurred in connection with the filing of any registration statements pursuant to the A&R Registration Rights Agreement.
The A&R Registration Rights Agreement will amend and restate the registration rights agreement that was entered into in connection with the consummation of Graf’s IPO). The A&R Registration Rights Agreement will terminate on the earlier of (i) the fifth anniversary of the Closing or (ii) the date as of which there ceases to be any Registrable Securities, provided, that with respect to any applicable stockholder, the A&R Registration Rights Agreement will terminate on the date that such stockholder no longer holds any Registrable Securities.

THE BINDING CHARTER PROPOSAL
Overview
In connection with the Business Combination, Graf is asking its stockholders to approve the adoption of the Proposed Charter, in the form attached hereto as Annex B. If the Business Combination and the Binding Charter Proposal are approved, the Proposed Charter would replace the Current Charter.
Comparison of Current Charter to Proposed Charter
The following is a summary of the key changes effected by the Proposed Charter relative to the Current Charter, as well as the Graf Board’s reasons for approval of the Binding Charter Proposal. This summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is included as Annex B.
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Changes to Authorized Capital Stock

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Description of Amendment — The Current Charter authorized the issuance of 401,000,000 shares of capital stock, consisting of (a) 400,000,000 shares of Common Stock and (b) 1,000,000 shares of Preferred Stock. The Proposed Charter authorizes the issuance of 510,000,000 shares of capital stock, consisting of (a) 500,000,000 shares of Common Stock, and (b) 10,000,000 shares of Preferred Stock.

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Reasons for Amendment — The Graf Board determined that the Proposed Charter provides adequate authorized capital and flexibility for future issuances of Common Stock and Preferred Stock if determined by the New NKGen Board to be in the best interests of the post-Business Combination company, without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

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Removal of Blank Check Company Provisions

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Description of Amendment — The Proposed Charter eliminates various provisions applicable only to blank check companies, including business combination requirements, that will no longer be applicable following the Business Combination.

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Reasons for Amendment — Removal of these provisions is desirable because these provisions will serve no purpose following consummation of the Business Combination, and many of these provisions cease to apply upon the consummation of Graf’s initial business combination.

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Change stockholder vote to alter, amend or repeal the bylaws

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Description of Amendment — The Current Charter requires the affirmative vote of holders of at least a majority of the voting power of outstanding shares for stockholders to adopt, amend, alter or repeal the bylaws. The Proposed Charter will require 66 2/3% of the voting power of all outstanding shares of Common Stock for the stockholders to amend, alter or repeal the bylaws.

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Reasons for Amendment — The Graf Board believes it is desirable to increase the voting threshold required to amend certain provisions of the bylaws in order to help facilitate corporate governance stability by requiring broad stockholder consensus to effect corporate governance changes. In addition, the Graf Board believes that this change protects the bylaws from arbitrary amendment and prevents a simple majority of stockholders from taking actions that may be harmful to the majority of the stockholders.

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Change stockholder vote to remove a director

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Description of Amendment — The Current Charter requires the affirmative vote of holders of at least a majority of the voting power of outstanding shares for stockholders to remove a director from office. The Proposed Charter will require 66 2/3% of the voting power of all outstanding shares of Common Stock for the stockholders to remove a director from office.

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Reasons for Amendment — The Graf Board believes that this change will (i) increase board continuity and the likelihood that experienced board members with familiarity of New NKGen’s business operations would serve on the board at any given time and (ii) make it more difficult for a potential acquirer or other person, group or entity to gain control of the New NKGen Board.
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Change stockholder vote to amend, alter or repeal the Proposed Charter

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Description of Amendment — The Current Charter requires the affirmative vote of holders of at least a majority of the voting power of outstanding shares for stockholders to adopt, amend, alter or repeal the Current Charter, except that at least 65% of the voting power of all outstanding shares of Common Stock is required to amend, alter or repeal the blank check company provisions of the Current Charter. The Proposed Charter will require 66 2/3% of the voting power of all outstanding shares of Common Stock for the stockholders to amend certain provisions of the Proposed Charter.

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Reasons for Amendment — The Graf Board believes it is desirable to increase the voting threshold required to amend certain provisions of the Proposed Charter in order to help facilitate corporate governance stability by requiring broad stockholder consensus to effect corporate governance changes. In addition, the Graf Board believes that this change protects such provisions of the Proposed Charter from arbitrary amendment and prevents a simple majority of stockholders from taking actions that may be harmful to the majority of the stockholders.

Vote Required for Approval
The Business Combination is conditioned on the approval and adoption of the Binding Charter Proposal. The Binding Charter Proposal is conditioned on the approval of the Business Combination Proposal and the other condition precedent proposals. Therefore, if the Business Combination Proposal is not approved, the Binding Charter Proposal will have no effect, even if approved by the Graf Stockholders.
Approval of the Binding Charter Proposal requires the affirmative vote of the holders of at least a majority of the outstanding Common Stock entitled to vote thereon. The failure to vote, abstentions and broker non-votes have the same effect as a vote “AGAINST” the proposal. The Graf Insiders have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Binding Charter Proposal, regardless of how our Public Stockholders vote. See “Ancillary Agreements Related to the Business Combination — Sponsor Support and Lockup Agreement” for more information.
Recommendation of the Graf Board
THE GRAF BOARD UNANIMOUSLY RECOMMENDS THAT THE GRAF STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BINDING CHARTER PROPOSAL.
The existence of financial and personal interests of one or more of Graf’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of Graf and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of Graf’s Directors and Officers in the Business Combination” for a further discussion.

THE ADVISORY CHARTER PROPOSALS
Overview
Graf Stockholders are also being asked to vote on a series of separate proposals with respect to certain governance provisions in the Proposed Charter, which are separately being presented in accordance with SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions and which will be voted upon on a non-binding advisory basis. This separate vote is not otherwise required by Delaware law separate and apart from the Binding Charter Proposal, but pursuant to SEC guidance, Graf is required to submit these provisions to its stockholders separately for approval. However, the stockholder vote regarding this proposal is advisory in nature and is not binding on NKGen or the Graf Board (separate and apart from the approval of the Binding Charter Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Binding Charter Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on this proposal, Graf intends that the Proposed Charter will take effect at the Closing (assuming approval of the Binding Charter Proposal).
Advisory Charter Proposal A: Changes to Authorized Capital Stock
See “Proposal 2 — Changes to Authorized” for a description and reasons for the amendment to increase the authorized capital stock to 510,000,000 shares of capital stock, consisting of (a) 500,000,000 shares of Common Stock, and (b) 10,000,000 shares of Preferred Stock.
Advisory Charter Proposal B: Removal of Blank Check Company Provisions
See “Proposal 2 — Removal of Blank Check Company Provisions” for a description and reasons for the amendment to eliminate various provisions applicable only to blank check companies, including business combination requirements.
Advisory Charter Proposal C: Change stockholder vote to alter, amend or repeal the bylaws
See “Proposal 2 — Change stockholder vote required to alter, amend or repeal the bylaws” for a description and reasons for the amendment to require the vote of at least 66 2/3% in voting power of then outstanding shares of New NKGen capital stock to alter, amend or repeal the bylaws.
Advisory Charter Proposal D: Change stockholder vote required to remove a director
See “Proposal 2 — Change stockholder vote required to remove a director” for a description and reasons for the amendment to require the vote of at least 66 2/3% in voting power of then outstanding shares of New NKGen capital stock to remove a director.
Advisory Charter Proposal E: Change stockholder vote required to alter or repeal certain provisions of the Proposed Charter
See “Proposal 2 — Change stockholder vote required to amend, alter or repeal certain provisions of the Proposed Charter” for a description and reasons for the amendment to require the vote of at least 66 2/3% in voting power of then outstanding shares of New NKGen capital stock to alter, amend or repeal certain provisions of the Proposed Charter.
Vote Required for Approval
The Business Combination is not conditioned on the Advisory Charter Proposals. Approval of each of the Advisory Charter Proposals, each of which is a non-binding vote, requires the affirmative vote of a majority of the votes cast by Graf Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of the proposal.

The Graf Insiders have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Advisory Charter Proposals, regardless of how our Public Stockholders vote. See “Ancillary Agreements Related to the Business Combination — Sponsor Support and Lockup Agreement” for more information.
Recommendation of the Graf Board
THE GRAF BOARD UNANIMOUSLY RECOMMENDS THAT THE GRAF STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ADVISORY CHARTER PROPOSALS.
The existence of financial and personal interests of one or more of Graf’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of Graf and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of Graf’s Directors and Officers in the Business Combination” for a further discussion.

THE STOCK ISSUANCE PROPOSAL
In connection with the Business Combination, we intend to issue up to 15,890,256 shares of Common Stock pursuant to the terms of the Merger Agreement and up to 2,500,000 shares of Common Stock pursuant to the terms of the Backstop Agreement, plus additional shares of Common Stock pursuant to subscription agreements we may enter into prior to the Closing.
Why Graf Needs Stockholder Approval
Pursuant to Section 312.03(c) of the NYSE’s Listed Company Manual, stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if: (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock; or (ii) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. Additionally, under Section 312.03(d) of the NYSE’s Listed Company Manual, stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. Upon the consummation of the Business Combination, Graf expects to issue an estimated 18,390,256 shares of Common Stock in connection with the Business Combination. For further details, see “The Merger Agreement — Merger Consideration.”
Accordingly, the aggregate number of shares of Common Stock that Graf will issue in connection with the Business Combination will exceed 20% of both the voting power and the shares of Common Stock outstanding before such issuance and may result in a change of control of the registrant under Section 312.03(d) of the NYSE’s Listed Company Manual, and for these reasons, Graf is seeking the approval of Graf Stockholders for the issuance of shares of Common Stock pursuant in connection with the Business Combination.
Additionally, pursuant to Section 312.03(b) of the NYSE’s Listed Company Manual, stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions, to (i) a director, officer or substantial security holder of the company (each a “Related Party”), (ii) a subsidiary, affiliate or other closely related person of a Related Party or (iii) any company or entity in which a Related Party has a substantial direct or indirect interest, in each case, if the number of shares of common stock to be issued, or if the number of shares of common stock into which the securities may be convertible or exercisable, exceeds either one percent of the number of shares of common stock or one percent of the voting power outstanding before the issuance.
Effect of the Proposal on Current Stockholders
In the event that this proposal is not approved by Graf Stockholders, the Business Combination cannot be consummated. In the event that this proposal is approved by Graf Stockholders, but the Merger Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of Common Stock pursuant to the Merger Agreement, such shares of Common Stock will not be issued.
Vote Required for Approval
Approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by Graf Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes are not considered votes cast and accordingly, have no effect on the outcome of the proposal.
The Business Combination is conditioned on the approval and adoption of the Stock Issuance Proposal. The Stock Issuance Proposal is conditioned on the approval of the other condition precedent proposals. Therefore, if the other condition precedent proposals are not approved, the Stock Issuance Proposal will have no effect, even if approved by the Graf Stockholders.
The Graf Insiders have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Stock Issuance Proposal, regardless of how our Public Stockholders vote. See “Ancillary Agreements Related to the Business Combination — Sponsor Support and Lockup Agreement” for more information.
Recommendation of the Graf Board
THE GRAF BOARD UNANIMOUSLY RECOMMENDS THAT THE GRAF STOCKHOLDERS VOTE “FOR” THE STOCK ISSUANCE PROPOSAL.
The existence of financial and personal interests of one or more of Graf’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of Graf and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of Graf’s Directors and Officers in the Business Combination” for a further discussion.

THE INCENTIVE PLAN PROPOSAL
Overview
Assuming that the other condition precedent proposals are approved, the Graf Stockholders are also being asked to approve and adopt the Incentive Plan. The Graf Board intends to approve the Incentive Plan prior to and subject to stockholder approval at, the Special Meeting and, in connection with and following the Business Combination, all equity-based awards will be granted under the Incentive Plan. For further information about the Incentive Plan, please refer to the complete copy of the Incentive Plan, which is attached hereto as Annex I.
After careful consideration, the Graf Board believes that approving the Incentive Plan is in the best interests of the Graf Stockholders. The Incentive Plan promotes ownership in New NKGen by its employees, non-employee directors and consultants and aligns incentives between these service providers and stockholders by permitting these service providers to receive compensation in the form of awards denominated in, or based on the value of, our Common Stock. Therefore, the Graf Board recommends that Graf Stockholders approve the Incentive Plan.
General Information
The following summary describes the expected material terms of the Incentive Plan. This summary is not a complete description of all provisions of the Incentive Plan and is qualified in its entirety by reference to the Incentive Plan, a copy of which is attached hereto as Annex I and we urge you to read it in its entirety.
The purpose of the 2023 Plan is to provide a means whereby New NKGen can secure and retain the services of employees, directors and consultants, to provide incentives for such persons to exert maximum efforts for the success of New NKGen and its affiliates and to provide a means by which such persons may be given an opportunity to benefit from increases in value of New NKGen Common Stock through the granting of awards under the 2023 Plan.
Approval of the 2023 Plan by Graf Stockholders is required, among other things, in order to comply with stock exchange rules requiring stockholder approval of equity compensation plans and allow the grant of incentive stock options, RSU awards and other awards under the 2023 Plan. If the Incentive Plan Proposal is approved by Graf Stockholders, the 2023 Plan will become effective as of the date of the consummation of the Business Combination. In the event that Graf Stockholders do not approve the Incentive Plan Proposal, the 2023 Plan will not become effective.
New NKGen’s equity compensation program, as implemented under the 2023 Plan, will allow New NKGen to be competitive with comparable companies in its industry by giving it the resources to attract and retain talented individuals to achieve its business objectives and build stockholder value. It is critical to New NKGen’s long-term success that the interests of employees and other service providers are tied to its success as “owners” of the business. Approval of the 2023 Plan will allow New NKGen to grant stock options and other equity awards at levels it determines to be appropriate in order to attract new employees and other service providers, retain existing employees and service providers and to provide incentives for such persons to exert maximum efforts for New NKGen’s success and ultimately increase stockholder value. The 2023 Plan allows New NKGen to utilize a broad array of equity incentives with flexibility in designing equity incentives, including traditional stock option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards, other stock awards and performance awards to offer competitive equity compensation packages in order to retain and motivate the talent necessary for New NKGen.
If the request to approve the 2023 Plan is approved by Graf Stockholders, a number of shares of New NKGen Common Stock equal to the product of (i) 12%, multiplied by (ii) the total number of shares of the Fully Diluted Common Stock (as defined in the 2023 Plan) determined as of immediately following the closing of the Business Combination will be available for grant under the 2023 Plan, subject to adjustment for specified changes in New NKGen’s capitalization. The NKGen Options that are assumed as part of the Business Combination and converted into an option to purchase shares of New NKGen Common Stock are not counted against the foregoing equity pool established by the 2023 Plan. In addition, as further described below under the section of this proxy statement/prospectus entitled “— Description of the 2023 Plan — Authorized Shares,” the share reserve is subject to annual increases each January 1 of up to five percent (5%) of the total number of shares of the Fully Diluted Common Stock (as defined in the 2023 Plan) outstanding on a fully diluted basis as of December 31 of the preceding year (or a lesser number determined by the New NKGen Board). Graf’s Board believes this pool size is appropriate to provide sufficient reserved shares for a level of grants that will attract, retain, and motivate employees and other participants.
Description of the 2023 Plan
A summary description of the material features of the 2023 Plan is set forth below. The following summary does not purport to be a complete description of all the provisions of the 2023 Plan and is qualified by reference to the 2023 Plan, a copy of which is attached to this proxy statement/prospectus as Annex I and incorporated by reference in its entirety. Graf Stockholders should refer to the 2023 Plan for more complete and detailed information about the terms and conditions of the 2023 Plan.
Eligibility.   Any individual who is an employee of New NKGen or any of its affiliates, or any person who provides services to New NKGen or its affiliates, including members of the New NKGen Board, is eligible to receive awards under the 2023 Plan at the discretion of the plan administrator. If this Proposal is approved by the stockholders, all 63 of New NKGen’s full-time employees and three part-time employees, three non-employee directors and six advisors and consultants (as of August 1, 2023) will be eligible to receive awards following the consummation of the Business Combination.
Awards.   The 2023 Plan provides for the grant of incentive stock options (“ISOs”), within the meaning of Section 422 of the Code to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to employees, directors and consultants, including employees and consultants of New NKGen’s affiliates.
Authorized Shares.   Initially, the maximum number of shares of New NKGen Common Stock that may be issued under the 2023 Plan after it becomes effective will not exceed a number of shares of New NKGen Common Stock equal to the product of (i) 12%, multiplied by (ii) the total number of shares of the Fully Diluted Common Stock determined as of immediately following the closing of the Business Combination (the “Share Reserve”). The NKGen options that are assumed as part of the Business Combination and converted into options to purchase shares of New NKGen Common Stock are not counted in the Share Reserve. In addition, the Share Reserve will automatically increase on January 1 of each year for a period of ten years, commencing on January 1, 2024 and ending on January 1, 2033, in an amount equal to (1) five percent (5%) of the total number of shares of the Fully Diluted Common Stock determined on December 31 of the preceding year, or (2) a lesser number of shares of New NKGen Common Stock determined by the New NKGen Board prior to January 1 of a given year. The maximum number of shares of New NKGen Common Stock that may be issued on the exercise of ISOs under the 2023 Plan is equal to             shares. As of August 7, 2023, the record date, the closing price of Common Stock as reported on NYSE was $10.37 per share.
Shares subject to stock awards granted under the 2023 Plan that expire or terminate without being exercised or otherwise issued in full or that are paid out in cash rather than in shares do not reduce the Share Reserve. Shares withheld under a stock award to satisfy the exercise, strike or purchase price of a stock award or to satisfy a tax withholding obligation do not reduce the Share Reserve. If any shares of New NKGen Common Stock issued pursuant to a stock award are forfeited back to or repurchased or reacquired by New NKGen (1) because of the failure to meet a contingency or vest, (2) to satisfy the exercise, strike or purchase price of an award, or (3) to satisfy a tax withholding obligation in connection with an award, the shares that are forfeited or repurchased or reacquired will revert back to the Share Reserve and will again become available for issuance under the 2023 Plan.
Non-Employee Director Compensation Limit.   The aggregate value of all compensation granted or paid to any non-employee director with respect to any period commencing on the date of New NKGen’s annual meeting of stockholders for a particular year and ending on the day immediately prior to the date of the New NKGen’s annual meeting of stockholders for the next subsequent year, including awards granted under the 2023 Plan and cash fees paid to such non-employee director, will not exceed (1) $1,000,000 in total value or (2) if such non-employee director is first appointed or elected to the New NKGen Board during such annual period, $1,500,000 in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes.
Plan Administration.   The New NKGen Board, or a duly authorized committee thereof, will administer the 2023 Plan and is referred to as the “plan administrator” herein. The New NKGen Board may also delegate to one or more of New NKGen’s officers the authority to, among other things, (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under the 2023 Plan, the New NKGen Board has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value and exercise price, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award, subject to the limitations of the 2023 Plan.
Under the 2023 Plan, the New NKGen Board also generally has the authority to effect, without the approval of stockholders but with the consent of any materially adversely affected participant, (1) the reduction of the exercise, purchase, or strike price of any outstanding option or stock appreciation right; (2) the cancellation of any outstanding option or stock appreciation right and the grant in substitution therefore of other awards, cash, or other consideration; or (3) any other action that is treated as a repricing under generally accepted accounting principles.
Stock Options.   ISOs and NSOs are granted under stock option agreements approved by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2023 Plan, provided that the exercise price of a stock option cannot be less than 100% of the fair market value of a share of New NKGen Common Stock on the date of grant. Options granted under the 2023 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.
The plan administrator determines the term of stock options granted under the 2023 Plan, up to a maximum of 10 years. Unless the terms of a participant’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with New NKGen or any of New NKGen’s affiliates ceases for any reason other than disability, death, or cause, the participant may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws. Unless the terms of a participant’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with New NKGen or any of New NKGen’s affiliates ceases due to death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary of the participant may generally exercise any vested options for a period of 18 months following the date of death. Unless the terms of a participant’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with New NKGen or any of New NKGen’s affiliates ceases due to disability, the participant may generally exercise any vested options for a period of 12 months following the cessation of service. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.
The plan administrator will determine the manner of payment of the exercise of a stock option, which may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of New NKGen Common Stock previously owned by the participant, (4) a net exercise of the option if it is an NSO or (5) other legal consideration approved by the plan administrator.
Tax Limitations on ISOs.   The aggregate fair market value, determined at the time of grant, of New NKGen Common Stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of New NKGen’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of New NKGen’s total combined voting power or that of any of New NKGen’s parent or subsidiary corporations unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.
Restricted Stock Unit Awards.   Restricted stock unit awards are granted under restricted stock unit award agreements approved by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock unit awards, including vesting and forfeiture terms, as well as the manner of settlement, which may be by cash, delivery of shares of New NKGen Common Stock, a combination of cash and shares of New NKGen Common Stock, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement or by the plan administrator, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.
Restricted Stock Awards.   Restricted stock awards are granted under restricted stock award agreements approved by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, services to us, or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with New NKGen ends for any reason, New NKGen may reacquire any or all of the shares of New NKGen Common Stock held by the participant that have not vested as of the date the participant terminates service with New NKGen through a forfeiture condition or a repurchase right.
Stock Appreciation Rights.   Stock appreciation rights are granted under stock appreciation right agreements approved by the plan administrator. The plan administrator determines the strike price for a stock appreciation right, which cannot be less than 100% of the fair market value of New NKGen Common Stock on the date of grant. A stock appreciation right granted under the 2023 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator. Stock appreciation rights may be settled in cash or shares of New NKGen Common Stock or in any other form of payment, as determined by the plan administrator and specified in the stock appreciation right agreement.
The plan administrator determines the term of stock appreciation rights granted under the 2023 Plan, up to a maximum of 10 years. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with New NKGen or any of its affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with New NKGen or any of its affiliates ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.
Performance Awards.   The 2023 Plan permits the plan administrator to grant performance awards, which may be settled in stock, cash or other property. Performance awards may be structured so that the stock, cash or a combination of stock and cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period as determined by the plan administrator. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, New NKGen Common Stock.
Other Stock Awards.   The plan administrator may grant other awards based in whole or in part by reference to New NKGen Common Stock. The plan administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.
Changes to Capital Structure.   In the event there is a specified type of change in the capital structure of New NKGen, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2023 Plan, (2) the class of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued on the exercise of ISOs (4) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards, and (5) the performance goals of any award if the change in the capital structure affects such goals.
Corporate Transactions.   The following applies to stock awards under the 2023 Plan in the event of a Corporate Transaction (as defined in the 2023 Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with New NKGen or one of its affiliates.
In the event of a Corporate Transaction, stock awards outstanding under the 2023 Plan may be assumed or continued, or substitute awards may be issued, by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by New NKGen with respect to the stock award may be assigned to New NKGen’s successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or issue substitute awards for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the Corporate Transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full (or, in the case of performance awards with multiple vesting levels depending on the level of performance, vesting will accelerate at 100% of the target level unless otherwise provided in the award agreement) to a date prior to the effective time of the Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by New NKGen with respect to such stock awards will lapse (contingent upon the effectiveness of the Corporate Transaction), and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction, except that any reacquisition or repurchase rights held by New NKGen with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.
In the event a stock award will terminate if not exercised prior to the effective time of a Corporate Transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the value of the property the holder would have received upon the exercise of the award (including, at the discretion of the plan administrator, any unvested portion of such award), over (ii) any per share exercise price payable by such holder, if applicable, provided that the plan administrator may also determine that the payment to be made to such holder with respect to such award shall be made in the same form, at the same time and subject to the same conditions as the payments to be made to New NKGen’s stockholders in connection with the Corporate Transaction to the extent permitted by Section 409A of the Code. If the amount so determined for any award is $0, then such award shall be automatically cancelled at the effective time for no consideration.
Change in Control.   Awards granted under the 2023 Plan may be subject to acceleration of vesting and exercisability upon or after a change in control (as defined in the 2023 Plan) as may be provided in the applicable stock award agreement or in any other written agreement between us or any affiliate and the participant, but in the absence of such provision, no such acceleration will automatically occur.
Transferability.   A participant may not transfer stock awards under the 2023 Plan other than by will, the laws of descent and distribution, or as otherwise provided under the 2023 Plan.
Recoupment.   Awards granted under the 2023 Plan are subject to recoupment in accordance with any clawback policy adopted by the New NKGen Board.
Plan Amendment or Termination.   The New NKGen Board has the authority to amend, suspend, or terminate the 2023 Plan at any time, provided that such action does not materially impair (within the meaning of the 2023 Plan) the existing rights of any participant without such participant’s written consent. Certain material amendments also require approval of the stockholders of New NKGen. No ISOs may be granted after the tenth anniversary of the date that Graf’s Board adopts the 2023 Plan. No stock awards may be granted under the 2023 Plan while it is suspended or after it is terminated.

U.S. Federal Income Tax Consequences
The following is a summary of the principal U.S. federal income tax consequences to participants and New NKGen with respect to participation in the 2023 Plan, which will not become effective until the date of the consummation of the Business Combination. No awards will be issued under the 2023 Plan prior to the date of the consummation of the Business Combination. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on such participant’s particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant, exercise, vesting or settlement of an award or the disposition of stock acquired under the 2023 Plan. The 2023 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.
Tax Consequences to the Participants
Nonstatutory Stock Options.   Generally, there is no taxation to the participant upon the grant of a NSO. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is employed by New NKGen or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.
Incentive Stock Options.   The 2023 Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. A participant generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the participant holds a share received upon exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, then the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the exercise price paid by the participant for that share will be long-term capital gain or loss. If, however, a participant disposes of a share acquired upon exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, then the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year. For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an ISO exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised.
Restricted Stock Awards.   Generally, a participant who is granted a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the participant in exchange for the stock. If, however, the stock is subject to restrictions constituting a substantial risk of forfeiture when it is received (for example, if the employee is required to work for a period of time in order to have the right to transfer or sell the stock), the participant generally will not recognize income until the restrictions constituting the substantial risk of forfeiture lapse, at which time the participant will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date of such lapse over any amount paid by the participant in exchange for the stock. A participant may, however, file an election with the Internal Revenue Service, within 30 days following the date of grant, to recognize ordinary income, as of the date of grant, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the participant for the stock. The participant’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the restrictions constituting a substantial risk of forfeiture lapse.
Restricted Stock Unit Awards.   Generally, a participant who is granted a restricted stock unit award will recognize ordinary income at the time the stock is delivered equal to (i) the excess, if any, of the fair market value of the stock received over any amount paid by the participant in exchange for the stock or (ii) the amount of cash paid to the participant. The participant’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.
Stock Appreciation Rights.   Generally, a participant who is granted a stock appreciation right will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise.
Performance Awards and Other Stock Awards.   Generally, a participant who is granted a performance award or other stock award will recognize ordinary income equal to the fair market value of the stock received over any amount paid by the participant in exchange for such stock, or the amount of cash paid to the participant.
Tax Consequences to New NKGen
General.   In each case described above, New NKGen will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant with respect to the stock award at the same time the participant recognizes such ordinary income. New NKGen’s ability to realize the benefit of any tax deductions depends on New NKGen’s generation of taxable income as well as the requirement of reasonableness and the satisfaction of New NKGen’s tax reporting obligations.
Compensation of Covered Employees.   The ability of New NKGen to obtain a deduction for amounts paid under the 2023 Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits New NKGen’s ability to deduct compensation, for U.S. federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1 million.
Golden Parachute Payments.   The ability of New NKGen (or the ability of one of its subsidiaries) to obtain a deduction for future payments under the 2023 Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain “excess parachute payments” made in connection with a change in control of an employer-corporation.
New Equity Incentive Plan Benefits
The awards, if any, that will be made to eligible persons under the 2023 Plan are subject to the discretion of the compensation committee of the New NKGen Board. Therefore, New NKGen cannot currently determine the benefits or number of shares subject to awards that may be granted in the future.
Registration with the SEC
If the Incentive Plan Proposal is approved by Graf Stockholders and becomes effective, New NKGen is expected to file with the SEC a registration statement on Form S-8 registering the Common Stock reserved for issuance under the Incentive Equity Plan as soon as reasonably practicable after becoming eligible to use such form.
Equity Compensation Plan Information
Graf did not maintain, or have any securities authorized for issuance under, any equity compensation plans as of December 31, 2022.

Vote Required for Approval
Approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by Graf Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes are not considered votes cast and accordingly, have no effect on the outcome of the proposal.
The Business Combination is conditioned on the Incentive Plan Proposal. The Incentive Plan Proposal is conditioned upon the approval of the other condition precedent proposals. Therefore, if the other condition precedent proposals are not approved, the Incentive Plan Proposal will have no effect, even if approved by Graf Stockholders.
The Graf Insiders have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Incentive Plan Proposal, regardless of how our Public Stockholders vote. See “Ancillary Agreements Related to the Business Combination — Sponsor Support and Lockup Agreement” for more information.
Recommendation of the Graf Board
THE GRAF BOARD UNANIMOUSLY RECOMMENDS THAT THE GRAF STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.
The existence of financial and personal interests of one or more of Graf’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of Graf and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of Graf’s Directors and Officers in the Business Combination” for a further discussion.

THE ESPP PROPOSAL
Overview
Assuming that the other condition precedent proposals are approved, the Graf Stockholders are also being asked to approve the ESPP. The Graf Board intends to approve the ESPP prior to and subject to stockholder approval at, the Special Meeting. The purpose of the ESPP is to encourage employee stock ownership, thus aligning employee interests with those of Graf Stockholders and to enhance the ability of New NKGen to attract, motivate and retain qualified employees. We believe that the ESPP will offer a convenient means for our employees who might not otherwise own our Common Stock to purchase and hold shares.
A copy of the ESPP is included as Annex J to this proxy statement/prospectus. A more complete understanding of the ESPP’s terms is available by reading the ESPP in its entirety. We are seeking stockholder approval to qualify the ESPP as an “employee stock purchase plan” under Section 423 of the Code and the related regulations.
General Information
The purpose of the ESPP is to provide a means whereby New NKGen can align the long-term financial interests of its employees with the financial interests of its stockholders. In addition, Graf’s Board believes that the ability to allow employees to purchase shares of New NKGen Common Stock following the consummation of the Business Combination will help New NKGen to attract, retain, and motivate employees and encourage employees to devote their best efforts to New NKGen’s business and financial success.
Approval of the ESPP by Graf Stockholders will allow New NKGen to provide its employees with the opportunity to acquire an ownership interest in New NKGen through their participation in the ESPP, thereby encouraging them to remain in service and more closely aligning their interests with those of New NKGen’s stockholders.
Description of the ESPP
The material features of the ESPP are described below. The following description of the ESPP is a summary only. This summary is not a complete statement of the ESPP and is qualified in its entirety by reference to the complete text of the ESPP, a copy of which is attached hereto as Annex J and incorporated into this proxy statement/prospectus by reference. Graf Stockholders should refer to the ESPP for more complete and detailed information about the terms and conditions of the ESPP.
As stated above, the purpose of the ESPP is to provide a means by which eligible employees of New NKGen and certain designated companies may be given an opportunity to purchase shares of New NKGen Common Stock following the consummation of the Business Combination, to assist New NKGen in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for New NKGen’s success. The ESPP includes two components: a 423 Component and a Non 423 Component. New NKGen intends that the share purchase rights under the 423 Component will qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code. The share purchase rights under the Non 423 Component will not qualify as options that are subject to Section 423(b) of the Code. Except as otherwise provided in the ESPP or determined by the New NKGen Board, the Non 423 Component will operate and be administered in the same manner as the 423 Component.
Share Reserve.   Following the consummation of the Business Combination, the maximum number of shares of New NKGen Common Stock that may be issued under the ESPP will not exceed the number of shares of New NKGen Common Stock equal to three percent (3%) of the Fully Diluted Common Stock (as defined in the ESPP) determined as of immediately following the closing of the Business Combination. This number is referred to herein as the “Initial Share Reserve”, subject to adjustment for specified changes in New NKGen’s capitalization. Additionally, the number of shares of New NKGen Common Stock reserved for issuance under the ESPP will automatically increase on January 1 of each year for a period of up to ten years, beginning on January 1, 2024 and continuing through and including January 1, 2033, by an amount equal to the lesser of (x) two percent (2%) of the total number of shares of the Fully Diluted Common Stock determined on December 31 of the preceding year, and (y)      percent (    %) of the Initial Share Reserve. Notwithstanding the foregoing, the New NKGen Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares. Shares issuable under the ESPP may be shares of authorized but unissued or reacquired New NKGen Common Stock, including shares purchased by New NKGen on the open market. Shares subject to purchase rights granted under the ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under the ESPP. As of August 7, 2023, the record date, the closing price of Common Stock as reported on NYSE was $10.37 per share.
Administration.   The New NKGen Board, or a duly authorized committee thereof, will administer the ESPP.
Eligibility.   New NKGen employees and the employees of any of its designated affiliates, will be eligible to participate in the ESPP, provided they may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by the administrator: (1) customary employment with New NKGen or one of its affiliates for more than 20 hours per week and more than five months per calendar year or (2) continuous employment with New NKGen or one of its affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering. In addition, the New NKGen Board may also exclude from participation in the ESPP or any offering, employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) or a subset of such highly compensated employees. If this Proposal is approved by the Graf Stockholders, all the 63 full-time employees and three part-time employees of New NKGen and its related corporations (as of August 1, 2023) will be eligible to participate in the ESPP following the consummation of the Business Combination. An employee may not be granted rights to purchase stock under the 423 Component of the ESPP (a) if such employee immediately after the grant would own stock (including stock issuable upon exercise of all such employee’s purchase rights) possessing 5% or more of the total combined voting power or value of all classes of New NKGen Common Stock or (b) to the extent that such rights would accrue at a rate that exceeds $25,000 worth of New NKGen Common Stock for each calendar year that the rights remain outstanding. The New NKGen Board may approve different eligibility rules for the Non 423 Component.
Offerings.   The 423 Component of the ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. The administrator may specify offerings under the 423 Component with a duration of not more than 27 months and may specify one or more shorter purchase periods within each offering. For the Non 423 Component, the administrator may specify offerings, and purchase periods within each offering, as determined by the administrator. Each offering will have one or more purchase dates on which shares of New NKGen Common Stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the other terms of offerings under the ESPP. The administrator has the discretion to structure an offering so that if the fair market value of a share of New NKGen Common Stock on any purchase date during the offering period is less than or equal to the fair market value of a share of New NKGen Common Stock on the first day of the offering period, then that offering will terminate immediately, and the participants in such terminated offering will be automatically enrolled in a new offering that begins immediately after such purchase date.
A participant may not transfer purchase rights under the ESPP other than by will, the laws of descent and distribution, or as otherwise provided under the ESPP.
Payroll Deductions.   The ESPP permits participants to purchase shares of New NKGen Common Stock through payroll deductions, subject to such limitations as the administrator specifies. The administrator may limit a participant’s payroll deductions to a certain percentage or amount of pay, or by limiting the number of shares that may be purchased during the offering.
Purchase Price.   Unless otherwise determined by the administrator, the purchase price of the shares will be 85% of the lesser of the fair market value of New NKGen Common Stock on the first day of an offering or on the applicable date of purchase.
Withdrawal.   Participants may withdraw from an offering by delivering a withdrawal form to New NKGen and terminating their contributions. Such withdrawal may be elected at any time prior to the end of an offering, except as otherwise provided by the administrator. Upon such withdrawal, New NKGen will distribute to the employee such employee’s accumulated but unused contributions without interest (unless otherwise required by law), and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in any other offerings under the ESPP.
Termination of Employment.   A participant’s rights under any offering under the ESPP will terminate immediately if the participant either (i) is no longer employed by New NKGen or any of its parent or subsidiary companies (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. In such event, New NKGen will distribute to the participant such participant’s accumulated but unused contributions, without interest (unless otherwise required by law).
Corporate Transactions.   In the event of certain specified significant corporate transactions, such as a merger or change in control, a successor corporation may assume, continue, or substitute each outstanding purchase right. If the successor corporation does not assume, continue, or substitute for the outstanding purchase rights, the offering in progress will be shortened and a new purchase date will be set. The participants’ purchase rights will be exercised on the new purchase date and such purchase rights will terminate immediately thereafter.
Amendment and Termination.   The New NKGen Board has the authority to amend, suspend, or terminate the ESPP, at any time and for any reason, provided certain types of amendments will require the approval of the stockholders of New NKGen. Any benefits, privileges, entitlements and obligations under any outstanding purchase rights granted before an amendment, suspension or termination of the ESPP will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. The ESPP will remain in effect until terminated by the New NKGen Board in accordance with the terms of the ESPP.
U.S. Federal Income Tax Consequences
The following is a summary of the principal U.S. federal income tax consequences to participants and New NKGen with respect to participation in the ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on such participant’s particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of a purchase right or the sale or other disposition of New NKGen Common Stock acquired under the ESPP. The ESPP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. New NKGen’s ability to realize the benefit of any tax deductions described below depends on New NKGen’s generation of taxable income, the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of tax reporting obligations.
423 Component.   Rights granted under the 423 Component of the ESPP are intended to qualify for favorable U.S. federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423 of the Code.
A participant will be taxed on amounts withheld for the purchase of shares New NKGen Common Stock as if such amounts were actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right until a sale or other disposition of the acquired shares. The taxation upon such sale or other disposition will depend upon the holding period of the acquired shares.
If the shares are sold or otherwise disposed of more than two years after the beginning of the offering period and more than one year after the shares are transferred to the participant, then the lesser of the following will be treated as ordinary income: (i) the excess of the fair market value of the shares at the time of such sale or other disposition over the purchase price; or (ii) the excess of the fair market value of the shares as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period). Any further gain or any loss will be taxed as a long-term capital gain or loss.
If the shares are sold or otherwise disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income at the time of such sale or other disposition. The balance of any gain will be treated as capital gain. Even if the shares are later sold or otherwise disposed of for less than their fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the shares on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the shares have been held.
There are no U.S. federal income tax consequences to New NKGen by reason of the grant or exercise of rights under the 423 Component. New NKGen is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant for shares sold or otherwise disposed of before the expiration of the holding periods described above.
Non 423 Component.   A participant will be taxed on amounts withheld for the purchase of shares of New NKGen Common Stock as if such amounts were actually received. Under the Non 423 Component, at the time of exercise of the purchase rights, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the purchase right over the purchase price. Such income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the purchase right, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.
There are no U.S. federal income tax consequences to New NKGen by reason of the grant of rights under the Non 423 Component. New NKGen is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant at the time of exercise of the purchase rights.
New Plan Benefits
Participation in the ESPP is entirely within the discretion of the eligible employees. Because we cannot presently determine the participation levels by employee, the rate of contributions by employees and the eventual purchase price under the ESPP, it is not possible to determine the value of benefits which may be obtained by executive officers and other employees under the ESPP. Non-employee directors are not eligible to participate in the ESPP.
Registration with the SEC
If the ESPP is approved by Graf Stockholders and becomes effective, New NKGen is expected to file a registration statement on Form S-8 registering the shares reserved for issuance under the ESPP as soon as reasonably practicable after becoming eligible to use such form.
Vote Required for Approval
Approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by Graf Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by a proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes are not considered votes cast and accordingly, have no effect on the outcome of the proposal.
The Business Combination is conditioned on the ESPP Proposal. The ESPP Proposal is conditioned upon the approval of the other condition precedent proposals. Therefore, if the condition precedent proposals are not approved, the ESPP Proposal will have no effect, even if approved by Graf Stockholders.
The Graf Insiders have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the ESPP Proposal, regardless of how our Public Stockholders vote. See “Ancillary Agreements Related to the Business Combination —  Sponsor Support and Lockup Agreement” for more information.

Recommendation of the Graf Board
THE GRAF BOARD UNANIMOUSLY RECOMMENDS THAT THE GRAF STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.
The existence of financial and personal interests of one or more of Graf’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of Graf and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of Graf’s Directors and Officers in the Business Combination” for a further discussion.

THE DIRECTOR ELECTION PROPOSAL
Overview
The Graf Board is divided into three classes, with only one class of directors being elected in each year and each class (except for those directors appointed prior to Graf’s first annual meeting of stockholders) serving a three-year term. In the Director Election Proposal, we are requesting that Graf Stockholders approve and adopt a proposal to elect five directors to the New NKGen Board, effective immediately after the Closing, with each Class I director having a term that expires at New NKGen’s 2024 annual meeting of stockholders, each Class II director having a term that expires at New NKGen’s 2025 annual meeting of stockholders and each Class III director having a term that expires at New NKGen’s 2026 annual meeting of stockholders, or, in each case, when his or her respective successor is duly elected and qualified, or upon his or her earlier death, resignation, retirement or removal.
It is proposed that the Company’s board of directors consist of the following directors:
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Class I director: James Graf

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Class II directors: Paul Song and Michael Klowden

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Class III directors: Sangwoo Park and Kathleen Scott

For more information on the experience of the proposed management team of New NKGen, please see the section of this proxy statement/prospectus entitled “New NKGen Management after the Business Combination.”
Vote Required for Approval
If a quorum is present, directors are elected by a plurality of the votes cast, in person (which would include presence at the virtual Special Meeting) or by proxy. This means that the five director nominees who receive the most affirmative votes will be elected. Stockholders may not cumulate their votes with respect to the election of directors. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event that any nominee is unable to serve. If a valid quorum is otherwise established, the failure to vote and abstentions will have no effect on the vote for the director nominees.
The Business Combination is not conditioned on the approval of the Director Election Proposal, however, this proposal is conditioned upon the approval of the condition precedent proposals. Therefore, if any of the condition precedent proposals is not approved, this proposal will not be presented at the Special Meeting and will have no effect, even if approved by the Graf Stockholders.
The Graf Insiders have agreed to vote the Founder Shares and any Public Shares owned by them in favor of each of the five director nominees, regardless of how our Public Stockholders vote. See “Ancillary Agreements Related to the Business Combination — Sponsor Support and Lockup Agreement” for more information.
Recommendation of the Graf Board
THE GRAF BOARD UNANIMOUSLY RECOMMENDS THAT THE GRAF STOCKHOLDERS VOTE “FOR” EACH OF THE FIVE DIRECTOR NOMINEES TO THE BOARD.
The existence of financial and personal interests of one or more of Graf’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of Graf and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of Graf’s Directors and Officers in the Business Combination” for a further discussion.

THE ADJOURNMENT PROPOSAL
Overview
The Adjournment Proposal, if adopted, will allow the Graf Board to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any proposals presented to the Graf Stockholders at the Special Meeting or if Graf determines that more time is necessary for Graf to consummate the Business Combination. In no event will the Graf Board adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Current Charter and Delaware law.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved by the Graf Stockholders, the Graf Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for the approval of the condition precedent proposals or one of the other conditions precedent to completing the Business Combination is not satisfied or waived and therefore may be unable to consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by the Termination Date (subject to the requirements of law), we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the Public Stockholders.
Vote Required for Approval
Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by Graf Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes are not considered votes cast and accordingly, have no effect on the outcome of the proposal.
The Business Combination is not conditioned upon the approval of the Adjournment Proposal. The Adjournment Proposal is not conditioned on any other proposal.
The Graf Insiders have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Adjournment Proposal. See “Ancillary Agreements Related to the Business Combination — Sponsor Support and Lockup Agreement” for more information.
Recommendation of the Graf Board
THE GRAF BOARD UNANIMOUSLY RECOMMENDS THAT THE GRAF STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.
The existence of financial and personal interests of one or more of Graf’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of Graf and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of Graf’s Directors and Officers in the Business Combination” for a further discussion.

UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL INFORMATION
Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.
Introduction
Graf is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination (“Unaudited Pro Forma Condensed Combined Financial Information”). The Unaudited Pro Forma Condensed Combined Financial Information presents the combination of the financial information of Graf and NKGen adjusted to give effect to the Business Combination and related transactions described below.
The Unaudited Pro Forma Condensed Combined Financial Information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”
The unaudited pro forma condensed combined balance sheet as of March 31, 2023 combines the historical unaudited condensed consolidated balance sheet of Graf as of March 31, 2023 with the historical unaudited condensed balance sheet of NKGen as of March 31, 2023 on a pro forma basis, giving effect to the Business Combination and related transactions, summarized below, as if they had been consummated on March 31, 2023.
The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2023, combines the historical unaudited condensed consolidated statement of operations of Graf for the three months ended March 31, 2023, with the historical unaudited condensed statement of operations of NKGen for the three months ended March 31, 2023. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022, combines the historical audited statement of operations of Graf for the year ended December 31, 2022, with the historical audited statement of operations of NKGen for the year ended December 31, 2022. The unaudited pro forma condensed combined statement of operations gives effect to the Business Combination and related transactions, summarized below, as if they had been consummated on January 1, 2022, the beginning of the earliest period presented.
The Unaudited Pro Forma Condensed Combined Financial Information has been derived from, and should be read in conjunction with the following information appearing elsewhere in this proxy statement/prospectus:
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the historical unaudited condensed consolidated financial statements and accompanying notes of Graf as of and for the three months ended March 31, 2023;

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the historical unaudited condensed financial statements and accompanying notes of NKGen as of and for the three months ended March 31, 2023;

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the historical audited financial statements and accompanying notes of Graf as of and for the year ended December 31, 2022;

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the historical audited financial statements and accompanying notes of NKGen as of and for the year ended December 31, 2022;

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the section entitled “Graf’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

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the section entitled “NKGen’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”; and

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the other financial information included elsewhere in this proxy statement/prospectus.

The foregoing historical financial statements have been prepared in accordance with GAAP. The unaudited pro forma condensed combined financial information has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial information. The pro forma adjustments reflect transaction accounting adjustments related to the Business Combination, which is discussed in further detail below. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to represent the consolidated results of operations or consolidated financial position that would actually have occurred had the Business Combination been consummated on the dates assumed or to project consolidated results of operations or consolidated financial position for any future date or period. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.
Description of the Business Combination and Related Transactions
On April 14, 2023, Graf, NKGen, and Merger Sub entered into the Merger Agreement. Merger Sub is a newly formed, wholly owned, direct subsidiary of Graf formed for the sole purpose of the Merger. Pursuant to the Merger Agreement, Merger Sub will merge with and into NKGen with NKGen as the surviving company and Merger Sub will cease to exist. As a result of the Merger, NKGen will become a wholly owned subsidiary of Graf, and Graf will be immediately renamed to NKGen Biotech, Inc.
Upon the consummation of the Business Combination, all shares of NKGen’s common stock will be cancelled and converted into shares of Common Stock based on an Exchange Ratio calculated pursuant to the Merger Agreement. As of August 1, 2023, the estimated Exchange Ratio is approximately 0.423. All outstanding and unexercised NKGen Options will be cancelled and converted into outstanding and unexercised New NKGen Options with the same terms and vesting conditions, each of which will be adjusted by the Exchange Ratio. Unvested stock options will not accelerate nor vest upon the consummation of the Business Combination.
All conversions of NKGen equity securities to New NKGen equity securities will be executed at a number equal to the quotient of (a) the sum of (i) $145.0 million plus (ii) the amount of any principal and accrued interest underlying NKGen Convertible Notes immediately prior the Merger divided by (b) $10.00 divided by (c) the number of fully diluted shares of NKGen’s common stock. The estimated Exchange Ratio as of August 1, 2023, is approximately 0.423.
Contemporaneously with the execution of the Merger Agreement:
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Graf and NKGen entered into a Sponsor Support and Lockup Agreement, pursuant to which 2,947,262 Deferred Founder Shares will become restricted shares subject to vesting conditions. The remaining 1,343,113 Founder Shares will not be subject to such restrictions or vesting conditions. Deferred Founder Shares do not have voting rights, do not participate in dividends and are not transferrable. During the Vesting Period, if the trading price or price per share consideration upon a change in control for Common Stock is greater than or equal to $14.00, then 1,473,631 Deferred Founder Shares will immediately vest; and if greater than or equal to $16.00, then an additional 1,473,631 Deferred Founder Shares will immediately vest. Additionally, during the Vesting Period, if the price per share consideration upon a change in control for Common Stock is equal to or greater than $10.00 but less than $14.00, then 33% of the Deferred Founder Shares will immediately vest and the remaining 67% of the Deferred Founder Shares will be forfeited and cancelled for no consideration. Upon the expiration of the Vesting Period, unvested Founder Shares will be forfeited and cancelled for no consideration.

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Graf and NKMAX entered into a Backstop Agreement pursuant to which NKMAX may be required to purchase the Mandatory Backstop Shares. The closing of the Business Combination is conditioned on, among other things, the Acquiror Closing Cash Amount being no less than $50.0 million. The Acquiror Closing Cash Amount is measured at Closing and is equal to (i) the Closing Trust Account Amount, plus (ii) gross PIPE Financing Amount, plus (iii) Backstop Amount, minus (iv) Outstanding Acquiror Expenses. The Backstop Amount is measured at Closing and is equal to (i) $60.0 million, minus (ii) the sum of (a) gross PIPE Financing Amount and (b) the Closing Trust Account Amount; provided in no event can such Backstop Amount for the Mandatory Backstop Shares be more than $25.0 million without the consent of NKMAX. The obligation to purchase Mandatory Backstop Shares will not be triggered unless the Acquiror Closing Cash Amount, exclusive of the proceeds to be received upon the sale of the Mandatory Backstop Shares, is equal to or greater than $25.0 million and less than $50.0 million.

Related Transactions
Certain related transactions that have occurred as of the date of this proxy statement/prospectus or are contemplated to occur prior to and in connection with the Business Combination have been reflected in the unaudited condensed combined pro forma information are summarized below:
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The filing and effectiveness of New NKGen’s amended and restated certificate of incorporation and the effectiveness of New NKGen’s amended and restated bylaws, each of which will occur immediately prior to the Closing;

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$3.7 million of proceeds raised in connection with NKGen’s sale and issuance of NKGen Convertible Notes between April 1, 2023, through the date of this proxy statement/prospectus;

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The conversion of $16.6 million principal and accrued interest of NKGen Convertible Notes, including such convertible promissory notes issued between April 1, 2023 through the Closing, which are accounted for under the fair value option, into 4,983,289 shares of NKGen common stock, immediately prior to the Closing and pursuant to their terms, which will then convert into 2,106,573 shares of New NKGen Common Stock, based on the estimated Exchange Ratio of approximately 0.423, together with the conversions occurring upon the Closing;

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$0.5 million of proceeds raised from the issuance of loans by NKMAX to NKGen between April 1, 2023 and the date of this proxy statement/prospectus (“2023 NKMAX Additional Loans”);

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$21.2 million for the payment of NKGen and Graf’s preliminary estimated direct and incremental transaction costs, inclusive of the estimated $10.0 million Outstanding Acquiror Expenses;

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$2.1 million for the payment of deferred underwriting fees Graf incurred in connection with its IPO maintained on its unaudited condensed consolidated balance sheet as of March 31, 2023; and

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$4.9 million of proceeds raised from draws executed upon a revolving line of credit, which was established in June 2023, of which $0.3 million is restricted following the drawdown, and for which $0.1 million in issuance fees were incurred.

Expected Accounting Treatment of the Business Combination
The presentation of pro forma financial statements is dependent upon which entity in the Business Combination is considered the accounting acquirer. The final accounting for the Business Combination is expected to be determined at Closing.
Under each scenario, Graf currently expects the Business Combination to be accounted for as a common control transaction with respect to NKGen along with a reverse recapitalization with Graf for the reasons summarized below.
Under this method of accounting, Graf is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the post-combination company will represent a continuation of the financial statements of NKGen with the acquisition being treated as the equivalent of NKGen issuing stock for the net assets of Graf, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Subsequent to the Business Combination, the historical financial results presented for New NKGen will be those of NKGen.
Under each scenario, NKMAX holds a majority of the voting power of NKGen before the transaction and is expected to hold a majority of the voting power of New NKGen after the transaction, after consideration of the Deferred Founder Shares that do not have voting rights during the Vesting Period. Therefore, as there will be no change in control, the Business Combination will be accounted for as a common control transaction with respect to NKGen along with a reverse recapitalization with Graf.
Under each scenario, Graf currently expects:
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the Public Warrants and Private Placement Warrants to retain their respective classifications upon the Closing, where the Public Warrants are equity-classified and the Private Placement Warrants are liability-classified on a recurring fair value basis;

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the Deferred Founder Shares to be classified as a liability due to terms not indexed to New NKGen’s stock; and

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the conversion of NKGen options into New NKGen Options for Common Stock to not result in the recognition of incremental share-based payment expenses.

Basis of Pro Forma Presentation
The Unaudited Pro Forma Condensed Combined Financial Information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The adjustments in the Unaudited Pro Forma Condensed Combined Financial Information have been identified and presented to provide relevant information necessary for an illustrative understanding of New NKGen upon consummation of the Business Combination. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the Unaudited Pro Forma Condensed Combined Financial Information are described in the accompanying notes.
The Unaudited Pro Forma Condensed Combined Financial Information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Business Combination and the related transactions contemplated by the Merger Agreement are expected to be used for general corporate purposes. The Unaudited Pro Forma Condensed Combined Financial Information does not purport to project the future operating results or financial position of New NKGen following the completion of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these Unaudited Pro Forma Condensed Combined Financial Information and are subject to change as additional information becomes available and analyses are performed. Graf and NKGen have not had any historical operational relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The Unaudited Pro Forma Condensed Combined Financial Information contained herein assumes that the Graf stockholders approve the Business Combination. Pursuant to the current certificate of incorporation, Graf’s stockholders may elect to redeem their shares for cash even if they approve the Business Combination. Graf cannot predict how many of its stockholders will exercise their right to redeem their shares for cash.
As of March 31, 2023, prior to the First Extension Meeting, Public Stockholders held 17,161,500 Public Shares. As a result of the Redemptions in connection with the First Extension Meeting, 11,078,000 Public Shares were redeemed at a redemption price of approximately $10.227 per share, or $113.3 million in total. Following these Redemptions in connection with the First Extension Meeting, Public Stockholders and Graf Insiders held 6,076,700 and 6,800 Public Shares, respectively, for an aggregate 6,083,500 outstanding Public Shares. Based on Graf’s consolidated balance sheet as of March 31, 2023, after giving effect to the Redemptions in connection with the First Extension Meeting, the balance of common stock subject to possible redemption is $61.4 million, or $10.09 per remaining outstanding Public Shares held by Public Stockholders and Graf Insiders. The Unaudited Pro Forma Condensed Combined Financial Information gives effect to the Redemptions in connection with the First Extension Meeting as set forth above.
The Unaudited Pro Forma Condensed Combined Financial Information has been prepared using the assumptions below with respect to the potential redemption of Graf Common Stock into cash:
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Scenario 1 — Assuming No Additional Redemptions:   This scenario assumes that no additional Public Stockholders exercise their redemption rights with respect to their redeemable Graf Common Stock for a pro rata share of the funds in the Trust Account upon consummation of the Business Combination.

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Scenario 2 — Assuming Maximum Redemption:   This scenario assumes that Public Stockholders exercise their redemption rights with respect to a maximum of 2,684,151 shares of Graf Common Stock upon the consummation of the Business Combination at a redemption price of approximately

$10.09 per share for an aggregate redemption payment of $27.1 million based on the Trust Account balance as of March 31, 2023, as adjusted for the Redemptions in connection with the First Extension Meeting. This scenario also assumes that Public Stockholders and Graf Insiders holding the remaining 3,399,349 shares of Graf Common Stock do not exercise their redemption rights with respect to their redeemable Graf Common Stock for a pro rata share of the funds in the Trust Account as of March 31, 2023, as adjusted for the Redemptions in connection with the First Extension Meeting.
The Maximum Redemption Scenario assumes the issuance of 2,500,000 shares of Common Stock at $10.00 per share to NKMAX pursuant to the Backstop Agreement (as described in “Ancillary Agreements Related to the Business Combination — Backstop Agreement” elsewhere in this proxy statement/prospectus) and an estimated $10.0 million of Outstanding Acquiror Expenses. Funding under the Backstop Agreement is conditioned upon the Acquiror Closing Cash Amount at Closing, excluding the Backstop Amount, being at least $25.0 million and not greater than $50.0 million.
To determine the outcomes under the Maximum Redemption Scenario, the Acquiror Closing Cash Amount is considered. The Merger Agreement includes as a condition to Closing the Business Combination that, at Closing, the Acquiror Closing Cash Amount is at least $50.0 million. The Maximum Redemption Scenario represents the maximum level of Redemptions that would permit completion of the Business Combination, including satisfying the minimum Acquiror Closing Cash Amount and maximum Mandatory Backstop Shares. The Business Combination may not be consummated if (i) the funds in the Trust Account after Redemptions, if any, plus (ii) the gross PIPE Financing Amount, if any, less (iii) the Outstanding Acquiror Expenses are less than $25.0 million. Without a PIPE Financing Amount, assuming Outstanding Acquiror Expenses of $10.0 million and a Backstop Amount of $25.0 million, if there are Redemptions of more than 2,684,151 shares by Public Stockholders and Graf Insiders based on the Trust Account balance as of March 31, 2023, as adjusted for the Redemptions in connection with the First Extension Meeting, the Business Combination may not be consummated. As a result, a scenario assuming 100% redemption of outstanding public shares is not reflected in the pro forma financial information because this scenario would require that NKGen waives or NKGen and Graf mutually agree to reduce the minimum Acquiror Closing Cash Amount condition, or NKGen and Graf mutually approve the issuance of Optional Backstop Shares such that the Acquiror Closing Cash Condition would be met, each of which have not been contemplated as of the date of this proxy statement/prospectus.
Under this Maximum Redemption Scenario, the $50.0 million Acquiror Closing Amount is assumed to be satisfied based on the sum of (i) $35.0 million balance remaining in the Trust Account based on the Trust Account balance as of March 31, 2023, as adjusted for the Redemptions in connection with the First Extension Meeting, comprised of (a) $0.7 million excess of the Trust Account balance over the redeemable Graf Common Stock balance based on the Trust Account balance as of March 31, 2023, (b) $34.3 million balance ($10.09 per share) from Public Stockholders and Graf Insiders assumed to not exercise their redemption rights, and (ii) a Backstop Amount of $25.0 million, minus Outstanding Acquiror Expenses of $10.0 million.
The following table summarizes the number of the Public Shares outstanding following the consummation of the Business Combination under the two scenarios after giving effect to the Redemptions in connection with the First Extension Meeting. Additionally, the table excludes the potential dilutive effect of the (i) 4,721,533 Private Placement Warrants (ii) 3,432,300 Public Warrants (inclusive of 1,360 Public Warrants held by Graf Insiders), (iii) 2,188,125 New NKGen Options and (iv) up to 294,474 warrants that may be issuable upon conversion of the outstanding loan under the Graf Working Capital Note, as of August 1, 2023:
	No Additional Redemptions Scenario		Maximum Redemption Scenario(1)
Ownership % by Shareholder	No. of Shares	% Ownership	No. of Shares	% Ownership
Graf’s Public Stockholders(2)	6,076,700	23.1%	3,392,549	13.0%
Graf Insiders(3)	4,297,175	16.4%	4,297,175	16.5%
Former NKGen equity holders and convertible note holders (other than NKMAX)(4)(5)	2,827,035	10.8%	2,827,035	10.8%

	No Additional Redemptions Scenario		Maximum Redemption Scenario(1)
Ownership % by Shareholder	No. of Shares	% Ownership	No. of Shares	% Ownership
NKMAX(6)	13,063,221	49.7%	15,563,221	59.7%
Total	26,264,131	100.0%	26,079,980	100.0%

(1)
Assumes the Acquiror Closing Cash Amount is met.

(2)
Both scenarios exclude 6,800 Public Shares held by Graf Insiders. The Maximum Redemption Scenario assumes that 2,684,151 shares of Graf Common Stock are redeemed in connection with the Business Combination, which is the maximum level that would permit completion of the Business Combination in accordance with the terms of the Merger Agreement. If the Redemptions in connection with the Business Combination exceeds the number of Redemptions estimated in the Maximum Redemption Scenario, the Business Combination may not be consummated unless the issuance of Optional Backstop Shares is approved such that the Acquiring Closing Cash Condition would be met or the Acquiring Closing Cash Condition would be waived by NKGen or amended by NKGen and Graf, each of which have not been contemplated as of the date of this proxy statement/prospectus.

(3)
Both scenarios include 6,800 Public Shares held by Graf Insiders, 1,343,113 Founder Shares not subject to vesting and forfeiture as well as the 2,947,262 Deferred Founder Shares that are subject to vesting and forfeiture. Deferred Founder Shares are subject to vesting following Closing, as follows: (A) 1,473,631 shares of the Deferred Founder Shares will vest if, at any time during the Vesting Period, VWAP equals or exceeds $14.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) at any 20 trading days in a 30 consecutive trading-day period beginning from the Closing Date until the fifth anniversary of the Closing Date, and (B) 1,473,631 shares of the Deferred Founder Shares will vest if, at any time during the Vesting Period, the VWAP of the Common Stock equals or exceeds $16.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) at any 20 trading days in a 30 consecutive trading-day period during the Vesting Period. In the event that the First Triggering Event and/or Second Triggering Event does not occur, the respective Deferred Founder Shares will be forfeited. The Deferred Founder Shares do not have voting rights during the Vesting Period. Both scenarios exclude shares of Common Stock issuable upon the exercise of Warrants held by the Graf Insiders.

(4)
Reflects the conversion of 1,704,318 shares of NKGen common stock held by NKGen equity holders, excluding those held by NKMAX, into 720,462 shares of Common Stock upon Closing based on the estimated Exchange Ratio as of August 1, 2023, of approximately 0.423.

(5)
Reflects the conversion of $16.6 million principal and accrued interest of NKGen’s convertible promissory notes as of August 1, 2023, into 4,983,289 shares of NKGen common stock immediately prior to the Closing and pursuant to their terms, which will be subsequently exchanged for 2,106,573 shares of Common Stock upon Closing based on the estimated Exchange Ratio as of August 1, 2023, of approximately 0.423.

(6)
Reflects the conversion of 30,902,230 shares of NKGen common stock held by NKMAX into 13,063,221 shares of Common Stock upon Closing based on the estimated Exchange Ratio as of August 1, 2023, of approximately 0.423 in each scenario and the issuance of 2,500,000 shares of Common Stock upon Closing pursuant to the Backstop Agreement in the Maximum Redemption Scenario.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2023
(in thousands)
						No Additional Redemptions Scenario			Maximum Redemption Scenario
	GRAF (Historical)	Adjustments to GRAF (Historical)	Note 2	GRAF (As Adjusted)	NKGEN (Historical)	Pro Forma Adjustments	Note 2	Pro Forma Combined	Pro Forma Adjustments	Note 2	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$207	$—		$207	$748	$3,725	B	$48,592	$3,725	B	$46,506
	—	—		—	—	62,086	C	—	62,086	C	—
	—	—		—	—	(2,102)	D	—	(2,102)	D	—
	—	—		—	—	(21,154)	E	—	(21,154)	E	—
	—	—		—	—	—		—	(27,086)	F	—
	—	—		—	—	—		—	25,000	G	—
	—	—		—	—	500	H	—	500	H	—
	—	—		—	—	4,582	I		4,582	I
Prepaid expenses and other current assets	88	—		88	340	350	I	778	350	I	778
Total current assets	295	—		295	1,088	47,987		49,370	45,901		47,284
Deferred transaction costs	—	—		—	296	(296)	E	—	(296)	E	—
Property and equipment, net	—	—		—	15,234	—		15,234	—		15,234
Operating lease right-of-use assets, net	—	—		—	266	—		266	—		266
Capitalized software, net	—	—		—	94	—		94	—		94
Investments held in Trust Account	175,381	(113,295)	A	62,086	—	(62,086)	C	—	(62,086)	C	—
Total assets	$175,676	$(113,295)		$62,381	$16,978	$(14,395)		$64,964	$(16,481)		$62,878
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable, accrued expenses and other payables (including amounts with related parties)	3,528	—		3,528	3,338	(250)	E	6,616	(250)	E	6,616
Convertible promissory notes, current	—	—		—	12,868	(14,990)	J	—	(14,990)	J	—
	—	—		—	—	2,122	K	—	2,122	K	—
Convertible promissory notes, due to related parties	—	—		—	288	(332)	J	—	(332)	J	—
	—	—		—	—	44	K	—	44	K	—
Revolving line of credit	—	—		—	—	4,932	I	4,932	4,932	I	4,932
Operating lease liability	—	—		—	281	—		281	—		281
Other current liabilities (including amounts with related parties)	—	—		—	74	—		74	—		74
Total current liabilities	3,528	—		3,528	16,849	(8,474)		11,903	(8,474)		11,903
Derivative warrant liability	661	—		661	—	—		661	—		661
Deferred underwriting commissions in connection with the initial public offering	2,102	—		2,102	—	(2,102)	D	—	(2,102)	D	—
Deferred tax liability	—	—		—	26	—		26	—		26
Convertible promissory notes, noncurrent	—	—		—	1,100	3,600	B	—	3,600	B	—
	—	—		—	—	(5,595)	J	—	(5,595)	J	—
	—	—		—	—	895	K	—	895	K	—

						No Additional Redemptions Scenario			Maximum Redemption Scenario
	GRAF (Historical)	Adjustments to GRAF (Historical)	Note 2	GRAF (As Adjusted)	NKGEN (Historical)	Pro Forma Adjustments	Note 2	Pro Forma Combined	Pro Forma Adjustments	Note 2	Pro Forma Combined
Convertible promissory notes, due to related parties	—	—		—	—	125	B	—	125	B	—
	—	—		—	—	(149)	J	—	(149)	J	—
	—	—		—	—	24	K	—	24	K	—
Earnout Liability	—	—		—	—	26,746	L	26,746	26,746	L	26,746
Related party loans	—	—		—	4,500	500	H	5,000	500	H	5,000
Total liabilities	$6,291	$—		$6,291	$22,475	$15,570		$44,336	$15,570		$44,336
Commitments and contingencies
Common stock subject to possible redemption	174,684	(113,295)	A	61,389	—	(61,389)	M	—	(61,389)	F	—
Stockholders’ equity (deficit)
Common stock	—	—		—	33	(31)	N	3	(30)	N	3
	—	—		—	—	—		—	—	F	—
	—	—		—	—	—	J	—	—	J	—
	—	—		—	—	1	M	—	—	G	—
Additional paid-in capital	—	—		—	81,968	(21,200)	E	111,208	(21,200)	E	109,122
	—	—		—	—	61,388	M	—	34,303	F	—
	—	—		—	—	21,066	J	—	21,066	J	—
						(26,746)	L	—	(26,746)	L	—
	—	—		—	—	31	N	—	30	N	—
	—	—		—	—	(5,299)	O	—	(5,299)	O	—
	—	—		—	—	—		—	25,000	G	—
Accumulated deficit	(5,299)	—		(5,299)	(87,498)	(3,085)	K	(90,583)	(3,085)	K	(90,583)
	—	—		—	—	5,299	O	—	5,299	O	—
Total stockholders’ equity (deficit)	$(5,299)	$—		$(5,299)	$(5,497)	$31,424		$20,628	$29,338		$18,542
Total liabilities, common stock subject to possible redemption, and stockholder’s equity (deficit)	$175,676	$(113,295)		$62,381	$16,978	$(14,395)		$64,964	$(16,481)		$62,878

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year ended December 31, 2022
(in thousands)
			No Additional Redemptions Scenario			Maximum Redemption Scenario
	GRAF (Historical)	NK Gen (Historical)	Pro forma Adjustments	Note 3	Pro forma Condensed Combined	Pro forma Adjustments	Note 3	Pro forma Condensed Combined
Revenues	$—	$77	$—		$77	$—		$77
Costs and expenses:
Cost of revenues	—	18	—		18	—		18
Research and development (including amounts with related parties)	—	16,746	—		16,746	—		16,746
General and administrative	2,571	7,659	—		10,230	—		10,230
Franchise tax expenses	169	—	—		169	—		169
Total expenses	2,740	24,423	—		27,163	—		27,163
Loss from operations	(2,740)	(24,346)	—		(27,086)	—		(27,086)
Other income (expenses):
Income from investments held in trust account	2,401	—	(2,401)	A	—	(2,401)	A	—
Change in fair value of derivative warrant liability	5,146	—	—		5,146	—		5,146
Interest expense	—	(2,306)	(230)	B	(3,026)	(230)	B	(3,026)
	—	—	(490)	C		(490)	C
Other expenses, net	—	(95)	177	D	82	177	D	82
Gain from extinguishment of deferred underwriting commissions allocated to derivative warrant liability	179	—	—		179	—		179
Net income (loss) before provision for income taxes	4,986	(26,747)	(2,944)		(24,705)	(2,944)		(24,705)
Provision for income taxes	(438)	(7)	—	E	(445)	—	E	(445)
Net income (loss)	$4,548	$(26,754)	$(2,944)		$(25,150)	$(2,944)		$(25,150)
Earnings (loss) per share	$0.21	$(1.72)		F	$(1.08)		F	$(1.09)
Weighted average shares outstanding
Basic and diluted	21,451,875	15,563,850		G	23,316,869		G	23,132,718

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Three Months ended March 31, 2023
(in thousands)
			No Additional Redemptions Scenario			Maximum Redemption Scenario
	GRAF (Historical)	NK Gen (Historical)	Pro forma Adjustments	Note 4	Pro forma Condensed Combined	Pro forma Adjustments	Note 4	Pro forma Condensed Combined
Revenues	$—	$—	$—		$—	$—		$—
Costs and expenses:
Cost of revenues	—	—	—			—
Research and development	—	3,599	—		3,599	—		3,599
General and administrative (including amounts with related parties)	905	3,199	—		4,104	—		4,104
Franchise tax expenses	50	—	—		50	—		50
Total expenses	955	6,798	—		7,753	—		7,753
Loss from operations	(955)	(6,798)	—		(7,753)	—		(7,753)
Other income (expenses):
Income from investments held in trust account	1,974	—	(1,974)	A	—	(1,974)	A	—
Change in fair value of derivative warrant liability	(236)	—	—		(236)	—		(236)
Interest expense (including amounts with related parties)	—	(34)	(24)	B	(58)	(24)	B	(58)
Change in fair value of convertible promissory notes	—	(1,501)	1,501	C	—	1,501	C	—
Other income, net	—	11	—		11	—		11
Net income (loss) before provision for income taxes	783	(8,322)	(497)		(8,036)	(497)		(8,036)
Provision for income taxes	(404)	—	—	D	(404)	—	D	(404)
Net income (loss)	$379	$(8,322)	$(497)		$(8,440)	$(497)		$(8,440)
Earnings (loss) per share	$0.02	$(0.26)		E	$(0.36)		E	$(0.36)
Weighted average shares outstanding
Basic and diluted	21,451,875	32,593,885		F	23,316,869		F	23,132,718

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Note 1 — Basis of Presentation
The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Graf will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New NKGen will represent a continuation of the financial statements of NKGen with the Business Combination treated as the equivalent of NKGen issuing shares for the net assets of Graf, accompanied by a recapitalization. The net assets of NKGen will be stated at historical cost, with no goodwill or other intangible assets recorded. Subsequent to the Business Combination, the historical financial results presented for New NKGen will be those of NKGen.
The Unaudited Pro Forma Combined Financial Information presents the combination of the financial information of Graf and NKGen adjusted to give effect to the Business Combination and related transactions considered material to investors. These related transactions are described below in Note 2 — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet. Additionally, the Unaudited Pro Forma Combined Financial Information takes into consideration the assumed effects of adjustments under the no additional redemptions scenario and the Maximum Redemption Scenario.
Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this proxy statement/prospectus. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.
Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management did not identify any differences that would have a material impact on the Unaudited Pro Forma Condensed Combined Financial Information. As a result, the Unaudited Pro Forma Condensed Combined Financial Information does not assume any differences in accounting policies. Certain reclassifications have been reflected to conform financial statement presentation.
The unaudited pro forma condensed combined balance sheet as of March 31, 2023, combines the historical unaudited condensed consolidated balance sheet of Graf as of March 31, 2023 with the historical unaudited condensed balance sheet of NKGen as of March 31, 2023 on a pro forma basis, giving effect to the Business Combination and related transactions, summarized below, as if they had been consummated on March 31, 2023.
The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2023, combines the historical unaudited condensed consolidated statement of operations of Graf for the three months ended March 31, 2023, with the historical unaudited condensed statement of operations of NKGen for the three months ended March 31, 2023. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, combines the historical audited statement of operations of Graf for the year ended December 31, 2022, with the historical audited statement of operations of NKGen for the year ended December 31, 2022. The unaudited pro forma condensed combined statements of operations give effect to the Business Combination and related transactions, summarized below, as if they had been consummated on January 1, 2022, the beginning of the earliest period presented.
The Unaudited Pro Forma Condensed Combined Financial Information has been derived from, and should be read in conjunction with the following information appearing elsewhere in this proxy statement/prospectus:
•
the historical unaudited condensed consolidated financial statements and accompanying notes of Graf as of and for the three months ended March 31, 2023;

•
the historical unaudited condensed financial statements and accompanying notes of NKGen as of and for the three months ended March 31, 2023;

•
the historical audited financial statements and accompanying notes of Graf as of and for the year ended December 31, 2022;

•
the historical audited financial statements and accompanying notes of NKGen as of and for the year ended December 31, 2022;

•
the section entitled “Graf’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•
the section entitled “NKGen’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•
the more detailed Unaudited Pro Forma Information and accompanying notes included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”; and

•
the other financial information included elsewhere in this proxy statement/prospectus.

Note 2 — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The unaudited pro forma condensed combined balance sheet as of March 31, 2023, reflects the following adjustments:
(A)
Reflects the aggregate redemption amount of approximately $113.3 million associated with the Redemptions of 11,078,000 shares of Graf Common Stock in connection with the First Extension Meeting.

(B)
Reflects $3.7 million in proceeds raised by NKGen from the issuance of the 2023 convertible notes from April 1, 2023, to August 1, 2023, to be converted into Common Stock upon Closing, based on an estimated Exchange Ratio as of August 1, 2023 of approximately 0.423 (see Footnote J).

(C)
Represents the liquidation and reclassification of $62.1 million of investments held in the Trust Account, as adjusted for the Redemptions in connection with the First Extension Meeting, to cash and cash equivalents upon consummation of the Business Combination.

(D)
Represents the payment of $2.1 million of deferred underwriting fees incurred in connection with Graf’s IPO.

(E)
Represents estimated transaction costs of $21.2 million anticipated to be directly incremental and attributable to the Business Combination and other financing transactions. One-time direct and incremental transaction costs in connection with the Business Combination anticipated to be incurred prior to, or concurrent with, the Closing are reflected as a direct reduction to New NKGen’s additional paid-in capital and are assumed to be cash settled upon the Closing. The adjustment is reflected net of $0.3 million of deferred transaction costs which were capitalized as of March 31, 2023 and $0.3 million of accrued transaction expenses included in accounts payable and accrued expenses on NKGen’s historical balance sheet as of March 31, 2023.

(F)
Under the Maximum Redemption Scenario, represents the assumed exercise of redemption rights by Public Stockholders to redeem 2,684,151 shares of Graf’s redeemable Common Stock for an aggregate payment of $27.1 million at an assumed redemption price of approximately $10.09 per share based on the redemption price and funds held in the Trust Account as of March 31, 2023, as adjusted for the Redemptions in connection with the First Extension Meeting. The remaining 3,399,349 shares of redeemable Common Stock of an aggregate common stock subject to possible redemption of $34.3 million are assumed to be converted into permanent equity-classified shares of Common Stock on a one-for-one basis. If the Redemptions in connection with the Business Combination exceeds the number of Redemptions estimated in the Maximum Redemption Scenario, the Business Combination may not be consummated unless the issuance of Optional Backstop Shares is approved such that the Acquiring Closing Cash Condition would be met or the Acquiring Closing Cash Condition would be waived by NKGen, each of which have not been contemplated as of the date of this proxy statement/prospectus.

(G)
Represents cash proceeds of $25.0 million in connection with the issuance of 2,500,000 shares of Graf Common Stock to NKMAX in connection with the Backstop Agreement necessary to satisfy the Acquiror Closing Cash Amount of $50.0 million under the maximum redemption scenario.

(H)
Reflects proceeds of $0.5 million from the issuance of the 2023 NKMAX Additional Loans subsequent to March 31, 2023.

(I)
Reflects gross drawdowns of $4.9 million associated with a revolving line of credit, of which $0.3 million is restricted following the drawdown and is recognized as restricted cash, included within prepaid expenses and other current assets. In connection with the revolving line of credit, NKGen incurred $0.1 million of issuance fees, which are also included within prepaid expenses and other current assets.

(J)
Represents the conversion of the NKGen Convertible Notes, comprised of $16.6 million principal and accrued interest as of August 1, 2023 and after applying any applicable price per share discount, pursuant to their terms, into 4,983,289 shares of NKGen common stock immediately prior to the Closing. These shares of NKGen common stock are then to be further exchanged into an estimated 2,106,573 shares of Common Stock upon Closing, based on an estimated Exchange Ratio as of August 1, 2023 of approximately 0.423.

(K)
Reflects the estimated change in fair value of $3.0 million for NKGen Convertible Notes between April 1, 2023 and the Closing, based upon an estimated Exchange Ratio as of August 1, 2023 of approximately 0.423.

(L)
Reflects the recognition of liability classified Deferred Founder Shares with an estimated fair value of $26.7 million at time of Closing. Upon the achievement of certain share price targets as defined in the Merger Agreement and the Sponsor Support and Lockup Agreement, the Deferred Founder Shares may vest up to 2,947,262 shares of Common Stock. The fair value of the Deferred Founder Shares was estimated using a Monte Carlo valuation methodology.

(M)
Reflects the reclassification of Graf’s historical Common Stock subject to possible redemption, as adjusted for the Redemptions in connection with the First Extension Meeting, into permanent equity assuming no additional redemptions, and the immediate conversion of all 6,083,500 outstanding shares of Graf Common Stock held by Public Stockholders and Graf Insiders into shares of Common Stock on a one-to-one basis in connection with the Business Combination.

(N)
Represents the conversion of all 32,606,548 outstanding shares of NKGen common stock into shares of Common Stock based on an estimated Exchange Ratio as of August 1, 2023 of approximately 0.423. The determination of outstanding Common Stock and outstanding stock options held by NKGen’s existing stock, stock option and NKGen Convertible Note holders immediately prior to Closing and immediately after Closing is summarized below:

	NKGen as of March 31, 2023	NKGen issuances net of cancellations and exercises after March 31, 2023(1)	Conversion of convertible notes into NKGen common stock	NKGen immediately prior to close	New NKGen immediately after close(2)
Outstanding common stock	32,602,843	3,705	—	32,606,548	13,783,683
NKGen Convertible Notes	—	—	4,983,289	4,983,289	2,106,573
Total outstanding common shares	32,602,843	3,705	4,983,289	37,589,837	15,890,256
Outstanding Stock options	5,252,920	(76,554)	—	5,176,366	2,188,125
Total common stock and stock options	37,855,763	(72,849)	4,983,289	42,766,203	18,078,381

(1)
Reflects the capitalization activity of NKGen subsequent to the latest balance sheet date through the period ended August 1, 2023.

(2)
Per the terms of the Merger Agreement, no fractional shares of Common Stock will be issued. Each holder of NKGen common stock entitled to a fraction of a share of Common Stock will have its fractional share rounded down to the nearest whole share. Holders of NKGen Options are entitled to New NKGen stock options underlying a fraction of a share of Common Stock, for which the fractional award will be rounded down to the nearest whole share.

(O)
Represents the elimination of Graf’s historical accumulated deficit of $5.3 million with a corresponding adjustment to additional paid-in capital for New NKGen in connection with the reverse recapitalization at the Closing.

Note 3 — Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2022
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, reflects the following adjustments:
(A)
Represents elimination of historical Income from investments held in trust account of $2.4 million as if the liquidation and reclassification of the Investments Held in the Trust Account had occurred on January 1, 2022.

(B)
Represents $0.2 million of incremental interest expense for the 2023 NKMAX Additional Loans as if their issuance had occurred on January 1, 2022.

(C)
Represents $0.4 million of interest expense in addition to $0.1 million of issuance fee amortization expense associated with a revolving line of credit, which has a term of one year, as if the drawdown had occurred on January 1, 2022.

(D)
Represents the elimination of historical loss on change in fair value of the NKGen Convertible Notes of $0.2 million as the convertible notes will be converted to Common Stock, based on an estimated Exchange Ratio as of August 1, 2023 of approximately 0.423 upon Closing.

(E)
The unaudited pro forma condensed combined financial information does not include a pro forma income tax adjustment. Upon closing of the Business Combination, it is expected that New NKGen will record a valuation allowance against the total U.S. and state deferred tax assets as the recoverability of the tax assets is uncertain.

(F)
Represents basic and diluted net income (loss) per share as a result of the pro forma adjustments. See table below for calculation.

(G)
Represents basic and diluted weighted average common shares outstanding as a result of the pro forma adjustments. See table below for calculation.

	For the year ended December 31, 2022
Calculation of net income (loss) per common share and weighted average shares outstanding	No Additional Redemptions Scenario	Maximum Redemption Scenario
Numerator
Net loss (in thousands)	$(25,150)	$(25,150)
Denominator
Graf’s Public Stockholders(1)	6,076,700	3,392,549
Graf Insiders(2)	1,349,913	1,349,913
Former NKGen equity holders (other than NKMAX)	720,462	720,462
NKGen Convertible Notes holders	2,106,573	2,106,573
NKMAX	13,063,221	15,563,221
Basic and diluted weighted average common shares outstanding	23,316,869	23,132,718
Net loss and comprehensive loss per share
Basic and diluted	$(1.08)	$(1.09)

(1)
Excludes 6,800 Public Shares held by Graf Insiders. The Maximum Redemption Scenario assumes that 2,684,151 shares of Graf Common Stock are redeemed in connection with the Business Combination.

(2)
Excludes the 2,947,262 Deferred Founder Shares subject to vesting, which are not considered outstanding for accounting purposes and includes 6,800 Public Shares held by Graf Insiders.

Following the Closing, the following outstanding shares of common stock equivalents were excluded from the computation of pro forma diluted net loss per share for all the periods and scenarios presented because including them would have had an anti-dilutive effect:
	For the year ended December 31, 2022
	No Additional Redemptions Scenario	Maximum Redemption Scenario
Private Placement Warrants	4,721,533	4,721,533
Graf Working Capital Warrants(2)	294,474	294,474
Public Warrants(1)	3,432,300	3,432,300
New NKGen Options	2,188,125	2,188,125
Deferred Founder Shares	2,947,262	2,947,262

(1)
Includes 1,360 Public Warrants held by Graf Insiders.

(2)
Includes 294,474 Working Capital Warrants that may be issuable upon conversion of the outstanding loan under the Graf Working Capital Note, as of August 1, 2023. Such Working Capital Warrants will have terms identical to the Private Placement Warrants.

Note 4 — Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Three Months Ended March 31, 2023
The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2023 reflects the following adjustments:
(A)
Represents elimination of historical Income from investments held in trust account of $2.0 million as if the liquidation and reclassification of the Investments Held in the Trust Account had occurred on January 1, 2022.

(B)
Represents less than $0.1 million of incremental interest expense for the 2023 Additional NKMAX Loans as if their issuance had occurred on January 1, 2022.

(C)
Represents the elimination of historical loss on change in fair value of the NKGen Convertible Notes of $1.5 million as the convertible notes will be converted to Common Stock, based on an estimated Exchange Ratio as of August 1, 2023 of approximately 0.423 upon Closing.

(D)
The unaudited pro forma condensed combined financial information does not include a pro forma income tax adjustment. Upon closing of the Business Combination, it is expected that New NKGen will record a valuation allowance against the total U.S. and state deferred tax assets as the recoverability of the tax assets is uncertain.

(E)
Represents basic and diluted net income (loss) per share as a result of the pro forma adjustments. See table below for calculation.

(F)
Represents basic and diluted weighted average common shares outstanding as a result of the pro forma adjustments. See table below for calculation.

	For the three months ended March 31, 2023
Calculation of net income (loss) per common share and weighted average shares outstanding	No Additional Redemptions Scenario	Maximum Redemption Scenario
Numerator
Net loss (in thousands)	$(8,440)	$(8,440)
Denominator
Graf’s Public Stockholders(1)	6,076,700	3,392,549
Graf Insiders(2)	1,349,913	1,349,913
Former NKGen equity holders (other than NKMAX)	720,462	720,462
NKGen Convertible Notes holders	2,106,573	2,106,573
NKMAX	13,063,221	15,563,221
Basic and diluted weighted average common shares outstanding	23,316,869	23,132,718
Net loss and comprehensive loss per share
Basic and diluted	$(0.36)	$(0.36)

(1)
Excludes 6,800 Public Shares held by Graf Insiders. In the Maximum Redemption Scenario, assumes that 2,684,151 shares of Graf Common Stock are redeemed in connection with the Business Combination.

(2)
Excludes the 2,947,262 Deferred Founder Shares subject to vesting, which are not considered outstanding for accounting purposes and includes 6,800 Public Shares held by Graf Insiders.

Following the Closing, the following outstanding shares of common stock equivalents were excluded from the computation of pro forma diluted net loss per share for all the periods and scenarios presented because including them would have had an anti-dilutive effect:
	For the three months ended March 31, 2023
	No Additional Redemptions Scenario	Maximum Redemption Scenario
Private Placement Warrants	4,721,533	4,721,533
Public Warrants(1)	3,432,300	3,432,300
Graf Working Capital Warrants(2)	294,474	294,474
New NKGen Options	2,188,125	2,188,125
Deferred Founder Shares	2,947,262	2,947,262

(1)
Includes 1,360 Public Warrants held by Graf Insiders.

(2)
Includes 294,474 Working Capital Warrants that may be issuable upon conversion of the outstanding loan under the Graf Working Capital Note, as of August 1, 2023. Such Working Capital Warrants will have terms identical to the Private Placement Warrants.

OTHER INFORMATION RELATED TO GRAF
Introduction
Graf is a blank check company incorporated as a Delaware corporation whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Prior to executing the Merger Agreement, Graf’s efforts were limited to organizational activities, completion of its IPO and the evaluation of possible business combinations.
Initial Public Offering and Private Placement
In connection with Graf’s formation, on February 13, 2021, Graf LLC paid an aggregate of $25,000 for certain expenses on Graf’s behalf in exchange for issuance of 4,312,500 Founder Shares or approximately $0.006 per share. On April 2, 2021, Graf LLC transferred all of its Founder Shares to the Sponsor. On April 8, 2021, the Sponsor transferred 20,000 Founder Shares to each of Graf’s independent director nominees, resulting in the Sponsor holding 4,252,500 Founder Shares. The holders of the Founder Shares agreed to forfeit up to an aggregate of 562,500 Founder Shares, on a pro rata basis, to the extent that the option to purchase additional units was not exercised in full by the underwriters, so that the Founder Shares would represent 20% of Graf’s issued and outstanding shares after the IPO. The underwriters partially exercised their over-allotment option on June 2, 2021 and forfeited the remaining option; and, as a result, an aggregate of 22,125 Founder Shares were forfeited, resulting in 4,290,375 Founder Shares outstanding. On July 14, 2021, in connection with the appointment of Alexandra Lebenthal to the Graf Board, the Sponsor transferred 20,000 Founder Shares to Ms. Lebenthal.
On May 25, 2021, Graf consummated our IPO of 17,161,500 Units at $10.00 per Unit, generating gross proceeds of $150.0 million and incurring offering costs of approximately $8.8 million, of which approximately $5.3 million was for deferred underwriting commissions. On June 2, 2021, the underwriters partially exercised the over-allotment option and purchased 2,161,500 additional Units, generating gross proceeds of approximately $21.6 million and incurring additional offering costs of approximately $1.2 million, of which approximately $0.8 million was for deferred underwriting fees.
Simultaneously with the closing of the IPO, Graf consummated the private placement of 4,433,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $6.7 million. Graf consummated the second closing of the private placement on June 2, 2021 simultaneously with the closing of the over-allotment, resulting in the sale of an additional 288,200 Private Placement Warrants, generating additional gross proceeds of approximately $0.4 million. The Private Placement Warrants are identical to the Public Warrants included in the Units sold in the IPO, except that, so long as they are held by their initial purchasers or their permitted transferees, (i) they will not be redeemable by Graf, (ii) they (including the shares of Common Stock issuable upon exercise of these Private Placement Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after Graf completes its initial business combination, (iii) they may be exercised by the holders on a cashless basis and (iv) they will be entitled to registration rights.
Upon the closing of the IPO, the over-allotment and the private placement, approximately $171.6 million (or $10.00 per Unit) of the net proceeds of the sale of the Units in the IPO, the over-allotment and of the Private Placement Warrants in the private placement were placed in a Trust Account in the United States maintained by Continental Stock Transfer & Trust Company, as Trustee and have been invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below. Graf has, on May 25, 2023, instructed the Trustee to liquidate the U.S. government securities or money market funds held in the Trust Account and, thereafter, to hold all funds in the Trust Account in a bank deposit account until the earlier of the consummation of Graf’s initial business combination or its liquidation. On May 22, 2023, Graf held a First Extension Meeting, at which the Graf Stockholders voted and approved the First Extension. As of May 18, 2023, following the Redemptions in connection with the First Extension Meeting, there was approximately $62.2 million in total assets held in the Trust Account. As of August 1, 2023, the Trust Account held investments and cash of approximately $63.8 million.
Graf has neither engaged in any operations nor generated any revenue to date. Based on Graf’s business activities, Graf is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.
On May 16, 2022, JPM, one of the representatives of the underwriters of Graf’s IPO, terminated its role as joint co-placement agent to Graf in connection with a business combination and waived its entitlement to the payment of any deferred compensation in connection with its role as underwriter in the Graf’s IPO of approximately $3.9 million. JPM has not acted as a placement agent nor was it engaged by either Graf or NKGen in any capacity in connection with this Business Combination and it is not responsible for any portion of this Registration Statement.
Fair Market Value of NKGen’s Business
NYSE rules require that Graf’s initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the Business Combination. However, Graf will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. The Graf Board determined that this test was met in connection with the proposed Business Combination.
Stockholder Approval of Business Combination
Under the Current Charter, in connection with any proposed business combination, Graf must seek stockholder approval of an initial business combination at a meeting called for such purpose at which Public Stockholders may seek to redeem their Public Shares, subject to the limitations described in the prospectus for Graf’s IPO. Accordingly, in connection with the Business Combination, the Graf Stockholders may seek to redeem the Public Shares that they hold in accordance with the procedures set forth in this Registration Statement.
Voting Restrictions in Connection with Stockholder Meeting
As of the date hereof, the Graf Insiders collectively own 20% of the total outstanding shares of Common Stock. In connection with the entry into the Merger Agreement, on April 14, 2023, the Graf Insiders holding all of the Founder Shares and Private Placement Warrants, Graf and NKGen entered into the Sponsor Support and Lockup Agreement, pursuant to which such Graf Insiders agreed (i) to vote all voting equity securities of Graf owned by them in favor of the Merger Agreement, Business Combination and each other proposal presented by Graf in the Registration Statement and not to redeem any shares of Common Stock held by them, (ii) to certain non-solicitation limitations with respect to certain competing transactions and (iii) to irrevocably waive, to the fullest extent permitted by law and the organizational documents of Graf, anti-dilution provision. See “Ancillary Agreements Related to the Business Combination — Sponsor Support and Lockup Agreement.” As such, we expect the Graf Insiders to vote their shares of Common Stock in favor of each proposal to be presented to Graf Stockholders at the Special Meeting.
As of the date hereof, in addition to the shares held by the Graf Insiders, Graf would need 889,763 Public Shares, or approximately 14.6% of the outstanding Public Shares currently held by the Public Stockholders to be voted in favor of the Business Combination Proposal in order for it to be approved, assuming all outstanding shares are voted on such proposal. If only a minimum quorum of shares of Common Stock, consisting of a bare majority of outstanding shares of Common Stock, is present at the Special Meeting, Graf would not need any Public Shares to be voted in favor of the Business Combination Proposal in order for it to be approved (provided that consummation of the Business Combination is conditioned upon, among other things approval of the condition precedent proposals, compliance with the

Acquiror Closing Cash Condition and the requirement that Graf have net tangible assets of at least $5,000,001 immediately prior to or upon consummation of the Business Combination).
Liquidation if No Business Combination
Our Current Charter provides that we have until September 29, 2023 or any extended period of time that we may have to consummate an initial business combination as a result of an amendment to our Current Charter, to complete our initial business combination. If we are unable to complete our initial business combination before the Termination Date, as it may be extended, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest (which interest shall be net of taxes payable, excluding any Excise Tax that may be imposed on Graf, and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining Graf Stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination before the Termination Date, as it may be extended.
The Graf Insiders have entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if we fail to complete our initial business combination before the Termination Date, as it may be extended. However, if Graf Insiders acquire Public Shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to complete our initial business combination before the Termination Date, as it may be extended.
The Graf Insiders have also agreed not to propose any amendment to our Current Charter to modify the substance or timing of our obligation to redeem 100% of our Public Shares if we do not complete our initial business combination by the Termination Date, or to offer redemption in connection with a business combination unless we provide our Public Stockholders with the opportunity to redeem their shares of Common Stock upon approval of any amendment to extend the Termination Date. However, we may not redeem our Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon consummation of our initial business combination (so that we are not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of Public Shares such that we cannot satisfy the net tangible asset requirement (described above), we would not proceed with the amendment or the related redemption of our Public Shares at such time.
We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the proceeds held outside the Trust Account at that time, although we cannot assure you that there will be sufficient funds for such purpose. We will depend on sufficient interest being earned on the proceeds held in the Trust Account to pay any franchise and income tax obligations we may owe. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay franchise and income taxes on interest income earned on the Trust Account balance, we may request the Trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.
If we were to expend all of the net proceeds from the IPO, the over-allotment and the sale of the Private Placement Warrants, other than the proceeds deposited in the Trust Account and without taking into account interest, if any, earned on the Trust Account, the redemption price would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our Public Stockholders. We cannot assure you that the actual redemption price will not be substantially less than $10.00. Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to Graf Stockholders. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.
Although we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses or other entities with which we do business pursuant to a written agreement waive any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our Public Stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account.
If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver.
In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the trust account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and believe that our Sponsor’s only assets are securities of Graf. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the Trust Account are reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. We have not asked our Sponsor to reserve for such indemnification obligations and we cannot assure you that our Sponsor would be able to satisfy those obligations. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per public share.
We will seek to reduce the possibility that our Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses or other entities with which we do business pursuant to a written agreement waive any right, title, interest or claim of any kind in or to monies held in the Trust Account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. We will have access to up to approximately $1,750,000 from the proceeds of the IPO, less operating expenses incurred to that date, with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from our Trust Account could be liable for claims made by creditors.
Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to our Public Stockholders upon the redemption of our Public Shares in the event we do not complete our initial business combination before the Termination Date, as it may be extended, may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder and any liability of the stockholder would be barred after the third anniversary of the dissolution.
Furthermore, if the pro rata portion of our Trust Account distributed to our Public Stockholders upon the redemption of our Public Shares in the event we do not complete our initial business combination before the Termination Date, as it may be extended, is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.
As such, Graf Stockholders could potentially be liable for any claims to the extent of distributions received by them and any liability of Graf Stockholders may extend well beyond the third anniversary of such date.
Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in our underwriting agreement, we will seek to have all vendors, service providers, prospective target businesses or other entities with which we do business pursuant to a written agreement waive any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made against us are believed to be significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is believed to be remote.
If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of Graf Stockholders. To the extent any bankruptcy claims deplete the trust account, we cannot assure you we will be able to return $10.00 per share to our Public Stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by Graf Stockholders.

Furthermore, the Graf Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, thereby exposing itself and Graf to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
Our Public Stockholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the completion of our initial business combination, (ii) the redemption of any Public Shares properly tendered in connection with a stockholder vote to amend any provisions of our amended and restated certificate of incorporation to modify the substance or timing of our obligation to redeem 100% of our Public Shares if we do not complete our initial business combination before the Termination Date, as it may be extended, or to provide for redemption in connection with a business combination and (iii) the redemption of all of our Public Shares if we are unable to complete our business combination before the Termination Date, as it may be extended, subject to applicable law. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event we seek stockholder approval in connection with our initial business combination, a stockholder’s voting in connection with the initial business combination alone will not result in a stockholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights as described above. These provisions of our Current Charter, like all provisions of our Current Charter, may be amended with a stockholder vote.
Properties
Graf’s executive offices are located at 1790 Hughes Landing Blvd., The Woodlands, Texas 77380. Graf’s executive offices are provided to Graf by G-SPAC Management LLC, an affiliate of the Sponsor. Pursuant to that certain Administrative Services Agreement, Graf has agreed to pay G-SPAC Management LLC up to $15,000 per month for office space, secretarial, administrative and support services provided to Graf and members of Graf’s management team. Upon the Closing or Graf’s liquidation, Graf will cease paying these monthly fees. Graf considers its current office space adequate for its current operations.
Employees
Graf currently has three executive officers: James A. Graf, Chief Executive Officer; Anthony A. Kuznik, Executive Vice President, General Counsel and Secretary; and Sabrina McKee, Chief Financial Officer and Executive Vice President, Strategy and no employees or contractors. Graf’s executive officers are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to Graf’s affairs until it has completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the initial business combination process it is in. All the executive officers will focus substantially all of their professional time on Graf and Graf-affiliated SPACs. Graf does not intend to have any full time employees or contractors prior to the completion of its initial business combination.
Directors and Executive Officers
Graf’s directors and executive officers are as follows:
NAME	AGE	POSITION
James A. Graf	58	Chief Executive Officer
Anthony A. Kuznik	58	Executive Vice President, General Counsel, Secretary and Director
Sabrina McKee	55	Chief Financial Officer, Executive Vice President, Strategy and Director
Edwin J. Rigaud	79	Director
A.B. Cruz III	64	Director
Jeanne L. Manischewitz	49	Director
Alexandra Lebenthal	59	Director

James A. Graf has been our Chief Executive Officer since January 2021. Mr. Graf has served as an independent director of Catcha Investment Corp. (NYSE: CHAA) since February 2021. Mr. Graf served as the chief executive officer of Graf Industrial Corp., a blank check company, from June 2018 through its business combination with Velodyne Lidar, Inc. in September 2020. Mr. Graf served as a director of Graf Industrial Corp. from June 2018 to September 2019 and served as a director of Velodyne Lidar, Inc. from September 2020 to February 2021. Mr. Graf served as a director of Platinum Eagle Acquisition Corp. from January 2018 through its business combination with Target Logistics Management, LLC and RL Signor Holdings, LLC in March 2019. Mr. Graf served as the vice president, chief financial officer and treasurer of Double Eagle Acquisition Corp. from its inception in June 2015 through its business combination with Williams Scotsman, Inc. in November 2017. He served as vice president, chief financial officer, treasurer and secretary of Silver Eagle Acquisition Corp. from its inception in April 2013 through Silver Eagle’s business combination with Videocon d2h and he served as vice president, chief financial officer, treasurer and secretary of GEE from its inception in February 2011 to its business combination with Row 44, Inc. and Advanced Inflight Alliance AG in January 2013. He was vice chairman of Global Entertainment AG, the German entity holding GEE’s equity in AIA from 2013 to 2014 and special advisor to GEE in 2013. He served as a special advisor to Videocon d2h from 2015 to 2016. From 2008 to 2011 Mr. Graf served as a managing director of TC Capital Ltd., an investment bank, in Singapore. From 2007 to 2008, Mr. Graf was engaged as a consultant to provide financial advisory services to Metro- Goldwyn-Mayer, Inc. In 2001, Mr. Graf founded and became chief executive officer of Praedea Solutions, Inc., an enterprise software company with operations in the United States, Malaysia and Ukraine. The assets of Praedea Solutions, Inc. were sold in 2006 to a Mergent Inc., a wholly-owned subsidiary of Xinhua Finance Ltd. and renamed Mergent Data Technology, Inc., where Mr. Graf continued to serve as Chief Executive Officer from 2006 to 2007. Praedea Solutions Inc. was renamed PSI Capital Inc. and currently serves as an investment holding company for Mr. Graf’s private investments. Mr. Graf continues to be chief executive of PSI Capital Inc. Prior to founding Praedea, Mr. Graf was a managing director at Merrill Lynch, in Singapore from 1998 to 2000 and a consultant to Merrill Lynch in 2001. From 1996 to 1998, Mr. Graf served as a director and then managing director and president of Deutsche Bank’s investment banking entity in Hong Kong, Deutsche Morgan Grenfell (Hong Kong) Ltd. From 1993 to 1996, he was a vice president at Smith Barney in Hong Kong and Los Angeles. From 1987 to 1993, Mr. Graf was an analyst and then associate at Morgan Stanley in New York, Los Angeles, Hong Kong and Singapore. Mr. Graf received a Bachelor of Arts degree from the University of Chicago in 1987.
Anthony A. Kuznik has been our Executive Vice President, General Counsel and Secretary since February 2021 and a member of our board of directors since May 2022. Mr. Kuznik was most recently the vice president and general counsel of two strategic business units of Honeywell International Inc., a Fortune 100 company, where he served as the chief legal counsel responsible for the strategic direction and execution of global legal activities and the management of legal and contracts personnel worldwide. He was vice president and general counsel of Honeywell Building Solutions from 2009 – 2020 and vice president and general counsel of Honeywell Sensing and Control from 2005 – 2009. From 2001 – 2005, Mr. Kuznik was executive vice president, general counsel and director of Praedea Solutions, Inc., an enterprise software company with operations in the United States, Malaysia and Ukraine. From 1999 – 2001, Mr. Kuznik was a director at the investment banking firm Goldsmith Agio Helms (later Lazard Middle Market), where he was a senior member of M&A teams responsible for originating and executing domestic and international, middle-market transactions. From 1996 – 1999, Mr. Kuznik was an associate director at Deutsche Bank’s investment banking entity in Hong Kong, Deutsche Morgan Grenfell (Hong Kong) Ltd. From 1995 – 1996, Mr. Kuznik was the managing attorney at Law Audit Services in St. Paul, a national legal management and auditing firm. From 1990 – 1995, Mr. Kuznik was an attorney at the law firm of Dorsey & Whitney in Minneapolis. Mr. Kuznik received a Juris Doctor degree from the Columbia University School of Law in 1990 and a Bachelor of Arts (Hons) degree from the University of Chicago in 1987. Mr. Kuznik also completed an Executive Management Program at the European Institute of Business Administration (INSEAD) in 1996.
Sabrina McKee has been our Executive Vice President, Strategy since April 2021, a member of our board of directors since May 2022, and our Chief Financial Officer since April 2023. Ms. McKee was most recently Director, Head of North America Strategy at Ford Motor Company until March 2021. Ms. McKee was previously Global Head of Mobility Strategy from February 2019 to January 2020 and Director of Investor Relations at Ford from February 2017 to February 2019. Ms. McKee served as a Director of

Graf Industrial Corp. from October 2018 to September 2020. Ms. McKee a capital markets professional with over 20 years of experience in all aspects of the investment process, has a unique blend of sellside, buyside and corporate experience offering a comprehensive understanding of the investment process. From April 2014 to June 2016, Ms. McKee was Managing Director, Head of Equity Capital Markets at Sterne Agee CRT LLC, where she worked with public and private companies on all aspects of the capital-raising process, including SPACs. From 2011 to 2014, Ms. McKee worked as a Director of the Corporate Access businesses at Guggenheim Securities LLC and during 2010 she worked as an Executive Director at Morgan Stanley where she connected public and private companies to the investment community. From 2007 to 2010, Ms. McKee was Vice President at Two Sigma Investments LP, where she helped build out a successful, global, Alpha Capture business, enabling quantitative investment managers to integrate fundamental factors into quantitative stock selection models. In addition, from 2000 to 2007, Ms. McKee worked for UBS Investment Bank as an Executive Director of Equity Research Sales and Equities, from 1999 to 2000 for Schroders plc as a Senior Vice President and from 1991 to 1998 for Tucker Anthony as a Senior Vice President of Institutional Research Sales, where she covered a diverse range of large institutional investors. Ms. McKee received a Bachelor of Arts degree from William Smith College in 1989.
Edwin J. Rigaud has served on our board of directors since May 2021. Mr. Rigaud has more than 50 years of business experience across a multitude of operating and leadership roles. He served as Chairman of the Board of Directors and Chief Executive Officer of Legacy Acquisition Corp., a SPAC, since its inception in November 2017 until the closing of its business combination with PARTS iD, Inc. in November 2020. He continues to serve as a member of the board of directors of PARTS iD, Inc. In 2007, Mr. Rigaud founded EnovaPremier and commenced operations through the acquisition of the assets of T&WA, Inc. from entrepreneur Tommie Burns and his partner, the Goodyear Tire & Rubber Co. Since that time, he has served as owner and the President and Chief Executive Officer of EnovaPremier (2007 – 2018) and as Chairman (2019) while guiding that company to a position as one of the leading providers of automotive tire & wheel pre-assembly services in the United States. Prior to founding EnovaPremier, Mr. Rigaud served in numerous operating and management capacities at Procter & Gamble from 1965 to 2001. Mr. Rigaud’s notable leadership positions at Procter & Gamble included his role as a Vice President of Food & Beverage Products and as a Vice President of Government Relations in North America. Adding to his experience as a senior manager, Mr. Rigaud developed significant expertise in product development and brand management having been the first Technical Brand Manager in the exploratory phase of Pringles and ultimately the Product Development Group Leader during the execution of Pringles’ national launch. Mr. Rigaud also led the product development efforts of Secret Deodorant & Antiperspirant improvements, including key active ingredient technology and perfume upgrades, while having direct participation with the Leo Burnett Agency in the creation of the famous advertising slogan, “strong enough for a man, but made for a woman.” Mr. Rigaud’s leadership in these efforts helped to facilitate a major relaunch of the Secret brand. He was ultimately named a Director in Product Development. Outside of his corporate leadership experience, Mr. Rigaud has served on the Board of the Federal Reserve Bank of Cleveland and the Board of the local affiliate of Fifth Third Bank of Cincinnati. Mr. Rigaud has also held appointments by Governor Bob Taft to the Ohio Board of Regents and by President George W. Bush to the national Institute of Museum and Library Services. In 1997, Mr. Rigaud became the first CEO of the National Underground Railroad Freedom Center, located in Cincinnati, Ohio. This 9-year development program included raising $110 million while working closely with John Pepper, former Chairman and CEO of Procter & Gamble, who served as the national building Campaign Chairman. Mr. Rigaud is also the head of one of the first African American co-ownership groups of a Major League Baseball franchise, the Cincinnati Reds.
Rear Admiral Anatolio Benedicto (A.B.) Cruz III has served on our board of directors since May 2021. Since April 2020, Admiral Cruz has been a Senior Advisor at BarkerGilmore LLC, where he provides executive coaching, leadership development and executive search services to legal leaders, CEOs and corporate boards. Since November 2019, he has served as the President of the Board of Governors for the National Asian Pacific American Bar Association. From September 2016 to October 2018, he served as Senior Vice President & Divisional General Counsel at USAA, a Fortune 100 financial services company, where he led the legal teams that supported Graf’s C-suite members and their organizations. He spearheaded the optimization of the chief legal office’s operating and interaction models and reviewed and approved new products and services to foster USAA’s future growth, competitiveness and technology transformation. From 2013 – 2016, Admiral Cruz was Executive Vice President, General Counsel, Corporate Secretary, Chief Compliance & Ethics Officer and PAC chairman for Emergent BioSolutions, Inc. (NYSE: EBS). From 2008

to 2012, Admiral Cruz served as Executive Vice President, Chief Legal Officer & Corporate Secretary for Scripps Networks Interactive, Inc. (Nasdaq: SNI) and from 2004 – 2008 was Executive Vice President & General Counsel for The E.W. Scripps Company (Nasdaq: SSP). He was Vice President and Deputy General Counsel of BET Networks, playing a leading role in BET’s $3 billion merger with Viacom (Nasdaq: VIA). Other private sector roles include serving as an attorney at Wiley Rein LLP, Roberts & Eckard, Gardner Carton & Douglas and Leventhal Senter & Lerman. Admiral Cruz served the United States in the US Navy for 33 years, including the following command positions: Reserve Deputy Commander, Maritime Operations at US Fleet Forces Command; Deputy Commander at US Naval Forces Command / US Fourth Fleet; Deputy Commander, Navy Region Southwest; Commanding Officer, Naval Expeditionary Combat Command; Commanding Officer, Naval Inspector General; Commanding Officer, Harbor Defense Command 207; Commanding Officer, Naval Special Warfare Unit 2; and Commanding Officer, Mobile Inshore Undersea Warfare 206. Admiral Cruz holds a JD from The Catholic University of America, an MA in Marketing from The University of Maryland and a BS in General Engineering & Physical Sciences from U.S. Naval Academy. Admiral Cruz has served on numerous boards and previously served as the board chair for the Minority Corporate Counsel Association. He currently serves as an advisory board member for Bellatorum Resources as well as VetStoreUSA. He is also a board director and committee chair for the Yellow Ribbon Fund, a board director and governance committee chair for the World Affairs Council of San Antonio and a board director for the Down Syndrome Association of South Texas. He also serves as a board trustee, executive committee member and finance committee chair for Saint Mary’s Hall and as a board trustee and governance committee member for the U.S. Naval Academy Alumni Association & Foundation.
Jeanne L. Manischewitz has served on our board of directors since May 2021. Ms. Manischewitz is an experienced fiduciary and investment professional with over 25 years in the financial services industry. She served as an independent director of Healthcare Services Acquisition Corp., a SPAC, from its initial public offering in December 2020 through its liquidation in December 2022. Most recently she spent 15 years at York Capital Management where she was a portfolio manager and a partner of the firm until September 2020. During that time, she also served on the firm’s ESG committee and was a steering committee member of the Women’s Network. Prior to her time at York Capital Management, Ms. Manischewitz spent a total of seven years as a senior credit analyst at Moore Capital Management and Halcyon Capital Management. Ms. Manischewitz started her career on Wall Street as an investment banker at Salomon Smith Barney. Ms. Manischewitz received her undergraduate degree from Princeton University.
Alexandra Lebenthal has served on our board of directors since July 2021. Ms. Lebenthal is a senior advisor in the Financial Sponsors Group at Houlihan Lokey, Inc. (NYSE: HLI) where she leads an initiative focused on female led and founded companies. Ms. Lebenthal previously was the chief executive officer of Lebenthal Holdings, a diversified financial services firm that included one of the nation’s largest woman-owned broker dealers. She was president of Lebenthal & Co., Inc. and Lebenthal Funds, overseeing the firm’s mutual and money market funds. Ms. Lebenthal engineered the sale of Lebenthal & Co., Inc. in 2001 to The Advest Group, remaining at the firm until it was subsequently sold to Merrill Lynch in 2005. During that time, in addition to managing Lebenthal Funds, she also ran marketing and municipal capital markets for the parent company. Lebenthal & Co., Inc. was the number one woman-owned firm in debt and equity capital markets from 2012 – 2016. Ms. Lebenthal was named one of the top 50 Women in Wealth Management by Wealth Manager Magazine, as well as Private Asset Management. She has also been named to the Crain’s New York Top Women-Owned Businesses and the Crain’s Fastest 50 Growing Businesses in New York. She currently is an advisory board member for Interprice Technologies, a former board member and Treasurer of the Securities Industry Financial Markets Association (SIFMA) and a member of C200, the leading organization for female businesswomen. Ms. Lebenthal is the co-founder of “The Women’s Executive Circle,” and “Women On Wall Street”, which cultivates high-profile Jewish women under the auspices of United Jewish Appeal. Ms. Lebenthal’s first novel, “The Recessionistas,” a thriller set in Manhattan during the financial crisis, was published in August 2010. Ms. Lebenthal is a graduate of Princeton University with an A.B. in history.
Officer and Director Compensation
Graf will reimburse G-SPAC Management LLC, an affiliate of the Sponsor, for office space, secretarial and administrative services provided to members of Graf’s management team in an amount not to exceed $15,000 per month in the event such space and/or services are utilized and Graf does not pay directly for such services. No compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by Graf to the Sponsor, officers and directors, or any affiliate of theirs, for services rendered prior to, or for any services rendered in order to effectuate, the consummation of the initial business combination (regardless of the type of transaction that it is). However, these individuals will be entitled to certain payments including, but not limited to, reimbursement for any out-of-pocket expenses incurred in connection with activities on Graf’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Additionally, these individuals will be eligible to receive a transfer or reallocation of Founder Shares for any extraordinary services rendered in order to identify or effectuate the consummation of the initial business combination. Graf’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors, or Graf’s or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such payments, Graf does not expect to have any additional controls in place governing its reimbursement payments to its directors and executive officers for their out-of-pocket expenses incurred in connection with identifying and consummating an initial business combination.
On December 21, 2022, Graf held a special meeting of stockholders (the “2022 Special Meeting”), at which Graf Stockholders approved the payment by Graf, directly or indirectly, of $16,667.00 per month base cash compensation to Graf’s Chief Financial Officer, who is not a member of the Sponsor, plus any related taxes (including, without limitation, Medicare and social security), governmental payments and health care benefits, for services rendered to Graf as an employee, contractor or otherwise from May 6, 2022 (retroactive) through Graf’s closing of a business combination. As of December 31, 2022, Graf has incurred approximately $155,971 under this arrangement.
At the 2022 Special Meeting, Graf Stockholders also approved the payment by Graf, directly or indirectly, of up to $6,000.00 per month in aggregate for health care benefits to be provided to three of Graf’s full-time executive officers, Mr. Graf, the Chief Executive Officer, Mr. Kuznik, the Executive Vice President, General Counsel and Secretary and Ms. McKee, the Executive Vice President, Strategy, who are not otherwise receiving compensation from Graf, from December 21, 2022 through Graf’s closing of a business combination. As of December 31, 2022, Graf incurred approximately $4,905 under this arrangement.
Number and Terms of Office of Officers and Directors
Graf’s Board consists of six members, including four independent members. It is divided into three classes, with only one class of directors being elected in each year and with each class (except for those directors appointed prior to Graf’s first annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of Anthony A. Kuznik and Sabrina McKee, will expire at Graf’s first annual meeting of stockholders. The term of office of the second class of directors, consisting of Edwin J. Rigaud and Anatolio Benedicto (A.B.) Cruz III, will expire at Graf’s second annual meeting of stockholders. The term of office of the third class of directors, consisting of Jeanne L. Manischewitz and Alexandra Lebenthal will expire at Graf’s third annual meeting of stockholders. Graf may not hold an annual meeting of stockholders until after the consummation of an initial business combination. Subject to any other special rights applicable to the stockholders, any vacancies on the Graf Board may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of the Graf Board, or by a majority of the holders of Common Stock. Graf executive officers are appointed by the Graf Board and serve at the discretion of the Graf Board, rather than for specific terms of office. The Graf Board is authorized to appoint persons to the offices set forth in Graf’s bylaws as it deems appropriate. Graf’s bylaws provide that Graf’s officers may consist of a Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, Vice Presidents, Secretary, Treasurer, Assistant Secretaries and such other offices as may be determined by the Graf Board.
As of the date of this proxy statement/prospectus, in 2023, the Graf Board has held four board meetings. All directors are expected to attend annual meetings of Graf Stockholders.
Director Independence
The rules of the NYSE require that a majority of our board of directors be independent within one year of our IPO. An “independent director” is defined generally as a person who, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). Each of Edwin J. Rigaud, Anatolio Benedicto (A.B.) Cruz III, Jeanne L. Manischewitz and Alexandra Lebenthal is an independent director under applicable SEC and NYSE rules.
Committees of the Board of Directors
The Graf Board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Each of the audit committee, compensation committee and nominating and corporate governance committee is comprised solely of independent directors.
Audit Committee
The members of the audit committee are Jeanne L. Manischewitz, Alexandra Lebenthal, Edwin J. Rigaud and Anatolio Benedicto (A.B.) Cruz III. Jeanne L. Manischewitz serves as chairperson of the audit committee.
Each member of the audit committee is financially literate and the Graf Board has determined that Jeanne L. Manischewitz qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.
Graf has adopted an audit committee charter, which details the principal functions of the audit committee, including:
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assisting board oversight of (1) the integrity of Graf’s financial statements, (2) Graf’s compliance with legal and regulatory requirements, (3) Graf’s independent auditor’s qualifications and independence and (4) the performance of Graf’s internal audit function and independent auditors; the appointment, compensation, retention, replacement and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by Graf;

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pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by Graf and establishing pre-approval policies and procedures; reviewing and discussing with the independent auditors all relationships the auditors have with Graf in order to evaluate their continued independence;

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setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent auditors describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

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meeting to review and discuss Graf’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing Graf’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Graf”; reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to Graf entering into such transaction; and

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reviewing with management, the independent auditors and Graf’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding Graf’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee
The members of the compensation committee are Edwin J. Rigaud, Alexandra Lebenthal, Anatolio Benedicto (A.B.) Cruz III and Jeanne L. Manischewitz. Edwin J. Rigaud serves as chairperson of the compensation committee.

Graf has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:
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reviewing and approving on an annual basis the corporate goals and objectives relevant to Graf’s Chief Executive Officer’s compensation, evaluating Graf’s Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of Graf’s Chief Executive Officer based on such evaluation;

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reviewing and making recommendations to the Graf Board with respect to the compensation and any incentive-compensation and equity-based plans that are subject to board approval of all of Graf’s other officers;

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reviewing Graf’s executive compensation policies and plans;

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implementing and administering Graf’s incentive compensation equity-based remuneration plans; assisting management in complying with Graf’s proxy statement and annual report disclosure requirements;

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approving all special perquisites, special cash payments and other special compensation and benefit arrangements for Graf’s officers and employees;

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producing a report on executive compensation to be included in Graf’s annual proxy statement; and

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reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.
The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.
Nominating and Corporate Governance Committee
The members of the nominating and corporate governance are Edwin J. Rigaud, Alexandra Lebenthal, Anatolio Benedicto (A.B.) Cruz III and Jeanne L. Manischewitz. Anatolio Benedicto (A.B.) Cruz III serves as chairperson of the nominating and corporate governance committee.
Graf has adopted a nominating and corporate governance committee charter, which details the purpose and responsibilities of the nominating and corporate governance committee, including:
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identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the board and recommending to the Graf Board candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the Graf Board;

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developing and recommending to the Graf Board and overseeing implementation of Graf’s corporate governance guidelines;

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coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of Graf; and

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reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of and terminate, any search firm to be used to identify director candidates and will be directly responsible for approving the search firm’s fees and other retention terms.
Graf has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the

Graf Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom and the ability to represent the best interests of Graf Stockholders.
Compensation Committee Interlocks and Insider Participation
None of Graf’s officers currently serves, or in the past year has served, as a member of the compensation committee of any entity that has one or more officers serving on Graf’s Board.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics applicable to our directors, officers and employees. You are able to review this document by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Business Conduct and Ethics and the charters of the committees of our board of directors will be provided without charge upon request from us. See the section of this proxy statement/prospectus entitled “Where You Can Find More Information.” If we make any amendments to our Code of Business Conduct and Ethics other than technical, administrative or other non-substantive amendments, or grant any waiver, including any implicit waiver, from a provision of the Code of Business Conduct and Ethics applicable to our principal executive officer, principal financial officer principal accounting officer or controller or persons performing similar functions requiring disclosure under applicable SEC or NYSE rules, we will disclose the nature of such amendment or waiver on our website. The information included on our website is not incorporated by reference into this Registration Statement or in any other report or document we file with the SEC and any references to our website are intended to be inactive textual references only.
Conflicts of Interest
In considering the recommendations of the Graf Board to vote for the Business Combination, it should be noted that our directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a Graf Stockholder. These interests include, among other things:
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The Graf Insiders will lose their entire investment in us if we do not complete a business combination by the Termination Date. If we are unable to complete our initial business combination by the Termination Date, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (which interest will be net of taxes payable, excluding any Excise Tax that may be imposed on Graf, and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining Graf Stockholders and the Graf Board, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

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The Graf Insiders may be incentivized to complete the Business Combination, or an alternative business combination with a less favorable company or on terms less favorable to the Public Stockholders, rather than to liquidate, in which case the Sponsor and the other Graf Insiders would lose their entire investment. As a result, the Sponsor as well as the Graf Board or Graf’s officers may have a conflict of interest in determining whether NKGen is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination. The Graf Board was aware of and considered these interests, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to the Public Stockholders that they approve the Business Combination.

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Each of our officers and directors has fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such other entity. The Current Charter provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Graf and such opportunity is one Graf is legally and contractually permitted to undertake and would otherwise be reasonable for Graf to pursue and to the extent the director or officer is permitted to refer that opportunity to Graf without violating any legal obligation.
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The Graf Insiders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if Graf fails to complete a business combination by the Termination Date. Graf LLC paid an aggregate of $25,000 for certain expenses on our behalf in exchange for issuance of 4,312,500 Founder Shares, or approximately $0.006 per share. On April 2, 2021, Graf LLC transferred all of its Founder Shares to the Sponsor. On April 8, 2021, our Sponsor transferred 20,000 Founder Shares to each of our independent directors, resulting in our Sponsor holding 4,252,500 Founder Shares. After the IPO underwriters’ partial exercise of their over-allotment option, an aggregate of 22,125 Founder Shares were forfeited, resulting in 4,290,375 Founder Shares outstanding. Upon the Closing, such Founder Shares will become 1,343,113 shares of New NKGen Common Stock (excluding the 2,947,262 Deferred Founder Shares held by the Sponsor at Closing pursuant to the Sponsor Support and Lockup Agreement) and such shares will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would have an aggregate market value of approximately $13.93 million based upon the closing price of $10.37 per public share on NYSE on the record date, but, given the restrictions, lockups and vesting schemes on such shares, we believe such shares have less value. Nevertheless, as a result of the nominal price of $0.006 per share paid by Graf Insiders compared to the recent market price of the Common Stock, the Graf Insiders and their affiliates are likely to earn a positive rate of return on their investments in the Founder Shares even if other holders of Common Stock experience a negative rate of return on their investments in our Common Stock. The Founder Shares would become worthless if Graf does not complete a business combination within the applicable time period, as the Graf Insiders have waived any right to redemption with respect to these shares. However, if Graf Insiders acquire Public Shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if Graf fails to complete an initial business combination before the Termination Date.

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Simultaneously with the closing of the IPO, Graf completed a private sale of an aggregate of 4,433,333 Private Placement Warrants to the Sponsor at a purchase price of $1.50 per warrant, generating proceeds of approximately $6.7 million. Simultaneously with the closing of the over-allotment on June 2, 2021, Graf consummated the second closing of the private placement, resulting in the purchase of an aggregate of an additional 288,200 Private Placement Warrants at $1.50 per Private Placement Warrant, generating additional gross proceeds of approximately $432,000. The Private Placement Warrants are identical to the Public Warrants except that the Private Placement Warrants, so long as they are held by the Sponsor or its permitted transferees, (i) are not redeemable by Graf, (ii) may not (including the Common Stock issuable upon exercise of such Private Placement Warrants), subject to certain limited exceptions, be transferred, assigned or sold by such holders until 30 days after the completion of Graf’s initial business combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights. The warrants held by the Sponsor had an aggregate market value of approximately $2.04 million based upon the closing price of $0.46 per warrant on NYSE on the record date. One or some of our officers or directors may serve or continue to serve as a director of New NKGen after the Closing. As such, in the future he or she may receive cash fees, stock options or stock awards that the New NKGen Board determines to pay to its directors and/or officers.

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In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act.
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On January 29, 2021, we entered into a promissory note with the Sponsor, pursuant to which we may borrow up to $150,000 to be used for payment of costs related to the IPO. This promissory note has been paid back in full on May 26, 2021. In connection with the First Extension and advances the Sponsor may make in the future to us for working capital expenses, on May 15, 2023, we issued the Graf Working Capital Note to the Sponsor with a principal amount up to $1,500,000. The Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of our initial business combination, or (b) the date of our liquidation. Subject to the terms and conditions of the Merger Agreement, upon maturity, the outstanding principal of the Graf Working Capital Note may be converted into Working Capital Warrants, at a price of $1.50 per warrant, at the option of the Sponsor. Such Working Capital Warrants will have terms identical to the Private Placement Warrants. If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the Trust Account to repay the Graf Working Capital Note, but no proceeds held in the Trust Account would be used to repay the Graf Working Capital Note. As of August 1, 2023, there are approximately $441,709.53 of loans outstanding under the Graf Working Capital Note.

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Following the consummation of the Business Combination, we will continue to indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

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Upon the Closing, subject to the terms and conditions of the Merger Agreement, the Graf Insiders and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination and repayment of any other loans, if any and on such terms as to be determined by Graf from time to time, made by certain of the Graf Insiders to finance transaction costs in connection with an intended initial business combination. Such reimbursement may not be paid if the Closing does not occur.

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The Graf Insiders holding all of the Founder Shares and Private Placement Warrants have entered into the Sponsor Support and Lockup Agreement pursuant to which the Graf Insiders already agreed to vote its shares in favor of the Business Combination.

Below is a table summarizing the entities to which the executive officers and directors of Graf currently have fiduciary duties or contractual obligations:
INDIVIDUAL	ENTITY	ENTITY’S BUSINESS	AFFILIATION
James A. Graf	PSI Capital Inc.	Venture Capital	Chief Executive Officer
	Catcha Investment Corp.	Special Purpose Acquisition Company	Director
Edwin J. Rigaud	PARTS iD, Inc.	Digital Commerce	Director
	EnovaPremier, LLC	Automobile Parts Assembly	Chairman and Majority Stockholder
The Current Charter provides that Graf renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Graf and such opportunity is one Graf is legally and contractually permitted to undertake and would otherwise be reasonable for Graf to pursue and to the extent the director or officer is permitted to refer that opportunity to Graf without violating another legal obligation. Further, Graf’s officers and directors presently have and any of them in the future may have additional fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. We believe there were no such corporate opportunities that were not presented as a result of these provisions in the Current Charter or the existing fiduciary or contractual obligations of our officers and directors to other entities.

Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending against Graf or any members of Graf’s management team in their capacity as such.
Periodic Reporting and Audited Financial Statements
Graf has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the Securities and Exchange Commission. In accordance with the requirements of the Exchange Act, Graf’s annual reports contain consolidated financial statements audited and reported on by Graf’s independent registered public accounting firm.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF OPERATIONS OF GRAF
The following discussion and analysis of the financial condition and results of operations of Graf Acquisition Corp. IV (for purposes of this section, “Graf,” “we,” “us” and “our”) should be read in conjunction with the financial statements and related notes of Graf included elsewhere in this prospectus/proxy statement. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” appearing elsewhere in this prospectus/ proxy statement.
Overview
We are a blank check company incorporated on January 28, 2021 as a Delaware corporation and formed for the purpose of effecting a business combination. We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies.
Our sponsor is Graf Acquisition Partners IV LLC. On May 25, 2021, we consummated our IPO of 15,000,000 units, at $10.00 per unit, generating gross proceeds of $150.0 million and incurring offering costs of approximately $8.8 million, of which approximately $5.3 million was for deferred underwriting commissions. On June 2, 2021, the underwriters partially exercised the over-allotment option and purchased the 2,161,500 additional units, generating gross proceeds of approximately $21.6 million. We incurred additional offering costs of approximately $1.2 million in connection with the over-allotment (of which approximately $0.8 million was for deferred underwriting fees).
Simultaneously with the closing of the IPO, we consummated the private placement of 4,433,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant to our Sponsor, generating proceeds of approximately $6.7 million. We consummated the second closing of the private placement on June 2, 2021, simultaneously with the closing of the over-allotment, resulting in the sale of an additional 288,200 Private Placement Warrants, generating additional gross proceeds of approximately $432,000.
Upon the closing of the IPO, the over-allotment and the private placement, $171.6 million ($10.00 per unit) of the net proceeds of the sale of the units in the IPO and of the Private Placement Warrants in the private placement were placed in the Trust Account maintained by Continental Stock Transfer & Trust Company, as Trustee and will be invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a business combination and (ii) the distribution of the Trust Account as described below. We may instruct Continental Stock Transfer & Trust Company, the Trustee with respect to the Trust Account, to liquidate the U.S. government securities or money market funds held in the Trust Account and, thereafter, to hold all funds in the Trust Account in a bank deposit account until the earlier of the consummation of our initial business combination or our liquidation.
Our management has broad discretion with respect to the specific application of the net proceeds of the IPO, the over-allotment and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a business combination.
If we have not consummated an initial business combination within 24 months from the closing of the IPO, or by May 25, 2023 or any extended period of time that we may have to consummate an initial business combination as a result of an amendment to our amended and restated certificate of incorporation, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest (which interest shall be net of taxes payable, excluding any Excise Tax that may be imposed on Graf, and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining Graf Stockholders and the board of directors, dissolve and liquidate, subject in each case to Graf’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
Liquidity and Going Concern
As of March 31, 2023, we had approximately $207,000 in our operating bank account and working capital deficit of approximately $3.2 million.
Our liquidity needs through March 31, 2023 were satisfied through a payment of $25,000 from our Sponsor to purchase the Founder Shares, the loan of approximately $67,000 from the Sponsor under a promissory note and the proceeds from the consummation of the private placement not held in the Trust Account. We repaid the promissory note in full on May 26, 2021. In addition, in order to finance transaction costs in connection with a business combination, the sponsor or an affiliate of the Sponsor, or certain of our officers and directors may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem necessary in their sole discretion (the “working capital loans”). As of March 31, 2023, and December 31, 2022, there were no amounts outstanding under any working capital loans.
In connection with Graf’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the liquidity condition, the mandatory liquidation and subsequent dissolution that will be required if Graf does not complete a business combination before May 25, 2023 (unless extended in accordance with our amended and restated certificate of incorporation) raises substantial doubt about Graf’s ability to continue as a going concern. Although Management expects that it will be able to raise additional capital to support its planned activities and complete a business combination on or prior to May 25, 2023 (unless extended in accordance with our amended and restated certificate of incorporation), it is uncertain whether it will be able to do so. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after May 25, 2023 (unless extended in accordance with our amended and restated certificate of incorporation). The unaudited condensed consolidated financial statements do not include any adjustment that might be necessary if Graf is unable to continue as a going concern.
Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on Graf’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed consolidated financial statements. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these unaudited condensed consolidated financial statements. The specific impact on Graf’s financial condition, results of operations and cash flows is also not determinable as of the date of these financial statements.
Results of Operations
Our entire activity from January 28, 2021 (inception) through March 31, 2023, was in preparation for our IPO and since our IPO, our activity has been limited to the search for a prospective initial business combination. We will not generate any operating revenues until the closing and completion of our initial business combination. We will generate non-operating income in the form of investment income from our investments held in the Trust Account. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended March 31, 2023, we had a net income of approximately $379,000 which consisted approximately $2.0 million in income from investments held in Trust Account, offset by approximately $860,000 in general and administrative expenses, approximately $50,000 of franchise tax expenses, income tax expense of approximately $404,000, approximately $236,000 in non-operating loss from the change in fair value of warrant liability, and related party administrative expenses of approximately $45,000.
For the three months ended March 31, 2022, we had a net income of approximately $2.0 million which consisted of approximately $2.7 million in non-operating gain from the change in fair value of warrant liability, and approximately $44,000 in income from investments held in Trust Account, offset by approximately $638,000 in general and administrative expenses, approximately $49,000 of franchise tax expenses, and related party administrative expenses of approximately $45,000.
Contractual Obligations
We do not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities at March 31, 2023.
Registration and Stockholder Rights
The holders of our Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of working capital loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of working capital loans) were entitled to registration rights pursuant to a registration rights agreement signed upon the effective date of the IPO. These holders are entitled to make up to three demands, excluding short form registration demands, that Graf registered such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by Graf. We will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
We granted the underwriters a 45-day option from the date of the final prospectus relating to the IPO to purchase up to 2,250,000 additional units less the underwriting discounts and commissions. On June 2, 2021, the underwriters partially exercised the over-allotment option.
The underwriters were entitled to an underwriting discount of $0.20 per unit, or $3.4 million in the aggregate, paid upon the closing of the IPO ($3.0 million) and Over-Allotment (approximately $0.4 million). In addition, $0.35 per unit, or approximately $6.0 million in the aggregate was payable to the underwriters for deferred underwriting commissions (approximately $5.3 million related to the IPO and $0.8 million related to the Over-Allotment). The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that Graf completes a Business Combination, subject to the terms of the underwriting agreement. On May 16, 2022, J.P. Morgan Securities LLC (“JPM”), one of the representatives of the underwriters of Graf’s IPO, waived their deferred underwriting fee that accrued from JPM’s participation in the IPO of approximately $3.9 million. Graf derecognized approximately $3.7 million of the commissions waiver allocated to Public Shares to the carrying value of the common stock subject to possible redemption and the remaining balance of approximately $180,000 as a gain from extinguishment of deferred underwriting commissions allocated to derivative warrant liability.
Administrative Services Agreement
On May 20, 2021, we entered into an agreement that provided that, commencing on the date that Graf’s securities were first listed on the NYSE through the earlier of consummation of the initial business combination and the liquidation, Graf agreed to pay G-SPAC Management LLC, an affiliate of the Sponsor, $15,000 per month for office space, utilities, secretarial, administrative and support services provided to Graf and members of the management team. For the three months ended March 31, 2023 and 2022, Graf incurred expenses of approximately $45,000 under this agreement. As of March 31, 2023 and December 31, 2022, there was an outstanding balance of $15,000 and $0 reported as due to related parties on the unaudited condensed consolidated balance sheets, respectively.

Chief Financial Officer Compensation
On December 21, 2022, we held the Special Meeting, at which Graf Stockholders approved the payment by Graf, directly or indirectly, of $16,667.00 per month base cash compensation to Graf’s full-time Chief Financial Officer, who is not a member of our Sponsor, plus any related taxes (including, without limitation, Medicare and social security), governmental payments and health care benefits, for services rendered to Graf as an employee, contractor or otherwise from May 6, 2022 (retroactive) through Graf’s closing of an initial business combination.
Health Care Benefits
At the Special Meeting, Graf Stockholders also approved the payment by Graf, directly or indirectly, of up to $6,000.00 per month in aggregate for health care benefits to be provided to three of Graf’s full-time executive officers, Mr. Graf, the Chief Executive Officer, Mr. Kuznik, the Executive Vice President, General Counsel and Secretary and Ms. McKee, the Executive Vice President, Strategy, who are not otherwise receiving compensation from Graf, from December 21, 2022 through Graf’s closing of a business combination.
Critical Accounting Policies and Estimates
This management’s discussion and analysis of our financial condition and results of operations is based on our unaudited condensed consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these unaudited condensed consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our unaudited condensed consolidated financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
Derivative Warrant Liability
We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. Graf will evaluate its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.
The Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, Graf recognizes the warrant instruments as liabilities at fair value and adjusts the carrying value of the instruments to fair value at each reporting period until they are exercised. The fair value of the Private Placement Warrants as of March 31, 2023 and December 31, 2022 is determined using Black-Scholes option pricing model. The determination of the fair value of the warrant liability may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Common Stock Subject to Possible Redemption
Graf accounts for its Common Stock subject to possible redemption in accordance with the guidance in ASC 480. Common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable common stock (including shares of common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within Graf’s control) are classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Graf’s Common Stock features certain redemption rights that are considered to be outside of Graf’s control and subject to occurrence of uncertain future events. Accordingly, as of IPO (including exercise of the over-allotment option), 17,161,500 shares of Common Stock subject to possible redemption at the redemption amount were presented at redemption value as temporary equity, outside of the stockholders’ deficit section of Graf’s condensed balance sheets.
We recognize changes in redemption value immediately as they occur and adjust the carrying value of the common stock shares subject to possible redemption to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Effective with the closing of the IPO (including exercise of the over-allotment option), Graf recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.
Net Income Per Share of Common Stock
Graf complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per common stock is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period.
The calculation of diluted net income (loss) per common stock does not consider the effect of the warrants issued in connection with the IPO (including exercise of the over-allotment option) and the private placement to purchase an aggregate of 8,153,833 shares of common stock in the calculation of diluted income (loss) per share, because their exercise is contingent upon future events. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the three months ended March 31, 2023 and 2022. Accretion associated with the redeemable common stock is excluded from earnings per share as the redemption value approximates fair value.
Recent Accounting Standards
In June 2022, the FASB issued ASU 2022-03, ASC Subtopic 820 “Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions”. The ASU amends ASC 820 to clarify that a contractual sales restriction is not considered in measuring an equity security at fair value and to introduce new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value. The ASU applies to both holders and issuers of equity and equity-linked securities measured at fair value. The amendments in this ASU are effective for Graf in fiscal years beginning after December 15, 2023 and interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. Graf is still evaluating the impact of this pronouncement on the unaudited condensed consolidated financial statements.
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our unaudited condensed consolidated financial statements.
Off-Balance Sheet Arrangements
As of March 31, 2023, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.
JOBS Act
The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non- emerging growth companies. As a result, the financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our IPO or until we are no longer an “emerging growth company,” whichever is earlier.
Recent Developments
Resignation of Chief Financial Officer
On April 13, 2023, Sterling Cross, Graf’s Chief Financial Officer and Treasurer, notified Graf of his intention to resign from his position, effective April 14, 2023. Mr. Cross did not advise Graf of any disagreement he had with Graf on any matter relating to its operations, policies, or practices.
Business Combination with NKGen
On April 14, 2023, Graf entered into the Merger Agreement with Merger Sub and NKGen, pursuant to which, subject to the satisfaction or waiver of certain conditions set forth therein, Merger Sub will merge with and into NKGen, with NKGen surviving the Merger in accordance with the DGCL as a wholly-owned subsidiary of Graf.
Pursuant to the Merger Agreement, Graf has agreed to issue to the equityholders of NKGen aggregate consideration of a number of shares of newly issued New NKGen Common Stock in an amount calculated using the Exchange Ratio described in the Merger Agreement. At the effective time of the Merger, each outstanding and unexercised NKGen Option will be cancelled and converted into an option to acquire shares of Common Stock.
The Merger Agreement contains customary representations, warranties and covenants by the parties thereto and the closing is subject to certain conditions as further described in the Merger Agreement. Related ancillary documents, each of which is in connection with the Closing and pursuant to the Merger, include the following: (i) the Sponsor Support and Lockup Agreement, pursuant to which the Sponsor agreed (x) to vote in favor of the Merger Agreement and (y) to subject certain Founder Shares to a prescribed scheme; (ii) NKGen Support Agreements, whereby NKGen Stockholders agreed to vote in favor of the Merger and the adoption of the Merger Agreement, (iii) the Backstop Agreement, whereby the majority stockholder of NKGen agreed to purchase a certain amount of Common Stock; (iv) Lockup Agreements, pursuant to which certain NKGen Stockholders agreed to lockup their shares for a designated time period; and (v) the A&R Registration Rights Agreement, under which New NKGen agreed to register for resale.
The foregoing descriptions of the Merger Agreement, the Sponsor Support and Lockup Agreement, the NKGen Support Agreement, the Backstop Agreement, the Lockup Agreements and the A&R Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the complete text of the Merger Agreement, the Sponsor Support and Lockup Agreement, the NKGen Support Agreement, the Backstop Agreement, the Lockup Agreements and the A&R Registration Rights Agreement, copies of which are filed hereto.
Special Meeting to Extend Timeline to Consummate Business Combination
On May 3, 2023, Graf filed with the SEC, and subsequently mailed to its shareholders, a definitive proxy statement relating to an Extension Meeting to approve, among other things, an amendment to its amended and restated certificate of incorporation to extend the deadline by which it has to consummate a business combination from May 25, 2023 to September 29, 2023. The Extension Meeting was held at 11:00 a.m. Eastern Time on May 22, 2023, at which time the aforementioned amendment was approved.
Appointment of Chief Financial Officer
On May 11, 2023, Graf appointed Sabrina McKee, a member of the Graf Board, as its Chief Financial Officer and Treasurer, effective as of April 14, 2023.
Convertible Promissory Note
In connection with the First Extension and advances the Sponsor may make in the future to Graf for working capital expenses, on May 15, 2023, Graf issued the Graf Working Capital Note to the Sponsor with a principal amount up to $1,500,000. The Graf Working Capital Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of Graf’s initial business combination, or (b) the date of Graf’s liquidation. If Graf does not consummate an initial business combination by the Termination Date, the Graf Working Capital Note will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven. Upon maturity, the outstanding principal of the Convertible Promissory Note may be converted into Working Capital Warrants, at a price of $1.50 per warrant, at the option of the Sponsor. Such Working Capital Warrants will have terms identical to the Private Placement Warrants issued to the Sponsor in connection with Graf’s IPO. Any drawdowns in connection with the Graf Working Capital Note are subject to unanimous written consent of the Graf Board and the consent of the Sponsor.
The foregoing description of the Convertible Promissory Note does not purport to be complete and is qualified in its entirety by reference to the complete text of the Convertible Promissory Note, which is filed hereto.

BUSINESS OF NKGEN
NKGen’s Mission and Vision
NKGen’s mission is to improve patient outcomes in the areas of neurodegenerative and oncological diseases by developing safe and effective cellular therapies that leverage the power of a patient’s immune system. NKGen’s vision is to become the global leader in NK cell therapies.
Overview
NKGen is a biotechnology company developing cell therapies for neurodegenerative and oncological diseases based on activated NK cells. NK cells are part of the human innate immune response system that can selectively identify and destroy abnormal or diseased cells. NKGen’s product candidates are based on a proprietary manufacturing and cryopreservation process which produces SNK cells that have shown increased activity as compared to the starting population of NK cells, based on the results of in vitro experiments performed by NKMAX, as defined by parameters such as cytotoxicity, cytokine production and activating receptor expression. See the sections of this proxy statement/prospectus entitled “Business of NKGen — Background on NK or Natural Killer Cells — The NKGen Manufacturing Process — Activity” and “— Background on NK or Natural Killer Cells — Molecular Characteristics of SNK01” for additional details. SNK cells can be produced in large quantities and cryopreserved, while maintaining high levels of cytotoxicity and activating receptor expression after thawing and reconstitution. NKGen believes that SNK cells have the potential to deliver transformational benefits to patients with both neurodegenerative diseases, such as AD and PD, and oncological diseases.
NKGen’s initial insights into the potential of SNK01, an autologous cell therapy candidate, in neurodegenerative disease is derived from compassionate use data from three patients with AD and two patients with PD. Compassionate use refers to the use outside of a clinical trial of an investigational, or unapproved, medical product (drug, biologic or medical device) in patients with a chronically or seriously debilitating disease who cannot be treated satisfactorily by an authorized medicinal product. Treatment of these five patients with SNK01 was associated with marked improvement in certain clinical symptoms typically associated with AD and PD, such as cognitive, vocal and motor impairments. Although the results from these compassionate use case studies provide no assurance or guarantee that SNK01 will be deemed to be safe or effective for the treatment of AD or PD, and extensive clinical testing and regulatory approval will be required for SNK01, such results led NKGen to initiate formal clinical development of SNK01 as a potential treatment for neurodegenerative diseases. Accordingly, NKGen is conducting a Phase 1 trial in Mexico (MX04) to assess the safety and tolerability of SNK01 in AD patients, and expects to submit an IND to the FDA, and, if authorized to proceed, intends to initiate a Phase 1/2a trial in the United States.
In oncology, SNK01 treatment in Phase 1 trials has demonstrated certain antitumor activity, tumor shrinkage and stabilization of disease in solid tumors as monotherapy, in combination with checkpoint inhibitors, and with targeted therapies. In the monotherapy treatment group with SNK01, six out of nine heavily pre-treated and refractory patients had stopped tumor progression for a period of time. At the highest dose level (which was 4x109 cells in the Phase 1 trial), there was a trend towards tumor reduction, but it did not meet response evaluation criteria in solid tumors. In the combination treatment group of SNK01 and an immune checkpoint inhibitor, which consisted of heavily pre-treated and refractory patients, some patients achieved a partial response or were able to maintain a state of stabilized disease. This Phase 1 trial was not designed to support statistical significance testing.
While NKGen continues to collect data from ongoing combination trials in oncology with SNK01, NKGen is preparing to initiate an FDA IND cleared Phase 1 monotherapy trial with an allogeneic product candidate, SNK02, as early as the second half of 2023. The clinical readouts are expected to serve as the basis for subsequent combination trials.
NK cells are components of the innate immune system, comprising approximately five to fifteen percent of circulating lymphoid cells, or lymphocytes. NK cells have the broad ability to recognize and destroy many types of cells that express markers associated with cellular damage or infection. Target cells for NK cell destruction include, without limitation, cancer cells, damaged neurons and infected cells. Although hundreds of clinical trials have been initiated with NK cells, there have been no FDA approvals of NK cell therapies to date. NKGen believes that a key barrier to improving clinical outcomes is related to how potential NK cell therapies are prepared, and that its proprietary process has the potential to produce NK cells that may be transformational in the treatment of neurodegenerative and oncological diseases.
The NKGen Solution
NKGen has developed an innovative manufacturing process for SNK cells that addresses several factors that NKGen believes have limited the potential of NK cell therapy to date.
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Expandability.   NKGen has demonstrated the ability to generate NK cells from both healthy donors and cancer patients, minimizing manufacturing failures that can leave patients without therapy.

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Activity.   SNK cells have shown the ability to deliver increased NK cell activity per dose as compared to the starting populations of NK cells, based on the results of in vitro experiments performed by NKMAX, as defined by parameters such as cytotoxicity, cytokine production, and activating receptor expression (see the sections of this proxy statement/prospectus entitled “Business of NKGen — Background on NK or Natural Killer Cells — The NKGen Manufacturing Process — Activity” and “— Background on NK or Natural Killer Cells — Molecular Characteristics of SNK01” for additional details).

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Cryopreservation.   NKGen has developed technologies that facilitate the cryopreservation of NK cells that retain the majority of their cell activity. Because of this capability, NKGen believes it is able to generate product candidates that can be made readily available as off-the-shelf therapies.

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Scalability.   NKGen has invested in developing the technology to enable the generation of hundreds of thousands of doses of SNK cells while maintaining high cellular activity and viability. This capability is critical as NKGen seeks to address highly prevalent diseases. NKGen owns and operates a 25,000 sq. ft. drug manufacturing facility in Santa Ana, California, of which approximately half is equipped for GMP production of NK cells.

NKGen has treated approximately 64 oncology patients and 11 patients with AD in clinical trials with SNK01 either as monotherapy or in combination with other agents, including chemotherapy, cetuximab, avelumab, pembrolizumab and AFM24. As of August 1, 2023, these patients account for more than 530 infusions of SNK01. The median number of doses administered per patient across all studies is six infusions, with a minimum of one infusion and a maximum of 38 infusions. Five additional patients have been treated for either AD or PD on a compassionate use basis. There have been no reported significant adverse events (“SAEs”) deemed related to SNK01 and no immune-related AE ≥ Grade 2 attributed to SNK01. These factors have given NKGen confidence to pursue treatment in neurodegenerative diseases, where NKGen is assessing the therapeutic potential of SNK01 directly in human patients, rather than in animal models.
Autologous vs. Allogeneic SNK
NKGen’s novel manufacturing technology allows the production of SNK cells for use in either autologous (SNK01) or allogeneic (SNK02) cell therapy. Autologous SNK01 is manufactured using an individual patient’s own NK cells and the generated product is infused back into the same patient. The patient’s NK cells are purified and culture-expanded for up to 18 days, and the harvested cells are washed, packaged, and stored as a cryopreserved product at ≤-130°C. Allogeneic SNK02, on the other hand, is an “off the shelf” product generated from a healthy donor’s NK cells. The donor-derived NK cells are purified and used to establish a working cell bank (“WCB”). The WCBs are further processed by subjecting the NK cells to long-term culture and multiple passages which allow the production of multiple doses of the allogeneic cell therapy product. The manufactured SNK02 are cryopreserved at ≤-130°C and can be used by any patient.
SNK01
NKGen is developing SNK01 for the potential treatment of neurodegenerative diseases, such as AD and PD, based on data from compassionate use cases in five patients. Based on the reported observations from these cases, and despite the caveats associated with limited data from uncontrolled case studies, NKGen believes that SNK01 has the potential to transform the treatment of such neurodegenerative diseases.

Patients with severe AD, who could no longer walk, talk or feed themselves, partially regained these abilities after treatment. AD is often assessed using the Mini-Mental State Examination (“MMSE”) score. Patients with early-stage disease typically have MMSE scores between 20 and 25. As patients develop moderate symptoms and exhibit clear impairment, their MMSE scores typically range from 13 to 20. One AD patient who was treated by NKGen on a compassionate use basis and exhibited severe dementia, had a documented pre-treatment MMSE score of 12, but improved to an MMSE score of 23 after six doses of SNK01.
NKGen intends to open an IND with the FDA to initiate Phase 1/2 clinical trials to assess the potential of SNK01, first in AD and subsequently in PD. In preparation for these trials, NKGen is conducting a dose escalation Phase 1 safety and tolerability trial of SNK01 that, as of the date of this proxy statement/prospectus, has been dosed in 10 AD patients in Mexico (MX04) under the hospital’s research ethics committee (“REC”) and Mexico regulatory body’s (“COFEPRIS”) approval. As part of this trial, NKGen is conducting cognitive function testing collecting exploratory biomarker data to help assess the effects of SNK01 on disease severity in AD. Data that NKGen has obtained to date indicates that intravenously administered SNK01 was well-tolerated by patients and led to stable or improved cognitive functions. Patients were evaluated using the Clinical Dementia Rating Sum of Boxes (“CDR-SB”), the Alzheimer’s Disease Assessment Scale — Cognitive Subscale (“ADAS-Cog”) and the MMSE, each of which are widely used and clinically validated general cognitive measures in clinical trials for AD. The data also indicated that SNK01 dosing was associated with stable or reduced levels of amyloid protein, tau, and neuroinflammation biomarkers in cerebrospinal fluid (“CSF”) that are suggestive of altering disease pathology. NKGen continues to dose patients and collect data in this trial.
NKGen and NKMAX have also conducted several trials with SNK01 that NKGen believes demonstrates the tolerability and therapeutic potential of SNK cells in oncological diseases. These trials fall into three categories: (1) as a monotherapy, SNK01 treatment in highly advanced progressive cancer patients led to a stabilization of disease in six out of nine evaluated patients for at least nine weeks; (2) in combination with checkpoint inhibitors, the addition of SNK01 led to improved overall survival and an increase in progression free survival in refractory lung cancer patients; and (3) NKMAX’s collaboration with Merck KGaA, NKMAX is also conducting a Phase 1/2a trial investigating the combination of SNK01 with a therapeutic antibody, cetuximab, marketed as Erbitux® in advanced epidermal growth factor receptor (“EGFR”) mutated NSCLC that is refractory to tyrosine kinase inhibitors. Preliminary results from this collaborative trial presented at the annual American Society of Clinical Oncology (“ASCO”) 2023 meeting in June 2023 showed that three of six patients treated with SNK01 in combination with cetuximab achieved partial responses. All other patients treated with SNK01 had stable disease at the time of analysis for the ASCO meeting.
SNK02
Based on the proof-of-concept data generated with SNK01 in oncological diseases, the preference to use an off-the-shelf product and evidence suggesting there may be an improved antitumor response using allogeneic NK cells compared to autologous NK cells, NKGen is transitioning its oncological diseases development program from SNK01, an autologous product, to SNK02, an allogeneic product. As a result, NKGen believes that SNK02 may have greater potential in human clinical trials. Because of NKGen’s manufacturing expertise, NKGen anticipates that it will be able to create hundreds of thousands of doses of cryogenically preserved SNK02 which can be made readily available to patients, improving upon the current time and resource-intensive process of generating fresh NK cell products on demand. NKGen received IND clearance from the FDA in October 2022 and anticipates initiating clinical testing of SNK02 in the United States in the second half of 2023. NKGen’s allogeneic NK cell therapy product candidate will undergo clinical testing without the need for lymphodepletion. NKGen believes this may provide an advantage in terms of antitumor response.
Background
NKGen was founded in the United States in 2017 as a majority-owned subsidiary of NKMAX, a leading biotechnology company in South Korea that specializes in NK cell therapy and the development and manufacture of diagnostic assays, antibodies, and proteins. NKMAX became a publicly traded company on the KOSDAQ in 2015. Shortly thereafter, NKMAX began developing a unique NK cell therapy leading to the creation of a subsidiary in Japan via a collaboration with a Japanese clinic. Through this collaboration, NKMAX obtained early data on its autologous NK cell therapy treatment in human patients. This data served as the basis for NKMAX’s clinical strategy development and provided the basis in 2019 for starting, together with a leading hospital in South Korea, its first clinical trial in non-small cell lung cancer patients using an autologous NK cell therapy, SNK01, combined with an immune checkpoint inhibitor (“ICI”), pembrolizumab. NKGen was founded to further develop SNK01 in oncological and neurodegenerative diseases, such as AD and PD.
After SNK01 was developed, NKMAX proceeded to develop an off-the-shelf cryopreserved allogeneic NK cell therapy, SNK02, to expand its clinical program in oncology. NKMAX plans to initiate its Phase 1 SNK02 trial in South Korea, pending IND approval which is currently under review by the South Korean regulatory body, MFDS. NKGen expects to start a Phase 1 study for SNK02 in the United States in the second half of 2023.
In accordance with the terms of the Intercompany License, NKGen has a license to use all data (non-clinical, clinical, and any other data) that NKMAX controls that would be reasonably useful to develop, manufacture, have manufactured, use or commercialize NK cell pharmaceutical products, processes, services, or therapies in the Licensed Territory. As such, NKMAX’s clinical development in South Korea is expected to continue to provide insight into the potential uses for SNK cells for years to come, for which NKGen will have the right to use the data. See the section of this proxy statement/prospectus entitled “Business of NKGen — Licensing Agreements — NKMAX License” for additional details.
The NKGen team
Sangwoo Park, the Founder and President of NKMAX, serves as Executive Chairman of NKGen. Paul Y. Song, MD, the CEO of NKGen, is a board certified radiation oncologist and has nearly 25 years of experience as a biopharma executive. Dr. Song was the co-founder and CEO of Fuse Biotherapeutics, Inc. and previously served as Chief Medical Officer at NKGen and other biotechnology companies. Yong Man Kim, Ph.D., NKGen’s Chief Scientific Officer, has over 14 years of industrial experience in cell therapeutics. Prior to joining NKGen, Mr. Kim served as the GMP and R&D Center Director for Pharmicell Co., Ltd, a well-known South Korean stem cell biotechnology company. Pierre Gagnon, NKGen’s Chief Operating Officer, joined NKGen from NKMAX, where he was a board member and oversaw operational activities including marketing, legal, regulatory and IP matters.
Strategy
NKGen’s goal is to bring transformative NK cell therapies to patients with both neurodegenerative and oncological diseases and thereby to realize the potential of the NKGen team’s extensive NK cell expertise. NKGen believes its differentiated strategy enables it to leverage its highly integrated platform to develop and manufacture NK cell therapies. NKGen’s expansion into neurodegenerative diseases as well as its solid tumor oncology strategy serve as pillars for the company’s unique NK cell therapies. Key highlights of NKGen’s strategy include, but are not limited to:
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Advance clinical development of SNK01 in AD.   The results obtained thus far with SNK01 in advanced AD patients have revealed the possibility of bringing transformational therapeutic benefits to patients. NKGen is pursuing this opportunity and intends to submit an IND to the FDA, and, if authorized to proceed, plans to initiate a Phase 1/2a trial in the United States in moderate to severe AD patients in the second half of 2023.

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Advance clinical development of SNK01 in PD.   Preliminary results from patients treated with SNK01 in a compassionate use basis suggests that SNK01 is well-tolerated and has the potential to be a disease-modifying agent in PD. NKGen intends to submit an IND to the FDA, and, if authorized to proceed, plans to initiate a Phase 1 clinical trial in advanced PD patients in the first half of 2024.

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Develop SNK02 as the backbone for multiple oncology therapies.   Based on data generated with SNK02, which shows similar characteristics to SNK01, NKGen believes that its SNK02 allogeneic product candidate presents the opportunity for a scalable off-the-shelf alternative to its autologous SNK01 product. NKGen obtained an IND clearance from the FDA in October 2022 for SNK02 in solid tumors and anticipates initiating a Phase 1 trial in the second half of 2023. NKGen is also developing chimeric antigen receptor (“CAR”), derivatives of SNK02 to target certain high-prevalence solid tumors.
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Accelerate development in oncology through collaboration.   NKGen has identified potential opportunities for SNK cell therapy to significantly enhance the antitumor potential of leading cancer therapeutics such as immune checkpoint inhibitors and therapeutic antibodies. NKGen established a collaboration with Merck KGaA (through AresTrading) to evaluate combinations of SNK01 with avelumab, and anticipates establishing similar partnerships with other biotechnology companies in the future.

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Continue to invest in manufacturing technology.   NKGen’s SNK manufacturing technology has demonstrated the ability to address certain key limitations of other NK cell manufacturing approaches. NKGen believes it is capable of producing hundreds of thousands of potential doses of NK cell therapies from material collected from a single donor. NKGen believes this is critical in unlocking the therapeutic potential of NK cell therapies. NKGen continues to optimize the industrialization of its processes that will be required to address the market opportunities presented by its clinical development activities. Finally, NKGen plans to invest in optimizing and developing the automation of its processes. NKGen owns and operates a 25,000 sq. ft. drug manufacturing facility in Santa Ana, California, of which approximately half is equipped for GMP production of NK cells.

Pipeline
Background on NK or natural killer cells
NK cells are part of the human innate immune response system that can selectively identify and destroy abnormal or diseased cells. Unlike cells of the human adaptive immune response system, such as T cells, NK cells do not require prior sensitization or co-stimulation for activity, which is why they are referred to as so-called “natural” killers. This property allows NK cells to quickly mount an immune response within the human body. By contrast, it may take a week or more for T cells to expand to numbers that are meaningful enough to mount an effective immune response against a new antigen.
NK cells function through several mechanisms. NK cell stimulation and effector function depend upon the integration of signals derived from two distinct types of receptors — activating and inhibitory receptors. Normal healthy cells express major histocompatibility complex (“MHC”) class I molecules on their surface, which act as ligands for inhibitory receptors and contribute to the self-tolerance of NK cells. However, virus-infected cells or tumor cells lose surface MHC class I expression, leading to lower inhibitory signal in NK cells. Simultaneously, cellular stress associated with viral infection or tumor development such as DNA damage response, senescence program or tumor suppressor genes upregulate ligands for activating receptors in these cells. NK cell activation occurs as a consequence of receptor activation, which leads to a shift in signal balance towards activation and, subsequently, the killing of target cells via the release of lytic granules such as perforin and granzyme. Additionally, NK cells can initiate apoptosis via death receptors by expressing TRAIL and/or Fas ligand, which engage TRAIL-R1/-R2 or CD95/Fas on the target cell surface. Furthermore, NK cells can indirectly eliminate target cells by releasing cytokines that recruit and stimulate components of the adaptive immune system. NK cells also promote cell killing through a process known as antibody-dependent cellular cytotoxicity (“ADCC”) in which the NK cells recognize and kill cells targeted by antibodies.

MHC Class I
Inhibitory KIRS
PD1
PDL1
Antibody
CD16
Tumor antigen
NK cell
Tumor cell
NKG2D
NKG2DL
NCRs
NCRL
Non-self MHC
Activating KIRs

Figure 1.   NK cells have multiple activating and inhibiting receptors to recognize abnormal or diseased cells. The balance between activating and inhibiting signals determines the NK cell’s response.

Recognition
Direct Cytotoxicity
Granules
Activating Receptor
"Induced self"
Tumor Antigen
Inhibitory Receptor
"Missing self"
MHC I
Tumor Cell
NK CELL
Cytokine Receptor
CCL3, CCL4
FasL/TRAIL
FAS
TRAILR
CD16 (fcγRIIIa)
Granzyme B
Perforin
Death Receptor
ADCC
Tumor Cell
IFN-γ
CD4+ T cell
TCR
MHC
DC
MHC
TCR
CD8+ T cell
IL-12
Immune Modulation
NK-cytokine DC axis

Figure 2:   The mechanism of NK cell function in cancer.
Role of NK cells in preventing disease
NK cell activity is vital for maintaining health in many systems of the body, but the activity of these cells can wane during times of stress and fatigue. Infections, medications like steroids or immunosuppressants, and disordered sleep can all decrease NK cell activity in the short term. A recent review in Cells (2022) has proposed that the long-term decrease in NK cell activity experienced with age may be a contributor to the development of neurodegenerative and oncological diseases.
In extremely rare cases, primary immunodeficiency disease can be caused by mutations that lead to NK cell deficiency. These patients experience serious and recurrent viral infections and an increased risk of cancer. Most patients who do not obtain a hematopoietic stem cell transplant die in childhood or adolescence. While cases of severe NK cell deficiency are quite rare, the number of NK cells in otherwise healthy individuals is correlated with increased protection against infections including those of viral and bacterial origins.
Unlike infections, where the acute nature of the infection allows the specific roles of NK cells to be clearly identified, there are several other diseases for which the data linking NK cell activity to disease development is primarily correlative. One of the primary drivers of both a decrease in NK cell activity and a decrease of total NK cell numbers is aging. With increased age comes increased risks of developing diseases such as neurodegenerative and oncological diseases. For example, researchers in Japan previously found evidence that increased NK cell cytotoxicity was found to be associated with reduced cancer risk in a decade-long study. More recently, additional studies have found evidence that higher NK cell cytotoxicity and higher expression of activating receptors were associated with reduced cancer risk.
The potential of NK cell therapy to treat disease
The broad efficacy of NK cells in recognizing and eliminating abnormal or diseased cells positions NK cells as a basis for potential therapies for multiple diseases. For example, the treatment of cancer patients with NK cell therapies has shown encouraging antitumor activity. Complete remission rates of up to 50 percent have been observed following a single administration of allogeneic NK cells in patients with hematological malignancies such as relapsed or refractory acute myelogenous leukemia (“AML”). Modest clinical responses have also been reported in patients with solid tumors such as NSCLC; platinum-resistant ovarian cancer; and multiple myeloma. An advantage of NK cells over other types of immune cells used for cell therapy is that NK cells have been generally well-tolerated in clinical trials with few reports of serious adverse effects, thereby increasing the feasibility of testing in many indications. Unlike other immune cells used in cell therapies, NK cells do not recognize specific MHC alleles and thus can be administered as allogeneic therapies without the need for immune matching to individual patients. Notably, allogeneic NK cell therapies in the non-transplant setting have been administered to hundreds of individuals without life-threatening graft versus host disease, or major treatment-related toxicities.
Overall, there have been over 500 clinical trials with NK cells. Combination trials have comprised the majority of the more recent trials. Agents commonly combined with NK cells include NK cell stimulatory cytokines and cytokine derivatives and targeted chemotherapy agents. NK cells are the primary mediator of therapeutic oncology antibody therapy, which has led to the initiation of combination trials with antibodies such as trastuzumab, an anti-HER2 antibody, and cetuximab, an anti-EGFR antibody.
Challenges in developing NK cell therapies
Although literature and clinical experience have provided a rationale for the therapeutic use of NK cells, there have been a number of challenges that have limited NK cells’ clinical potential including, but not limited to.
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Expansion limitations.   Existing manufacturing processes have not been optimized for robust production of NK cells from all patients or donors and this unpredictable expansion capability often represents a major hurdle in developing a therapeutic product.

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Low activity during expansion.   Extended periods of cell culture, intended to increase cell numbers, can lead to loss of cell activity as compared to the starting population of NK cells and induce senescence.

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Loss of activity following cryopreservation.   Cryopreserved NK cells have been reported at an effector to target (E:T) ratio of 10:1 to have about 50 percent decrease in cell-killing activity compared to freshly prepared NK cells.

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Difficult to scale commercially.   Because of the relatively short half-life of NK cells, therapy often requires multiple doses, which is difficult to achieve with existing manufacturing processes.

To date, these limitations have often restricted the ability of other NK cell therapy companies to timely generate truly off-the-shelf allogeneic products where hundreds of thousands of doses may be required to meet clinical needs.
NKGen believes that these factors have led to the treatment of patients with NK cells that fail to demonstrate the full potential of NK cell therapy because of the low activity (as compared to the starting population of NK cells) based on in vitro experiments performed by NKMAX and the low numbers of NK cells that can be delivered with each dose. The combination of low activity (as compared to the starting population of NK cells) and low cell numbers also typically imposes the requirement that patients undergo lymphodepletion to enable NK cell therapy to survive due to competition for cytokine support from other immune cells. NKGen believes that lymphodepletion is counterproductive for a therapy that is intended to stimulate an immune response to disease. Lymphodepletion also often limits the ability to administer repeat doses to patients, especially for NK cell product candidates that must be freshly prepared rather than cryopreserved and prepared for use as needed.
The NKGen solution — SNK cells
NKGen aims to develop NK cell therapies that address the limitations described by others, by focusing on the optimization of parameters that it believes are critical for NK cell therapy to drive clinical and commercial success. These optimization parameters include, but are not limited to:
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improved cell expansion capabilities;

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production of highly active cells compared to the starting population of NK cells;

•
process improvements to enable cryopreservation with minimal loss of NK cell activity pre- and post-freezing; and

•
the ability to generate cells using GMP processes at a commercial scale.

NK cells typically comprise between approximately five and fifteen percent of circulating lymphocytes. NKGen isolates NK cells from these blood samples and expands them using a proprietary process generating what the company refers to as SNK cells. SNK cells are then delivered to the patient without the need for preconditioning through lymphodepletion.
Figure 3.   Overview of SNK01 autologous process of isolating, expanding, and treating patients with cell therapy.
NKGen refers to its autologous NK cell product candidate as SNK01 and its allogeneic NK cell product candidate as SNK02.
The NKGen manufacturing process
Processes for isolating and expanding NK cells involve the use of cytokines such as interleukin-2, or IL-2; interleukin-15, or IL-15; and interleukin-21, or IL-21; often used in combinations. In some cases, other cells, referred to as feeder cells, are used to provide signaling stimuli to NK cells to increase their activation and proliferation. The reported cell expansion efficiencies of these processes vary widely from approximately five-fold in two weeks to over a thousand-fold in the same time period.
NKGen has developed a proprietary process that combines cytokine stimulation and feeder cell culture that routinely results in expansions over a period of seventeen to eighteen days of several thousand-fold. This process typically yields a population of cells that are greater than 99 percent NK cells as measured by high levels of expression of an NK cell marker, CD56, and low expression of a CD3, a T cell marker.
Figure 4.   The NKGen manufacturing process results in a highly enriched population of NK cells.

Expandability
The NKGen process is highly reproducible from patient to patient which is critical for autologous therapies. Ideally, the goal is for every patient who is recommended for treatment to have access to NK cell therapy on a timely basis, rather than add to their risk of disease progression due to manufacturing failures or delays. NKGen has demonstrated its ability to generate large quantities of SNK01 cells from both healthy donors and cancer patients, the latter being essential for the development of autologous cell therapy for these individuals. This contrasts with traditional methods of autologous NK cell expansion from cancer patients, for which prior cancer treatments negatively affected both the ability to expand NK cells and their activity as compared to the starting population of NK cells, based on in vitro experiments performed by NKMAX.
Figure 5.   In vitro experiments performed by NKMAX show NKGen manufacturing process is reproducible in both healthy donors and heavily pretreated cancer patients.
Activity
NKGen designed its manufacturing process to generate NK cells that have increased activity compared to the activity of the initial and expanded NK cells obtained from donors. Importantly for their intended use as therapeutics, NKGen’s manufacturing process generates SNK01 cells that have similar potencies across donors regardless of the activity of the original donor’s NK cells. The NK cell activity of expanded SNK01 cells from the initial NK cells of three donors was shown in vitro experiments performed by NKMAX to have increased relative to the NK cell activity of donor-matched initial and unexpanded NK cells. This was demonstrated by an increase of cytotoxicity, cytokine expression of IFN-γ and TNF-α, and expression of activating NK cell receptors as described below.
To characterize the cytokine released by expanded NK cells upon short incubations with K562 target cells, expanded NK cells were incubated with target cells and their supernatants that were harvested, and the concentration of 36 different human cytokines and chemokines were determined by a proteome profiler human cytokine array kit by NKMAX. The stimulation of NK cells with K562 cells induced IFN-γ and TNF-α secretion. Moreover, to investigate the ability of cytokine secretion by NK cells, the number of NK cells producing TNF-α and IFN-γ in response to K562 stimulation was analyzed by intracellular staining with initial and unexpanded and expanded NK cells. After stimulation with K562, the expression levels of TNF-α and IFN-γ were increased 68.5-fold and 8.2-fold, respectively, in the expanded NK cells (expressed 7.54% ± 0.10% of TNF-α and 55.30% ± 1.10% of IFN-γ), compared to the initial and unexpanded NK cells (expressed 0.11% ± 0.01% of TNF-α and 6.75% ± 0.60% of IFN-γ). In addition, the expression levels of TNF-α and INF-γ upon stimulation with K562 cells were increased 2.9-fold and 1.6-fold, respectively, in the simulated expanded NK cells (expressed 7.54 ± 0.10% of TNF-α and 55.30 ± 1.10% of IFN-γ), compared to the unstimulated expanded NK cells (expressed 2.60 ± 0.10% of TNF-α and 33.80 ± 0.50% of IFN-γ).
To characterize cytotoxicity of expanded NK cells toward K562 target cells, a comparison of cancer cell killing ability was done before and after culturing of SNK01. The cytotoxicity of SNK01 was shown to have increased several folds (i.e., 2.0- to 10.9-fold) higher than before NK Cell expansion from the same donor sample. Refer to Figure 6 in which donor 1 cytotoxicity went from less than 8.4% to approximately 91.8%, donor 2 cytotoxicity went from approximately 21.60% to approximately 90.1%, and donor 3 cytotoxicity went from approximately 44.70% to approximately 91.0%. In an NK cell cytotoxicity assay, the cancer cell killing ability percentage represents the proportion of target (cancer) cells that have been killed by the NK cells. For example, if the assay in Figure 6 below shows a 90% cytotoxicity, it means that approximately 90% of the target (cancer) cells have been killed by the NK cells, while the remaining 10%are still alive. Higher percentages indicate greater cytotoxic activity and a more effective response by the NK cells.
Figure 6.   In in vitro experiments performed by NKMAX, SNK01 cells have demonstrated increased activity as compared to the NK cells from which they were derived.
To investigate the change in the percentage expression level of NK cell activating receptor on expanded NK cells, both expanded and initial NK cells were stained with antibodies for NK cell activating receptors of CD16, NKp30, NKp46, NKp44, and NKG2D, and then analyzed by flow cytometry. There was an increase of 1.2-fold for CD16 (expressed 97.21 ± 1.76%), 5.8-fold for NKp30 (expressed 97.32 ± 3.58%), 135.1-fold for NKp44 (expressed 62.15 ± 14.88%), 2.3-fold for NKp46 (expressed 93.98 ± 6.59%), and 1.1-fold for NKG2D (expressed 99.88 ± 0.10%) in the expanded NK cells, compared to initial unexpanded NK cells (expressed 80.83 ± 14.63% for CD16, 16.81 ± 13.06% for NKp30, 0.46 ± 0.38% for NKp44, 40.32 ± 23.07 for NKp46, and 91.29 ± 8.18% for NKG2D). Please see Figure 9 and Figure 10 below for more details.
The results of these in vitro experiments show significant increases with p values below 0.05 from the three donors. However, no statistical analyses were performed in a larger population of donors. Accordingly, we cannot guarantee that the results for every donor or the median donor would have been statistically significant in a larger population.
Cryopreservation
NKGen has developed a cryopreservation method that preserves not only the viability of SNK cells but, more importantly, an increased level of their activity. NKGen has shown that the cell-killing activity of both unmodified SNK cells and genetically modified CAR NK cells are largely preserved after thawing. NKGen believes that the high activity of SNK cells, as compared to the starting population of NK cells, combined with the slightly decreased activity observed during cryopreservation enables the company to generate off-the-shelf NK cell product candidates that are more active than many freshly prepared NK cells generated by other methods.

Figure 7.   In in vitro experiments performed by NKMAX, the NKGen cryopreservation method preserves the increased activity of SNK product candidates (as compared to the starting population of NK cells).
Scaling
NKGen believes its manufacturing process is highly scalable. Cells that are produced show little loss of activity as compared to the starting population of NK cells, nor is there evidence of senescence even after extended periods of cell culture. This potential scalability will enable the company to generate hundreds of thousands of doses of allogeneic SNK cells from a single donor. Combined with the ability to cryopreserve these cells, NKGen believes that it will have the capacity to offer off-the-shelf cell therapy solutions to patients. However, NKGen has not yet developed a validated method of manufacturing its product candidates for long-term storage, in large quantities without damage, in a cost-efficient manner and without degradation beyond two years. NKGen owns and operates a 25,000-square-foot drug manufacturing facility in Santa Ana, California, of which approximately half is equipped for GMP production of NK cells.
Figure 8.   No evidence of senescence, measured by telomere length, with extended expansion of SNK02 cells from multiple donors.
Molecular characteristics of SNK01
The levels of a group of natural cytotoxicity receptors (“NCRs”), including NKp30, NKp46 and NKp44, typically increase during the manufacturing of SNK01. These receptors have been shown to be critical for the recognition and elimination of tumor cells. One of the ligands for NKp30, for example, is B7-H6, a common tumor antigen. The binding of NKp30 to B7-H6 leads to the secretion of cytokines such as TNF-alpha and IFN-gamma, and cell lysis perforins and granzymes. Expression of NKp30 has also been shown to correlate with overall improved survival and better prognosis in gastrointestinal stromal tumors. Whereas resting NK cells routinely express low levels of NKp30 and NKp46, NKp44 is only found on activated NK cells. Cell surface receptor expression between the starting (primary) NK cells and the expanded SNK cells have also been shown to increase several fold. In Figures 9 and 10, the cell receptor NKp30 went from approximately 0% to 95%, approximately 20% to 100%, and approximately 30% to 100% in donors 1, 2 and 3, respectively. The cell receptor NKp46 went from approximately 10% to 80%, approximately 40% to 100%, and approximately 60% to 100% in donors 1, 2 and 3, respectively. The cell receptor NKp44 went from approximately 0% to 45%, approximately 0% to 65%, and approximately 0% to 75%, in donors 1, 2 and 3, respectively. The cell receptor NKG2D went from approximately 70% to 100%, approximately 75% to 100%, and approximately 75% to 100% in donors 1, 2 and 3, respectively. Its high level of expression on SNK01 along with the elevated levels of NKp30, NKp44 and NKp46 serves as a confirmation of the activation state of SNK01.
Figure 9.   In in vitro experiments performed by NKMAX, increased expression of NCRs during the manufacturing of SNK01 was observed across donors.
SNK01 cells also typically have high expression of NKG2D, a master regulator of immune response, and DNAM-1, a receptor that is essential for NK-cell mediated lysis of damaged cells such as tumor cells.
Figure 10.   SNK01 cells have high expression of NKG2D and DNAM-1.
SNK01 for the treatment of neurodegenerative diseases
NKGen is developing SNK01, an autologous NK cell therapy, for the treatment of neurodegenerative diseases including AD and PD. Results from case studies of SNK01 administered on a compassionate use basis have shown reversal of several symptoms in patients with advanced stages of these diseases. These results stand in contrast to many of those reported for other therapies in neurodegenerative diseases, for which meaningful improvements in parameters such as cognition have rarely been observed. NKGen believes that SNK01 has the potential to transform the treatment of these debilitating diseases and the company is initiating clinical trials to explore these early signals.
Alzheimer’s disease background
AD is a progressive neurodegenerative disorder that slowly destroys memory and cognitive ability and eventually even the ability to carry out simple tasks. Its symptoms include cognitive dysfunction, memory abnormalities, progressive impairment in daily living activities, and a wide range of behavioral and neuropsychiatric symptoms, including agitation and aggression.
One of the most common initial symptoms of AD is memory impairment, and in particular, the ability to recall recent events. As AD progresses, deficits in language begin to emerge. Worsening cognitive function brings about deficits in both executive function and problem solving. Patients often become less organized and less motivated. As the disease progresses, an inability to complete tasks emerges and patients typically require increasing levels of assistance for daily living activities, such as hygiene and feeding.
In late-stage disease, behavioral and psychiatric symptoms, such as apathy, social disengagement, and irritability are common. Some patients develop agitation, aggression, wandering, and psychosis. AD patients frequently develop sleep disorders and ten to twenty percent experience seizures. The severity of AD is often assessed using the MMSE score. Patients with early-stage disease typically have MMSE scores between 20 and 25. As patients develop moderate symptoms and exhibit clear impairment their MMSE scores typically range from 13 to 20. Patients with low double digit and with single digit MMSE scores usually require 24-hour supervision and assistance with activities of daily living. The average life expectancy after a diagnosis of AD has been reported to be between eight and ten years.
Figure 11.   MMSE score can be used to stage AD patients.
AD is highly prevalent
The Alzheimer’s Association estimates that there are 6 million people in the United States suffering from AD and an estimated 500,000 AD-associated deaths every year. According to the Alzheimer’s Association, one in nine Americans over the age of 65 have AD. In people aged 85 and above, the prevalence rate increases to about one in three persons.
In addition to its often debilitating effect on patients’ cognition and day-to-day functioning, AD places a significant burden on the healthcare system. The direct cost of care in 2020 for patients with AD in the

United States was estimated to be $305 billion, with this cost expected to grow to more than $1 trillion by 2050 as the population ages.
Current therapies for AD
There are currently no known cures or clinically meaningful disease-modifying therapies for AD, despite clinical trials of numerous agents over a wide range of mechanisms. Two classes of therapies are approved for the treatment of symptoms of AD. Acetylcholinesterase inhibitors donepezil, galantamine and rivastigmine are designed to slow the degradation of acetylcholine, helping to preserve neuronal communication. Glutamatergic modulators such as memantine, designed to block sustained, low-level activation of the N-methyl-D-aspartate or NMDA receptor, also often provide temporary symptomatic relief. These drugs often provide temporary benefits but do not slow or halt neuronal death. In addition, antidepressants and antipsychotics are often prescribed off-label to treat the symptoms of severe AD when patients suffer from agitation, aggressive behaviors, psychosis and depression.
Recent drug candidates under development for AD include those focused on reducing amyloid beta accumulation or clearance in the brain, the phosphorylation of tau protein, chronic inflammation, vascular dysfunction, metabolic dysregulation and neurotoxicity. However, most of these drug candidates have failed to demonstrate any significant cognitive improvement. Two therapies, both antibodies directed against amyloid beta, have recently received accelerated approval by the FDA: aducanumab, marketed as Aduhelm® by Biogen, and lecanemab, marketed as Leqembi® by Eisai and Biogen. Both of these drugs aim to reduce levels of amyloid beta plaques.
Parkinson’s disease background
PD is a progressive neurodegenerative disorder that is most commonly characterized by resting tremors, slow motor movement, rigidity, and gait difficulty. The symptoms of PD result from degeneration and death of nerve cells in the substantia nigra, a part of the brain that produces the neurotransmitter dopamine. Progressive loss of dopamine-producing neurons results in loss of control of motor function with symptoms typically becoming apparent after 60 percent to 80 percent of a patient’s neurons have already died. Further disease progression often leads to more serious neurologic dysfunction and death.
The Parkinson’s Foundation estimates that nearly one million people in the United States are living with PD and there are 90,000 new diagnoses made each year. Worldwide it is estimated that there are seven to ten million people with PD. The combined direct and indirect cost of PD, including treatment, social security payments and lost income, is estimated to be nearly $52 billion per year in the United States alone.
Current therapies for PD
The primary treatments for PD are currently centered on increasing and preserving levels of dopamine. Levodopa is a direct precursor of dopamine and is the primary treatment for patients with advanced disease. Levodopa is administered orally, sometimes with carbidopa which limits the amount of levodopa that is metabolized before it has a chance to reach the brain. Proper dosing of levodopa can be challenging due to adverse events seen when peak drug levels are reached following administration of a dose and the reemergence of symptoms when drug levels drop between doses. Other drugs, such as monoamine oxidase-B inhibitors and catechol-O-methyltransferase inhibitors are sometimes used to help increase dopamine levels in the brain by preventing its breakdown. There currently are no known therapies that function to slow the progression of the disease. Existing therapies only help to address the symptoms.
Initial clinical report of SNK01 in neurodegenerative disease
Autologous NK cells have been used by physicians in Japan for several years to treat oncology patients including those with glioblastoma under the Regenerative Medicine Safety Act. A key advantage of non-genetically modified autologous cell therapies derived from somatic cells is that they are recognized by the patient’s immune system as their own. They also have a low risk of cancerous transformation. According to the above-mentioned review by Liu and coworkers published in 2021, hundreds of patients have been treated in a number of different countries with autologous NK cells. NKGen believes that the primary current limitation on even broader use of autologous NK cell therapy is weak efficacy.
Initially, NKMAX collaborated with a Japanese hospital to explore the potential of SNK01 cells in the treatment of various types of diseases associated with weak or dysfunctional NK cells. Treatment with SNK01 appeared to have some positive clinical effect in a patient with neurodegenerative disease. This result suggested the possibility of using SNK01 cells to directly treat neurodegenerative diseases.
Role of NK cells in neurodegenerative disease
Neuroinflammation is a common finding in neurodegenerative diseases and is the basis of immune therapies such as natalizumab, marketed as Tysabri® by Biogen, and fingolimod, marketed as Gilenya® by Novartis. These therapies have demonstrated the ability to slow disease progression in multiple sclerosis, but they have not led to significant reversal of neurological damage and despite widespread commercial availability there is currently no definitive clinical evidence for their efficacy in other neurodegenerative diseases such as AD and PD.
Although it is widely accepted that neuroinflammation in AD is driven by microglia and astrocytes, T cells are believed to be key mediators of the inflammatory response. In the past, it was generally believed that the brain was immunologically privileged with little communication with the systemic immune system. This immune privilege is not absolute but is instead a tightly regulated process in which immune cells can selectively cross into the brain. In particular, T cells that have high levels of expression of chemokine receptors, such as CXCR3, are recruited to the brain and promote both autoreactive neuronal toxicity and increased levels of proinflammatory cytokines.
NK cells have been shown to have a protective role in other diseases caused by autoreactive T cells through cytokine production and direct killing of T cells. NK cells have also been associated with the process of removing accumulated protein deposits from mouse brain disease models in both PD and AD. Studies in AD patients have shown that the number of NK cells in peripheral blood is lower than that found in healthy control subjects. In addition, the NK cells that are present in AD patients are enriched in a subset of NK cells with reduced cytotoxic activity.
These findings are consistent with a dysfunctional NK cell activity in some neurodegenerative diseases and suggest a potential role for NK cell therapy to reduce neuroinflammation caused by autoreactive T cells as well as the potential to reduce accumulated protein deposits themselves. In addition, damaged neurons have been shown to express NKG2D ligands enabling them to be recognized and eliminated by NK cells. Despite these findings, there has been, until now, no known efforts or direct clinical evidence supporting the potential effectiveness of NK cell treatment in neurodegenerative diseases. This is especially true for those associated with neuroinflammation.
Rationale for the use of SNK01 in neurodegenerative disease
Several characteristics of SNK01 cells differentiate them from other NK cells and NKGen believes make them attractive candidates for the treatment of neurodegenerative diseases. One of the most critical factors is the increased expression of chemokine receptor CXCR3.

Figure 12.   Nearly 100 percent of SNK01 cells express CXCR3.
Neuroinflammation in AD and other neurodegenerative diseases is associated with high levels of inflammatory cytokines such as IFN-gamma. These cytokines, in turn, lead to the production of a series of chemokines that are natural ligands for CXCR3 resulting in the recruitment of immune cells to sites of inflammation. In neurodegenerative diseases, the activation of CXCR3 by these chemokines typically drives microglial activation and leads to the recruitment of cytotoxic T cells into the brain. The resulting increase in immune activation often causes further propagation of neuroinflammation. CXCR3 ligands have been found to be highly expressed in damaged neurons and amyloid plaques and the importance of CXCR3 in driving AD pathologies was demonstrated in mouse models, where the knockout of CXCR3 prevented plaque formation and improved cognition. NKGen believes that the high levels of CXCR3 expression on SNK01 cells has the potential to result in greater localization of SNK01 to the brain than possible with NK cells with low CXCR3 expression.
Once in the brain, NKGen believes SNK01 has the potential to deliver therapeutic benefit by reducing neuroinflammation. There are several potential mechanisms by which NKGen believes SNK01 will result in favorable activity in neurodegenerative diseases including, but not limited to:
•
suppression and elimination of autoreactive T cells via recognition of upregulated ligands for DNAM-1 and NKG2D receptors;

•
potential elimination of damaged neurons that express ligands for NKG2D; and

•
stimulation of microglia and macrophages to remove protein aggregates through secretion of cytokines such as IFN-gamma.

SNK01 Compassionate Use Program
SNK01 has been used to treat a total of five patients with severe or moderate AD or PD with SNK01 on a compassionate use basis. Although the results from these compassionate use treatments do not provide assurance or a guarantee that SNK01 will be deemed to be safe or effective for the treatment of AD or PD generally, and extensive clinical testing and regulatory approval will be required for SNK01, they led NKGen to initiate formal clinical development of SNK01 as a potential treatment for neurodegenerative diseases. The following is a summary of the compassionate use cases with respect to the three patients with severe or moderate AD.
•
AD Case 1:   A 38-year-old individual who was heterozygous for a mutation encoding an amino acid substitution at Leu113 of the PSEN1 gene received seven infusions of SNK01 over a period of five months between 2020-2021 on a compassionate use basis. Mutations in PSEN1, the gene encoding presenilin-1, are the most common cause of familial AD. At the end of the treatment period, this patient was reported by the patient’s treating physician and family members to have an improved ability to walk, talk and feed themself. No baseline MMSE score could be calculated for this patient, as the patient was non-verbal. This patient’s physician and family members did not report any adverse reactions related to the SNK01 treatment.

•
AD Case 2:   A 70-year-old individual with advanced AD received 6 infusions of SNK01 over a period of 8 months in 2020 on a compassionate use basis. The individual could no longer remember their family members’ names, where such individual lived, how to feed themself, or how to navigate through their home on their own. Treatment was suspended due to COVID-19 restrictions and the individual’s condition reverted to their pre-treatment baseline after approximately six months from the date of the last infusion. Pursuant to a single compassionate use IND, the patient has re-initiated treatment and received 4 doses since January 2023 to date. The patient’s family members have reported that the patient’s cognitive and physical abilities have improved. The patient’s physician and family members have not reported any adverse reactions to date related to the SNK01 treatment.

•
AD Case 3:   A 79-year-old individual with an MMSE score of 12, which corresponds to severe dementia, initially received five infusions of SNK01 in 2020 on a compassionate use basis. At the end of the treatment period, the individual’s MMSE score improved to 22 and remained stable for five additional infusions of SNK01 for a total treatment period of over 8 months. Treatment was suspended due to COVID-19 restrictions. No additional MMSE scores were measured for the patient after 9 doses of SNK01 were administered and no additional information was reported. The patient’s physician and family members did not report any adverse reactions related to the SNK01 treatment.

In each of the compassionate use treatments for patients with severe or moderate AD, observational improvements were reported by the patients’ respective physicians and family members and no adverse reactions were reported related to the SNK01 treatment.
The following is a summary of the compassionate use case with respect to a patient with severe or moderate PD. In addition to this case study, one other patient was initially believed to have PD and had received SNK01 treatment under the compassionate use program. It later became unclear whether the patient had PD upon further examination. As a result, the patient was taken off the SNK01 compassionate use treatments.
•
PD Case 1:   A 47-year-old individual with several years history of progressing PD received six infusions of SNK01 over four months in 2020 on a compassionate use basis. Treatment was suspended due to COVID-19 restrictions. At the end of treatment period after six doses of SNK01, the patient reported they had improved cognition, speech, energy, balance, and overall muscle strength and movement. The patient did not report any adverse reactions related to the SNK01 treatment.

SNK01 Clinical Trials
NKGen decided to specifically evaluate the effects of SNK01 in AD patients by initiating a formal clinical trial in Mexico (MX04) that was approved by COFEPRIS on July 9, 2020, as well as REC at Hospital Angeles Tijuana on May 7, 2020. This open-label Phase 1 trial was designed to evaluate the safety, tolerability, and exploratory efficacy of SNK01 in patients with AD. NKGen plans to enroll up to 30 patients in this trial with the primary endpoints on safety and tolerability and secondary endpoints on changes in cognitive function. NKGen anticipates using the interim data from this trial on safety and preliminary efficacy as the basis for a Phase 1/2a trial planned to be conducted in the United States during the first half of 2024, if it receives IND clearance from the FDA.
Figure 13.   Design of Phase 1 trial of SNK01 for AD patients.
As of July 13, 2023, NKGen has obtained data from 10 AD patients dosed with SNK01 in this Phase 1 trial. These patients come from the first three cohorts in the dose escalation portion of the trial. Five of these patients had mild AD and the other five had moderate- to- severe AD. Their median age was 79. A preliminary review of clinical trial data from these patients suggests that using SNK01 was generally well-tolerated when four doses were given over a ten-week period with no treatment-related serious adverse events reported. Exploratory analyses in this safety trial have suggested that SNK01 may be associated with stabilization or improvement across three domains of AD: cognitive function, AD-related protein biomarkers and neuroinflammatory biomarkers.
Patients treated with SNK01 showed a tendency to stabilize or improve cognition by cognitive assessments when tested one week after the last dose. Seven of the ten patients had stable or improved scores on the CDR-SB at the end of week 11 as compared to week 1, a widely used general cognitive measure in clinical trials for AD that rates performance in six cognitive domains including memory, orientation, judgment/problem solving, community affairs, home and hobbies and personal care.
Six of the ten patients had stable or improved scores on the ADAS-COG at the end of week 11 as compared to week 1, a widely-used general cognitive measure in clinical trials for AD that assesses multiple cognitive domains including memory, language, praxis and orientation. Five of the ten patients had a stable or improved MMSE score at the end of week 11 as compared to week 1, which assesses orientation to time, place, three-word registration, attention and calculation, three-word recall, language and visual construction.
Furthermore, between four and five of the six patients, respectively, who were assessed at week 22, which is 12 weeks after the last dose, maintained or improved their cognitive function compared to week 12 using the Minimally Clinically Important Differences (“MCID”) criteria, which is a scoring mechanism used to determine clinically meaningful change in patients with mild AD.

Week 11 (1 week post last dose)		Week 22 (12 weeks post last dose)
Cognitive Assessments	**Stable or Improved**		**Stable or Improved compared to Week 11 using MCID**
CDR-SB	7/10 (70%)		4/6[¨] (67%)
ADAS-Cog	6/10 (60%)		5/6[¨] (83%)
MMSE	5/10 (50%)		5/6[¨] (83%)
Protein Biomarkers	**Stable or Improved**	**Improved**	**Rebound from Stable or Improved**
Aβ42	5/10 (50%)	5/10 (50%)	1/4 (25%)[†]
Aβ42/40	6/10 (60%)	3/10 (30%)	3/5 (60%)[†]
pTau181	9/10 (90%)	7/10 (70%)	3/6 (50%)[† and **]
Neuroinflammation Markers	**Stable or Improved**	**Improved**	**Rebound from Stable or Improved**
GFAP	6/10 (60%)	6/10 (60%)	1/3 (33%)[† and **]
NfL	5/10 (50%)	3/10 (30%)	1/4 (25%)[§]
YKL-40	6/10 (60%)	5/10 (50%)	4/4 (100%)[† and §]

¨ 2 subjects early terminated before reaching Week 22, 2 subjects are pending Week 22 visits

** 2 subjects are pending Week 22 visits

† 1 subject early terminated from the study

§ 1 subject is pending Week 22 visit

Figure 14.   Summary of results in the Phase 1 trial of SNK01 in AD.
NKGen observed that levels of amyloid and tau biomarkers of AD progression in the CSF were either held constant or improved one week after completion of SNK01 dosing compared to baseline values. Low Aβ42 levels and a low Aβ42/Aβ40 ratio have both often been described as predictors of AD severity. Similarly, the level of phospho-tau was either held constant or was reduced with SNK01 dosing. At week 22, however, the levels of these biomarkers rebounded from their week 11 post-treatment levels, suggesting that repeated dosing may be required to maintain therapeutic benefit.

N=8 (4 for 1.0 x 10⁹, 3 for 2.0 x 10⁹ and 1 for 4.0 x 10⁹)
Aβ42 Change from the baseline
Adjusted mean change from baseline (±SEM)
100
50
0
-50
-100
0
11
22
Analysis visit, week
1.0 x 10⁹(n=4)
2.0 x 10⁹(n=3)
4.0 x 10⁹(n=1)
Worsening
1 week after the last dose
12 weeks after the last dose

N=8 (4 for 1.0 x 10⁹, 3 for 2.0 x 10⁹ and 1 for 4.0 x 10⁹)
Total Tau Change from the baseline
Adjusted mean change from baseline (±SEM)
300
200
100
0
-100
0
11
22
Analysis visit, week
1.0 x 10⁹(n=4)
2.0 x 10⁹(n=3)
4.0 x 10⁹(n=1)
Worsening
1 week after the last dose
12 weeks after the last dose

N=8 (4 for 1.0 x 10⁹, 3 for 2.0 x 10⁹ and 1 for 4.0 x 10⁹)
Aβ42/40 Change from the baseline
Adjusted mean change from baseline (±SEM)
0.006
0.004
0.002
0.000
-0.002
0
11
22
Analysis visit, week
1.0 x 10⁹(n=4)
2.0 x 10⁹(n=3)
4.0 x 10⁹(n=1)
Worsening
1 week after the last dose
12 weeks after the last dose

N=8 (4 for 1.0 x 10⁹, 3 for 2.0 x 10⁹ and 1 for 4.0 x 10⁹)
pTau Change from the baseline
Adjusted mean change from baseline (±SEM)
10
5
0
-5
-10
0
11
22
Analysis visit, week
1.0 x 10⁹(n=4)
2.0 x 10⁹(n=3)
4.0 x 10⁹(n=1)
Worsening
1 week after the last dose
12 weeks after the last dose

Figure 15.   SNK01 treatment led to changes in biomarkers of AD in CSF that are consistent with halting or reversing disease progression.
Dosing with SNK01 in these AD patients also led to dose-dependent changes in neuroinflammatory markers that were consistent with the reduction in inflammation. Notably, levels of inflammatory markers GFAP and YKL-40 as well as the marker for neuronal damage decreased in 30% to 60% of patients with SNK01 dosing. Consistent with the results observed with the amyloid and tau biomarkers, the levels of these neuroinflammatory markers increased after the last dose, indicative of an increase in neuroinflammation.

N=8 (4 for 1.0 x 10^9, 3 for 2.0 x 10^9 and 1 for 4.0 x 10^9)

GFAP Change
from the baseline
Adjusted mean change from baseline (±SEM)
1500
1000
500
0
-500
-1000
0
11
22
Analysis visit, week
1.0 x 10^9(n=4)
2.0 x 10^9(n=3)
4.0 x 10^9(n=1)
Neuroinflammation
1 week after the last dose
12 weeks after the last dose

N=8 (4 for 1.0 x 10^9, 3 for 2.0 x 10^9 and 1 for 4.0 x 10^9)

YKL-40 Change
from the baseline
Adjusted mean change from baseline (±SEM)
40000
20000
0
-20000
-40000
0
11
22
Analysis visit, week
1.0 x 10^9(n=4)
2.0 x 10^9(n=3)
4.0 x 10^9(n=1)
Neuroinflammation
1 week after the last dose
12 weeks after the last dose

N=8 (4 for 1.0 x 10^9, 3 for 2.0 x 10^9 and 1 for 4.0 x 10^9)

NF-L Change
from the baseline
Adjusted mean change from baseline (±SEM)
20000
10000
0
-10000
0
11
22
Analysis visit, week
1.0 x 10^9(n=4)
2.0 x 10^9(n=3)
4.0 x 10^9(n=1)
Worsening
1 week after the last dose
12 weeks after the last dose

N=8 (4 for 1.0 x 10^9, 3 for 2.0 x 10^9 and 1 for 4.0 x 10^9)

CX3CL1 Change
from the baseline
Adjusted mean change from baseline (±SEM)
150
100
50
0
-50
-100
0
11
22
Analysis visit, week
1.0 x 10^9 (n=4)
2.0 x 10^9 (n=3)
4.0 x 10^9 (n=1)
Decrease in AD
1 week after the last dose
12 weeks after the last dose

Figure 16.   SNK01 treatment led to changes in neuroinflammatory biomarkers in CSF that are consistent with halting or reversing disease progression.
These results provide evidence that SNK01 is able to enter the brain, leading to changes in a broad spectrum of biomarkers that are consistent with a reduction in protein pathologies associated with AD and a reduction in neuroinflammatory markers. These biomarker changes reverted after treatment was completed, further indicating that their changes were associated with SNK01 dosing. NKGen will continue to collect data on additional patients with the intent of confirming these and potentially additional biomarker changes in future trials.
NKGen believes that SNK01 has the potential to transform the treatment of AD, PD, and other neurodegenerative diseases. NKGen plans to submit an IND to the FDA, and, if authorized by the FDA to proceed, NKGen plans to initiate an open-label Phase 1/2a trial of SNK01 in mild to severe AD patients. The endpoints of this trial will include safety as well as measures of cognitive ability and levels of biomarkers before and after treatment with SNK01. In parallel, the company continues to optimize its manufacturing processes to address the potential market.
NKGen plans to submit an IND to the FDA, and, if authorized by the FDA to proceed, plans to initiate an open-label Phase 1 trial of SNK01 in moderate to severe PD patients in the first half of 2024. Pending FDA authorization, the company anticipates enrolling up to 20 patients in this trial with top-line data on safety and the impact of SNK01 treatment on disease progression.
Expert advisors in neurodegenerative diseases
NKGen has assembled a Scientific Advisory Board of leading clinical researchers to help guide the development of SNK01 in neurodegenerative disease. Craig Blackstone, MD, Ph.D., the Chief of Movement Disorders at the Massachusetts General Hospital, is a board-certified Neurologist who previously served as the Cell Biology Section Chief of the Neurogenetics Branch of the National Institute of Health. Ming Guo, MD, Ph.D. is the P. Gene & Elaine Smith Chair in Alzheimer’s Disease Research and Professor of Neurology, Molecular and Medical Pharmacology at the University of California, Los Angeles. Anthony T Reder, MD is Professor of Neurology and Director of the Neurology and Inflammatory Disease Infusion Center at the University of Chicago. NKGen has also partnered with the Parkinson’s Foundation to help accelerate clinical development of SNK01 with respect to PD.
SNK01/SNK02 for the treatment of solid tumors
SNK cells have several properties which position them as potential cancer therapies. NKGen and NKMAX are conducting clinical trials to evaluate the potential of SNK01 monotherapy and also in combination with other agents such as ICIs and antibody-based biologics. Encouraged by the positive results observed in Phase 1 oncology trials of SNK01, NKGen is transitioning oncology development efforts to SNK02, an off-the-shelf allogeneic product candidate, which the company believes would have the benefit of eliminating delays associated with the manufacturing of autologous therapies.
Refractory solid tumor background
Roughly two million people are expected to be diagnosed with cancer in the United States in 2023 with solid tumors responsible for the vast majority of such cases. Some solid tumors, such as colorectal and breast cancers, that are identified early can be removed by surgical excision to ultimately cure the patient’s disease. However, many tumors are not amenable to complete surgical removal either due to the type of tumor or to their diagnosis after metastasis to other sites has occurred. Therapies such as chemotherapy, biologic therapy, and radiation therapy are then used to try to control tumor growth and extend survival. Resistance and lack of response to these therapies are common resulting in the use of combination therapies to improve outcomes. The sequential use of single agent or combination therapies is often referred to as “lines of therapy.” A patient that is no longer responding to a line of therapy is considered to have failed that line of therapy and they are left with no therapeutic options if they exhaust all lines of available therapy. Approximately 600,000 patients will die from cancer in 2023 in the United States highlighting the unmet clinical need.
SNK01 monotherapy
As part of a Phase 1 trial of SNK01 in solid tumors, NKGen dosed ten patients with late-stage progressive disease with SNK01, of which nine were able to be evaluated. SNK01 was reportedly well-tolerated in all patients and was associated with stable disease in the majority of patients at the end of the study (week 9).
Monotherapy rationale
Immune cytotoxic responses to tumors are typically mediated by components of the adaptive immune system such as CD8+ T cells. Tumors, however, can escape immune control through a number of mechanisms such as the expression of checkpoints which prevents T cell attack. Drugs, such as PD-1/PDL-1 inhibitors, that can relieve these checkpoints have led to significant therapeutic benefits for many patients, but not all patients respond, and resistance can develop to these therapies.
Expression of checkpoints is far from the only mechanism employed by tumors to escape immune attack. Between 40 percent and 90 percent of tumors downregulate the expression of major histocompatibility complex (“MHC”) class I. T cell recognition of tumor cells is dependent on the presentation of tumor-specific antigens by MHC molecules and low levels of MHC class I often limit the ability of T-cells to recognize these tumor cells.
NK cells can serve as means of recognizing cells that lack MHC class I molecules. Receptors on NK cells such as killer cell immunoglobulin-like receptors (“KIR”) family receptors can act as inhibitor signals for NK cell lysis, preventing NK cell killing of cells that express MHC class I. The absence of MHC class I molecules along with the activation of other cell surface receptors can lead to the recognition of tumor cells as foreign and the activation of NK cells. Through this mechanism, NK cells can serve to thwart a potential immune oncology escape mechanism.

The use of allogeneic or autologous donor-derived NK cell-based therapy for treating hematological malignancies, such as AML, have been well established in publications. Although a large number of clinical trials of NK cells have been initiated in solid tumors, NKGen is not aware of clinical results that come close to matching those reported for hematological malignancies. NKGen believes that SNK cells may offer a competitive advantage with the potential of demonstrating meaningful efficacy in solid tumors.
Results from a Phase 1 monotherapy trial in solid tumors
NKGen has evaluated nine heavily pretreated solid tumor cancer patients with progressive disease with SNK01 monotherapy. These patients had an average of five prior lines of chemotherapy before enrollment. Three cohorts were dosed with five weekly infusions of 1, 2, or 4 x 109 SNK01 cells. As presented at the ASCO meeting in 2022, at week five all patients had stable disease and at week nine, which was four weeks after completion of dosing, six of nine patients continued to have stable disease. Three patients received FDA compassionate use approval to continue SNK01 treatment in combination with an ICI.

Stage	Cancer Dx	Dose	# Prior Tx	Toxicity	5 Week	9 Week	Comments
002	IV	NSCLC	1B	7	0	SD	SD	
003	IV	Small Round Cell Sarcoma	1B	5	0	SD	SD	Stable for 3 months, then SNK + Pembro
004	IV	Leiomyosarcoma	1B	4	0	SD	SD	Stable for 2 months, then SNK + Pembro
005	IV	Colorectal	2B	4	0	SD	PD	
007	III	Uterine Sarcoma	2B	4	0	SD	SD	Stable for 2 months, then SNK + Nivo
008	IV	Synovial Cell Sarcoma	2B	5	0	SD	PD	
009	IV	Osteosarcoma	4B	5	0	SD	SD	
010	IV	Angiosarcoma	4B	5	0	SD	PD	
011	IV	Chondrosarcoma	4B	5	0	SD	SD	

SD: Stable Disease PD: Progressive Disease Dose: by billion

Figure 17.   Results from Phase 1 SNK01 monotherapy in advanced solid tumor patients.
SNK01 in combination with checkpoint inhibitors
In July 2021, NKMAX conducted a Phase 1/2a trial in advanced lung cancer and a Phase 1 trial in refractory solid tumors using SNK01 in combination with checkpoint inhibitors. SNK01 combination therapy improved overall survival and tumor response compared to ICI therapy alone in the Phase 1/2a trial in advanced lung cancer patients. There were no reported Grade 2 or 3 immune-related adverse events with the SNK01 combination therapy. By contrast, immune-related adverse events have been associated with hospitalizations in over 40 percent of patients treated with pembrolizumab monotherapy.
NKGen believes that the therapeutic potential of ICIs in combination with SNK cells is much higher than with other NK cells because of the activity of SNK cells. Not only are SNK cells more cytotoxic, but their high level of activation, as compared to the starting population of NK cells, eliminated the need for patients to undergo lymphodepletion before treatment. The company believes that this will not only avoid the emergence of adverse events associated with lymphodepletion but will also improve efficacy by sparing the destruction of components of the patient’s immune system that are required for an effective response to ICIs.
Immune checkpoint therapy
A number of mechanisms are used by the human immune system to avoid an attack on normal, healthy cells. One class of mechanisms is referred to as immune checkpoints, exemplified by the PD-1/

PD-L1 checkpoint. Cells that express PD-L1 are protected from cell killing by T-cells through the binding of PD-L1 to the PD-1 receptor of T-cells. Expression of PD-L1 however can also be used by tumor cells to prevent T-cell attack. Therapies such as pembrolizumab, marketed as Keytruda® by Merck, and avelumab, marketed as Bavencio® by Merck KGaA, are ICIs that function by alleviating the PD-1/PD-L1 checkpoint. ICIs have transformed the treatment of some cancers by enabling the patient’s immune system to attack their own tumor. According to the FDA drug approval database, as of mid-2023, ICIs have been approved for the treatment of approximately twenty types of cancers.
There are three primary challenges to ICI therapy:
•
Only a subset of patients typically respond.   Although response rates vary significantly across indications and rates of 40 percent to 45 percent have been reported for NSCLC and rates of up to 50 percent have been reported for CRC, overall less than 20 percent of patients in the United States have tumors that respond to ICI therapy.

•
Immune-mediated adverse reactions.   Severe and fatal immune-mediated adverse events can develop as the elimination of immune checkpoints enables T cells to attack tumors but also enables autoreactive T cells to attack healthy cells.

•
Resistance develops.   Over half of melanoma patients that initially respond to ICI develop resistance.

Checkpoint combination rationale
NKGen believes that both SNK01, the autologous NK cell product candidate, and SNK02, the allogeneic NK cell product candidate, have the potential to address all three of the above-mentioned challenges to ICI therapy.
In vitro experiments have shown that in addition to the role of NK cells in activating T cells, NK cells also serve to eliminate activated T cells, such as autoreactive T cells, through recognition of upregulated ligands for NKG2D receptor. NKGen believes that reduction in the levels of autoreactive T cells is the cause of the low frequency of immune-mediated adverse events observed in SNK01 plus ICI combination trials to date.
Tumors develop resistance to ICI through a variety of mechanisms including the downregulation or loss of MHC Class I expression. Loss of MHC Class I prevents T cells from recognizing the tumor cells. NK cells, such as SNK01, however, are able to specifically target cells that lack MHC Class I expression, thereby eliminating one path for the development of resistance to ICIs.
NK cells can also express PD-1, rendering them sensitive to blockade by PD-L1 expressing tumor cells. Treatment with PD-1/PD-L1 ICIs, relieves this blockage, highlighting the potential of combination therapies consisting of SNK01 and ICIs.
NKGen has established a collaboration with Merck KGaA (through its subsidiary, AresTrading) and Pfizer to evaluate the safety and tolerability of SNK01 with avelumab, a human anti-PD-L1 therapy co-developed and co-commercialized by Merck KGaA and Pfizer. As of July 2023, the collaborative alliance between Merck KGaA and Pfizer was terminated but NKGen’s collaboration with Merck KGaA is continuing.
Phase 1 SNK01 combination therapy with PD-1 or PD-L1 checkpoint inhibitors
Two phases of the SNK01 Phase 1 clinical trial in solid tumors enrolled patients in combination with ICIs. In one phase SNK01 was administered in combination with avelumab every two weeks for five cycles.
The avelumab combination phase enrolled seventeen advanced-stage cancer patients who had failed a mean of five prior therapies. The best objective response rate attained was 11.7 percent with two partial responses and six patients with stable disease. The median progression-free survival (“PFS”) was 11.3 weeks with four patients having a PFS of greater than 41 weeks. Median overall survival was 24.9 weeks and NKGen expects both the PFS and OS to increase as patients continue with the trial. SNK01 combined with avelumab was generally and reportedly well-tolerated and appears to have clinical activity against several types of heavily pre-treated advanced sarcomas independent of PD-L1 status.

Figure 18.   Results from Phase 1 SNK01 plus avelumab combination therapy in advanced solid tumor patients.
A Phase 1/2a randomized clinical trial was conducted in South Korea to assess the safety and efficacy of SNK01 in combination with pembrolizumab versus pembrolizumab monotherapy. This trial enrolled eighteen patients with advanced NSCLC, who had a history of failed platinum-based therapy. Patients were dosed with pembrolizumab every three weeks with or without the addition of six weekly infusions of SNK01. No dose-limiting toxicity was observed in conjunction with SNK01 administration. The objective response rate (41.7%), and one-year survival rate (66.7%) were both higher for patients treated with SNK01 combination therapy than for those treated with pembrolizumab monotherapy (0% and 50%). Combination treated patients had a median PFS of 6.2 months versus 1.6 months for pembrolizumab monotherapy. Based on longer term follow-up of these patients the estimated two-year survival rate was 58.3 percent when SNK01 was added versus 16.7 percent with pembrolizumab monotherapy.

Progression-free survival (%)
100
50
0
Pembrolizumab
Pembrolizumab+SNK01
p=0.001
0
5
10
15
20
Time (mo)

Figure 19.   NSCLC patients treated with a combination of SNK01 and pembrolizumab had a significantly longer PFS than those treated with pembrolizumab monotherapy (Kim et al
Cancer Research and Treatment, 2022).

NKGen has observed that combination dosing of SNK01 with pembrolizumab has led to antitumor activity in patients with advanced sarcoma in two single-patient compassionate use investigational new drug applications authorized by the FDA.
A 32-year-old patient with Stage IVB desmoplastic small round cell sarcoma had previously failed five rounds of therapy including Yondelis/Keytruda combination therapy. The patient was enrolled in the monotherapy SNK01 Phase 1 trial where stable disease was achieved. Nevertheless, tumors persisted in the abdomen and pelvis with extensive involvement of abdominal and pelvic lymph nodes as well as the liver. Through the compassionate use application, this patient was able to be treated with a combination of SNK01 and pembrolizumab every three weeks. After one year, the patient’s tumor burden had decreased by 47 percent and the patient underwent surgical debulking of the tumor followed by SNK01 plus pembrolizumab treatment.
Figure 20.   Tumor burden was markedly reduced in a sarcoma patient treated with SNK01 and pembrolizumab on a compassionate use basis.
A second patient was diagnosed with Stage IV chondrosarcoma and progressive disease after failing multiple prior therapies including nivolumab. Treatment with SNK01 plus pembrolizumab on a compassionate use basis led to a marked reduction in liver metastases.
Figure 21.   The combination of SNK01 plus pembrolizumab led to a marked reduction in tumor burden in a patient with refractory chondrosarcoma.
SNK01 in combination with target-based biologics
NKGen believes that the high cytotoxicity of SNK cells along with their high level of CD16 expression position them as potentially attractive therapies to drive ADCC cell killing when combined with target-based biologics. NKMAX has established a collaboration with Merck KGaA to investigate the potential combination of SNK01 with cetuximab. NKGen had previously established a collaboration with Affimed to investigate the potential of combinations of SNK01 with AFM24. The study investigating the combination of SNK01 with AFM24 was discontinued by mutual agreement between NKGen and Affimed in June 2023, because Affimed advised us that it intends to explore the possibility of advancing the study with an allogeneic off-the-shelf NK cell product which it expects to be better suited for combination with AFM 24.
Anti-EGFR based therapies
Anti-EGFR antibody-based therapies such as cetuximab have been approved to treat colorectal cancer or CRC, and head and neck squamous cell carcinoma (“HNSCC”). Although treatment with these antibodies, typically in combination with chemotherapy agents, often leads to significant improvements in overall survival, there is a large opportunity for improved efficacy. Cetuximab in combination with FOLFIRI chemotherapy, for example, had a median overall survival of 19.6 months in CRC compared to 18.5 months for FOLFIRI alone. Only 10 percent of patients respond to monotherapy and about 23 percent respond when cetuximab is administered in combination with chemotherapy.
CRC is one of the most common tumors with 153,020 new diagnoses and 52,550 deaths projected in 2023 in the United States. An estimated 66,920 new diagnoses of HNSCC and 15,400 deaths are anticipated in 2023.
ADCC rationale
Targeted antibody therapies have revolutionized cancer treatment and much of their cell-killing activity is dependent on NK cells. NK cells have CD16 receptors on their surface which recognize the Fc domain of antibodies and, through this interaction, antibodies that bind to tumor-specific antigens can recruit NK cells directly to tumor cells and activate them to kill tumor cells. This process is referred to as antibody-dependent cellular cytotoxicity (“ADCC”). The critical role of NK cells and the interaction between CD16 and the Fc domain of antibodies is supported by alterations to the Fc domain of antibodies and by genetic alterations in CD16 which have both been shown to increase tumor cell-killing activity.
NKGen has shown that SNK01 cells have consistently high expression of CD16 which the company believes will enable increased cytotoxicity when combined with targeted oncology antibodies and antibody-derived product candidates.
Figure 22.   CD16 is expressed in over 90 percent of SNK01 cells.
Phase 1/2a combination of SNK01 and cetuximab
NKGen believes that there is a significant opportunity to improve the response rate to cetuximab through SNK-mediated ADCC based on preclinical experiments in EGFR-resistant cell lines. NKMAX is collaborating with Merck KGaA to conduct a Phase 1/2a trial investigating the combination of SNK01 with cetuximab. These antibodies work through two mechanisms: they directly inhibit EGFR signaling and they trigger ADCC attack of EGFR expressing cancer cells by NK cells. Preliminary results from this trial were presented at the ASCO meeting in June 2023. Three of six patients dosed with the combination of SNK01 and cetuximab achieved partial responses. All other patients dosed with SNK01 maintained a state of stabilized disease.
Figure 23.   Results from a Phase 1/2a trial of SNK01 in EGFR-mutated NSCLC with resistance to TKI. A. Overall survival. B. PFS.
Phase 1/2a combination of SNK01 and AFM24
In collaboration with Affimed, NKGen initiated a Phase 1/2 trial of SNK01 in combination with AFM24, a tetravalent biologic created by Affimed designed to direct NK cell killing of EGFR-expressing tumors. AFM24 is a tetravalent, bispecific innate cell engager that activates the innate immune system by binding to CD16 on NK cells and EGFR. Safety and tolerability data from the Phase 1 portion of this trial is expected in the second half of 2023. NKGen and Affimed mutually decided to discontinue the study in June 2023, because Affimed has advised us that it intends to explore the possibility of advancing the study with an allogeneic off-the-shelf NK cell product which it expects to be better suited for combination with AFM 24.
SNK02, an allogeneic NK cell product candidate
Based on the results observed with SNK01, the autologous product candidate, NKGen has decided to transition oncology development programs from SNK01 to SNK02, an allogeneic product candidate. It is generally accepted that allogeneic NK cells may be more active than autologous NK cells in oncology. NKGen believes that SNK02 will retain the desirable attributes of SNK01 while enhancing antitumor efficacy. Furthermore, the ability to create an off-the-shelf NK cell therapy would reduce the time and resource intensive process required to create an autologous therapy for each patient. It takes weeks to generate autologous NK cells from cancer patients, during which time some cancers may rapidly spread and the patient’s condition may deteriorate. NKGen believes it would be advantageous, both for efficacy and from the clinician’s and patient’s perspective, to treat patients with highly active allogeneic NK cells that can be mass-produced, cryogenically preserved, and made available as off-the-shelf therapies.
The killing of autologous cells is prevented through the binding of KIR receptors on NK cells to MHC class I molecules. In the case of allogeneic therapies, a mismatch between the MHC class I molecule will fail to bind to the inhibitory KIR receptor. However, the lack of a matching MHC class I is insufficient to lead to a graft versus host response and instead serves to enhance the cytotoxic response of NK cells to other stimuli. Improved efficacy has been reported using allogeneic NK cell therapy compared to autologous NK cells in the clinic.

NKGen anticipates launching a Phase 1 trial of SNK02 monotherapy in patients with solid tumors in the second half of 2023. The company anticipates analyzing top-line data from this trial in the second half of 2024. NKGen’s allogeneic NK cell therapy product candidate will undergo clinical testing without the need for lymphodepletion. This may provide an advantage in terms of antitumor response. NKGen believes this is very significant, especially for possible combination regimens with ICIs that require a robust T cell response which can otherwise be muted with lymphodepletion regimens.
HER2-CAR SNK02
NKGen is developing a HER2-CAR SNK02 product candidate that aims to combine the advantages of SNK02 cells with the ability to directly target these cells to HER2-expressing tumors. The company anticipates advancing this product candidate into the clinic in 2025.
HER2 targeted therapies
HER2 is a receptor tyrosine kinase that is overexpressed in a number of cancers including breast, gastric, gastroesophageal cancers and NSCLC. Trastuzumab is an anti-HER2 antibody that is approved for the treatment of HER2+ breast and gastric cancers. In breast cancer, trastuzumab is most frequently combined with chemotherapy agents including paclitaxel, docetaxel, vinorelbine, gemcitabine, and carboplatin.
It is estimated that there will be close to 300,000 new breast cancer diagnoses in the United States in 2023. About 15 percent to 20 percent of these cases are estimated to be HER2+ and therefore potentially eligible to be treated with an anti-HER2 therapy. There are approximately 26,500 new diagnoses of gastric cancer in the United States a year. Between 6 percent and 30 percent of cases are HER2+ with higher rates near the gastro-esophageal junction and lower rates in the distal part of the stomach.
Targeting HER2-expressing cancers with trastuzumab and NK cells
The response of metastatic breast cancer patients to trastuzumab monotherapy has been shown to correlate with NK cell cytotoxicity. Patients with HER2+ tumors who were previously treated with trastuzumab and chemotherapy were followed for six months on trastuzumab monotherapy. Patients who continued to respond to this treatment were found to have significantly higher levels of NK cell activity and ADCC. Furthermore, the NK cells from the responders had significantly higher cytotoxicity in vitro than nonresponders, highlighting the potential benefit of highly active NK cells, such as SNK cells, in ADCC-medicated tumor cell killing.

% cytotoxicity
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p=0.031
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p=0.093
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Figure 24.   Metastatic breast cancer patients that respond to trastuzumab (circles) have NK cells with significantly higher cytotoxicity than nonresponders (triangles).
The potential for CAR SNK02 cells
While NKGen believes unmodified SNK02 cell therapies are promising, the company believes that additional increased cytotoxicity for SNK cell therapies can be achieved through the addition of CARs, to create CAR SNK02 cells. CAR constructs couple a tumor-specific antigen binding domain, which is expressed on the CAR SNK02cell surface, to intracellular immune stimulatory domains. CARs designed to function in T cells have led to potent antitumor activity, primarily those that target CD19 on B cell lymphomas. However, approved CAR-T cell therapies are autologous products that are produced for each patient — a timely process with documented failure to generate products for some patients in the greatest need. Preliminary evidence supports the efficacy of CAR SNK02 cells which potentially have several advantages over CAR-T cells. CAR SNK02 cells can be prepared from healthy donors and can be made available as off-the-shelf allogeneic products. Unlike CAR-T cells, based on their inherent properties as NK cells, CAR SNK02 cells are not expected to increase the risk of life-threatening cytokine release syndrome. SNK02 cells also have a limited lifespan negating the necessity to engineer safety mechanisms to inhibit their activity and providing the opportunity for multiple doses.
HER2-CAR SNK02 cells
NKGen has constructed a proprietary HER2-CAR consisting of an extracellular HER2 binding domain linked to intracellular costimulatory domains. Subsequent to the transduction of SNK02 cells with this CAR, the company showed that its expression is maintained throughout the manufacturing process.
Figure 25.   Over 80 percent of HER2-CAR SNK02 cells express the HER2-CAR construct throughout the extended cell culturing manufacturing process.
In vitro data using cell lines showed that HER2-CAR SNK02 cells had two to three-fold higher cell-killing activity against HER2-expressing tumor cell lines compared to SNK02 monotherapy.

Figure 26.   HER2-CAR SNK02 cells have exhibited high activity against HER2-expressing tumor cell lines compared to SNK02 monotherapy.
Expert advisors in oncology
NKGen has assembled a panel of clinical and scientific advisors and collaborators to help guide the development of SNK cells in oncology. Yong Ben, MD, is a venture partner at Eight Roads and previously served as the Chief Medical Officer at BeiGene and BioAtla. Evren Alici, MD, Ph.D., is the Head of the Cell and Gene Therapy Group at the Karolinska Institute. He is also co-director of NextGenNK, an international competence center for developing NK cell therapies. Sant Chawla, MD, is the Head of the Sarcoma Oncology Center and serves on the clinical faculty at the University of California Los Angeles and the University of Southern California.
Industry and Competition
The biotechnology industry in general, and the cell therapy field in particular, is characterized by rapidly advancing and changing technologies, intense competition and a strong emphasis on intellectual property. While we believe that our approach, strategy, technology, knowledge, and experience provide us with competitive advantages, we face substantial competition with respect to our product candidates currently in development and will face competition with respect to other product candidates that we may seek to develop or commercialize in the future. Sources of competition include major pharmaceutical, specialty pharmaceutical, and existing or emerging biotechnology companies, academic research institutions and governmental agencies and public and private research institutions worldwide. Many of our competitors, either alone or with their collaborators, have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. As a result, they may be able to develop and commercialize their product candidates at a faster rate. Mergers and acquisitions in the biotechnology industry may result in even greater resource concentration among a smaller number of competitors. Smaller or early-stage companies may also prove to be significant competitors, either alone or through collaborative arrangements with large and established companies.
We currently face competition from Acepodia, Artiva, Celularity, Century Therapeutics, Cytovia Therapeutics, Fate Therapeutics, Nkarta, and ImmunityBio each of which have clinical-stage allogeneic programs. In addition, other competitors, such as Affimed, Innate Pharma, Dragonfly Therapeutics and GT Biopharma, are seeking to harness NK biology through cell engagers that direct a patient’s own NK cells to the site of a tumor. NKGen is not aware of any other NK cell companies that have received FDA approvals of NK cell therapies to-date. However, it is also possible that new competitors, including those developing similar cellular immunotherapy product candidates or alternatives to immunotherapy, may emerge and acquire significant market share.
These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient enrollment in clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. As a result, our competitors may discover, develop, license or commercialize products before or more successfully than we do.
Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that we may develop. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for our products, which could result in our competitors establishing a strong market position before we are able to enter the market. The key competitive factors affecting the success of all of our programs are likely to include their efficacy, safety, convenience, price and degree of reimbursement.
Licensing Agreements
NKGen enters into license agreements in the ordinary course of its business. The company has in licensed certain technology from NKMAX that is necessary to research and develop its NK cell program. Because of the broad potential applicability of our therapeutic candidates, we may, but do not currently have plans to, out license our technology to third parties for development for other purposes that we do not intend to pursue or for certain territories.
NKMAX License
On February 12, 2020, NKGen entered into that certain License Agreement with NKMAX (the “Original License”), which was amended and restated by that certain Amended License Agreement that NKGen entered into with NKMAX on October 14, 2021, April 10, 2023 and August 1, 2023. Under the Intercompany License, NKMAX granted NKGen an exclusive, royalty-bearing license, with the right to sublicense through multiple tiers, under certain patents and know-how of NKMAX in any fields of use to (i) research, develop, manufacture, have manufactured, use and commercialize any Licensed Products in the Licensed Territory and (ii) research, develop, have manufactured and manufacture Licensed Products outside of the Licensed Territory solely to support NKGen’s rights in the Licensed Territory.
Pursuant to the Intercompany License, NKGen granted NKMAX an exclusive, royalty-free, fully-paid, irrevocable, perpetual license, with very limited exception and the right to sublicense through multiple tiers, under certain of its patents and know-how for all fields of use to research, develop, manufacture, have manufactured, use and commercialize any Licensed Products in Asia. NKGen also granted NKMAX a non-exclusive, royalty-free, fully-paid license, with the right to sublicense through multiple tiers, under certain of its patents and know-how for all fields of use for the purpose of manufacturing and having manufactured the Licensed Products outside of Asia solely for the purpose of development, manufacture, having manufactured and commercialization of the Licensed Products in Asia. NKGen reserved the non-exclusive right under these licenses and its interest in any joint inventions or joint patents to make and have made Licensed Products in Asia solely for the purpose of development, manufacture or have manufactured, and commercialization of Licensed Products in the Licensed Territory for all fields of use.
As partial consideration for the rights granted to NKGen under the Intercompany License, NKGen previously paid an upfront fee of $1.0 million in accordance with the terms of the Original License. We are also required to pay one-time milestone payments for the first receipt of regulatory approval by us or any of our affiliates for a Licensed Product in the following jurisdictions (and amounts): the United States ($5.0 million), the European Union ($4.0 million), and four other countries ($1.0 million each). To date, NKGen has not and we have not paid any milestone payments. We are obligated to pay a mid-single digit royalty on net sales of Licensed Products by us, our affiliates or our sublicensees, subject to customary reductions. Our royalty obligations continue on a Licensed Product-by-Licensed Product and country-by-country basis until the expiration of the last-to-expire valid claim of the patents licensed to us under the Intercompany

License claiming such Licensed Product in such country of sale. We are also required to pay a percentage of our sublicensing revenue ranging from a low double-digit percentage to a mid-single digit percentage.
We may unilaterally terminate the Intercompany License for any reason with a specified prior notice period, and NKMAX may terminate the Intercompany License if we fail to make any required payments under the Intercompany License after a specified cure and prior notice period. Either party may terminate the Intercompany License in the event of the other party’s insolvency or for the other party’s uncured material breach of the Intercompany License. Absent early termination, the Intercompany License will automatically expire upon the expiration of our obligations to pay royalties unless we mutually agree in writing to extend the term. Upon the expiration but not earlier termination of the Intercompany License, the licenses granted to us by NKMAX and the licenses we granted to NKMAX will survive on a royalty free, fully paid, irrevocable and perpetual basis. However, if we terminate the Intercompany License for the insolvency of NKMAX or an uncured material breach by NKMAX, the licenses we granted to NKMAX will terminate and revert to us. If we voluntarily terminate the Intercompany License, we agree to provide, upon the request of NKMAX all existing data in support of registration of Licensed Products with all regulatory authorities in the Licensed Territories, and NKMAX will have the unrestricted right to provide such data to third parties.
In April 2023, the Company executed an amendment to the Original License to expand the scope of Licensed Products initially limited to cancer treatment to any field of use.
Manufacturing
NKGen’s processes for cellular therapeutic candidates are designed to generate both autologous and allogeneic products.
Autologous process (SNK01)
NKGen’s manufacturing processes are designed to generate a consistent quality of activated cells, including cells sourced from cancer patients who are known to be immunocompromised, and to reduce the risk of manufacturing issues that could deprive patients of their desired therapy products. NKGen aims to produce cryopreserved doses of NK cells for eight to 12 months of bi-weekly infusions through a one-time process, without compromising the NK cells’ activity.
The manufacturing process for SNK01 can be summarized as follows: The source material for SNK01 is primary NK cells that are isolated from either peripheral blood or leukapheresis from patients. These primary NK cells are then activated and expanded for up to 18 days using NKGen’s proprietary methodology that involves two types of feeder cells and cytokines. The result is a cryopreserved product, achieved through the implementation of its proprietary cryopreservation method.
To have a steady clinical supply of SNK01 available, NKGen established its own GMP manufacturing capabilities. This strategic move facilitates clinical product supply and mitigates the risk associated with manufacturing disruptions, while ultimately enabling a more cost-effective supply of SNK01 for commercial purposes. In 2019, NKGen completed the construction of a new 25,000-square-foot clinical GMP facility, situated at its headquarters in Santa Ana, California, approximately half of which is fit for GMP production of NK cells. The implementation of GMP hardware and a robust Quality Management System (“QMS”) was finalized in the same year, encompassing manufacturing equipment, laboratory facilities, warehousing and a dedicated and cryo-storage area. Following a comprehensive qualification process, including multiple test runs, NKGen commenced manufacturing operations for its U.S. oncology clinical trial in 2020. NKGen believes that its clinical GMP facility is capable of producing approximately 12,000 doses of cryopreserved drug product per year, thus adequately meeting the anticipated demands of its clinical trials.
Allogeneic process (SNK02)
NKGen has developed a manufacturing process for its allogeneic off-the-shelf NK cell therapy product, SNK02, building upon its manufacturing process for its autologous product, SNK01. NKGen’s primary focus has been on scalability, reproducibility, cost-effectiveness, and maintaining consistent activity of SNK02 post cryopreservation. To achieve these goals, NKGen’s manufacturing process incorporates, without limitation, the following key elements:

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source cells from healthy donor’s peripheral blood, ensuring they meet the eligibility criteria for allogeneic donation;

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activation and expansion technologies that allow NKGen to generate hundreds of thousands of doses from a single donor, without senescence or exhaustion;

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cryopreservation techniques that enable bulk SNK02 product to be effectively frozen, ensuring its long-term stability; and

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thawing techniques for the frozen NK cell product that are user-friendly and adaptable to different clinical settings.

These techniques are designed to deliver consistent cell recovery, viability, and activity.
NKGen’s overall manufacturing scheme is depicted in the figure below.
Figure 27.   Overview of SNK02 allogeneic process of isolating, expanding, and treating patients with cell therapies.
The production of SNK02 begins with the isolation of pure primary NK cells from the peripheral blood of healthy donors, ensuring a reliable and high-quality source material. The NK cells undergo a process of activation and expansion through a proprietary process. Following an initial expansion period of fourteen days, the cells are harvested and cryopreserved, resulting in the generation of several hundred vials comprising NKGen’s WCB. To further activate and expand the product, one vial from the WCB is thawed and subjected to additional activation and expansion. The resulting cells are then harvested and cryopreserved, resulting in a cryopreserved final product. To facilitate off-the-shelf administration, the cryopreserved final product is shipped to the designated clinical sites. At the clinical sites, the product is thawed and reconstituted, rendering it ready for administration to patients.
NKGen believes that NKMAX, who will produce SNK02 from its facility in South Korea using NKGen’s process, has the GMP manufacturing capabilities required to ensure a consistent and reliable source of its SNK02 product for clinical and commercial use. NKMAX has invested heavily in new manufacturing equipment, laboratory infrastructure and cryo-storage areas, all of which are managed under a rigorous QMS. With its extensive experience in clinical trial management and its track record of producing both SNK01 and SNK02, NKMAX is believed to be well-positioned to deliver cost-effective and high-quality products for NKGen’s Phase 1 study in solid tumors, which has already received IND clearance from the FDA. NKGen estimates that NKMAX’s GMP facility can produce approximately 12,000 doses per year, providing ample supply to meet its anticipated clinical trial needs.
Intellectual Property
NKGen strives to protect the proprietary technology that it believes is important to its business, including seeking and maintaining patents intended to cover its product candidates and technologies that are important to the development of its business, either directly or in collaboration with NKMAX. NKGen also relies on trade secrets to protect aspects of its business that are not amenable to, or that it does not consider appropriate for, patent protection, as well as know-how, trademarks, continuing technological innovation and in-licensing opportunities to develop and maintain its proprietary position. NKGen has in-licensed the patent portfolio that it relies on for its NK cell therapy program. It has not sought but may in the future seek appropriate patent protection for its product candidates, as well as other proprietary technologies and their uses by filing patent applications in the U.S. and other select countries.
Patents
NKGen strives to protect and enhance the proprietary technology, inventions and improvements that are commercially important to its business, including seeking, maintaining and defending patent rights, whether developed internally or licensed from its collaborators or other third parties. NKGen’s policy is to seek to protect its proprietary position by, among other methods, obtaining licenses to and filing patent applications in the United States and in jurisdictions outside of the United States related to its proprietary technology, inventions, improvements and product candidates that are important to the development and implementation of its business. NKGen also may rely on trade secrets and know-how relating to its proprietary technology and product candidates, continuing innovation, and in-licensing opportunities to develop, strengthen and maintain its proprietary position in the field of cell therapy. NKGen additionally plans to rely on data exclusivity, market exclusivity and patent term extensions if and when available, and if appropriate, may seek and rely on regulatory protection afforded through orphan drug designations. Its commercial success may depend in part on its ability to obtain and maintain patent and other proprietary protection for its technology, inventions and improvements; to preserve the confidentiality of its trade secrets; to maintain its licenses to use intellectual property owned by third parties; to defend and enforce its proprietary rights, including its patents; and to operate without infringing on the valid and enforceable patents and other proprietary rights of third parties.
NKGen has in-licensed numerous patents and patent applications, which include claims directed to methods of making, methods of use, and compositions, and possesses know-how and trade secrets relating to the development of its cell engineering technology platforms and related product candidates, including related manufacturing processes and protocols.
As of August 1, 2023, NKGen’s in-licensed and owned patent portfolio includes approximately three licensed U.S. issued patents, approximately three licensed U.S. pending non-provisional patent applications, as well as approximately one licensed patent issued in jurisdictions outside of the United States, and approximately 13 licensed patent applications pending in jurisdictions outside of the United States. The licensed patents and patent applications outside of the United States in its portfolio are held in countries including Brazil, Canada, Chile, Egypt, Europe, Mexico, South Africa and Ukraine. NKGen’s U.S. issued patents and pending patent applications are utility patents or patent applications, all of which relate to its product candidates SNK01 and/or SNK02. The licensed U.S. patents and U.S. patent applications have anticipated expiration dates that fall between May 2033 and November 2040 (or between May 2033 and July 2043, including PCT patent applications), subject to changes to patent terms, including, but not limited to, patent term adjustments or extensions. NKGen’s non-U.S. patent and patent applications (including non-provisional and PCT) are also utility patent or patent applications and relate to its product candidates SNK01 and/or SNK02. The non-U.S. patent and patent applications have anticipated expiration dates that fall between January 2039 and July 2043, subject to changes to patent terms, including, but not limited to patent term adjustments, extensions, or supplementary protection certificates.
NKGen intends to develop and commercialize its product candidates and related manufacturing processes. NKGen may pursue, when possible, on its own or in collaboration with its licensor, composition, method of use, process, dosing and formulation patent protection. NKGen may also pursue patent protection with respect to manufacturing and drug development processes and technology and with respect to its technology platform. When available to expand market exclusivity, NKGen may obtain or license additional intellectual property related to current or contemplated development technology platforms, core elements of technology and/or product candidates.
Individual patents extend for varying periods of time, depending upon the date of filing of the patent application, the date of patent issuance and the legal term of patents in the countries in which they are obtained. Generally, patents issued for applications filed in the United States are effective for 20 years from the earliest nonprovisional filing date. In the United States, a patent’s term may be lengthened by patent term adjustment (“PTA”), which compensates a patentee for administrative delays by the USPTO in examining and granting a patent, or may be shortened if a patent is terminally disclaimed over an earlier filed patent. In addition, in certain instances, the patent term of a U.S. patent that covers an FDA-approved drug may also be eligible for extension to recapture a portion of the term effectively lost as a result of clinical trials and the FDA regulatory review period. Such extension is referred to as patent term extension (“PTE”). The restoration period cannot be longer than five years and the total patent term, including the restoration period, must not exceed 14 years following FDA approval, however there is no guarantee that the applicable authorities, including the FDA in the United States, will agree with our assessment of whether such extensions should be granted, and if granted, the length of such extensions. Furthermore, NKGen may not have the right to seek extensions of patents that are in-licensed to it, or if such licenses are terminated, NKGen may not have rights to any patents eligible for extension. Similar provisions are available in Europe and certain other foreign jurisdictions to extend the term of a patent that covers an approved drug. The duration of patents outside of the United States varies in accordance with provisions of applicable local law, but typically is also 20 years from the earliest nonprovisional filing date. The actual protection afforded by a patent varies on a product-by-product basis, from country-to-country, and depends upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory-related extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent.
In some instances, NKGen or its licensors may submit patent applications directly to the USPTO as provisional patent applications. Provisional applications for patents were designed to provide a lower-cost first patent filing in the United States. Corresponding nonprovisional patent applications must be filed not later than 12 months after the provisional application filing date to claim priority to the provisional application. The claims in the corresponding nonprovisional application may or may not be entitled to the benefit of the earlier provisional application filing date(s), and the patent term of the finally issued patent is calculated from the later non-provisional application filing date. This system allows NKGen or its licensors to potentially obtain an early priority date, add material to the patent application(s) during the priority year, obtain a later start to the patent term and to delay prosecution costs. Such delay may be useful in the event that NKGen or its licensors decide not to pursue prosecution of the application. While NKGen may file nonprovisional patent applications relating to its provisional patent applications where appropriate, we cannot predict whether any such nonprovisional patent applications will result in the issuance of patents that provide it with any competitive advantage.
NKGen or its licensors can file U.S. nonprovisional applications and PCT applications that claim the benefit of the priority date of earlier filed provisional applications, when applicable. The PCT system allows a single application to be filed within 12 months of the original priority date of the patent application, and to designate all of the PCT member states in which national or regional patent applications can later be pursued based on the international patent application filed under the PCT. The PCT searching authority performs a patentability search and issues a non-binding patentability opinion. Although a PCT application does not issue as a patent, it allows the applicant to seek protection in any of the member states through national/regional-phase applications. At the end of the period of two and a half years from the first priority date of the patent application, separate patent applications can be pursued in any of the PCT member states either by direct national filing or, in some cases by filing through a regional patent organization, such as the European Patent Organization. The PCT system delays expenses, allows a limited evaluation of the chances of success for national/regional patent applications and enables substantial savings where applications are abandoned within the first two and a half years of filing.
In some cases, patent prosecution of its licensed technology may be controlled solely by NKGen’s licensors. If NKGen’s licensors fail to obtain and maintain patent or other protection for the proprietary intellectual property it in-licenses, then NKGen could lose its rights to the intellectual property or its exclusivity with respect to those rights, and its competitors could market competing products using the intellectual property. In addition, NKGen’s licensors may not pursue or obtain claims that are in its best interest. For patent applications that NKGen may file on its own behalf, NKGen will determine claiming strategy on a case-by-case basis. Advice of counsel, country-specific patent laws and its business model and needs are always considered. NKGen may file patents containing claims for protection of useful applications of its proprietary technology platforms and any products, as well as new applications and/or uses NKGen discovers for existing technology platforms and products, assuming these are strategically valuable. NKGen will continuously reassess the number and type of patent applications, as well as the pending and issued patent claims, to help pursue maximum coverage and value for its processes, and compositions, given existing patent office rules and regulations. Further, claims may be modified during patent prosecution to meet its intellectual property and business needs.
NKGen recognizes that the ability to obtain patent protection and the degree of such protection depends on a number of factors, including, for example, the extent of the prior art, the novelty and non- obviousness of the invention and the ability to satisfy the patent eligibility, written description and enablement or support requirement of the patent laws. In addition, the coverage claimed in a patent application can be significantly reduced before a patent is issued, and the scope of a patent can be reinterpreted or further altered even after issuance. Consequently, NKGen or its licensors may not ultimately obtain or maintain adequate patent protection for any of their product candidates or for their technology platform. We cannot predict whether the patent applications that NKGen has in-licensed will issue as patents in any particular jurisdiction or whether the claims of any issued patents will provide sufficient proprietary protection against competitors. Any patents that NKGen holds or licenses may be challenged, circumvented or invalidated by third parties.
The patent positions of companies like NKGen’s are generally uncertain and involve complex legal and factual questions. No consistent policy regarding the scope of claims allowable in patents in the field of cell therapy has emerged in the United States. The patent situation outside of the United States is also uncertain. Changes in either the patent laws or their interpretation in the United States and other countries may diminish NKGen’s or its licensors’ ability to protect their inventions and enforce their intellectual property rights, and more generally could affect the value of its intellectual property. In particular, NKGen’s ability to stop third parties from making, using, selling, offering to sell, or importing products that infringe its intellectual property will depend in part on NKGen’s or its licensors’ success in obtaining and enforcing patent claims that cover their technology, inventions and improvements. With respect to both licensed and company-owned intellectual property, NKGen cannot be sure that patents will be granted with respect to any of its or its licensors’ pending patent applications or with respect to any patent applications filed by NKGen or its licensors in the future, nor can NKGen be sure that any of its in-licensed existing patents or any patents that may be granted to NKGen or its licensors in the future will be commercially useful in protecting its products, their use and the methods used to manufacture those products. Moreover, even NKGen’s in-licensed issued patents do not guarantee NKGen the right to practice its technology in relation to the commercialization of its products. The area of patent and other intellectual property rights in biotechnology is an evolving one with many risks and uncertainties, and third parties may have blocking patents that could be used to prevent NKGen from commercializing its patented product candidates and practicing its proprietary technology. It is uncertain whether the issuance of any third-party patent would require NKGen to alter its development or commercial strategies, or its products or processes, obtain licenses or cease certain activities. NKGen’s breach of any license agreements or its failure to obtain a license to proprietary rights required to develop or commercialize its future products may have a material adverse impact on it. If third parties prepare and file patent applications in the United States that also claim technology to which NKGen has rights, NKGen or its licensors may have to participate in interference or derivation proceedings in the USPTO to determine priority of invention. NKGen’s in-licensed issued patents and those that may issue in the future may be challenged, invalidated, or circumvented, which could limit its ability to stop competitors from marketing related products or limit the length of the term of patent protection that NKGen may have for its product candidates. In addition, the rights granted under any issued patents may not provide NKGen with protection or competitive advantages against competitors with similar technology. Furthermore, NKGen’s competitors may independently develop similar technologies. For these reasons, NKGen may have competition for its product candidates. Moreover, because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that, before any particular product candidate can be commercialized, any related patent may expire or remain in force for only a short period following commercialization, thereby reducing any advantage of the patent. Our commercial success will also depend in part on not infringing upon the proprietary rights of third parties. Patent disputes are sometimes interwoven into other business disputes.
NKGen may also rely, in some circumstances, on trade secrets to protect its technology. However, trade secrets are difficult to protect. NKGen seeks to protect its proprietary information, including its trade secrets and proprietary know-how, in part, by entering into confidentiality agreements with those who have access to its confidential information, including its employees, contractors, consultants, collaborators and advisors. These agreements generally provide that all confidential information developed or made known during the course of the relationship with NKGen be kept confidential and not be disclosed to third parties except in specific circumstances. In the case of NKGen’s employees, the agreements also typically provide that all inventions resulting from work performed for NKGen, utilizing its property or relating to its business and conceived or completed during employment shall be NKGen’s exclusive property to the extent permitted by law. Where appropriate, agreements NKGen obtains with its consultants also typically contain similar assignment of invention provisions. Further, NKGen generally requires confidentiality agreements from business partners and other third parties that receive its confidential information. NKGen also seeks to preserve the integrity and confidentiality of its proprietary technology and processes by maintaining physical security of its premises and physical and electronic security of its information technology systems. Although NKGen has confidence in these individuals, organizations and systems, agreements or security measures may be breached and it may not have adequate remedies for any breach. In addition, its trade secrets may otherwise become known or may be independently discovered by competitors. To the extent that its employees, contractors, consultants, collaborators and advisors use intellectual property owned by others in their work for NKGen, disputes may arise as to the rights in related or resulting know-how and inventions. For this and more comprehensive risks related to NKGen’s proprietary technology, inventions, improvements and product candidates, see the subsection of this proxy statement/prospectus entitled “Risk Factors — Risks Related to Our Intellectual Property.”
Trademarks
NKGen’s registered trademark portfolio contains approximately 17 registered trademarks and pending trademark applications, consisting of approximately six pending trademark applications in the United States, approximately three foreign pending trademark applications in Canada, and trademark registrations through national filings in the United States, Europe, Canada, and Switzerland.
Government Regulation
NKGen is subject to extensive regulation by the FDA and other federal, state, and local regulatory agencies. The Federal Food, Drug, and Cosmetic Act (the “FD&C Act”) and the FDA’s implementing regulations set forth, among other things, requirements for the testing, development, including clinical trials, manufacture, quality control, safety, effectiveness, approval/clearance, labeling, storage, record-keeping, reporting, distribution, import, export, sale, advertising and promotion of its products and product candidates. Although the discussion below focuses on regulation in the U.S. because that is currently its primary focus, NKGen may seek approval/clearance for, and market, our products in other countries in the future. Generally, NKGen’s activities in other countries will be subject to regulation that is similar in nature and scope as that imposed in the U.S., although there can be important differences.
NKGen expects the global regulatory environment will continue to evolve, which could impact the cost, the time needed to approve, and ultimately, its ability to maintain existing approvals or obtain future approvals for its products. Regulations of the FDA and other regulatory agencies in and outside the U.S. impose extensive compliance and monitoring obligations on NKGen’s business. These agencies review its design and manufacturing practices, labeling, record keeping, and manufacturers’ required reports of adverse experiences and other information to identify potential problems with marketed products. NKGen is also subject to periodic inspections for compliance with applicable manufacturing and quality system regulations, which govern the methods used in, and the facilities and controls used for, the design, manufacture, packaging, and servicing of finished drugs and medical devices intended for human use. In addition, the FDA and other regulatory bodies, both within and outside the U.S. (including, without limitation, the Federal Trade Commission, the Office of the Inspector General of the Department of Health and Human Services, the U.S. DOJ, and various state attorneys general), monitor the promotion and advertising of NKGen’s products. Any adverse regulatory action, depending on its magnitude, may limit NKGen’s ability to effectively market and sell its products, limit its ability to obtain future pre-market approvals or result in a substantial modification to its business practices and operations.
Drug Development and Approval
In the United States, biological products are subject to regulation under the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act and other federal, state, local and foreign statutes and regulations. The process required by the FDA before biologics may be marketed in the United States generally involves, without limitation, the following:
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completion of preclinical laboratory tests and animal studies performed in accordance with the FDA’s Good Laboratory Practice requirements (“GLP”);

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submission to the FDA of an IND, which must become effective before clinical trials may begin;

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approval by an IRB or ethics committee at each clinical site before the trial is commenced;

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performance of adequate and well-controlled human clinical trials according to the FDA’s regulations commonly referred to as GCP, regulations and any additional requirements for the protection of human research subjects and their health information to establish the safety, purity and potency of the proposed biologic product candidate for its intended purpose;

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preparation of and submission to the FDA of a BLA, after completion of all pivotal clinical trials;

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satisfactory completion of an FDA Advisory Committee review, if applicable;

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a determination by the FDA within 60 days of its receipt of a BLA to file the application for review;

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satisfactory completion of an FDA pre-approval inspection of the manufacturing facility or facilities at which the proposed product is produced to assess compliance with GMP and to assure that the facilities, methods and controls are adequate to preserve the biological product’s continued safety, purity and potency and, if applicable, to assess compliance with the FDA’s current good tissue practice requirements for the use of human cellular and tissue products, and of selected clinical investigation sites to assess compliance with GCPs;

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potential FDA audit of the nonclinical and clinical trial sites that generated the data in support of the BLA; and

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FDA review and approval of the BLA to permit commercial marketing of the product for particular indications for use in the United States.

Before testing any biological product candidate in humans, the product candidate enters the preclinical testing stage. Preclinical tests, also referred to as nonclinical studies, include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies to assess the potential safety and activity of the product candidate. The conduct of the preclinical tests must comply with federal regulations and requirements including GLPs.
Prior to beginning the first clinical trial with a product candidate in the United States, we must submit an IND to the FDA. An IND is a request for authorization from the FDA to administer an investigational new drug to humans. The central focus of an IND submission is on the general investigational plan and the protocol(s) for clinical trials. The IND also includes results of animal and in vitro studies assessing the toxicology, pharmacokinetics, pharmacology and pharmacodynamic characteristics of the product; chemistry, manufacturing and controls information; and any available human data or literature to support the use of the investigational product. An IND must become effective before human clinical trials may begin. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises safety concerns or questions about the proposed clinical trial. In such a case, the IND may be placed on clinical hold and the IND sponsor and the FDA must resolve any outstanding concerns or questions before the clinical trial can begin. Submission of an IND therefore may or may not result in FDA authorization to begin a clinical trial.
In addition to the submission of an IND to the FDA before initiation of a clinical trial in the United States, certain human clinical trials involving recombinant or synthetic nucleic acid molecules are subject to oversight of IBCs as set forth in the NIH Guidelines for Research Involving Recombinant DNA Molecules (the “NIH Guidelines”). Specifically, under the NIH Guidelines, supervision of human gene transfer trials includes evaluation and assessment by an IBC, a local institutional committee that reviews and oversees research utilizing recombinant or synthetic nucleic acid molecules at that institution. The IBC assesses the safety of the research and identifies any potential risk to public health or the environment, and such review may result in some delay before initiation of a clinical trial. While the NIH Guidelines are not mandatory unless the research in question is being conducted at or sponsored by institutions receiving NIH funding of recombinant or synthetic nucleic acid molecule research, many companies and other institutions not otherwise subject to the NIH Guidelines voluntarily follow them.
Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators in accordance with GCPs, which include the requirement that all research subjects provide their informed consent for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. A separate submission to the existing IND must be made for each successive clinical trial conducted during product development and for any subsequent protocol amendments. Furthermore, an independent IRB for each site proposing to conduct the clinical trial must review and approve the plan for any clinical trial and its informed consent form before the clinical trial begins at that site, and must monitor the study until completed. Regulatory authorities, the IRB or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk or that the trial is unlikely to meet its stated objectives. Some studies also include oversight by an independent group of qualified experts organized by the clinical trial sponsor, known as a data safety monitoring board, which provides authorization for whether or not a study may move forward at designated check points based on access to certain data from the study and may halt the clinical trial if it determines that there is an unacceptable safety risk for subjects or other grounds, such as no demonstration of efficacy. There are also requirements governing the reporting of ongoing clinical trials and clinical trial results to public registries.
For purposes of BLA approval, human clinical trials are typically conducted in three sequential phases that may overlap or be combined:
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Phase 1 — The investigational product is initially introduced into healthy human subjects or patients with the target disease or condition. These trials are designed to test the safety, dosage tolerance, absorption, metabolism and excretion of the investigational product in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness.

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Phase 2 — The investigational product is administered to a limited patient population with a specified disease or condition to evaluate the preliminary efficacy, optimal dosages and dosing schedule and to identify possible adverse side effects and safety risks. Multiple Phase 2 clinical trials may be conducted to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.

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Phase 3 — The investigational product is administered to an expanded patient population to further evaluate dosage, to provide statistically significant evidence of clinical efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for product approval.

In some cases, the FDA may require, or companies may voluntarily pursue, additional clinical trials after a product is approved to gain more information about the product in the intended therapeutic indication, particularly for long-term safety follow-up. These so-called Phase 4 trials may also be made a condition to approval of the BLA.
Concurrent with clinical trials, companies may complete additional animal studies and develop additional information about the biological characteristics of the product candidate, and must finalize a process for manufacturing the product in commercial quantities in accordance with GMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, must develop methods for testing the identity, strength, quality and purity of the final product. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.
BLA Submission and Review by the FDA
Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, the results of product development, nonclinical studies and clinical trials are submitted to the

FDA as part of a BLA requesting approval to market the product for one or more indications. The BLA must include all relevant data available from preclinical and clinical trials, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls and proposed labeling, among other things. Data can come from company-sponsored clinical trials intended to test the safety and effectiveness of a use of the product, or from a number of alternative sources, including trials initiated by independent investigators. The submission of a BLA requires payment of a substantial application user fee to the FDA, unless a waiver or exemption applies.
Within 60 days following submission of the application, the FDA reviews a BLA submitted to determine if it is substantially complete before the FDA accepts it for filing. The FDA may refuse to file any BLA that it deems incomplete or not properly reviewable at the time of submission and may request additional information. In this event, the BLA must be resubmitted with the additional information. Once a BLA has been accepted for filing, the FDA’s goal is to review standard applications within ten months after the filing date, or, if the application qualifies for priority review, six months after the FDA accepts the application for filing. In both standard and priority reviews, the review process may also be extended by FDA requests for additional information or clarification. The FDA reviews a BLA to determine, among other things, whether a product is safe, pure and potent and the facility in which it is manufactured, processed, packed or held meets standards designed to assure the product’s continued safety, purity and potency. The FDA may also convene an advisory committee to provide clinical insight on application review questions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.
Before approving a BLA, the FDA will typically inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with GMP and adequate to assure consistent production of the product within required specifications. For a product candidate that is also a human cellular or tissue product, the FDA also will not approve the application if the manufacturer is not in compliance with cGTPs. These are FDA regulations that govern the methods used in, and the facilities and controls used for, the manufacture of human cells, tissues and cellular and tissue-based products, or HCT/Ps, which are human cells or tissue intended for implantation, transplant, infusion, or transfer into a human recipient. The primary intent of the GTP requirements is to ensure that cell and tissue-based products are manufactured in a manner designed to prevent the introduction, transmission and spread of communicable disease. FDA regulations also require tissue establishments to register and list their HCT/Ps with the FDA and, when applicable, to evaluate donors through screening and testing.
Additionally, before approving a BLA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP. If the FDA determines that the application, manufacturing process or manufacturing facilities are not acceptable, it will outline the deficiencies in the submission and often will request additional testing or information. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.
After the FDA evaluates a BLA and conducts inspections of manufacturing facilities where the investigational product and/or its drug substance will be produced, the FDA may issue an approval letter or a Complete Response Letter (“CRL”). An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. A CRL will describe all of the deficiencies that the FDA has identified in the BLA, except that where the FDA determines that the data supporting the application are inadequate to support approval, the FDA may issue the CRL without first conducting required inspections, testing submitted product lots, and/or reviewing proposed labeling. In issuing the CRL, the FDA may recommend actions that the applicant might take to place the BLA in condition for approval, including requests for additional information or clarification. The FDA may delay or refuse approval of a BLA if applicable regulatory criteria are not satisfied, require additional testing or information and/or require post-marketing testing and surveillance to monitor safety or efficacy of a product.
If regulatory approval of a product is granted, such approval will be granted for particular indications and may entail limitations on the indicated uses for which such product may be marketed. For example, the FDA may approve the BLA with a REMS, to ensure the benefits of the product outweigh its risks, or otherwise limit the scope of any approval. A REMS is a safety strategy implemented to manage a known or potential serious risk associated with a product and to enable patients to have continued access to such medicines by managing their safe use, and could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA also may condition approval on, among other things, changes to proposed labeling or the development of adequate controls and specifications. Once approved, the FDA may withdraw the product approval if compliance with pre- and post-marketing requirements is not maintained or if problems occur after the product reaches the marketplace. The FDA may require one or more Phase 4 post-marketing trials and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization, and may limit further marketing of the product based on the results of these post-marketing studies.
Expedited Development and Review Programs
The FDA offers a number of expedited development and review programs for qualifying product candidates. For example, the Fast Track program is intended to expedite or facilitate the process for reviewing new products that are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. Specifically, new biological products are eligible for Fast Track designation if they are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. Fast Track designation applies to the combination of the product and the specific indication for which it is being studied. The sponsor of a new biologic may request that the FDA designate the biologic as a Fast Track product at any time during the clinical development of the product. The sponsor of a Fast Track product has opportunities for more frequent interactions with the applicable FDA review team during product development and, once a BLA is submitted, the product candidate may be eligible for priority review. A Fast Track product may also be eligible for rolling review, where the FDA may consider for review sections of the BLA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the BLA, the FDA agrees to accept sections of the BLA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the BLA.
A product candidate intended to treat a serious or life-threatening disease or condition may also be eligible for Breakthrough Therapy designation to expedite its development and review. A product candidate can receive Breakthrough Therapy designation if preliminary clinical evidence indicates that the product candidate, alone or in combination with one or more other drugs or biologics, may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The designation includes all of the Fast Track program features, as well as more intensive FDA interaction and guidance beginning as early as Phase 1 and an organizational commitment to expedite the development and review of the product candidate, including involvement of senior managers.
Any marketing application for a drug or biologic submitted to the FDA for approval, including a product candidate with a Fast Track designation and/or Breakthrough Therapy designation, may be eligible for other types of FDA programs intended to expedite development and review, such as priority review and accelerated approval. A product candidate is eligible for priority review if it has the potential to provide safe and effective therapy where no satisfactory alternative therapy exists or a significant improvement in the treatment, diagnosis or prevention of a disease compared to marketed products. The FDA will attempt to direct additional resources to the evaluation of an application for a new biological product designated for priority review in an effort to facilitate the review. For original BLAs, priority review designation means the FDA’s goal is to take action on the marketing application within six months of the 60-day filing date (as compared to ten months under standard review).
Additionally, product candidates studied for their safety and effectiveness in treating serious or life-threatening diseases or conditions may receive accelerated approval upon a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity or prevalence of the condition and the availability or lack of alternative treatments. As a condition of accelerated approval, the FDA will generally require the sponsor to perform adequate and well-controlled post-marketing clinical trials to verify and describe the anticipated effect on irreversible morbidity or mortality or other clinical benefit. Products receiving accelerated approval may be subject to expedited withdrawal procedures if the sponsor fails to conduct the required post-marketing studies or if such studies fail to verify the predicted clinical benefit. In addition, the FDA currently requires as a condition for accelerated approval pre-approval of promotional materials, which could adversely impact the timing of the commercial launch of the product.
In 2017, the FDA established a new RMAT designation, which is intended to facilitate an efficient development program for, and expedite review of, any drug or biologic that meets the following criteria: (i) the drug or biologic qualifies as a RMAT, which is defined as a cell therapy, therapeutic tissue engineering product, human cell and tissue product, or any combination product using such therapies or products, with limited exceptions; (ii) the drug or biologic is intended to treat, modify, reverse, or cure a serious or life-threatening disease or condition; and (iii) preliminary clinical evidence indicates that the drug or biologic has the potential to address unmet medical needs for such a disease or condition. RMAT designation provides all the benefits of Breakthrough Therapy designation, including more frequent meetings with the FDA to discuss the development plan for the product candidate and eligibility for rolling review and priority review. Product candidates granted RMAT designation may also be eligible for accelerated approval on the basis of a surrogate or intermediate endpoint reasonably likely to predict long-term clinical benefit, or reliance upon data obtained from a meaningful number of clinical trial sites, including through expansion of trials to additional sites. RMAT-designated products that receive accelerated approval may, as appropriate, fulfill their post-approval requirements through submission of clinical evidence, clinical trials, patient registries, or other sources of real-world evidence (such as electronic health records); through the collection of larger confirmatory data sets; or via post-approval monitoring of all patients treated with such therapy prior to approval of such therapy. Fast track designation, Breakthrough Therapy designation, priority review, accelerated approval, and RMAT designation do not change the standards for approval but may expedite the development or approval process. Even if a product candidate qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.
Orphan Drug Designation and Exclusivity
Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biologic intended to treat a rare disease or condition, defined as a disease or condition with a patient population of fewer than 200,000 individuals in the United States, or a patient population greater than 200,000 individuals in the United States and when there is no reasonable expectation that the cost of developing and making available the drug or biologic in the United States will be recovered from sales in the United States for that drug or biologic. Orphan drug designation must be requested before submitting a BLA. After the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process.
In the United States, orphan drug designation entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages and user-fee waivers. In addition, if a product that has orphan drug designation subsequently receives the first FDA approval for a particular drug or biologic for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications, including a full BLA, to market the same biologic for the same indication for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity or if the FDA finds that the holder of the orphan drug exclusivity has not shown that it can assure the availability of sufficient quantities of the orphan drug to meet the needs of patients with the disease or condition for which the drug was designated. Orphan drug exclusivity does not prevent the FDA from approving a different drug or biologic for the same disease or condition, or the same drug or biologic for a different disease or condition. Orphan product exclusivity also could block the approval of one of our products for seven years if a competitor obtains approval of the same biological product as defined by the FDA or if our product candidate is determined to be contained within the competitor’s product for the same indication or disease.

A designated orphan drug may not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received orphan designation. In addition, orphan drug exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or, as noted above, if a second applicant demonstrates that its product is clinically superior to the approved product with orphan exclusivity or the manufacturer of the approved product is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition.
Post-Approval Requirements
Biologics are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to record-keeping, reporting of adverse experiences, periodic reporting, product sampling and distribution and advertising and promotion of the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. There also are continuing, annual program fees for any marketed products. Biologic manufacturers and other entities involved in the manufacture and distribution of approved biological products are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with GMP requirements and other laws. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain GMP compliance. Changes to the manufacturing process or facility are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from GMP and impose reporting requirements. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with GMP and other aspects of regulatory compliance.
The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical trials to assess new safety risks; or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:
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restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

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fines, warning letters or untitled letters;

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clinical holds on clinical trials;

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refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of product license approvals;

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product seizure or detention, or refusal to permit the import or export of products;

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consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs;

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mandated modification of promotional materials and labeling and the issuance of corrective information;

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the issuance of safety alerts, Dear Healthcare Provider letters, press releases and other communications containing warnings or other safety information about the product; or

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injunctions or the imposition of civil or criminal penalties.

The FDA closely regulates the marketing, labeling, advertising and promotion of biologics. A company can make only those claims relating to safety and efficacy, purity and potency that are approved by the FDA and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. FDA sanctions could include refusal to approve pending applications, withdrawal of an approval, clinical hold, warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, mandated corrective advertising or communications with doctors, debarment, restitution, disgorgement of profits, or civil or criminal penalties. Physicians may prescribe legally available products for uses that are not described in the product’s labeling and that differ from those tested and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe, in their independent medical judgment, that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer’s communications on the subject of off-label use of their products.
Biosimilars and Reference Product Exclusivity
The Affordable Care Act, signed into law in 2010, includes a subtitle called the Biologics Price Competition and Innovation Act (“BPCIA”), which created an abbreviated approval pathway for biological products that are biosimilar to or interchangeable with an FDA-licensed reference biological product. The FDA has issued several guidance documents outlining an approach to review and approval of biosimilars.
Biosimilarity, which requires that there be no clinically meaningful differences between the biological product and the reference product in terms of safety, purity and potency, can be shown through analytical studies, animal studies, and a clinical trial or trials. Interchangeability requires that a product is biosimilar to the reference product and the product must demonstrate that it can be expected to produce the same clinical results as the reference product in any given patient and, for products that are administered multiple times to an individual, the biologic and the reference biologic may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic. However, complexities associated with the larger, and often more complex, structures of biological products, as well as the processes by which such products are manufactured, pose significant hurdles to implementation of the abbreviated approval pathway that are still being worked out by the FDA.
Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing that applicant’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of its product. The BPCIA also created certain exclusivity periods for biosimilars approved as interchangeable products. At this juncture, it is unclear whether products deemed “interchangeable” by the FDA will, in fact, be readily substituted by pharmacies, which are governed by state pharmacy law.
A biological product can also obtain pediatric market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric study in accordance with an FDA-issued “Written Request” for such a study. The BPCIA is complex and continues to be interpreted and implemented by the FDA. In addition, government proposals have sought to reduce the 12-year reference product exclusivity period. Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been the subject of recent litigation. As a result, the ultimate impact, implementation and impact of the BPCIA is subject to significant uncertainty.
Other Healthcare Laws
Pharmaceutical companies are subject to additional healthcare regulation and enforcement by the federal government and by authorities in the states and foreign jurisdictions in which they conduct their business and may constrain the financial arrangements and relationships through which we research, sell, market and distribute any products for which we obtain marketing approval. Such laws include, without limitation, federal and state anti-kickback, fraud and abuse, false claims, data privacy and security, price reporting and physician and other health care provider transparency laws and regulations. If our operations are found to be in violation of any of such laws or any other governmental regulations that apply, we may be subject to penalties, including, without limitation, administrative, civil and criminal penalties, damages, fines, disgorgement, the curtailment or restructuring of operations, integrity oversight and reporting obligations, exclusion from participation in federal and state healthcare programs and imprisonment.
The federal Anti-Kickback Statute prohibits, among other things, any person or entity, from knowingly and willfully offering, paying, soliciting or receiving any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce or in return for purchasing, leasing, ordering or arranging for the purchase, lease or order of any item or service reimbursable under Medicare, Medicaid or other federal healthcare programs. The term remuneration has been interpreted broadly to include anything of value. The Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers and formulary managers on the other. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution. The exceptions and safe harbors are drawn narrowly and practices that involve remuneration that may be alleged to be intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exception or safe harbor but the exceptions and safe harbors are drawn narrowly and require strict compliance in order to offer protection. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all of its facts and circumstances.
Additionally, the intent standard under the Anti-Kickback Statute and the criminal healthcare fraud statutes under the federal HIPAA was amended by the ACA to a stricter standard such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. In addition, the ACA codified case law that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act (“FCA”) (discussed below).
The FCA prohibits, among other things, any person or entity from knowingly presenting, or causing to be presented, a false claim for payment to, or approval by, the federal government or knowingly making, using, or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. As a result of a modification made by the Fraud Enforcement and Recovery Act of 2009, a claim includes “any request or demand” for money or property presented to the U.S. government. Pharmaceutical and other healthcare companies have been prosecuted under these laws for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product and for causing false claims to be submitted because of the companies’ marketing of the product for unapproved, and thus non-covered, uses.
HIPAA also created new federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud or to obtain, by means of false or fraudulent pretenses, representations or promises, any money or property owned by, or under the control or custody of, any healthcare benefit program, including private third-party payors and knowingly and willfully falsifying, concealing or covering up by trick, scheme or device, a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Also, many states have similar fraud and abuse statutes or regulations that apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor.
Additionally, the federal Physician Payments Sunshine Act within the ACA, and its implementing regulations, require that certain manufacturers of drugs, devices, biological and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) annually report information related to certain payments or other transfers of value made or distributed to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals and certain ownership and investment interests held by these healthcare providers and their immediate family members. Beginning in 2022, applicable manufacturers also will be required to report information regarding its payments and other transfers of value to physician assistants, nurse practitioners, clinical nurse specialists, anesthesiologist assistants, certified registered nurse anesthetists and certified nurse midwives during the previous year.
We may also be subject to data privacy and security regulations by both the federal government and the states in which we conduct our business. HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”) and its implementing regulations, impose requirements on covered entities, including certain healthcare providers, health plans, healthcare clearinghouses and their respective business associates that create, receive, maintain or transmit individually identifiable health information for or on behalf of a covered entity as well as their covered subcontractors relating to the privacy, security and transmission of individually identifiable health information. Among other things, HITECH makes HIPAA’s privacy and security standards directly applicable to business associates, independent contractors or agents of covered entities that receive or obtain protected health information in connection with providing a service on behalf of a covered entity. HITECH also created four new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, state laws govern the privacy and security of health information in specified circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.
In order to distribute products commercially, we must comply with state laws that require the registration of manufacturers and wholesale distributors of pharmaceutical products in a state, including, in certain states, manufacturers and distributors who ship products into the state even if such manufacturers or distributors have no place of business within the state. Some states also impose requirements on manufacturers and distributors to establish the pedigree of product in the chain of distribution, including some states that require manufacturers and others to adopt new technology capable of tracking and tracing product as it moves through the distribution chain. Several states have enacted legislation requiring pharmaceutical companies to establish marketing compliance programs, file periodic reports with the state, make periodic public disclosures on sales, marketing, pricing, track and report gifts, compensation and other remuneration made to physicians and other healthcare providers, clinical trials and other activities, and/or register their sales representatives, as well as to prohibit pharmacies and other healthcare entities from providing certain physician prescribing data to pharmaceutical companies for use in sales and marketing, and to prohibit certain other sales and marketing practices. All of our activities are potentially subject to federal and state consumer protection and unfair competition laws.
If our operations are found to be in violation of any of the federal and state healthcare laws described above or any other governmental regulations that apply to us, we may be subject to significant penalties, including without limitation, civil, criminal and/or administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government programs, such as Medicare and Medicaid, injunctions, private “qui tam” actions brought by individual whistleblowers in the name of the government, or refusal to allow us to enter into government contracts, contractual damages, reputational harm, administrative burdens, diminished profits and future earnings, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations
Coverage and Reimbursement
Sales of any product depend, in part, on the extent to which such product will be covered by third-party payors, such as federal, state and foreign government healthcare programs, commercial insurance and managed healthcare organizations, and the level of reimbursement for such product by third-party payors. Decisions regarding the extent of coverage and amount of reimbursement to be provided are made on a plan-by-plan basis. Reimbursement by a third-party payor may depend upon a number of factors, including the third-party payor’s determination that a product is safe, effective and medically necessary; appropriate for the specific patient; cost-effective; supported by peer-reviewed medical journals; included in clinical practice guidelines; and neither cosmetic, experimental, nor investigational. A third-party payor could also require that certain lines of therapy be completed or failed prior to reimbursing our therapy. The principal decisions about reimbursement for new medicines are typically made by the Centers for Medicare & Medicaid Services (“CMS”), an agency within the U.S. Department of Health and Human Services (“HHS”). CMS

decides whether and to what extent products will be covered and reimbursed under Medicare and private payors tend to follow CMS to a substantial degree. Third-party payors determine which products and procedures they will cover and establish reimbursement levels. Even if a third-party payor covers a particular product or procedure, the resulting reimbursement payment rates may not be adequate. These third-party payors are increasingly reducing coverage and reimbursement for medical products, drugs and services. In addition, the U.S. government, state legislatures and foreign governments have continued implementing cost-containment programs, including price controls, restrictions on coverage and reimbursement and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit sales of any product. Decreases in third-party reimbursement for any product or a decision by a third-party payor not to cover a product could reduce physician usage and patient demand for the product and also have a material adverse effect on sales.
Healthcare Reform
In the United States, in March 2010, the ACA was enacted, which substantially changed the way healthcare is financed by both governmental and private insurers, and significantly affected the pharmaceutical industry. The ACA contained a number of provisions, including those governing enrollment in federal healthcare programs, reimbursement adjustments and changes to fraud and abuse laws. For example, the ACA:
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increased the minimum level of Medicaid rebates payable by manufacturers of brand name drugs from 15.1% to 23.1% of the average manufacturer price;

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required collection of rebates for drugs paid by Medicaid managed care organizations;

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required manufacturers to participate in a coverage gap discount program, under which they must agree to offer 70% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D;

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imposed a non-deductible annual fee on pharmaceutical manufacturers or importers who sell “branded prescription drugs” to specified federal government programs;

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imposed a non-deductible annual fee on pharmaceutical manufacturers or importers who sell “branded prescription drugs” to specified federal government programs;

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expanded the entities eligible for discounts under the Public Health Service pharmaceutical pricing program; and

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created a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in and conduct comparative clinical effectiveness research, along with funding for such research.

There have been executive, judicial and Congressional challenges to certain aspects of the ACA. For example, the Tax Act was enacted, which includes a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” On December 14, 2018, a U.S. District Court Judge in the Northern District of Texas ruled that the individual mandate is a critical and inseverable feature of the ACA, and therefore, because it was repealed as part of the Tax Act, the remaining provisions of the ACA are invalid as well. Additionally, on December 18, 2019, the U.S. Court of Appeals for the 5th Circuit ruled that that the individual mandate was unconstitutional and remanded the case back to the District Court to determine whether the remaining provisions of the ACA are invalid as well. The U.S. Supreme Court is currently reviewing this case, but it is unknown when a decision will be reached. Although the U.S. Supreme Court has not yet ruled on the constitutionality of the ACA, President Biden issued an executive order to initiate a special enrollment period from February 15, 2021 through August 15, 2021 for purposes of obtaining health insurance coverage through the ACA marketplace. The executive order also instructs certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. It is unclear how the Supreme Court ruling, other such litigation and the healthcare reform measures of the Biden administration will impact the ACA and our business.
Other legislative changes have also been proposed and adopted in the United States since the ACA was enacted. On August 2, 2011, the Budget Control Act of 2011, among other things, included aggregate reductions to Medicare payments to providers of 2% per fiscal year, which went into effect on April 1, 2013. However, COVID-19 relief legislation suspended the 2% Medicare sequester from May 1, 2020 through December 31, 2021. In January 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.
There has been heightened governmental scrutiny recently over the manner in which pharmaceutical companies set prices for their marketed products, which has resulted in several Congressional inquiries and proposed federal legislation, as well as state efforts, designed to, among other things, bring more transparency to product pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. The likelihood of success of these and other measures initiated by the former Trump administration is uncertain, particularly in light of the new Biden administration. At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.
We anticipate that these new laws will result in additional downward pressure on coverage and the price that we receive for any approved product, and could seriously harm our business. Any reduction in reimbursement from Medicare and other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our products (if approved). In addition, it is possible that there will be further legislation or regulation that could harm our business, financial condition and results of operations. For example, it is possible that additional governmental action is taken in response to address the COVID-19 pandemic.
Coverage and Reimbursement
Significant uncertainty exists as to the coverage and reimbursement status of our products and any product candidates for which we may obtain regulatory approval. Sales of any of our products and product candidates, if approved, will depend, in part, on the extent to which the costs of the products will be covered by third-party payors, including government healthcare programs such as Medicare and Medicaid, and private payors, such as commercial health insurers and managed care organizations. Third-party payors determine which drugs they will cover and the amount of reimbursement they will provide for a covered drug. In the U.S., there is no uniform system among payors for making coverage and reimbursement decisions. In addition, the process for determining whether a payor will provide coverage for a product may be separate from the process for setting the price or reimbursement rate that the payor will pay for the product once coverage is approved. Third-party payors may limit coverage to specific products on an approved list, or formulary, which might not include all of the FDA-approved products for a particular indication.
In order to secure coverage and reimbursement for our products we may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of the product, in addition to the costly studies required to obtain FDA or other comparable regulatory approvals. Even if we conduct pharmacoeconomic studies, our products and product candidates may not be considered medically necessary or cost-effective by payors. Further, a payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be approved.
Furthermore, the healthcare industry in the U.S. has experienced a trend toward cost containment as government and private insurers seek to control healthcare costs by imposing lower payment rates and negotiating reduced contract rates with service providers. Therefore, we cannot be certain that the procedures using our products will be reimbursed at a cost-effective level. Nor can we be certain that third-party payors using a methodology that sets amounts based on the type of procedure performed, such as those utilized by government programs and in many privately managed care systems, will view the cost of our products to be justified so as to incorporate such costs into the overall cost of the procedure. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to achieve profitability. Moreover, we are unable to predict what changes will be made to the reimbursement methodologies used by third-party payors in the future.
Additional legislative changes, regulatory changes and judicial challenges related to the Affordable Care Act remain possible, as discussed above under the subheading “U.S. Healthcare Reform.” In addition, there likely will continue to be proposals by legislators at both the federal and state levels, regulators, and third-party payors to contain healthcare costs. Thus, even if we obtain favorable coverage and reimbursement status for our products and any product candidates for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.
Healthcare Fraud and Abuse Laws
In addition to FDA restrictions on marketing of pharmaceutical products, our business is subject to healthcare fraud and abuse regulation and enforcement by both the federal government and the states in which we conduct our business. These laws include, but are not limited to, the following:
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The federal Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration, directly or indirectly, in cash or in kind, to induce or in return for purchasing, leasing, ordering or arranging for or recommending the purchase, lease or order of any healthcare item or service reimbursable, in whole or in part, under Medicare, Medicaid or other federally financed healthcare programs. The term “remuneration” has been broadly interpreted to include anything of value. The Affordable Care Act, among other things, amended the intent requirement of the federal Anti-Kickback Statute such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate in order to commit a violation.

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The federal civil and criminal false claims laws, including the False Claims Act, which can be enforced by private individuals on behalf of the government through civil whistleblower or qui tam actions, and civil monetary penalty laws prohibit individuals or entities from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment of government funds, or knowingly making, using, or causing to be made or used, a false record or statement material to an obligation to pay money to the government or knowingly concealing or knowingly and improperly avoiding, decreasing, or concealing an obligation to pay money to the U.S. federal government.

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HIPAA, prohibits, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors. HIPAA also prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement or representation, or making or using any false writing or document knowing the same to contain any materially false, fictitious or fraudulent statement or entry in connection with the delivery of or payment for healthcare benefits, items or services.

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HIPAA, as amended by the HITECH and its implementing regulations, imposes obligations on “covered entities,” including certain healthcare providers, health plans, and healthcare clearinghouses, as well as their respective “business associates” and their subcontractors that create, receive, maintain or transmit individually identifiable health information for or on behalf of a covered entity, with respect to safeguarding the privacy, security and transmission of individually identifiable health information. HITECH also increased the civil and criminal penalties that may be imposed under HIPAA and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce HIPAA.

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The majority of states also have statutes or regulations similar to the federal anti-kickback and false claims laws, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor. Several states now require pharmaceutical companies to report expenses relating to the marketing and promotion of pharmaceutical products in those states and to report gifts and payments to individual health care providers in those states.

Some of these states also prohibit certain marketing-related activities including the provision of gifts, meals, or other items to certain health care providers. Other states have laws requiring pharmaceutical sales representatives to be registered or licensed, and still others impose limits on co-pay assistance that pharmaceutical companies can offer to patients. In addition, several states require pharmaceutical companies to implement compliance programs or marketing codes.
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The Physician Payments Sunshine Act, implemented as the Open Payments program, and its implementing regulations, requires manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to CMS information related to direct or indirect payments and other transfers of value to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), other healthcare professionals (such as physician assistants and nurse practitioners) and teaching hospitals, as well as ownership and investment interests held in the company by physicians and their immediate family members.

Compliance with such laws and regulations requires substantial resources. Because of the breadth of these laws and the narrowness of available statutory exceptions and regulatory safe harbors, it is possible that some of our business activities could be subject to legal challenge and enforcement actions. In the event governmental authorities conclude that our business practices do not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations, they may impose sanctions under these laws, which are potentially significant and may include civil monetary penalties, damages, exclusion of an entity or individual from participation in government health care programs, criminal fines and imprisonment, additional reporting requirements if we become subject to a corporate integrity agreement or other settlement to resolve allegations of violations of these laws, as well as the potential curtailment or restructuring of our operations. Even if we are not determined to have violated these laws, government investigations into these issues typically require the expenditure of significant resources and generate negative publicity.
Foreign Corrupt Practices Act
In addition, the U.S. Foreign Corrupt Practices Act of 1997 prohibits corporations and their intermediaries from engaging in certain activities to obtain or retain business or to influence a person working in an official capacity. It is illegal to pay, offer to pay or authorize the payment of anything of value to any official of another country, government staff member, political party or political candidate in an attempt to obtain or retain business or to otherwise influence a person working in that capacity.
Facilities
NKGen’s principal office is located in Santa Ana California, where it owns approximately 25,000 square feet of office, manufacturing and laboratory space, approximately half of which is fit for GMP production of NK cells. NKGen also leases office facilities in Irvine, California. NKGen intends to manufacture all finished autologous product in-house at its manufacturing facility in Santa Ana, California for its Phase 1-2 trials in neurodegenerative disease. NKGen intends to partner with NKMAX for the allogeneic NK cell production for its Phase 1-2 trials in oncological diseases.
NKGen believes its facilities are adequate to meet its current needs, although it may seek to negotiate new leases or evaluate additional or alternate space for its operations.
NKGen’s Team
As of August 1, 2023, NKGen had approximately 63 full-time employees. Substantially all of NKGen’s employees are located in California.
None of NKGen’s employees is represented by a labor union or covered under collective bargaining agreement. NKGen has not experienced any material work stoppages and NKGen considers its relationship with its employees to be good, healthy and transparent. NKGen actively engages with managers to collect feedback and ideas on how to improve its working environment.

NKGen’s human capital resources objectives include, as applicable, identifying, recruiting, retaining incentivizing and integrating its existing and new employees, advisors and consultants. The principal purpose of NKGen’s equity and cash incentive plans is to attract, retain, and reward personnel through the granting of stock-based and cash-based compensation awards, in order to increase stockholder value and the success of NKGen by motivating such individuals to perform to the best of their abilities and achieve NKGen’s objectives.
Legal Proceedings
From time to time, NKGen may be subject to legal proceedings. NKGen is not currently a party to or aware of any active legal proceedings that it believes will have, individually or in the aggregate, a material adverse effect on its business, financial condition or results of operations. Regardless of outcome, litigation can have an adverse impact on NKGen because of defense and settlement costs, diversion of management resources and other factors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF OPERATIONS OF NKGEN
You should read the following Management’s Discussion and Analysis of Financial Condition and Results of Operations together with our audited annual and unaudited interim condensed financial statements and related notes appearing elsewhere in this proxy statement /prospectus. In addition to historical information, some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement /prospectus, including information with respect to our plans and strategy for our business, future financial performance, expense levels and liquidity sources, includes forward-looking statements that involve risks and uncertainties. You should read the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” elsewhere in this proxy statement /prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Unless the context otherwise requires, references to “NKGen”, “we”, “us”, and “our” are intended to mean the business and operations NKGen Biotech, Inc.)
Overview
NKGen is a clinical-stage biotechnology company focused on the development and commercialization of innovative autologous, allogeneic and CAR-NK cell therapies utilizing a proprietary SNK platform. NKGen’s product candidates are based on a proprietary manufacturing and cryopreservation process which produces SNK cells that have increased activity as compared to the starting population of NK cells, based on the results of in vitro experiments performed by NKMAX, as defined by parameters such as cytotoxicity, cytokine production and activating receptor expression. See the sections of this proxy statement/prospectus entitled “Business of NKGen — Background on NK or Natural Killer Cells — The NKGen Manufacturing Process — Activity” and “Business of NKGen — Background on NK or Natural Killer Cells — Molecular Characteristics of SNK01” for additional details. NKGen believes that SNK cells have the potential to deliver transformational benefits to patients with neurodegenerative disease, such as AD and PD, and cancer. NKGen is majority owned and controlled by NKMAX, a company formed under the laws of the Republic of Korea.
The Business Combination
On April 14, 2023, NKGen entered into the Agreement and Plan of Merger with Graf and Merger Sub, pursuant to which, NKGen will merge with and into Merger Sub, with NKGen surviving the merger and becoming a wholly owned subsidiary of Graf. As of August 1, 2023, the aggregate consideration payable to the stockholders of NKGen, is expected to be approximately $161.6 million, payable solely in shares of New NKGen Common Stock. The closing of the Business Combination is subject to certain conditions including, among others, (i) the stockholders of NKGen and the Graf Stockholders approving of the Business Combination, (ii) the shares of Common Stock to be issued in connection with the Business Combination having been approved for listing on the Stock Exchange, (iii) Graf satisfying the Acquiror Closing Cash Condition (i.e., an Acquiror Closing Cash Amount of $50.0 million at closing), and (iv) Graf having $5,000,001 or more in net tangible assets at closing.
Following the consummation of the Business Combination, NKGen is anticipated to be deemed the accounting acquirer and the Business Combination will be accounted for as a reverse recapitalization. See “Unaudited Pro Forma Condensed Combined Financial Information” for additional information on the Business Combination and the expected financial impact.
As a result of the Business Combination, NKGen expects to become the successor to an SEC-registered and NYSE-listed company, which will require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. NKGen expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal and administrative resources.
Factors Affecting Our Performance
NKGen’s operations to date have been limited to business planning, raising capital, developing and identifying NK cell therapies utilizing its SNK platform, clinical studies, and other research and development activities. NKGen has never been profitable from operations and its net loss and comprehensive loss were $6.2 million, $8.3 million, $23.3 million and $26.8 million for the three months ended March 31, 2022 and 2023 and the years ended December 31, 2021 and 2022, respectively. As of March 31, 2023, NKGen’s accumulated deficit was $87.5 million. NKGen has never generated revenue from product sales and does not expect to receive any revenue from any future product candidates unless and until NKGen obtains regulatory approval for any future product candidates. NKGen expects to continue incurring significant expenses and operating losses for at least the next several years associated with our ongoing activities as NKGen:
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initiates and completes nonclinical studies and clinical trials for its product candidates;

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contracts to manufacture and performs additional process development for its product candidates;

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continues research and development efforts to build its pipeline beyond the current product candidates;

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maintains, expands, and protects its intellectual property portfolio;

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hires additional clinical, quality control, scientific, and management personnel;

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adds operational and financial personnel to support its product development efforts and planned future commercialization; and

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adds operational capabilities applicable to operating as a public company.

To continue to fund its operations, NKGen expects to continue to raise capital, including with related parties. NKGen’s ability to successfully transition to profitability will be dependent upon achieving a level of revenue adequate to support its cost structure. NKGen cannot provide any assurances that it will ever be profitable or generate positive cash flow from operating activities.
Recent Developments
Subsequent to March 31, 2023, NKGen entered into an additional loan agreement with NKMAX for aggregate gross proceeds of $0.5 million, issued additional convertible promissory notes to other investors for total proceeds of $3.7 million, and entered into a $5.0 million revolving line of credit agreement with a commercial bank. These recent developments are described in the “Liquidity and Capital Resources” section below. Also refer to Note 12 of the unaudited interim condensed financial statements.
Components of Our Results of Operations
Revenues
NKGen does not currently have any products approved for sale and has not recognized any product revenue to date. In the future, NKGen may generate revenue from a combination of product sales, payments from licenses, milestone payments or collaboration arrangements. If NKGen fails to achieve clinical success or obtain regulatory approval of any of its product candidates, NKGen’s ability to generate future revenue will be limited.
During the three months ended March 31, 2022 and the years ended December 31, 2021 and 2022, NKGen generated revenue in connection with providing testing services for the coronavirus (“COVID-19”). NKGen did not have any revenues during the three months ended March 31, 2023 and does not expect to generate revenues in connection with COVID-19 testing services in future periods as it has ceased providing such services.
Costs and Expenses
Cost of Revenues
Costs of revenues historically consisted of test kits and supplements purchased from third parties in connection with providing COVID-19 testing services. NKGen did not have any cost of revenues in the three months ended March 31, 2023 and does not expect to incur such costs in future periods as it has ceased providing COVID-19 testing services.
Research and Development Expenses
NKGen focuses its resources on research and development activities, including the conduct of preclinical studies, product development, regulatory support, and clinical trials for its product candidates. NKGen’s research and development expenses consist of:
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employee-related expenses, including salaries, benefits, taxes, travel, and stock-based compensation expense, for personnel in research and development functions;

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expenses related to process development and production of product candidates;

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costs associated with preclinical activities and regulatory operations, including the costs of acquiring, developing, and manufacturing research material;

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clinical trials and activities related to regulatory filings for its product candidates; and

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allocation of facilities, overhead, depreciation, and amortization of laboratory equipment and other expenses.

NKGen expects its direct and indirect research and development expenses to increase in the future as it continues to develop its platform and product candidates. NKGen remains focused on using its resources to further develop its existing pipeline. NKGen’s research and development activities are a critical component of achieving commercialization of any of its product candidates and realizing its business strategy.
NKGen’s goal is to bring transformative NK cell therapies to patients with both neurodegenerative and oncological diseases and thereby realize the potential of the NKGen team’s extensive NK cell expertise. During the second half of 2023, NKGen intends to (i) advance clinical development of SNK01 in both AD and PD by submitting an IND to the FDA, and, if authorized to proceed, initiate Phase 1 and 2 trials in the United States for both AD and PD, and (ii) initiate a Phase 1 trial of SNK02 for multiple oncology therapies. During 2024 and beyond, NKGen intends to accelerate its development in oncology through strategic collaborations as well as continue investment in its manufacturing technology.
The successful development of NKGen’s platform and product candidates is highly uncertain. The process of conducting the necessary preclinical and clinical research to obtain regulatory approval is costly and time consuming. At this time, NKGen cannot reasonably estimate the nature, timing, or costs of the efforts necessary to finish developing any of its product candidates or the period in which material net cash, if any, from these product candidates may commence. This is due to the numerous risks and uncertainties associated with developing therapeutics and will depend on a variety of factors, including, but not limited to:
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the scope, rate of progress, expense, and results of clinical trials;

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the scope, rate of progress, and expense of process development and manufacturing;

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preclinical and other research activities; and

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the timing of regulatory approvals.

Research and development expenses consists of expenses incurred while performing research and development activities to discover and develop NKGen’s product candidates. Direct research and development costs include external research and development expenses incurred under agreements with contract research organizations, consultants and other vendors that conduct its preclinical and clinical activities, expenses related to manufacturing its product candidates for preclinical and clinical studies, laboratory supplies and license fees. Indirect research and development costs include personnel-related expenses, consisting of employee salaries, payroll taxes, bonuses, benefits and stock-based compensation charges for those individuals involved in research and development efforts. Costs incurred in NKGen’s research and development efforts are expensed as incurred.
NKGen typically uses its employee, consultant, facility, equipment, and certain supply resources across its research and development programs. NKGen tracks outsourced development costs by product candidate or development program, but NKGen does not allocate personnel costs, other internal costs or certain external consultant costs to specific product candidates or development programs. These costs are included in indirect research and development expenses. All direct research and development expenses during the three months ended March 31, 2022 and 2023 and the years ended December 31, 2021 and 2022 relate to SNK01.
General and Administrative
General and administrative expenses consist primarily of personnel-related expenses for executives, human resources, finance and other general and administrative employees, including salary and stock-based compensation, professional services costs and allocation of facility and overhead costs.
NKGen anticipates that its general and administrative expenses will increase in the future in connection with one-time costs of becoming a public company as well as ongoing costs of operating as a public company, including expanding headcount and increased fees for directors and outside advisors. NKGen expects to incur significant costs to comply with corporate governance, internal controls, and similar requirements applicable to public companies. Additionally, NKGen expects to incur increased costs associated with establishing sales, marketing, and commercialization functions prior to any potential future regulatory approvals or commercialization of its product candidates.
Interest Expense
Interest expense consists primarily of interest incurred associated with NKGen’s related party loans.
Other Income (Expenses), net
Other income (expenses), net primarily consists of losses on the change in fair value of NKGen’s convertible promissory notes carried at fair value for the years ended December 31, 2021 and 2022.
Other income (expenses), net primarily consists of sublease income for the three months ended March 31, 2022 and 2023.
Change in Fair Value of Convertible Promissory Notes
Change in fair value of convertible promissory notes primarily consists of losses on the change in fair value of NKGen’s convertible notes carried at fair value for the three months ended March 31, 2022 and 2023, previously included within Other income (expenses), net for the years ended December 31, 2021 and 2022.
Provision for Income Taxes
NKGen is subject to U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities and changes in tax laws.
Provision for income taxes primarily relates to changes in deferred taxes, partially offset by valuation allowances.

Results of Operations
Comparison of Three Months Ended March 31, 2022 and 2023
The following table summarizes NKGen’s results of operations (in thousands):
	Three Months ended March 31,		Change
	2022	2023	$ Change	% Change
Revenues	$70	$—	$(70)	*
Costs and expenses:
Cost of revenue	3	—	(3)	*
Research and development	4,252	3,599	(653)	(15)%
General and administrative	1,511	3,199	1,688	112%
Total expenses	5,766	6,798	1,032	18%
Loss from operations	(5,696)	(6,798)	(1,102)	19%
Other income (expenses):
Interest expense	(486)	(34)	452	(93)%
Change in fair value of convertible promissory notes	(68)	(1,501)	(1,433)	2,107%
Other income, net	26	11	(15)	(58)%
Net loss before provision for income taxes	(6,224)	(8,322)	(2,098)	34%
Provision for income taxes	—	—	—	—
Net loss and comprehensive loss	$(6,224)	$(8,322)	$(2,098)	34%

*
Not meaningful

Revenues
Revenue decreased by $0.1 million for the three months ended March 31, 2023 as compared to three months ended March 31, 2022. This decrease related entirely to the winding down of NKGen’s COVID-19 testing revenue stream during the three months ended March 31, 2023.
Cost of Revenues
Cost of revenue decreased by less than $0.1 million for the three months ended March 31, 2023 as compared to the three months ended March 31, 2022. This decrease related entirely to the winding down of NKGen’s COVID-19 testing revenue stream during the three months ended March 31, 2023.
Research and Development Expenses
The following table summarizes the components of NKGen’s research and development expenses (in thousands):
	Three Months ended March 31,		Change
	2022	2023	$ Change	% Change
Total direct research and development expense	$673	$272	$(401)	(60)%
Indirect research and development expense by type:
Personnel-related costs	$2,003	$2,213	$210	10%
Research and development supplies and services	1,212	837	(375)	(31)%
Allocated facility, equipment and other expenses	364	277	(87)	(24)%
Total indirect research and development expense	3,579	3,327	(252)	(7)%
Total research and development expense	$4,252	$3,599	$(653)	(15)%

Total research and development expense decreased by $0.7 million, or 15%, for the three months ended March 31, 2023 as compared to the three months ended March 31, 2022. The decrease was primarily attributable to a $0.4 million, or 60%, decrease in total direct research and development expense, accompanied by a decrease in total indirect research and development expense of $0.3 million, or 7%.
The decrease in direct research and development expenses for the three months ended March 31, 2023 as compared to the three months ended March 31, 2022 was primarily attributable to the substantial completion of NKGen’s SNK01 sarcoma Phase 1 clinical trials, which occurred during the second half of 2022.
The decrease in total indirect research and development expense was primarily attributable to a $0.4 million, or 31%, decrease in research and development supplies and services and, a $0.1 million, or 24% decrease in allocated facility, equipment and other expenses, partially offset by a $0.2 million, or 10% increase in personnel-related costs.
The decrease in research and development supplies and services was primarily attributable to a $0.2 million, or 35%, decrease in laboratory supply costs due to decreased purchases of research and development materials during the three months ended March 31, 2023 as compared to the three months ended March 31, 2022, in addition to a $0.2 million, or 36%, decrease in professional fees due to decreased consulting and regulatory affairs costs.
The increase in personnel-related costs was primarily attributable to a $0.3 million increase in stock-based compensation expense as a result of stock option grants made during the three months ended March 31, 2023 that vest over periods ranging from immediately upon grant to four years, partially offset by a $0.1 million, or 7%, decrease in salaries and wages expenses for research and development personnel.
General and Administrative Expenses
General and administrative expenses increased by $1.7 million or 112% for the three months ended March 31, 2023 as compared to the three months ended March 31, 2022. The increase was primarily attributable to an increase in stock-based compensation expense of $0.9 million as a result of stock option grants made during the three months ended March 31, 2023 that vest over periods ranging from immediately upon grant to four years, in addition to increases in personnel-related costs of $0.6 million, or 121% due to increases in salaries and wages, payroll taxes, and benefits.
Interest Expense
Interest expense decreased by $0.5 million, or 93%, for the three months ended March 31, 2023 as compared to the three months ended March 31, 2022. The decrease was primarily attributable to a decrease of $0.4 million, or 93%, in related party loans interest expense as a result of reductions in outstanding related party loan balances as of March 31, 2023 as compared to March 31, 2022, which bear an interest rate of 4.6%.
Other Income, Net
Other income, net, decreased by less than $0.1 million, or 54%, for the three months ended March 31, 2023 as compared to the three months ended March 31, 2022. The decrease was primarily attributable to an increase of less than $0.1 million in other expenses due to a portion of a $0.1 million lease-related security deposit previously made by NKGen that became probable of being retained by NKGen’s landlord during the three months ended March 31, 2023.
Change in Fair Value of Convertible Promissory Notes
Change in fair value of convertible promissory notes increased by $1.4 million for the three months ended March 31, 2023 as compared to the three months ended March 31, 2022 primarily due to changes in probabilities of conversion based on changes in the likelihood of the occurrence of a qualified financing at a future date during the three months ended March 31, 2023 as compared to the three months ended March 31, 2022.

Comparison of the Years Ended December 31, 2021 and 2022
The following table summarizes NKGen’s results of operations (in thousands):
	Fiscal Year Ended December 31,		Change
	2021	2022	$ Change	% Change
Revenues	$426	$77	$(349)	(82)%
Costs and expenses:
Cost of revenue	30	18	(12)	(40)%
Research and development	14,672	16,746	2,074	14%
General and administrative	7,585	7,659	74	1%
Total expenses	22,287	24,423	2,136	10%
Loss from operations	(21,861)	(24,346)	(2,485)	11%
Other expenses:
Interest expense	(1,315)	(2,306)	(991)	75%
Other expenses, net	(84)	(95)	(11)	13%
Net loss before provision for income taxes	(23,260)	(26,747)	(3,487)	15%
Provision for income taxes	(5)	(7)	(2)	(40)%
Net loss and comprehensive loss	$(23,265)	$(26,754)	$(3,489)	15%
Revenues
Revenue decreased by $0.3 million, or 82%, for the year ended December 31, 2022 as compared to the year ended December 31, 2021. This decrease related entirely to the winding down of NKGen’s COVID-19 testing revenue stream during the year ended December 31, 2022.
Cost of Revenues
Cost of revenues decreased by less than $0.1 million, or 40%, for the year ended December 31, 2022 as compared to the year ended December 31, 2021. This decrease primarily relates to the reduction in test kit purchases due to the winding down of NKGen’s COVID-19 testing revenue stream during the year ended December 31, 2022.
Research and Development Expenses
The following table summarizes the components of NKGen’s research and development expenses (in thousands):
	Years Ended December 31,		Change
	2021	2022	$ Change	% Change
Total direct research and development expense	$2,247	$1,394	$(853)	(38)%
Indirect research and development expense by type:
Personnel-related costs	$7,038	$8,912	$1,874	27%
Research and development supplies and services	3,934	4,892	958	24%
Allocated facility, equipment and other expenses	1,453	1,548	95	7%
Total indirect research and development expense	12,425	15,352	2,927	24%
Total research and development expense	$14,672	$16,746	$2,074	14%
Total research and development expenses increased by $2.1 million, or 14%, for the year ended December 31, 2022 as compared to the year ended December 31, 2021. The increase was primarily attributable to a $2.9 million, or 24%, increase in indirect research and development expenses, partially offset by a decrease in direct research and development expenses of $0.9 million, or 38%. NKGen expects direct research and development expenses to increase for the year ended December 31, 2023 as compared to the year ended December 31, 2022.
The decrease in direct research and development expenses in the year ended December 31, 2022 was primarily attributable to the completion in 2021 of NKMAX’s Phase 1/2a clinical trial for SNK01’s indication in the treatment of non-small cell lung cancer.
The increase in indirect research and development expenses was primarily attributable to increased personnel-related costs and research and development supplies and services. The increase in personnel-related costs was primarily attributable to a $1.9 million, or 29%, net increase in salaries, wages, bonuses, and payroll taxes per employee for higher-paid research and development personnel. The increase in research and development supplies and services was primarily attributable to a $0.5 million, or 26%, increase in laboratory supply costs due to increased purchases of research and development materials during the year ended December 31, 2022, in addition to a $0.4 million, or 24%, increase in professional fees due to increased consulting and regulatory affair costs.
General and Administrative Expenses
General and administrative expenses increased by $0.1 million, or 1% for the year ended December 31, 2022 as compared to the year ended December 31, 2021. The increase was primarily attributable to an increase in amortization expense of $0.5 million, or 409%, due to an additional lease that commenced during December 2021, partially offset by a decrease of $0.3 million, or 9%, in personnel-related expenses, as well as a decrease of $0.1 million, or 9%, in professional fees.
Interest Expense
Interest expense increased by $1.0 million, or 75% for the year ended December 31, 2022 as compared to the year ended December 31, 2021. The increase was primarily attributable to an increase of $1.0 million in related party loans interest expense as a result of $23.0 million in additional related party loan borrowings during 2022, which were borrowed ratably throughout 2022 prior to their conversion into common stock in December 2022.
Other Expenses, Net
Other expenses, net, increased by less than $0.1 million, or 13%, for the year ended December 31, 2022 as compared to the year ended December 31, 2021. The increase was primarily attributable to an increase of less than $0.1 million, or 23%, in losses on the change in fair value of convertible promissory notes.
Provision for Income Taxes
Provision for income taxes increased by less than $0.1 million or 40%, for the year ended December 31, 2022 as compared to the year ended December 31, 2021 primarily due to changes in deferred tax balances partially offset by valuation allowances.
Liquidity and Capital Resources
Funding Requirements and Going Concern
NKGen has incurred operating losses since inception, including net losses of $23.3 million, $26.8 million, and $8.3 million for the years ended December 31, 2021 and 2022 and the three months ended March 31, 2023, respectively. NKGen is still in its early stages of development and expects to continue to incur significant expenses and operating losses for the foreseeable future as NKGen continues its research and long-term anticipated preclinical studies and clinical trials including its anticipated Phase 1 and Phase 1/2 trials, expand its pipeline or scope of its current studies for its product candidates, initiates additional preclinical, clinical or other studies for its product candidates, changes or adds additional manufacturers or suppliers, seeks regulatory and marketing approvals for any of its product candidates that successfully complete clinical studies, if any, acquires or in-licenses other product candidates and technologies, maintains, protects and expands NKGen’s intellectual property portfolio, attracts and retains skilled personnel, and experiences any delays or encounter issues with any of the above. Furthermore, NKGen expects to incur additional expenses with transitioning to, and operating as, a public company.
Until such time as NKGen can generate substantial product revenue, if ever, NKGen expects to finance its cash needs through a combination of equity and debt financings, or other capital sources, including with related parties. To the extent that NKGen raises additional capital through the future sale of equity or debt, the ownership interest of its stockholders will be diluted. The terms of these securities may include liquidation or other preferences that adversely affect the rights of NKGen’s existing common stockholders. If NKGen raises additional funds through collaboration agreements, marketing agreements, or licensing arrangements, NKGen may have to relinquish valuable rights to its technologies, future revenue streams or product candidates on terms that may not be favorable to it. If NKGen is unable to raise sufficient funds through equity or debt financings NKGen may be required to delay, limit, curtail or terminate its product development or future commercialization efforts. Additionally, NKGen may never become profitable, or if it does, may not be able to sustain profitability on a recurring basis.
NKGen has considered that its long-term operations anticipate continuing net losses and the need for potential debt or equity financing. However, there can be no assurances that additional funding or other sources of capital will be available on terms acceptable to NKGen, or at all. If additional capital is not secured when required, NKGen may need to delay or curtail its operations until such funding is received. If NKGen cannot expand its operations or otherwise capitalize on its business opportunities because it lacks sufficient capital, NKGen’s business, financial condition and results of operations could be materially adversely affected. As a result of these conditions, NKGen has concluded that there is substantial doubt over its ability to continue as a going concern as conditions and events, considered in the aggregate, indicate it is probable NKGen will be unable to meet its obligations as they become due within one year after the date that the financial statements included in this proxy statement/prospectus are issued. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business. The financial information and financial statements do not include any adjustments that might be necessary if NKGen is unable to continue as a going concern. NKGen’s ability to continue as a going concern is dependent upon its ability to raise additional funds and financing including through the consummation of the Business Combination. NKGen does not currently have sufficient funds to support its operations through a potential closing of the Business Combination prior to the current Termination Date, which is September 29, 2023, and it will need to raise additional capital immediately to continue operations. In the absence of additional sources of financing, NKGen expects that its existing cash and cash equivalents will only allow it to continue its planned operations until the end of August 2023. There can be no assurance that NKGen will be able to timely secure such additional funding on acceptable terms and conditions, or at all. If NKGen cannot obtain sufficient capital immediately, it will not have sufficient cash and liquidity to finance its business operations as currently contemplated and may need to substantially alter, or possibly even discontinue, its operations, and as a result, would not be able to consummate the Business Combination. Even if we are able to raise additional financing immediately and are able to consummate the Business Combination, the proceeds from the Business Combination may not be sufficient to alleviate its current going concern. Assuming that the condition that, at Closing, the Acquiror Closing Cash Amount is at least $50 million, is satisfied and not waived, upon consummation of the Business Combination, NKGen expects to raise sufficient cash to fund its clinical trials and operations into 2025 based on its current business plan, and expectations and assumptions considering current macroeconomic conditions. However, these plans have not been finalized, no definitive agreement regarding PIPE financing in connection with the Merger Agreement has been executed and there can be no assurance that NKGen will be successful in raising any cash in connection with the Business Combination and the minimum cash condition may be waived and the Business Combination could be consummated with cash proceeds less than the minimum cash condition. NKGen’s future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section of this proxy statement/prospectus entitled “Risk Factors.”
Sources of Liquidity
To date, NKGen has funded its operations primarily with the proceeds from the issuance of convertible promissory notes, loans from related parties, and draws upon a revolving line of credit. As of March 31, 2023,

NKGen had cash and cash equivalents of $0.7 million. In the future, NKGen expects to finance its cash needs through a combination of equity and debt financings, including with related parties.
Convertible Promissory Notes
From November through December 2019, NKGen issued convertible promissory notes to investors (the “2019 Convertible Notes”) and to related parties (the “Related Party Convertible Notes”) for total proceeds of $11.1 million, which bear interest at 1.68% per year.
During March 2023, NKGen issued additional convertible promissory notes to investors for total proceeds of $1.1 million, bearing interest at 4.55% per year (“2023 Convertible Notes”, together with the 2019 Convertible Notes and Related Party Convertible Notes, the “Convertible Notes”). The maturity dates of the 2023 Convertible Notes are three years from their respective issuance dates.
In the event NKGen consummates, while the Convertible Notes are outstanding, an equity financing pursuant to which it sells shares of its equity securities, with an aggregate sales price of not less than $20.0 million, excluding any and all indebtedness under the Convertible Notes that is converted into Company equity securities sold in a qualified financing (“Next Round Securities”), and with the principal purpose of raising capital, then all principal, together with all unpaid accrued interest under the Convertible Notes, shall automatically convert into shares of Next Round Securities at the lesser of (i) the price obtained by dividing the number of outstanding shares of common stock of NKGen immediately prior to the qualified financing (assuming conversion of all securities convertible into common stock and exercise of all outstanding options and warrants, but excluding the shares of equity securities of NKGen issuable upon the conversion of the Convertible Notes or other indebtedness) and (ii) a discount to the cash price per share paid by the other purchasers of Next Round Securities in the qualified financing equal to (a) with respect to the 2019 Convertible Notes and the Related Party Convertible Notes, for an investor that invests up to $1.0 million in 2019 Convertible Notes or the Related Party Convertible Notes: 20%, and for an investor that invests more than $1.0 million and less than $5.0 million in 2019 Convertible Notes or the Related Party Convertible Notes: 25% or (b) with respect to the 2023 Convertible Notes, for an investor that invests up to $5.0 million in the 2023 Convertible Notes: 15%, and for an investor that invests more than $5.0 million and less than $10.0 million in Notes: 20%, and for an investor that invests more than $10.0 million in 2023 Convertible Notes: 25%. There are no financial or non-financial covenants associated with the Convertible Notes.
The principal amounts of the 2019 Convertible Notes and Related Party Convertible Notes were due on demand as of December 31, 2022. In April 2023, NKGen (i) modified the 2019 Convertible Notes and Related Party Convertible Notes to extend the maturity date to December 31, 2023 and (ii) modified the Convertible Notes to provide that upon the closing of a transaction such as the Business Combination, the Convertible Notes will, immediately prior to the closing of such transaction, convert into NKGen’s common stock at a conversion price equal to (a) the value ascribed to the consideration to be paid in respect of one share of common stock in the definitive agreement(s) relating to such transaction, multiplied by (b) the discount figure applicable to a qualified financing as set forth above.
Related Party Loans
Between August 2019 and December 2022, NKGen entered into related party loans with NKMAX. In December 2022, the aggregate outstanding related party loans’ principal and interest of $66.1 million was converted into 17,002,230 shares of common stock which was recognized as a capital contribution within the condensed statements of common stock and stockholders’ equity (deficit).
In January 2023, NKGen entered into additional related party loans with NKMAX for aggregate gross proceeds of $4.5 million and a maturity date of December 31, 2023.
The terms of the related party loans entered into between August 2019 and February 2023 included a 4.6% interest rate. There are no financial or non-financial covenants associated with the Related Party Loans. The Related Party Loans mature on December 31, 2024. The Related Party Loans are not convertible into equity, including upon the consummation of the Business Combination.

Subsequent Financing Arrangements
In April 2023, NKGen entered into an additional loan agreement with NKMAX for aggregate gross proceeds of $0.5 million. The terms of the additional loan are consistent with the terms set forth for the related party loans described above.
From April through the date of this proxy statement/prospectus, NKGen issued additional convertible promissory notes to investors for total proceeds of $3.7 million, of which $0.1 million was issued to a related party. The terms of the additional convertible promissory notes are consistent with the terms set forth for the 2023 Convertible Notes described above.
In June 2023, NKGen entered into a $5.0 million revolving line of credit agreement with a commercial bank with a one-year term and an interest rate based on the higher of (i) the one month secured overnight financing rate plus 2.85% or (ii) 7.50%. Issuance fees of $0.1 million were incurred in connection with this revolving line of credit. The revolving line of credit is secured by all of NKGen’s assets, including a deed of trust over NKGen’s owed real property located in Santa Ana, California. Additionally, NKGen is required to maintain a restricted cash balance of $0.3 million as additional collateral to secure the line of credit. Following completion of the Business Combination, NKGen will be required to maintain deposits with East West Bank in an amount of at least $15.0 million at all times. See “Risk Factors — Risks Related to NKGen — Risks Related to Our Financial Position — The East West Bank Loan Agreement provides the lender with a security interest in all of our assets, and contains financial covenants and other restrictions on our actions that may limit our operational flexibility or otherwise adversely affect our results of operations” for more information regarding the risks related to the revolving line of credit with East West Bank. In June 2023, NKGen executed a draw of $3.8 million on this revolving line of credit. In July 2023, NKGen executed an additional draw of $1.1 million upon the revolving line of credit. No repayments of draws upon the revolving line of credit occurred through August 10, 2023.
Cash Flows
The following is a summary of NKGen’s cash flows (in thousands):
	Three Months ended March 31,		Fiscal Year ended December 31,
	2022	2023	2021	2022
Net cash used in operating activities	$(5,651)	$(4,914)	$(19,548)	$(22,557)
Net cash used in investing activities	$(18)	$(13)	$(459)	$(163)
Net cash provided by financing activities	$5,605	$5,558	$20,159	$22,486
Net cash used in operating activities
The decrease in net cash used in operating activities of $0.7 million for the three months ended March 31, 2023 as compared to the three months ended March 31, 2022 was primarily attributable to decreased research and development expenditures related to professional fees, laboratory supplies, clinical costs, and salaries and wages, partially offset by increased salaries and wages costs for general and administrative employees.
Net cash used in operating activities of $5.7 million for the three months ended March 31, 2022 was primarily attributable to NKGen’s net loss of $6.2 million and changes in operating assets and liabilities of $0.4 million, partially offset by $1.0 million in non-cash charges, which primarily relate to $0.5 million of related party non-cash interest expense, $0.3 million of depreciation and amortization, $0.1 million in amortization of operating lease right-of use assets, and $0.1 million in changes in the fair value of Convertible Notes.
Net cash used in operating activities of $4.9 million for the three months ended March 31, 2023 was primarily attributable to NKGen’s net loss of $8.3 million, partially offset by changes in operating assets and liabilities of $0.2 million and $3.2 million in non-cash charges, which primarily relate to $1.5 million in changes in the fair value of Convertible Notes, $1.3 million in stock-based compensation, $0.3 million of depreciation and amortization, and $0.1 million in amortization of operating lease right-of use assets.

The increase in net cash used in operating activities of $3.0 million for the year ended December 31, 2022 as compared to the year ended December 31, 2021 was primarily attributable to increased indirect research and development expenditures. Net cash used in operating activities of $19.5 million for the year ended December 31, 2021 was primarily attributable to NKGen’s net loss of $23.3 million, partially offset by $2.8 million in non-cash charges, which primarily relate to $1.3 million of related party non-cash interest expense, $1.1 million of depreciation and amortization and $0.1 million in amortization of operating lease right-of use assets.
Net cash used in operating activities of $22.6 million for the year ended December 31, 2022 was primarily attributable to NKGen’s net loss of $26.8 million, partially offset by $4.2 million in non-cash charges, which primarily relate to $2.3 million of related party non-cash interest expense, $1.2 million of depreciation and amortization and $0.4 million in amortization of operating lease right-of use assets.
Net cash used in investing activities
The decrease in net cash used in investing activities of less than $0.1 million for the three months ended March 31, 2023 as compared to three months ended March 31, 2022 was primarily attributable to decreased purchases of capitalized software.
Net cash used in investing activities was less than $0.1 million for the three months ended March 31, 2022, which consisted of less than $0.1 million in purchases of capitalized software and less than $0.1 million in purchases of property and equipment.
Net cash used in investing activities was less than $0.1 million for the three months ended March 31, 2023, which consisted of less than $0.1 million in purchases of capitalized software.
The decrease in net cash used in investing activities of $0.3 million for the year ended December 31, 2022 as compared to the year ended December 31, 2021 was primarily attributable to decreased purchases of capitalized software expenditures.
Net cash used in investing activities was $0.5 million for the year ended December 31, 2021, which primarily consisted of $0.4 million in purchases of property and equipment and $0.1 million in purchases of capitalized software.
Net cash used in investing activities was $0.2 million for the year ended December 31, 2022, which consisted of $0.1 million in purchases of property and equipment and $0.1 million in purchases of capitalized software.
Net cash provided by financing activities
The decrease in net cash provided by financing activities of less than $0.1 million for the three months ended March 31, 2023 as compared to the three months ended March 31, 2022 was primarily attributable to decreased proceeds from related party loans.
Net cash provided by financing activities was $5.6 million for the three months ended March 31, 2022, which primarily consisted of proceeds of $6.0 million from related party loan, partially offset by $0.4 million in repayments on payroll protection program loans.
Net cash provided by financing activities was $5.6 million for the three months ended March 31, 2023, which primarily consisted of proceeds $4.5 million from related party loans, $1.1 million from issuances of convertible promissory notes, partially offset by less than $0.1 million in payments of deferred transaction costs.
The increase in net cash provided by financing activities of $2.3 million for the year ended December 31, 2022 as compared to the year ended December 31, 2021 was primarily attributable to increased proceeds from related party loans.
Net cash provided by financing activities was $20.2 million for the year ended December 31, 2021, which consisted of proceeds of $20.5 million from related party loans and $0.1 million from exercises of common stock options, partially offset by $0.4 million in repayments on payroll protection program loans for which NKGen had received $1.1 million of proceeds in May 2020.
Net cash provided by financing activities was $22.5 million for the year ended December 31, 2022, which consisted of proceeds of $23.0 million from related party loans and $0.2 million from exercises of common stock options, partially offset by $0.7 million in repayments on payroll protection plan loans for which no amounts remain outstanding as of December 31, 2022.
Contractual obligations and Commitments
In February 2018, NKGen entered into an operating lease agreement for office space located in 10 Pasteur, Irvine with a lease term of approximately five years. Rent payments commenced in February 2018. The lease expired on February 5, 2023.
In October 2021, NKGen entered into an operating lease agreement for office space located in 19700 Fairchild with a lease term of approximately two years with an option to extend the term for one two-year term, which at the time was not reasonably assured of exercise and therefore, not included in the lease term. Rent payments commenced in December 2021. The lease expires on December 31, 2023, and the future obligation until expiration is $0.3 million as of March 31, 2023. NKGen is currently exploring entering into a different lease upon the expiration of this lease.
Critical Accounting Policies and Estimates
NKGen’s management’s discussion and analysis of its financial condition and results of operations is based on NKGen’s financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. The preparation of these financial statements requires NKGen’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues and expenses during the reporting periods. NKGen evaluates these estimates and judgments on an ongoing basis. NKGen bases its estimates on historical experience and on various other factors that NKGen believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. NKGen’s actual results may differ from these estimates under different assumptions or conditions.
While NKGen’s significant accounting policies are more fully described in Note 2 to NKGen’s financial statements, NKGen believes that the following accounting policies are the most critical to fully understanding and evaluating its financial condition and results of operations.
Accrued Clinical and Research and Development Expenses
All research and development costs are expensed in the period incurred. Research and development expenses primarily consist of services provided by contract organizations for clinical development, salaries and related expenses for personnel, including stock-based compensation expense, outside service providers, facilities costs, fees paid to consultants and other professional services, license fees, depreciation and supplies used in research and development. Payments made prior to the receipt of goods or services to be used in research and development are capitalized until the related goods or services are received.
As part of the process of preparing its financial statements, NKGen is required to estimate its accrued expenses as of each balance sheet date. This process involves reviewing open contracts and purchase orders, communicating with its personnel to identify services that have been performed on its behalf and estimating the level of service performed and the associated cost incurred for the service when NKGen has not yet been invoiced or otherwise notified of the actual cost. NKGen makes estimates of its accrued expenses as of each balance sheet date based on facts and circumstances known to us at that time. NKGen periodically confirms the accuracy of its estimates with the service providers and make adjustments, if necessary. The significant estimates in NKGen’s accrued clinical trial and research and development expenses include the costs incurred for services performed by its vendors in connection with clinical trial and research and development activities for which NKGen has not yet been invoiced.

NKGen determined its expenses related to clinical trial and research and development activities on its estimates of the services received and efforts expended pursuant to quotes and contracts with vendors that conduct clinical trials and research and development on its behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. There may be instances in which payments made to its vendors will exceed the level of services provided and result in a prepayment of the clinical trial and research and development expense. In accruing service fees, NKGen estimates the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from its estimate, NKGen adjusts the accrual or prepaid expense accordingly. Advance payments for goods and services that will be used in future clinical trial or research and development activities are expensed when the activity has been performed or when the goods have been received rather than when the payment is made.
Although NKGen does not expect its estimates to be materially different from amounts actually incurred, if its estimates of the status and timing of services performed differ from the actual status and timing of services performed, it could result in NKGen reporting amounts that are too high or too low in any particular period. To date, there have been no material differences between NKGen’s estimates of such expenses and the amounts actually incurred.
Stock-Based Compensation
Stock-based compensation expense is comprised of stock options awarded to employees and consultants. NKGen’s stock option awards granted to date contain service based vesting conditions only and do not require the achievement of a market or performance condition in order to vest. These share-based awards are accounted for under the fair-value-based method prescribed by ASC 718-10, Stock Compensation. The fair value of stock options is estimated using the Black-Scholes option pricing model on the date of grant. This option pricing model involves a number of estimates, including the per share value of the underlying common stock, exercise price, estimate of future volatility, expected term of the stock option award, risk-free interest rate and expected annual dividend yield.
NKGen recognizes the expense for options with graded-vesting schedules on a straight-line basis over the requisite service period, which is generally the vesting period. Forfeitures are recognized as they occur.
Valuation of Common Shares
Given the absence of a public trading market for NKGen’s common shares, and in accordance with the American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately- Held-Company Equity Securities Issued as Compensation, NKGen’s board of directors exercises its reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of fair value of NKGen’s common shares, including, but not limited to:
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independent third-party valuations of NKGen’s common shares;

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capital resources and financial condition;

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the likelihood and timing of achieving a liquidity event;

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historical operating and financial performance as well as NKGen’s estimates of future financial performance;

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valuations of comparable companies;

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the status of NKGen’s development;

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the relative lack of marketability of NKGen’s common shares;

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industry information such as market growth and volume and macro-economic events;

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additional objective and subjective factors relating to NKGen’s business; and

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implied fair values upon a merger transaction.

NKGen’s board of directors determines the fair value of its common shares using both the income and market approach valuation methods. The income approach estimates value based on the expectation of future cash flows that a company will generate. The market approach estimates value based on a comparison of the subject company to comparable public companies in a similar line of business as well as implied fair values upon a merger transaction such as the Business Combination. Under the market approach, based on a comparison of the subject company to comparable public companies in a similar line of business, a discount for lack of marketability (“DLOM”) was applied to arrive at a fair value of common shares. A DLOM was meant to account for the lack of marketability of shares that were not publicly traded. The valuation of common shares underlying common stock options granted during the three months ended March 31, 2023 were estimated under the market approach, based upon the implied fair value of common stock agreed upon in the Business Combination, where the fair values of NKGen’s common shares as of the respective grant dates were determined using a linear interpolation between the previous valuation and the anticipated closing date of the Business Combination. It was determined that the straight-line calculation provides the most reasonable basis for the valuation of NKGen’s common stock because there was no single event that occurred during the period between the valuation dates that would have caused a material change in fair value.
Applying these valuation approaches involves the use of estimates, judgments and assumptions that are highly complex and subjective, including NKGen’s expected future revenue and expenses, the determination of discount rates, interpolations, valuation multiples, the selection of comparable public companies and the probability of future events. Changes in any or all of these estimates and assumptions impact NKGen’s valuation as of each valuation date. Such changes may have a material impact on the valuation of NKGen’s common shares and NKGen’s share-based awards.
Fair Value of Financial Instruments
NKGen follows ASC 820-10, Fair Value Measurements and Disclosures, issued by the FASB with respect to fair value reporting for financial assets and liabilities. The guidance defines fair value, provides guidance for measuring fair value and requires certain disclosures. The guidance does not apply to measurements related to share-based payments. The guidance discusses valuation techniques such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels.
NKGen’s financial instruments include cash and cash equivalents, prepaid expenses, accounts payable, accrued expenses, related party loans and the NKGen Convertible Notes. The carrying amount of cash and cash equivalents, prepaid expenses and other assets, accounts payable and accrued expenses are generally considered to be representative of their respective values because of the short-term nature of those instruments.
NKGen elects to account for the NKGen Convertible Notes, which meet the required criteria, at fair value at inception and at each subsequent reporting date. Subsequent changes in fair value are recorded within change in fair value of convertible promissory notes, on the accompanying statement of operations and comprehensive loss for the three months ended March 31, 2022 and 2023 and within other expenses, net on the accompanying statement of operating and comprehensive loss for the years ended December 31, 2021 and 2022. Interest expense associated with the NKGen Convertible Notes is included in the change in fair value for the NKGen Convertible Notes. These estimates may be subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. All outstanding NKGen Convertible Notes and related accrued interest will convert to shares of NKGen immediately prior to the closing of the Business Combination.
The fair value of the NKGen Convertible Notes are estimated as compared to the fair value of similar debt instruments that do not have the conversion feature using a scenario-based analysis that estimates the fair value of the NKGen Convertible Notes based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes available to the noteholders, including various initial public offering, settlement, equity financing, corporate transaction and dissolution scenarios. There are significant judgments and estimates inherent in the determination of the fair value of these liabilities. If NKGen had made different assumptions including, among others, those related to the timing and probability of various corporate scenarios, discount rates, volatilities and exit valuations, the carrying values of the NKGen Convertible Notes, and NKGen’s net loss and comprehensive loss and net loss per share could have been significantly different.
Recently Issued and Adopted Accounting Pronouncements
NKGen describes the recently issued accounting pronouncements that apply in Note 2 of the unaudited condensed financial statements as of and for the three months ended March 31, 2023 and Note 2 of the financial statements as of and for the years ended December 31, 2022 and 2021.
Emerging Growth Company Status
New NKGen will qualify as an emerging growth company, as defined in the Jumpstart Our Business Startups (“JOBS Act”) and may remain an emerging growth company for up to five years following the completion of Graf’s initial public offering. For so long as New NKGen remains an emerging growth company, New NKGen is permitted and intends to rely on certain exemptions from various public company reporting requirements, including delaying adopting new or revised accounting standards issued until such time as those standards apply to private companies, not being required to have New NKGen’s internal control over financial reporting audited by its independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and any golden parachute payments not previously approved. In particular, in this proxy statement/prospectus, NKGen has provided only two years of audited financial statements and unaudited financial statements and have not included all of the executive compensation-related information that would be required if New NKGen were not an emerging growth company. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.
Following the closing of the Business Combination, New NKGen will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of the consummation of Graf’s initial public offering, (ii) the last day of the fiscal year in which New NKGen has total annual gross revenue of at least $1.235 billion, (iii) the last day of the fiscal year in which New NKGen is deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of New NKGen’s common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year, or (iv) the date on which New NKGen has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.
New NKGen will also qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 of the Exchange Act, meaning that the market value of its common stock held by non-affiliates plus the proposed aggregate amount of gross proceeds to New NKGen as a result of the Business Combination is less than $700.0 million and New NKGen’s annual revenue is less than $100.0 million during the most recently completed fiscal year. New NKGen may continue to be a smaller reporting company following the closing of the Business Combination if either (i) the market value of New NKGen’s common stock held by non-affiliates is less than $250.0 million or (ii) the New NKGen’s annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of its common stock held by non-affiliates is less than $700.0 million. If New NKGen is a smaller reporting company at the time it ceases to be an emerging growth company, New NKGen may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, New NKGen may choose to present only the two most recent fiscal years of audited financial statements in its Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.
Quantitative and Qualitative Disclosures About Market Risk
As a “smaller reporting company” as defined by Rule 12b-2 of the Exchange Act, and pursuant to Item 305 of Regulation S-K, NKGen is not required to disclose information under this section.

DESCRIPTION OF NEW NKGEN SECURITIES AFTER THE BUSINESS COMBINATION
As a result of the Business Combination, Graf Stockholders who receive shares of New NKGen Common Stock in the transactions, as well as stockholders of NKGen, will become New NKGen stockholders. Your rights as New NKGen stockholders will be governed by the DGCL and New NKGen’s charter and bylaws. The following description of the material terms of New NKGen’s securities reflects the anticipated state of affairs upon completion of the Business Combination. This description is a summary and is not complete. We urge you to read the Proposed Charter, which is attached as Annex B, in its entirety.
Authorized and Outstanding Stock
The total amount of our authorized share capital will consist of 500,000,000 shares of New NKGen Common Stock and 10,000,000 shares of New NKGen preferred stock. We expect to have approximately        shares of New NKGen Common Stock outstanding immediately after the consummation of the Business Combination, assuming that none of Graf’s outstanding shares of common stock are redeemed in connection with the Business Combination, and approximately        million shares of New NKGen Common Stock outstanding immediately after the consummation of the Business Combination, assuming holders of Graf public shares have exercised redemption rights with respect to approximately % of the shares.
Common Stock
The Proposed Charter, which Graf will adopt if the Charter Proposals are approved, provides the following with respect to the rights, powers, preferences and privileges of the New NKGen Common Stock.
Voting Power
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of shares of New NKGen Common Stock possess all voting power for the election of New NKGen’s directors and all other matters requiring stockholder action. Holders of shares of New NKGen Common Stock are entitled to one vote for each share held on all matters to be voted on by stockholders.
Dividends
Subject to the rights of the holders of New NKGen preferred stock and any other provisions of the Proposed Charter, as it may be amended from time to time, holders of New NKGen Common Stock will be entitled to receive such dividends and other distributions in cash, stock or property of New NKGen when, as and if declared thereon by the New NKGen Board, in its discretion, from time to time out of assets or funds of New NKGen legally available therefor. See “— Preferred Stock,” below for more information regarding the dividend rights of the holders of New NKGen preferred stock.
Liquidation, Dissolution and Winding Up
Subject to the rights of holders of New NKGen preferred stock, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, after payment or provision for payment of our debts and any other payments required by law and amounts payable upon shares of New NKGen preferred stock ranking senior to the shares of New NKGen Common Stock upon such dissolution, liquidation or winding up, if any, New NKGen’s remaining net assets will be distributed to the holders of New NKGen Common Stock and the holders of any other class or series of capital stock ranking equally with the New NKGen Common Stock upon such dissolution, liquidation or winding up, equally on a per share basis.
Preemptive or Other Rights
The New NKGen stockholders will have no preemptive or other subscription rights. No sinking fund provisions will be applicable to New NKGen Common Stock.

Preferred Stock
The New NKGen Board has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of New NKGen preferred stock could have the effect of decreasing the trading price of New NKGen Common Stock, restricting dividends on the capital stock of New NKGen, diluting the voting power of the New NKGen Common Stock, impairing the liquidation rights of the capital stock of New NKGen, or delaying or preventing a change in control of New NKGen.
Registration Rights
Graf, certain of the NKGen stockholders and Graf Stockholders will enter into a Registration Rights Agreement, pursuant to which, among other things, such stockholders will be granted certain registration rights with respect to certain shares of securities held by them. The form of Registration Rights Agreement is attached to this proxy statement/prospectus as Annex E and the terms of such agreement are incorporated herein by reference.
Election of Directors and Vacancies
Subject to the rights of the holders of any one or more series of preferred stock to elect additional directors under specified circumstances and the terms, the number of directors of the New NKGen Board shall be fixed solely and exclusively by the New NKGen Board, but shall initially consist of        directors, which shall be divided into three (3) classes, designated Class I, II and III, respectively. The New NKGen Board is authorized to assign members of the New NKGen Board already in office to such classes at the time the classification becomes effective.
Under the New NKGen Bylaws, at all meetings of stockholders called for the election of directors, a plurality of the votes properly cast will be sufficient to elect such directors to the New NKGen Board.
Except as the DGCL may otherwise require and subject to the rights, if any, of the holders of any one or more series of New NKGen preferred stock, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies on the New NKGen Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor will have been elected and qualified.
Subject to the rights, if any, of the holders of any one or more series of New NKGen preferred stock, any director may be removed from office only for cause and only by the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2∕3%) of the outstanding capital stock of New NKGen then entitled to vote generally in the election of directors, voting together as a single class.
In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by New NKGen, subject, nevertheless, to the provisions of the DGCL, the Proposed Charter and to any New NKGen Bylaws adopted and in effect from time to time; provided, however, that no bylaw so adopted will invalidate any prior act of the directors which would have been valid if such bylaw had not been adopted.
Quorum; Voting
The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Proposed Charter. If, however, such quorum will not be present or represented at any meeting of the stockholders, the chairperson or holders of a majority of the voting power present in person or represented by proxy, will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the New NKGen Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.
Unless a different or minimum vote is required by statute or by applicable stock exchange rules, or by the Proposed Charter or the New NKGen Bylaws, in which case such different or minimum vote shall be the applicable vote on the matter, in all matters other than the election of directors, the affirmative vote of a majority of the votes cast on such matter, voting affirmatively or negatively (excluding abstentions and broker non-votes) shall be the act of the stockholders. Except as otherwise provided by statute, the Proposed Charter or the New NKGen Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote in the election of directors. Where a separate vote by a class or classes or series is required, unless a different or minimum vote is required by statute or by the Proposed Charter or the New NKGen Bylaws or any applicable stock exchange rules, in which case such different or minimum vote shall be the applicable vote on the matter, the holders of a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. Unless a different or minimum vote is required by statute or by the Proposed Charter or the New NKGen Bylaws or any applicable stock exchange rules, in which case such different or minimum vote shall be the applicable vote on the matter, the affirmative vote of the holders of a majority (or plurality, in the case of the election of directors) of the votes cast on such matter, voting affirmatively or negatively (excluding abstention and broker non-votes) shall be the act of such class or classes or series.
Anti-takeover Effects of the Proposed Certificate of Incorporation and the Proposed Bylaws
The Proposed Charter or the New NKGen Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized above, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the New NKGen Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the New NKGen Board the power to discourage acquisitions that some stockholders may favor. See “— Risk Factors,” above for more information regarding certain anti-takeover provisions.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the Stock Exchange, which would apply if and so long as the New NKGen Common Stock (or units or warrants) remains listed on such Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of New NKGen Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved common stock may be to enable the New NKGen Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of New NKGen by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of New NKGen Common Stock at prices higher than prevailing market prices.
Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals
Unless otherwise required by law, and subject to the rights, if any, of the holders of any one or more series of New NKGen preferred stock, special meetings of the stockholders of New NKGen, for any purpose or purposes, may be called only by the Chairperson of the Board of Directors, (i) the Chief Executive Officer, or (c) the Board of Directors. Unless otherwise required by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice.
The New NKGen Bylaws also provide that unless otherwise restricted by the Proposed Charter or the New NKGen Bylaws, any action required or permitted to be taken at any meeting of the New NKGen Board or of any committee thereof may be taken without a meeting, if all members of the New NKGen Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the New NKGen Board or committee.
In addition, the New NKGen Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the New NKGen Board, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting.
These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.
Amendment to Certificate of Incorporation and Bylaws
The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.
The Proposed Charter will provide however, in addition to the votes required by law, that the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2∕3%) of the voting power of all of the then-outstanding shares of capital stock of New NKGen entitled to thereon, voting together as a single class:
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the provisions regarding the management of New NKGen, the size of the New NKGen Board, the election and removal of directors to the New NKGen Board, the filling of vacancies, preferred stockholder election rights, and bylaw amendments;

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the provisions regarding the limited liability of directors of New NKGen;

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the provisions regarding exclusive forums for certain actions; and

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the provisions regarding amending the Proposed Charter.

Subject to the Proposed Charter, the New NKGen Board is expressly empowered to adopt, amend or repeal the New NKGen Bylaws. The stockholders also shall have power to adopt, amend or repeal the New NKGen Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of New NKGen required by applicable law or by the Proposed Charter (including any certificate of designation relating to any series of preferred stock, such action by stockholders shall require the affirmative vote of the holders of sixty-six and two-thirds percent (66 2∕3%) of the voting power of all of the then-outstanding shares of the capital stock of New NKGen entitled to vote thereon, voting together as a single class.
Limitations on Liability and Indemnification of Officers and Directors
The Proposed Charter limits the liability of the directors of New NKGen to the fullest extent permitted by law, and the New NKGen Bylaws provide that we will indemnify them and executive officers to the fullest extent permitted by such law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the New NKGen Board. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the State of Delaware and the Proposed Charter, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of New NKGen or any of its subsidiaries or was serving at New NKGen’s request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance within ten (10) days of such request all reasonable fees, expenses, charges and other costs that any of our directors incurred, provided that such director will return any such advance if it is ultimately determined that such director is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.
Exclusive Forum of Certain Actions
Under the Proposed Charter, unless New NKGen consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (A) any derivative claim or cause of action brought on behalf of New NKGen; (B) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of New NKGen, to New NKGen or its stockholders; (C) any claim or cause of action against New NKGen or any current or former director, officer or other employee of New NKGen, arising out of or pursuant to any provision of the DGCL, the Proposed Charter or the New NKGen Bylaws; (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Proposed Charter or the New NKGen Bylaws (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (E) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (F) any claim or cause of action against New NKGen or any current or former director, officer or other employee of New NKGen, governed by the internal-affairs doctrine or otherwise related to New NKGen’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. Unless New NKGen consents in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint. Any person or entity holding, owning or otherwise acquiring any interest in any security of New NKGen shall be deemed to have notice of and consented to the provisions of the Proposed Charter.
Warrants
Public Warrants
Each whole Public Warrant entitles the registered holder to purchase one share of New NKGen Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination. Pursuant to the warrant agreement, a Public Warrant holder may exercise its Public Warrants only for a whole number of shares of New NKGen Common Stock. This means that only a whole Public Warrant may be exercised at any given time by a Public Warrant holder. No fractional Public Warrants will be issued upon separation of Graf’s Units and only whole Public Warrants will trade. The Public Warrants will expire five years after the Closing, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
New NKGen will not be obligated to deliver any shares of New NKGen Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of New NKGen Common Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to New NKGen satisfying its obligations described below with respect to registration. No Public Warrant will be exercisable and New NKGen will not be obligated to issue shares of New NKGen Common Stock upon exercise of a Public Warrant unless New NKGen Common Stock issuable upon such Public Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will New NKGen be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised Public Warrants, the purchaser of a Unit containing such Public Warrant will have paid the full purchase price for the Unit solely for the share of New NKGen Common Stock underlying such Unit.
Graf has agreed that as soon as practicable, but in no event later than 20 business days after the Closing, it will use its best efforts to file with the SEC a registration statement covering the shares of New NKGen Common Stock issuable upon exercise of the Public Warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of New NKGen Common Stock until the Public Warrants expire or are redeemed, as specified in the warrant agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order. If a registration statement covering the shares of New NKGen Common Stock issuable upon exercise of the Public Warrants is not effective by the 60th business day after the Closing, Public Warrant holders may, until such time as there is an effective registration statement and during any period when New NKGen has failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if New NKGen Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, New NKGen may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event New NKGen so elects, it will not be required to file or maintain in effect a registration statement, and in the event New NKGen does not so elect, New NKGen will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of Public Warrants when the price per share of New NKGen Common Stock equals or exceeds $18.00
Once the Public Warrants become exercisable, New NKGen may call the Public Warrants for redemption:
•
in whole and not in part;

•
at a price of $0.01 per Public Warrant;

•
upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each Public Warrant holder; and

•
if, and only if, the reported the closing price of the New NKGen Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the Public Warrant holders.
If and when the Public Warrants become redeemable by New NKGen, New NKGen may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. New NKGen will use commercially reasonable efforts to register or qualify such shares of New NKGen Common Stock under the blue sky laws of the state of residence in those states in which the Public Warrants were sold.
New NKGen has established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and New NKGen issues a notice of redemption of the Public Warrants, each Public Warrant holder will be entitled to exercise its Public Warrant prior to the scheduled redemption date. However, the price of the New NKGen Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
If New NKGen calls the Public Warrants for redemption as described above, New NKGen will have the option to require any holder that wishes to exercise its Public Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” New NKGen will consider, among other factors, its cash position, the number of Public Warrants that are outstanding and the dilutive effect on its stockholders of issuing the maximum number of shares of New NKGen Common Stock issuable upon the exercise of the Public Warrants. If New NKGen takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of New NKGen Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New NKGen Common Stock underlying the Public Warrants, multiplied by the excess of the “fair market value” of New NKGen Common Stock (defined below) over the exercise price of the Public Warrants by (y) the fair market value. The “fair market value” means the average reported last sale price of New NKGen Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If New NKGen takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of New NKGen Common Stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Public Warrant redemption.
Redemption Procedures
A holder of a Public Warrant may notify New NKGen in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the New NKGen Common Stock outstanding immediately after giving effect to such exercise.
Anti-Dilution Adjustments
If the number of outstanding shares of New NKGen Common Stock is increased by a capitalization or share dividend payable in New NKGen Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of New NKGen Common Stock issuable on exercise of each whole Public Warrant will be increased in proportion to such increase in the outstanding ordinary stock. A rights offering to holders of New NKGen Common Stock entitling holders to purchase shares of New NKGen Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of New NKGen Common Stock equal to the product of (i) the number of shares of New NKGen Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for New NKGen Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of New NKGen Common Stock paid in such rights offering and divided by (y) the fair market value. For these purposes, (a) if the rights offering is for securities convertible into or exercisable for

New NKGen Common Stock, in determining the price payable for New NKGen Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (b) fair market value means the volume weighted average price of New NKGen Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of New NKGen Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of shares of New NKGen Common Stock on account of such shares (or other securities into which the Public Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of shares of Common Stock in connection with the Business Combination, (d) to satisfy the redemption rights of the holders of Common Stock in connection with a stockholder vote to amend the Current Charter to modify the substance or timing of Graf’s obligation to redeem 100% of its Common Stock if Graf does not complete an initial business combination within 24 months from the closing of its initial public offering or to provide for redemption in connection with the Closing or (e) in connection with the redemption of Common Stock upon Graf’s failure to complete an initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New NKGen Common Stock in respect of such event.
If the number of outstanding shares of New NKGen Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of New NKGen Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of New NKGen Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of New NKGen Common Stock.
Whenever the number of shares of New NKGen Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the Public Warrant exercise price will be adjusted by multiplying the Public Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New NKGen Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of New NKGen Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of New NKGen Common Stock (other than those described above or that solely affects the par value of such shares of New NKGen Common Stock), or in the case of any merger or consolidation of New NKGen with or into another corporation (other than a consolidation or merger in which New NKGen is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of New NKGen Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of New NKGen as an entirety or substantially as an entirety in connection with which New NKGen is dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the New NKGen Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of New NKGen Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. However, if less than 70% of the consideration receivable by the holders of New NKGen Common Stock in such a transaction is payable in the form of New NKGen Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within 30 days following public disclosure of such transaction, the Public Warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the Public Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Public Warrants when an extraordinary transaction occurs during the exercise period of the Public Warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the Public Warrants in order to determine and realize the option value component of the Public Warrant. This formula is to compensate the Public Warrant holder for the loss of the option value portion of the Public Warrant due to the requirement that the Public Warrant holder exercise the Public Warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.
Other Terms
The Public Warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Graf. The warrant agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.
In addition, if (x) Graf issues additional shares of Common Stock or equity-linked securities for capital raising purposes in connection with the Closing at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Graf Board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any founder shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the Closing Date (net of redemptions), and (z) the volume weighted average trading price of Common Stock during the 20 trading day period starting on the trading day after the Closing Date (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described above under “— Redemption of Public Warrants when the price per share of New NKGen Common Stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to New NKGen, for the number of Public Warrants being exercised. The Public Warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their Public Warrants and receive New NKGen Common Stock. After the issuance of New NKGen Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, New NKGen will, upon exercise, round down to the nearest whole number of shares of New NKGen Common Stock to be issued to the warrant holder.
Private Placement Warrants
Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. The Private Placement Warrants (including the New NKGen Common Stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the Closing (except pursuant to limited exceptions to Graf’s officers and directors and other persons or entities affiliated with the initial purchasers of the Private Placement Warrants) and they will not be redeemable by Graf or New NKGen so long as they are held by the Sponsor or its permitted transferees (except as otherwise set forth herein). In addition, holders of our Private Placement Warrants are entitled to certain registration rights, which rights are described above under “— Registration Rights”.

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of Graf’s officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants of the post business combination entity at a price of $1.50 per Private Placement Warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants.
Transfer Agent and Warrant Agent
The transfer agent for New NKGen Common Stock and warrant agent for the New NKGen Public Warrants and Private Placement Warrants is Continental Stock Transfer & Trust Company.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK
Rule 144
Pursuant to Rule 144, a person who has beneficially owned restricted New NKGen Common Stock or New NKGen Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New NKGen at the time of, or at any time during the three months preceding, a sale and (ii) New NKGen is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.
Persons who have beneficially owned restricted New NKGen Common Stock or New NKGen Warrants for at least six months but who are affiliates of New NKGen at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•
1% of the total number of shares of Common Stock then outstanding; or

•
the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New NKGen under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about New NKGen.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business-combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials) other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed current information that would be required in a registration statement on Form 10 with the SEC reflecting its status as an entity that is not a shell company.

Following the Closing, New NKGen will no longer be a shell company and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities. As a result, Graf’s Sponsor, officers, directors and other affiliates of New NKGen will be able to sell the shares of New NKGen Common Stock beneficially owned by them pursuant to Rule 144 without registration one year after New NKGen has filed current information that would be required in a registration statement on Form 10 with the SEC reflecting its status as an entity that is not a shell company, so long as such holder continues to be in compliance with the affiliate provisions of Rule 144.

COMPARISON OF STOCKHOLDER RIGHTS
General
Graf is incorporated under the laws of the State of Delaware and the rights of Graf Stockholders are governed by the laws of the State of Delaware, including the DGCL, the Current Charter and Graf’s bylaws. Following the Business Combination, the rights of Graf Stockholders will continue to be governed by Delaware law but will no longer be governed by the Current Charter and Graf’s bylaws and instead will be governed by the Proposed Charter and the New NKGen Bylaws.
Comparison of Stockholders’ Rights
Set forth below is a summary comparison of material differences between the rights of Graf Stockholders under the Current Charter and Graf’s bylaws (left column) and the rights of New NKGen’s stockholders under the forms of the Proposed Charter and the New NKGen Bylaws (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of Graf’s Charter and Graf’s bylaws and the forms of the Proposed Charter and the New NKGen Bylaws, which are attached as Annex B and Annex C, respectively, as well as the relevant provisions of the DGCL.
Graf	New NKGen
Authorized Capital Stock
Under the Current Charter, Graf is currently authorized to issue 401,000,000 shares of capital stock, consisting of (a) 400,000,000 shares of Common Stock and (b) 1,000,000 shares of preferred stock.	Under the Proposed Charter, New NKGen will be authorized to issue 510,000,000 shares of capital stock, consisting of (a) 500,000,000 shares of Common Stock and (b) 10,000,000 shares of Preferred Stock
Rights of Preferred Stock
Removal of Directors
The Current Charter provides that, subject to the rights of the holders of any series of preferred stock, any director or the entire Graf Board may be removed from office at any time, but only for cause and only by the affirmative vote of holders of at least a majority of the voting power of all then outstanding shares of capital stock of Graf entitled to vote generally in the election of directors, voting together as a single class.	The Proposed Charter provides that, subject to the rights of any one or more series of preferred stock, any director or the entire New NKGen Board may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2∕3%) of the voting power of all then outstanding shares of capital stock of New NKGen entitled to vote generally at an election of directors, voting together as a single class.
Voting
The Current Charter provides that, except as otherwise required by law or the Current Charter, including the rights of the holders of any series of preferred stock, holders of the Graf Common Stock exclusively possess all voting power with respect to Graf. Except as otherwise required by law or the Current Charter, the holders of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to Graf Stockholders on which the holders of Common Stock are entitled to vote.	The Proposed Charter provides that, except as otherwise required by applicable law or the Proposed Charter, including the rights of the holders of any series of preferred stock, each share of common stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of New NKGen for their vote.
Amendment to Certificate of Incorporation
Pursuant to Delaware law, the Current Charter requires the approval of the Graf Board and an affirmative vote of the holders of at least a majority	The Proposed Charter reserves the right for New NKGen to amend, alter, change or repeal at any time any provision of the Proposed Charter, except

Graf	New NKGen
of the combined voting power of the then outstanding shares of voting stock, voting together as a single class; except that Article IX (business combination requirements) of the Current Charter, relating to business combination requirements, may not be amended prior to the consummation of the initial business combination unless approved by the affirmative vote of the holders of at least 65% of all then outstanding Common Stock.	the affirmative vote of any particular class of capital stock required by applicable law or by the Proposed Charter, including any certificate of designation filed with respect to a series of preferred stock, and the affirmative vote of the holders of sixty-six and two-thirds percent (66 2∕3%) of the voting power of all of the then outstanding shares of capital stock of New NKGen entitled to vote thereon, voting together as a single class, shall be required to alter, amend or repeal or adopt any provision inconsistent with Articles V (management of business; board of directors; removal of directors; vacancies; preferred stockholders election rights; bylaw amendments), VI (director and officer exculpation), VII (exclusive forum) and VIII (amendments) of the Proposed Charter.
Amendment of the Bylaws
The Current Charter provides that the Graf Board is expressly authorized to adopt, alter, amend or repeal the bylaws. The bylaws may also be adopted, amended, altered or repealed by an affirmative vote of holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of Graf entitled to vote generally in the election of directors, voting together as a single class.	The Proposed Charter provides the New NKGen Board the express authorization to adopt, alter, amend or repeal any provisions of the New NKGen Bylaws without stockholder approval in any manner not inconsistent with the DGCL or the Proposed Charter. The stockholders shall also have the power to adopt, amend, or repeal the New NKGen Bylaws; provided, however, that, in additional to any vote of the holders of any class or series of stock of New NKGen required by applicable law or by the Proposed Charter, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2∕3%) of the voting power of all the then-outstanding shares of capital stock of New NKGen entitled to vote thereon, voting as a single class.
Corporate Opportunity
Under the Current Charter, to the extent permitted by law, Graf renounces any expectancy that any of the Graf directors or officers will offer any corporate opportunity in which he or she may become aware to Graf, except with respect to any of the directors or officers of Graf with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of Graf and (i) such opportunity is one that Graf is legally and contractually permitted to undertake and would otherwise be reasonable for Graf to pursue and (ii) the director or officer is permitted to refer that opportunity to Graf without violating any legal obligation.	None.
Indemnification of Directors, Officers
The DGCL generally permits a corporation to indemnify its directors and officers acting in good faith. Under the DGCL, the corporation through its stockholders, directors or independent legal counsel,	The DGCL generally permits a corporation to indemnify its directors and officers acting in good faith. Under the DGCL, the corporation through its stockholders, directors or independent legal counsel,

Graf	New NKGen

will determine that the conduct of the person seeking indemnity conformed with the statutory provisions governing indemnity.
The Current Charter provides that no director shall be liable to Graf for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability is not permitted by the DGCL.
In addition, the Current Charter and Graf bylaws provide that, to the fullest extent permitted by applicable law, Graf will indemnify each person who is or was made a party or is threatened to be made a party or is otherwise involved in any proceeding by reason of the fact that he or she is or was a director or officer of Graf or, while director or officer of Graf, is or was serving at Graf’s request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity. Graf shall, to the fullest extent not prohibited by applicable law, pay the expenses (including attorneys’ fees) incurred.

will determine that the conduct of the person seeking indemnity conformed with the statutory provisions governing indemnity.
The Proposed Charter provides that no director or officer shall be liable for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability is not permitted by the DGCL.
In addition, the New NKGen Bylaws provide that, New NKGen will indemnify each director and executive officer who is or was made a party or is threatened to be made a party or is otherwise involved in any proceeding by reason of the fact that he or she is or was a director or executive officer of New NKGen or, while director or executive officer of New NKGen, is or was serving at New NKGen’s request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity. New NKGen shall, to the fullest extent not prohibited by applicable law, pay the expenses (including attorneys’ fees) incurred.
New NKGen shall have the power to indemnify and advance expenses to its other officers, employees and other agents to the fullest extent permitted by the DGCL.

Liquidation
The Current Charter provides that, subject to applicable law, the rights, if any, of the holders of outstanding shares of preferred stock and Article IX of the Current Charter, relating to business combination requirements, following the payment or provision for payment of the debts and other liabilities of Graf in the event of a voluntary or involuntary liquidation, dissolution, or winding-up of Graf, the holders of Common Stock shall be entitled to receive all the remaining assets of Graf available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.	None.
Duration of Existence
The Current Charter provides that if Graf does not consummate an initial business combination by May 25, 2023, it will be required to dissolve and liquidate the Trust Account by returning the then remaining funds to Public Stockholders.	The Proposed Charter deletes the liquidation provision in the Current Charter and retains the default of perpetual existence under the DGCL.
Provisions Specific to a Blank Check Company
Under the Current Charter, Article IX sets forth various provisions related to our operations as a blank check company prior to the consummation of an initial business combination.	The Proposed Charter deletes the provisions included as Article IX in the Current Charter in their entirety because, upon the consummation of the Business Combination, Graf will cease to be a

Graf	New NKGen
blank check company. In addition, the provisions requiring that the proceeds from the IPO be held in the Trust Account until an initial business combination or the liquidation of Graf and the terms governing Graf’s consummation of an initial business combination will be deleted because they will no longer be applicable following the Business Combination.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information known to Graf regarding the beneficial ownership of Common Stock as of August  1, 2023 (the “Ownership Date”), such date being before the Business Combination and, immediately following consummation of the Business Combination, ownership of shares of Common Stock assuming that no Public Shares are redeemed and the Maximum Redemption Scenario, by:
•
each person who is known to be the beneficial owner of more than 5% of Graf Shares and is expected to be the beneficial owner of more than 5% of the shares of New NKGen Common Stock post-Business Combination;

•
each of Graf’s current executive officers and directors;

•
all of Graf’s current executive officers and directors as a group;

•
each person expected by New NKGen to be the beneficial owner of more than 5% of the outstanding New NKGen Shares after the consummation of the Business Combination;

•
each person who is expected to become an executive officer or a director of New NKGen upon consummation of the Business Combination; and

•
all of New NKGen’s executive officers and directors following consummation of the Business Combination as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership of Common Stock pre-Business Combination is based on 10,373,875 shares of Common Stock (including 6,083,500 Public Shares and 4,290,375 Founder Shares) issued and outstanding as of the Ownership Date.
The ownership interests in New NKGen after the Business Combination, assuming none of our Public Shares are redeemed, has been determined based on the capitalization of each of Graf and NKGen as of the Ownership Date, assuming consummation of the Business Combination, which results in an assumed aggregate number of 26,264,131 shares of Common Stock issued and outstanding at the Closing. Such number of shares includes 15,890,256 shares of Common Stock being issued at Closing pursuant to the Merger Agreement.
The ownership interests in New NKGen after the Business Combination, assuming the Maximum Redemption Scenario, that 2,684,151 Public Shares are redeemed has been determined based on the capitalization of each of Graf and NKGen as of the Ownership Date, assuming consummation of the Business Combination, which results in an assumed aggregate number of 26,079,980 shares of Common Stock issued and outstanding at the Closing. Such number of shares includes 15,890,256 shares of Common Stock being issued at Closing pursuant to the Merger Agreement and 2,500,000 shares of Common Stock being issued at Closing pursuant to the Backstop Agreement.

	Before the Business Combination		After the Business Combination
			Assuming No Additional Redemptions		Assuming Maximum Redemption
Name and Address of Beneficial Owner	Number of shares of Common Stock	%	Number of shares of Common Stock	%	Number of shares of Common Stock	%
Directors and Executive Officers of Graf (1)
James A. Graf(2)	4,217,175	40.65%	8,940,068	28.85%	8,940,068	29.02%
Anthony A. Kuznik	—	—	—	—	—	—
Sabrina McKee	—	—	—	—	—	—
A.B. Cruz III	20,000	*	20,000	*	20,000	*
Alexandra Lebenthal	20,000	*	20,000	*	20,000	*
Jeanne L. Manischewitz	20,000	*	20,000	*	20,000	*
Edwin Rigaud	20,000	*	20,000	*	20,000	*
All Directors and Executive Officers of Graf as a Group (7 Individuals)	4,297,175	41.42%	9,020,068	29.11%	9,020,068	29.28%
Directors and Executive Officers of New NKGen After Consummation of the Business Combination(3)
Sangwoo Park	—		411,314	1.57%	411,314	1.58%
Paul Y. Song	—	—	176,277	*	176,277	*
Yong Man Kim	—	—	29,380	*	29,380	*
James A. Graf(2)	4,217,175	40.65%	8,940,068	28.85%	8,940,068	29.02%
Pierre Gagnon(4)	—	—	86,385	*	86,385	*
Michael Klowden	—	—	—	—	—	—
Kathleen Scott	—	—	—	—	—	—
All Directors and Executive Officers of New NKGen as a Group (Seven Individuals)	4,217,175	40.65%	9,643,424	31.12%	9,643,424	31.31%
Holders of more than 5% of the outstanding shares of Common Stock
Graf Acquisition Partners IV LLC(5)	4,210,375	40.59%	8,931,908	28.83%	8,931,908	29.00%
NKMAX Co., Ltd.(6)	—	—	13,063,221	49.74%	15,563,221	59.67%

*
Denotes less than 1%

(1)
Unless otherwise noted, the business address of each of the following entities or individuals (except for NKGen and NKMAX) is c/o Graf Acquisition Corp. IV, 1790 Hughes Landing Blvd., Suite 400, The Woodlands, Texas 77380.

(2)
Before the Business Combination, includes 4,210,375 Founder Shares held directly by the Sponsor and 6,800 Public Shares held directly by Mr. Graf. After the Business Combination, includes (i) 4,210,375 shares of Common Stock held directly by the Sponsor, (ii) 4,721,533 shares of Common Stock underlying 4,721,533 Private Placement Warrants held directly by the Sponsor, (iii) 6,800 shares of Common Stock included in Units purchased by Mr. Graf in Graf’s IPO and/or in the public market and (iv) 1,360 shares of Common Stock underlying Public Warrants included in Units purchased by Mr. Graf in Graf’s IPO and/or in the public market. Mr. Graf may be deemed to share voting and dispositive control over the shares held by the Sponsor. Mr. Graf disclaims beneficial ownership over such securities except to the extent of his pecuniary interest therein.
(3)
Unless otherwise noted, the business address of each of the following entities or individuals is 3001 Daimler Street, Santa Ana, California 92705.

(4)
Represents 86,385 shares of New NKGen Common Stock issuable pursuant to NKGen Options that will be assumed and converted into New NKGen Options at the Effective Time and that are exercisable within 60 days of the Ownership Date.

(5)
Represents shares of our Common Stock held by Graf Acquisition Partners IV LLC, our Sponsor. Before the Business Combination, includes 4,210,375 Founder Shares held directly by the Sponsor. After the Business Combination, includes (i) 4,210,375 shares of Common Stock held directly by the Sponsor and (ii) 4,721,533 shares of Common Stock underlying 4,721,533 Private Placement Warrants held directly by the Sponsor. James A. Graf, our Chief Executive Officer, is the managing member of our Sponsor and Sponsor parent entity and has sole voting and investment discretion with respect to the Founder Shares held by our Sponsor. Certain of our officers and directors are members of our Sponsor and own an aggregate of approximately 25% to 70% of the membership interests of our Sponsor. The remaining membership interests are held by third-party investors that are not affiliated with members of our management.

(6)
Represents NKMAX’s holding of 30,902,230 shares of NKGen common stock before the Business Combination, and assumes the conversion of such shares into our Common Shares upon Closing based on the estimated Exchange Ratio as of the Ownership Date of approximately 0.423 in each scenario and the issuance of 2,500,000 shares of our Common Stock upon Closing pursuant to the Backstop Agreement in the Maximum Redemption Scenario.

NEW NKGEN MANAGEMENT AFTER THE BUSINESS COMBINATION
Directors and Executive Officers
Upon the consummation of the Business Combination, the business and affairs of New NKGen will be managed by or under the direction of the New NKGen Board, which is anticipated to have five members. Pursuant to the Merger Agreement, all of the members of the New NKGen Board will be designated by NKGen and approved by Graf. The following table sets forth the name, age and position of each of the expected directors and executive officers of New NKGen upon consummation of the Business Combination, assuming the election of the nominees at the Meeting as set forth in Proposal 7 — The Director Election Proposal.
Name	Age*	Position
Executive Officers and Directors
Sangwoo Park	54	Director, Chair of the New NKGen Board
Paul Song, M.D.	57	Chief Executive Officer, Director
Yong Man Kim, Ph.D.	57	Chief Scientific Officer, Chief Innovation Officer
Pierre Gagnon	50	Chief Operating Officer
Non-Employee Directors
James A. Graf	58	Director
Michael Klowden	78	Director
Kathleen Scott	54	Director

*
As of August 10, 2023

Executive Officers
Sangwoo Park.   Upon consummation of the Business Combination, Mr. Park will serve as New NKGen’s Executive Chairman. Mr. Park has served as Founder and Executive Chairman of NKGen since May 2019, and a director since December 2017. Mr. Park has served as the Founder and Chairman of NKMAX Co., Ltd., a public Korean biotech company that specializes in the development and manufacture of antibodies and proteins, since January 2002, and Chief Executive Officer since March 31, 2023. He is currently serves as Chairman and Chief Executive Officer of several subsidiaries and affiliates of NKMAX Co. Ltd.: NKMAX Japan Inc. since November 2017, NKMAX H&D Co., Ltd since June 2016, CoAsia Biotech Inc. since April 2016, ATGEN America, Inc. since February 2014, ATGEN Canada, Inc. since September 2013, and ATGEN Japan, Inc. since September 2017. Mr. Park earned his B.A. degree in economics from Korea University, Seoul Korea.
Mr. Park is qualified to serve on the New NKGen Board based on his executive experience and his previous experience on boards of directors.
Yong Man Kim, Ph.D.   Upon consummation of the Business Combination, Dr. Kim will serve as New NKGen’s Chief Scientific Officer. Dr. Kim has served as Chief Scientific Officer of NKGen since January 2020, and a director since November 2021. Dr. Kim has served as the Chief Scientific Officer of NKMAX, a public Korean biotech company that specializes in the development and manufacture of antibodies and proteins, since September 2017, and a director since March 2021. Prior to his professional career, Dr. Kim was a research professor at Wonkwang University School of Medicine. He has been a visiting Fellow for the Genetic Pharmacology Unit in NINDS, the neurobiological branch of the National Institute of Health. He had his Post-Doc. at the Department of Immunology at the Korea Research Institute of Bioscience and Biotechnology. He earned his PhD in Cell Biology from Chungnam National University in Korea.
Dr. Kim is qualified to serve on the New NKGen Board based on his substantial medical and scientific experience in the biotechnology sector.

Pierre Gagnon.   Upon consummation of the Business Combination, Mr. Gagnon will serve as New NKGen’s Chief Operating Officer. Mr. Gagnon has served as NKGen’s Chief Operating Officer since November 1, 2021 and has served as Global Operations Director of NKMAX, a public Korean biotech company specializing in in the development and manufacture of antibodies and proteins, since August 2009, and as a director from March 2013 to June 2019. He has served as director of ATGEN Canada, Inc. since May 2013. Mr. Gagnon earned his B.A. degree in Business Administration from University of Quebec in Canada.
Mr. Gagnon is qualified to serve on the New NKGen Board based on his substantial business, leadership and management experience in the biotechnology sector.
Paul Song, M.D.   Upon consummation of the Business Combination, Dr. Song will serve as New NKGen’s Chief Executive Officer. Dr. Song has served as Chief Executive Officer and Vice Chairman of NKGen since December 2022. He served as Chief Medical Officer of NKMAX, a public Korean biotech company that specializes in the development and manufacture of antibodies and proteins, from March 2016 to January 2021. Dr. Song co-founded and served as Chief Executive Officer and director of Fuse Biotherapeutics, Inc., a private immune modulating therapeutics company, from June 2021 to January 2023. Dr. Song has served as a director of PeproMeme Bio, a private CAR-T company, since March 2022. He is currently on the advisory board of the Pritzker School of Molecular Engineering at the University of Chicago and a director of Mercy Corps and Gideon’s Promise. Dr. Song graduated with honors from the University of Chicago and received his M.D. degree from George Washington University. He completed his residency in radiation oncology at the University of Chicago where he served as Chief Resident and did a brachytherapy fellowship at the Institute Gustave Roussy in Villejuif, France. He was also awarded an ASTRO research fellowship in 1995 for his research in radiation inducible gene therapy.
Dr. Song is qualified to serve on the New NKGen Board based on his substantial medical and scientific experience in the biotechnology sector.
Non-Employee Directors
Upon the consummation of the Business Combination, the initial size of the New NKGen Board is expected to be five directors, each of whom will be voted upon by the Graf Stockholders at the Meeting. In addition to Mr. Park and Dr. Song, the New NKGen’s director nominees are:
James A. Graf.   Reference is made to James A Graf’s biography under the section of this proxy statement/prospectus entitled “Other Information Related to Graf.”
Mr. Graf is qualified to serve on the New NKGen Board based on his extensive leadership experience, background in corporate finance and mergers and acquisitions and experience serving on the board of directors of public companies.
Michael Klowden.   Upon consummation of the Business Combination, Mr. Klowden will serve as a director of New NKGen. Mr. Klowden is currently serving as the executive vice chairman of the board of the Milken Institute, a non-profit, nonpartisan think tank. Prior to this position, Mr. Klowden served as the Milken Institute’s chief executive officer for 21 years, during which time the institute enhanced its reputation and its worldwide outreach, its annual global conference became one of the world’s premier business, finance, and policy gatherings, and multiple specialized centers at the institute were created, including the Asia Center, the California Center, FasterCures, the Center for Financial Markets, the Center for the Future of Aging, the Center for Public Health, and the Center for Strategic Philanthropy. Prior to joining the Milken Institute, Mr. Klowden worked as president of Jefferies Group Inc. (“Jefferies”), a global investment bank and institutional securities firm, from 1995 to 2000, where he was responsible for directing the firm’s transition from a trading firm to a full-service investment bank. Prior to joining Jefferies, Mr. Klowden was a senior partner at the international law firm Morgan, Lewis & Bockius LLP from 1978 to 1995, where he served as a member of the firm’s management committee, was managing partner of the Los Angeles office, and national vice chairman of the firm’s business and finance practice. Mr. Klowden received a bachelor’s degree from the University of Chicago, where he has served as a trustee, and a J.D. from Harvard Law School.

Mr. Klowden is qualified to serve on the New NKGen Board based on his significant executive leadership and management experience, and his broad and considerable expertise in finance and law.
Kathleen Scott.   Upon consummation of the Business Combination, Ms. Scott will serve as a director of New NKGen. Ms. Scott has been serving as the chief financial officer of ARS Pharmaceuticals, Inc. (“ARS Pharma”) (Nasdaq: SPRY) since February 2022. Prior to joining ARS Pharma, Ms. Scott was the chief financial officer of various life science companies, including Neurana Pharmaceuticals, Inc. from January 2017 to March 2022, Recros Medica, Inc. from August 2014 to April 2021, Adigica Health, Inc. from February 2016 to March 2021 and Clarify Medical, Inc. from August 2014 to December 2016. Ms. Scott serves on the boards of directors of Dermata Therapeutics, Inc. (Nasdaq: DRMA), where she has served since August 2021, the YMCA of San Diego County and Corporate Directors Forum, and previously served as a member of the board of Conatus Pharmaceuticals Inc. from November 2019 to May 2020. Ms. Scott previously served as a partner at RA Capital Advisors LLC, a San Diego private investment bank, providing financial advisory services and completing mergers, acquisitions, divestitures and restructurings for a broad range of corporate clients, from 1994 to 2010. Ms. Scott started her career as an auditor in Arthur Andersen’s San Diego office, focusing on both public and private clients. Ms. Scott holds a bachelor’s degree in economics/business from the University of California, Los Angeles and is a CPA and CFA charter holder.
Ms. Scott is qualified to serve on the New NKGen Board based on her financial expertise and extensive experience in the biotechnology and pharmaceutical industries.
Family Relationships
There are no family relationships among any of New NKGen’s directors or executive officers.
Board Composition
New NKGen’s business and affairs will be organized under the direction of the New NKGen Board. We anticipate that the New NKGen Board will consist of five members upon the consummation of the Business Combination. Sangwoo Park will serve as Chairman of the New NKGen Board. The primary responsibilities of the New NKGen Board will be to provide oversight, strategic guidance, counseling and direction to New NKGen’s management. The New NKGen Board will meet on a regular basis and additionally as required.
In accordance with the terms of the Proposed Charter, which will be effective upon the Closing of the Business Combination, the New NKGen Board will be divided into three classes, Class I, Class II and Class III, with, except with respect to the election of directors at the Meeting pursuant to Proposal 7 — The Director Election Proposal, only one class of directors being elected in each year and each class serving a three-year term. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The New NKGen Board will be divided into the following classes:
•
Class I, which we anticipate will consist of James Graf, whose term will expire at New NKGen’s first annual meeting of stockholders to be held after the Closing of Business Combination;

•
Class II, which we anticipate will consist of Paul Song and Michael Klowden, whose terms will expire at New NKGen’s second annual meeting of stockholders to be held after the Closing of Business Combination; and

•
Class III, which we anticipate will consist of Sangwoo Park and Kathleen Scott, whose terms will expire at New NKGen’s third annual meeting of stockholders to be held after the Closing of Business Combination.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified, or their earlier resignation, removal, retirement or death. This classification of the New NKGen Board may have the effect of delaying or preventing changes in New NKGen’s control or management. New NKGen’s directors may be removed for cause by the affirmative vote of the holders of at least 66 2/3% of New NKGen’s voting stock.
Director Independence
Based on information provided by each director concerning his background, employment and affiliations, upon the consummation of the Business Combination, we anticipate that each of the directors on the New NKGen Board, other than Mr. Park and Dr. Song will qualify as independent directors, as defined under Nasdaq’s listing rules (the “Nasdaq listing rules”), and the New NKGen Board will consist of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq listing rules relating to director independence requirements. In addition, New NKGen will be subject to the rules of the SEC and Nasdaq relating to the membership, qualifications and operations of the audit committee, as discussed below.
Role of the New NKGen Board in Risk Oversight/Risk Committee
Upon the consummation of Business Combination, one of the key functions of the New NKGen Board will be informed oversight of New NKGen’s risk management process. The New NKGen Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the New NKGen Board as a whole, as well as through various standing committees of the New NKGen Board that address risks inherent in their respective areas of oversight. In particular, the New NKGen Board will be responsible for monitoring and assessing strategic risk exposure and the New NKGen’s audit committee will have the responsibility to consider and discuss the New NKGen’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. The New NKGen’s compensation committee will assess and monitor whether the New NKGen’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.
Board Committees
Effective upon the consummation of the Business Combination, we anticipate that the New NKGen Board will establish an audit committee, a compensation committee and a nominating and corporate governance committee. The New NKGen Board will adopt a charter for each of these committees, which will comply with the applicable requirements of current Nasdaq listing rules. In addition, from time to time, special committees may be established under the direction of the New NKGen Board when the board deems it necessary or advisable to address specific issues. New NKGen intends to comply with future requirements to the extent they will be applicable to the New NKGen. Following the consummation of the Business Combination, copies of the charters for each committee will be available on the investor relations portion of New NKGen’s website.
Audit Committee
New NKGen’s audit committee will consist of Kathleen Scott, Michael Klowden and James Graf. The New NKGen Board is expected to determine that each of the members of the audit committee will satisfy the independence requirements of the Nasdaq listing rules and Rule 10A-3 under the Exchange Act. Each member of the audit committee can read and understand fundamental financial statements in accordance with applicable audit committee requirements. In arriving at this determination, the New NKGen Board examined each audit committee member’s scope of experience and the nature of their prior and/or current employment
Kathleen Scott will serve as the chair of the audit committee. The New NKGen Board is expected to determine that Kathleen Scott qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq listing rules. In making this determination, the New NKGen Board considered Kathleen Scott’s formal education and previous experience in financial roles. Both New NKGen’s independent registered public accounting firm and management periodically will meet privately with New NKGen’s audit committee.

The functions of this committee will include, among other things:
•
evaluating the performance, independence and qualifications of New NKGen’s independent auditors and determining whether to retain New NKGen’s existing independent auditors or engage new independent auditors;

•
reviewing New NKGen’s financial reporting processes and disclosure controls;

•
reviewing and approving the engagement of New NKGen’s independent auditors to perform audit services and any permissible non-audit services;

•
reviewing the adequacy and effectiveness of New NKGen’s internal control policies and procedures, including reviewing, with the independent auditors, management’s plans with respect to the responsibilities, budget, staffing and effectiveness of New NKGen’s internal audit function, and reviewing and approving New NKGen’s head of internal audit (if established);

•
reviewing with the independent auditors the annual audit plan, including the scope of audit activities and all critical accounting policies and practices to be used by New NKGen;

•
obtaining and reviewing at least annually (if required by applicable stock exchange listing requirements) or as otherwise determined, a report by New NKGen’s independent auditors describing the independent auditors’ internal quality-control procedures and any material issues raised by the most recent internal quality-control review, peer review, or any inquiry or investigation by governmental or professional authorities;

•
monitoring the rotation of partners of New NKGen’s independent auditors on New NKGen’s engagement team as required by law;

•
at least annually, reviewing relationships that may reasonably be thought to bear on the independence of the committee, receiving and reviewing a letter from the independent auditor affirming their independence, discussing the potential effects of any such relationship, and assessing and otherwise taking the appropriate action to oversee the independence of New NKGen’s independent auditor;

•
reviewing New NKGen’s annual and quarterly financial statements and reports, including the disclosures contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors,” and discussing the statements and reports with New NKGen’s independent auditors and management;

•
reviewing with New NKGen’s independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of New NKGen’s financial controls and critical accounting policies;

•
reviewing with management and New NKGen’s independent auditors any earnings announcements, disclosures and other financial information and guidance;

•
establishing procedures for the review, retention and investigation of complaints received by New NKGen regarding financial controls, accounting, auditing or other matters;

•
preparing the report that the SEC requires in New NKGen’s annual proxy statement;

•
reviewing and providing oversight of any related party transactions in accordance with New NKGen’s related party transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities;

•
reviewing and discussing with management risks related to data privacy, technology and information security, including cybersecurity, back-up of information systems, and policies and procedures that New NKGen has in place to monitor and control such exposures;

•
reviewing New NKGen’s major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented;

•
reviewing any analyses prepared by management or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

•
reviewing with management and the independent auditors any disagreement between them regarding financial reporting, accounting practices or policies, or other matters, that individually or in the aggregate could be significant to New NKGen’s financial statements or the independent auditor’s report, reviewing management’s response, and resolving any other conflicts or disagreements regarding financial reporting;

•
considering and reviewing with management, the independent auditors, and outside advisors or accountants any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding New NKGen’s financial statements or accounting policies;

•
reviewing with management legal and regulatory compliance and any material current, pending or threatened legal matters; and

•
reviewing and evaluating on an annual basis the performance of the audit committee and the audit committee charter.

The composition and function of the audit committee will comply with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and the Nasdaq listing rules.
Compensation Committee
New NKGen’s compensation committee will consist of Kathleen Scott, Michael Klowden and James Graf. James Graf will serve as the chair of the compensation committee. The New NKGen Board is expected to determine that each of the members of the compensation committee will be a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and will satisfy the independence requirements of Nasdaq. The functions of the committee will include, among other things:
•
reviewing and approving the corporate objectives that pertain to New NKGen’s overall compensation strategy and policies;

•
reviewing and approving annually the compensation and other terms of employment of New NKGen’s executive officers and other members of senior management, in the compensation committee’s discretion;

•
reviewing and approving the type and amount of compensation to be paid or awarded to New NKGen’s non-employee board members;

•
administering New NKGen’s equity incentive plans and other benefit plans;

•
reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections, indemnification agreements and any other material arrangements with New NKGen’s executive officers and other members of senior management, in the compensation committee’s discretion;

•
reviewing and establishing appropriate insurance coverage for New NKGen’s directors and officers;

•
reviewing and discussing with management New NKGen’s disclosures under the caption “Compensation Discussion and Analysis” in New NKGen’s periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

•
preparing an annual report on executive compensation that the SEC requires in New NKGen’s annual proxy statement;

•
reviewing New NKGen’s practices and policies for employee compensation as related to risk management and risk-taking incentives to determine if such compensation policies and practices are reasonably likely to have a material adverse effect on New NKGen;

•
establishing and monitoring stock ownership guidelines for directors and executive officers of New NKGen, if and as determined to be necessary or appropriate;

•
providing recommendations to the New NKGen Board on compensation-related proposals to be considered at New NKGen’s annual meeting of stockholders;

•
reviewing and discussing with management, if appropriate, the independence of and any conflicts of interest raised by the work of a compensation consultant, outside legal counsel, or advisor hired by the compensation committee or management and how such conflict is being addressed for disclosure in the appropriate filing or report;
•
annually reviewing and discussing with management New NKGen’s human capital management practices with respect to its employees and, where applicable, independent contractors;

•
approving and modifying, as needed, clawback policies allowing New NKGen to recoup improper compensation paid to employees; and

•
reviewing and evaluating on an annual basis the performance of the compensation committee and recommending such changes as deemed necessary with the New NKGen Board.

The composition and function of the compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and Nasdaq listing rules.
Nominating and Corporate Governance Committee
The New NKGen’s nominating and corporate governance committee will consist of Kathleen Scott, Michael Klowden and James Graf. Michael Klowden will serve as the chair of the nominating and corporate governance committee. The New NKGen Board is expected to determine that each of the members of the New NKGen’s nominating and corporate governance committee will satisfy the independence requirements of Nasdaq. The functions of this committee include, among other things:
•
determining the qualifications, qualities, skills and other expertise required to be a director of New NKGen, and developing and recommending to the New NKGen Board for approval criteria to be considered in selecting nominees for director;

•
identifying, reviewing and making recommendations of candidates to serve on the New NKGen Board, including incumbent directors for reelection;

•
evaluating the performance of the New NKGen Board, committees of the New NKGen Board and individual directors and determining whether continued service on the New NKGen Board is appropriate;

•
periodically reviewing and making recommendations to the New NKGen Board regarding New NKGen’s process for stockholder communications with the New NKGen Board, and making such recommendations to the New NKGen Board with respect thereto;

•
evaluating nominations by stockholders of candidates for election to the New NKGen Board;

•
evaluating the structure and organization of the New NKGen Board and its committees and making recommendations to the New NKGen Board for approvals;

•
considering possible conflicts of interest of officers and directors as set forth in New NKGen’s code of business conduct and ethics;

•
reviewing and considering environmental, social responsibility and sustainability and governance matters as it determines appropriate and making recommendations to the New NKGen Board regarding, or taking action with respect to, such matters;

•
periodically reviewing New NKGen’s corporate governance guidelines and code of business conduct and ethics and recommending to the New NKGen Board any changes to such policies and principles;

•
developing and periodically reviewing with New NKGen’s Chief Executive Officer the plans for succession for New NKGen’s Chief Executive Officer and other executive officers, as it sees fit, and making recommendations to the Board with respect to the selection of appropriate individuals to succeed to these positions;

•
considering the New NKGen Board’s leadership structure, including the separation of the roles of chairperson of the New NKGen Board and the Chief Executive Officer and/or the appointment of a lead independent director;

•
periodically reviewing the processes and procedures used by New NKGen to provide information to the New NKGen Board and its committees and the scope of such information and making recommendations to the New NKGen Board and management for improvement as appropriate; and

•
reviewing periodically the nominating and corporate governance committee charter and recommending any proposed changes to the New NKGen Board, including undertaking an annual review of its own performance.

The composition and function of the nominating and corporate governance committee will comply with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and Nasdaq listing rules.
Compensation Committee Interlocks and Insider Participation
None of the intended members of New NKGen’s compensation committee has ever been an executive officer or employee of New NKGen. None of New NKGen’s executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the New NKGen Board or compensation committee.
Limitation on Liability and Indemnification of Directors and Officers
The Proposed Charter, which will be effective upon the Closing of the Business Combination, eliminates the liability of New NKGen’s officer and directors for monetary damages to the fullest extent permitted by applicable law. The DGCL provides that officers and directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties, except for liability:
•
for any transaction from which the director or officer derives an improper personal benefit;

•
for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•
for any unlawful payment of dividends or redemption of shares by directors; or

•
for any breach of a director’s or officer’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of officers and directors, then the liability of New NKGen’s officers and directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
The New NKGen Bylaws require New NKGen to indemnify and advance expenses to, to the fullest extent permitted by applicable law, its directors, officers and agents. New NKGen plans to maintain a directors’ and officers’ insurance policy pursuant to which New NKGen’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. Finally, the Proposed Charter prohibits any retroactive changes to the rights or protections or increase the liability of any officer or director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.
In addition, New NKGen will enter into separate indemnification agreements with New NKGen’s directors and executive officers. These agreements, among other things, require New NKGen to indemnify its directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of New NKGen’s directors or executive officers or any other company or enterprise to which the person provides services at New NKGen’s request.
We believe these provisions in the Proposed Charter and New NKGen Bylaws are necessary to attract and retain qualified persons as directors and officers.
Code of Business Conduct and Ethics for Employees, Executive Officers and Directors
The New NKGen Board will adopt a Code of Business Conduct and Ethics (the “Code of Conduct”), applicable to all of New NKGen’s employees, executive officers and directors. The Code of Conduct will be available on New NKGen’s website at www.nkgenbiotech.com. Information contained on or accessible through New NKGen’s website is not a part of this proxy statement, and the inclusion of New NKGen’s website address in this proxy statement/prospectus is an inactive textual reference only. The nominating and corporate governance committee of the New NKGen Board will be responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. New NKGen expects that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on its website.
Non-Employee Director Compensation
The New NKGen Board expects to review director compensation periodically to ensure that director compensation remains competitive such that New NKGen is able to recruit and retain qualified directors. Following the consummation of the Business Combination, New NKGen intends to develop a board of directors’ compensation program that is designed to align compensation with New NKGen’s business objectives and the creation of stockholder value, while enabling New NKGen to attract, retain, incentivize and reward directors who contribute to the long-term success of New NKGen.

NKGEN’S EXECUTIVE AND DIRECTOR COMPENSATION
Executive Compensation
This section provides an overview of NKGen’s executive compensation programs as they relate to the executive officers named below (the “named executive officers”), including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below. The NKGen Board has historically determined the compensation of NKGen’s Chief Executive Officer. The Chief Executive Officer has historically determined the compensation for NKGen’s Chief Scientific Officer and Chief Operating Officer, except that all bonus awards, stock options and restricted stock awards are approved by the NKGen Board. For the year ended December 31, 2022, NKGen’s named executive officers were:
•
Sangwoo Park, NKGen’s Founder, Executive Chairman, Former Chief Executive Officer and a member of the NKGen Board;

•
Paul Y. Song, M.D., NKGen’s Chief Executive Officer, Vice Chairman and a member of the NKGen Board;

•
Pierre Gagnon, NKGen’s Chief Operating Officer; and

•
Jill M. Jene, Ph.D., NKGen’s Former Chief Business Officer.

2022 Summary Compensation Table
Each of the named executive officers will become an executive officer of New NKGen except for Dr. Jene whose services as an officer ended in March 2023. The following table presents information regarding the compensation awarded by, earned by or paid to NKGen’s named executive officers during the fiscal year ended December 31, 2022.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Total ($)
Sangwoo Park(1)	2022	480,000	96,000	576,000
Paul Y. Song, M.D.(2)	2022	365,769(3)	—	365,769
Jill M. Jene, Ph.D.(4)	2022	163,077	—	163,077
Pierre Gagnon	2022	300,000	16,000	316,000

(1)
Mr. Park, Founder and Executive Chairman of NKGen, served as Chief Executive Officer from January 1, 2020 until December 28, 2022. Mr. Park continues to serve as NKGen’s Executive Chairman.

(2)
Dr. Song has served as Chief Executive Officer and Vice Chairman of NKGen since December 28, 2022.

(3)
This value represents cash compensation in exchange for services provided under the consulting agreement between Dr. Song and NKGen that terminated on December 28, 2022 in connection with Dr. Song being hired as Chief Executive Officer and Vice Chairman of NKGen. For additional information, please see the section of this proxy statement/prospectus entitled “Certain Relationships and Related Party Transactions.”

(4)
Dr. Jene has served as Chief Business Officer of NKGen from July 2022 through March 2023.

Narrative to Summary Compensation Table
Base Salaries
Mr. Park’s annual base salary for 2022 was $480,000.
Dr. Song’s annual base salary for 2022 was initially $360,000 pursuant to his consulting agreement with NKGen, and was increased to $500,000 upon his hiring as an employee and NKGen’s full-time Chief Executive Officer effective as of December 28, 2022.

Dr. Jene’s annual base salary for 2022 was $400,000.
Mr. Gagnon’s annual base salary for 2022 was $300,000.
Bonuses
In 2022, Mr. Park and Mr. Gagnon each earned and was paid a discretionary bonus of $96,000 and $16,000 respectively.
Equity Compensation
Although NKGen does not have a formal policy with respect to the grant of equity incentive awards to its executive officers, or any formal equity ownership guidelines applicable to them, NKGen generally uses equity incentive awards to compensate its executive officers in the form of initial grants in connection with the commencement of employment and also at various other times during their employment. Accordingly, the NKGen Board periodically reviews the equity incentive compensation of NKGen’s executive officers and from time to time has granted equity incentive awards to them in the form of stock options. No equity incentive awards were granted to NKGen’s named executive officers in 2022.
In January and February 2023, NKGen granted stock option awards to its executive officers, including certain of the named executive officers, see “Certain Relationships and Related Party Transactions — NKGen Related Party Transactions — Compensation Arrangements and Stock Option Grants for Executive Officers and Directors” for more information regarding these awards.
Executive Employment Agreements and Other Arrangements
NKGen intends to enter into amended and restated employment agreements with its executive officers in connection with the Closing of the Business Combination.
Outstanding Equity Awards as of December 31, 2022
The following table provides information regarding outstanding stock options held by NKGen’s named executive officers as of December 31, 2022.
		Option Awards(1)				Stock Awards
Name	Grant date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
Sangwoo Park	—	—	—	—	—	—	—
Paul Y. Song, M.D.	—	—	—	—	—	—	—
Jill M. Jene, Ph.D.	—	—	—	—	—	—	—
Pierre Gagnon	10/23/2019(2)	27,800	—	0.13	10/23/2029	—	—

(1)
All stock options were granted under the NKGen Biotech, Inc. 2019 Equity Incentive Plan (the “2019 Plan”), as described in more detail under “— Equity Incentive and Other Compensation Plans” below. All of the stock options were granted with a per share exercise price equal to the fair value of one share of NKGen’s common stock on the date of grant, as determined in good faith by the NKGen Board.

(2)
Mr. Gagnon’s outstanding stock options as of December 31, 2022 fully vested on October 1, 2019.

Equity Incentive and Other Compensation Plans
2019 Plan
The 2019 Plan was adopted by the NKGen Board and approved by NKGen’s stockholders on October 23, 2019, and amended on February 3, 2023. The 2019 Plan allows the NKGen Board to make equity incentive awards to NKGen’s employees, directors, and consultants. Upon the effective date of the NKGen Biotech, Inc. 2023 Equity Incentive Plan (the “2023 Plan”), New NKGen will not grant any additional awards under the 2019 Plan.
Authorized Shares
The maximum aggregate number of shares of NKGen common stock that may be issued under the 2019 Plan is 8,723,922 shares. Shares issued under the 2019 Plan include authorized but unissued or reacquired shares of NKGen common stock. If (1) an outstanding award for any reason expires or is terminated or cancelled without all of the shares covered by such award having been issued or such award is settled in cash, (2) shares of common stock are acquired pursuant to an award subject to forfeiture or repurchase and are forfeited or repurchased by NKGen, or (3) shares of common stock are withheld upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, then the shares of common stock allocable to the terminated portion of such award, such forfeited or repurchased shares of common stock or such shares of common stock used to pay the exercise price or tax withholding shall generally again be available for issuance under the 2019 Plan. The maximum number of shares of common stock that may be issued pursuant to the exercise of incentive stock options (“ISOs”) shall not exceed 26,171,766 shares, including, to the extent permitted by Section 422 of the Code, any shares that return to the 2019 Plan as described above.
Plan Administration
The NKGen Board administers the 2019 Plan and may delegate any or all of its powers under the plan to one or more of its committees. Subject to the terms of the 2019 Plan, the NKGen Board has the authority to set the terms of all awards.
Awards
The NKGen Board may grant awards of nonstatutory and incentive stock options and restricted stock under the 2019 Plan. All awards are granted pursuant to an award agreement. Awards other than ISOs may be granted to employees, directors, and consultants. ISOs may be granted only to employees. The NKGen Board determines the exercise price for a stock option within the terms and conditions of the 2019 Plan; provided, that the exercise price per share subject to an option cannot be less than 100% of the fair market value of NKGen common stock on the date of grant. However, an incentive stock option granted to an individual who directly or by attribution owns more than 10% of the total combined voting power of all of NKGen’s classes of stock will have an exercise price of at least 110% of the fair market value of NKGen common stock on the grant date. Options granted under the 2019 Plan become exercisable at the rate specified by the NKGen Board in the award agreement. The award agreement specifies circumstances under which awards may be forfeited. The NKGen Board determines the term of stock options granted under the 2019 Plan, generally, up to a maximum of 10 years, provided that an incentive stock option granted to an individual who directly or by attribution owns more than 10% of the total combined voting power of all of NKGen’s classes of stock may have a term of no longer than five (5) years from the grant date.
Any shares of NKGen’s common stock awarded under any restricted stock award agreement may be subject to forfeiture to NKGen in accordance with a vesting schedule determined by the NKGen Board and award agreements for restricted stock will be subject to restrictions imposed by the NKGen Board, as it deems appropriate. Generally, if a grantee of restricted stock terminates employment or service during the applicable restriction period, NKGen has the right to repurchase from the grantee all or part of the shares of restricted stock still subject to restriction at the issue price or at another stated or formula price.
Corporate Transactions
The 2019 Plan provides that in the event of a “Corporate Transaction” (as defined in the 2019 Plan), each outstanding award will be treated as the NKGen Board determines. The NKGen Board may (1) accelerate the vesting and/or exercisability of any or all outstanding stock options, in whole or in part, with such award terminating if not exercised at or prior to the effective time of the Corporate Transaction; (2) make a payment, in such form as may be determined by the NKGen Board equal to the excess, if any, of (A) the value of the property such holder would have received upon the exercise of the award immediately prior to the effective time of the Corporate Transaction, over (B) any exercise price payable by such holder in connection with such exercise; (3) cancel awards in exchange for cash or another form of consideration, including cancelling for no consideration the portion of an option for which the fair market value on the date of the Corporate Transaction does not exceed the exercise price; (4) provide that the acquiring corporation will assume or continue the awards or substitute the awards for awards with respect to the acquiror’s shares; (5) arrange for the assignments of any reacquisition or repurchase rights held by NKGen with respect to any awards to the acquiring corporation; or (6) arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by NKGen with respect to any awards.
The number and class of securities available under the 2019 Plan, the exercise price per share of each stock option, and the repurchase price per share for each restricted stock award is subject to adjustment in the event of any stock split, reverse stock split, stock dividend, recapitalization, combination or exchange of shares, reclassification of shares, spin-off or other similar change in capitalization.
Plan Amendment or Termination
The NKGen Board has the authority to alter, amend, suspend or terminate the 2019 Plan in whole or in part; provided, that the NKGen Board will obtain stockholder approval of any plan amendment to the extent necessary to comply with applicable law, rule, or regulation. In no event will any amendment increase the maximum number of shares of common stock with respect to which awards may be granted under the 2019 Plan without stockholder approval. The NKGen Board may amend, modify, or terminate any outstanding award, but the grantee will be required to consent to such action unless the amendment, modification, or termination would not adversely affect the grantee’s rights under the 2019 Plan or the change is permitted in connection with a Corporate Transaction or capitalization adjustments.
Other Benefit Plans
NKGen maintains the NKGen Retirement Savings 401(k) Plan (the “401(k) Plan”) for its U.S.-based employees, including the named executive officers, who satisfy certain eligibility requirements. The 401(k) Plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Code. The named executive officers are eligible to participate in the 401(k) Plan on the same basis as NKGen’s other employees. The Code allows eligible employees to contribute, on a pre-tax basis, a portion of their salary, within prescribed limits, through contributions to the 401(k) Plan. Contributions are allocated to each participant’s account and are then invested in selected investment alternatives according to each participant’s directions. NKGen does not provide for a discretionary matching contribution.
Incentive Plans
The New NKGen Board expects to adopt the 2023 Plan and 2023 ESPP which will become effective upon the completion of the Business Combination. The 2023 Plan and 2023 ESPP are attached as Annex I and Annex J to the registration statement of which this proxy statement/prospectus forms a part. For a further description of the 2023 Plan, see “The Incentive Plan Proposal,” and for a further description of the 2023 ESPP, see “The ESPP Proposal.”
Non-Employee Director Compensation
NKGen did not have in 2022, and does not currently have, non-employee directors.
Non-Employee Director Compensation Plan
The New NKGen Board expects to adopt a non-employee director compensation plan following the completion of the Business Combination.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Graf Related Party Transactions
Founder Shares
In connection with Graf’s formation, on February 13, 2021, Graf LLC paid an aggregate of $25,000 for certain expenses on Graf’s behalf in exchange for issuance of 4,312,500 Founder Shares. On April 2, 2021, Graf LLC transferred all of its Founder Shares to the Sponsor. On April 8, 2021, the Sponsor transferred 20,000 Founder Shares to each of Graf’s independent director nominees, resulting in the Sponsor holding 4,252,500 Founder Shares. The holders of the Founder Shares agreed to forfeit up to an aggregate of 562,500 Founder Shares, on a pro rata basis, to the extent that the option to purchase additional units was not exercised in full by the underwriters, so that the Founder Shares would represent 20% of Graf’s issued and outstanding shares after the IPO. The underwriters partially exercised their over-allotment option on June 2, 2021 and forfeited the remaining option; and, as a result, an aggregate of 22,125 Founder Shares were forfeited, resulting in 4,290,375 Founder Shares outstanding. On July 14, 2021, in connection with the appointment of Alexandra Lebenthal to the Graf Board, the Sponsor transferred 20,000 Founder Shares to Ms. Lebenthal.
The Graf Insiders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 120 days after the initial Business Combination, or (y) the date on which Graf completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Private Placement Warrants
Simultaneously with the closing of the IPO, Graf consummated the private placement of 4,433,333 Private Placement Warrants at a price of $1.50 per Warrant to the Sponsor, generating proceeds of approximately $6.7 million. Graf consummated the second closing of the private placement on June 2, 2021 simultaneously with the closing of the over-allotment, resulting in the sale of an additional 288,200 Private Placement Warrants, generating additional gross proceeds of approximately $432,000. The Private Placement Warrants are identical to the Public Warrants included in the Units sold in the IPO, except that, so long as they are held by their initial purchasers or their permitted transferees, (i) they will not be redeemable by Graf, (ii) they (including the shares of Common Stock issuable upon exercise of these Private Placement Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after Graf completes its initial business combination, (iii) they may be exercised by the holders on a cashless basis and (iv) they will be entitled to registration rights.
Related Party Loans
On January 29, 2021, the Sponsor agreed to loan Graf up to $150,000 to be used for the payment of costs related to the IPO pursuant to the Sponsor Note. The Sponsor Note was non-interest bearing, unsecured and due upon the consummation of the IPO. Graf had borrowed approximately $70,000 under the Sponsor Note. The Sponsor Note was repaid in full on May 26, 2021. Subsequent to the repayment, the facility was no longer available to Graf.
In connection with the First Extension and advances the Sponsor may make in the future to Graf for working capital expenses, on May 15, 2023, Graf issued a Graf Working Capital Note to the Sponsor with a principal amount up to $1,500,000. The Graf Working Capital Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of Graf’s initial business combination, or (b) the date of Graf’s liquidation. If Graf does not consummate an initial business combination by the Liquidation Date, as may be extended, the Graf Working Capital Note will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven. Subject to the terms and conditions of the Merger Agreement, upon maturity, the outstanding principal of the Graf Working Capital Note may be converted into Working Capital Warrants, at a price of $1.50 per warrant, at the option of the Sponsor. Such Working Capital Warrants will have terms identical to the Private Placement Warrants. Any drawdowns in connection with the Graf Working Capital Note are subject to unanimous written consent of the Graf Board and the consent of the Sponsor. In no event shall the quantity of warrants issued exceed one million (1,000,000) warrants. As of August 1, 2023, there are approximately $441,709.53 of loans outstanding under the Graf Working Capital Note.
In addition, in order to finance transaction costs in connection with an initial business combination, the Sponsor or an affiliate of the Sponsor or any of Graf’s officers or directors may, but are not obligated to, loan Graf funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of the initial business combination, without interest, or converted into Warrants at the option of the holder. In the event that the initial business combination does not close, Graf may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such working capital loans may be convertible into additional warrants at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such working capital loans, if any, have not been determined and no written agreements exist with respect to such loans.
Administrative Services Agreement
On May 20, 2021, Graf entered into an agreement that provided that, commencing on the date that Graf’s securities were first listed on the NYSE through the earlier of consummation of the initial Business Combination and the liquidation, Graf agreed to pay G-SPAC Management LLC, an affiliate of the Sponsor, $15,000 per month for office space, utilities, secretarial, administrative and support services provided to Graf and members of the management team. For the three months ended March 31, 2023 and 2022, Graf incurred expenses of approximately $45,000 under this agreement. As of March 31, 2023 and December 31, 2022, there was an outstanding balance of $15,000 and $0 reported as due to related parties on the unaudited condensed consolidated balance sheets, respectively.
In addition, the Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Graf’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. The audit committee will review on a quarterly basis all payments that were made by Graf to the Sponsor, officers or directors, or their affiliates. Any such payments prior to an initial business combination will be made from funds held outside the Trust Account.
Registration Rights
The holders of the Founder Shares, Private Placement Warrants, shares of Common Stock issuable upon exercise of the Private Placement Warrants or working capital loans are entitled to registration rights under Graf’s existing registration rights agreement. In connection with the consummation of the Business Combination, Graf, the Sponsor, each officer and director of Graf and certain NKGen Stockholders will and enter into the A&R Registration Rights Agreement. Pursuant to the A&R Registration Rights Agreement, following the Closing, New NKGen will be required to register for resale within 30 days following the Closing Date certain Registrable Securities (as defined in the A&R Registration Rights Agreement). Additionally, in certain circumstances, the Sponsor and officer and directors of Graf, on the one hand and the NKGen Stockholders, on the other hand, may each demand up to three underwritten offerings, provided that New NKGen will not be obligated to participate in more than four such demand registrations in any 12-month period and such stockholders will also be entitled to certain piggyback registration rights. New NKGen will bear certain expenses incurred in connection with the filing of any registration statements pursuant to the A&R Registration Rights Agreement.
The A&R Registration Rights Agreement will terminate on the earlier of (i) the tenth anniversary of the Closing Date or (ii) the date as of which all of the Registrable Securities (as defined in the A&R Registration Rights Agreement) have been sold pursuant to a registration statement, provided, that with respect to any applicable stockholder, the A&R Registration Rights Agreement will terminate on the date that such stockholder no longer holds any Registrable Securities. See “Ancillary Agreements Related to the Business Combination — A&R Registration Rights Agreement.”
Sponsor Support and Lockup Agreement
In connection with the entry into the Merger Agreement, on April 14, 2023, the Graf Insiders holding all of the Founder Shares and Private Placement Warrants, Graf and NKGen entered into the Sponsor Support and Lockup Agreement, pursuant to which the Sponsor agreed to subject 2,947,262 Deferred Founder Shares to vesting following Closing, as follows: (A) 1,473,631 Deferred Founder Shares will vest upon, at any time during the Vesting Period, the First Triggering Event and (B) 1,473,631 Deferred Founder Shares will vest upon, at any time during the Vesting Period, the Second Triggering Event. In the event that the First Triggering Event and/or Second Triggering Event does not occur, the respective Deferred Founder Shares will be forfeited. During the Vesting Period, the holders of the Deferred Founder Shares will not be entitled to exercise the voting rights carried by such Deferred Founder Shares and the holder thereof will not be entitled to receive any dividends or other distributions in respect of such Deferred Founder Share.
In the event that there is any transaction or series of related transactions that results any third-party purchaser acquiring more than 50% of the then-issued and outstanding shares of Common Stock or the combined voting power of the then-outstanding shares of Common Stock or in the event that there is an Acquiror Sale during the Vesting Period and if the Acquiror Sale Price is (i) less than $14.00, all of the Deferred Founder Shares shall be deemed forfeited and cancelled for no consideration, (ii) greater than or equal to $14.00, but less than $16.00, 1,473,631 of the Deferred Founder Shares shall become fully vested and the remaining 1,473,631 Deferred Founder Shares shall be deemed forfeited and cancelled for no consideration and (iii) greater than or equal to $16.00, all of the Deferred Founder Shares shall become fully vested; provided, that in the event there is an Acquiror Sale during the Vesting Period in which (A) a third-party purchaser offers stock as consideration to all the then holders of outstanding Common Stock in their capacity as stockholders (and not as incentive compensation or pursuant to a rollover) and (B) the Acquiror Sale Price is equal to or greater than $10.00, but less than $14.00, then immediately prior to (but subject to) the consummation of the Acquiror Sale then to the extent any of the shares subject to forfeiture are then unvested, 33% of such Deferred Founder Shares will become fully vested and the remaining 67% of such shares will be deemed forfeited and cancelled for no consideration.
Such Graf Insiders agreed (i) to vote all voting equity securities of Graf owned by the Graf Insiders in favor of the Merger Agreement, Business Combination and each other proposal presented by Graf in the Registration Statement and not to redeem any shares of Common Stock held by them, (ii) to certain non-solicitation limitations with respect to certain competing transactions and (iii) to irrevocably waive, to the fullest extent permitted by law and the organizational documents of Graf, anti-dilution provision. See “Ancillary Agreements Related to the Business Combination — Sponsor Support and Lockup Agreement.”
NKGen Related Party Transactions
Other than the compensation arrangements for NKGen’s directors and executive officers, which are described in the section of this proxy statement/prospectus entitled “NKGen’s Executive and Director Compensation”, below is a description of transactions since January 1, 2021 to which NKGen was a party or will be a party, in which:
•
the amounts involved exceeded or will exceed $120,000 or 1% of NKGen’s average total assets at year-end for the last two completed fiscal years; and

•
any of NKGen’s directors, executive officers or holders of more than 5% of NKGen’s capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Convertible Note Financings
2019 Convertible Note Financing
From August 2019 through December 2019, NKGen sold convertible promissory notes with an aggregate principal amount of $11.1 million. The convertible promissory notes accrue interest at an annual rate of 1.68%. In April 2023, NKGen and the purchasers amended the convertible promissory notes to extend the maturity date to December 31, 2023 and provide that upon the closing of a transaction such as the Business Combination, the convertible promissory notes will, immediately prior to the closing of such transaction, convert into shares of NKGen’s common stock at a conversion price equal to 80% of the value ascribed to the consideration to be paid in respect of one share of common stock in the definitive agreement relating to such transaction. The table below sets forth the amount of principal and accrued but unpaid interest owed to the related party purchaser as of August 1, 2023.
Related Person	Principal Amount	Accrued Interest	Aggregate Amount Owed
Mary Ling(1)	$250,000.00	$15,465.21	$265,465.21

(1)
Mary Ling is the mother-in-law of Paul Song.

2023 Convertible Note Financing
From March 2023 through May 2023, NKGen sold convertible promissory notes with an aggregate principal amount of $4.1 million. The convertible promissory notes accrue interest at an annual rate of 4.55%. The table below sets forth the amount of principal and accrued but unpaid interest owed to the related party purchaser as of August 1, 2023.
Related Person	Principal Amount	Accrued Interest	Aggregate Amount Owed
Mary Ling(1)	$125,000.00	$1,433.56	$126,433.56

(1)
Mary Ling is the mother-in-law of Paul Song.

Loan Agreements
NKMAX Loan Agreements
Between August 2019 and December 2022, NKGen entered into multiple loan agreements with NKMAX, its parent company, in an aggregate principal amount of $62.0 million. The loan agreements accrued interest at an annual rate of 4.6%. On December 20, 2022, NKGen and NKMAX entered into a Loan Conversion Agreement. Pursuant to the Loan Conversion Agreement, NKGen issued 17,002,230 shares of its common stock in full satisfaction of the obligations owed by NKGen under the loan agreements, which was approximately $66.1 million of principal and accrued but unpaid interest.
2023 NKMAX Loan Agreements
From January through April 2023, NKGen entered into additional loan agreements with NKMAX for aggregate gross proceeds of $5.0 million. The terms of the loans included a 4.6% interest rate and a maturity date of December 31, 2024.
Consulting Agreements
On December 15, 2021, NKGen entered into a consulting agreement with Paul Song, M.D. (the “Song Consulting Agreement”). Pursuant to the Song Consulting Agreement, Dr. Song was compensated for his professional clinical program advisory services. During the term of the Song Consulting Agreement, Dr. Song was paid a monthly retainer of $30,000 and a one-time upfront payment of $25,000. The Song Consulting Agreement was terminated effective December 28, 2022 in connection with Dr. Song’s hiring by NKGen as its Chief Executive Officer and full-time employee. For a description of Dr. Song’s compensation and employment agreement, see the section of this proxy statement/prospectus entitled “NKGen’s Executive and Director Compensation — Executive Employment Agreements and Other Arrangements.”
NKMAX Intercompany License
On April 10, 2023, NKGen and NKMAX entered into the Intercompany License. For a description of the Intercompany License, see the section of this proxy statement/prospectus entitled “Business of NKGen — Licensing Agreements — NKMAX License.”

ATGen Canada Services
Between January 2021 and December 2022, ATGen Canada, Inc., a subsidiary of NKMAX and sister company to NKGen (“ATGen Canada”), provided NKGen with various services relating to NK Vue, NKMAX’s proprietary blood test for the measurement of immune function, including strategic guidance, training, and commercial readiness activities (the “ATGen Services”). In 2021 and 2022, NKGen paid ATGen Canada $158,900 and $68,264, respectively, for the ATGen Services. NKGen is not party to any contract with ATGen Canada, and has no ongoing obligation to ATGen Services.
NKGen Support Agreements
In connection with the execution of the Merger Agreement, Graf, NKGen and certain stockholders of NKGen, constituting each of NKGen’ officers, directors (and their affiliates), and the holders of 5% or more of NKGen’ capital stock, who collectively hold approximately 91% of NKGen’ shares of capital stock outstanding as of the date of the Merger Agreement, entered into the NKGen Support Agreements, pursuant to which, among other things and subject to the terms and conditions therein, such NKGen stockholders agreed to, among other things, (a) vote or provide their written consent (x) in favor of the Merger and the adoption of the Merger Agreement and any other matters necessary or reasonably requested by NKGen or Graf to consummate the Business Combination, (y) in favor of any proposal to adjourn such meeting to a later date if there are not sufficient votes to adopt the Merger Agreement or constitute a quorum if NKGen seeks stockholder approval at a meeting of stockholders, and (z) in favor of any other matters set forth in a written consent relating to the Business Combination, (b) not to transfer any of their shares of NKGen common stock until the Closing, and (c) waive any dissenters’ or approval rights under applicable law in connection with the Business Combination.
The NKGen Support Agreements and all of their provisions will terminate and be of no further force or effect upon the termination of the Merger Agreement if the Business Combination does not occur.
Backstop Agreement
In connection with the execution of the Merger Agreement, on April 14, 2023, NKMAX and Graf entered into the Backstop Agreement. See “Ancillary Agreements Related to the Business Combination —Backstop Agreement” for additional information.
Compensation Arrangements and Stock Option Grants for Executive Officers and Directors
NKGen has employment arrangements with its named executive officers. For a description of these agreements, see the section of this proxy statement/prospectus entitled “NKGen’s Executive and Director Compensation — Executive Employment Agreements and Other Arrangements.”
NKGen has granted stock options to its executive officers and directors. For a description of certain of these equity awards, see “NKGen’s Executive and Director Compensation — Outstanding Equity Awards as of December 31, 2022.” In addition, the following table provides information regarding outstanding stock options issued to NKGen’s officers and directors following December 31, 2022.
		Option Awards(1)
Name	Grant date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date
Sangwoo Park	2/3/2023	—	1,800,830(2)	2.72	2/3/2033
Paul Y. Song, M.D.	1/17/2023	—	205,000(3)	2.72	1/17/2033
Paul Y. Song, M.D.	2/3/2023	—	963,046(4)	2.72	2/3/2033
Pierre Gagnon	2/3/2023	—	368,461(5)	2.72	2/3/2033
Yong Man Kim	2/3/2023	—	326,761(6)	2.72	2/3/2033

(1)
All stock options were granted under the NKGen Biotech, Inc. 2019 Plan, as described in more detail under “NKGen’s Executive and Director Compensation — Equity Incentive and Other Compensation Plans”. All of the stock options were granted with a per share exercise price equal to the fair value of one share of NKGen’s common stock on the date of grant, as determined in good faith by the NKGen Board.

(2)
On February 3, 2023, Mr. Park was granted an option to purchase 1,800,830 shares of common stock, with 25% of the shares vesting on the one-year anniversary of the grant date and the remaining 75% vesting in equal monthly installments over the following 36-mointh period.

(3)
On January 17, 2023, Dr. Song was granted an option to purchase 205,000 shares of common stock, with 25% of the shares vesting on December 28, 2023 and the remaining 75% vesting in equal monthly installments over the following 36-month period.

(4)
On February 3, 2023, Dr. Song was granted an option to purchase 963,046 shares of common stock, with 25% of the shares vesting on the one-year anniversary of the grant date and the remaining 75% vesting in equal monthly installments over the following 36-mointh period.

(5)
On February 3, 2023, Mr. Gagnon was granted an option to purchase 368,461 shares of common stock, with 25% of the shares vesting on the one-year anniversary of the grant date and the remaining 75% vesting in equal monthly installments over the following 36-mointh period.

(6)
On February 3, 2023, Dr. Kim was granted an option to purchase 326,761 shares of common stock, with 25% of the shares vesting on the one-year anniversary of the grant date and the remaining 75% vesting in equal monthly installments over the following 36-mointh period.

Indemnification Agreements
The Proposed Charter provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to certain exceptions contained in our proposed constitution.
New NKGen also intends to enter into indemnification agreements with each of its directors and executive officers. The indemnification agreements will provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under Delaware law, subject to certain exceptions contained in those agreements.
New NKGen Related Person Transaction Policy
Upon the consummation of the Business Combination, the New NKGen Board will adopt a written related person transactions policy that sets forth New NKGen’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of New NKGen’s policy only, a “related person transaction” will be considered a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which New NKGen or any of its subsidiaries are participants involving an amount that exceeds $120,000 or 1% of New NKGen’s total assets at the end of the applicable fiscal year, in which any “related person” has a material interest.
Transactions involving compensation for services provided to New NKGen as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of NKGen’s voting securities (including New NKGen’s Common Stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.
Under the policy, the related person in question or, in the case of transactions with an entity holding more than 5% of any class of New NKGen’s voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to New NKGen’s audit committee (or, where review by New NKGen’s audit committee would be inappropriate, to another independent body of the New NKGen Board) for review. To identify related person transactions in advance, New NKGen will rely on information supplied by New NKGen’s executive officers, directors and certain significant stockholders. In considering related person transactions, New NKGen’s audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:
•
the risks, costs, and benefits to New NKGen;

•
the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•
the terms of the transaction;

•
the availability of other sources for comparable services or products; and

•
the terms available to or from, as the case may be, unrelated third parties.

New NKGen’s audit committee will approve only those transactions that it determines are fair and in New NKGen’s best interests. All of the transactions described above were entered into prior to the adoption of such policy.
Post-Business Combination Arrangements
In connection with the Business Combination, certain agreements were entered into or will be entered into pursuant to the Merger Agreement. The agreements described in this section, or forms of such agreements as they will be in effect substantially concurrently with the completion of the Business Combination, are filed as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified by reference thereto. These agreements include:
•
Convertible Notes (see the section of this proxy statement/prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of NKGgen — Liquidity and Capital Resources — Sources of Liquidity — Convertible Promissory Notes” for details);

•
NKGen Support Agreements (see the section of this proxy statement/prospectus entitled “Ancillary Agreements Related to the Business Combination — NKGen Support Agreements” for details);

•
Sponsor Support Agreement (see the section of this proxy statement/prospectus entitled “Ancillary Agreements Related to the Business Combination — Sponsor Support and Lockup Agreement” for details);

•
Lockup Agreement (see the section of this proxy statement/prospectus entitled “Ancillary Agreements Related to the Business Combination — Lockup Agreement” for details); and

•
A&R Registration Rights Agreement (see the section of this proxy statement/prospectus entitled “Ancillary Agreements Related to the Business Combination — A&R Registration Rights Agreement” for details).

LEGAL MATTERS
White & Case LLP will pass upon the validity of the Common Stock issued in connection with the Business Combination and certain other legal matters related to this Registration Statement.
EXPERTS
The financial statements of Graf Acquisition Corp. IV as of December 31, 2022 and 2021 and for year ended December 31, 2022 and the period from January 28, 2021 (inception) through December 31, 2021 have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as stated in their report which is incorporated herein. Such financial statements have been incorporated herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.
The financial statements of NKGen Biotech, Inc. at December 31, 2021 and 2022, and for each of the two years in the period ended December 31, 2022, included in the Proxy Statement of Graf Acquisition Corp. IV, which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS
Pursuant to the rules of the SEC, Graf and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, Graf will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement/prospectus may likewise request that Graf deliver single copies of the proxy statement/prospectus in the future. Stockholders may notify Graf of their requests by calling or writing Graf at its principal executive offices 1790 Hughes Landing Blvd., Suite 400, The Woodlands, TX 77380, Telephone: (713) 489-1772.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a discussion of certain U.S. federal income tax considerations for U.S. holders and Non-U.S. holders (each as defined below, and together, “holders”) of Public Shares (i) of the adoption of the certificate of incorporation and bylaws of Graf (“adoption of the Proposed Charter”) in connection with the Business Combination or (ii) that elect to have their Public Shares redeemed for cash in connection with the Business Combination. This discussion applies only to Public Shares that are held as a “capital asset” for U.S. federal income tax purposes (generally, property held for investment). References to New NKGen Common Stock herein shall mean the Public Shares following the Closing of the Business Combination. This discussion does not address the U.S. federal income tax consequences to the Sponsor or its affiliates, officers or directors, or to any person of holding Founder Shares or Private Placement Warrants. This discussion is limited to U.S. federal income tax considerations and does not address any estate or gift tax considerations or considerations arising under the tax laws of any U.S. state or local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to a holder in light of its particular circumstances, including consequences arising from the alternative minimum tax, the Medicare tax on certain investment income, the impact of special tax accounting rules under Section 451(b) of the Code, and the different consequences that may apply to a holder subject to special rules under U.S. federal income tax law that apply to certain types of investors, such as:
•
banks, financial institutions or financial services entities;

•
broker-dealers;

•
insurance companies;

•
dealers or traders subject to a mark-to-market method of tax accounting with respect to Public Shares;

•
persons holding Public Shares as part of a “straddle,” hedge, wash sale, conversion or other integrated transaction or similar transaction;

•
persons subject to special tax accounting rules as a result of any item of gross income with respect to Public Shares being taken into account in an applicable financial statement;

•
U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•
“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•
U.S. expatriates or former long-term residents of the United States;

•
governments or agencies or instrumentalities thereof;

•
regulated investment companies (RICs) or real estate investment trusts (REITs);

•
persons that directly, indirectly or constructively own five percent or more (by vote or value) of our stock (except as specifically provided below);

•
persons who received their Public Shares pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•
grantor trusts (for U.S. federal tax purposes), partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) or pass-through entities (including S Corporations), or persons that hold the Public Shares through such a trust, partnership or pass-through entity;

•
tax-exempt entities;

•
tax-qualified retirement plans;

•
“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

•
foreign governments or international organizations; and

•
U.S. holders of Public Shares that hold such shares of stock as Section 306 stock (within the meaning of Section 306(c) of the Code).

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Public Shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and the partnership. Entities or arrangements treated as partnerships and their partners should consult their tax advisors with respect to the tax consequences to them of the Business Combination.
This discussion is based on the Code, final, temporary and proposed Treasury regulations promulgated thereunder, and administrative pronouncements and judicial decisions thereof, all as of the date hereof, all which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date hereof could affect the tax consequences described herein. This discussion does not address any aspect of U.S. state or local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).
Neither NKGen nor Graf has sought, and neither expects to seek, a ruling from the U.S. Internal Revenue Service (“IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination, if challenged, may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.
For purposes of this discussion, a “U.S. holder” is a beneficial owner of Public Shares who or that is for U.S. federal income tax purposes:
•
an individual who is a citizen or resident of the United States;

•
a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if (i) a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. persons have the authority to control all substantial decisions of such trust or (ii) it has a valid election in effect under Treasury regulations to be treated as a United States person.

•
A “Non-U.S. holder” is a beneficial owner of Public Shares who or that is for U.S. federal income tax purposes:

•
a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•
a foreign corporation; or

•
an estate or trust that is not a U.S. holder.

ALL HOLDERS OF PUBLIC SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSIDERATIONS OF THE BUSINESS COMBINATION TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE AND LOCAL, NON-U.S. AND OTHER TAX LAWS.
Adoption of the Proposed Charter
Holders of Public Shares are not expected to recognize any gain or loss under U.S. federal income tax laws as a result of the adoption of the Proposed Charter in connection with the Business Combination. It is expected that each such holder would have the same basis in its New NKGen Common Stock after the adoption of the Proposed Charter as that holder has in the corresponding Public Shares immediately prior to the adoption of the Proposed Charter, and such holder’s holding period in the New NKGen Common Stock would include the holder’s holding period in the corresponding Public Shares. Although the matter is not entirely clear, this discussion assumes that the adoption of the Proposed Charter would not result in an exchange by the holders of Public Shares for New NKGen Common Stock for U.S. federal income tax purposes. If contrary to this characterization, the adoption of the Proposed Charter does result in a deemed exchange for U.S. federal income tax purposes, such exchange may be treated as a reorganization for U.S. federal income tax purposes. In such case, the consequences to holders of a reorganization could be different than those discussed above. Each holder should consult its own tax advisor regarding the U.S. federal income tax consequences to it of the adoption of the Proposed Charter in connection with the Business Combination.
The remainder of this discussion assumes that the adoption of the Proposed Charter will not result in an exchange for U.S. federal income tax purposes.
Redemption of Public Shares
Generally
In the event that a holder’s Public Shares are redeemed pursuant to the redemption provisions described in this proxy statement/prospectus under the section entitled “The Special Meeting —  Redemption Rights” the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of Public Shares under Section 302 of the Code. If the redemption qualifies as a sale of Public Shares, a U.S. holder will be treated as described below under the section entitled “— Treatment of Redemption of Public Shares to U.S. Holders — Taxation of Redemption Treated as a Sale of Public Shares,” and a Non-U.S. holder will be treated as described under the section entitled “— Treatment of Redemption of Public Shares to Non-U.S. Holders — Taxation of Redemption Treated as a Sale of Public Shares.”
Whether a redemption of Public Shares qualifies for sale treatment will depend largely on the total number of shares of Graf’s (including, after the Closing, New NKGen’s) stock treated as held by the redeemed holder before and after the redemption (including any stock treated as constructively owned by the holder as a result of owning Public Warrants and any New NKGen Common Stock that a holder would directly or indirectly acquire pursuant to the Business Combination or the Backstop Agreement) and stock owned by certain entities or individuals related to the redeemed holder relative to all shares of Graf’s (including, after the Closing, New NKGen’s) stock outstanding both before and after the redemption. The redemption of Public Shares generally will be treated as a sale of Public Shares (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the holder, (2) results in a “complete termination” of the holder’s interest in Graf or (3) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below. References to Graf’s stock in the remainder of this section shall be deemed to also reference New NKGen’s stock after the Closing.
In order to meet the substantially disproportionate test, the percentage of Graf’s outstanding voting stock actually and constructively owned by the holder immediately following the redemption of Public Shares must, among other requirements, be less than eighty percent (80%) of the percentage of Graf’s outstanding voting stock actually and constructively owned by the holder immediately before the redemption (taking into account both redemptions by other holders of Public Shares and the New NKGen Common Stock to be issued pursuant to the Business Combination or the Backstop Agreement).
There will be a complete termination of a holder’s interest if either (1) all of the Public Shares actually and constructively owned by the holder are redeemed or (2) all of the Public Shares actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other shares of Graf stock (including any stock constructively owned by the holder as a result of owning Public Warrants).
The redemption of Public Shares will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in Graf. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in Graf will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”
In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder takes into account not only shares of Graf’s stock actually owned by the holder, but also shares of

Graf’s stock that are constructively owned by the holder under certain attribution rules set forth in the Code. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option, which generally would include Public Shares which could be acquired pursuant to the exercise of Public Warrants. Moreover, any shares of New NKGen Common Stock that a holder directly or constructively acquires pursuant to the Business Combination or the Backstop Agreement generally would be included in determining the U.S. federal income tax treatment of the redemption.
If none of the foregoing tests is satisfied, then the redemption of Public Shares will be treated as a corporate distribution to the redeemed holder, the tax effects to such a U.S. holder will be as described below under the section entitled “Treatment of Redemption of Public Shares to U.S. Holders — Taxation of Redemption Treated as a Distribution,” and the tax effects to such a Non-U.S. holder will be as described below under the section entitled “Treatment of Redemption of Common Stock to Non-U.S. Holders — Taxation of Redemption Treated as a Distribution.” After the application of those rules, any remaining tax basis of the holder in the redeemed Public Shares will be added to the holder’s adjusted tax basis in its remaining shares of Graf’s stock, or, if it has none, to the holder’s adjusted tax basis in its Public Warrants or possibly in other shares of Graf’s stock constructively owned by it.
Each holder should consult with its own tax advisors as to the tax consequences of a redemption of their Public Shares.
Treatment of Redemption of Public Shares to U.S. Holders
Taxation of Redemption Treated as a Distribution.   If a redemption of a U.S. holder’s Public Shares is treated as a corporate distribution, as discussed above under the section entitled “— Redemption of Public Shares — Generally,” the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from Graf’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of Graf’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in its Public Shares. Any remaining excess will be treated as gain realized on the sale of Public Shares and will be treated as described below under the section entitled “— Taxation of Redemption Treated as a Sale of Public Shares.”
Dividends paid to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction allowed to domestic corporations in respect of dividends received from other domestic corporations if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. holder generally will constitute “qualified dividend income” that will be subject to tax at the preferential tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Public Shares described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be. If the holding period requirements are not satisfied, then a U.S. holder that is a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income. A U.S. holder should consult with its own tax advisors as to the application of the holding period requirements to it.
Taxation of Redemption Treated as a Sale of Public Shares.   If a redemption of a U.S. holder’s Public Shares is treated as a sale, as discussed above under the section entitled “— Redemption of Public Shares — Generally,” a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. holder’s adjusted tax basis in the Public Shares redeemed. A U.S. holder’s adjusted tax basis in its Common Stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder with respect to its Public Shares treated as a return of capital. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Public Shares so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Public Shares described in this proxy statement/prospectus may suspend the running of the applicable holding period for this purpose. If the running of the holding period for the Public Shares is suspended, then non-corporate U.S. holders may not be able to satisfy the one-year holding period requirement for long-term capital gain treatment, in which case any redemption proceeds treated as gain on a sale of the shares would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. A U.S. holder should consult with its own tax advisors as to the application of the holding period requirements to it. Long-term capital gains recognized by non-corporate U.S. holders (including individuals) generally will be eligible to be taxed at preferential rates. The deductibility of capital losses is subject to limitations.
U.S. holders who hold different blocks of Public Shares (including as a result of holding different blocks of Public Shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.
Treatment of Redemption of Public Shares to Non-U.S. Holders
Because it may not be certain at the time a Non-U.S. holder is redeemed whether such Non-U.S. holder’s redemption will be treated as a sale of shares or a corporate distribution, and because such determination will depend in part on a Non-U.S. holder’s particular circumstances, the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a Non-U.S. holder in redemption of such Non-U.S. holder’s Public Shares, unless (i) the applicable withholding agent has established special procedures allowing Non-U.S. holders to certify that they are exempt from such withholding tax and (ii) such Non-U.S. holders are able to certify that they meet the requirements of such exemption (e.g., because such Non-U.S. holders are not treated as receiving a dividend under the Section 302 tests described above under the section entitled “Redemption of Public Shares — Generally”). However, there can be no assurance that any applicable withholding agent will establish such special certification procedures. If an applicable withholding agent withholds excess amounts from the amount payable to a Non-U.S. holder, such Non-U.S. holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.
Taxation of Redemption Treated as a Distribution.   If a redemption of a Non-U.S. holder’s Public Shares is treated as a corporate distribution, as discussed above under the section entitled “— Redemption of Public Shares — Generally” the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid out of Graf’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and, provided such dividend is not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, Graf will be required to withhold tax from the gross amount of the dividend at a rate of thirty percent (30%), unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and timely provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its Public Shares redeemed and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized on the sale of the Public Shares, which will be treated as described below under the section entitled “— Taxation of Redemption Treated as a Sale of Public Shares.”
The withholding tax described above generally does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of thirty percent (30%) (or a lower applicable income tax treaty rate).

Taxation of Redemption Treated as a Sale of Public Shares.   If a redemption of a Non-U.S. holder’s Public Shares is treated as a sale of Public Shares, as discussed above under the section entitled “— Redemption of Public Shares — Generally,” subject to the discussions of FATCA (as defined below) and backup withholding below, a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized in connection with the redemption, unless:
•
the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder);

•
such Non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place (as such days are calculated pursuant to Section 7701(b)(3) of the Code) and certain other conditions are met; or

•
Graf is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of redemption or the period that the Non-U.S. holder held Public Shares being disposed of and, in the case where Public Shares are “regularly traded” on an “established securities market,” (as such terms are defined under applicable Treasury Regulations, hereinafter referred to as “regularly traded”) the Non-U.S. holder has owned, whether actually or based on the application of constructive ownership rules, more than five percent (5%) of Public Shares at any time within the shorter of the five-year period preceding the redemption or such Non-U.S. holder’s holding period for such Public Shares. There can be no assurance that Public Shares are or have been treated as “regularly traded” for this purpose. It is unclear how the rules for determining the 5% threshold for this purpose would be applied with respect to Public Shares, including how a Non-U.S. holder’s ownership of warrants impacts the 5% threshold determination with respect to Public Shares.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” at a thirty percent (30%) rate (or a lower applicable income tax treaty rate). If the second bullet point applies to a Non-U.S. holder, such Non-U.S. holder generally will be subject to U.S. tax on such Non-U.S. holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of thirty percent (30%) (or a lower applicable income tax treaty rate).
If the third bullet point above applies to a Non-U.S., holder gain recognized by such holder in connection with the redemption will be subject to tax at generally applicable U.S. federal income tax rates. In addition, Graf may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such redemption. Graf will be classified as a “United States real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. Graf does not believe that it is or has been a United States real property holding corporation and does not expect to be a United States real property holding corporation immediately after the Business Combination is completed. However, this is a factual determination that is subject to change and there can be no assurance regarding whether Graf would be treated as a United States real property holding corporation in any year or regarding whether Public Shares would be considered to be “regularly traded.” Non-U.S. holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances, including the consequences to them in respect of any loss recognized on a redemption of Public Shares that is treated as a sale for U.S. federal income tax purposes.
Information Reporting and Backup Withholding
Payments of cash to a holder as a result of a redemption of Public Shares may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

A Non-U.S. holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.
FATCA Withholding Taxes
Provisions commonly referred to as “FATCA” impose withholding of thirty percent (30%) on payments of dividends (including amounts treated as dividends received pursuant to a redemption of stock) on Public Shares. Thirty percent (30%) withholding under FATCA was scheduled to apply to the gross proceeds of a disposition of any stock, debt instrument, or other property that can produce U.S.-source dividends or interest beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. However, there can be no assurance that final Treasury Regulations will provide the same exceptions from FATCA withholding as the proposed Treasury Regulations.
In general, no such withholding will be required with respect to a U.S. holder or an individual Non-U.S. holder that timely provides the certifications required on a valid IRS Form W-9 or W-8, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign to, the payee financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Non-U.S. holders should consult their tax advisors regarding the effects of FATCA on a redemption of Public Shares.
As previously noted above, the foregoing discussion of certain U.S. federal income tax consequences is included for general information purposes only and is not intended to be, and should not be construed as, legal or tax advice to any stockholder. You are urged to consult with your own tax adviser to determine the particular tax consequences to you (including the application and effect of any U.S. federal, state, local or foreign income or other tax laws) of the adoption of the Proposed Charter and the exercise of redemption rights in connection with the Business Combination.

STOCKHOLDER PROPOSALS AND NOMINATIONS
Stockholder Proposals
New NKGen’s Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. New NKGen’s Proposed Bylaws provide that the only business to be considered by the stockholders may be made at an annual meeting of stockholders (i) by or at the direction of New NKGen’s Board; (ii) as may be provided in the certificate of designation for any class or series of preferred stock; or (iii) otherwise properly brought before such meeting by a stockholder who was a stockholder of record at the time of giving the notice and at the time of the annual meeting of stockholders, who is entitled to vote at the meeting and who complied with the notice procedures specified in New NKGen’s Proposed Bylaws. To be timely for New NKGen’s annual meeting of stockholders, New NKGen’s secretary must receive the written notice at New NKGen’s principal executive offices:
•
not later than the close of business on the 90th day; and

•
not earlier than the 120th day before the one-year anniversary of the preceding year’s annual meeting.

In the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 70 days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held, notice by the stockholder to be timely must be received no earlier than the 120th day prior to such annual meeting and not later than the later of (i) the close of business on the 90th day prior to such annual meeting or (ii) the tenth day following the day on which public announcement of the date of such meeting is first made. Nominations and proposals also must satisfy other requirements set forth in the bylaws.
Under Rule 14a-8 of the Exchange Act, a shareholder proposal to be included in the proxy statement and proxy card for the 2023 annual general meeting pursuant to Rule 14a-8 must be received at our principal office a reasonable time before New NKGen’s begins to print and send out its proxy materials for such 2023 annual meeting (and New NKGen’s will publicly disclose such date when it is known).
Stockholder Director Nominees
New NKGen’s Proposed Bylaws permit stockholders to nominate directors for election at an annual general meeting of stockholders. To nominate a director, the stockholder must provide the information required by New NKGen’s Proposed Bylaws. In addition, the stockholder must give timely notice to New NKGen’s secretary in accordance with New NKGen’s Proposed Bylaws, which, in general, require that the notice be received by New NKGen’s secretary within the time periods described above under “— Stockholder Proposals” for stockholder proposals.

STOCKHOLDER COMMUNICATIONS
Stockholders and interested parties may communicate with the Graf Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Graf Acquisition Corp. IV, 1790 Hughes Landing Blvd., Suite 400, The Woodlands, Texas 77380. Following the Business Combination, such communications should be sent to New NKGen, at 3001 Daimler Street, Santa Ana, CA 92705. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.
WHERE YOU CAN FIND MORE INFORMATION
Graf has filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the securities offered by this proxy statement/prospectus. This proxy statement/prospectus does not contain all of the information included in the registration statement. For further information pertaining to Graf and its securities, you should refer to the registration statement and to its exhibits. Whenever reference is made in this proxy statement/prospectus to any of Graf’s or NKGen’s contracts, agreements or other documents, the references are not necessarily complete and you should refer to the proxy statement/prospectus and the exhibits filed with the registration statement for copies of the actual contract, agreement or other document.
Upon the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, New NKGen will be subject to the information and periodic reporting requirements of the Exchange Act and will file annual, quarterly and current reports, proxy statements and other information with the SEC. Graf files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Graf’s or New NKGen’s SEC filings, including New NKGen’s registration statement and Graf’s proxy statement/prospectus, over the internet at the SEC’s website at http://www.sec.gov.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact Graf by telephone or in writing:
GRAF ACQUISITION CORP. IV
1790 Hughes Landing Blvd., Suite 400
The Woodlands, Texas 77380
Telephone: (713) 489-1772
You may also obtain these documents by requesting them in writing or by telephone from Graf’s proxy solicitation agent at the following address and telephone number:
Morrow Sodali
470 West Avenue
Stamford, CT 06902
Individuals call toll-free (800) 662-5200
Banks and brokers call (203) 658-9400
Email: GFOR.info@investor.morrowsodali.com
If you are a stockholder of Graf and would like to request documents, please do so no later than five business days before the Special Meeting in order to receive them before the Special Meeting. If you request any documents from Graf, Graf will mail them to you by first-class mail, or another equally prompt means.
This document is a prospectus of New NKGen and a proxy statement of Graf for Graf’s Special Meeting of stockholders. Neither NKGen nor Graf has authorized anyone to give any information or make any representation about the Business Combination, New NKGen or Graf that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that Graf has incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS
Graf Acquisition Corp. IV
Audited Financial Statements
Report of WithumSmith+Brown, PC, Independent Registered Public Accounting Firm (Auditor Firm ID: 100)	F-2
Balance Sheets as of December 31, 2022 and 2021	F-4
Statements of Operations for the Year Ended December 31, 2022 and for the Period from January 28, 2021 (Inception) Through December 31, 2021	F-5
Statements of Changes in Stockholders’ Deficit for the Year Ended December 31, 2022 and for the Period from January 28, 2021 (Inception) Through December 31, 2021	F-6
Statements of Cash Flows for the Year Ended December 31, 2022 and for the Period from January 28, 2021 (Inception) Through December 31, 2021	F-7
Notes to Financial Statements	F-8
Unaudited Condensed Consolidated Financial Statements	F-28
Condensed Consolidated Balance Sheets as of March 31, 2023 (Unaudited) and December 31, 2022	F-28
Unaudited Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 2023 and 2022	F-29
Unaudited Condensed Consolidated Statements of Changes in Stockholders’ Deficit for the Three Months Ended March 31, 2023 and 2022	F-30
Unaudited Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2023 and 2022	F-31
Notes to Unaudited Condensed Consolidated Financial Statements	F-32

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of
Graf Acquisition Corp. IV
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Graf Acquisition Corp. IV (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in stockholders’ deficit and cash flows for the year ended December 31, 2022 and the period from January 28, 2021 (inception) through December 31, 2021 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and the period from January 28, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Emphasis of Matter — Restatement of Unaudited Interim Financial Statements
As discussed in Note 2 to the financial statements, the Company previously accounted for its deferred underwriting fee waiver as a forgiveness of debt and recorded a gain on its statement of operations. Management has since re-evaluated its accounting treatment for the forgiveness and has determined that the forgiveness should have been treated as a credit to stockholders’ deficit. Accordingly, the 2022 unaudited interim financial statements have been restated within Note 2 to correct the accounting and related disclosure for the forgiveness of the deferred underwriting fee.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by May 25, 2023 then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2021.
New York, New York
March 31, 2023
PCAOB Number 100

GRAF ACQUISITION CORP. IV
BALANCE SHEETS
	December 31,
	2022	2021
Assets:
Current assets:
Cash	$635,155	$1,722,506
Prepaid expenses	242,752	812,724
Total current assets	877,907	2,535,230
Investments held in Trust Account	173,488,201	171,656,153
Total Assets	$174,366,108	$174,191,383
Liabilities, Common Stock Subject to Possible Redemption and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$177,157	$51,807
Accrued expenses	2,444,352	1,656,137
Franchise tax payable	42,705	185,205
Income tax payable	181,374	—
Total current liabilities	2,845,588	1,893,149
Derivative warrant liability	424,940	5,571,410
Deferred underwriting commissions in connection with the initial public offering	2,102,284	6,006,525
Total Liabilities	5,372,812	13,471,084
Commitments and Contingencies
Common stock subject to possible redemption; 17,161,500 shares at redemption value of approximately $10.09 and $10.00 per share as of December 31, 2022 and 2021, respectively	173,164,122	171,615,000
Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding as of December 31, 2022 and 2021	—	—
Common stock, $0.0001 par value; 400,000,000 shares authorized; 4,290,375 shares issued and outstanding as of December 31, 2022 and 2021 (excluding 17,161,500 shares subject to possible redemption)	429	429
Additional paid-in capital	—	—
Accumulated deficit	(4,171,255)	(10,895,130)
Total stockholders’ deficit	(4,170,826)	(10,894,701)
Total Liabilities, Common Stock Subject to Possible Redemption and Stockholders’ Deficit	$174,366,108	$174,191,383
The accompanying notes are an integral part of these financial statements.

GRAF ACQUISITION CORP. IV
STATEMENTS OF OPERATIONS
	For the Year Ended December 31, 2022	For the Period from January 28, 2021 (Inception) through December 31, 2021
General and administrative expenses	$2,390,889	$2,214,615
General and administrative expenses – related party	180,000	108,387
Franchise tax expenses	169,141	185,205
Loss from operations	(2,740,030)	(2,508,207)
Other income (expenses):
Change in fair value of derivative warrant liability	5,146,470	5,665,840
Offering costs – derivative warrant liability	—	(34,474)
Loss upon issuance of private placement warrants	—	(4,154,950)
Gain from extinguishment of deferred underwriting commissions allocated to derivative warrant liability	179,595	—
Income from investments held in Trust Account	2,400,690	41,153
	7,726,755	1,517,569
Net income (loss) before income taxes	4,986,725	(990,638)
Provision for income tax	(438,374)	—
Net income (loss)	$4,548,351	$(990,638)
Weighted average shares outstanding of common stock, basic and diluted	21,451,875	15,083,469
Basic and diluted net income (loss) per share, common stock	$0.21	$(0.07)
The accompanying notes are an integral part of these financial statements.

GRAF ACQUISITION CORP. IV
STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2022 AND FOR THE PERIOD FROM JANUARY 28, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021
	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance – January 28, 2021 (inception)	—	$—	$—	$—	$—
Issuance of common stock to Sponsor	4,312,500	431	24,569	—	25,000
Common stock forfeited	(22,125)	(2)	2	—	—
Fair value of Public Warrants included in the Units sold in the Initial Public Offering	—	—	7,894,290	—	7,894,290
Offering costs associated with issuance of Public Warrants	—	—	(434,186)	—	(434,186)
Accretion to common stock possible redemption amount	—	—	(7,484,675)	(9,904,492)	(17,389,167)
Net loss	—	—	—	(990,638)	(990,638)
Balance – December 31, 2021	4,290,375	429	—	(10,895,130)	(10,894,701)
Adjustment for accretion of common stock subject to possible redemption amount	—	—	—	2,175,524	2,175,524
Net income	—	—	—	4,548,351	4,548,351
Balance – December 31, 2022	4,290,375	$429	$—	$(4,171,255)	$(4,170,826)
The accompanying notes are an integral part of these financial statements.

GRAF ACQUISITION CORP. IV
STATEMENTS OF CASH FLOWS
	For the Year Ended December 31, 2022	For the Period from January 28, 2021 (Inception) through December 31, 2021
Cash Flows from Operating Activities:
Net income (loss)	$4,548,351	$(990,638)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
General and administrative expenses paid by related party in exchange for issuance of common stock	—	1,000
General and administrative expenses paid by related party under promissory note	—	1,981
Offering costs – derivative warrant liability	—	34,474
Loss upon issuance of private placement warrants	—	4,154,950
Change in fair value of derivative warrant liability	(5,146,470)	(5,665,840)
Gain from extinguishment of deferred underwriting commissions allocated to derivative warrant liability	(179,595)	—
Income from investments held in Trust Account	(2,400,690)	(41,153)
Change in operating assets and liabilities:
Prepaid expenses	569,972	(812,724)
Accounts payable	125,350	51,807
Franchise tax payable	(142,500)	185,205
Income tax payable	181,374	—
Accrued expenses	873,215	1,557,213
Net cash used in operating activities	(1,570,993)	(1,523,725)
Cash Flows from Investing Activities
Cash deposited in Trust Account	—	(171,615,000)
Cash withdrawals from Trust Account to pay for taxes	568,642	—
Net cash provided by (used in) investing activities	568,642	(171,615,000)
Cash Flows from Financing Activities:
Proceeds from note payable to related party	—	500
Repayment of note payable to related party	—	(69,809)
Proceeds received from initial public offering, gross	—	171,615,000
Proceeds received from private placement	—	7,082,300
Offering costs paid	(85,000)	(3,766,760)
Net cash provided by (used in) financing activities	(85,000)	174,861,231
Net change in cash	(1,087,351)	1,722,506
Cash – beginning of the period	1,722,506	—
Cash – end of the period	$635,155	$1,722,506
Supplemental disclosure of noncash activities:
Offering costs paid by Sponsor in exchange for issuance of common stock	$—	$24,000
Offering costs included in accrued expenses	$13,924	$98,924
Offering costs paid by related party under promissory note	$—	$67,327
Deferred underwriting commissions in connection with the initial public offering	$—	$6,006,525
Extinguishment of deferred underwriting commissions allocated to Public Shares	$3,724,646	$—
Supplemental cash flow information:
Cash paid for taxes	$257,000	$—
The accompanying notes are an integral part of these financial statements.

GRAF ACQUISITION CORP. IV
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
Note 1 — Description of Organization and Business Operations
Graf Acquisition Corp. IV (the “Company”), is a newly organized blank check company incorporated in Delaware and formed for the purpose of effecting into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (the “Business Combination”).
As of December 31, 2022, the Company had not yet commenced operations. All activity for the period from January 28, 2021 (inception) through December 31, 2022, relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below, and, subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on the proceeds derived from the Initial Public Offering.
The Company’s sponsor is Graf Acquisition Partners IV LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on May 20, 2021. On May 25, 2021, the Company consummated its Initial Public Offering of 15,000,000 units (the “Units” and, with respect to the common stock included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $150.0 million, and incurring offering costs of approximately $8.8 million, of which approximately $5.3 million was for deferred underwriting commissions (see Note 4). The Company granted the underwriter a 45-day option to purchase up to an additional 2,250,000 Units at the Initial Public Offering price to cover over-allotments. On June 2, 2021, the underwriters partially exercised the over-allotment option and purchased 2,161,500 additional Units (the “Additional Units”), generating gross proceeds of approximately $21.6 million (the “Over-Allotment”). The Company incurred additional offering costs of approximately $1.2 million in connection with the Over-Allotment (of which approximately $757,000 was for deferred underwriting fees).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 4,433,333 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $6.7 million (see Note 5). Simultaneously with the closing of the Over-Allotment on June 2, 2021, the Company consummated the second closing of the Private Placement, resulting in the purchase of an aggregate of an additional 288,200 Private Placement Warrants at $1.50 per Private Placement Warrant (the “Additional Private Placement Warrants”), generating additional gross proceeds of approximately $432,000.
Upon the closing of the Initial Public Offering, Over-Allotment, and Private Placement, $171.6 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering, Over-Allotment and of the Private Placement Warrants in the Private Placement were placed in a trust account (“Trust Account”) in the United States maintained by Continental Stock Transfer & Trust Company, as trustee, and has been invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, or the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed

GRAF ACQUISITION CORP. IV
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting commissions) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide the holders of Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially at $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares were recorded at a redemption value and classified as temporary equity, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”). In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Charter”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the holders of the Founder Shares prior to this Initial Public Offering (the “Initial Stockholders”) agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Stockholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.
Notwithstanding the foregoing, the Charter provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the shares of common stock sold in the Initial Public Offering, without the prior consent of the Company.
The Company’s Sponsor, executive officers, and directors have agreed not to propose an amendment to the Charter that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Stockholders with the opportunity to redeem their shares of common stock in conjunction with any such amendment.

GRAF ACQUISITION CORP. IV
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
If a Business Combination has not been consummated within 24 months from the closing of the Initial Public Offering, or May 25, 2023 or any extended period of time that we may have to consummate an initial business combination as a result of an amendment to our amended and restated certificate of incorporation (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
The Initial Stockholders agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Stockholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account.
The Company will seek to have all third parties (except the Company’s independent registered public accounting firm) and any prospective target businesses enter into valid and enforceable agreements with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account. Nevertheless, there is no guarantee that vendors, service providers and prospective target businesses will execute such agreements. The Company’s insiders agreed that they will be jointly and severally liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.00 per Public Share, except as to any claims by a third party who executed an agreement with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. However, the Company’s insiders may not be able to satisfy their indemnification obligations. Moreover, the Company’s insiders will not be liable to the Public Stockholders and instead will only have liability to the Company.
Liquidity and Going Concern
As of December 31, 2022, we had approximately $0.6 million in our operating bank account and working capital deficit of approximately $2.0 million.
The Company’s liquidity needs through December 31, 2022 were satisfied through a payment of $25,000 from the Sponsor to purchase the Founder Shares, the loan of approximately $67,000 from the Sponsor under the Note (as defined in Note 5 to the financial statements), and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company repaid the Note in full on May 26, 2021. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors,

GRAF ACQUISITION CORP. IV
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
may, but are not obligated to, provide Working Capital Loans (as defined in Note 5 to the financial statements). As of December 31, 2022 and 2021, there were no amounts outstanding under any Working Capital Loans.
In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the liquidity condition, the mandatory liquidation and subsequent dissolution that will be required if the Company does not complete a business combination before May 25, 2023 or any extended period of time that we may have to consummate an initial business combination as a result of an amendment to our amended and restated certificate of incorporation raises substantial doubt about the Company’s ability to continue as a going concern. Although management expects that it will be able to raise additional capital to support its planned activities and complete a business combination on or prior to May 25, 2023 or any extended period of time that we may have to consummate an initial business combination as a result of an amendment to our amended and restated certificate of incorporation, it is uncertain whether it will be able to do so. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after May 25, 2023 or any extended period of time that we may have to consummate an initial business combination as a result of an amendment to our amended and restated certificate of incorporation. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern. The Company intends to complete a Business Combination before the mandatory liquidation date or any shareholder-approved extension deadline.
Note 2 — Restatement of Previously Issued Financial Statements
The Company had recognized a liability upon closing of its initial public offering in May 2021 for a portion of the underwriters’ commissions which was contingently payable upon closing of a future business combination, with the offsetting entry resulting in an initial discount to the securities sold in the initial public offering. On May 16, 2022, J.P. Morgan Securities LLC irrevocably waived its rights to the deferred underwriting commissions due under the underwriting agreement. The Company recognized the waiver as an extinguishment, with a resulting non-operating gain recognized in its statements of operations reported in in the Company’s Form 10-Qs for the quarterly periods ended June 30, 2022 and September 30, 2022 (the “Affected Quarterly Periods”). Upon subsequent review and analysis, management concluded that the Company should have recognized the portion allocated to Public Shares as an adjustment to the carrying value of the Class A common stock subject to possible redemption and the remaining balance as a gain from extinguishment of deferred underwriting commissions allocated to derivative warrant liabilities.
Therefore, the Company’s management and the audit committee of the Company’s Board of Directors concluded that the Company’s Affected Quarterly Periods should no longer be relied upon and that it is appropriate to restate them. As such, the Company will restate its financial statements in this Form 10-K. The previously presented Affected Quarterly Period should no longer be relied upon.
Further, the Company’s management has considered the effect of the foregoing on the Company’s prior conclusions of the adequacy of its internal control over financial reporting and disclosure controls and procedures as of June 30, 2022 and September 30, 2022. As a result of the error, management has determined that a material weakness existed in the Company’s internal control over financial reporting as of the December 31, 2022. See Part II Item 9A — Controls and Procedures within this Annual Report for a description of these matters.
Impact of the Restatement
The impact of the restatement on the statements of operations, statements of changes in stockholders’ deficit and statements of cash flows for the affected period is presented below. The restatement had no impact on net cash flows from operating, investing or financing activities.

GRAF ACQUISITION CORP. IV
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
Statements of Operations:
The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported statements of operations for the three and six months ended June 30, 2022:
	For the Three Months Ended June 30, 2022
	As Previously Reported	Restatement Adjustment	As Restated
Loss from operations	$(968,952)	—	(968,952)
Other income (expenses)
Change in fair value of derivative warrant liabilities	1,605,330	—	1,605,330
Gain from extinguishment of deferred underwriting commissions allocated to derivative warrant liability	3,904,241	(3,724,646)	179,595
Income from investments held in Trust Account	124,764	—	124,764
Net income before income tax expenses	4,665,383	(3,724,646)	940,737
Income tax benefit	15,402	—	15,402
Net income	$4,680,785	$(3,724,646)	$956,139
Weighted average shares outstanding of common stock, basic and diluted	21,451,875	—	21,451,875
Basic and diluted net income per share, common stock	$0.22	$(0.17)	$0.04
	For the Six Months Ended June 30, 2022
	As Previously Reported	Restatement Adjustment	As Restated
Loss from operations	$(1,700,860)	$—	$(1,700,860)
Other income (expenses)
Change in fair value of derivative warrant liabilities	4,296,600	—	4,296,600
Gain from extinguishment of deferred underwriting commissions allocated to derivative warrant liability	3,904,241	(3,724,646)	179,595
Income from investments held in Trust Account	168,792	—	168,792
Net income before income tax expenses	6,668,773	(3,724,646)	2,944,127
Income tax benefit	15,402	—	15,402
Net income	$6,684,175	$(3,724,646)	$2,959,529
Weighted average shares outstanding of common stock, basic and diluted	21,451,875	—	21,451,875
Basic and diluted net income per share, common stock	$0.31	$(0.17)	$0.14

GRAF ACQUISITION CORP. IV
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported statement of operations for the nine months ended September 30, 2022 (there were no adjustments to the three months ended September 30, 2022):
	For the Nine Months Ended September 30, 2022
	As Previously Reported	Restatement Adjustment	As Restated
Loss from operations	$(2,104,916)	$—	$(2,104,916)
Other income (expenses)
Change in fair value of derivative warrant liabilities	4,863,180	—	4,863,180
Gain from extinguishment of deferred underwriting commissions allocated to derivative warrant liability	3,904,241	(3,724,646)	179,595
Income from investments held in Trust Account	1,073,311	—	1,073,311
Net income before income tax expenses	7,735,816	(3,724,646)	4,011,170
Income tax expense	(164,076)	—	(164,076)
Net income	$7,571,740	$(3,724,646)	$3,847,094
Weighted average shares outstanding of common stock, basic and diluted	21,451,875	—	21,451,875
Basic and diluted net income per share, common stock	$0.35	$(0.17)	$0.18
Statement of Changes in Stockholders’ Deficit:
The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported statement of changes in stockholders’ deficit for the six months ended June 30, 2022:
	For the Six Months Ended June 30, 2022
	As Previously Reported	Restatement Adjustment	As Restated
Adjustment for accretion of Class A common stock subject to possible redemption amount – accumulated deficit	$—	$3,724,646	$3,724,646
The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported statement of changes in stockholders’ deficit for the nine months ended September 30, 2022:
	For the Nine Months Ended September 30, 2022
	As Previously Reported	Restatement Adjustment	As Restated
Adjustment for accretion of Class A common stock subject to possible redemption amount – accumulated deficit	$(582,502)	$3,724,646	$3,142,144

GRAF ACQUISITION CORP. IV
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
Statement of Cash Flows:
The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported statement of cash flows for the six months ended June 30, 2022:
	For the Six Months Ended June 30, 2022
	As Previously Reported	Restatement Adjustment	As Restated
Net income	$6,684,175	$(3,724,646)	$2,959,529
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of derivative warrant liability	(4,296,600)	—	(4,296,600)
Gain from extinguishment of deferred underwriting commissions allocated to derivative warrant liability	(3,904,241)	3,724,646	(179,595)
Income from investments held in Trust Account	(168,792)	—	(168,792)
Changes in operating assets and liabilities:
Prepaid expenses	288,199	—	288,199
Prepaid expenses – related party	(13,173)	—	(13,173)
Deferred tax asset	(15,402)	—	(15,402)
Accounts payable	79,438	—	79,438
Franchise tax payable	(56,214)	—	(56,214)
Accrued expenses	940,161	—	940,161
Net cash used in operating activities	$(462,449)	$—	$(462,449)
The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported statement of cash flows for the nine months ended September 30, 2022:
	For the Nine Months Ended September 30, 2022
	As Previously Reported	Restatement Adjustment	As Restated
Net income	$7,571,740	$(3,724,646)	$3,847,094
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of derivative warrant liability	(4,863,180)	—	(4,863,180)
Gain from extinguishment of deferred underwriting commissions allocated to derivative warrant liability	(3,904,241)	3,724,646	(179,595)
Income from investments held in Trust Account	(1,073,311)	—	(1,073,311)
Changes in operating assets and liabilities:
Prepaid expenses	394,156	—	394,156
Accounts payable	195,119	—	195,119
Franchise tax payable	(163,696)	—	(163,696)
Income tax payable	164,076	—	164,076
Accrued expenses	684,840	—	684,840
Net cash used in operating activities	$(994,497)	$—	$(994,497)

GRAF ACQUISITION CORP. IV
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
Note 3 — Basis of Presentation and Summary of Significant Accounting Policies
Basis of Presentation
The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”).
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2022 and 2021.
Investments Held in the Trust Account
The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less,

GRAF ACQUISITION CORP. IV
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. Gains and losses resulting from the change in fair value of these securities are included in income on investments held in the Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities which qualify as financial instruments under the FASB Topic ASC 820, “Fair Value Measurements,” equal or approximate the carrying amounts represented in the balance sheets, primarily due to their short-term nature, other than the derivative warrant liabilities. (see Note 10).
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:
•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Derivative Warrant Liability
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company will evaluate its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.
The Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the

GRAF ACQUISITION CORP. IV
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
carrying value of the instruments to fair value at each reporting period until they are exercised. The fair value of the Private Placement Warrants as of December 31, 2022 and 2021, is determined using Black-Scholes option pricing model. The determination of the fair value of the warrant liability may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Offering Costs Associated with the Initial Public Offering
Offering costs consist of legal, underwriting fees, accounting, and other costs incurred through the balance sheet date that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liability will be expensed as incurred, presented as non-operating expenses in the statements of operations. Offering costs associated with the Public Shares issued were charged to stockholders’ equity upon the completion of the Initial Public Offering.
Common Stock Subject to Possible Redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC 480. Common stock subject to mandatory redemption (if any) is classified as liability instruments and is measured at fair value. Conditionally redeemable common stock (including shares of common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of Initial Public Offering (including exercise of the over-allotment option), 17,161,500 shares of common stock subject to possible redemption at the redemption amount were presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheets.
Under ASC 480-10-S99, the Company has elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of the reporting period. This method would view the end of the reporting period as if it were also the redemption date of the security. Effective with the closing of the Initial Public Offering (including exercise of the over-allotment option), the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of December 31, 2022 and 2021, the Company had full valuation allowance against the deferred tax assets.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those

GRAF ACQUISITION CORP. IV
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2022 and 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company has been subject to income tax examinations by major taxing authorities since inception.
Net Income (Loss) Per Share of Common Stock
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per common stock is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period.
The calculation of diluted net income per common stock does not consider the effect of the warrants issued in connection with the Initial Public Offering (including exercise of the over-allotment option) and the Private Placement to purchase an aggregate of 8,153,833 shares of common stock in the calculation of diluted income (loss) per common stock, because their exercise is contingent upon future events. As a result, diluted net income per common stock is the same as basic net income per common stock for the year ended December 31, 2022 and for the period from January 28, 2021 (inception) through December 31, 2021. Accretion associated with the redeemable common stock is excluded from earnings per share as the redemption value approximates fair value.
Recent Accounting Pronouncements
In June 2022, the FASB issued ASU 2022-03, ASC Subtopic 820, “Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions”. The ASU amends ASC 820 to clarify that a contractual sales restriction is not considered in measuring an equity security at fair value and to introduce new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value. The ASU applies to both holders and issuers of equity and equity-linked securities measured at fair value. The amendments in this ASU are effective for the Company in fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. The Company is still evaluating the impact of this pronouncement on the financial statements.
Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.
Note 4 — Initial Public Offering
On May 25, 2021, the Company consummated its Initial Public Offering of 15,000,000 Units, at $10.00 per Unit, generating gross proceeds of $150.0 million, and incurring offering costs of approximately $8.8 million, of which approximately $5.3 million was for deferred underwriting commissions. The Company granted the underwriters a 45-day option to purchase up to 2,250,000 additional Units at the Initial Public Offering price less the underwriting discounts and commissions. On June 2, 2021, the underwriters partially exercised the over-allotment option and purchased 2,161,500 additional Units (the “Additional Units”), generating gross proceeds of approximately $21.6 million (the “Over-Allotment”). The Company incurred additional offering costs of approximately $1.2 million in connection with the Over-Allotment (of which approximately $0.8 million was for deferred underwriting fees). On May 16, 2022, one of the underwriters waived their deferred fee of approximately $3.9 million.
Each Unit consists of one share of common stock, and one-fifth of one redeemable warrant (“Public Warrant”). Each whole Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment (see Note 9).

GRAF ACQUISITION CORP. IV
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
Note 5 — Related Party Transactions
Founder Shares
On February 13, 2021, Graf Acquisition Partners LLC (“Graf LLC”) paid an aggregate of $25,000 for certain offering costs on behalf of the Company in exchange for issuance of 4,312,500 shares of common stock (the “Founder Shares”). On April 2, 2021, Graf LLC transferred all of its Founder shares to the Sponsor. On April 8, 2021, the Sponsor transferred 20,000 Founder Shares to each of the Company’s independent directors, resulting in the Sponsor holding 4,252,500 Founder Shares. The holders of the Founder Shares agreed to forfeit up to an aggregate of 562,500 Founder Shares, on a pro rata basis, to the extent that the option to purchase additional units is not exercised in full by the underwriters, so that the Founder Shares will represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriters partially exercised their over-allotment option on June 2, 2021, and forfeited the remaining option; and, as a result, an aggregate of 22,125 Founder Shares were forfeited, resulting in 4,290,375 Founder Shares outstanding. On July 14, 2021, the Sponsor transferred 20,000 Founder Shares to Alexandra Lebenthal in connection with her appointment to the Company’s board of directors.
The Initial Stockholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 120 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Private Placement
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 4,433,333 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $6.7 million. Simultaneously with the closing of the Over-Allotment on June 2, 2021, the Company consummated the second closing of the Private Placement, resulting in the purchase of an aggregate of an additional 288,200 Private Placement Warrants at $1.50 per Private Placement Warrant (the “Additional Private Placement Warrants”), generating additional gross proceeds of approximately $0.4 million.
Each whole Private Placement Warrant entitles the holder thereof to purchase one common stock at an exercise price of $11.50 per full share. A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees (see Note 9).
Related Party Loans
On January 29, 2021, the Sponsor agreed to loan the Company up to $150,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing, unsecured and due upon the consummation of the Initial Public Offering. The Company had borrowed approximately $70,000 under the Note. The Note was paid back in full on May 26, 2021. Subsequent to the repayment, the facility was no longer available to the Company.
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or any of the Company’s officers or directors may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem

GRAF ACQUISITION CORP. IV
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
reasonable in their sole discretion (the “Working Capital Loans”). Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of the initial Business Combination, without interest. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such Working Capital Loans may be convertible into additional warrants at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2022 and 2021, the Company had no borrowings under the Working Capital Loans.
Administrative Services Agreement
On May 20, 2021, the Company entered into an agreement that provided that, commencing on the date that the Company’s securities were first listed on the NYSE through the earlier of consummation of the initial Business Combination and the liquidation, the Company agreed to pay G-SPAC Management LLC, an affiliate of the Sponsor, $15,000 per month for office space, utilities, secretarial, administrative and support services provided to the Company and members of the management team. For the year ended December 31, 2022 and for the period from January 28, 2021 (inception) through December 31, 2021, the Company incurred expenses of approximately $180,000 and $108,000, respectively, under this agreement. As of December 31, 2022 and 2021, the Company had no outstanding for services in connection with such agreement on the accompanying balance sheets.
Other Related Party Transactions
On December 21, 2022, the Company’s stockholders approved the payment of compensation of $16,667 per month base to the Company’s full-time Chief Financial Officer plus any related taxes (including, without limitation, Medicare and social security), governmental payments and health care benefits, for services rendered to the Company as an employee, contractor or otherwise from May 6, 2022 (retroactive) through the Company’s closing of a Business Combination. The stockholders also approved the payment of up to $6,000 per month in aggregate for health care benefits for the officers of the Company who are not otherwise receiving compensation from the Company. For the year ended December 31, 2022 and for the period from January 28, 2021 (inception) through December 31, 2021, the Company incurred expenses of approximately $158,000 and $0, respectively. As of December 31, 2022 and 2021, the Company had no outstanding for services in connection with such stockholder approval on the accompanying balance sheets.
In addition, the Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, officers or directors, or their affiliates. Any such payments prior to an initial Business Combination will be made from funds held outside the Trust Account.
Note 6 — Commitments and Contingencies
Registration and Stockholder Rights
The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) were entitled to registration rights pursuant to a registration rights agreement signed upon the effective date of the Initial Public Offering. These holders were entitled to make up to three demands, excluding short form registration demands, that the Company registered such securities for sale under the Securities Act. In addition,

GRAF ACQUISITION CORP. IV
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 2,250,000 additional Units less the underwriting discounts and commissions. On June 2, 2021, the underwriters partially exercised the over-allotment option. On June 2, 2021, the Underwriters partially exercised the over-allotment option and purchased an additional 2,161,500 Units.
The underwriters were entitled to an underwriting discount of $0.20 per unit, or $3.4 million in the aggregate, paid upon the closing of the Initial Public Offering ($3.0 million) and Over-Allotment (approximately $0.4 million). In addition, $0.35 per unit, or approximately $6.0 million in the aggregate was payable to the underwriters for deferred underwriting commissions (approximately $5.3 million related to the Initial Public Offering and $0.8 million related to the Over-Allotment). The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. On May 16, 2022, J.P. Morgan Securities LLC (“JPM”), one of the representatives of the underwriters of the Company’s Initial Public Offering, waived their deferred underwriting fee that accrued from JPM’s participation in the Initial Public Offering of approximately $3.9 million. The Company derecognized approximately $3.7 million of the commissions waiver allocated to Public Shares to the carrying value of the common stock subject to possible redemption and the remaining balance of approximately $180,000 as a gain from extinguishment of deferred underwriting commissions allocated to derivative warrant liability.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy is not determinable as of the date of these financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.
On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022 (the “IR Act”), which, among other things, imposes a new 1% U.S. federal excise tax on certain repurchases of stock by “covered corporations” (which include publicly traded domestic (i.e., U.S.) corporations) beginning in 2023, with certain exceptions (the “Excise Tax”). The Excise Tax is imposed on the repurchasing corporation itself, not its stockholders from which the stock is repurchased. Because we are a Delaware corporation and our securities are trading on the NYSE, we are a “covered corporation” for this purpose. The amount of the Excise Tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the Excise Tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the Excise Tax.
On December 27, 2022, the Treasury published Notice 2023-2, which provided clarification on some aspects of the application of the Excise Tax, including with respect to some transactions in which SPACs

GRAF ACQUISITION CORP. IV
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
typically engage. In the notice, the Treasury appears to have intended to exempt from the excise tax any distributions, including those that occur in connection with redemptions, by a corporation in the same year it completely liquidates, but the guidance is not clearly drafted and arguably could be interpreted to have a narrower application. Consequently, a substantial risk remains that any redemptions would be subject to the Excise Tax, including in circumstances where we either engage in a business combination in 2023 in which we do not issue shares sufficient to offset the earlier redemptions or liquidate later in 2023.
Because the application of the Excise Tax is not entirely clear, any redemption or other repurchase effected by us, in connection with a business combination, extension vote or otherwise, may be subject to the Excise Tax. Whether and to what extent we would be subject to the Excise Tax on a redemption of our shares of common stock or other stock issued by us would depend on a number of factors, including (i) whether the redemption is treated as a repurchase of stock for purposes of the Excise Tax, (ii) the fair market value of the redemption treated as a repurchase of stock in connection with our initial business combination, an extension or otherwise (iii) the structure of the initial business combination, (iv) the nature and amount of any “PIPE” or other equity issuances in connection with the initial business combination (or otherwise issued not in connection with the initial business combination but issued within the same taxable year of a redemption treated as a repurchase of stock) and (v) the content of regulations and other guidance from the U.S. Department of the Treasury. As noted above, the Excise Tax would be payable by us, and not by the redeeming holder, and the mechanics of any required payment of the Excise Tax have not yet been determined. The imposition of the Excise Tax could cause a reduction in the cash available on hand to complete an initial business combination or for effecting redemptions and may affect our ability to complete an initial business combination.
To mitigate the current uncertainty surrounding the implementation of the IR Act, in the event that any excise tax is accrued in connection with any redemption event, the Sponsor intends to indemnify the Company for any Excise Tax liabilities resulting from the implementation of the IR Act with respect to any future redemptions. For the avoidance of doubt, the proceeds deposited in the trust account and the interest earned thereon shall not be used to pay for any Excise Tax due under the IR Act in connection with any redemptions of the public shares in connection with any redemption event.
Note 7 — Common Stock Subject to Possible Redemption
The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 400,000,000 shares of common stock with a par value of $0.0001 per share. Holders of the Company’s common stock are entitled to one vote for each share. As of December 31, 2022 and 2021, there were 21,451,875 shares of common stock outstanding, of which 17,161,500 shares were subject to possible redemption and classified outside of permanent equity in the balance sheets.

GRAF ACQUISITION CORP. IV
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
The common stock subject to possible redemption reflected on the balance sheets is reconciled on the following table:
Gross proceeds from Initial Public Offering	$171,615,000
Less:
Fair value of Public Warrants at issuance	(7,894,290)
Offering costs allocated at common stock subject to possible redemption	(9,494,877)
Plus:
Accretion on common stock subject to possible redemption	17,389,167
Common stock subject to possible redemption as of December 31, 2021	171,615,000
Plus:
Waiver of offering costs allocated to common stock subject to possible redemption	3,724,646
Less:
Adjustment for accretion of common stock subject to possible redemption amount	(2,175,524)
Common stock subject to possible redemption as of December 31, 2022	$173,164,122
Note 8 — Stockholders’ Deficit
Preferred stock — The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2022 and 2021, there were no shares of preferred stock issued or outstanding.
Common Stock — The Company is authorized to issue 400,000,000 shares of common stock, par value $0.0001. Holders of the Company’s common stock are entitled to one vote for each share. As of December 31, 2022 and 2021, there were 4,290,375 shares of common stock issued and outstanding, excluding 17,161,500 shares of common stock subject to possible redemption (see Note 7).
Note 9 — Warrants
As of December 31, 2022 and 2021, the Company has 3,432,300 and 4,721,533 Public Warrants and Private Placement Warrants, respectively, outstanding.
Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable commencing 30 days after the completion of a Business Combination; provided that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, it will use commercially reasonable efforts to file with the SEC a registration statement covering the shares of common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of common stock issuable upon exercise of the warrants is not effective by the 60 business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective

GRAF ACQUISITION CORP. IV
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
The warrant has an exercise price of $11.50 per full share and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the board of directors, and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the common stock during the 20 trading day period starting on the trading day after the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the last sale price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the warrants for redemption as described above, it will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.”
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that none of the Private Placement Warrants will be redeemable by the Company so long as they are held by the initial purchasers or any of their permitted transferees.
If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
Note 10 — Fair Value of Measurements
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2022 and 2021 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

GRAF ACQUISITION CORP. IV
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
December 31, 2022
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets – Investments held in Trust Account(1)
U.S. Treasury securities	$172,885,459	$—	$—
Money market funds(1)	$602,742	$—	$—
Liabilities
Derivative Warrant liability – Private warrants	$—	$—	$424,940
December 31, 2021
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets – Investments held in Trust Account(1)
U.S. Treasury securities	$171,656,153	$—	$—
Liabilities
Derivative Warrant liability – Private warrants	$—	$—	$5,571,410

(1)
Includes cash balance held within the Trust Account of $1,264 and $1,153 at December 31, 2022 and 2021, respectively.

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. There were no transfers to/from Levels 1, 2, and 3 during the period from January 28, 2021 (inception) through December 31, 2022.
Level 1 assets include investments in U.S. government securities. The Company uses inputs such as actual trade data, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.
The fair value of the Private Placement Warrants was measured at fair value using a Black-Scholes model. The estimated fair value of the Private Placement Warrants is determined using Level 3 inputs. Inherent in a Black-Scholes model is assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.
For the year ended December 31, 2022 and for the period from January 28, 2021 (inception) through December 31, 2021, the Company recognized a gain in the statements of operations resulting from a decrease in fair value of the derivative warrant liabilities of approximately $5.1 million and $5.7 million, respectively, presented as change in fair value of derivative warrant liability in the accompanying statements of operations.

GRAF ACQUISITION CORP. IV
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:
	December 31, 2022	December 31, 2021
Exercise price	$11.50	$11.50
Share price	$9.95	$9.69
Expected term (years)	5.40	5.98
Volatility	5.50%	16.20%
Risk-free rate	3.98%	1.35%
Probability of completion of Business Combination	10.00%	100.00%
Dividend yield (per share)	0.00%	0.00%
The change in the fair value of the derivative warrant liabilities, measured using Level 3 inputs, for the year ended December 31, 2022 and for the period from January 28, 2021 (inception) through December 31, 2021, is summarized as follows:
Derivative warrant liability at December 31, 2021	$5,571,410
Change in fair value of derivative warrant liability	(5,146,470)
Derivative warrant liability at December 31, 2022	$424,940
Derivative warrant liability at January 28, 2021 (inception)	$—
Issuance of Private Placement Warrants	10,551,330
Issuance of Private Placement Warrants (over-allotment)	685,920
Change in fair value of derivative warrant liability	(5,665,840)
Derivative warrant liability at December 31, 2021	$5,571,410
Note 11 — Income Taxes
The Company’s taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative expenses are generally considered start-up costs and are not currently deductible. For the year ended December 31, 2022 and for the period from January 28, 2021 (inception) through December 31, 2021, there was income tax expense of approximately $438,000 and $0, respectively.
The income tax provision (benefit) consists of the following:
	For the Year Ended December 31, 2022	For the Period from January 28, 2021 (inception) through December 31, 2021
Current
Federal	$438,374	$—
State	—	—
Deferred
Federal	(539,887)	518,081
State	—
Valuation allowance	539,887	(518,081)
Income tax provision	$438,374	$—

GRAF ACQUISITION CORP. IV
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
The Company’s net deferred tax assets are as follows:
	December 31, 2022	December 31, 2021
Deferred tax assets:
Start-up/Organization costs	$1,027,717	$487,830
Net operating loss carryforwards	—	30,251
Total deferred tax assets	1,027,717	518,081
Valuation allowance	(1,027,717)	(518,081)
Deferred tax asset, net of allowance	$—	$—
As of December 31, 2022 and 2021, the Company had $0 and $144,052, respectively, of U.S. federal operating loss carryovers that do not expire and are available to offset future taxable income. In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the years ended December 31, 2022 and 2021, the change in the valuation allowance was $1,027,717and $518,081, respectively.
There were no unrecognized tax benefits as of December 31, 2022 and 2021. No amounts were accrued for the payment of interest and penalties at December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
A reconciliation of the statutory federal income tax rate (benefit) to the Company’s effective tax rate (benefit) is as follows for the year ended December 31, 2022 and for the period from January 28, 2021 (inception) through December 31, 2021:
	December 31, 2022	December 31, 2021
Statutory Federal income tax rate	21.0%	21.0%
Offering Costs	0.0%	(0.7)%
Loss upon issuance of private placement warrants	0.0%	(88.1)%
Gain on settlement of deferred underwriting commissions	(0.8)%	0.0%
Change in fair value of warrant liabilities	(21.7)%	120.1%
Change in Valuation Allowance	10.8%	(52.3)%
Income tax provision	9.3%	0.0%
Note 12 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred up to the date financial statements were issued. Based upon this review, other than noted below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.
On March 23, 2023, the Company and NKGen Biotech, Inc. (“NKGen Biotech”), a biotechnology company focused on harnessing the power of the body’s immune system through the development of natural killer cell therapies, issued a press release to announce that they had entered into a non-binding letter of intent for a potential business combination.

GRAF ACQUISITION CORP. IV
CONDENSED CONSOLIDATED BALANCE SHEETS
	March 31, 2023	December 31, 2022
	(Unaudited)
Assets:
Current assets:
Cash	$206,803	$635,155
Prepaid expenses	88,367	242,752
Total current assets	295,170	877,907
Investments held in Trust Account	175,380,745	173,488,201
Total Assets	$175,675,915	$174,366,108
Liabilities, Common Stock Subject to Possible Redemption and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$10,753	$177,157
Franchise tax payable	16,255	42,705
Accrued expenses	2,900,605	2,444,352
Due to related party	15,000	—
Income tax payable	585,368	181,374
Total current liabilities	3,527,981	2,845,588
Derivative warrant liability	661,010	424,940
Deferred underwriting commissions in connection with the initial public offering	2,102,284	2,102,284
Total Liabilities	6,291,275	5,372,812
Commitments and Contingencies
Common stock subject to possible redemption; 17,161,500 shares at redemption value of approximately $10.18 and $10.09 per share as of March 31, 2023 and December 31, 2022, respectively	174,683,912	173,164,122
Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding as of March 31, 2023 and December 31, 2022	—	—
Common stock, $0.0001 par value; 400,000,000 shares authorized; 4,290,375 shares issued and outstanding (excluding 17,161,500 shares subject to possible redemption) as of March 31, 2023 and December 31, 2022	429	429
Additional paid-in capital	—	—
Accumulated deficit	(5,299,701)	(4,171,255)
Total stockholders’ deficit	(5,299,272)	(4,170,826)
Total Liabilities, Common Stock Subject to Possible Redemption and Stockholders’ Deficit	$175,675,915	$174,366,108
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GRAF ACQUISITION CORP. IV
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	For the Three Months Ended March 31,
	2023	2022
General and administrative expenses	$859,842	$638,141
General and administrative expenses – related party	45,000	45,000
Franchise tax expenses	50,000	48,767
Loss from operations	(954,842)	(731,908)
Other income (expense)
Change in fair value of derivative warrant liability	(236,070)	2,691,270
Income from investments held in Trust Account	1,973,783	44,028
Other income (expense)	1,737,713	2,735,298
Net income before income tax expense	782,871	2,003,390
Income tax expense	(403,994)	—
Net income	$378,877	$2,003,390
Weighted average shares outstanding of common stock, basic	21,451,875	21,451,875
Basic and diluted net income per share, common stock	$0.02	$0.09
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GRAF ACQUISITION CORP. IV
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE THREE MONTHS ENDED MARCH 31, 2023
	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance – December 31, 2022	4,290,375	$429	$—	$(4,171,255)	$(4,170,826)
Net income	—	—	—	378,877	378,877
Adjustment for accretion of common stock subject to possible redemption amount	—	—	—	(1,507,323)	(1,507,323)
Balance – March 31, 2023 (Unaudited)	4,290,375	$429	$—	$(5,299,701)	$(5,299,272)
FOR THE THREE MONTHS ENDED MARCH 31, 2022
	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance – December 31, 2021	4,290,375	$429	$—	$(10,895,130)	$(10,894,701)
Net income	—	—	—	2,003,390	2,003,390
Balance – March 31, 2022 (Unaudited)	4,290,375	$429	$—	$(8,891,740)	$(8,891,311)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GRAF ACQUISITION CORP. IV
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	For the Three Months Ended March 31, 2023	For the Three Months Ended March 31, 2022
Cash Flows from Operating Activities:
Net income	$378,877	$2,003,390
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of derivative warrant liability	236,070	(2,691,270)
Income from investments held in Trust Account	(1,973,783)	(44,028)
Change in operating assets and liabilities:
Prepaid expenses	154,385	151,724
Accounts payable	(166,404)	26,183
Franchise tax payable	(26,450)	(105,529)
Income tax payable	403,994	—
Due to related party	15,000	—
Accrued expenses	468,720	379,547
Net cash used in operating activities	(509,591)	(279,983)
Cash Flows from Investing Activities:
Cash withdrawals from Trust Account to pay for taxes	81,239	—
Net cash provided by investing activities	81,239	—
Net change in cash	(428,352)	(279,983)
Cash – beginning of the period	635,155	1,722,506
Cash – end of the period	$206,803	$1,442,523
Supplemental disclosure of noncash activities:
Extinguishment of accrued expenses related to offering costs	$13,924	$—
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GRAF ACQUISITION CORP. IV
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
Note 1 — Description of Organization and Business Operations
Graf Acquisition Corp. IV (“Graf”) is a newly organized blank check company incorporated in Delaware and formed for the purpose of effecting into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities.
On December 9, 2021, Graf incorporated Austria Merger Sub, Inc. (“Merger Sub”), a Delaware corporation. Graf and its subsidiary are collectively referred to as the “Company.”
On April 14, 2023, Graf entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Merger Sub and NKGen Biotech, Inc., a Delaware corporation (“NKGen”), pursuant to which, subject to the satisfaction or waiver of certain conditions set forth therein, Merger Sub will merge with and into NKGen (the “Merger”), with NKGen surviving the Merger in accordance with the Delaware General Corporation Law as a wholly owned subsidiary of Graf (the Merger, together with the other transactions contemplated by the Merger Agreement and the related ancillary agreements, the “Business Combination”).
As of March 31, 2023, the Company had not yet commenced operations. All activity for the period from January 28, 2021 (inception) through March 31, 2023, relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below, and, subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on the proceeds derived from the Initial Public Offering.
The Company’s sponsor is Graf Acquisition Partners IV LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on May 20, 2021. On May 25, 2021, the Company consummated its Initial Public Offering of 15,000,000 units (the “Units” and, with respect to the common stock included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $150.0 million, and incurring offering costs of approximately $8.8 million, of which approximately $5.3 million was for deferred underwriting commissions (see Note 5). The Company granted the underwriter a 45-day option to purchase up to an additional 2,250,000 Units at the Initial Public Offering price to cover over-allotments. On June 2, 2021, the underwriters partially exercised the over-allotment option and purchased 2,161,500 additional Units (the “Additional Units”), generating gross proceeds of approximately $21.6 million (the “Over-Allotment”). The Company incurred additional offering costs of approximately $1.2 million in connection with the Over-Allotment (of which approximately $757,000 was for deferred underwriting fees).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 4,433,333 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $6.7 million (see Note 4). Simultaneously with the closing of the Over-Allotment on June 2, 2021, the Company consummated the second closing of the Private Placement, resulting in the purchase of an aggregate of an additional 288,200 Private Placement Warrants at $1.50 per Private Placement Warrant (the “Additional Private Placement Warrants”), generating additional gross proceeds of approximately $432,000.
Upon the closing of the Initial Public Offering, Over-Allotment, and Private Placement, $171.6 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering, Over-Allotment and of the Private Placement Warrants in the Private Placement were placed in a trust account (“Trust Account”) in the United States maintained by Continental Stock Transfer & Trust Company, as trustee, and has been invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, or the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the

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Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting commissions) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide the holders of Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially at $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares were recorded at a redemption value and classified as temporary equity, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”). In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Charter”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the holders of the Founder Shares (as defined in Note 4) prior to this Initial Public Offering (the “Initial Stockholders”) agreed to vote their Founder Shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Stockholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.
Notwithstanding the foregoing, the Charter provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the shares of common stock sold in the Initial Public Offering, without the prior consent of the Company.

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The Company’s Sponsor, executive officers, and directors have agreed not to propose an amendment to the Charter that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Stockholders with the opportunity to redeem their shares of common stock in conjunction with any such amendment.
If a Business Combination has not been consummated within 24 months from the closing of the Initial Public Offering, or May 25, 2023 or any extended period of time that the Company may have to consummate an initial business combination as a result of an amendment to its amended and restated certificate of incorporation (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
The Initial Stockholders agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Stockholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account.
The Company will seek to have all third parties (except the Company’s independent registered public accounting firm) and any prospective target businesses enter into valid and enforceable agreements with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account. Nevertheless, there is no guarantee that vendors, service providers and prospective target businesses will execute such agreements. The Company’s insiders agreed that they will be jointly and severally liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.00 per Public Share, except as to any claims by a third party who executed an agreement with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. However, the Company’s insiders may not be able to satisfy their indemnification obligations. Moreover, the Company’s insiders will not be liable to the Public Stockholders and instead will only have liability to the Company.
Liquidity and Going Concern
As of March 31, 2023, the Company had approximately $207,000 in its operating bank account and working capital deficit of approximately $3.2 million.

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The Company’s liquidity needs through March 31, 2023 were satisfied through a payment of $25,000 from the Sponsor to purchase the Founder Shares (as defined in Note 4), the loan of approximately $67,000 from the Sponsor under the Note (as defined in Note 4 to the unaudited condensed consolidated financial statements), and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company repaid the Note in full on May 26, 2021. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors, may, but are not obligated to, provide Working Capital Loans (as defined in Note 4 to the unaudited condensed consolidated financial statements). As of March 31, 2023, and December 31, 2022, there were no amounts outstanding under any Working Capital Loans.
In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the liquidity condition, the mandatory liquidation and subsequent dissolution that will be required if the Company does not complete a business combination before May 25, 2023 (unless extended in accordance with the amended and restated certificate of incorporation) raises substantial doubt about the Company’s ability to continue as a going concern. Although management expects that it will be able to raise additional capital to support its planned activities and complete a business combination on or prior to May 25, 2023 (unless extended in accordance with the amended and restated certificate of incorporation), it is uncertain whether it will be able to do so. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after May 25, 2023 (unless extended in accordance with the amended and restated certificate of incorporation). The unaudited condensed consolidated financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.
Note 2 — Basis of Presentation and Summary of Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X and pursuant to the rules and regulations of the SEC. Accordingly, certain disclosures included in the annual financial statements have been condensed or omitted from these condensed financial statements as they are not required for interim financial statements under GAAP and the rules of the SEC. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the period presented. Operating results for the three months ended March 31, 2023, and since inception are not necessarily indicative of the results that may be expected through December 31, 2023, or any future period.
The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Annual Report on Form 10-K filed by the Company with the SEC on March 31, 2023.
Principles of Consolidation
The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage

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of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed consolidated financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of income and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of March 31, 2023, and December 31, 2022.
Investments Held in the Trust Account
The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. Gains and losses resulting from the change in fair value of these securities are included in income on investments held in the Trust Account in the accompanying condensed consolidated statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

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Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB Topic ASC 820, “Fair Value Measurements,” equals or approximates the carrying amounts represented in the condensed consolidated balance sheets, primarily due to their short-term nature, other than the derivative warrant liabilities.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:
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Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

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Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Derivative Warrant Liability
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company will evaluate its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.
The Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the carrying value of the instruments to fair value at each reporting period until they are exercised. The fair value of the Private Placement Warrants as of March 31, 2023, and December 31, 2022, is determined using Black-Scholes option pricing model. The determination of the fair value of the warrant liability may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

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Offering Costs Associated with the Initial Public Offering
Offering costs consist of legal, underwriting fees, accounting, and other costs incurred through the condensed consolidated balance sheet date that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liability will be expensed as incurred, presented as non-operating expenses in the condensed statements of operations. Offering costs associated with the Public Shares issued were charged to stockholders’ equity upon the completion of the Initial Public Offering.
Common Stock Subject to Possible Redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC 480. Common stock subject to mandatory redemption (if any) is classified as liability instruments and is measured at fair value. Conditionally redeemable common stock (including shares of common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of Initial Public Offering (including exercise of the over-allotment option), 17,161,500 shares of common stock subject to possible redemption at the redemption amount were presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s condensed consolidated balance sheets.
Under ASC 480-10-S99, the Company has elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of the reporting period. This method would view the end of the reporting period as if it were also the redemption date of the security. Effective with the closing of the Initial Public Offering (including exercise of the over-allotment option), the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of March 31, 2023 and December 31, 2022, the Company had full valuation allowance against the deferred tax assets.
ASC 740 prescribes a recognition threshold and a measurement attribute for the unaudited condensed consolidated financial statements recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of March 31, 2023 and December 31, 2022. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of March 31, 2023 and December 31, 2022. The Company is currently not aware of any issues

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under review that could result in significant payments, accruals or material deviation from its position. The Company has been subject to income tax examinations by major taxing authorities since inception.
Net Income per Share of Common Stock
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income per common stock is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period.
The calculation of diluted net income per common stock does not consider the effect of the warrants issued in connection with the Initial Public Offering (including exercise of the over-allotment option) and the Private Placement to purchase an aggregate of 8,153,833 shares of common stock in the calculation of diluted income per common stock, because their exercise is contingent upon future events. As a result, diluted net income per common stock is the same as basic net income per common stock for the three months ended March 31, 2023 and 2022. Accretion associated with the redeemable common stock is excluded from earnings per share as the redemption value approximates fair value.
Recent Accounting Pronouncements
In June 2022, the FASB issued ASU 2022-03, ASC Subtopic 820, “Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions”. The ASU amends ASC 820 to clarify that a contractual sales restriction is not considered in measuring an equity security at fair value and to introduce new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value. The ASU applies to both holders and issuers of equity and equity-linked securities measured at fair value. The amendments in this ASU are effective for the Company in fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. The Company is still evaluating the impact of this pronouncement on the unaudited condensed consolidated financial statements.
Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s unaudited condensed consolidated financial statements.
Note 3 — Initial Public Offering
On May 25, 2021, the Company consummated its Initial Public Offering of 15,000,000 Units, at $10.00 per Unit, generating gross proceeds of $150.0 million, and incurring offering costs of approximately $8.8 million, of which approximately $5.3 million was for deferred underwriting commissions. The Company granted the underwriters a 45-day option to purchase up to 2,250,000 additional Units at the Initial Public Offering price less the underwriting discounts and commissions. On June 2, 2021, the underwriters partially exercised the over-allotment option and purchased 2,161,500 additional Units (the “Additional Units”), generating gross proceeds of approximately $21.6 million (the “Over-Allotment”). The Company incurred additional offering costs of approximately $1.2 million in connection with the Over-Allotment (of which approximately $0.8 million was for deferred underwriting fees). On May 16, 2022, one of the underwriters waived their deferred fee of approximately $3.9 million.
Each Unit consists of one share of common stock, and one-fifth of one redeemable warrant (“Public Warrant”). Each whole Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment (see Note 7).
Note 4 — Related Party Transactions
Founder Shares
On February 13, 2021, Graf Acquisition Partners LLC (“Graf LLC”) paid an aggregate of $25,000 for certain offering costs on behalf of the Company in exchange for issuance of 4,312,500 shares of common

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stock (the “Founder Shares”). On April 2, 2021, Graf LLC transferred all of its Founder shares to the Sponsor. On April 8, 2021, the Sponsor transferred 20,000 Founder Shares to each of the Company’s independent directors, resulting in the Sponsor holding 4,252,500 Founder Shares. The holders of the Founder Shares agreed to forfeit up to an aggregate of 562,500 Founder Shares, on a pro rata basis, to the extent that the option to purchase additional units is not exercised in full by the underwriters, so that the Founder Shares will represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriters partially exercised their over-allotment option on June 2, 2021, and forfeited the remaining option; and, as a result, an aggregate of 22,125 Founder Shares were forfeited, resulting in 4,290,375 Founder Shares outstanding. On July 14, 2021, the Sponsor transferred 20,000 Founder Shares to Alexandra Lebenthal in connection with her appointment to the Company’s board of directors.
The Initial Stockholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 120 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Private Placement
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 4,433,333 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $6.7 million. Simultaneously with the closing of the Over-Allotment on June 2, 2021, the Company consummated the second closing of the Private Placement, resulting in the purchase of an aggregate of an additional 288,200 Private Placement Warrants at $1.50 per Private Placement Warrant (the “Additional Private Placement Warrants”), generating additional gross proceeds of approximately $0.4 million.
Each whole Private Placement Warrant entitles the holder thereof to purchase one common stock at an exercise price of $11.50 per full share. A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees (see Note 8).
Related Party Loans
On January 29, 2021, the Sponsor agreed to loan the Company up to $150,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing, unsecured and due upon the consummation of the Initial Public Offering. The Company had borrowed approximately $70,000 under the Note. The Note was paid back in full on May 26, 2021. Subsequent to the repayment, the facility was no longer available to the Company.
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or any of the Company’s officers or directors may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion (the “Working Capital Loans”). Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of the initial Business Combination, without interest. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such Working

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
Capital Loans may be convertible into additional warrants at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of March 31, 2023, and December 31, 2022, the Company had no borrowings under the Working Capital Loans.
Administrative Services Agreement
On May 20, 2021, the Company entered into an agreement that provided that, commencing on the date that the Company’s securities were first listed on the NYSE through the earlier of consummation of the initial Business Combination and the liquidation, the Company agreed to pay G-SPAC Management LLC, an affiliate of the Sponsor, $15,000 per month for office space, utilities, secretarial, administrative and support services provided to the Company and members of the management team. For the three months ended March 31, 2023 and 2022, the Company incurred expenses of approximately $45,000 under this agreement. As of March 31, 2023 and December 31, 2022, there was an outstanding balance of $15,000 and $0 reported as due to related party on the unaudited condensed consolidated balance sheets, respectively.
Other Related Party Transactions
On December 21, 2022, at a special meeting of stockholders, the Company’s stockholders approved the payment of compensation of $16,667 per month base to the Company’s full-time Chief Financial Officer plus any related taxes (including, without limitation, Medicare and social security), governmental payments and health care benefits, for services rendered to the Company as an employee, contractor or otherwise from May 6, 2022 (retroactive) through the Company’s closing of a Business Combination. The stockholders also approved the payment of up to $6,000 per month in aggregate for health care benefits for the officers of the Company who are not otherwise receiving compensation from the Company. For the three months ended March 31, 2023 and 2022, the Company incurred expenses of approximately $89,000 and $0 under this agreement, respectively.
In addition, the Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, officers or directors, or their affiliates. Any such payments prior to an initial Business Combination will be made from funds held outside the Trust Account.
Note 5 — Commitments and Contingencies
Registration and Stockholder Rights
The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) were entitled to registration rights pursuant to a registration rights agreement signed upon the effective date of the Initial Public Offering. These holders were entitled to make up to three demands, excluding short form registration demands, that the Company registered such securities for sale under the Securities Act. In addition, these holders will have “piggyback” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 2,250,000 additional Units less the underwriting discounts

GRAF ACQUISITION CORP. IV
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
and commissions. On June 2, 2021, the underwriters partially exercised the over-allotment option. On June 2, 2021, the underwriters partially exercised the over-allotment option and purchased an additional 2,161,500 Units.
The underwriters were entitled to an underwriting discount of $0.20 per unit, or $3.4 million in the aggregate, paid upon the closing of the Initial Public Offering ($3.0 million) and Over-Allotment (approximately $0.4 million). In addition, $0.35 per unit, or approximately $6.0 million in the aggregate was payable to the underwriters for deferred underwriting commissions (approximately $5.3 million related to the Initial Public Offering and $0.8 million related to the Over-Allotment). The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. On May 16, 2022, J.P. Morgan Securities LLC (“JPM”), one of the representatives of the underwriters of the Company’s Initial Public Offering, waived their deferred underwriting fee that accrued from JPM’s participation in the Initial Public Offering of approximately $3.9 million. The Company derecognized approximately $3.7 million of the commissions waiver allocated to Public Shares to the carrying value of the common stock subject to possible redemption and the remaining balance of approximately $180,000 as a gain from extinguishment of deferred underwriting commissions allocated to derivative warrant liability.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed consolidated financial statements. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy is not determinable as of the date of these unaudited condensed consolidated financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these unaudited condensed consolidated financial statements.
On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022 (the “IR Act”), which, among other things, imposes a new 1% U.S. federal excise tax on certain repurchases of stock by “covered corporations” (which include publicly traded domestic (i.e., U.S.) corporations) beginning in 2023, with certain exceptions (the “Excise Tax”). The Excise Tax is imposed on the repurchasing corporation itself, not its stockholders from which the stock is repurchased. Because the Company is a Delaware corporation and its securities are trading on the NYSE, the Company is a “covered corporation” for this purpose. The amount of the Excise Tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the Excise Tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the Excise Tax.
On December 27, 2022, the Treasury published Notice 2023-2, which provided clarification on some aspects of the application of the Excise Tax, including with respect to some transactions in which special purpose acquisition companies typically engage. In the notice, the Treasury appears to have intended to exempt from the excise tax any distributions, including those that occur in connection with redemptions, by a corporation in the same year it completely liquidates, but the guidance is not clearly drafted and arguably could be interpreted to have a narrower application. Consequently, a substantial risk remains that any redemptions would be subject to the Excise Tax, including in circumstances where the Company either

GRAF ACQUISITION CORP. IV
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
engages in a business combination in 2023 in which the Company does not issue shares sufficient to offset the earlier redemptions or liquidates later in 2023.
Because the application of the Excise Tax is not entirely clear, any redemption or other repurchase effected by the Company, in connection with a business combination, extension vote or otherwise, may be subject to the Excise Tax. Whether and to what extent the Company would be subject to the Excise Tax on a redemption of shares of common stock or other stock issued by the Company would depend on a number of factors, including (i) whether the redemption is treated as a repurchase of stock for purposes of the Excise Tax, (ii) the fair market value of the redemption treated as a repurchase of stock in connection with the initial business combination, an extension or otherwise (iii) the structure of the initial business combination, (iv) the nature and amount of any “PIPE” or other equity issuances in connection with the initial business combination (or otherwise issued not in connection with the initial business combination but issued within the same taxable year of a redemption treated as a repurchase of stock) and (v) the content of regulations and other guidance from the U.S. Department of the Treasury. As noted above, the Excise Tax would be payable by the Company, and not by the redeeming holder, and the mechanics of any required payment of the Excise Tax have not yet been determined. The imposition of the Excise Tax could cause a reduction in the cash available on hand to complete an initial business combination or for effecting redemptions and may affect the Company’s ability to complete an initial business combination.
To mitigate the current uncertainty surrounding the implementation of the IR Act, in the event that any excise tax is accrued in connection with any redemption event, the Sponsor intends to indemnify the Company for any Excise Tax liabilities resulting from the implementation of the IR Act with respect to any future redemptions. For the avoidance of doubt, the proceeds deposited in the trust account and the interest earned thereon shall not be used to pay for any Excise Tax due under the IR Act in connection with any redemptions of the public shares in connection with any redemption event.
Note 6 — Common Stock Subject to Possible Redemption
The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 400,000,000 shares of common stock with a par value of $0.0001 per share. Holders of the Company’s common stock are entitled to one vote for each share. As of March 31, 2023, and December 31, 2022, there were 21,451,875 shares of common stock outstanding, of which 17,161,500 shares were subject to possible redemption and classified outside of permanent equity in the condensed consolidated balance sheets.
The common stock subject to possible redemption reflected on the condensed consolidated balance sheets is reconciled on the following table:
Common stock subject to possible redemption as of December 31, 2021	$171,615,000
Plus:
Waiver of offering costs allocated to common stock subject to possible redemption	3,724,646
Less:
Adjustment for accretion of common stock subject to possible redemption amount	(2,175,524)
Common stock subject to possible redemption as of December 31, 2022	$173,164,122
Plus:
Waiver of offering costs allocated to common stock subject to possible redemption	12,467
Adjustment for accretion of common stock subject to possible redemption amount	1,507,323
Common stock subject to possible redemption as of March 31, 2023	$174,683,912
Note 7 — Stockholders’ Deficit
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined

GRAF ACQUISITION CORP. IV
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
from time to time by the Company’s board of directors. As of March 31, 2023 and December 31, 2022, there were no shares of preferred stock issued or outstanding.
Common Stock — The Company is authorized to issue 400,000,000 shares of common stock, par value $0.0001. Holders of the Company’s common stock are entitled to one vote for each share. As of March 31, 2023, and December 31, 2022, there were 4,290,375 shares of common stock issued and outstanding, excluding 17,161,500 shares of common stock subject to possible redemption (see Note 6).
Note 8 — Warrants
As of March 31, 2023, and December 31, 2022, the Company has 3,432,300 and 4,721,533 Public Warrants and Private Placement Warrants, respectively, outstanding.
Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable commencing 30 days after the completion of a Business Combination; provided that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, it will use commercially reasonable efforts to file with the SEC a registration statement covering the shares of common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of common stock issuable upon exercise of the warrants is not effective by the 60 business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
The warrant has an exercise price of $11.50 per full share and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the board of directors, and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the common stock during the 20 trading day period starting on the trading day after the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the

GRAF ACQUISITION CORP. IV
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
$18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the last sale price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the warrants for redemption as described above, it will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.”
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that none of the Private Placement Warrants will be redeemable by the Company so long as they are held by the initial purchasers or any of their permitted transferees.
If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
Note 9 — Fair Value of Measurements
The following tables present information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2023, and December 31, 2022, and indicate the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value:
March 31, 2023 Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets – Investments held in Trust Account(1)
U.S. Treasury securities	$174,852,821	$—	$—
Money market funds(1)	$527,924	$—	$—
Liabilities
Derivative Warrant liability- Private warrants	$—	$—	$661,010
December 31, 2022 Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets – Investments held in Trust Account(1)
U.S. Treasury securities	$172,885,459	$—	$—
Money market funds(1)	$602,742	$—	$—
Liabilities
Derivative Warrant liability- Private warrants	$—	$—	$424,940

GRAF ACQUISITION CORP. IV
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023

(1)
Includes cash balance held within the Trust Account of $25 and $1,264 at March 31, 2023, and December 31, 2022, respectively.

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. There were no transfers to/from Levels 1, 2, and 3 during the three months ended March 31, 2023 and 2022.
Level 1 assets include investments in U.S. government securities. The Company uses inputs such as actual trade data, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.
The fair value of the Private Placement Warrants was measured at fair value using a Black-Scholes model. The estimated fair value of the Private Placement Warrants is determined using Level 3 inputs. Inherent in a Black-Scholes model is assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.
For the three months ended March 31, 2023 and 2022, the Company recognized a loss and gain in the unaudited condensed consolidated statements of operations resulting from a decrease/increase in fair value of the derivative warrant liability of approximately $236,000 and $2.7 million, respectively, presented as change in fair value of derivative warrant liability in the accompanying unaudited condensed consolidated statements of operations.
The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:
	March 31, 2023	December 31, 2022
Exercise price	$11.50	$11.50
Share price	$10.13	$9.95
Expected term (years)	5.50	5.40
Volatility	4.2%	5.50%
Risk-free rate	3.59%	3.98%
Probability of completion of Business Combination	17.00%	10.00%
Dividend yield (per share)	0.00%	0.00%
The change in the fair value of the derivative warrant liabilities, measured using Level 3 inputs, for the three months ended March 31, 2023, is summarized below.
Derivative warrant liability at December 31, 2022	$424,940
Change in fair value of derivative warrant liability	236,070
Derivative warrant liability at March 31, 2023	$661,010

GRAF ACQUISITION CORP. IV
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
The change in the fair value of the derivative warrant liabilities, measured using Level 3 inputs, for the three months ended March 31, 2022, is summarized below.
Derivative warrant liability at December 31, 2021	$5,571,410
Change in fair value of derivative warrant liability	(2,691,270)
Derivative warrant liability at March 31, 2022	2,880,140
Note 10 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred up to the date of these unaudited condensed consolidated financial statements were issued. The Company did not identify any subsequent events, other than noted below, that would have required adjustment or disclosure in the unaudited condensed consolidated financial statements.
Chief Financial Officer Resignation
On April 13, 2023, Sterling Cross, the Company’s Chief Financial Officer, notified the Company of his intention to resign from his position, effective April 14, 2023. Mr. Cross did not advise the Company of any disagreement he had with the Company on any matter relating to its operations, policies, or practices.
Proxy Statement in connection with Extension
On May 3, 2023, the Company filed with the SEC, and subsequently mailed to its stockholders, a definitive proxy statement relating to a special meeting of stockholders (the “Special Meeting”) to approve, among other things, an amendment to its amended and restated certificate of incorporate to extend the deadline by which it has to consummate a business combination from May 25, 2023 to September 29, 2023 (the “Extension” and such date, the “Extended Date”). The Special Meeting is set to be held at 11:00 a.m. Eastern Time on May 22, 2023.
Chief Financial Officer Appointment
On May 11, 2023, the Company appointed Sabrina McKee, a member of its board of directors, as its Chief Financial Officer and Treasurer, effective as of April 14, 2023.
Business Combination
On April 14, 2023, Graf entered into the Merger Agreement, with Merger Sub and NKGen, pursuant to which, subject to the satisfaction or waiver of certain conditions set forth therein, Merger Sub will merge with and into NKGen, with NKGen surviving the Merger in accordance with the Delaware General Corporation Law as a wholly owned subsidiary of Graf. Immediately prior to the Closing, Graf will change its name to “NKGen Biotech, Inc.” and NKGen will change its name to “NKGen Operating Biotech, Inc.” The Company’s board of directors has unanimously approved and declared advisable the Merger Agreement and the Business Combination and resolved to recommend approval of the Merger Agreement and related matters by Graf’s stockholders.
Pursuant to the Merger Agreement, the Company has agreed to issue to the equityholders of NKGen aggregate consideration of a number of shares of newly issued common stock in an amount calculated using the exchange ratio described in the Merger Agreement. At the effective time of the merger, each outstanding and unexercised NKGen option will be cancelled and converted into an option to acquire common stock.
The Merger Agreement contains customary representations, warranties and covenants by the parties thereto and the closing is subject to certain conditions as further described in the Merger Agreement. Related ancillary documents, each of which is in connection with the Closing and pursuant to the Merger, include

GRAF ACQUISITION CORP. IV
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
the following: (i) a sponsor support and lockup agreement (the “Sponsor Support and Lockup Agreement”), pursuant to which the Sponsor agreed (x) to vote in favor of the merger and (y) to subject certain founder shares to a prescribed scheme; (ii) a support agreement (the “NKGen Support Agreement”), whereby NKGen stockholders agreed to vote in favor of the merger, (iii) a backstop agreement (the “Backstop Agreement”), whereby a majority stockholder of NKGen agreed to purchase a certain amount of common stock; (iv) lockup agreements (the “Lockup Agreements”), pursuant to which certain NKGen stockholders agreed to lockup their shares for a designated time period; and (v) an amended and restated registration rights agreement (the “A&R Registration Rights Agreement”) under which the company emerging from the merger agreed to register for resale.
The foregoing descriptions of the Merger Agreement, the Sponsor Support and Lockup Agreement, the NKGen Support Agreement, the Backstop Agreement, the Lockup Agreements and the A&R Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the complete text of the Merger Agreement, the Sponsor Support and Lockup Agreement, the NKGen Support Agreement, the Backstop Agreement, the Lockup Agreements and the A&R Registration Rights Agreement, copies of which is filed hereto as Exhibit 2.1, Exhibit 10.1, Exhibit 10.2, Exhibit 10.3, Exhibit 10.4 and Exhibit 10.5, respectively.
Convertible Promissory Note
In connection with the Extension and advances the Sponsor may make in the future to the Company for working capital expenses, on May 15, 2023, the Company issued a convertible promissory note to the Sponsor with a principal amount up to $1,500,000 (the “Convertible Promissory Note”). The Convertible Promissory Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the Company’s initial business combination, or (b) the date of the Company’s liquidation. If the Company does not consummate an initial business combination by the Extended Date, the Convertible Promissory Note will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven. Subject to the terms and conditions of the Merger Agreement, dated as of April 14, 2023, by and among Graf, Merger Sub and NKGen, upon maturity, the outstanding principal of the Note may be converted into warrants, at a price of $1.50 per warrant, at the option of the Sponsor. Such warrants will have terms identical to the warrants issued to the Sponsor in a private placement that closed simultaneously with the Company’s initial public offering. Any drawdowns in connection with the Convertible Promissory Note are subject to unanimous written consent of the Company’s board of directors and the consent of the Sponsor. In no event shall the quantity of warrants issued exceed one million (1,000,000) warrants.
The foregoing description of the Convertible Promissory Note does not purport to be complete and is qualified in its entirety by the complete text of the Convertible Promissory Note, which is attached hereto as Exhibit 10.6.

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of NKGen Biotech, Inc.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of NKGen Biotech, Inc. (the Company) as of December 31, 2021 and 2022, the related statements of operations and comprehensive loss, common stock and stockholders’ equity (deficit) and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”).
In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2022, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.
The Company’s Ability to Continue as a Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred recurring losses from operations, has a working capital deficiency, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2020.
Irvine, California
May 15, 2023

NKGen Biotech, Inc.
Balance Sheets
(In Thousands, except share and par value data)
	December 31,
	2021	2022
Assets
Current assets:
Cash and cash equivalents	$351	$117
Accounts receivable	—	29
Prepaid expenses and other current assets	261	204
Total current assets	612	350
Property and equipment, net	16,567	15,521
Operating lease right-of-use assets, net	802	362
Capitalized software, net	89	97
Total assets	$18,070	$16,330
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses (including related party amounts of $0 and $81 as of December 31, 2021 and 2022, respectively)	$2,202	$2,652
Convertible promissory notes, current	11,219	11,392
Convertible promissory notes, due to related parties, current	259	263
Related party loans	39,000	—
Operating lease liability, current	458	379
Other current liabilities (including related party amounts of $1,867 and $0, as of December 31, 2021 and 2022, respectively)	1,930	55
Payroll protection program loan, current	675	—
Total current liabilities	55,743	14,741
Operating lease and other non-current liabilities	360	—
Deferred tax liability	19	26
Total liabilities	56,122	14,767
Commitments and contingencies (Note 8)
Stockholders’ equity (deficit):
Common stock, $0.001 par value; 20,000,000 and 60,000,000 authorized shares as of December 31, 2021 and 2022, respectively; 14,382,093 and 32,575,043 shares issued and outstanding as of December 31, 2021 and 2022, respectively	14	33
Additional paid-in capital	14,356	80,706
Accumulated deficit	(52,422)	(79,176)
Total stockholders’ equity (deficit)	(38,052)	1,563
Total liabilities and stockholders’ equity (deficit)	$18,070	$16,330
The accompanying notes are an integral part of these financial statements

NKGen Biotech, Inc.
Statements of Operations and Comprehensive Loss
(In Thousands, except share and per share data)
	Years Ended December 31,
	2021	2022
Revenues	$426	$77
Costs and expenses:
Cost of revenues	30	18
Research and development (including related party amounts of $209 and $439 for the year ended December 31, 2021 and 2022, respectively)	14,672	16,746
General and administrative	7,585	7,659
Total expenses	22,287	24,423
Loss from operations	(21,861)	(24,346)
Other expenses:
Interest expense (including related party amounts of $1,305 and $2,271 for the year ended December 31, 2021 and 2022, respectively)	(1,315)	(2,306)
Other expenses, net	(84)	(95)
Net loss before provision for income taxes	(23,260)	(26,747)
Provision for income taxes	(5)	(7)
Net loss and comprehensive loss	$(23,265)	$(26,754)
Weighted-average common shares outstanding, basic, and diluted	14,250,287	15,563,850
Net loss per share, basic and diluted	$(1.63)	$(1.72)
The accompanying notes are an integral part of these financial statements

NKGen Biotech, Inc.
Statements of Common Stock and Stockholders’ Equity (Deficit)
(In thousands, except share data)
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balance as of December 31, 2020	13,914,370	$14	$14,200	$(29,157)	$(14,943)
Exercise of common stock options	467,723	—	63	—	63
Stock-based compensation	—	—	93	—	93
Net loss	—	—	—	(23,265)	(23,265)
Balance as of December 31, 2021	14,382,093	14	14,356	(52,422)	(38,052)
Issuance of common stock upon conversion of related party loans (Note 7)	17,002,230	17	66,122	—	66,139
Exercise of common stock options	1,190,720	2	159	—	161
Stock-based compensation	—	—	69	—	69
Net loss	—	—	—	(26,754)	(26,754)
Balance as of December 31, 2022	32,575,043	$33	$80,706	$(79,176)	$1,563
The accompanying notes are an integral part of these financial statements

NKGen Biotech, Inc.
Statements of Cash Flows
(In Thousands)
	Years Ended December 31,
	2021	2022
Operating activities
Net loss	$(23,265)	$(26,754)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,128	1,210
Stock-based compensation	93	69
Amortization of operating lease right-of use assets	116	440
Change in fair value of convertible promissory notes and convertible promissory notes due to related parties	143	177
Related party noncash interest expense	1,305	2,271
Changes in operating assets and liabilities:
Accounts receivable	111	(29)
Prepaid expenses and other current assets	(48)	57
Accounts payable and accrued expenses	959	443
Operating lease liabilities	(116)	(437)
Other, net	26	(4)
Net cash used in operating activities	(19,548)	(22,557)
Investing activities
Purchases of property and equipment	(403)	(101)
Purchase of capitalized software	(56)	(62)
Net cash used in investing activities	(459)	(163)
Financing activities
Proceeds from exercise of common stock options	63	161
Proceeds from related party loans	20,500	23,000
Repayments on payroll protection program loan	(404)	(675)
Net cash provided by financing activities	20,159	22,486
Net increase (decrease) in cash and cash equivalents	152	(234)
Cash and cash equivalents at the beginning of year	199	351
Cash and cash equivalents at the end of year	$351	$117
Supplemental disclosure of noncash investing and financing activities
Related party loans and interest payable converted into common stock	$—	$66,139
Operating lease right-of use asset obtained in exchange for lease liability	$738	$—
Property and equipment included in Accounts payable and accrued expenses	$98	$8
The accompanying notes are an integral part of these financial statements

NKGen Biotech, Inc.
Notes to Financial Statements
As of and for the years ended December 31, 2021 and 2022
1. Company Information
NKGen Biotech, Inc. (“Company”, “NKGen”, “we”, “us”, or “our”), a Delaware corporation headquartered in Santa Ana, California, is a clinical-stage biotechnology company focused on the development and commercialization of innovative autologous, allogeneic and CAR-NK natural killer cell therapies utilizing their proprietary SNK (Super-Natural-Killer) platform. The Company is majority owned and controlled by NKMax Co., Ltd. (“NKMAX”), a company located in South Korea.
Liquidity
The Company follows Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 205-40, Presentation of Financial Statements — Going Concern, which requires that management evaluate whether there are relevant conditions and events that in aggregate raise substantial doubt about the entity’s ability to continue as a going concern and to meet its obligations as they become due within one year after the date that the financial statements are issued. Under the guidance, the Company must first evaluate whether there are conditions and events that raise substantial doubt about the entity’s ability to continue as a going concern (step 1). If the Company concludes substantial doubt is raised, management also is required to consider whether its plans alleviate that doubt (step 2).
The Company has a limited operating history, has incurred significant operating losses since its inception, and the revenue and income potential of the Company’s business and market are unproven. The preparation of these financial statements does not include any adjustments that may result from the outcome of this uncertainty. The Company’s financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. As of December 31, 2022, the Company had an accumulated deficit of $79.2 million and cash and cash equivalents of $0.1 million. To date, the Company has funded its operations primarily with the net proceeds from the issuance of convertible promissory notes and the issuance of debt to a related party. The Company expects to incur substantial operating losses for the next several years and will need to obtain additional near-term financing in order to continue its research and development activities, initiate and complete clinical trials and launch and commercialize any product candidates for which it receives regulatory approval. Management has prepared cash flow forecasts which indicate that based on the Company’s expected operating losses and negative cash flows, there is substantial doubt about the Company’s ability to continue as a going concern for twelve months from the issuance of these financial statements.
The Company plans to continue to fund its losses from operations and capital funding needs through additional debt or equity financings to be received from related parties, private equity, or other sources. If the Company is not able to secure adequate additional funding, the Company may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, suspend or curtail planned programs, or may be forced to cease operations or file for bankruptcy protection. Any of these actions could materially harm the Company’s business, results of operations and future prospects. There can be no assurance that such financing will be available or will be on terms acceptable to the Company.
2. Summary of Significant Accounting Policies
Basis of Presentation
The accompanying financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) and generally accepted accounting principles in the United States of America (“US GAAP”). The Company maintains its accounting records under the accrual method of accounting in conformity with US GAAP.

Use of Estimates
The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that impact the reported amounts of certain assets and liabilities, certain disclosures at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. The most significant estimates in the Company’s financial statements include, but are not limited to, accrued research and development expenses, convertible promissory notes, convertible promissory notes due to related parties, the valuation of common stock and equity awards. These estimates and assumptions are based upon historical experience, knowledge of current events, and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the recording of expenses that are not readily apparent from other sources. Actual results could differ materially from those estimates.
Segments
Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s Chief Executive Officer is the Company’s CODM. The CODM reviews financial information presented on an enterprise-wide basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. As such, the Company has determined that it operates in one reportable segment. Additionally, the Company generates all of its revenues, and maintains all of its long-lived assets within the United States.
Cash and Cash Equivalents
The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. The carrying amounts reported in the balance sheets for cash and cash equivalents are valued at cost, which approximate their fair value. These investments may include money market funds, U.S. Government agencies, corporate debt securities, and commercial paper. The Company has not experienced any losses in such accounts and management believes the Company has no highly liquid investments exposed to credit risk.
Concentrations of Risk
Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents. The Company minimizes the amount of credit exposure by investing cash that is not required for immediate operating needs in money market funds, government obligations, and/or commercial paper with short maturities. To date, the Company has not experienced any losses associated with this credit risk and continues to believe this exposure is not significant. Cash deposits are insured by the Federal Deposit Insurance Corporations (“FDIC”) up to $250,000. From time to time, the Company may have cash deposits in excess of the FDIC insured limit.
For the years ended December 31, 2021 and 2022, no customer accounted for over 10% of total revenue. As of December 31, 2021 and 2022, the Company had no trade accounts receivables outstanding and less than $0.1 million in other receivables.
Property and Equipment, net
Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. Leasehold improvements are depreciated over the shorter of their estimated useful lives or the term of the lease by use of the straight-line method. Repairs and maintenance costs are charged to expense as incurred. When assets are retired or sold, the assets and accumulated depreciation are removed from the respective amounts and any gain or loss is recognized, as applicable, in the accompanying statements of operations.
Capitalized Software, net
Expenditures related to internal use software are capitalized. Such expenditures are amortized over their period of benefit, which are generally three-year period, using the straight-line method.

Impairment of Long-Lived Assets
The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset, or asset group, may not be recoverable. Recoverability is measured by a comparison of the carrying amount of an asset or asset group to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset or asset group exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset or asset group exceeds the fair value of the asset or asset group. The Company has not recognized any impairment losses for the years ended December 31, 2021 and 2022.
Fair Value of Financial Instruments
The Company follows ASC 820-10, Fair Value Measurements and Disclosures, issued by the FASB with respect to fair value reporting for financial assets and liabilities. The guidance defines fair value, provides guidance for measuring fair value and requires certain disclosures. The guidance does not apply to measurements related to share-based payments. The guidance discusses valuation techniques such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels.
The Company’s financial instruments include cash and cash equivalents, prepaid expenses, accounts payable, accrued expenses, convertible promissory notes issued from 2019 through 2022 to investors (“2019 Convertible Notes”), convertible promissory notes due to related parties (“Related Party Convertible Notes”, together with the 2019 Convertible Notes, “Convertible Notes”) and debt due to a related party (“Related Party Loans”). The carrying amount of cash and cash equivalents, prepaid expenses and other assets, accounts payable and accrued expenses are generally considered to be representative of their respective values because of the short-term nature of those instruments.
The Company elects to account for its 2019 Convertible Notes and Related Party Convertible Notes, which meet the required criteria, at fair value at inception and at each subsequent reporting date. Subsequent changes in fair value of the Convertible Notes are recorded within other expenses, net on the accompanying statement of operations and comprehensive loss. Interest expense associated with the Convertible Notes is included in the change in fair value for the Convertible Notes. These estimates may be subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. The carrying value of the Company’s Related Party Loans approximates fair value as the stated interest rate approximates market rates for similar loans and due to the short-term nature of such loans.
Employee Benefit Plan
Effective January 1, 2019, the Company adopted and maintains a defined contribution plan, which qualifies under Section 401(k) of the Internal Revenue Code, on behalf of its eligible employees. Employee contributions are voluntary and are determined on an individual basis, limited to the maximum amount allowable under federal tax regulations. During the years ended December 31, 2021 and 2022, the Company did not contribute to the plan.
Revenue Recognition
Historically, the Company recognized revenue in connection with Coronavirus Disease of 2019 (“COVID-19”) testing services. During the first quarter of the year ended December 31, 2023, the Company ceased providing COVID-19 testing services.
The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers, which applies to all contracts with customers, except for contracts within the scope of other standards, such as leases, insurance, collaboration arrangements, and financial instrument. Under ASC 606, revenue is recognized in a manner that depicts the transfer of control of a product or a service to a customer and reflects the amount of the consideration the Company is entitled to receive in exchange for such product or service. In doing so, the Company follows a five-step approach: (i) identify the contract with a customer,

(ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations, and (v) recognize revenue when (or as) the customer obtains control of the product or service. The Company considers the terms of a contract and all relevant facts and circumstances when applying the revenue recognition standard. The Company applies the revenue recognition standard, including the use of any practical expedients, consistently to contracts with similar characteristics and in similar circumstances.
The transaction price is the amount of consideration the Company is entitled to receive in exchange for the transfer of control of a product or a service to a customer. To determine the transaction price, the Company considers the existence of any significant financing component, the effects of any variable elements, noncash considerations and consideration payable to the customer. If a significant financing component exists, the transaction price is adjusted for the time value of money. If an element of variability exists, the Company must estimate the consideration it expects to receive and uses that amount as the basis for recognizing revenue as the product or the service is transferred to the customer.
If a contract has multiple performance obligations, the Company allocates the transaction price to each distinct performance obligation in an amount that reflects the consideration the Company is entitled to receive in exchange for satisfying each distinct performance obligation. For each distinct performance obligation, revenue is recognized when (or as) the Company transfers control of the product or the service applicable to such performance obligation.
In those instances where the Company first receives consideration in advance of satisfying its performance obligation, the Company classifies such consideration as contract liability until (or as) the Company satisfies such performance obligation. In those instances where the Company first satisfies its performance obligation prior to its receipt of consideration, the consideration is recorded as accounts receivable.
The Company expenses incremental costs of obtaining and fulfilling a contract as and when incurred if the expected amortization period of the asset that would be recognized is one year or less, or if the amount of the asset is immaterial. Otherwise, such costs are capitalized as contract assets if they are incremental to the contract and amortized to expense proportionate to revenue recognition of the underlying contract.
Collaboration Agreement
The Company has entered into a research agreement that falls under the scope of ASC 808, Collaborative Arrangements. Reimbursements from a collaboration partner are recorded as a reduction to research and development expense in the statements of operations and comprehensive loss. Similarly, amounts that are owed to a collaboration partner are recognized as research and development expense in the statements of operations and comprehensive loss.
Research and Development Expenses
All research and development costs are expensed in the period incurred. Research and development expenses primarily consist of services provided by contract organizations for clinical development, salaries and related expenses for personnel, including stock-based compensation expense, outside service providers, facilities costs, fees paid to consultants and other professional services, license fees, depreciation and supplies used in research and development. Payments made prior to the receipt of goods or services to be used in research and development are capitalized until the related goods or services are received. Costs are accrued for research performed over the service periods specified in the contracts and estimates are adjusted, if required, based upon an ongoing review of the level of effort and costs actually incurred.
Leases
The Company accounts for its leases under ASC 842, Leases. Operating lease right-of-use (“ROU”) assets represent the Company’s right to use an underlying asset during the lease term, and operating lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating leases are included in ROU assets, current operating lease liabilities, and non-current operating lease liabilities in the accompanying balance sheets. Operating lease ROU assets and lease liabilities are initially recognized based on the present value of the future minimum lease payments over the lease term at commencement date calculated using the Company’s incremental borrowing rate applicable to the lease asset, unless the implicit rate is readily determinable. Operating lease ROU assets also include any lease payments made at or before lease commencement and exclude any lease incentives received. The Company determines the lease term as the noncancelable period of the lease and may include options to extend or terminate the lease when it is reasonably certain the Company will exercise that option. Leases with a term of 12 months or less are not recognized in the balance sheet. The Company’s leases do not contain any residual value guarantees. Lease expense for minimum lease payments is recognized as rent expense on a straight-line basis over the lease term. Variable lease payments include lease operating expenses.
Stock-Based Compensation
Stock-based compensation expense is comprised of stock options awarded to employees and consultants. The Company accounts for share-based awards under the fair value method prescribed by ASC 718-10, Stock Compensation. The fair value of stock options is estimated using the Black-Scholes option pricing model on the date of grant. This option pricing model involves a number of estimates, including the per share value of the underlying common stock, exercise price, estimate of future volatility, expected term of the stock option award, risk-free interest rate and expected annual dividend yield.
The fair value of the shares of common stock underlying the stock options has historically been determined by the Company’s board of directors as there is no public market for the underlying common stock. The Company’s board of directors determines the fair value of the Company’s common stock by considering a number of objective and subjective factors including contemporaneous third-party valuations of its common stock, the valuation of comparable companies, sales of the Company’s common stock to outside investors in arms-length transactions, the Company’s operating and financial performance, the lack of marketability, and general and industry specific economic outlook, amongst other factors.
The Company recognizes the expense for options with graded-vesting schedules on a straight-line basis over the requisite service period, which is generally the vesting period. Forfeitures are recognized as they occur.
Income Taxes
The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.
The Company recognizes net deferred tax assets to the extent the Company believes these assets are more likely than not to be realized. In making such a determination, management considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If management determines the Company would be able to realize its deferred tax assets in the future in excess of their net recorded amount, management would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.
The Company records uncertain tax positions on the basis of a two-step process whereby (1) management determines whether it is more likely than not the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, management recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company recognizes interest and penalties related to unrecognized tax benefits within income tax expense. Any accrued interest and penalties are included within the related tax liability. No tax liability has been recognized in the financial statements attributed to uncertain tax positions.

Basic and Diluted Net Loss Per Common Share
Basic net loss per common share is computed by dividing net loss for the year by the weighted-average number of common shares outstanding during the year. Diluted net loss per share is computed by dividing the net loss by the weighted-average number of common shares outstanding and potentially dilutive securities outstanding for the period using the treasury stock or if-converted method if their inclusion is dilutive. Diluted net loss per common share is the same as basic net loss per common share, because the inclusion of potentially dilutive shares would be anti-dilutive to the calculation of loss and comprehensive loss per common share.
Potentially anti-dilutive shares excluded from the calculation of diluted net loss per share for the years ended December 31, 2021 and 2022 includes stock options of 1,770,584 and 453,590, respectively, in addition to the shares underlying the Convertible Notes. The Company is unable to quantify the number of shares underlying the Convertible Notes as the quantity of shares issuable upon conversion, as described in Note 6, is not determinable at this time.
Recently Adopted Accounting Pronouncements
In December 2019, the FASB issued Accounting Standards Update (“ASU”) 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. The standard is effective for reporting periods beginning after December 15, 2021, with early adoption permitted. The Company adopted this standard as of January 1, 2021, and the adoption did not have a material impact to the Company’s financial statements.
In October 2021, the FASB issued ASU 2021-07, Compensation — Stock Compensation (Topic 718). The amendments in this update added a practical expedient that allows nonpublic entities to determine the current price of an underlying share for valuing equity-classified share-based payment awards by using the reasonable application of a reasonable valuation method. This standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021, with early adoption permitted. The Company adopted this standard as of January 1, 2021 and the adoption did not have an impact to the financial statements.
Recently Issued Accounting Pronouncements Not Yet Adopted
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses: Measurement of Credit Losses on Financial Instruments, which amends the impairment model by requiring entities to use a forward-looking approach based on expected losses to estimate credit losses on certain types of financial instruments, including trade receivables and available-for-sale debt securities. ASU 2016-16 will be effective for the Company for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating the impact of this standard on its financial statements and related disclosures. While the adoption of this standard may result in additional disclosures, the Company does not expect its impact to be material to the financial statements.
In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current accounting principles and removes certain settlement conditions required for equity contracts to qualify for the derivative scope exception. ASU 2020-06 will be effective for the Company for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating the impact of this standard on its financial statements and related disclosures.

3. Property and Equipment, net
Property and equipment, net consist of the following (in thousands) as of December 31:
	December 31,
	Useful Life	2021	2022
Land	—	$5,025	$5,025
Buildings	40 years	8,311	8,325
Furniture and fixtures	7 years	677	677
Lab equipment	5 years	3,907	4,003
Leasehold improvements	Lesser of estimated useful life or related lease term	52	52
Office equipment	5 years	17	17
Vehicles	5 years	112	112
		18,101	18,211
Less: Accumulated depreciation		(1,534)	(2,690)
		$16,567	$15,521
Depreciation expense related to property and equipment was $1.1 million and $1.2 million for the years ended December 31, 2021 and 2022, respectively. No gains or losses on the disposal of property and equipment have been recorded for the years ended December 31, 2021 and 2022.
4. Additional Balance Sheet Information
Prepaid expenses and other current assets consist of the following (in thousands) as of December 31:
	December 31,
	2021	2022
Prepaid expenses	$172	$133
Other receivables	67	67
Other current assets	22	4
Prepaid expenses and other current assets	$261	$204
Accounts payable and accrued expenses consists of the following (in thousands) as of December 31:
	December 31,
	2021	2022
Accounts payable	$1,687	$975
Accrued liabilities	248	1,359
Employee compensation	240	291
Other	27	27
Accounts payable and accrued expenses	$2,202	$2,652
5. Fair Value Measurements
The Company accounts for the fair value of its financial instruments under the framework established by US GAAP which defines fair value and expands disclosures about fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value.

The Company’s management used the following methods and assumptions to estimate the fair value of its financial instruments:
Level 1 — Quoted prices in active markets for identical assets or liabilities the Company has the ability to access at the measurement date.
Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of assets or liabilities.
Level 3 — Pricing inputs that are unobservable, supported by little or no market activity and are significant to the fair value of the assets or liabilities.
The carrying amounts of the Company’s financial assets and financial liabilities are considered to be representative of their respective fair values because of the short-term nature of those instruments. The Company does not measure assets at fair value on a recurring basis.
Liabilities measured at fair value on a recurring basis are as follows (in thousands):
	Fair Value Measurements at Reporting Date Using
	Balance as of December 31, 2021	Level 1	Level 2	Level 3
2019 Convertible Notes	$11,219	$—	$—	$11,219
Related Party Convertible Notes	259	—	—	259
Total	$11,478	$—	$—	$11,478
	Fair Value Measurements at Reporting Date Using
	Balance as of December 31, 2022	Level 1	Level 2	Level 3
2019 Convertible Notes	$11,392	$—	$—	$11,392
Related Party Convertible Notes	263	—	—	263
Total	$11,655	$—	$—	$11,655
The following table presents a reconciliation of the Convertible Notes, which are measured at fair value (in thousands) on a recurring basis using significant unobservable inputs (Level 3):
	2019 Convertible Notes	Related Party Convertible Notes	Total
Balance as of December 31, 2020	$10,807	$528	$11,335
Transfer from related party to unrelated party	270	(270)	—
Change in fair value	142	1	143
Balance as of December 31, 2021	11,219	259	11,478
Change in fair value	173	4	177
Balance as of December 31, 2022	$11,392	$263	$11,655
The Company determines the carrying amount of the Convertible Notes by measuring the fair value of similar debt instruments that do not have the conversion feature. If no similar debt instrument exists, fair value is estimated by using assumptions that market participants would use in pricing a debt instrument, including market interest rates, credit standing, yield curves and volatilities. Determining the fair value of the Convertible Notes requires the use of accounting estimates and assumptions. These estimates and assumptions are judgmental in nature and could have a significant impact on the determination of the debt, and the associated non-cash interest expense.

The following assumptions were used in determining the fair value of the Convertible notes:
	As of December 31,
	2021	2022
Probability of conversion	90%	—
Probability of holding until maturity without conversion	10%	—
Remaining term until potential conversion trigger date (years)	0.75	—
Discount yield(1)	17%	20%

(1)
Estimated using a comparable bond analysis and under S&P Global Inc.’s credit rating scale using a multinominal logical regression.

6. Debt
Convertible promissory notes
From November through December 2019, the Company issued the 2019 Convertible Notes and the Related Party Convertible Notes for total proceeds of $11.1 million.
The Convertible Notes bear interest at 1.68% per year and in the event the Company consummates, while the Convertible Notes are outstanding, an equity financing pursuant to which it sells shares of its equity securities, with an aggregate sales price of not less than $20.0 million, excluding any and all indebtedness under the Convertible Notes that is converted into Company equity securities sold in a qualified financing (“Next Round Securities”), and with the principal purpose of raising capital, then all principal, together with all unpaid accrued interest under the Notes, shall automatically convert into shares of Next Round Securities at the lesser of (i) the price obtained by dividing $300.0 million by the number of outstanding shares of common stock of the Company immediately prior to the qualified financing (assuming conversion of all securities convertible into common stock and exercise of all outstanding options and warrants, but excluding the shares of equity securities of the Company issuable upon the conversion of the Convertible Notes or other indebtedness) and (ii) a discount to the cash price per share paid by the other purchasers of Next Round Securities in the qualified financing equal to for an investor that invests up to $1.0 million in Convertible Notes: 20%, and for an investor that invests more than $1.0 million and less than $5.0 million in Convertible Notes: 25%. There are no financial or non-financial covenants associated with the Convertible Notes. The principal amounts of the Convertible Notes are due on demand as of December 31, 2022.
Paycheck Protection Program Loan
In May 2020, the Company received loan proceeds of $1.1 million pursuant to the Paycheck Protection Program (“PPP”). The PPP, established as part of the CARES Act, provides loans for small businesses to cover qualified payroll costs, rent, utilities, and interest on mortgage and other debt obligations. The loan has an interest rate of 1%. The loan was paid off in May 2022. The Company recorded interest expense of less than $0.1 million and $0.1 million related to the PPP loan to interest expense in the Statements of Operations and Comprehensive Loss for the years ended December 31, 2021 and 2022, respectively.
7. Related-Party Transactions
Advisory and research services
The Company was provided professional clinical program advisory services from Paul Song, prior to his hiring as Chief Executive Officer in December 2022. For the year ended December 31, 2021, no research and development expenses related to these advisory services were provided or recorded. For the year ended December 31, 2022, the Company recorded $0.4 million of research and development expenses related to these advisory services. As of December 31, 2022, amounts payable of less than $0.1 million remained outstanding and recorded within accounts payable and accrued expenses on the balance sheet.

The Company receives scientific research consulting services from ATGEN Canada, a sister company under common ownership. For the year ended December 31, 2021, the Company recorded $0.2 million of research and development expenses for services provided by ATGEN Canada. For the year ended December 31, 2022, no research and development expenses related to these services were provided or recorded. As of December 31, 2021 and 2022, there were no outstanding amounts payable relating to these professional research services.
Purchases of laboratory supplies
For the years ended December 31, 2021 and 2022, the Company recorded research and development expenses totaling $0.1 million and $0.1 million, respectively, associated with the purchase of laboratory supplies from NKMAX. As of December 31, 2021 and December 31, 2022, there was zero and less than $0.1 million outstanding payables, respectively, relating to the purchase of laboratory supplies, which is recorded within accounts payable and accrued expenses on the balance sheets.
Related party loans
Between August 2019 and December 2022, the Company entered into multiple loan agreements with NKMAX under which the total proceeds received from related parties during the years ended December 31, 2021 and 2022 were $20.5 million and $23.0 million, respectively. The loans carry an interest rate of 4.6%. There are no financial or non-financial covenants associated with the debt.
In December 2022, the aggregate outstanding related party loan principal and interest of $66.1 million was converted into 17,002,230 shares of common stock which has been recognized as a capital contribution within the statements of common stock and stockholders’ equity (deficit). No related party loan amounts were outstanding as of December 31, 2022. Interest expenses incurred were $1.3 million and $2.3 million for the years ended December 31, 2021 and 2022, respectively. As of December 31, 2021 and 2022, interest payable amounts owed to related parties was $1.9 million and zero, respectively, which is recorded in other current liabilities on the balance sheets.
Convertible promissory notes due to related parties
In connection with the issuance of certain Convertible Notes from November 2019 to December 2019, relatives of one of the Company’s directors invested in convertible promissory notes totaling $0.5 million. As of December 31, 2021, the principal amount and the fair value of Related Party Convertible Notes held by relatives of a director of the Company were $0.3 million. As of December 31, 2022, the principal amount and related fair value of the Related Party Convertible Notes held by relatives of a director of the Company were $0.3 million.
8. Commitments and Contingencies
Leases
As of December 31, 2021, the Company recorded an aggregate ROU asset of $0.8 million with an aggregate accumulated amortization of $0.3 million in the balance sheet as operating lease right-of-use assets, net, and an aggregate lease liability of $0.8 million in the balance sheet as operating lease liability, of which $0.5 million was classified as current and $0.4 million was classified as noncurrent. As of December 31, 2021, the weighted-average remaining lease term is 1.7 years and the weighted-average estimated incremental borrowing rate is 5.5%.
As of December 31, 2022, the Company recorded an aggregate ROU asset of $1.1 million with an aggregate amortization of $0.7 million in the accompanying balance sheet as operating lease right-of-use asset, net, and an aggregate lease liability of $0.4 million in the balance sheet as operating lease liability, current. As of December 31, 2022, the weighted-average remaining lease term is less than one year and the weighted-average estimated incremental borrowing rate is 5.9%.

Maturities of the operating lease liability as of December 31, 2022 are as follows (in thousands):
Minimum lease payments
2023	$412
Total undiscounted lease payments	412
Less: imputed interest	(33)
Total operating lease liability	$379
As of December 31, 2021, the Company incurred operating cost of $0.3 million, of which $0.2 million was attributable as fixed cost and less than $0.1 million was attributable as variable cost. As of December 31, 2022, the Company incurred operating cost of $0.3 million, of which $0.2 million was attributable as fixed cost and less than $0.1 million was attributable as variable cost.
License Agreements
The Company has entered into exclusive license agreements with NKMAX, as amended in October 2021, April 2023 and August 2023 (“Intercompany License”), pursuant to which the Company acquired certain intellectual property. Pursuant to each license agreement, as consideration for an exclusive license to the intellectual property, the Company paid an upfront fee of $1.0 million (“Licensed Technology”).
As the license has no alternative future use, the Company recognized the upfront fee as research and development expense in the statement of operations during the year ended December 31, 2020. Additionally, under each agreement, the Company shall make milestone payments to NKMAX after the first receipt of Regulatory Approval of a licensed product (“Licensed Product”) in the applicable country by the Company or any of its affiliates of $5.0 million in United States of America, $4.0 million in the European Union (“EU”) and $1.0 million in any country other than United States of America or the EU for up to four additional countries. The Company shall also pay a mid-single digit fee on the net sales of Licensed Products, the manufacture, use or sale of which are claimed by or use any Licensed Technology. As of December 31, 2022, the Company has not paid any milestone payments and no sales of Licensed Products have occurred.
Litigation
The Company is subject to legal proceedings and claims, which arise in the ordinary course of business. The Company is not subject to any currently pending legal matters or claims that would have a material adverse effect on its accompanying financial position, results of operations or cash flows.
In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and provide for general indemnifications. The Company’s exposure under these agreements is unknown because it involves claims that may be made against the Company in the future but have not yet been made. The Company accrues a liability for such matters when it is probable that future expenditures will be made, and such expenditures can be reasonably estimated. No amounts were accrued as of December 31, 2021 and 2022.
9. Stockholders’ Equity
Common Stock
As of December 31, 2021, the Company had authorized 20,000,000 shares of common stock, par value $0.001 per share. In December 2022, the Company increased the number of authorized shares of common stock, par value $0.001 per share, to 60,000,000. As of December 31, 2021 and 2022, the Company has authorized 20,000,000 and 60,000,000 shares of common stock, par value $0.001 per share, respectively.
As of December 31, 2021 and 2022, 14,382,093 and 32,575,043 shares of common stock were issued and outstanding, respectively. As of December 31, 2021 and 2022, 5,617,907 and 27,424,957 shares of common stock were reserved for future issuance, respectively.

Equity Incentive Plans
The Company’s 2019 Plan (“2019 Plan”) became effective on October 23, 2019. The 2019 Plan provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock unit awards and performance share awards to employees, directors, and consultants of the Company. As of December 31, 2022, the Company has only issued stock options. The 2019 Plan authorized up to 2,780,000 shares to be issued under the plan as of December 31, 2022. As of December 31, 2022, the Company had issued 2,126,403 stock options under the 2019 Plan. As of December 31, 2022, a total of 653,597 shares remained available for future issuance under the 2019 Plan.
Stock options granted under the 2019 Plan expire no later than ten years from the date of grant and generally vest over a four-year period, with vesting occurring at a rate of 25% at the end of the first and thereafter in 36 equal monthly installments, or in the case of awards granted to board members, on a monthly basis over three or four years. In general, vested options expire if not exercised within three months after termination of service.
The fair value of each employee and non-employee stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. Due to the Company’s limited operating history and a lack of company-specific historical and implied volatility data, the Company estimated expected volatility based on the historical volatility of a group of similar companies that are publicly traded. The historical volatility data was computed using the daily closing prices for the selected companies’ shares during the equivalent period of the calculated expected term of the stock-based awards. Due to the lack of historical exercise history, the expected term of the Company’s stock options for employees has been determined utilizing the “simplified” method for awards. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. The expected dividend yield is zero since the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.
A summary of the Company’s stock option activity for the years ended December 31, 2021 and 2022 is as follows:
	Stock Options Outstanding	Weighted Average Exercise Price
Outstanding as of December 31, 2020	2,531,984	$0.41
Exercised	(467,723)	0.14
Forfeited	(293,677)	1.34
Outstanding as of December 31, 2021	1,770,584	$0.33
Exercised	(1,190,720)	0.14
Forfeited	(126,274)	0.86
Outstanding as of December 31, 2022	453,590	$0.56
There were no stock options granted during the years ended December 31, 2021 and 2022.
Stock options outstanding, vested and expected to vest and exercisable as of December 31, 2021 and 2022 are as follows:
	Number of Stock Options	Weighted Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Total Aggregate Intrinsic Value (in thousands)
Outstanding as of December 31, 2021	1,770,584	7.79	$0.33	$3,674
Outstanding as of December 31, 2022	453,590	6.98	$0.56	$980
Vested and expected to vest as of December 31, 2022	453,590	6.98	$0.56	$980
Exercisable as of December 31, 2022	357,618	6.94	$0.46	$807

Intrinsic value is calculated as the difference between the exercise price of the underlying options and the fair value of the common stock for the options that had exercise prices that were lower than the per share fair value of the common stock on the date of exercise. The aggregate intrinsic value of stock options exercised during the years ended December 31, 2021 and 2022 was $0.1 million and $3.1 million, respectively. The aggregate fair value of stock options vested during the years ended December 31, 2021 and 2022 was $0.3 million and $0.6 million, respectively.
As of December 31, 2022, the total unrecognized stock-based compensation related to unvested stock option awards granted was $0.1 million, which the Company expects to recognize over a remaining weighted-average period of approximately 1.1 years.
Stock-based compensation expense, recognized in the Company’s statements of operations for the 2019 Plan was recorded as follows for the years ended December 31, 2021 and 2022 (in thousands):
	Years Ended December 31,
	2021	2022
Research and development	$44	$45
General and administrative	49	24
Total stock-based compensation expense	$93	$69
10. Collaboration Agreement
On September 17, 2020, the Company entered into a strategic collaboration with Affimed GmbH (“Affimed”) to initiate a Phase 1/2 trial of SNK01 in combination with AFM24, a tetravalent biologic created by Affimed designed to direct NK cell killing of epidermal growth factor receptor (“EGFR”) expressing tumors. Under the collaboration agreement, the Company and Affimed split the development costs of the combination product equally. Total reductions to research and development expenses for each of the years ended December 31, 2021 and 2022 were $0.4 million.
11. Income Taxes
The Company is subject to taxation in the U.S. and various state jurisdictions. The Company is not subject to taxation in foreign countries. The provision for income taxes for the years ended December 31, 2021 and 2022 are as follows (in thousands):
	Years Ended December 31,
	2021	2022
Current:
Federal	$—	$—
State	—	—
Deferred:
Federal	5	7
State	—	—
Provision for income taxes	$5	$7

A reconciliation of the income tax computed at federal statutory income tax rate to the reported provision for income taxes is as follows (in thousands):
	Years Ended December 31,
	2021	2022
Tax benefit at statutory federal rate	$(4,885)	$(5,618)
State tax, net of federal tax benefit	(1,500)	(1,694)
Interest expense	274	477
Increase in valuation allowance	6,993	7,908
Permanent items	30	37
General business tax credit	(923)	(1,098)
Other	16	(5)
Provision for income taxes	$5	$7
Significant components of the Company’s deferred income taxes are as follows (in thousands):
	December 31,
	2021	2022
Deferred tax assets:
Net operating losses	$14,380	$17,890
Tax credit carryforwards, net	2,191	3,285
Accrued expenses	52	347
Section 174 R&E capitalization	—	2,847
Lease liability	229	106
Stock-based compensation	15	20
Total deferred tax assets	16,867	24,495
Deferred tax liabilities:
Operating lease right-of-use asset	(224)	(101)
Property and equipment	(745)	(595)
Total deferred tax liabilities	(969)	(696)
Net deferred tax assets	15,898	23,799
Less: Valuation allowance	(15,917)	(23,825)
Net deferred tax liability	$(19)	$(26)
Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Due to the lack of earnings history, the deferred tax assets have been offset by a valuation allowance net of reversing deferred tax liabilities that provided for a source of future taxable income. The valuation allowance increased by approximately $7.0 million and $7.9 million for the years ended December 31, 2021 and 2022, respectively.
The Company has net operating loss carryforwards for federal and state income tax purposes of approximately $61.3 million and $71.6 million, respectively, as of December 31, 2022. Under the Tax Act and Jobs Act of 2017, the $61.3 million of federal net operating losses generated after December 31, 2017 will be carried forward indefinitely. The California net operating loss carryforwards will begin to expire in 2037 unless previously utilized.
As of December 31, 2022, the Company also had federal and California research and development tax credit carryforward of approximately $2.2 million and $1.8 million, respectively. The federal research and development credit carryforwards will begin to expire in 2038. The California research and development credit carryforwards are available indefinitely.

Federal and California tax laws impose significant restrictions on the utilization of net operating loss carryforwards in the event of a change in ownership of the Company, as defined by Internal Revenue Code Sections 382 and 383. The Company has not completed a formal study to determine the limitations on their tax attributes due to change in ownership and may have limitations on the utilization of net operating loss carryforwards, credit carryforwards, or other tax attributes due to ownership changes.
The Inflation Reduction Act of 2022 (“IRA”) which incorporates a Corporate Alternative Minimum Tax (CAMT) was signed on August 16, 2022. The changes will be effective for the tax years beginning after December 31, 2022. The new tax law will require companies to compute two separate calculations for federal income tax purposes and pay the greater of the new minimum tax or their regular tax liability. The IRA is not expected to have a material impact for the Company.
Under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act signed into law on March 27, 2020, net operating losses (“NOLs”) arising in tax years beginning after December 31, 2017, and before January 1, 2021 may be carried back to each of the five tax years preceding the tax year of such loss. Moreover, under the Tax Act as modified by the CARES Act, federal NOLs of the Company’s corporate subsidiaries generated in tax years ending after December 31, 2017 may be carried forward indefinitely, but the deductibility of federal NOLs, particularly for tax years beginning on or after January 1, 2021, may be limited. The Company is currently assessing the impact the CARES Act will have on the Company’s financial statements.
Uncertain Tax Benefits
No liability related to uncertain tax positions is recorded on the financial statements. The following table summarizes the activity related to the Company’s unrecognized tax benefits for the year ended December 31 (in thousands):
	Years Ended December 31,
	2021	2022
Beginning balance	$156	$269
Additions for tax positions related to the current year	113	131
Reductions for tax positions related to prior years	—	3
Ending balance	$269	$403
The reversal of uncertain tax benefits would not affect the effective tax rate to the extent that the Company continues to maintain a valuation allowance against its deferred tax assets. The Company does not anticipate any significant changes to unrecognized tax benefits over the next 12 months.
Income tax returns are filed in the United States and California. The Company is not currently under audit by the Internal Revenue Service and the State of California. The years 2019 and forward remain open to examination for federal income tax purposes and the years 2018 and forward for California income tax to which the Company is subject. Due to net operating loss carryforwards, all years effectively remain open to income tax examination by the domestic taxing jurisdictions in which the Company files tax returns.
The Company’s practice is to recognize interest and penalties related to income tax matters in income tax expense. For the years ended December 31, 2021 and 2022 the Company has not recognized any interest or penalties related to income tax in the Company’s statements of operations.
12. Subsequent Events
The Company has evaluated all events or transactions that occurred after the December 31, 2022 balance sheet date for recognition purposes through May 15, 2023, the date when the financial statements were available. The Company has evaluated all events or transactions that occurred after the December 31, 2022 balance sheet date for disclosure purposes through August 10, 2023 to determine if they must be disclosed.

Amendment to the 2019 Plan and Stock Option Grants
In February 2023, the Company amended its 2019 Plan to increase the aggregate number of shares of Common Stock reserved from 2,780,000 shares to 8,723,922 shares. From January 1, 2023 through May 15, 2023, the Company issued a total of 5,322,456 options to purchase common stock at an exercise price of $2.72 per share. Immediately following the issuance, a total of 1,770,389 shares remained available for future issuance under the 2019 Plan.
2023 NKMAX Loans
From January through April 2023, NKGen entered into additional loan agreements with NKMAX for aggregate gross proceeds of $5.0 million. The terms of the loans included a 4.6% interest rate and a maturity date of December 31, 2024.
Business Combination
On April 14, 2023, the board of directors of Graf Acquisition Corp. IV, a Delaware corporation (“Graf,”), unanimously approved the Agreement and Plan of Merger, dated April 14, 2023, by and among Graf, Austria Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Graf (“Merger Sub”), and the Company (as it may be amended and/or restated from time to time, the “Merger Agreement”). If the Merger Agreement is adopted by Graf’s stockholders and the transactions under the Merger Agreement are consummated (the “Business Combination”), Merger Sub will merge with and into the Company with the Company surviving the merger as a wholly owned subsidiary of Graf (the “Merger”). In connection with the consummation of the Business Combination (the “Closing” and the date of the Closing, the “Closing Date”), Graf will be renamed “NKGen Biotech, Inc.” and the Company will change its name to “NKGen Operating Biotech, Inc.” References below to “New NKGen” denote Graf as the post-Business Combination entity.
In accordance with the terms and subject to the conditions set forth in the Merger Agreement, Graf has agreed to pay to equity holders of the Company (other than holders of unvested NKGen options to purchase shares of common stock of NKGen (“NKGen options”) as of immediately prior to the effective time of the Merger (the “Effective Time”) aggregate consideration (the “Merger Consideration”) of a number of shares of newly issued common stock, par value $0.0001 per share, of New NKGen (“Common Stock”), valued at $10.00 per share, equal to the product of the number of outstanding shares of common stock of the Company (“NKGen common stock”) at the Closing, multiplied by the Exchange Ratio. The “Exchange Ratio” is equal to the quotient of (A) the sum of (i) $145.0 million plus (ii) the aggregate amount of principal and accrued interest underlying convertible promissory notes of NKGen (“NKGen Convertible Notes”) that are converted into shares of the Company common stock as of immediately prior to the effective time of the Merger (the “Effective Time”), divided by (B) $10.00, divided by (C) the number of Fully Diluted common stock of the Company (as defined below) immediately prior to the Effective Time. Prior to the Closing, the Company will use its commercially reasonable efforts to cause each convertible note to be converted into shares of NKGen common stock pursuant to its terms as of immediately prior to the Effective Time.
Additionally, at the Effective Time, each outstanding and unexercised stock option of the Company will be cancelled and converted into an option to acquire Common Stock (“New NKGen Options”), provided that: (i) each such New NKGen Option shall be exercisable for that number of shares of Common Stock equal to the product (rounded down to the nearest whole number) of (A) the number of shares of NKGen common stock subject to such NKGen Option immediately prior the Effective Time multiplied by (B) the Exchange Ratio, and (ii) the per share exercise price for each share of Common Stock issuable upon exercise of the New NKGen Option shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (A) the exercise price per share of each NKGen Option immediately prior to the Effective Time by (B) the Exchange Ratio.
2023 Convertible Notes
From March through May 15, 2023, the Company issued convertible promissory notes to investors for total proceeds of $4.1 million, of which $0.1 million was issued to a related party (the “2023 Convertible

Notes”). The 2023 Convertible Notes bear interest at 4.55% per year and in the event the Company consummates, while the 2023 Convertible Notes are outstanding, an equity financing pursuant to which it sells shares of its equity securities, with an aggregate sales price of not less than $20.0 million in a qualified financing of Next Round Securities, excluding any and all indebtedness under the 2023 Convertible Notes that is converted into Next Round Securities, and with the principal purpose of raising capital, then all principal, together with all unpaid accrued interest under the 2023 Convertible Notes, shall automatically convert into shares of Next Round Securities at the lesser of (i) the price obtained by dividing (A) $300.0 million by (B) the number of outstanding shares of common stock of the Company immediately prior to the qualified financing (assuming conversion of all securities convertible into common stock and exercise of all outstanding options and warrants, but excluding the shares of equity securities of the Company issuable upon the conversion of the 2023 Convertible Notes or other indebtedness) and (ii) a discount to the cash price per share paid by the other purchasers of Next Round Securities in the qualified financing equal to for an investor that invests up to $5.0 million in the 2023 Convertible Notes: 15%, and for an investor that invests more than $5.0 million and less than $10.0 million in Notes: 20%, and for an investor that invests more than $10.0 million in 2023 Convertible Notes: 25%. The maturity dates of the 2023 Convertible Notes are three years from the respective issuance dates.
Modification to the Convertible Notes
In April 2023, the Company (i) modified the Convertible Notes to extend the maturity date to December 31, 2023 and (ii) modified the Convertible Notes and the 2023 Convertible Notes to provide that upon the closing of a transaction such as the Business Combination, the Convertible Notes and 2023 Convertible Notes will, immediately prior to the closing of such transaction, convert into the Company’s common stock at a conversion price equal to (a) the value ascribed to the consideration to be paid in respect of one share of common stock in the definitive agreement(s) relating to such transaction, multiplied by (b) the discount figure applicable to a qualified financing as set forth in Note 6.
Amendment to NKMAX License
In April 2023, the Company and NKMAX executed an amendment to the Intercompany License to expand the scope of Licensed Products initially limited to cancer treatment to any field of use.
13. Subsequent Events (unaudited)
Additional 2023 Convertible Notes
On May 19, 2023, the Company issued additional 2023 Convertible Notes for total proceeds of $0.8 million with the same terms as set forth above for the 2023 Convertible Notes issued from March through May 15, 2023.
Revolving Line of Credit
In June 2023, the Company entered into a $5.0 million revolving line of credit agreement with a commercial bank with a one-year term and an interest rate based on the higher of (i) the one month secured overnight financing rate plus 2.85% or (ii) 7.50%. Issuance fees of $0.1 million were incurred in connection with this revolving line of credit. The revolving line of credit is secured by all of the Company's assets, including a deed of trust over the Company’s owned real property located in Santa Ana, California. Additionally, the Company is required to maintain a restricted cash balance of $0.3 million following the issuance. In June 2023, the Company executed a draw of $3.8 million on this revolving line of credit. In July 2023, the Company executed an additional draw of $1.1 million upon the revolving line of credit. No repayments of draws occurred through August 10, 2023.
Collaboration Agreement
The study associated with the strategic collaboration with Affimed was discontinued by mutual agreement in June 2023.

Amendment to NKMAX License
In August 2023, the Company and NKMAX executed an amendment to the Intercompany License to clarify that the Company shall not be responsible for certain fees or costs previously paid or incurred by NKMAX.

NKGen Biotech, Inc.
Condensed Balance Sheets
(In thousands, except share and par value data)
	December 31, 2022	March 31, 2023
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$117	$748
Accounts receivable	29	—
Prepaid expenses and other current assets	204	340
Total current assets	350	1,088
Deferred transaction costs	—	296
Property and equipment, net	15,521	15,234
Operating lease right-of-use assets, net	362	266
Capitalized software, net	97	94
Total assets	$16,330	$16,978
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses (including related party amounts of $81 and $88 as of December 31, 2022 and March 31, 2023, respectively)	$2,652	$3,338
Convertible promissory notes, current	11,392	12,868
Convertible promissory notes, due to related parties	263	288
Operating lease liability	379	281
Other current liabilities (including related party amounts of zero and $33, as of December 31, 2022 and March 31, 2023, respectively)	55	74
Total current liabilities	14,741	16,849
Related party loans	—	4,500
Deferred tax liability	26	26
Convertible promissory notes, noncurrent	—	1,100
Total liabilities	14,767	22,475
Commitments and contingencies (Note 8)
Stockholders’ equity (deficit):
Common stock, $0.001 par value; 60,000,000 authorized shares as of each of December 31, 2022 and March 31, 2023; 32,575,043 and 32,602,843 shares issued and outstanding as of December 31, 2022 and March 31, 2023, respectively	33	33
Additional paid-in capital	80,706	81,968
Accumulated deficit	(79,176)	(87,498)
Total stockholders’ equity (deficit)	1,563	(5,497)
Total liabilities and stockholders’ equity (deficit)	$16,330	$16,978
The accompanying notes are an integral part of these unaudited condensed financial statements

NKGen Biotech, Inc.
Condensed Statements of Operations and Comprehensive Loss
(In thousands, except share and per share data)
(Unaudited)
	Three Months Ended March 31,
	2022	2023
Revenues	$70	$—
Costs and expenses:
Cost of revenues	3	—
Research and development (including related party amounts of $92 and zero for the three months ended March 31, 2022 and 2023, respectively)	4,252	3,599
General and administrative	1,511	3,199
Total expenses	5,766	6,798
Loss from operations	(5,696)	(6,798)
Other income (expenses):
Interest expense (including related party amounts of $475 and $33 for the three months ended March 31, 2022 and 2023, respectively)	(486)	(34)
Change in fair value of convertible promissory notes	(68)	(1,501)
Other income, net	26	11
Net loss before provision for income taxes	(6,224)	(8,322)
Provision for income taxes	—	—
Net loss and comprehensive loss	$(6,224)	$(8,322)
Weighted-average common shares outstanding, basic, and diluted	14,419,506	32,593,885
Net loss per share, basic and diluted	$(0.43)	$(0.26)
The accompanying notes are an integral part of these unaudited condensed financial statements

NKGen Biotech, Inc.
Condensed Statements of Common Stock and Stockholders’ Deficit
(In thousands, except share data)
(Unaudited)
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance as of December 31, 2021	14,382,093	$14	$14,356	$(52,422)	$(38,052)
Exercise of common stock options	69,225	—	9	—	9
Stock-based compensation	—	—	19	—	19
Net loss	—	—	—	(6,224)	(6,224)
Balance as of March 31, 2022	14,451,318	$14	$14,384	$(58,646)	$(44,248)
Balance as of December 31, 2022	32,575,043	$33	$80,706	$(79,176)	$1,563
Exercise of common stock options	27,800	—	4	—	4
Stock-based compensation	—	—	1,258	—	1,258
Net loss	—	—	—	(8,322)	(8,322)
Balance as of March 31, 2023	32,602,843	$33	$81,968	$(87,498)	$(5,497)
The accompanying notes are an integral part of these unaudited condensed financial statements

NKGen Biotech, Inc.
Condensed Statements of Cash Flows
(In thousands)
(Unaudited)
	Three Months Ended March 31,
	2022	2023
Operating activities
Net loss	$(6,224)	$(8,322)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	299	304
Stock-based compensation	19	1,258
Amortization of operating lease right-of use assets	110	96
Change in fair value of convertible promissory notes and convertible promissory notes due to related parties	68	1,501
Related party noncash interest expense	475	33
Changes in operating assets and liabilities:
Accounts receivable	—	29
Prepaid expenses and other current assets	(129)	(137)
Accounts payable and accrued expenses	(155)	436
Operating lease liabilities	(107)	(99)
Other, net	(7)	(13)
Net cash used in operating activities	(5,651)	(4,914)
Investing activities
Purchases of property and equipment	(5)	—
Purchases of capitalized software	(13)	(13)
Net cash used in investing activities	(18)	(13)
Financing activities
Proceeds from exercise of common stock options	9	4
Proceeds from related party loans	6,000	4,500
Proceeds from issuance of convertible promissory notes	—	1,100
Repayments on paycheck protection loan	(404)	—
Payment of deferred transaction costs	—	(46)
Net cash provided by financing activities	5,605	5,558
Net increase (decrease) in cash and cash equivalents	(64)	631
Cash and cash equivalents at the beginning of period	351	117
Cash and cash equivalents at the end of period	$287	$748
Supplemental disclosure of noncash investing and financing activities
Deferred transaction costs included in accounts payable and accrued expenses	$—	$250
Property and equipment included in accounts payable and accrued expenses	$92	—
The accompanying notes are an integral part of these unaudited condensed financial statements

NKGen Biotech, Inc.
Notes to Condensed Financial Statements
(Unaudited)
1.   Company Information
NKGen Biotech, Inc. (“Company”, “NKGen”, “we”, “us”, or “our”), a Delaware corporation headquartered in Santa Ana, California, is a clinical-stage biotechnology company focused on the development and commercialization of innovative autologous, allogeneic and CAR-NK natural killer cell therapies utilizing their proprietary SNK (Super-Natural-Killer) platform. The Company is majority owned and controlled by NKMAX Co., Ltd. (“NKMAX”), a company formed under the laws of the Republic of Korea.
Business Combination
On April 14, 2023, the Company entered into the Agreement and Plan of Merger by and among Graf Acquisition Corp. IV (“Graf”), Austria Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Graf (“Merger Sub”), and the Company (as it may be amended and/or restated from time to time, the “Merger Agreement”). Upon consummation of the transactions under the Merger Agreement (the “Business Combination”), Merger Sub will merge with and into the Company with the Company surviving the merger as a wholly owned subsidiary of Graf (the “Merger”). In connection with the consummation of the Business Combination (the “Closing”), Graf will be renamed to “NKGen Biotech, Inc.” and the Company will change its name to “NKGen Operating Biotech, Inc.” References below to “New NKGen” denote Graf as the post-Business Combination entity.
In accordance with the terms and subject to the conditions set forth in the Merger Agreement, Graf has agreed to pay to equity holders of the Company (other than holders of unvested NKGen options to purchase shares of common stock of NKGen as of immediately prior to the effective time of the Merger (the “Effective Time”) aggregate consideration (the “Merger Consideration”) of a number of shares of newly issued common stock, par value $0.0001 per share, of New NKGen Common Stock, valued at $10.00 per share, equal to the product of the number of outstanding shares of common stock of the Company at the Closing, multiplied by the Exchange Ratio.
The “Exchange Ratio” is equal to the quotient of (A) the sum of (i) $145.0 million plus (ii) the aggregate amount of principal and accrued interest underlying convertible promissory notes of NKGen that are converted into shares of the Company common stock as of immediately prior to the Effective Time of the Merger, divided by (B) $10.00, divided by (C) the number of fully diluted common stock of the Company immediately prior to the Effective Time. Prior to the Closing, the Company will use its commercially reasonable efforts to cause each convertible note to be converted into shares of NKGen common stock pursuant to its terms as of immediately prior to the Effective Time.
Liquidity
The Company follows Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 205-40, Presentation of Financial Statements — Going Concern, which requires that management evaluate whether there are relevant conditions and events that in aggregate raise substantial doubt about the entity’s ability to continue as a going concern and to meet its obligations as they become due within one year after the date that the condensed financial statements are issued. Under the guidance, the Company must first evaluate whether there are conditions and events that raise substantial doubt about the entity’s ability to continue as a going concern (step 1). If the Company concludes substantial doubt is raised, management also is required to consider whether its plans alleviate that doubt (step 2).
The Company has a limited operating history, has incurred significant operating losses since its inception, and the revenue and income potential of the Company’s business and market are unproven. The preparation of these condensed financial statements does not include any adjustments that may result from the outcome of this uncertainty. The Company’s condensed financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. As of March 31, 2023, the Company had an accumulated deficit of $87.5 million and cash and cash equivalents of $0.7 million. To date, the Company has funded its operations primarily with the net proceeds from the issuance of convertible promissory notes and the issuance of debt to a related party. The Company expects to incur substantial operating losses for the next several years and will need to obtain additional near-term financing in order to continue its research and development activities, initiate and complete clinical trials and launch and commercialize any product candidates for which it receives regulatory approval. Management has prepared cash flow forecasts which indicate that based on the Company’s expected operating losses and negative cash flows, there is substantial doubt about the Company’s ability to continue as a going concern for twelve months from the issuance of these condensed financial statements.
The Company plans to continue to fund its losses from operations and capital funding needs through additional debt or equity financings to be received from related parties, private equity, or other sources. If the Company is not able to secure adequate additional funding, the Company may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, suspend or curtail planned programs, or may be forced to cease operations or file for bankruptcy protection. Any of these actions could materially harm the Company’s business, results of operations and future prospects. There can be no assurance that such financing will be available or will be at terms acceptable to the Company.
2.   Summary of Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) and generally accepted accounting principles in the United States of America (“US GAAP”). The Company maintains its accounting records under the accrual method of accounting in conformity with US GAAP. The condensed balance sheet as of December 31, 2022 included herein was derived from the audited financial statements as of that date. Certain information and disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such regulations. Accordingly, these condensed financial statements and accompanying footnotes should be read in conjunction with NKGen’s financial statements as of and for the year ended December 31, 2022. The results for the interim periods are not necessarily indicative of results for the full year.
Except as described in this Note 2, there have been no material changes to NKGen’s significant accounting policies as described in NKGen’s financial statements as of and for the year ended December 31, 2022.
In the opinion of management, all adjustments, of a normal recuring nature, considered necessary for a fair presentation have been included in the condensed financial statements. NKGen believes that the disclosures provided herein are adequate to present the information presented from being misleading.
Use of Estimates
The preparation of condensed financial statements in accordance with US GAAP requires management to make estimates and assumptions that impact the reported amounts of certain assets and liabilities, certain disclosures at the date of the condensed financial statements, as well as the reported amounts of revenues and expenses during the reporting period. The most significant estimates in the Company’s condensed financial statements include, but are not limited to, accrued research and development expenses, convertible promissory notes, convertible promissory notes due to related parties, the valuation of common stock and equity awards. These estimates and assumptions are based upon historical experience, knowledge of current events, and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the recording of expenses that are not readily apparent from other sources. Actual results could differ materially from those estimates.

Segments
Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s Chief Executive Officer is the Company’s CODM. The CODM reviews financial information presented on an enterprise-wide basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. As such, the Company has determined that it operates in one reportable segment. Additionally, the Company generates all of its revenues, and maintains all of its long-lived assets within the United States.
Deferred Transaction Costs
The Company capitalizes deferred transaction costs, which primarily consist of incremental legal fees, accounting fees and other fees directly attributable to the anticipated Business Combination. The deferred transaction costs will be reclassified to additional paid-in capital upon closing. No deferred transaction costs were recorded as of December 31, 2022. As of March 31, 2023, $0.3 million of deferred transaction costs were capitalized in connection with the Business Combination on the condensed balance sheets.
Stock-Based Compensation
Stock-based compensation expense is comprised of stock options awarded to employees and consultants. The Company accounts for share-based awards under the fair value method prescribed by ASC 718-10, Stock Compensation. The fair value of stock options is estimated using the Black-Scholes option pricing model on the date of grant. This option pricing model involves a number of estimates, including the per share value of the underlying common stock, exercise price, estimate of future volatility, expected term of the stock option award, risk-free interest rate and expected annual dividend yield.
The fair value of the shares of common stock underlying the stock options has historically been determined by the Company’s board of directors as there is no public market for the underlying common stock. The Company’s board of directors determines the fair value of the Company’s common stock by considering a number of objective and subjective factors including contemporaneous third-party valuations of its common stock, the valuation of comparable companies, sales of the Company’s common stock to outside investors in arms-length transactions, the Company’s operating and financial performance, the lack of marketability, and general and industry specific economic outlook, and the implied fair values upon a merger transaction, amongst other factors. The Company recognizes the expense for options with graded-vesting schedules on a straight-line basis over the requisite service period, which is generally the vesting period. Forfeitures are recognized as they occur.
Basic and Diluted Net Loss Per Common Share
Basic net loss per common share is computed by dividing net loss for the year by the weighted-average number of common shares outstanding during the year. Diluted net loss per share is computed by dividing the net loss by the weighted-average number of common shares outstanding and potentially dilutive securities outstanding for the period using the treasury stock or if-converted method if their inclusion is dilutive. Diluted net loss per common share is the same as basic net loss per common share, because the inclusion of potentially dilutive shares would be anti-dilutive to the calculation of loss and comprehensive loss per common share.
Potentially anti-dilutive shares excluded from the calculation of diluted net loss per share for the three months ended March 31, 2022 and 2023 includes stock options of 1,600,392 and 5,252,920 respectively, in addition to the shares underlying the Convertible Notes. The Company is unable to quantify the number of shares underlying the Convertible Notes as the quantity of shares issuable upon conversion, as described in Note 6, is not determinable at this time.
Recently Adopted Accounting Pronouncements
In June 2016, the Financial Accounting Standard Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-13, Measurement of Credit Losses on Financial Instruments. ASU 2016-13,

together with a series of subsequently issued related ASUs, has been codified in Topic 326. Topic 326 establishes new requirements for companies to estimate expected credit losses when measuring certain financial assets, including accounts receivables. The new guidance is effective for fiscal years beginning after December 15, 2022. The Company adopted the new guidance with its fiscal year beginning January 1, 2023. The adoption of ASC 326 had no material impact on the Company’s financial statements.
3.   Property and Equipment, net
Property and equipment, net consist of the following (in thousands):
	Useful Life	December 31, 2022	March 31, 2023
Land	—	$5,025	$5,025
Buildings	40 years	8,325	8,325
Furniture and fixtures	7 years	677	677
Lab equipment	5 years	4,003	4,003
Leasehold improvements	Lesser of estimated useful life or related lease term	52	52
Office equipment	5 years	17	17
Vehicles	5 years	112	112
		18,211	18,211
Less: Accumulated depreciation		(2,690)	(2,977)
		$15,521	$15,234
Depreciation expense related to property and equipment was $0.3 million for each of the three months ended March 31, 2022 and 2023.
4.   Additional Balance Sheet Information
Prepaid expenses and other current assets consist of the following (in thousands):
	December 31, 2022	March 31, 2023
Prepaid expenses	$133	$287
Other receivables	67	52
Other	4	1
Prepaid expenses and other current assets	$204	$340
Accounts payable and accrued expenses consist of the following (in thousands):
	December 31, 2022	March 31, 2023
Accounts payable	$975	$1,560
Accrued liabilities	1,359	1,373
Employee compensation	291	358
Other	27	47
Accounts payable and accrued expenses	$2,652	$3,338
5.   Fair Value Measurements
The Company elects to account for its convertible promissory notes issued from 2019 through 2022 to investors (“2019 Convertible Notes”), convertible promissory notes issued in March 2023 to investors (“2023 Convertible Notes”), and convertible promissory notes due to related parties (“Related Party Convertible

Notes”, together with the 2019 Convertible Notes and 2023 Convertible Notes, “Convertible Notes”), which meet the required criteria, at fair value at inception and at each subsequent reporting date. Subsequent changes in fair value of the Convertible Notes are recorded within other expenses, net on the condensed statement of operations and comprehensive loss. Interest expense associated with the Convertible Notes is included in the change in fair value for the Convertible Notes. These estimates may be subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. The carrying value of the Company’s Related Party Loans approximates fair value as the stated interest rate approximates market rates for similar loans and due to the short-term nature of such loans.
The Company accounts for the fair value of its financial instruments under the framework established by US GAAP which defines fair value and expands disclosures about fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value.
The Company used the following methods and assumptions to estimate the fair value of its financial instruments:
Level 1 — Quoted prices in active markets for identical assets or liabilities the Company has the ability to access at the measurement date.
Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of assets or liabilities.
Level 3 — Pricing inputs that are unobservable, supported by little or no market activity and are significant to the fair value of the assets or liabilities.
The carrying amounts of the Company’s financial assets and financial liabilities are considered to be representative of their respective fair values because of the short-term nature of those instruments. The Company does not measure assets at fair value on a recurring basis.
Liabilities measured at fair value on a recurring basis are as follows (in thousands):
	Fair Value Measurements at Reporting Date Using
	Balance as of December 31, 2022	Level 1	Level 2	Level 3
2019 Convertible Notes	$11,392	$—	$—	$11,392
Related Party Convertible Notes	263	—	—	263
Total	$11,655	$—	$—	$11,655
	Fair Value Measurements at Reporting Date Using
	Balance as of March 31, 2023	Level 1	Level 2	Level 3
2019 Convertible Notes	$12,868	$—	$—	$12,868
Related Party Convertible Notes	288	—	—	288
2023 Convertible Notes	1,100	—	—	1,100
Total	$14,256	$—	$—	$14,256
For the three months ended March 31, 2022, the Company recognized $0.1 million and less than $0.1 million of expense associated with the change in fair value of the 2019 Convertible Notes and Related Party Convertible Notes, respectively.

The following tables present a reconciliation of the Convertible Notes, which are measured at fair value (in thousands) on a recurring basis using significant unobservable inputs (Level 3):
	2019 Convertible Notes	Related Party Convertible Notes	2023 Convertible Notes	Total
Balance as of December 31, 2022	$11,392	$263	$—	$11,655
Issuance of 2023 Convertible Notes	—	—	1,100	1,100
Change in fair value	1,476	25	—	1,501
Balance as of March 31, 2023	$12,868	$288	$1,100	$14,256
The Company determines the carrying amount of the Convertible Notes using a scenario-based analysis that estimates the fair value of the Convertible Notes based on the probability-weighted present value of expected future investment returns by measuring the fair value of similar debt instruments that do not have the conversion feature. If no similar debt instrument exists, fair value is estimated by using assumptions that market participants would use in pricing a debt instrument, including market interest rates, credit standing, yield curves and volatilities. Determining the fair value of the Convertible Notes requires the use of accounting estimates and assumptions. These estimates and assumptions are judgmental in nature and could have a significant impact on the determination of the debt, and the associated non-cash interest expense.
The following assumptions were used in determining the fair value of the Convertible notes as of:
	December 31, 2022	March 31, 2023
Probability of conversion	—	65%
Probability of holding until maturity without conversion	—	35%
Remaining term until potential conversion trigger date (years)	—	0.42
Discount yield(1)	20%	14%

(1)
Estimated using a comparable bond analysis and under S&P Global Inc.’s credit rating scale using a multinominal logical regression.

6.   Debt
Convertible promissory notes
From November through December 2019, the Company issued the 2019 Convertible Notes and the Related Party Convertible Notes for total proceeds of $11.1 million, which bear interest at 1.68% per year.
In March 2023, the Company issued the 2023 Convertible Notes to investors for total proceeds of $1.1 million, bearing interest at 4.55% per year. The maturity dates of the 2023 Convertible Notes are three years from their respective issuance dates.
In the event the Company consummates, while the Convertible Notes are outstanding, an equity financing pursuant to which it sells shares of its equity securities, with an aggregate sales price of not less than $20.0 million, excluding any and all indebtedness under the Convertible Notes that is converted into Company equity securities sold in a qualified financing (“Next Round Securities”), and with the principal purpose of raising capital, then all principal, together with all unpaid accrued interest under the Convertible Notes, shall automatically convert into shares of Next Round Securities at the lesser of (i) the price obtained by dividing $300.0 million by the number of outstanding shares of common stock of the Company immediately prior to the qualified financing (assuming conversion of all securities convertible into common stock and exercise of all outstanding options and warrants, but excluding the shares of equity securities of the Company issuable upon the conversion of the Convertible Notes or other indebtedness) and (ii) a discount to the cash price per share paid by the other purchasers of Next Round Securities in the qualified financing equal to (a) with respect to the 2019 Convertible Notes and the Related Party Convertible Notes, for an investor that invests up to $1.0 million in 2019 Convertible Notes or the Related Party Convertible Notes: 20%, and for an investor that invests more than $1.0 million and less than $5.0 million in 2019 Convertible Notes or the Related Party Convertible Notes: 25% or (b) with respect to the 2023 Convertible Notes, for an investor that invests up to $5.0 million in 2023 Convertible Notes: 15%, and for an investor that invests more than $5.0 million and less than $10.0 million in Notes: 20%, and for an investor that invests more than $10.0 million in 2023 Convertible Notes: 25%. There are no financial or non-financial covenants associated with the Convertible Notes.
The principal amounts of the 2019 Convertible Notes and Related Party Convertible Notes were due on demand as of December 31, 2022. In April 2023, the Company (i) modified the 2019 Convertible Notes and Related Party Convertible Notes to extend the maturity date to December 31, 2023 and (ii) modified the Convertible Notes to provide that upon the closing of a transaction such as the Business Combination, the Convertible Notes will, immediately prior to the closing of such transaction, convert into the Company’s common stock at a conversion price equal to (a) the value ascribed to the consideration to be paid in respect of one share of common stock in the definitive agreement(s) relating to such transaction, multiplied by (b) the discount figure applicable to a qualified financing as set forth above.
Paycheck Protection Program Loan
In May 2020, the Company received loan proceeds of $1.1 million pursuant to the Paycheck Protection Program (“PPP”). The PPP, established as part of the CARES Act, provides loans for small businesses to cover qualified payroll costs, rent, utilities, and interest on mortgage and other debt obligations. The loan has an interest rate of 1%. The Company recorded interest expense of less than $0.1 million related to the PPP loan to interest expense in the condensed statement of operations and comprehensive loss for the three months ended March 31, 2022. The final remaining loan principal and interest payoff for the PPP loan was made in May 2022.
7.   Related-Party Transactions
Advisory and research services
The Company was provided professional clinical program advisory services from Paul Song, prior to his hiring as Chief Executive Officer in December 2022. For the three months ended March 31, 2022 and 2023, $0.1 million and zero, respectively, in research and development expenses related to these advisory services were recorded. As of each of December 31, 2022 and March 31, 2023, amounts payable of less than $0.1 million remained outstanding and recorded within accounts payable and accrued expenses on the condensed balance sheets.
Purchases of laboratory supplies
For the three months ended March 31, 2022 and 2023, the Company recorded research and development expenses totaling less than $0.1 million and zero, respectively, associated with the purchase of laboratory supplies from NKMAX. As of each of December 31, 2022 and March 31, 2023, there was $0.1 million in outstanding payables relating to the purchase of laboratory supplies which is recorded within accounts payable and accrued expenses on the condensed balance sheets.
Related Party Loans
Between August 2019 and December 2022, the Company entered into related party loans with NKMAX (“Related Party Loans”). In December 2022, the aggregate outstanding Related Party Loans’ principal and interest of $66.1 million was converted into 17,002,230 shares of common stock which was recognized as a capital contribution within the condensed statement of common stock and stockholders’ equity (deficit) for the year ended December 31, 2022.
From January through March 2023, the Company entered into additional Related Party Loans with NKMAX for aggregate gross proceeds of $4.5 million and a maturity date of December 31, 2023.

The terms of the Related Party Loans entered into between August 2019 and February 2023 included a 4.6% interest rate. In connection with the Related Party Loans, interest expenses incurred were $0.5 million and less than $0.1 million for the three months ended March 31, 2022 and 2023, respectively. Related party interest payable amounts recorded within other current liabilities on the condensed balance sheets were zero and less than $0.1 million as of December 31, 2022 and March 31, 2023, respectively,
There are no financial or non-financial covenants associated with the Related Party Loans. The Related Party Loans mature on December 31, 2024. The Related Party Loans are not convertible into equity, including upon the consummation of the Business Combination.
Convertible promissory notes due to related parties
In connection with the issuance of certain Convertible Notes from November 2019 to December 2019, relatives of one of the Company’s directors invested in convertible promissory notes totaling $0.5 million. As of each of December 31, 2022 and March 31, 2023, the principal amount and related fair value of the Related Party Convertible Notes held by relatives of a director of the Company were each $0.3 million.
8.   Commitments and Contingencies
Leases
As of March 31, 2023, the Company recorded an aggregate right-of-use asset of $1.1 million with an accumulated amortization of $0.8 million in the condensed balance sheet as operating lease right-of-use asset, net, and an aggregate lease liability of $0.3 million in the balance sheet as operating lease liability, current. As of March 31, 2023, the weighted-average remaining lease term is less than one year and the weighted-average estimated incremental borrowing rate is 4.35%.
As of March 31, 2023 total undiscounted lease payments were $0.3 million, which are committed to be made during 2023.
License Agreements
The Company has entered into a license agreement with NKMAX, as amended in October 2021, April 2023 and August 2023 (“Intercompany License”), pursuant to which NKMAX granted to the company certain intellectual property. Pursuant to the Intercompany License, as consideration for an exclusive license to the intellectual property, the Company paid an upfront fee of $1.0 million (“Licensed Technology”).
As the license has no alternative future use, the Company recognized the upfront fee as research and development expense in the statement of operations during the year ended December 31, 2020. Additionally, the Company is also required to pay one-time milestone payments for the first receipt of regulatory approval by the Company or any of its affiliates for a Licensed Product in the following jurisdictions (and amounts): the United States ($5.0 million), the European Union (“EU”) ($4.0 million), and four other countries ($1.0 million each). The Company is obligated to pay a mid-single digit royalty on net sales of Licensed Products by it, its affiliates or its sublicensees, subject to customary reductions. The Company is also required to pay a percentage of its sublicensing revenue ranging from a low double-digit percentage to a midsingle digit percentage. As of March 31, 2023, the Company has not paid any milestone payments and no sales of Licensed Products have occurred.
Litigation
The Company is subject to legal proceedings and claims, which arise in the ordinary course of business. The Company is not subject to any currently pending legal matters or claims that would have a material adverse effect on its financial position, results of operations or cash flows.
In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and provide for general indemnifications. The Company’s exposure under these agreements is unknown because it involves claims that may be made against the Company in the future but have not yet been made. The Company accrues a liability for such matters when it is probable that future expenditures will be made, and such expenditures can be reasonably estimated. No amounts were accrued as of December 31, 2022 and March 31, 2023.
9.   Stockholders’ Equity
Common Stock
As of March 31, 2023, the Company had authorized 60,000,000 shares of common stock, par value $0.001 per share. As of March 31, 2023, 32,602,843 shares of common stock were issued and outstanding, and 27,397,157 shares of common stock were reserved for future issuance.
Equity Incentive Plans
The Company’s 2019 Plan (“2019 Plan”) became effective on October 23, 2019. The 2019 Plan provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock unit awards and performance share awards to employees, directors, and consultants of the Company. As of March 31, 2023, the Company has only issued stock options. In February 2023, the Company amended its 2019 Equity Incentive Plan to increase the aggregate number of shares of Common Stock reserved for future issuance from 2,780,000 shares to 8,723,922 shares. As of March 31, 2023, the Company had issued 6,953,533 stock options under the 2019 Plan, and a total of 1,770,389 shares remained available for future issuance under the 2019 Plan.
Stock options granted under the 2019 Plan expire no later than ten years from the date of grant and generally vest over a four-year period, with vesting occurring at a rate of 25% at the end of the first and thereafter in 36 equal monthly installments, or in the case of awards granted to board members, on a monthly basis over three or four years. In general, vested options expire if not exercised within three months after termination of service.
The fair value of each employee and non-employee stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. Due to the Company’s limited operating history and a lack of company-specific historical and implied volatility data, the Company estimated expected volatility based on the historical volatility of a group of similar companies that are publicly traded. The historical volatility data was computed using the daily closing prices for the selected companies’ shares during the equivalent period of the calculated expected term of the stock-based awards. Due to the lack of historical exercise history, the expected term of the Company’s stock options for employees has been determined utilizing the “simplified” method for awards. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. The expected dividend yield is zero since the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.
A summary of the Company’s stock option activity for the three months ended March 31, 2023 is as follows:
	Stock Options Outstanding	Weighted Average Exercise Price
Outstanding as of December 31, 2022	453,590	$0.56
Granted	5,322,456	2.72
Forfeited	(495,326)	2.72
Exercised	(27,800)	0.13
Outstanding as of March 31, 2023	5,252,920	$2.55
The weighted average assumptions used in the Black-Scholes option pricing model to determine the fair value of stock option grants for the three months ended March 31, 2023 were as follows:
Common stock fair value	$3.75
Risk-free interest rate	3.53%
Expected volatility	110.00%

Expected term (in years)	6.08
Expected dividend yield	0.00%
Stock options outstanding, vested and expected to vest and exercisable as of March 31, 2023 are as follows:
	Number of Stock Options	Weighted Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Total Aggregate Intrinsic Value (in thousands)
Outstanding as of December 31, 2022	453,590	6.98	$0.56	$980
Outstanding as of March 31, 2023	5,252,920	9.59	$2.55	$6,319
Vested and expected to vest as of March 31, 2023	5,252,920	9.59	$2.55	$6,319
Exercisable as of March 31, 2023	568,392	7.72	$1.21	$1,443
Intrinsic value is calculated as the difference between the exercise price of the underlying options and the fair value of the common stock for the options that had exercise prices that were lower than the per share fair value of the common stock on the date of exercise. The aggregate intrinsic value of stock options exercised during the three months ended March 31, 2023 was $0.1 million. The aggregate fair value of stock options vested during the three months ended March 31, 2023 was $0.7 million.
As of March 31, 2023, the total unrecognized stock-based compensation related to unvested stock option awards granted was $14.5 million, which the Company expects to recognize over a remaining weighted- average period of approximately 3.8 years.
Stock-based compensation expense, recognized in the Company’s condensed statements of operations and comprehensive loss for the 2019 Plan was recorded as follows (in thousands):
	Three Months Ended March 31,
	2022	2023
Research and development	$13	$330
General and administrative	6	928
Total stock-based compensation expense	$19	$1,258
10.   Collaboration Agreement
On September 17, 2020, the Company entered into a strategic collaboration with Affimed GmbH (“Affimed”) to initiate a Phase 1/2 trial of SNK01 in combination with AFM24, a tetravalent biologic created by Affimed designed to direct NK cell killing of epidermal growth factor receptor (“EGFR”) expressing tumors. Under the collaboration agreement, the Company and Affimed split the development costs of the combination product equally. Total reductions to research and development expenses for each of the three months ended March 31, 2022 and 2023 were $0.1 million.
11.   Income Taxes
The Company is subject to taxation in the U.S. and various state jurisdictions. The Company is not subject to taxation in foreign countries. The Company’s effective tax rate is calculated quarterly based upon current assumptions relating to the full year’s estimated operating results and various tax-related items. Each quarter, an estimate of the annual effective tax rate is updated should we revise our forecast of earnings based upon our operating results. If there is a change in the estimated effective annual tax rate, a cumulative adjustment is made. The Company’s effective tax rate was 0% for each of the three months ended March 31, 2022 and 2023.

The difference between the effective tax rate of 0% and the U.S. federal statutory rate of 21% for the three months ended March 31, 2022 and 2023, was primarily due to changes in deferred tax balances, partially offset by valuation allowances.
As of March 31, 2023, we determined that, based on an evaluation of our history of net losses and all available evidence, both positive and negative, including our latest forecasts and cumulative losses in recent years, it was more likely than not that none or substantially none of our deferred tax assets would be realized and, therefore, we continued to record a valuation allowance.
12.   Subsequent Events
The Company has evaluated all events or transactions that occurred after the March 31, 2023 unaudited condensed balance sheet date for recognition purposes through June 26, 2023, the date when the financial statements were available. The Company has evaluated all events or transactions that occurred after the March 31, 2023 unaudited condensed balance sheet date for disclosure purposes through August 10, 2023 to determine if they must be disclosed.
Modification to the Convertible Notes
In April 2023, the Company (i) modified the 2019 Convertible Notes and Related Party Convertible Notes to extend the maturity date to December 31, 2023 and (ii) modified the Convertible Notes to provide that upon the closing of a transaction such as the Business Combination, the Convertible Notes will, immediately prior to the closing of such transaction, convert into the Company’s common stock at a conversion price equal to (a) the value ascribed to the consideration to be paid in respect of one share of common stock in the definitive agreement(s) relating to such transaction, multiplied by (b) the discount figure applicable to a qualified financing as set forth in Note 6.
Amendments to NKMAX License
In April 2023, the Company and NKMAX executed an amendment to the Intercompany License to expand the scope of Licensed Products initially limited to cancer treatment to any field of use.
In August 2023, the Company and NKMAX executed an amendment to the Intercompany License to clarify that the Company shall not be responsible for certain fees or costs previously paid or incurred by NKMAX.
Additional 2023 NKMAX Loans
In April 2023, NKGen entered into an additional loan agreement with NKMAX for aggregate gross proceeds of $0.5 million. The terms of the additional loan are consistent with the terms set forth for the related party loans in Note 6 above.
Additional 2023 Convertible Notes
From April through June 26, 2023, the Company issued additional convertible promissory notes to investors for total proceeds of $3.7 million, of which $0.1 million was issued to a related party. The terms of the additional convertible promissory notes are consistent with the terms set forth for the 2023 Convertible Notes in Note 6 above.
Revolving Line of Credit
In June 2023, the Company entered into a $5.0 million revolving line of credit agreement with a commercial bank with a one-year term and an interest rate based on the higher of (i) the one month secured overnight financing rate plus 2.85% or (ii) 7.50%. Issuance fees of $0.1 million were incurred in connection with this revolving line of credit. The revolving line of credit is secured by all of the Company’s assets, including a deed of trust over the Company’s owned real property located in Santa Ana, California. Additionally, the Company is required to maintain a restricted cash balance of $0.3 million following the issuance. In June 2023, the Company executed a draw of $3.8 million on this revolving line of credit. In July 2023, the

Company executed an additional draw of $1.1 million upon the revolving line of credit. No repayments of draws occurred through August 10, 2023.
Collaboration Agreement
The study associated with the strategic collaboration with Affimed was discontinued by mutual agreement in June 2023.

Annex A
Dated April 14, 2023
Agreement and Plan of Merger
among
Graf Acquisition Corp. IV,
as Acquiror
Austria Merger Sub, Inc.
as Merger Sub
and
NKGen Biotech, Inc.
as the Company

A-i

A-ii

A-iii

EXHIBITS
Exhibit A Form of Sponsor Agreement
Exhibit B Form of Support Agreement
Exhibit C Form of Amended and Restated Certificate of Incorporation of Acquiror
Exhibit D Form of Amended and Restated Bylaws of Acquiror
Exhibit E Form of Amended and Restated Registration Rights Agreement
Exhibit F Form of Lockup Agreement

A-iv

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”), dated as of April 14, 2023 is entered into by and among Graf Acquisition Corp. IV, a Delaware corporation (“Acquiror”), Austria Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and NKGen Biotech, Inc., a Delaware corporation (the “Company”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.
RECITALS
WHEREAS, Acquiror is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;
WHEREAS, Merger Sub is a newly formed, wholly owned, direct subsidiary of Acquiror, and was formed for the sole purpose of the Merger;
WHEREAS, subject to the terms and conditions hereof, at the Closing, Merger Sub is to merge with and into the Company pursuant to the Merger, with the Company surviving as the Surviving Company;
WHEREAS, the respective boards of directors of each of Acquiror, Merger Sub and the Company have each (a) declared it advisable to enter into this Agreement and (b) approved and declared advisable the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”);
WHEREAS, the Acquiror Board has adopted a resolution recommending to its stockholders that they approve the Proposals;
WHEREAS, in connection with the Transactions, Acquiror and NKMAX Co., Ltd., a company formed under the laws of the Republic of Korea (“Company Parent”) and Acquiror, have entered into a backstop agreement (as amended or modified from time to time, the “Backstop Agreement”), pursuant to which, subject to and contingent upon the Closing, Company Parent will invest in Acquiror an aggregate amount not to exceed $25,000,000 (the “Backstop Amount”);
WHEREAS, in connection with the Transactions, Acquiror will enter into subscription agreements (each, as amended or modified from time to time, a “Subscription Agreement”), with the Investors providing for investments in Acquiror prior to the Closing ( such investment and any other investment by Investors prior to the Closing, the “PIPE Investment”);
WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Sponsor and certain directors of Acquiror have entered into that certain Sponsor Agreement, dated as of the date hereof, in the form attached hereto as Exhibit A (the “Sponsor Agreement”), with Acquiror and the Company, pursuant to which, among other things: certain shares held by Sponsor at the Closing will be subject to vesting and forfeiture provisions as set forth in the Sponsor Agreement;
WHEREAS, in connection with (but following) the execution and delivery of this Agreement, in connection with the Transactions, certain stockholders of the Company constituting the Company Requisite Approval will enter into that certain Support Agreement, dated as of the date hereof, in the form attached hereto as Exhibit B (the “Support Agreement”), with Acquiror, pursuant to which such stockholders have agreed, among other things to provide their Written Consent as promptly as practicable to the extent permitted by applicable Law following their receipt of the Information Statement to be delivered in accordance with Section 8.2(g);
WHEREAS, pursuant to the Acquiror Organizational Documents, Acquiror shall provide an opportunity to its stockholders to have their Acquiror Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Acquiror Organizational Documents, the Trust Agreement, and the Proxy Statement/Registration Statement in conjunction with, inter alia, (a) the Extension Approval or (b) obtaining approval from the stockholders of Acquiror for the Business Combination;

WHEREAS, prior to the consummation of the Transactions, the Acquiror shall, subject to obtaining the Acquiror Stockholder Approval, adopt the amended and restated certificate of incorporation in the form set forth on Exhibit C (the “Acquiror A&R Charter”);
WHEREAS, prior to the consummation of the Transactions, the Acquiror shall adopt the amended and restated bylaws in the form set forth on Exhibit D (the “Acquiror A&R Bylaws”);
WHEREAS, prior to the consummation of the Transactions, the Acquiror shall, subject to obtaining the Acquiror Stockholder Approval, adopt an equity incentive plan (the “Acquiror Incentive Plan”) and an employee stock purchase plan (the “Acquiror Employee Stock Purchase Plan”), in each case in the form to be agreed upon by the Company, Acquiror and Merger Sub prior to time the Proxy Statement/Registration Statement is filed with the SEC and in accordance with Section 7.15; and
WHEREAS, each of the parties intends that, for U.S. federal income tax purposes, (a) this Agreement constitutes a “plan of reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder, and (b) (x) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and/ or (y) the Merger, the Backstop Amount and the PIPE Investment, taken together, shall constitute an integrated transaction that qualifies under Section 351 of the Code (the “Intended Tax Treatment”);
WHEREAS, prior to the consummation of the Transactions, Acquiror, Sponsor and certain stockholders of the Company will enter into the amended and restated registration rights agreement (the “Registration Rights Agreement”), in the form set forth on Exhibit E, to be effective as of the Effective Time; and
WHEREAS, prior to the consummation of the Transactions, Acquiror, Sponsor, certain directors of Acquiror and certain stockholders of the Company will enter into a lockup agreement (the “Lockup Agreement”), in the form set forth on Exhibit F, to be effective as of the Effective Time.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
Section 1.01   Definitions.   As used herein, the following terms shall have the following meanings:
“2021 Audited Financial Statements” has the meaning specified in Section 4.07(a).
“Acquiror” has the meaning specified in the preamble hereto.
“Acquiror A&R Charter” has the meaning specified in the recitals hereto.
“Acquiror Affiliate Agreement” has the meaning specified in Section 5.19.
“Acquiror and Merger Sub Representations” means the representations and warranties of each of Acquiror and Merger Sub expressly and specifically set forth in Article V of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Acquiror and Merger Sub Representations are solely made by Acquiror and Merger Sub.
“Acquiror Board” means the board of directors of Acquiror.
“Acquiror Board Recommendation” has the meaning specified in Section 8.02(f).
“Acquiror Change in Recommendation” has the meaning specified in Section 8.02(f).
“Acquiror Closing Cash Amount” means an amount equal to the sum of (a) the amount of cash available in the Trust Account as of the Closing after deducting the aggregate amount payable with respect to the Redemption (and after deducting any excise tax under Section 4501 of the Code (as amended by the Inflation Reduction Act of 2022, H.R. 5376) incurred therewith by Acquiror, taking into account all reductions reasonably expected to be available under Section 4501(c)(3) of the Code in the relevant taxable year), plus (b) the aggregate amount received by the Company, the Acquiror or any of its Subsidiaries substantially concurrently with the Closing pursuant to the Subscription Agreements, plus (c) the Backstop Amount, in each case of clauses (a), (b) and (c) after giving effect to the payment of any Outstanding Acquiror Expenses incurred or payable by Acquiror but before giving effect to the payment of any Outstanding Company Expense.
“Acquiror Common Stock” means Acquiror’s Common Stock, par value $0.0001 per share.
“Acquiror Cure Period” has the meaning specified in Section 10.01(c).
“Acquiror Employee Stock Purchase Plan” has the meaning specified in the recitals hereto.
“Acquiror Fully Diluted Shares” means the number of shares of Acquiror Common Stock, determined as of the applicable time of measurement, equal to the sum of (a) the total number of shares of Acquiror Common Stock issued and outstanding and (b) the total number of shares of Acquiror Common Stock subject to securities that are convertible into or exercisable for shares of Acquiror Common Stock (whether vested or unvested).
“Acquiror Incentive Plan” has the meaning specified in the recitals hereto.
“Acquiror Material Adverse Effect” means any change, development, condition, state of facts, occurrence, event or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets, results or operations or financial condition of Acquiror or (b) the ability of Acquiror or Merger Sub to perform their respective obligations under this Agreement or consummate the Transactions; provided, however, that in no event would any redemption of Acquiror Common Stock made in accordance with the Certificate of Incorporation, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an “Acquiror Material Adverse Effect”.
“Acquiror Organizational Documents” means the Certificate of Incorporation and Acquiror’s bylaws, in each case as may be amended from time to time in accordance with the terms of this Agreement.
“Acquiror Preferred Stock” means the preferred stock, par value $0.0001 per share, of the Acquiror.
“Acquiror Recommendation Change Notice” has the meaning specified in Section 8.02(f).
“Acquiror SEC Reports” has the meaning specified in Section 5.10(a).
“Acquiror Stockholder” means a holder of Acquiror Common Stock.
“Acquiror Stockholder Approval” has the meaning specified in Section 5.02(b).
“Acquiror Unit” means one share of Acquiror Common Stock and one fifth (1/5th) of Acquiror Warrant.
“Acquiror Warrant” means a warrant entitling the holder to purchase one share of Acquiror Common Stock per warrant.
“Action” means any claim, action, suit, assessment, arbitration or proceeding, in each case that is by or before any Governmental Authority.
“Additional Proposal” has the meaning specified in Section 8.02(e).
“Adjoining Landowner” has the meaning specified in Section 4.18(a).
“Adjournment Proposal” has the meaning specified in Section 8.02(e).
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise (but excluding, with respect to the Company, any portfolio companies of venture capital or investment funds that are, or otherwise affiliated with, any stockholder of the Company, which portfolio companies may otherwise be deemed to be “under common control with” the Company).
“Agreement” has the meaning specified in the preamble hereto.
“Alternative Transaction Structure” has the meaning specified in Section 8.03(b).
“Amendment Proposal” has the meaning specified in Section 8.02(e).
“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.
“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition in any applicable jurisdiction.
“Backstop Agreement” has the meaning specified in the preamble hereto.
“Backstop Amount” has the meaning specified in the preamble hereto.
“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.
“Business Combination Proposal” has the meaning set forth in Section 7.12.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Los Angeles, California are authorized or required by Law to close.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136 and any amendment thereof, or administrative or other guidance or legislation published with respect thereto by any Governmental Authority.
“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Acquiror, filed with the Secretary of State of the State of Delaware on May 20, 2021, and as subsequently amended from time to time.
“Certificate of Merger” has the meaning specified in Section 2.01.
“Claim” means any demand, claim, action, legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.
“Closing” has the meaning specified in Section 2.03.
“Closing Date” has the meaning specified in Section 2.03.
“Closing Company Financial Statements” has the meaning specified in Section 6.06(a).
“Code” has the meaning specified in the Recitals hereto.
“Company” has the meaning specified in the preamble hereto.
“Company Acquisition Proposal” means any proposal or offer from any Person or “group” (as defined in the Exchange Act) (other than Acquiror, Merger Sub or their respective Affiliates) relating to, in a single transaction or series of related transactions, (a) any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company, taken as a whole, (b) any direct or indirect acquisition of 20% or more of the consolidated assets of the Company, taken as a whole (based on the fair market value thereof, as determined in good faith by the Company Board), (c) acquisition of beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the total voting power of the Equity Securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the total voting power of the Equity Securities of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or (d) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of the total voting power of the Equity Securities of the Company; provided that the Company Acquisition Proposal shall not include and the Company shall be entitled to take all actions necessary to effect, or give effect to, (i) the delivery and performance of this Agreement and the Transactions contemplated by this Agreement, including pursuant to the Backstop Agreement and the Subscription Agreements, (ii) the Contemplated Interim Note Financing, (iii) the grant of non-exclusive licenses or licenses to intellectual property granted to vendors, distributors, or suppliers of the Company for the purpose of providing the applicable services to the Company, entered into in the ordinary course of business and (iv) the acquisition or disposition of inventory, equipment or other tangible personal property in the ordinary course of business.
“Company Affiliate Agreement” has the meaning specified in Section 4.21.
“Company Benefit Plan” has the meaning specified in Section 4.13(a).
“Company Board” means the board of directors of the Company.
“Company Certificates” has the meaning specified in Section 3.02.
“Company Common Stock” means a share of the Company’s common stock, par value $0.0001 per share.
“Company Convertible Note Conversion” has the meaning set forth in Section 3.01(a).
“Company Convertible Promissory Notes” means, collectively, the convertible promissory notes listed on Schedule 1.01, as may be amended from time to time.
“Company Cure Period” has the meaning specified in Section 10.01(b).
“Company Intellectual Property” all Owned Intellectual Property and all Intellectual Property used in or necessary for the conduct of the businesses of the Company, as currently conducted.
“Company Management Holders” means the individuals set forth on Schedule 1.02 constituting the Company’s directors and officers as of the date hereof, in each case, if such Person holds any Equity Security of the Company as of the date hereof.
“Company Option” means each option to purchase shares of Company Common Stock issued under any agreement with the Company, including the Company Stock Plans, whether vested or unvested, outstanding and unexercised immediately prior to Closing.
“Company Parent” has the meaning specified in the preamble hereto.
“Company Products” means natural killer cell immunotherapies currently in use or in development by the Company.
“Company Regulatory Agency” has the meaning specified in Section 4.10(e).
“Company Regulatory Permits” has the meaning specified in Section 4.10(e).
“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article V of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.
“Company Requisite Approval” has the meaning specified in Section 4.03.
“Company Shareholder” means the holder of share(s) of Company Common Stock.
“Company Software” means any and all Software used in or necessary for conduct of the businesses of the Company, as currently conducted.

“Company Stock Plan” means the Company 2019 Equity Incentive Plan, as amended from time to time.
“Company Waiving Parties” has the meaning specified in Section 11.17(a).
“Confidentiality Agreement” has the meaning specified in Section 11.09.
“Contemplated Interim Note Financing” means a pre-Closing capital raising transaction involving the issuance, whether in a single transaction or a series of transactions, by the Company of convertible notes that are convertible into or exchangeable for shares of Company Common Stock.
“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders (other than any Company Benefit Plans).
“Copyleft Terms” has the meaning specified in Section 4.11(h).
“Designated Firm” has the meaning specified in Section 11.17(a).
“DGCL” has the meaning specified in the Recitals hereto.
“D&O Indemnified Parties” has the meaning specified in Section 7.02(a).
“Director Proposal” has the meaning specified in Section 8.02(e).
“Dispute” has the meaning specified in Section 11.17(a).
“Dissenting Shares” has the meaning specified in Section 3.08.
“Effective Time” has the meaning specified in Section 2.01.
“Environmental Laws” means any and all applicable Laws relating to pollution, the environment (including natural resources), waste, emissions, the protection of human health or safety, or Hazardous Materials, and including any applicable Laws requiring the registration, testing, evaluation, classification or labelling of, or which prohibit or restrict in commerce, any chemical or other substance or material.
“Equity Security” means, with respect to any Person, any share of capital stock of, or other equity interest in, such Person or any security exercisable or exchangeable for, or convertible into, any share of capital stock of, or other equity interest (including any security exercisable or exchangeable for, or convertible into, any share of capital stock) in, such Person, including any warrant, option, convertible or exchangeable note or debenture, profits interest or phantom equity right, whether voting or non-voting.
“Equity Value” means the sum of (a) $145,000,000 plus (b)(i) the aggregate amount of principal and accrued interest underlying Company Convertible Promissory Notes that are converted into shares of Company Common Stock immediately prior to the Effective Time plus (ii) the aggregate amount of principal and accrued interest underlying convertible notes issued pursuant to the Contemplated Interim Note Financing that are converted into shares of Company Common Stock immediately prior to the Effective Time.
“ERISA” has the meaning specified in Section 4.13(a).
“ERISA Affiliate” has the meaning specified in Section 4.13(d).
“Exchange Act” means the Securities Exchange Act of 1934.
“Exchange Agent” means Continental Stock Transfer & Trust Company or another exchange agent appointed by Acquiror prior to Closing that is reasonably acceptable to the Company to act as the agent for the purpose of paying the Merger Consideration to the Company Stockholders in accordance with Section 3.02.
“Exchange Ratio” means a number equal to the quotient of (a) the Equity Value divided by (b) $10.00 divided by (c) the Fully Diluted Company Common Stock.
“Excluded Share” has the meaning specified in Section 3.01(d).

“Extension” has the meaning specified in Section 7.14.
“Extension Approval” has the meaning specified in Section 7.14.
“Extension Proposal” has the meaning specified in Section 7.14.
“Extension Stockholders’ Meeting” has the meaning specified in Section 7.14.
“FDA” has the meaning specified in Section 4.10(e).
“FDCA” has the meaning specified in Section 4.10(e).
“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.
“Financial Statements” has the meaning specified in Section 6.06(a).
“Final Termination Date” has the meaning specified in Section 7.14.
“Founder Shares” means shares of Acquiror Common Stock purchased by Sponsor in a private placement prior to the Acquiror’s initial public offering and including any such shares that have been subsequently transferred, including to Acquiror’s independent directors and third parties.
“Fully Diluted Company Common Stock” means, without duplication, the sum of (a) the aggregate number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time, including after giving effect to the Company Convertible Note Conversion in accordance with Section 3.01(a), other than Excluded Shares, plus (b) to the extent not included in clause (a), shares of company Common Stock underlying or issuable upon conversion of Company Convertible Promissory Notes and convertible notes issued as part of the Contemplated Interim Note Financing, plus (c) the aggregate number of shares of Company Common Stock subject to vested Company Options outstanding as of immediately prior to the Effective Time, plus (d) to the extent not included in the foregoing clauses (a) through (c), and to the extent (i) such shares of Company Common Stock are not subject to unvested Company Options and (ii) such shares are not subject to or issuable pursuant to the Backstop Agreement or the PIPE Investment, the aggregate number of shares of Company Common Stock subject to any other securities issued by the Company that are converted or exercisable into, or exchangeable for, directly or indirectly, Company Common Stock or Acquiror Common Stock, if any.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, court or tribunal.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“Graf Designee” has the meaning specified in Section 11.17(a).
“Hazardous Material” means any material, substance or waste that is listed, regulated, designated, classified or defined as, or otherwise determined to be, “hazardous,” “toxic,” or “radioactive,” or a “waste” or “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws, including but not limited to petroleum, petroleum by-products, petroleum products and all derivatives thereof or synthetic substitutes therefor, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, mold, medical or biomedical waste, per- or polyfluoroalkyl substances, or pesticides.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Incentive Plan Proposals” has the meaning specified in Section 5.02(b).
“Information Statement” has the meaning specified in Section 8.02(g).
“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (c) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (d) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (e) obligations under any Financial Derivative/Hedging Arrangement, (f) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (e) above and (g) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations; provided, however, that Indebtedness shall not include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practice.
“Intellectual Property” means any and all rights in or associated with any of the following, whether or not registered, arising in the United States or any other jurisdiction throughout the world: (a) patents, patent applications, patentable inventions, invention disclosures, discoveries, methods, processes, improvements, innovations, and utility models, whether or not patentable and whether or not reduced to practice, improvements thereto, and other rights of invention, and all applications, registrations, issuances, renewals, provisionals, extensions, divisions, continuations, continuations-in-part, re-examinations, re-issues, interferences or equivalents or foreign equivalents or counterparts of any of the foregoing in any jurisdiction (collectively, “Patents”), (b) registered or unregistered trademarks, service marks, certification marks, trade dress, trade names, taglines, social media identifiers (such as a Twitter® Handle) and related accounts, brand names, logos, slogans, business names and corporate names and all other indicia of source or origin, together with all goodwill related to any of the foregoing, and all registrations and applications relating to the foregoing (collectively, “Trademarks”), (c) works of authorship, whether or not copyrightable (including Software, websites, and content), copyrights, copyrightable works, copyrightable subject matter, mask work rights, all registered and unregistered copyrights in both published works and unpublished works, database and design rights and all moral rights, author’s rights, or similar attribution rights, and any applications, registrations and renewals in connection therewith (collectively, “Copyrights”), (d) internet domain names and internet protocol addresses, all rights in URLs, websites, webpages, and website content, (e) trade secrets and other proprietary and confidential information, including know-how, show-how, inventions, processes, procedures, technical database rights, customer lists, supplier lists, business plans, formulae, discoveries, methods, techniques, technology, formulae, algorithms, source code, object code, technical data, technical databases, technical data analytics, ideas, designs, design protocols, drawings and blueprints, models, concepts, creations, confidential business information, financial information, technical information (including any pre-clinical, clinical, or regulatory information) and other proprietary information and rights, in each case, to the extent each of the foregoing constitutes a trade secret under applicable Law (collectively, “Trade Secrets”), (f) Software; (g) to receive damages or other amounts for, and/or to enjoin past, present, and future infringement, misappropriation, misuse, or other violation of any and all of the foregoing and rights of priority and protection of interest therein; and (h) other similar types of proprietary rights or other intellectual property (whether registered or unregistered and any application for the foregoing).
“Intended Tax Treatment” has the meaning specified in the Recitals hereto.
“Interim Period” has the meaning specified in Section 6.01.
“Investor” means each Person that has committed or will commit to purchasing Acquiror Common Stock in connection with the Transactions prior to the Closing.
“Issuance Proposal” has the meaning specified in Section 8.02(e).

“IT Systems” means any and all Software, computer systems, servers, computers, applications, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches, operational technology, automated processes, information technology, and other technology equipment owned, outsourced, licensed or leased by the Company or used in the operation of the business of the Company as currently conducted.
“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority, including binding guidance issued by Treasury and the U.S. Small Business Administration.
“Leased Real Property” means all real property leased, subleased, licensed or otherwise occupied by the Company.
“Lender” has the meaning specified in Section 6.11.
“Letter of Transmittal” has the meaning specified in Section 3.02.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, right of first offer, covenant, restriction, security interest, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for any restrictions arising under any applicable Securities Laws.
“Listing Application” has the meaning specified in Section 7.06(b).
“Loan” has the meaning specified in Section 6.11.
“Lockup Agreement” has the meaning specified in the recitals hereto.
“Material Adverse Effect” means any change, development, condition, state of facts, occurrence, event or effect that has had, or would reasonably be expected to have, individually or in the aggregate, (a) a material adverse effect on the assets, business, results of operations or financial condition of the Company, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a “Material Adverse Effect”: (i) any change in applicable Laws, or GAAP or any official interpretation thereof, (ii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (iii) the taking of any action required by this Agreement, the taking of any action by the Company at the discretion or consent of Acquiror, the announcement or the execution of this Agreement, the pendency or consummation of the Merger, including any termination of, reduction in or similar adverse impact on relationships, contractual or otherwise, with any landlords, suppliers, distributors, partners or employees of the Company (provided, that the exceptions in this clause (iii) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.04 subject to any disclosures set forth in Schedule 4.04 and to the extent related thereto, the condition in Section 9.02(a)), (iv) any change generally affecting any of the industries or markets in which the Company operates or the economy as a whole (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (v) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, epidemic, disease outbreak, pandemic (including the Covid-19 pandemic), weather condition, explosion fire, act of God or other force majeure event, (vi) any national or international political or social conditions (including social unrest) in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel and (vii) any failure of the Company, taken as a whole, to meet any projections, forecasts or budgets; provided, that clause (viii) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in or would reasonably be expected to result in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), except in the case of clause (i), (ii), and (iv), to the extent that such change does not have a disproportionate impact on the Company, taken as a whole, as compared to other industry participants, but only to the extent of the incremental disproportionate effect on the Company, taken as a whole, relative to other industry participants (or, in the case of clauses (v) and (vi), as compared to other industry participants in the same geographic areas in which the Company operates, but only to the extent of the incremental disproportionate effect relative to other industry participants in the same geographic areas in which the Company operates) or (b) a material adverse effect on the ability of the Company to consummate the Transactions.
“Material Permits” has the meaning specified in Section 4.23.
“Merger” has the meaning specified in Section 2.01.
“Merger Consideration” means, with respect to each outstanding share of Company Common Stock, a number of shares of Acquiror Common Stock equal to the Exchange Ratio.
“Merger Sub” has the meaning specified in the preamble hereto.
“Mortgage” has the meaning specified in Section 6.11.
“Mortgage Release Documents” has the meaning specified in Section 6.11.
“Multiemployer Plan” has the meaning specified in Section 4.13(d).
“Nasdaq” means the Nasdaq Stock Market LLC.
“Newco” has the meaning specified in Section 8.03(b).
“NYSE” means the New York Stock Exchange and solely with respect to Section 9.01(f) and Section 10.01(h), the NYSE American.
“Offer Documents” has the meaning specified in Section 8.02(a).
“Open Source Materials” has the meaning specified in Section 4.11(g).
“Outstanding Acquiror Expenses” has the meaning specified in Section 3.07(b).
“Outstanding Company Expenses” has the meaning specified in Section 3.07(a).
“Owned Company Software” means any and all Software owned or purported to be owned, in whole or in part, by the Company.
“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned, in whole or in part, by the Company and includes the Registered Intellectual Property.
“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company.
“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.
“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens (i) that arise in the ordinary course of business, (ii) that relate to amounts not yet delinquent or (iii) that are being contested in good faith through appropriate Actions and for which appropriate reserves have been established in accordance with GAAP, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions and for which appropriate reserves have been established in accordance with GAAP, (d) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present use or occupancy of such real property, (e) Standard Outbound Licenses, (f) Liens that secure obligations that are reflected as liabilities on the balance sheet included in the Unaudited Financial Statements or Liens the existence of which is referred to in the notes to the balance sheet included in the Unaudited Financial Statements, (g) in the case of Leased Real Property or Owned Real Property, matters that would be disclosed by an accurate survey or inspection of such Leased Real Property or Owned Real Property, which do not materially interfere with the current use or occupancy of any Leased Real Property or Owned Real Property, (h) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities, which do not materially interfere with the current use or occupancy of any Leased Real Property or Owned Real Property, (i) statutory Liens of landlords for amounts that (A) are not due and payable, (B) are being contested in good faith by appropriate Actions for which appropriate reserves have been established in accordance with GAAP or (C) may thereafter be paid without penalty and (j) Liens described on Schedule 1.01(a) or incurred in connection with activities permitted under Section 7.01 hereof.
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.
“Personal Information” means any information, in the Company’s possession, custody, or control, relating to an identified or identifiable natural person that constitutes “personal data,” “personal information,” or similar term defined by applicable Law.
“PHSA” has the meaning specified in Section 4.10(e).
“PIPE Investment” has the meaning specified in the Recitals hereto.
“Pre-Closing Tax Period” shall mean all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.
“Prior Acquiror Firm” has the meaning specified in Section 11.17(a).
“Proposals” has the meaning specified in Section 8.02(e).
“Protected Seller Communication” has the meaning specified in Section 11.17(a).
“Proxy Statement/Registration Statement” means the registration statement on Form S-4, or another appropriate form as mutually agreed by Acquiror and the Company, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror with respect to the registration under the Securities Act of the Acquiror Common Stock that constitute the Merger Consideration, which shall include the proxy statement of Acquiror with respect to the Special Meeting for the purpose of soliciting proxies from Acquiror Stockholders to approve the Proposals (which shall also provide the Acquiror Stockholders with the opportunity to redeem their shares of Acquiror Common Stock in conjunction with a stockholder vote on the Business Combination).
“Real Estate Documents” has the meaning specified in Section 4.18(b).
“Redeeming Stockholder” means an Acquiror Stockholder who demands that Acquiror redeem its Acquiror Common Stock for cash in connection with the transactions contemplated hereby and in accordance with the Acquiror Organizational Documents.
“Redemption” has the meaning set forth in Section 7.04.
“Registered Intellectual Property” has the meaning specified in Section 4.11(a).
“Registration Rights Agreement” has the meaning specified in the recitals hereto.
“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission, or any regulatory authority with jurisdiction to enforce the Antitrust Law, as applicable.
“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.

“Requisite Company Shareholders” means the Company Shareholders holding the required voting power to obtain the Company Requisite Approval.
“Rollover Option” has the meaning specified in Section 3.04(a).
“Schedules” means the disclosure schedules of the Company and/or the disclosure schedules of the Acquiror and its Subsidiaries, as context requires.
“SEC” means the United States Securities and Exchange Commission.
“SEC Proposal” has the meaning specified in Section 8.02(e).
“Second Extension” has the meaning specified in Section 7.14.
“Securities Act” means the Securities Act of 1933.
“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.
“Security Incident” means any information security incident, unauthorized intrusion or breach of the Company’s IT Systems that has compromised the integrity or availability of the IT Systems and resulted in material loss, damage, or unauthorized access, disclosure, or use of Personal Information.
“Share Cap” means the number of shares of Acquiror Common Stock equal to the quotient of (a) the Equity Value divided by (b) $10.00.
“Software” means any and all (a) computer programs, including any and all firmware, software, code of algorithms, heuristics, models and methodologies, whether in source code, object code, human readable form or other form, including compilers, middleware, tools, firmware, operating systems, specifications, platforms, interfaces, APIs, architecture, modules, test specifications, scripts, executables, libraries, and other components thereof, (b) databases, database rights and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) versions, updates, releases, patches, corrections, enhancements and modifications thereto and all documentation including developer notes, instructions, comments, annotations, user manuals and other training documentation relating to any of the foregoing.
“Special Meeting” means a meeting of the holders of Acquiror Common Stock to be held for the purpose of approving the Proposals.
“Sponsor” means Graf Acquisition Partners IV LLC.
“Sponsor Agreement” has the meaning specified in the Recitals hereto.
“Sponsor Working Capital Loan” has the meaning specified in Section 3.07(b).
“Standard Contracts” means (a) Standard Licenses, (b) “shrink wrap” or other licenses for generally commercially available hosted services, (c) nondisclosure agreements entered into in the ordinary course of business or in connection with discussions, negotiations and transactions related to this Agreement or other potential strategic transactions, (d) option notices, grants, option agreements, at-will employment offer letters that do not include bonus, severance, equity compensation, change of control, retention and similar pay and benefit arrangements and employee confidentiality and invention assignment agreements, in each case, substantially on standard forms of the Company and (e) any Contract that is terminable without penalty by any other party thereto on ninety (90) days’ or less notice.
“Standard Inbound License” means any nonexclusive license or limited used rights granted to the Company (a) for uncustomized software that is generally commercially available to the public or commercial entities generally on standard terms and conditions for less than $100,000 annually, (b) for Open Source Materials, (c) pursuant to employee or consulting agreements, (d) in the ordinary course of business for the use of a name, logo or feedback for marketing or similar purposes, (e) in nondisclosure agreements, materials transfers agreements, clinical trial agreements or similar agreements, in each case entered into in the ordinary course of business, or (f) pursuant to a perpetual, irrevocable, fully paid up, royalty-free license agreement.
“Standard Outbound License” means any nonexclusive license or limited use rights granted by the Company (a) to its customers or distributors in the ordinary course of business, (b) to vendors and service providers for the purpose of providing the applicable services to the Company, (c) in nondisclosure agreements, materials transfer agreements, non-exclusive research licenses, or clinical trial agreements, in each case entered into in the ordinary course of business, or (d) in the ordinary course of business for the use of the Company’s name, or logo (or feedback that is not material to the business of the Company) for marketing or similar purposes.
“Standard Licenses” means, collectively, Standard Inbound Licenses and Standard Outbound Licenses.
“Straddle Period” shall mean the portion of any taxable year or period beginning on or before and ending after the Closing Date.
“Subscription Agreements” has the meaning specified in the Recitals hereto.
“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.
“Support Agreement” has the meaning specified in the Recitals hereto.
“Surviving Company” has the meaning specified in Section 2.01.
“Surviving Provisions” has the meaning specified in Section 10.02.
“Tax” means any federal, state, provincial, territorial, local, foreign and other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, withholding, payroll, ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, escheat, sales, use, or other tax, governmental fee or other like assessment (whether disputed or not, whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority, and shall include any liability for such amounts as a result of (a) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group (including pursuant to Treasury Regulations Section 1.1502-6 or any predecessor or successor thereof or any analogous or similar state, local or foreign Law or regulation), or (b) a contractual obligation to indemnify any Person (other than any customary commercial Contract not primarily related to Taxes).
“Tax Return” means any return, election, disclosure, form, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.
“Terminating Acquiror Breach” has the meaning specified in Section 10.01(c).
“Terminating Company Breach” has the meaning specified in Section 10.01(b).
“Termination Date” has the meaning specified in Section 10.01(b).
“Third-Party Purchaser” means any Person (other than any wholly owned Subsidiary of Acquiror) or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of such Persons.
“Trade Control Laws” means any Laws related to any economic or financial sanctions or the export, import, re-export, or transfer of products, software, technical data, services or technologies, which may be imposed and enforced from time to time by the U.S. Government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce, or any other relevant sanctions or export control authority.
“Transactions” means the transactions contemplated by this Agreement to occur at or immediately prior to the Closing, including the Merger.
“Transaction Proposal” has the meaning specified in Section 8.02(e).
“Transfer Agent” means Continental Stock Transfer & Trust Company.
“Treasury Regulations” means the regulations promulgated under the Code.
“Trust Account” has the meaning specified in Section 5.07(a).
“Trust Agreement” has the meaning specified in Section 5.07(a).
“Trustee” has the meaning specified in Section 5.07(a).
“Unaudited Financial Statements” has the meaning specified in Section 4.07.
“Warrant Agreement” means that certain Warrant Agreement, dated as of May 20, 2021, between Acquiror and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent.
“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.
“Written Consent” has the meaning specified in Section 8.02(g).
Section 1.02   Construction.
(a)   Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.
(b)   Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.
(c)   Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
(d)   The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.
(e)   Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(f)   All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(g)   The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than one calendar day prior to the date of this Agreement to the party to which such information or material is to be (i) provided or furnished in the virtual “data room” set up by the Company in connection with this Agreement, (ii) delivered to such party or its legal counsel via electronic mail or hard copy form or (iii) filed or furnished with the SEC by Acquiror.
Section 1.03   Knowledge.   As used herein, the phrase “to the knowledge” shall mean the actual knowledge of, in the case of the Company, Sangwoo Park, Paul Song and Pierre Gagnon, and, in the case of Acquiror, James Graf and Anthony Kuznik.
ARTICLE II
THE MERGER; CLOSING
Section 2.01   The Merger.   Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), with the Company being the surviving corporation (which is sometimes hereinafter referred to for the periods at and after the Effective Time as the “Surviving Company”) following the Merger and the separate corporate existence of Merger Sub shall cease. The Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a certificate of merger between Merger Sub and the Company (the “Certificate of Merger”), such Merger to be consummated immediately upon filing of the Certificate of Merger or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).
Section 2.02   Effects of the Merger.   The Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.
Section 2.03   Closing.   Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place electronically through the exchange of documents via e-mail or facsimile on the date which is two (2) Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, the Company and Merger Sub shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Sections 251 and 103 of the DGCL.
Section 2.04   Certificate of Incorporation and Bylaws of the Surviving Company.
(a)   At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to read the same as the certificate of incorporation of the Merger Sub, as in effect immediately prior to the Effective Time, except that the name of the Surviving Company shall be “NKGen Operating Biotech, Inc.”, and as so amended, shall be the certificate of incorporation of the Surviving Company, until thereafter supplemented or amended in accordance with its terms and the DGCL.
(b)   At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company, until thereafter supplemented or amended in accordance with its terms, the Surviving Company’s certificate of incorporation and the DGCL.
Section 2.05   Directors and Officers of the Combined Company
(a)   Acquiror shall take all necessary action prior to the Effective Time such that (i) each director of Acquiror in office immediately prior to the Effective Time, except to the extent set forth on Schedule 2.05(a), shall cease to be a director immediately after the Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the Effective Time) and (ii) each person set forth on Schedule 2.05(a) shall be appointed to the Acquiror Board, effective immediately after the Effective Time, and, as of such time, shall be the only directors of Acquiror (including, if necessary, by causing the Acquiror Board to adopt resolutions prior to the Effective Time that expand or decrease the size of the Acquiror Board, as necessary, effective immediately after the Effective Time, and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the Acquiror Board, each effective immediately after the Effective Time). Each person appointed as a director of Acquiror pursuant to the preceding sentence shall remain in office as a director of Acquiror until his or her successor is elected and qualified or until his or her earlier resignation or removal. On the Closing Date, Acquiror shall enter into customary indemnification agreements with the individuals set forth on Schedule 2.05(a), which indemnification agreements shall continue to be effective following the Closing.
(b)   Acquiror shall take all necessary actions to cause the officers of Acquiror to resign as of immediately prior to the Effective Time. Persons constituting the officers of the Company prior to the Effective Time and as set forth in the Proxy Statement/ Registration Statement shall be appointed by the Acquiror Board to be the officers of Acquiror effective immediately after the Effective Time until the earlier of their resignation or removal or until their respective successors are duly appointed.
(c)   Acquiror shall take all necessary actions necessary to ensure that immediately after the Effective Time, the directors and executive officers of the Surviving Company shall be the directors and executive officers set forth on Schedule 2.05(c).
Section 2.06   Closing Deliverables.
(a)   At the Closing, Acquiror shall deliver to the Company:
(i)   a counterpart to the Registration Rights Agreement, duly executed by Acquiror and Sponsor;
(ii)   a counterpart to the Lockup Agreement, duly executed by Acquiror; and
(iii) a counterpart to the Subscription Agreements, duly executed by Acquiror.
(b)   At the Closing, the Company shall deliver to Acquiror:
(i)   a counterpart to the Registration Rights Agreement, duly executed by each stockholder of the Company listed on Schedule 2.06(b); and
(ii)   a counterpart to the Lockup Agreement, duly executed by each stockholder of the Company listed on Schedule 2.06(b), which shall (A) represent (in the aggregate) approximately 95% of the Fully Diluted Company Common Stock as of the date hereof and (B) include each Company Management Holder.
ARTICLE III
EFFECTS OF THE MERGER
Section 3.01   Treatment of Company Convertible Notes; Effect on Capital Stock
(a)   Company shall use commercially reasonable efforts to cause each (i) Company Convertible Promissory Note and (ii) convertible note issued as part of the Contemplated Interim Note Financing, that is outstanding as of immediately prior to the Effective Time to be converted into shares of Company Common Stock pursuant to its terms as of immediately prior to the Effective Time (the “Company Convertible Note Conversion”).
(b)   At the Effective Time, by virtue of the Merger and without any action on the part of any Acquiror Stockholder or any other Person, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (including after giving effect to the Company Convertible Note Conversion pursuant to Section 3.01(a)) but excluding Excluded Shares and Dissenting Shares, in each case together with any right to receive any dividends (whether or not accrued), shall thereupon be converted into the right to receive the Merger Consideration. Notwithstanding anything to the contrary, the aggregate Merger Consideration to be paid in respect of all Company Common Stock, together with all Acquiror Common Stock issuable (assuming cash exercise) in accordance with Section 3.04 with respect to all vested Company Options as of the Effective Time shall not exceed the Share Cap. All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 3.01(b) shall no longer be outstanding and shall cease to exist, and each holder of Company Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive its applicable portion of the Merger Consideration into which such shares of Company Common Stock shall have been converted in the Merger.
(c)   At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall thereupon be converted into and become one validly issued fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Company and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Company as of immediately following the Effective Time.
(d)   At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time (each, an “Excluded Share”) shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.
Section 3.02   Delivery of Merger Consideration.   Prior to the Closing, Acquiror shall deposit with the Exchange Agent the number of shares of Acquiror Common Stock equal to the Merger Consideration (not to exceed the Share Cap) to be held in trust for the benefit of the Company Stockholders for the purpose of exchanging certificates representing shares of Company Common Stock (“Company Certificates”).   Prior to the Closing, Acquiror shall or shall cause the Exchange Agent, pursuant to irrevocable instructions, to be mailed to each holder of record of Company Common Stock a letter of transmittal in customary form to be approved by the Company (such approval not to be unreasonably withheld, conditioned or delayed) prior to the Closing (the “Letter of Transmittal”), which shall (i) have customary representations and warranties as to title, authorization, execution and delivery and (ii) specify that delivery shall be effected, and risk of loss and title to the shares of Company Common Stock shall pass, only upon delivery of the shares of Company Common Stock to Acquiror (including all Company Certificates), together with instructions thereto. Upon the receipt of a Letter of Transmittal (accompanied with all Company Certificates, to the extent such shares of Company Common Stock are certificated) duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Acquiror, the holder of such shares of Company Common Stock shall be entitled to receive in exchange therefor, its portion of the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 3.01(b). Until surrendered as contemplated by this Section 3.02, each share of Company Common Stock shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holders of shares of Company Common Stock were entitled to receive in respect of such shares pursuant to this Section 3.02.
Section 3.03   Lost Certificate.   In the event any Company Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Acquiror, the provision by such Person of a customary indemnity against any claim that may be made against Acquiror with respect to such Company Certificate, Acquiror shall issue in exchange for such lost, stolen or destroyed Company Certificate the Merger Consideration, deliverable in respect thereof as determined in accordance with Section 3.01(b).
Section 3.04   Treatment of Options.
(a)   Effective as of the Effective Time, each Company Option, to the extent then outstanding and unexercised, shall automatically, without any action on the part of the holder thereof, be cancelled and converted into, and thereafter evidence, an option with respect to that number of shares of Acquiror Common Stock that is equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, rounded down to the nearest whole number of shares of Acquiror Common Stock (after such conversion, each a “Rollover Option”), with a strike price per share of Acquiror Common Stock equal to the quotient obtained by dividing (A) the per share strike price of such Company Option as of immediately prior to the Effective Time by (B) the Exchange Ratio, rounded up to the nearest whole cent.
(b)   The conversions described in this Section 3.04 will be subject to such modifications, if any, as are required to cause the conversion to be made in a manner consistent with the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D) and, as applicable, Section 424 of the Code. Following the Effective Time, each Rollover Option shall be subject to the same terms and conditions, including, without limitation, any vesting conditions, as had applied to the corresponding Company Options as of immediately prior to the Effective Time, subject to such adjustments as described in Section 3.04(a).
Section 3.05   Withholding.   Each of Acquiror, Merger Sub, the Company, the Surviving Company and their respective Affiliates and Representatives shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Law; provided that before making any deduction or withholding pursuant to this Section 3.05 (other than with respect to compensatory payments), Acquiror shall use commercially reasonable efforts to give the Company at least five (5) days prior written notice of any anticipated deduction or withholding (together with any legal basis therefor) to provide the Company with reasonable opportunity to provide any forms or other documentation from the applicable equity holders or take such other steps in order to avoid such deduction or withholding and shall reasonably consult and cooperate with the Company in good faith to attempt to reduce or eliminate any amounts that would otherwise be deducted or withheld pursuant to this Section 3.05.   To the extent that Acquiror, Merger Sub, the Company, the Surviving Company or any of their respective Affiliates or Representatives withholds such amounts with respect to any Person and properly remits such withheld amounts to the applicable Governmental Authority, such withheld amounts shall be treated as having been paid to or on behalf of such Person for all purposes. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Merger treated as compensation, the parties shall reasonably cooperate to pay such amounts through the Company’s or its relevant Affiliate’s payroll to facilitate applicable withholding.
Section 3.06   No Fractional Shares.   Notwithstanding anything to the contrary contained herein, the Merger Consideration received by any holder of the Company’s Equity Securities pursuant to this Article III shall be rounded down to the nearest whole share of Acquiror Common Stock, no certificates or scrip representing fractional shares of Acquiror Common Stock shall be issued upon the conversion of any of the Company’s Equity Securities pursuant to this Article III, and no holder of the Company’s Equity Securities shall be entitled to receive any fractional share of Acquiror Common Stock pursuant to this Article III.
Section 3.07   Payment of Expenses.
(a)   No later than two (2) Business Days prior to the Closing Date, the Company shall provide to Acquiror a written report setting forth a list of the following fees and expenses incurred by or on behalf of the Company in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (together with written invoices, wire transfer instructions for the payment thereof, and any other document reasonably requested by Acquiror in connection with the Outstanding Company Expenses), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the Closing Date and are to be paid by Acquiror or the Surviving Company on the Closing Date after the Closing occurs: (i) the fees and disbursements of outside counsel to the Company incurred in connection with the Transactions, (ii) the fees and expenses of any other agents, advisors, consultants, experts and financial advisors employed by the Company in connection with the Transactions, (iii) 50% of all fees and expenses incurred in connection with filing and printing the Proxy Statement/Registration Statement pursuant to Section 8.02 and (iv) 50% of all fees and expenses incurred in connection with the regulatory filings required pursuant to Section 8.01 (collectively, the “Outstanding Company Expenses”). On the Closing Date after the Closing occurs, Acquiror or the Surviving Company shall pay or cause to be paid on behalf of the Surviving Company by wire transfer of immediately available funds all such Outstanding Company Expenses that remain unpaid as of the Closing Date.

(b)   No later than two (2) Business Days prior to the Closing Date, Acquiror shall provide to the Company a written report setting forth a list of all outstanding fees and expenses incurred by Acquiror, Merger Sub or the Sponsor for which Acquiror or Merger Sub shall be obligated to pay, whether incurred as part of this Transaction or related to prior potential Business Combinations, including but not limited to, (i) outside counsel and for any other agents, advisors, consultants, experts and financial advisors employed by or on incurred on behalf of Acquiror, Merger Sub or the Sponsor, (ii) any loans or amounts owed by Acquiror to its Sponsor, (iii) any deferred underwriting expenses, (iv) all fees, costs and expenses incurred in obtaining the Acquiror D&O Tail pursuant to Section 7.02(b), (v) 50% of all fees and expenses incurred in connection with filing and printing the Proxy Statement/Registration Statement pursuant to Section 8.02, (vi) 50% of all fees and expenses incurred in connection with the regulatory filings required pursuant to Section 8.01, (vii) all fees and costs incurred in connection with the Extension and the Second Extension (including any amounts that are to be deposited into the Trust Account following the Extension Meeting and the Second Extension Meeting) and (viii) any other outstanding amount with respect to which Acquiror has any liability for payment up to and including the Closing Date (with respect to clauses (ii) and (viii), other than a working capital loan, in an amount not to exceed $1,500,000, issued from Sponsor to Acquiror that Sponsor has confirmed in writing will be convertible into additional Acquiror Warrants at a price of $1.50 per Acquiror Warrant with an exercise price of $11.50 per such Acquiror Warrant (the “Sponsor Working Capital Loan”) (together with written invoices and wire transfer instructions for the payment thereof, and any other document reasonably requested by Acquiror in connection with the Outstanding Company Expenses) (collectively, the “Outstanding Acquiror Expenses”). On the Closing Date after the Closing occurs, Acquiror or the Surviving Company shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Acquiror Expenses that remain unpaid as of the Closing Date.
Section 3.08   Dissenting Shares.   Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and owned by a holder who is entitled to: (a) demand and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. At the Effective Time, (i) all Dissenting Shares shall be cancelled, extinguished and cease to exist and (ii) the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses such holder’s right to appraisal under Section 262 of the DGCL, or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration in accordance with this Article III. The Company shall give Acquiror prompt notice (and in any event within two (2) Business Days) of any demands or notice of exercise received by the Company for appraisal of shares of Company Common Stock or dissenters’ rights, attempted withdrawals of such demands, notices, and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Acquiror shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Acquiror (such consent not to be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or dissenters’ rights or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.
Section 3.09   Equitable Adjustments.   If, between the date of this Agreement and the Closing, the outstanding shares of Company Common Stock or shares of Acquiror Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Stock or shares of Acquiror Common Stock shall be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement; provided, however, that this Section 3.09 shall not be construed to permit Acquiror, the Company, or Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY9
Except as set forth in the Schedules to this Agreement (each of which, subject to Section 11.08, qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), the Company represents and warrants to Acquiror and Merger Sub as follows:
Section 4.01   Corporate Organization of the Company.
(a)   The Company has been duly incorporated, is validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The certificate of incorporation and by-laws of the Company previously made available by the Company to Acquiror are true, correct and complete and are in effect as of the date of this Agreement.
(b)   The Company is licensed or duly qualified and in good standing in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 4.02   No Subsidiaries.   The Company has no Subsidiaries. The Company does not own, directly or indirectly, any Equity Security of any Person.
Section 4.03   Due Authorization.   The Company has all requisite corporate power and authority to execute and deliver this Agreement and all other instruments and ancillary agreements contemplated by this Agreement to which the Company is a party and (subject to the approvals described in Section 4.05 and the adoption of this Agreement by holders of a majority of the voting power of the outstanding shares of Company Common Stock (the “Company Requisite Approval”) to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such instruments and ancillary agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Company Board and upon receipt of the Company Requisite Approval, no other company proceeding on the part of the Company is necessary to authorize this Agreement or such ancillary agreements to which the Company is a party or the Company’s performance hereunder or thereunder. This Agreement has been, and each such instrument and ancillary agreement will be, duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Company Requisite Approval is the only vote of the holders of any class or series of capital stock of the Company required to approve and adopt this Agreement and approve the transactions contemplated hereby.
Section 4.04   No Conflict.   Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.05 or on Schedule 4.04, the execution, delivery and performance of this Agreement and all other instruments and ancillary agreements to this Agreement to which it is a party by the Company and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, the certificate of formation, bylaws or other organizational documents of the Company, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to the Company, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Material Contract or any material Real Estate Documents, or (d) result in the creation of any Lien upon any of the properties, equity interests or assets of the Company, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches, defaults, terminations, accelerations, cancellations, modifications, amendments, payments, postings or Liens which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 4.05   Governmental Authorities; Consents.   Assuming the accuracy of the representations and warries of each of Acquiror and Merger Sub contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act and any other applicable Antitrust Law, (b) any consents, notices, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to consummate the Transactions or prevent the consummation of the Transactions, (c) filing and effectiveness of the Certificate of Merger and (d) as otherwise disclosed on Schedule 4.05.
Section 4.06   Capitalization.
(a)   The authorized capital stock of the Company consists of (i) 60,000,000 shares of Company Common Stock, 32,602,843 of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Company Common Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Securities Law, (iii) are not subject to, and were not issued in breach or violation of any preemptive rights or Contract, and (iv) are fully vested. Set forth on Schedule 4.06(a) is a true, correct and complete list of each holder of shares of Company Common Stock and the number of shares of Company Common Stock held by each such holder as of the date hereof. Except as set forth in this Section 4.06, as of the date hereof there are no other shares of Company Common Stock or other equity interests of the Company authorized, reserved, issued or outstanding.
(b)   Schedule 4.06(b) sets forth, as of the date hereof, a true, correct and complete list of each holder of Company Convertible Note and the total outstanding principal and accrued interest underlying each such Company Convertible Note.
(c)   With respect to each Company Option, Schedule 4.06(c) sets forth, as of the date hereof, the name of the holder of such Company Option, the number of shares of Company Common Stock subject to such Company Option, the number of Company Options that are vested or unvested, the date of grant and exercise price per share of such Company Option. Each Company Option (i) was granted in material compliance with all applicable Laws and the terms of the Company Stock Plan, (ii) has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a Share on the date of such grant, (iii) has a grant date identical to the date on which the Company’s board of directors or compensation committee actually awarded such Company Option, (iv) qualifies for the tax and accounting treatment afforded to such Company Option in the Company’s tax returns and the Company’s financial statements, respectively, and (v) does not trigger any liability for the holder thereof under Section 409A of the Code.
(d)   Except as provided for in this Section 4.06, as of the date hereof there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for, directly or indirectly, shares of Company Common Stock or the equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company. As of the date hereof, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company. Except as provided for in this Section 4.06 and as otherwise set forth on Schedule 4.06(d), as of the date hereof, there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the

Company’s stockholders may vote. Except as set forth on Schedule 4.06(d), as of the date hereof the Company is not party to any shareholders agreement, voting agreement or registration rights agreement relating to its equity interests.
Section 4.07   Financial Statements.   Attached as Schedule 4.07 are (a) the audited balance sheets of the Company as of December 31, 2021 and the audited statement of operations, statements of common stock and stockholders’ equity (deficit) and statements of cash flow, together with the auditor’s reports thereon (the “2021 Audited Financial Statements) and (b) the unaudited balance sheet of the Company as of December 31, 2022 and the unaudited statement of operations, statements of common stock and stockholders’ equity (deficit) and statements of cash flow for the twelve-month period ending December 31, 2022 (the “Unaudited Financial Statements”). The 2021 Audited Financial Statements and the Unaudited Financial Statements present fairly, in all material respects, the financial position, results of operations, changes in equity and cash flows of the Company as of the dates and for the periods indicated in such financial statements in conformity with GAAP in all material respects (except, in the case of the Unaudited Financial Statements, for the absence of footnotes and other presentation items and normal year-end adjustments) and were derived from, and accurately reflect in all material respects, the books and records of the Company. Other than the 2021 Audited Financial Statements, there are no audited financial statements (including any audited consolidated balance sheets, income (loss) statements, statements of comprehensive income (loss), changes in equity and cash flows) for the Company with respect to calendar year 2021. The Closing Company Financial Statements, when delivered following the date of this Agreement in accordance with Section 6.06(a), (i) will fairly present in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Company as of the dates and for the periods indicated in such Closing Company Financial Statements in conformity with GAAP (except, in the case of the unaudited Closing Company Financial Statements, for the absence of footnotes and other presentation items and normal year-end adjustments), (ii) will have been derived from, and will accurately reflect in all material respects, the books and records of the Company and (iii) in the case of any audited Closing Company Financial Statements, will comply in all material respects with the applicable accounting requirements of the Exchange Act and the Securities Act and the rules and regulations promulgated by the SEC, in each case, as in effect as of the respective dates thereof.
Section 4.08   Undisclosed Liabilities.   As of the date hereof, there is no liability, debt or obligation of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several, primary or secondary liability) against the Company of the type required to disclosed in the liabilities column of a consolidated balance sheet prepared in accordance with GAAP, except for liabilities and obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Unaudited Financial Statements in the ordinary course of the operation of business of the Company, (c) liabilities for performance of obligations of the Company under Contracts binding upon the Company (none of which is a liability for breach of contract, breach of warranty, tort, infringement, or violation of Law or a claim or lawsuit or an environmental liability, (d) disclosed on Schedule 4.08, (e) arising under this Agreement and/or the performance by the Company of its obligations hereunder, (f) that would not, individually or in the aggregate, reasonably be expected to be material to the Company, taken as a whole or (g) that will be discharged or paid off prior to Closing.
Section 4.09   Litigation and Proceedings.   Except as set forth on Schedule 4.09, as of the date hereof, there are no and since January 1, 2020, there have been no, pending or, to the knowledge of the Company, threatened in writing, Actions and, to the knowledge of the Company, there are no pending or investigations threatened in writing, in each case, against the Company. As of the date hereof, neither the Company nor any property, asset or business of the Company is subject to any Governmental Order, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority. There is no unsatisfied judgment or any open injunction binding upon the Company as of the date hereof. The Company is not a party to a settlement or similar agreement regarding any of the litigation matters that would be required to be listed on Schedule 4.09 pursuant to the first sentence of this Section 4.09 and that contains any ongoing obligations, restrictions or liabilities or obligations, and that, in each case, would, individually or in the aggregate, have or reasonably be expected to be material to the Company, taken as a whole.

Section 4.10   Compliance with Laws.
(a)   The Company is, and since January 1, 2020 has been, in compliance in all material respects with all applicable Laws. As of the date of this Agreement, to the knowledge of the Company, the Company has not received any written notice from any Governmental Authority of a material violation of any applicable Law by the Company at any time since January 1, 2020.
(b)   Nothing in this Section 4.10(a) shall be construed as a representation or warranty regarding the absence of infringement, violation or misappropriation of third party Intellectual Property, which matters are solely addressed in Section 4.11(b).
(c)   Since the date that is three (3) years prior to the date hereof, (i) there has been no action taken by the Company, or to the knowledge of the Company, any officer, director, shareholder, manager, employee, agent, representative or sales intermediary of the Company, in each case, while acting on behalf of the Company, in violation of any applicable Anti-Corruption Law or Trade Control Laws, (ii) the Company has not been convicted of violating any Anti-Corruption Law or Trade Control Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Law or Trade Control Laws, (iii) the Company has not conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law or Trade Control Laws and (iv) the Company has not received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law or Trade Control Laws.
(d)   The Company, or, to the knowledge of the Company, any officer, director, shareholder, manager, employee, agent or representative of the Company, in each case, acting on behalf of the Company, is not a person that is the target of sanctions or under applicable Trade Control Laws.
(e)   As of the date hereof, the Company holds (i) all authorizations required under the United States Food, Drug and Cosmetic Act of 1938 (the “FDCA”), the Public Health Service Act (the “PHSA”), and the regulations of the United States Food and Drug Administration (the “FDA”) promulgated thereunder, and (ii) authorizations of any applicable Governmental Authority that are concerned with the manufacturing, marketing, distribution, sale, import, or export of any of the Company Products (any such Governmental Authority, a “Company Regulatory Agency”) necessary for the lawful operation of the business of the Company as currently conducted (the “Company Regulatory Permits”). All such Company Regulatory Permits are valid and in full force and effect and the Company is in compliance in all material respects with the terms of all such Company Regulatory Permits.
(f)   All pre-clinical and clinical investigations in respect of Company Products conducted or sponsored by or on behalf of the Company are being and have been conducted in compliance in all material respects with all applicable Laws administered or issued by the applicable Company Regulatory Agencies, including (i) FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314 and 320 of the Code of Federal Regulations, and (ii) any applicable federal, state and provincial applicable Laws restricting the collection, use and disclosure of individually identifiable health information. As of the date hereof, no pre-clinical or clinical testing conducted by or on behalf of the Company has been terminated or suspended due to safety or other non-business reasons, and, to the knowledge of the Company, there are no facts that could give rise to such a determination. No Company Regulatory Agency, clinical investigator, institutional review board or independent monitoring committee has provided notice that it has initiated or, to the knowledge of the Company, threatened to initiate in writing any action to place a hold order on, or otherwise terminate, delay, suspend or modify any such ongoing testing, and, to the knowledge of the Company, as of the date hereof, there are no facts that would reasonably give rise to such a determination.
(g)   The Company has not voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any material field correction, or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Company Product.

Section 4.11   Intellectual Property; IT Systems.
(a)   Schedule 4.11(a) sets forth, as of the date hereof, a true and complete list, including owner, jurisdiction, and registration and application numbers, of all Patents, all registered Copyrights, all registered Trademarks, all domain name registrations and all pending registration applications for any of the foregoing, in each case, that are owned by the Company (the “Registered Intellectual Property”), all of which (other than applications) is, subsisting, and, except for applications, valid and, to the knowledge of the Company, enforceable. Except as set forth on Schedule 4.11(a), the Company is the sole and exclusive owner of all right, title, and interest in and to all Registered Intellectual Property required to be set forth on Schedule 4.11(a) and all other Owned Intellectual Property, in each case, free and clear of all Liens, other than Permitted Liens. All such patents and patent applications and all other material Registered Intellectual Property have been maintained effective by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees, except for reinstatements after lapse by the payment of applicable fees. No loss or expiration of any material Registered Intellectual Property is threatened in writing, or, to the knowledge of the Company, pending or reasonably foreseeable, that the Company would reasonably consider to be materially adverse to its business as currently conducted (except for patents expiring at the end of their statutory terms and not as a result of any act or omission by the Company, including failure thereby to pay any required maintenance fees).
(b)   As of the date hereof, (i) no Actions are pending or, to the Company’s knowledge, threatened in writing (including unsolicited offers to license Patents) against the Company by any third party and no written claims have been received either (A) claiming infringement, misappropriation or other violation of Intellectual Property rights owned by such third party; or (B) challenging the ownership, use, patentability, validity, or enforceability of any Owned Intellectual Property or Intellectual Property exclusively licensed to the Company; (ii) the Company is not a party to any pending Action claiming infringement, misappropriation or other violation by any third party of any Company Intellectual Property; (iii) within the six (6) years preceding the date of this Agreement, none of the Company, its conduct, nor the conduct of its businesses (including the development, manufacturing, use, licensing, or importation, of the Company Products by or on behalf of the Company) or Owned Intellectual Property or Intellectual Property exclusively licensed to the Company has infringed, misappropriated or otherwise violated the Intellectual Property rights of any third party; and (iv) to the knowledge of the Company, no third party is infringing, misappropriating or otherwise violating any Owned Intellectual Property or Intellectual Property exclusively licensed to the Company, and the Company has not made or threatened any claim in writing alleging the foregoing.
(c)   The Company either solely and exclusively owns, has a valid license to use, or otherwise possesses the rights to use, sell, or license, as currently used, sold, or licensed by it in its business, all of the Company Intellectual Property, IT Systems, and Company Software, in each case in the manner in which they are currently used by or on behalf of the Company. Immediately subsequent to the Closing, the Company Intellectual Property shall be owned or available for use by the Company on terms and conditions identical to those under which it owns or uses the Company Intellectual Property immediately prior to the Closing, without the consent or authorization of any Person in respect of the right of the Company to own, use or otherwise exercise any other rights, title or interest that the Company currently has with respect to such Intellectual Property, or the payment of additional fees as a result of the Closing. As of the date hereof, none of the Owned Intellectual Property, Intellectual Property exclusively licensed to the Company, or the Company is subject to any outstanding judgment, settlement, or order restricting or impairing the use thereof or of any Intellectual Property, respectively.
(d)   The Company has undertaken commercially reasonable efforts, to maintain and protect all Owned Intellectual Property and Intellectual Property exclusively licensed to the Company and to protect the confidentiality of any Trade Secrets and any confidential information that the Company desires (and is obligated to) to keep confidential included in the Company Intellectual Property that are material to its business. No such Trade Secrets or confidential information of any Person to whom the Company owes a duty of confidentiality has been disclosed thereby to any Person other than pursuant to a written agreement sufficiently restricting the disclosure and use thereof by such Person.
(e)   No current or former director, officer, employee or other Representative of the Company has any right, title, or ownership interest in or to any of the Owned Intellectual Property. The Company has

implemented policies whereby employees and contractors of the Company who have participated in or contributed to the creation, authorship, conception, or development of any Intellectual Property in the course of their employment or provision of services for the Company and that is material to the business of the Company are required to assign to the Company all of such employee’s or contractor’s rights, title, and interest therein (to the extent permitted by applicable Law), and, all such employees and contractors have executed and delivered to the Company binding, valid, and enforceable written agreements pursuant to which such Persons have assigned to the Company all of such employee’s or contractor’s rights, title, and interest in and to such Intellectual Property that did not vest automatically in the Company by operation of Law (unless, in the case of contractors, such Intellectual Property was not intended by the Company to be proprietary to the Company).
(f)   Except as set forth on Schedule 4.11(f), or otherwise as would not materially adversely affect the Owned Intellectual Property or the businesses of the Company, no funding and no personnel, facilities or other resources of any Governmental Authority, university, college, other similar institution, medical facility or research center were used in the development of any Owned Intellectual Property nor does any such Person have any rights, title or interest in or to any Owned Intellectual Property. As of the date hereof, the Company is not subject to any outstanding or, to the knowledge of the Company, prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the ownership or use of any Company Intellectual Property. The Company is not a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to which the Company is obligated to grant any license, rights, or immunity in or to any Company Intellectual Property to any Person.
(g)   The Company is in all material respects in compliance with the terms and conditions of all licenses for “free software,” “open source software” or under a similar licensing or distribution term (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Affero General Public License (AGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License) (collectively, “Open Source Materials”) used by the Company in any way.
(h)   The Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, any material Owned Intellectual Property including Owned Company Software, (ii) distributed Open Source Materials in conjunction or connection with any Owned Intellectual Property including Owned Company Software or (iii) used Open Source Materials in or in connection with any Owned Intellectual Property including Owned Company Software, in each case of the foregoing clauses (i), (ii) and (iii), in such a way that grants (or otherwise requires the Company to license, grant rights or otherwise disclose, distribute, publish, or provide) to any third party, any material Owned Company Software or the right to make derivative works thereof, or otherwise impose any material limitation, restriction or condition on the right or ability of the Company to use, distribute, charge for the use of, or enforce any Owned Intellectual Property in any manner (collectively, “Copyleft Terms”).
(i)   To the knowledge of the Company, the Company has not experienced any Security Incidents. The Company has implemented, and to the extent required by applicable Law, required its third party vendors to implement commercially reasonable security policies and measures designed to protect (A) the confidentiality, integrity, and availability of Personal Information, and (B) the integrity and availability of the IT Systems.
(j)   The Company complies, in all material respects, with (i) applicable contractual obligations governing the Company’s collection, use, disclosure, retention, processing, or transfer (collectively, “Processing”) of Personal Information, and the security of IT Systems to which it is legally bound, (ii) its then-current published internal and external privacy policies or (iii) applicable Laws, governing the Company’s Processing, data privacy, data security or data protection of Personal Information, and the security of IT Systems in all applicable jurisdictions. To the Company’s Knowledge, the Company has not received any written notice of any material claims, investigations, or alleged violations of Law, regulation, or contractual obligations with respect to any Security Incident, nor has the Company notified in writing, been required by applicable Law, regulation, or Contract to notify in writing, any person or entity of any Security Incident.

(k)   The IT Systems (i) are adequate for, and operate and perform in material conformance with their documentation and functional specifications; (ii) operate and perform as currently required and as currently contemplated to be required, are in good working condition, function in accordance with their specifications in all material respects, and are sufficient to conduct and operate the businesses of the Company and its Subsidiaries as currently conducted, (iii) are free from any material software defect, including any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” worms, viruses, spyware, keylogger software, or other vulnerability, faults or malicious code or damaging devices designed or reasonably expected to adversely impact the functionality of or permit unauthorized access or to disable or otherwise harm any IT System, and (iv) have been maintained in all material respects in accordance with the Company’s internal standards as well as any applicable warranties or other user instructions from suppliers, in each case of the foregoing clauses (i) through (iv), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company IT Systems have not materially malfunctioned or failed within the past three (3) years, and as of the date hereof, the Company has no knowledge of any material cyber security risk in its IT Systems that are not remedied.
Section 4.12   Contracts; No Defaults.
(a)   Schedule 4.12(a) contains a listing of all Contracts (other than purchase orders, Company Benefit Plans, which are set forth on Schedule 4.13(a), Backstop Agreements, Subscription Agreements and Standard Contracts (however, Standard Contracts, which are not required to be listed in Schedule 4.13(a), shall constitute “Material Contracts” if they otherwise qualify) described in clauses (i) through (ix) below to which, as of the date of this Agreement, the Company is a party or by which any of its respective assets are bound (each, a “Material Contract”). True, correct and complete copies of the Material Contracts listed on Schedule 4.12(a) have been delivered to or made available to Acquiror or its agents or representatives.
(i)   each employee collective bargaining, labor union, labor organization or works council Contract;
(ii)   any Contract pursuant to which the Company (A) is granted a license, immunity, or other rights from a third party in or to any Intellectual Property that is material to the businesses of the Company, taken as a whole, other than Standard Inbound Licenses and other than Contracts with employees and contractors assigning Intellectual Property to the Company or (B) grants a license, immunity, or other rights to a third party in or to Owned Intellectual Property, including Owned Company Software other than Standard Outbound Licenses;
(iii)   any Contract which restricts in any material respect or contains any material limitations on the ability of the Company to compete in any line of business or in any geographic territory where such restriction or limitation has or would reasonably be expected to have a material effect on the business of the Company, taken as a whole;
(iv)   any Contract that is still in effect under which the Company has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness exceeding $250,000, (B) granted a Lien on its assets, whether tangible or intangible, to secure any material Indebtedness or (C) extended credit to any Person (other than (1) intercompany loans and advances and (2) customer payment terms in the ordinary course of business);
(v)   any principal transaction Contract entered into in connection with a completed acquisition or disposition by the Company since January 1, 2020 involving consideration in excess of $250,000 of any Person or other business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner);
(vi)   any Contract with outstanding obligations for the sale or purchase of personal property (excluding Intellectual Property), fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $250,000 or, together with all related Contracts, in excess of $250,000, in each case, other than sales or purchases in the ordinary course of business consistent with past practices;

(vii)   any Contract not made in the ordinary course of business and expected to result in revenue or require expenditures in excess of $250,000 in the calendar year ended December 31, 2023 or any subsequent calendar year;
(viii)   except Contracts entered into in connection with employment or consulting arrangements, any Contract between the Company, on the one hand, and any of Company’s shareholders, on the other hand, that will not be terminated at or prior to the Closing;
(ix)   any Contract establishing any joint venture, or legal partnership, strategic alliance, joint development or other collaboration that is material to the business of the Company taken as a whole;
(x)   each Contract which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or business of the Company, taken as a whole;
(xi)   each Contracts involving a loan (other than accounts receivable owing from trade debtors in the ordinary course of business) or advance to (other than travel and entertainment advances to the employees of the Company extended in the ordinary course of business), or investment in, any Person or any Contract relating to the making of any such loan, advance or investment;
(xii)   each management service, financial advisory or any other similar type of Contract and all Contracts with investment or commercial banks;
(xiii)   all Contracts involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute; and
(xiv)   each Contract and agreement with suppliers to the Company for expenditures paid or payable by the Company of more than $250,000, in the aggregate, over the 12-month period ending March 31, 2023.
(b)   Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract required to be set forth on Schedule 4.12(a), as of the date hereof, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the Company and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Company, are enforceable by the Company in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) to the knowledge of the Company as of the date of this Agreement, no party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) since January 1, 2020 through the date hereof, the Company has not received any written claim or notice of material breach of or material default under any such Contract, (iv) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by the Company or, to the knowledge of the Company as of the date of this Agreement, any other party thereto (in each case, with or without notice or lapse of time or both) and (v) since January 1, 2020 through the date hereof, the Company has not received written notice from any other party to any Material Contract that such party intends to terminate or not renew any such Contract (other than such termination due to fulfillment of its or the Company’s obligations under such Material Contract).
Section 4.13   Company Benefit Plans.
(a)   Schedule 4.13(a) sets forth an accurate and complete list of each material Company Benefit Plan as of the date hereof , but excluding any offer letter, employment agreement, consulting agreement, equity award agreement or other agreement which does not materially deviate from the applicable standard Company form and for which such form has been made available to Acquiror. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and any other plan, policy, program, arrangement or agreement providing compensation or benefits to any current or former director, officer, employee, independent contractor or other service provider, in each case, that is maintained, sponsored or contributed to by the Company or under which the Company has or could reasonably be expected to have any material obligation or liability, including, without limitation, all pension, retirement, employment, consulting, change in control, severance, retention, incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements. With respect to each Company Benefit Plan, the Company has delivered or made available to Acquiror correct and complete copies (or to the extent no copy exists, an accurate summary) of, if applicable, (i) the current plan document and any trust agreements, insurance contracts or other funding vehicles (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 filed with the Internal Revenue Service (or, with respect to non-U.S. plans, any comparable annual or periodic report), (iv) the most recent actuarial valuation (v) the most recent determination or opinion letter issued by the Internal Revenue Service (or applicable comparable Governmental Authority), and (vi) all material correspondence to or from any Governmental Authority received in the last three (3) years with respect to any Company Benefit Plan. The Company has also delivered or made available a written description of any Company Benefit Plan to the extent not set forth in a written document.
(b)   Each Company Benefit Plan (including any related trusts) has been established, operated, and administered in material compliance with its terms and all applicable Laws, including ERISA and the Code and all material contributions required to be made under the terms of any Company Benefit Plan as of the date this representation is made have been timely made or, if not yet due, have been properly reflected in the Company’s financial statements.
(c)   Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification, (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer or (iii) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter. To the knowledge of the Company, no event has occurred that would reasonably be expected to result in the loss of the tax-qualified status of such plans.
(d)   Neither the Company nor ERISA Affiliates sponsored, maintained, contributed to or was required to contribute to, or has or had any liability in respect of, at any point during the three (3) year period prior to the date hereof, a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan, in each case, that is subject to Title IV of ERISA. No circumstance or condition exists that would reasonably be expected to result in an actual obligation of the Company to pay money to any Multiemployer Plan or other pension plan that is subject to Title IV of ERISA and that is maintained by an ERISA Affiliate of the Company. For purposes of this Agreement, “ERISA Affiliate” means any entity (whether or not incorporated) other than the Company that, together with the Company, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code. No Company Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).
(e)   To the knowledge of the Company, with respect to the Company Benefit Plans, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other Governmental Authorities is pending or, to the knowledge of the Company, threatened in writing.
(f)   Except as required by applicable Law, no Company Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and the Company has no obligation to provide such benefits.
(g)   No Company Benefit Plan is (i) a “multiple employer plan” (within the meaning of the Code or ERISA), (ii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (iii) a “funded welfare plan” within the meaning of Section 419 of the Code or (iv) sponsored by a human resources or benefits outsourcing entity, professional employer organization or other similar vendor or provider.
(h)   Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is in all material respects in documentary compliance with, and has been operated and administered in all material respects in compliance with, Section 409A of the Code and the guidance issued by the IRS provided thereunder.
(i)   Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will (i) entitle any employee, director, officer or independent contractor of the Company to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (iv) otherwise give rise to any material liability under any Company Benefit Plan, (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Effective Time, (vi) require a “gross-up,” indemnification for, or payment to any individual for any Taxes imposed under Section 409A or Section 4999 of the Code or any other Tax or (vii) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.
(j)   No Company Benefit Plan is maintained outside the jurisdiction of the United States or covers any Company Employees who reside or work outside of the United States.
Section 4.14   Labor Matters.
(a)   (i) The Company is not a party to, negotiating, required to negotiate, or bound by any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization or works council, (ii) no labor union or organization, works council or group of employees of the Company has made a pending written demand for recognition or certification and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority.
(b)   The Company (i) is in material compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, pay equity, overtime pay, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees, and unemployment insurance, (ii) has not been adjudged to have committed any unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved and (iii) since January 1, 2020, has not experienced any actual or, to the knowledge of the Company, threatened in writing arbitrations, grievances, labor disputes, strikes, lockouts, picketing, hand-billing, slowdowns or work stoppages against or affecting the Company.
(c)   The Company is not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.
(d)   To the knowledge of the Company, no employee of the Company is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, non-competition agreement, restrictive covenant or other obligation: (i) to the Company or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or (B) to the knowledge or use of Trade Secrets or proprietary information.
(e)   In the past three (3) years, the Company has not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Workers’ Adjustment and Retraining Notification Act or any similar state or local law relating to group terminations.
(f)   In the past three (3) years through the date hereof, (i) no allegations of sexual harassment or sexual misconduct have been made in writing or, to the knowledge of the Company, threatened in writing to be made against or involving any directors or executive officers or above by any current or former officer, employee or individual service provider of the Company, and (ii) the Company has not entered into any settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former officer, director or other key employee.
Section 4.15   Taxes.
(a)   All income and other material Tax Returns required by Law to be filed by the Company has been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings). Such Tax Returns are true, correct and complete in all material respects, and accurately reflect all liability for Taxes of the Company for the periods covered thereby.
(b)   All income and other material amounts of Taxes and all income and other material Tax liabilities of the Company that are due and payable on or prior to the Closing Date have been timely paid in full. Any such Taxes or Tax liabilities that relate to a Pre-Closing Tax Period that are not yet due and payable (i) for periods covered by the Financial Statements have been properly accrued and adequately disclosed on the Financial Statements in accordance with GAAP, and (ii) for periods not covered by the Financial Statements have been properly accrued on the books and records of the Company in accordance with GAAP.
(c)   The Company has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority and (iii) complied with all other applicable withholding and related reporting requirements with respect to such Taxes in all material respects.
(d)   The Company is not currently, nor has been within the past three (3) years as of the date hereof, engaged in any material audit, administrative or judicial proceeding with a Governmental Authority with respect to Taxes, and no such proceeding is pending or, to the knowledge of the Company, contemplated. The Company has not received any written notice from a Governmental Authority of a proposed deficiency of a material amount of Taxes, other than any such deficiencies that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where the Company does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company, and no written request for any such waiver or extension is currently pending. The Company is not presently contesting the Tax liability of the Company before any taxing authority or other Governmental Authority.
(e)   The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the prior two (2) years.
(f)   The Company has not been a party to any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).
(g)   The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing, (ii) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issue or executed prior to the Closing, (iii) installment sale or open transaction disposition made prior to the Closing, (iv) prepaid amount or deferred revenue received prior to the Closing, (v) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing, (vi) any inclusion under Section 951(a) or Section 951A of the Code attributable to (A) “subpart F income,” within the meaning of Section 952 of the Code, (B) direct or indirect holding of “United States property,” within the meaning of Section 956 of the Code, or (C) “global intangible low-taxed income,” as defined in Section 951A of the Code, in each case, determined as if the relevant taxable years ended on the Closing Date; or (vii) any election under Section 965(h) of the Code.

(h)   There are no Liens with respect to Taxes on any of the assets of the Company, other than Permitted Liens.
(i)   The Company does not have any liability for the Taxes of any Person (other than the Company) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) under any contractual obligation (other than customary commercial Contracts not primarily related to Taxes).
(j)   The Company is not a party to, or bound by, or has any obligation to, any Governmental Authority or other Person under any Tax allocation, Tax sharing, Tax indemnification or similar agreements (except, in each case, for any such agreements that are customary commercial Contracts not primarily related to Taxes).
(k)   The Company has not made an entity classification election pursuant to Treasury Regulation Section 301.7701-3 to be classified as other than such entity’s default classification pursuant to Treasury Regulation Section 301.7701-3(b) for U.S. federal income tax purposes.
(l)   The Company is not, and has not been at any time since the date of its formation or during the five (5) year period ending on the Closing Date, whichever period is shorter, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
(m)   The Company is in compliance with applicable United States and foreign transfer pricing Laws and regulations in all material respects, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company.
(n)   The Company has not knowingly taken any action, nor, to the knowledge of the Company, are there any facts, circumstances or plans that, either alone or in combination, would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.
(o)   The Company has not deferred, pursuant to the CARES Act or the Presidential Memorandum Deferring Payroll Tax Obligations dated August 8, 2020, any Taxes which have not been paid.
(p)   The Company has not received written notice from a non-U.S. Governmental Authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country, in each case, other than the country in which it is organized.
(q)   The Company has not made a request for an advance tax ruling, request for technical advice or any similar request with respect to any Taxes that is in progress or pending with any Governmental Authority.
(r)   Section 4.13(i)(vii) and this Section 4.15 contains the exclusive representations and warranties of the Company with respect to Tax matters. Nothing in this Section 4.15 shall be construed as providing a representation or warranty with respect to (i) other than the representations and warranties set forth in Section 4.15(e), (f), (g), (i) and (j), any taxable period (or portion thereof) beginning following the Closing Date or (ii) the existence, amount, expiration date or limitations on (or availability of) any Tax attribute.
Section 4.16   Brokers’ Fees.   Except as described on Schedule 4.16, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company or any of its Affiliates for which the Company or Acquiror has any obligation.
Section 4.17   Insurance.   Schedule 4.17 contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation, directors and officers and other forms of insurance held by, or for the benefit of, the Company as of the date of this Agreement. True, correct and complete copies or comprehensive summaries of such insurance policies have been made available to Acquiror. With respect to each such insurance policy required to be listed on Schedule 4.17, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) all premiums due have been paid, (ii) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (iii) the Company is not in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened in writing and (iv) as of the date hereof, no written notice of cancellation, non-renewal, disallowance, material amendment or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.
Section 4.18   Real Property; Assets.
(a)   Schedule 4.18(a) sets forth the address and tax parcel number of each Owned Real Property as of the date of this Agreement. Except as set forth on Schedule 4.18(a), the Company is not party to any agreement or option to (i) purchase any real property or interest therein, (ii) sell all, or a portion of, any Owned Real Property or interest therein or (iii) lease or otherwise grant any third party the right to use any Owned Real Property or portion thereof. As of the date hereof, to the knowledge of the Company, the Company has not received written notice: (A) of any material violation of a building, zoning, health, or safety Law with respect to such Owned Real Property that has not been cured to the satisfaction of the party issuing such notice; (B) of any Action for a material zoning change with respect to such Owned Real Property, or (C) from any owner of real property immediately contiguous to the Owned Real Property (an “Adjoining Landowner”) alleging: (1) material boundary disputes with such Adjoining Landowners respecting such Owned Real Property; (2) a material dispute relating to impairment of the Company, as applicable, access to and from its respective Owned Real Property; or (3) a material default by the Company, under any recorded agreement affecting such Owned Real Property. The Company has a good and valid fee simple title to each Owned Real Property free and clear of all Liens, other than Permitted Liens.
(b)   Schedule 4.18(b) contains a true, correct and complete list of all Leased Real Property as of the date of this Agreement. The Company has made available to Acquiror true, correct and complete copies of the leases, subleases, licenses and occupancy agreements (including all modifications, amendments, supplements, guaranties, extensions, renewals, waivers, side letters and other agreements relating thereto) for the Leased Real Property to which the Company is a party (the “Real Estate Documents”), and such deliverables comprise all Real Estate Documents relating to the Leased Real Property.
(c)   Each Real Estate Document (i) is a legal, valid, binding and enforceable obligation of the Company and, to the knowledge of the Company, the other parties thereto, as applicable, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, and each such Real Estate Document is in full force and effect, (ii) has not been amended or modified except as reflected in the Real Estate Documents made available to Acquiror and (iii) to the knowledge of the Company, covers the entire estate it purports to cover and, subject to securing the consents or approvals, if any, required under the Real Estate Documents to be obtained from any landlord, lender or any other third party (as applicable), in connection with the execution and delivery of this Agreement by the Company or the consummation of the transactions contemplated hereby by the Company, upon the consummation of the transactions contemplated by this Agreement, will entitle Acquiror or its Subsidiaries to the exclusive use (subject to the terms of the respective Real Estate Documents in effect with respect to the Leased Real Property), occupancy and possession of the premises specified in the Real Estate Documents for the purpose specified in the Real Estate Documents.
(d)   No material default or breach by (i) the Company or (ii) to the knowledge of the Company, any other parties thereto, as applicable, presently exists under any Real Estate Documents. The Company has not received written or, to the knowledge of the Company, oral notice of material default or breach under any Real Estate Document which has not been cured. To the knowledge of the Company, no event has occurred that, and no condition exists which, with notice or lapse of time or both, would constitute a material default or breach under any Real Estate Document by the Company or by the other parties thereto. The Company has not subleased or otherwise granted any Person the right to use or occupy any Leased Real Property, or portion thereof, which is still in effect. The Company has not collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein which is still in effect. The Company has a good and valid leasehold title to each Leased Real Property free and clear of all Liens, other than Permitted Liens.

(e)   The Company has not received any written notice that remains outstanding as of the date of this Agreement that the current use and occupancy of any Owned Real Property or any Leased Real Property and the improvements thereon (i) are prohibited by any Lien or Law other than Permitted Liens or (ii) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Owned Real Property or Leased Real Property. There is no condemnation or similar Action pending, or to the knowledge of the Company, threatened in writing with respect to any Owned Real Property or Leased Real Property, or portion thereof, as of the date hereof.
(f)   Except for Permitted Liens, the Company has good and valid title to the tangible assets of the Company (other than Intellectual Property which is covered by Section 4.11) free and clear of all liens.
Section 4.19   Environmental Matters.   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
(a)   the Company and all real property owned, operated or leased by the Company, are and, during the last three (3) years, have been in compliance with all Environmental Laws;
(b)   there has been no release of any Hazardous Materials as of the date hereof (i) at, in, on, from or under any Leased Real Property or Owned Real Property, (ii) in connection with the Company’s operations off-site of the Leased Real Property or Owned Real Property or, (iii) to the knowledge of the Company, at, in, on, from or under any formerly owned, operated or leased real property during the time that the Company owned, operated or leased such property;
(c)   neither the Company nor any real property owned, operated or leased by the Company is subject to any Governmental Order relating to any Environmental Law or the investigation, sampling, monitoring, treatment, remediation, removal, handling, recycling or cleanup of Hazardous Materials;
(d)   as of the date hereof, no Action is pending or, to the knowledge of the Company, threatened in writing and, to the knowledge of the Company, no investigation is pending or threatened in writing with respect to Environmental Law and the Company, or any real property owned, operated or leased by the Company;
(e)   to the knowledge of the Company, the Company has not assumed, either contractually or by operation of Law, the liability of any other Person relating to any Environmental Law or Hazardous Material;
(f)   to the knowledge of the Company, there are no facts, circumstances or conditions relating to the past or present business or operations of the Company or any of its predecessors (including the release, threatened release, or disposal of any Hazardous Materials or other substances at any location), or to any real property at any time owned, leased, or operated by the Company, or any of its predecessors, that could reasonably be expected to give rise to any Action, or to any liability, relating to any Environmental Law; and
(g)   the Company has made available to Acquiror all material environmental reports (including any Phase One or Phase Two environmental site assessments), audits, correspondence or other documents relating to the Leased Real Property or Owned Real Property in its possession or for which the Company may be liable in its possession, custody or control.
Section 4.20   Absence of Changes.
(a)   Since December 31, 2022 through the date of this Agreement, there has not been any change, development, condition, state of facts, occurrence, event or effect relating to the Company, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Material Adverse Effect.
(b)   From December 31, 2022 through the date of this Agreement, the Company (i) has, in all material respects, conducted its business and operated their properties in the ordinary course of business consistent with past practices and (ii) has not taken any action that both (A) would require the consent of the Acquiror pursuant to Section 7.01 if such action had been taken after the date hereof and (B) is material to the Company, taken as a whole.

Section 4.21   Affiliate Agreements.   Except as set forth on Schedule 4.21 and except for, (a) in the case of any employee, officer or director, any employment Contract, Contract with respect to the issuance of equity in the Company, indemnity agreements and any Company Benefit Plan, (b) such arrangements disclosed in the 2021 Financial Statements and (c) arrangements that are not material to the Company, taken as a whole, the Company is not a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of any of the Company for which the Company has ongoing obligations, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of the Company as of the date hereof or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, a “Company Affiliate Agreement”).
Section 4.22   Internal Controls.   The Company maintains adequate system of internal accounting controls designed to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in material compliance with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences.
Section 4.23   Permits.   As of the date hereof, the Company has all material Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, (a) each Material Permit is in full force and effect in accordance with its terms, (b) no outstanding written notice of lapse, revocation, cancellation or termination of any Material Permit has been received by the Company, (c) to the knowledge of the Company, none of such Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions, (d) there are no Actions pending or, to the knowledge of the Company, threatened in writing, that seek the revocation, withdrawal, cancellation, limitation, restriction or termination of any Material Permit and (e) the Company is in compliance in all material respects with all Material Permits applicable to the Company.
Section 4.24   Proxy Statement/Registration Statement.   None of the information relating to the Company supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion or incorporation by reference in the Proxy Statement/Registration Statement will, as of the effective date of the Proxy Statement/Registration Statement, as of the date it is first mailed to the Acquiror Stockholders, or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 4.24, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement/Registration Statement that were not supplied by or on behalf of the Company for use therein.
Section 4.25   No Additional Representations and Warranties.   Except as otherwise expressly provided in this Article IV (as modified by the Schedules), the Company expressly disclaims any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of the Company or the Company’s assets, and Acquiror and Merger Sub shall rely on their own examination and investigation thereof. None of the Company’s Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or its Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or its Affiliates.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF ACQUIROR AND MERGER SUB
Except as set forth in (a) the Schedules to this Agreement (each of which, subject to Section 11.08, qualifies (i) the correspondingly numbered representation, warranty or covenant if specified therein and (ii) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or (b) the Acquiror SEC Reports filed or furnished by Acquiror prior to the date hereof and references to such Acquiror SEC Reports are expressly disclosed in the Schedules (excluding any disclosures in such Acquiror SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (ii) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such filings will be deemed to modify or qualify the representations and warranties set forth in Section 5.01, Section 5.02, Section 5.07, Section 5.09 and Section 5.14), each of Acquiror and Merger Sub represents and warrants to the Company as follows:
Section 5.01   Corporate Organization.
(a)   Acquiror is duly incorporated and is validly existing as a corporation in good standing under the Laws of Delaware and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of Acquiror made available to the Company are true, correct and complete and are in effect as of the date of this Agreement. Acquiror is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. Acquiror is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.
(b)   Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Other than Merger Sub, Acquiror has no other Subsidiaries or any equity or other interests in any other Person.
Section 5.02   Due Authorization.
(a)   Each of Acquiror and Merger Sub has all requisite corporate or entity power and authority to execute and deliver this Agreement and all other instruments and ancillary agreements to this Agreement to which it is a party and (subject to the approvals described in Section 5.06) (in the case of Acquiror), upon receipt of the Acquiror Stockholder Approval and the effectiveness of the Acquiror A&R Charter, to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such instruments and ancillary agreements by each of Acquiror and Merger Sub and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action and, except for the Acquiror Stockholder Approval and the effectiveness of the Acquiror A&R Charter, no other corporate or equivalent proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement or such instruments and ancillary agreements or Acquiror’s or Merger Sub’s performance hereunder or thereunder. This Agreement has been, and each instrument and such ancillary agreement will be, duly and validly executed and delivered by each of Acquiror and Merger Sub and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each instrument and such ancillary agreement will constitute, a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against each of Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b)   The affirmative vote of (i) holders of a majority of the votes of Acquiror Common Stock cast at the Special Meeting shall be required to approve each of the Transaction Proposal and Issuance Proposal,

(ii) holders of a majority of the outstanding shares of Acquiror Common Stock entitled to vote at the Special Meeting shall be required to approve the Amendment Proposal and (iii) holders of a majority of the Acquiror Common Stock voted at the Special Meeting shall be required to approve the Acquiror Incentive Plan and Acquiror Employee Stock Purchase Plan in accordance with Section 7.15 (the “Incentive Plan Proposals”), in each case, assuming a quorum is present, to approve the Proposals are the only votes of any of Acquiror’s capital stock necessary in connection with the entry into this Agreement by Acquiror, and the consummation of the transactions contemplated hereby, including the Closing (the approval by Acquiror Stockholders of all of the foregoing, collectively, the “Acquiror Stockholder Approval”).
(c)   At a meeting duly called and held, the Acquiror Board has: (i) determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of Acquiror and its stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (net of amounts disbursed for working capital purposes, if permitted, and excluding the amount of any deferred underwriting commissions) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; and (iv) resolved to recommend to the stockholders of Acquiror approval of each of the matters requiring Acquiror Stockholder approval.
Section 5.03   No Conflict.   Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05 or on Schedule 5.06, the execution, delivery and performance of this Agreement and all other instruments and ancillary agreements to this Agreement to which it is a party by each of Acquiror and Merger Sub, upon receipt of the Acquiror Stockholder Approval and the effectiveness of the Acquiror A&R Charter, the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, the Acquiror Organizational Documents, any organizational documents of any Subsidiaries of Acquiror or any of the organizational documents of Merger Sub, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to each of Acquiror or Merger Sub or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which each of Acquiror or Merger Sub or any their respective Subsidiaries is a party or by which any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.
Section 5.04   Litigation and Proceedings.   As of the date of this Agreement, there are no pending litigation or material other Actions or, to the knowledge of Acquiror, threatened, in writing, material Actions and, to the knowledge of Acquiror, there are no pending or threatened material investigations in writing, in each case, against Acquiror, or otherwise affecting Acquiror or its assets, including any condemnation or similar proceedings. As of the date of this Agreement, there is no unsatisfied judgment or any open injunction binding upon Acquiror.
Section 5.05   Compliance with Laws.
(a)   Except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to be material to the Acquiror and its Subsidiaries, the Acquiror and its Subsidiaries are as of the date of this Agreement, and since May 20, 2021 through the date of this Agreement have been, in compliance in all material respects with all applicable Laws. Neither of the Acquiror nor its Subsidiaries has received any written, or to the knowledge of the Acquiror, oral notice from any Governmental Authority of a violation of any applicable Law by the Acquiror or its Subsidiaries at any time since May 20, 2021 through the date of this Agreement.
(b)   Since May 20, 2021, (i) there has been no action taken by the Acquiror, its Subsidiaries, or, to the knowledge of the Acquiror, any officer, director, shareholder, manager, employee, agent or representative of the Acquiror or its Subsidiaries, in each case, acting on behalf of the Acquiror or its Subsidiaries, in violation of any applicable Anti-Corruption Laws or Trade Control Laws, (ii) neither the Acquiror nor its Subsidiaries has been convicted of violating any Anti-Corruption Laws or Trade Control Laws or, to the knowledge of the Acquiror, subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws or Trade Control Laws, (iii) neither the Acquiror nor its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Laws or Trade Control Laws and (iv) neither the Acquiror nor its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Laws or Trade Control Laws.
(c)   None of the Acquiror, its Subsidiaries, or, to the knowledge of the Acquiror, any officer, director, shareholder, manager, employee, agent or representative of the Acquiror or its Subsidiaries, in each case, acting on behalf of the Acquiror or its Subsidiaries, is a person that is the target of sanctions or any applicable Trade Control Laws.
Section 5.06   Governmental Authorities; Consents.   Assuming the accuracy of the representations and warranties of the Company contained in Article IV, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for applicable requirements of the HSR Act and any other applicable Antitrust Law, Securities Laws, the NYSE or Nasdaq and the filing and effectiveness of the Certificate of Merger and the Acquiror A&R Charter.
Section 5.07   Financial Ability; Trust Account.
(a)   As of the date hereof, there is at least $171,615,000 invested in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated May 20, 2021, by and between Acquiror and the Trustee (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate or (ii) entitle any Person (other than any Acquiror Stockholder who is a Redeeming Stockholder) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents (including, with respect to an Extension) and Acquiror’s final prospectus dated May 20, 2021. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, or in an interest bearing bank deposit account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending or, to the knowledge of Acquiror, threatened in writing with respect to the Trust Account. Since May 20, 2021 through the date of this Agreement, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. Following the Effective Time, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is a Redeeming Stockholder.

(b)   As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date.
(c)   As of the date hereof, Acquiror does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.
Section 5.08   Taxes.
(a)   All income and other material Tax Returns required by Law to be filed by Acquiror have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings).Such Tax Returns are true, correct and complete in all material respects, and accurately reflect all liability for Taxes of Acquiror for the periods covered thereby.
(b)   All income and other material amounts of Taxes and all income and other material Tax liabilities of Acquiror that are due and payable on or prior to the Closing Date have been timely paid in full. Any such Taxes or Tax liabilities that relate to a Pre-Closing Tax Period that are not yet due and payable (i) for periods covered by the Financial Statements have been properly accrued and adequately disclosed on the Financial Statements in accordance with GAAP, and (ii) for periods not covered by the Financial Statements have been properly accrued on the books and records of Acquiror in accordance with GAAP.
(c)   Acquiror has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority, and (iii) complied with all other applicable withholding and related reporting requirements with respect to such Taxes in all material respects.
(d)   Acquiror is not currently, and since inception has not been, engaged in any material audit, administrative or judicial proceeding with a Governmental Authority with respect to Taxes, and no such proceeding is pending or, to the knowledge of Acquiror, contemplated. Acquiror has not received any written notice from a Governmental Authority of a proposed deficiency of a material amount of Taxes, other than any such deficiencies that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where Acquiror does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of Acquiror, and no written request for any such waiver or extension is currently pending. Acquiror is not presently contesting the Tax liability of Acquiror before any taxing authority or other Governmental Authority.
(e)   Acquiror has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the prior two years.
(f)   Acquiror has not been a party to any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).
(g)   Acquiror will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing, (ii) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issue or executed prior to the Closing, (iii) installment sale or open transaction disposition made prior to the Closing, (iv) prepaid amount or deferred revenue received prior to the Closing, (v) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing, (vi) any inclusion under Section 951(a) or Section 951A of the Code attributable to (A) “subpart F income,” within the meaning of Section 952 of the

Code, (B) direct or indirect holding of “United States property,” within the meaning of Section 956 of the Code, or (C) “global intangible low-taxed income,” as defined in Section 951A of the Code, in each case, determined as if the relevant taxable years ended on the Closing Date or (vii) any election under Section 965(h) of the Code.
(h)   There are no Liens with respect to Taxes on any of the assets of the Acquiror, other than Permitted Liens.
(i)   Acquiror does not have any liability for the Taxes of any Person (other than the Company) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) under any contractual obligation (other than customary commercial Contracts not primarily related to Taxes).
(j)   Acquiror is not party to, or bound by, and does not have any obligation to, any Governmental Authority or other Person under any Tax allocation, Tax sharing, Tax indemnification agreements (except, in each case, for any such agreements that are customary commercial Contracts not primarily related to Taxes).
(k)   Acquiror has not made an entity classification election pursuant to Treasury Regulation Section 301.7701-3 to be classified as other than such entity’s default classification pursuant to Treasury Regulation Section 301.7701-3(b) for U.S. federal income tax purposes.
(l)   Acquiror is not, and has not been at any time since the date of its formation, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
(m)   Acquiror is in compliance with applicable United States and foreign transfer pricing Laws and regulations in all material respects, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of Acquiror and its Affiliates.
(n)   Acquiror has not knowingly taken any action, nor, to the knowledge of Acquiror, are there any facts, circumstances or plans that, either alone or in combination, would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.
(o)   Acquiror has not deferred, pursuant to the CARES Act or the Presidential Memorandum Deferring Payroll Tax Obligations dated August 8, 2020, any Taxes which have not been paid.
(p)   Acquiror has not received written notice from a non-U.S. Governmental Authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country, in each case, other than the country in which it is organized.
(q)   Acquiror has not made a request for an advance tax ruling, request for technical advice or any similar request with respect to any Taxes that is in progress or pending with any Governmental Authority.
(r)   This Section 5.08 contains the exclusive representations and warranties of Acquiror with respect to Tax matters. Nothing in this Section 5.08 shall be construed as providing a representation or warranty with respect to (i) other than the representations and warranties set forth in Section 5.08(e), (f), (g), (i) and (j), any taxable period (or portion thereof) beginning following the Closing Date or (ii) the existence, amount, expiration date or limitations on (or availability of) any Tax attribute.
Section 5.09   Brokers’ Fees.   Except for fees described on Schedule 5.09 (including the amounts owed with respect thereto), no broker, finder, investment banker, agent or other Person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Acquiror or Merger Sub or any of their respective Affiliates, including the Sponsor, for which the Acquiror or Merger Sub has any obligation.
Section 5.10   Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act.
(a)   Acquiror has filed in a timely manner all required registration statements, reports, schedules, forms, statements, prospectuses and other documents required to be filed by it with the SEC since May 20, 2021 pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Acquiror SEC Reports”). None of the Acquiror

SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Reports. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the Acquiror SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.
(b)   Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror and other material information required to be disclosed by Acquiror in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Acquiror’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302, 404 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.
(c)   Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Since May 21, 2021, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.
(d)   Each director and executive officer of Acquiror has filed with the SEC on all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder, and except as would otherwise have a material adverse effect on Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(e)   There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(f)   Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.
(g)   To the knowledge of Acquiror, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Acquiror SEC Reports. To the knowledge of Acquiror, none of the Acquiror SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
Section 5.11   Business Activities; Undisclosed Liabilities; Absence of Changes.
(a)   Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror

Organizational Documents, there is no agreement, commitment or Governmental Order binding upon Acquiror or to which Acquiror is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as currently contemplated to be conducted as of the Closing.
(b)   Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Acquiror has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.
(c)   Except for (i) this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 8.03), (ii) as set forth on Schedule 5.11(c) and (iii) with respect to fees and expenses of Acquiror’s legal, financial and other advisors, Acquiror is not, and at no time has been, party to any Contract with any other Person that would require payments by Acquiror in excess of $150,000 monthly, $250,000 in the aggregate annually with respect to any individual Contract or more than $500,000 in the aggregate annually when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 8.03) and Contracts set forth on Schedule 5.11(c)).
(d)   There is no liability, debt, claim, judgment or obligation of a nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several, primary or secondary liability) against Acquiror or its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet for the year ended December 31, 2022 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole), (ii) that have arisen since the date of Acquiror’s consolidated balance sheet for the year ended December 31, 2022 in the ordinary course of the operation of business of the Acquiror and its Subsidiaries (other than any such liabilities as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole), (iii) disclosed in Schedule 5.11(d), (iv) arising under this Agreement and/or the performance by the Company of its obligations hereunder or (v) that would not, individually or in the aggregate, reasonably be expected to be material to the Acquiror and its Subsidiaries, taken as a whole.
(e)   Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.
(f)   Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Merger and has no, and at all times prior to the Effective Time except as contemplated by this Agreement or the ancillary agreements to this Agreement, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.
(g)   (i) Since May 20, 2021 through the date of this Agreement, Acquiror and Merger Sub have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice and there has not been any change, development, condition, state of facts, occurrence, event or effect relating to the Acquiror or its Subsidiaries that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, an Acquiror Material Adverse Effect and (ii) from December 31, 2022 through the date of this Agreement, Acquiror and its Subsidiaries have not taken any action that would require the consent of the Company pursuant to Section 8.03, if such action had been taken after the date hereof.
Section 5.12   Proxy Statement/Registration Statement.   As of the effective date of the Proxy Statement/Registration Statement, as of the date the Proxy Statement/Registration Statement is first mailed to the Acquiror Stockholders, and at the time of the Special Meeting, the Proxy Statement/Registration Statement (together with any amendments or supplements thereto) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to the Acquiror by or on behalf of the Company specifically for inclusion in the Proxy Statement/Registration Statement.
Section 5.13   No Outside Reliance.   Notwithstanding anything contained in this Article V or any other provision hereof, Acquiror and its Affiliates and any of its and their respective directors, officers, employees, stockholders, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement.
Section 5.14   Capitalization.
(a)   The authorized capital stock of Acquiror consists of (i) 1,000,000 shares of Acquiror Preferred Stock and (ii) 400,000,000 shares of Acquiror Common Stock. As of the date of this Agreement, (A) no shares of Acquiror Preferred Stock are issued and outstanding, (B) 21,451,875 shares of Acquiror Common Stock are issued and outstanding, including a total of 4,290,375 Founder Shares, and (C) 8,153,833 Acquiror Warrants are issued and outstanding, including a total of 4,721,533 Private Placement Warrants acquired by Sponsor, each of which entitle the holder thereof the purchase shares of Acquiror Common Stock at an exercise price of $11.50 per share. All of the issued and outstanding shares of Acquiror Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. All outstanding Acquiror Units, shares of Acquiror Common Stock and Acquiror Warrants were issued in compliance in all material respects with applicable Law, including federal and state securities Laws, and Acquiror’s Organizational Documents, and (B) are not subject to, and were not issued in breach or violation of any preemptive rights or Contract.
(b)   Except for this Agreement, the Acquiror Warrants and the Subscription Agreements, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for, directly or indirectly, shares of Acquiror Common Stock or the equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as disclosed in the Acquiror Organizational Documents, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other Indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s stockholders may vote. Except as disclosed in the Acquiror SEC Reports, Acquiror is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Acquiror Common Stock or any other equity interests of Acquiror. Acquiror does not own any capital stock or any other equity interests in any other Person (other than Merger Sub) or any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person. There are no securities or instruments issued by or to which the Acquiror is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the transactions contemplated by the Subscription Agreements that have not been or will be waived on or prior to the Closing Date.
(c)   As of the date hereof, the authorized share capital of Merger Sub consists of 100 shares of common stock, par value $0.0001 per share, of which ten (10) shares are issued and outstanding and beneficially held (and held of record) by Acquiror as of the date of this Agreement.
Section 5.15   NYSE Stock Market Quotation.   The issued and outstanding shares of Acquiror Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “GFOR”. The issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “GFOR WS”. The issued and outstanding Acquiror Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “GFOR.U”. Acquiror is in compliance in all material respects with the rules of the NYSE and there is no action or proceeding pending or, to the knowledge of Acquiror, threatened in writing against Acquiror by the NYSE, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Acquiror Common Stock or terminate the listing of Acquiror Common Stock on the NYSE. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Common Stock, Acquiror Warrants or Acquiror Units under the Exchange Act except as contemplated by this Agreement.
Section 5.16   Contracts; No Defaults.
(a)   Schedule 5.16(a) contains a listing of all Contracts including (i) every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements, this Agreement and the Subscription Agreements), (ii) all Contracts to which Acquiror owes Sponsor money, and (iii) all Contracts pursuant to which Acquiror will have ongoing obligations after the Effective Time, in each case which, as of the date of this Agreement, Acquiror or one or more of its Subsidiaries is a party or by which any of their respective assets are bound. True, correct and complete copies of the Contracts of the type described in Schedule 5.16(a) have been delivered to or made available to the Company or its agents or representatives.
(b)   Each Contract of a type required to be listed on Schedule 5.16(a), whether or not set forth on Schedule 5.16(a), was entered into at arm’s length in all material respects and in the ordinary course of business. Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type described in Schedule 5.16(a), whether or not set forth on Schedule 5.16(a), (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the Acquiror or its Subsidiaries party thereto and, to the knowledge of the Acquiror, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Acquiror, are enforceable by the Acquiror or its Subsidiaries to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of the Acquiror, its Subsidiaries or, to the knowledge of the Acquiror, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) since May 20, 2021, neither the Acquiror nor its Subsidiaries have received any written or, to the knowledge of the Acquiror, oral claim or notice of material breach of or material default under any such Contract, (iv) to the knowledge of the Acquiror, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by the Acquiror or its Subsidiaries or, to the knowledge of the Acquiror, any other party thereto (in each case, with or without notice or lapse of time or both) and (v) since May 20, 2021 through the date hereof, neither the Acquiror nor its Subsidiaries have received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.
Section 5.17   Title to Property.   Except as set forth on Schedule 5.17, neither the Acquiror nor any of its Subsidiaries (a) owns or leases any real or personal property or (b) is a party to any agreement or option to purchase any real property, personal property or other material interest therein.

Section 5.18   Investment Company Act.   Neither the Acquiror nor any of its Subsidiaries is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended. Acquiror constitutes an “emerging growth company” within the meaning of the Jobs Act.
Section 5.19   Affiliate Agreements.   Except as set forth on Schedule 5.19 and except for, in the case of any employee, officer or director, any employment Contract or Contract with respect to the issuance of equity in Acquiror, none of the Acquiror or its Subsidiaries is a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of any of the Acquiror or its Subsidiaries, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Acquiror or its Subsidiaries or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, an “Acquiror Affiliate Agreement”).
Section 5.20   Subscription Agreements.   The Acquiror has delivered to the Company a true, correct and complete copy of each Subscription Agreement executed on or prior to the date hereof, pursuant to which certain Investors have committed, subject to the terms and conditions therein, to purchase shares of Acquiror Common Stock. To the knowledge of Acquiror, each Subscription Agreement is in full force and effect and is legal, valid and binding upon the Acquiror and the applicable Investor, enforceable in accordance with its terms. Each Subscription Agreement has not been withdrawn, terminated, amended or modified since the date of delivery hereunder and prior to the execution of this Agreement, and, to the knowledge of Acquiror, as of the date of this Agreement no such withdrawal, termination, amendment or modification is contemplated, and as of the date of this Agreement the commitments contained in each Subscription Agreement have not been withdrawn, terminated or rescinded by the applicable Investor in any respect. As of the date hereof, there are no side letters or Contracts to which Acquiror or Merger Sub is a party related to the provision or funding, as applicable, of the purchases contemplated by each Subscription Agreement or the transactions contemplated hereby other than as expressly set forth in this Agreement, each Subscription Agreement or any other agreement entered into (or to be entered into) in connection with the Transactions delivered to the Company. Acquiror has fully paid any and all commitment fees or other fees required in connection with each Subscription Agreement that are payable on or prior to the date hereof and will pay any and all such fees when and as the same become due and payable after the date hereof pursuant to each Subscription Agreement. Acquiror has, and to the knowledge of Acquiror, each Investor has, complied with all of its obligations under each Subscription Agreement. There are no conditions precedent or other contingencies related to the consummation of the purchases set forth in each Subscription Agreement, other than as expressly set forth in each Subscription Agreement. No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of Acquiror or, to the knowledge of Acquiror as of the date hereof, any Investor, (ii) assuming the conditions set forth in Section 10.01 and Section 10.02 will be satisfied, constitute a failure to satisfy a condition on the part of Acquiror or, to the knowledge of Acquiror as of the date hereof, the applicable Investor or (iii) assuming the conditions set forth in Section 10.01 and Section 10.02 will be satisfied, to the knowledge of Acquiror as of the date hereof, result in any portion of the amounts to be paid by each Investor in accordance with each Subscription Agreement being unavailable on the Closing Date. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the Agreement) to the obligations of the Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein. As of the date hereof, assuming the conditions set forth in Section 10.01 and Section 10.02 will be satisfied, Acquiror has no reason to believe that any of the conditions to the consummation of the purchases under each Subscription Agreement will not be satisfied, and, as of the date hereof, Acquiror is not aware of the existence of any fact or event that would or would reasonably be expected to cause such conditions not to be satisfied.
Section 5.21   280G.   Except as set forth on Schedule 5.21, neither Acquiror nor Merger Sub (i) has any paid employees or (ii) maintains, sponsors, contributes to, or otherwise has any liability under, any benefit plan. Neither the execution and delivery of this Agreement or the other ancillary agreements nor the consummation of the transactions contemplated hereby will: (A) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer, manager or employee of Acquiror; or (B) result in the acceleration of the time of payment or vesting of any such benefits. Other than reimbursement of any out-of-pocket expenses incurred by Acquiror’s officers and directors in connection with activities on Acquiror’s behalf in an aggregate amount not in excess of the amount of cash held by Acquiror outside of the Trust Account, Acquiror has no unsatisfied material liability with respect to any officer or director. The transactions contemplated by this agreement shall not be the direct or indirect cause of any amount paid or payable by Acquiror or any of its affiliates being classified as an “excess parachute payment” under Section 280G of the Code.
Section 5.22   Outstanding Acquiror Expenses.   Set forth on Schedule 5.22 is Acquiror’s good faith estimate of all Outstanding Acquiror Expenses incurred as of the date hereof and that remain unpaid and outstanding.
ARTICLE VI
COVENANTS OF THE COMPANY
Section 6.01   Conduct of Business.   From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with Section 10.01 (the “Interim Period”), the Company shall, except as (a) set forth on Schedule 6.01, (b) expressly contemplated by this Agreement, the ancillary agreements or any Material Contract, (c) consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or (d) may be required by Law, (i) use commercially reasonable efforts to (A) conduct and operate its business in the ordinary course in all material respects, (B) preserve intact the current business organization and ongoing businesses of the Company, and (C) maintain in all material respects the existing relations and goodwill of the Company’s customers, suppliers, vendors, joint venture partners, distributors, lessors, creditors and other Persons having material business relationships with the Company, and (ii) the Company shall not, during the Interim Period, except as otherwise contemplated by this Agreement:
(a)   change or amend the certificate of incorporation, bylaws or other organizational documents of the Company (other than to the extent necessary in connection with the Contemplated Interim Note Financing);
(b)   (i) make, declare or pay any dividend, return of capital or other distribution (whether in cash, stock, property or any other combination thereof) to any holder of Equity Security of the Company, (ii) effect any recapitalization, reclassification or split, (iii) authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue, sell, transfer, pledge, encumber or grant any right, option, or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock, or (iv) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its capital stock or other equity interests, except, in each case, for (A) the issuance of convertible notes pursuant to the Contemplated Interim Note Financing, (B) the issuance of Company Common Stock pursuant to the Company Convertible Note Conversion or Company Options, (C) the acquisition by the Company of any shares of Company Common Stock or any Company Options in connection with the forfeiture or cancellation of such equity, (D) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options in order to pay the exercise price of the Company Options and (E) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to the Company Options, in each case solely to the extent in accordance with their terms in effect as of the date of this Agreement;
(c)   enter into, or amend or modify any material term of (in a manner adverse to the Company), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on Schedule 4.13(a) (or any Contract, that if existing on the date hereof, would have been required to be listed on Schedule 4.13(a)), any Real Estate Document (or any Contract, that if existing on the date hereof, would have been required to be listed on Schedule 4.18(b)) or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company is a party or by which it is bound, other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such agreements in the ordinary course of business consistent with past practice;
(d)   (i) sell, assign, transfer, license, sublicense, dedicate to the public, covenant not to assert, lease, pledge or otherwise encumber or subject to any Lien (other than Permitted Liens), abandon, cancel, let lapse or expire or convey or dispose of any material assets, properties or business of the Company, taken as a whole (including any and all material Intellectual Property owned, used, practiced, or licensed by the Company), except for (A) dispositions of assets reasonably deemed by the Company to be obsolete or worthless, (B) sales of tangible inventory or Standard Outbound Licenses, in each case, in the ordinary course of business consistent with past practice, (C) sales, abandonment, lapses of assets or items or materials in an amount not in excess of $250,000 in the aggregate and (D) in the ordinary course of business and that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) subject any material Owned Intellectual Property (including any material Owned Company Software) to Copyleft Terms; or (iii) disclose any material Trade Secret that is Owned Intellectual Property to any Person other than pursuant to a written agreement sufficiently restricting the disclosure and use thereof by such Person;
(e)   except as required under applicable Law or the terms of any Company Benefit Plan existing as of the date hereof (i) materially increase or accelerate in any manner the compensation, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any of the current or former directors, officers, employees or consultants of the Company, other than annual merit increases to such individuals who are not officers and directors to base compensation, declaration of bonuses, benefits or commissions (other than severance or retention) of any such individuals made in the ordinary course of business consistent with past practice, (ii) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, or any compensation, severance, pension, retirement, profit-sharing, welfare benefit for the benefit of any current or former directors, officers, employees or consultants of the Company (or newly hired employees), (iii) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Benefit Plan, except in the ordinary course of business consistent with past practice, (iv) grant any new awards under any Company Benefit Plan, (v) amend or modify any outstanding award under any Company Benefit Plan, (vi) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (vii) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization, (viii) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is required by applicable Law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Law, (ix) forgive any loans, or issue any loans (other than routine travel advances issued in the ordinary course of business) to any of its directors, officers, contractors or employees, (x) waive any restrictive covenants applying to employees, former employees or contractors or (xi) hire or engage or terminate (other than for cause) any employee or service provider, other than (A) in the ordinary course of business in respect of any such employee or service provider whose annual base compensation is less than $200,000 and (B) pursuant to Section 6.09;
(f)   (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the transactions contemplated by this Agreement);
(g)   make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed $250,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date hereof, made available to Acquiror or any capitalized Contract costs associated with new or existing customers;

(h)   make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person, except (i) advances to employees or officers of the Company in the ordinary course of business consistent with past practice, (ii) as contemplated by the Contemplated Interim Note Financing, (iii) borrowing funds from Company Parent in connection with the Transactions or (iv) in the ordinary course of business;
(i)   make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, or enter into any Tax sharing, Tax indemnification, Tax allocation or similar agreement (excluding any customary commercial Contract not primarily related to Taxes);
(j)   take any action, or fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Intended Tax Treatment;
(k)   acquire any fee interest in real property or sell, transfer, lease or mortgage any Owned Real Property or portion thereof;
(l)   enter into, renew or materially amend in any material respect any Company Affiliate Agreement (or any Contract, that if existing on the date hereof, would constitute an Company Affiliate Agreement);
(m)   waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, other than in the ordinary course of business consistent with past practice or that otherwise do not exceed $100,000 in the aggregate;
(n)   incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness for borrowed money, other than (i) in connection with borrowings, extensions of credit and other financial accommodations under the Company’s existing credit facilities, notes and other existing Indebtedness and, in each case, any refinancing thereof, (ii) as contemplated by the Contemplated Interim Note Financing or (iii) funds borrowed from Company Parent in connection with the Transactions; provided, that, in no event shall any such borrowing, extension of credit or payment terms or other financial accommodation be subject to any prepayment fee or penalty or similar arrangement or amend, restate or modify in a manner materially adverse to the Company any terms of or any agreement with respect to any such outstanding Indebtedness (when taken as a whole); provided, further, that any action permitted under this Section 6.01(n) shall be deemed not to violate Section 6.01(c);
(o)   enter into any material new line of business outside of the business currently conducted by the Company as of the date of this Agreement;
(p)   implement or announce any layoffs or furloughs, or facility closures affecting more than twenty (20) employees of the Company;
(q)   make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law, other than as may be recommended by the Company’s auditors or as may be required by GAAP or regulatory guidelines;
(r)   voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and its respective assets and properties; and
(s)   enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 6.01.

Section 6.02   Inspection.   Subject to confidentiality obligations and similar restrictions that are applicable to information furnished to the Company by third parties that may be in the Company’s possession from time to time, and except for any information which (a) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement and the transactions contemplated hereby or (b) in the judgment of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which the Company is bound, the Company shall, to the extent permitted by applicable Law, afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments and analyses and, as reasonably requested by Acquiror or its Representatives, appropriate officers and employees of the Company, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company that are in the possession of the Company as such Representatives may reasonably request, in each case, as reasonably necessary to facilitate Acquiror’s ongoing due diligence and consummation of the transactions contemplated by this Agreement; provided, that such access shall not include any unreasonable invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company without the prior written consent of the Parties. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.
Section 6.03   Regulatory Approvals.
(a)   The Company shall exercise its reasonable best efforts to cooperate with Acquiror to (i) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (ii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.
(b)   The Company shall furnish to the Acquiror as promptly as reasonably practicable all information required for any application or other filing to be made by the Acquiror pursuant to any Antitrust Law. The Company shall promptly notify the Acquiror of any substantive communication with, and furnish to Acquiror copies of any notices or written communications (and memoranda setting forth the substance of all substantive oral communications) received by, the Company or any of its Affiliates and any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and the Company shall permit counsel to Acquiror an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that the Company shall not enter into any agreement with any Governmental Authority without the written consent of Acquiror. The Company shall provide the Acquiror prompt written notice of the commencement of any legal proceedings with respect to the transactions contemplated by this Agreement. The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, Acquiror and its counsel the opportunity, on reasonable advance written notice when possible, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 6.03 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or other competitively sensitive material; provided, that the Company may, as it reasonably deems advisable and necessary, designate any materials provided to the Acquiror under this Section 6.03 as “outside counsel only.”
(c)   Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.03 or any other provision of this Agreement shall require or obligate the Company or any of its Affiliates (including the Investors and any investment funds or investment vehicles affiliated with, or managed or advised by, the Investors or any portfolio company (as such term is commonly understood in the private equity industry)

or investment of the Investors or of any such investment fund or investment vehicle) to, and the Acquiror shall not, without the prior written consent of the Company to agree or otherwise be required to, take any action with respect to the Company or such Affiliates, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Company or such Affiliates, or any interest therein. The Company shall pay 50% of all filing fees payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement.
Section 6.04   No Acquiror Common Stock Transactions.   From and after the date of this Agreement until the Effective Time, except as otherwise contemplated by this Agreement, the Company shall not engage in any transactions involving the securities of Acquiror without the prior written consent of Acquiror (other than as contemplated by this Agreement).
Section 6.05   No Claim Against the Trust Account.   The Company acknowledges that the Acquiror is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets, and the Company has read Acquiror’s final prospectus, dated May 20, 2021, and other Acquiror SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s Public Stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges and agrees that the Acquiror’s sole assets consist of the cash proceeds of the Acquiror’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. The Company further acknowledges that, if the transactions contemplated by this Agreement are not consummated by May 25, 2023 or such later date as approved by the shareholders of Acquiror to complete a Business Combination pursuant to an Extension, Acquiror will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby irrevocably waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Acquiror to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account or any funds distributed therefrom at any time for any reason; provided that (a) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Redemptions and (b) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). This Section 6.05 shall survive the termination of this Agreement for any reason.
Section 6.06   Preparation and Delivery of Additional Company Financial Statements; Proxy Solicitation; Other Actions.
(a)   The Company agrees to use commercially reasonable efforts to provide Acquiror, no later than May 1, 2023, the audited financial statements of the Company as of and for the year ended December 31, 2022, audited in accordance with the auditing standards of the Public Company Accounting Oversight Board, as required and prepared in accordance with GAAP and Regulation S-X. The Company further agrees to use commercially reasonable efforts to provide Acquiror, as promptly as reasonably practicable, any other audited or unaudited financial statements of the Company that are required by applicable Law to be included in the Proxy Statement/Registration Statement (the financial statements described in this Section 6.06(a)

are referred to collectively as the “Closing Company Financial Statements” and, together with the 2021 Audited Financial Statements and the Unaudited Financial Statements, the “Financial Statements”).
(b)   The Company shall be available to, and the Company shall use commercially reasonable efforts to make its officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, Acquiror and its counsel in connection with (i) the drafting of the Proxy Statement/Registration Statement and (ii) responding in a timely manner to comments on the Proxy Statement/Registration Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Acquiror in connection with Acquiror’s preparation for inclusion in the Proxy Statement/Registration Statement of pro forma and other financial statements, as required by Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).
Section 6.07   No Solicitation by the Company.   From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, the Company shall not and the Company shall instruct its and their Representatives, not to: (i) make any proposal or offer that constitutes a Company Acquisition Proposal; (ii) take any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or knowingly encourage, respond, provide information to or commence due diligence with respect to, any Person concerning, relating to or which is intended or is reasonably likely to give rise to or result in a Company Acquisition Proposal; (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Company Acquisition Proposal; or (iv) grant any waiver, amendment or release under any confidentiality agreement with respect to a Business Combination Proposal or the anti-takeover laws, in each case, other than to or with Acquiror and its Representatives. From and after the date hereof, the Company shall, and shall cause its Representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Company Acquisition Proposal (other than Acquiror and its Representatives).
Section 6.08   Employment Agreements.   During the Interim Period, notwithstanding anything to the contrary contained in this Agreement, the Company may enter into employment agreements with such officers of the Company employed by the Company as of the date of this Agreement(which agreements shall include material terms as recommended by the Company’s compensation consultant and otherwise mutually agreed by Company and Acquiror (such consent not to be unreasonably withheld, conditioned or delayed)); provided, for the avoidance of doubt, that failure to enter into any such employment agreements shall not be a breach of this Agreement.
Section 6.09   Maximum Indebtedness.   The Company shall use its reasonable best efforts to ensure that (i) the aggregate amount of principal and accrued interest underlying the Company Convertible Promissory Notes and the convertible notes issued pursuant to the Contemplated Interim Note Financing, that are not converted into shares of Company Common Stock immediately prior to Closing shall collectively not exceed $5,000,000 and (ii) any other Indebtedness for borrowed money of the Company shall collectively not exceed $10,000,000.
Section 6.10   Assignment of Intellectual Property.   Prior to Closing, the Company shall (i) enter into an Intellectual Property assignment agreement between the Company and Company Parent in a form reasonably acceptable by Acquiror (such approval not to be unreasonably withheld, conditioned or delayed) to transfer to the Company the trademarks and domain name registrations, set forth on Schedule 4.11(a), that are owned by Company Parent, (ii) use reasonable efforts to make all filings, and shall provide Acquiror with a copy of such filings, with the U.S. Patent & Trademark Office, any foreign patent or trademark office or agency, and/or any registration office or agency, as applicable, sufficient for the title records of the of such office or agency to identify Company as the owner of each of the trademarks and domain name registrations set forth on Schedule 4.11(a) and (iii) deliver an executed copy of the agreement described in the foregoing clause (i) to Acquiror for Acquiror’s inspection.
Section 6.11   Mortgage.   No later than and including September 29, 2023, the Company shall provide to Acquiror (i) a release of the mortgage recorded on May 16, 2002 under No. 20020415138 against the Owned Real Property (the “Mortgage”), including an unrecorded release, executed by the lender of the commercial loan underlying the Mortgage (such lender, the “Lender”, and such loan, the “Loan”), (ii) a written statement from the Lender providing that (A) all outstanding amounts under the Loan have been paid in full and no amount remains outstanding and (B) the Lender agrees to release the Mortgage and record such release, (iii) an owner’s title insurance policy issued to the Company insuring the fee simple ownership and not including an exception with respect to the Mortgage, in each case in a form reasonably acceptable by Acquiror or (iv) any other assurance of the absence of such Mortgage on the Owned Real Property reasonably acceptable to Acquiror (the release, written statement, owner’s title insurance policy and other assurance described in each of the foregoing clauses (i), (ii), (iii) and (iv), the “Mortgage Release Documents”).
ARTICLE VII
COVENANTS OF ACQUIROR
Section 7.01   Regulatory Approvals.
(a)   Acquiror shall furnish to the Company as promptly as reasonably practicable all information required for any application or other filing to be made by the Company pursuant to any Antitrust Law.
(b)   Acquiror shall exercise its reasonable best efforts to (i) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (ii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.
(c)   Acquiror shall cooperate in good faith with the Regulatory Consent Authorities and exercise its reasonable best efforts to undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove any impediment under Antitrust Law or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.01 or any other provision of this Agreement shall require or obligate Acquiror’s Affiliates, the Sponsor, the Investors, their respective Affiliates and any investment funds or investment vehicles affiliated with, or managed or advised by, Acquiror’s Affiliates, the Sponsor, the Investors or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Acquiror’s Affiliates, Sponsor, the Investors or of any such investment fund or investment vehicle to take any action in connection with avoiding, preventing, eliminating or removing any impediment under Antitrust Law with respect to the Transactions, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect such Person’s or entity’s freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of such Person or entity or any of such entity’s Subsidiaries or Affiliates, or any interest therein.
(d)   Acquiror shall promptly notify the Company of any substantive communication with, and furnish to the Company copies of any notices or written communications (and memoranda setting forth the substance of all substantive oral communications) received by, Acquiror or any of its Affiliates and any third party or Governmental Authority with respect to the transactions contemplated by this Agreement, and Acquiror shall permit counsel to the Company an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed communications by Acquiror and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that Acquiror shall not enter into any agreement with any Governmental Authority without the written consent of the Company. Acquiror agrees to provide, to the extent permitted by the applicable Governmental Authority, the Company and its counsel the opportunity, on reasonable advance notice, when possible, to participate in any substantive meetings or discussions, either in person or by telephone, between Acquiror and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 7.01 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or other competitively sensitive material; provided, that the Acquiror may, as it deems advisable and necessary, designate any materials provided to the Company under this Section 7.01 as “outside counsel only.”
(e)   Acquiror shall pay 50% of all filing fees payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement.
Section 7.02   Indemnification and Insurance.
(a)   For a period of six (6) years from the Effective Time, Acquiror shall, and shall cause the Surviving Company to, indemnify and hold harmless each present or former director and officer of Acquiror as the case may be (all such persons collectively, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Acquiror or the Company, as the case may be, would have been permitted under applicable Law and in accordance with its certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement and as provided in the indemnification agreements between Acquiror and the applicable D&O Indemnified Parties in the forms made available to the Company prior to the date of this Agreement. Without limiting the foregoing, from and after the Effective Time, Acquiror shall, and shall cause the Surviving Company to, (i) maintain for a period of six (6) years from the Effective Time the indemnification agreements between Acquiror and the applicable D&O Indemnified Parties in the forms made available to the Company prior to the date of this Agreement and provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are no less favorable to the D&O Indemnified Parties than the provisions of such certificates of incorporation (if applicable), bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, and shall cause the Surviving Company to honor, each of the covenants in this Section 7.02.
(b)   For a period of six (6) years from the Effective Time, Acquiror shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to each of the Acquiror or the Company) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror or its Subsidiaries be required to pay (A) with respect to Acquiror, an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by Acquiror for such insurance policy for the year ended December 31, 2022, or (B) with respect to the Company, an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company for such insurance policy for the year ended December 31, 2022; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time (the “Acquiror D&O Tail”) and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 7.02 shall be continued in respect of such claim until the final disposition thereof.
(c)   Notwithstanding anything contained in this Agreement to the contrary, this Section 7.02 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and the Surviving Company and all successors and assigns of Acquiror and the Surviving Company. In the event that Acquiror, the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror and the Surviving Company shall ensure that proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 7.02. The obligations of Acquiror and the Surviving Company under this Section 7.02 shall not be terminated or modified in such a manner as to materially and adversely affect any present and former director and officer of the Company to whom this Section 7.02 applies without the consent of the affected Person.
(d)   The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the organizational documents of the Company, any other indemnification arrangement, any Law or otherwise. The provisions of this Section 7.02 are expressly intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 7.02.
Section 7.03   Conduct of Acquiror During the Interim Period.
(a)   During the Interim Period, Acquiror shall, and shall cause Merger Sub to, except (a) as set forth on Schedule 7.03, (b) expressly contemplated by this Agreement (including, for the avoidance for doubt, the execution and delivery of the Subscription Agreements (provided, that (i) Acquiror shall not enter into Subscription Agreements issuing shares of its common stock for less than $10.00 per share without first seeking the Company’s consent and (ii) notwithstanding the restriction contained in the foregoing clause (i), Acquiror shall first consult with the Company prior to entering into any other Subscription Agreement) and the performance of the Acquiror’s obligations thereunder), as required to obtain the Extension Approval, or as, (c) consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or (d) as may be required by Law, (i) comply in all material respects with each of the agreements entered into in connection with its initial public offering and otherwise listed on Schedule 5.16(a), (ii) use commercially reasonable efforts to (A) conduct and operate its business in the ordinary course in all material respects and (B) preserve intact the current business organization and ongoing business of Acquiror and (iii) Acquiror shall not and each shall not permit any of its Subsidiaries to:
(i)   change, modify or amend the Trust Agreement, the Acquiror Organizational Documents or the organizational documents of Merger Sub; provided that Acquiror may be entitled to amend the Certificate of Incorporation as necessary to effect, or give effect to, the Extension;
(ii)   (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock, property or any other combination thereof) in respect of any of its or Merger Sub’s outstanding capital stock or other equity interests; (B) split, combine, reclassify or otherwise change any of its or Merger Sub’s capital stock or other equity interests in any respect; or (C) other than the redemption of any shares of Acquiror Common Stock as required by Acquiror Organizational Documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Acquiror or Merger Sub;
(iii)   make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, or enter into any Tax sharing, Tax indemnification, Tax allocation or similar agreement (excluding any customary commercial Contract not primarily related to Taxes);
(iv)   knowingly take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Intended Tax Treatment;
(v)   other than as set forth on Schedule 7.03(a)(v), enter into, renew or amend in any material respect, any Acquiror Affiliate Agreement (or any Contract, that if existing on the date hereof, would have constitute an Acquiror Affiliate Agreement);
(vi)   enter into, or amend or modify any material term of, terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on Schedule 5.16(a) (or any Contract, that if existing on the date hereof, would have been required to be listed on Schedule 5.16(a)) or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Acquiror or its Subsidiaries is a party or by which it is bound;
(vii)   waive, release, compromise, settle or satisfy any pending or threatened claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;
(viii) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness other than any Sponsor Working Capital Loan incurred up to $1,500,000;
(ix)   (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Acquiror or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (i) in connection with the exercise of any Acquiror Warrants outstanding on the date hereof or (ii) the transactions contemplated by this Agreement (including the transactions contemplated by the Subscription Agreements) or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein, other than pursuant to the Sponsor Agreement;
(x)   (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Acquiror or its Subsidiaries (other than the transactions contemplated by this Agreement);
(xi)   make any capital expenditures;
(xii)   make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;
(xiii)   enter into any new line of business outside of the business currently conducted by the Acquiror and its Subsidiaries as of the date of this Agreement;
(xiv) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP, including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or applicable Law;
(xv)   voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Acquiror and its Subsidiaries and their assets and properties;
(xvi)   hire or engage any employee or service provider; or
(xvii)   enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.03.
(b)   During the Interim Period, Acquiror shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, the Acquiror Organizational Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.
Section 7.04   Trust Account. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article X), Acquiror shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (a) the redemption of any shares of Acquiror Common Stock in connection with the Closing or the Extension (the “Redemption”), (b) the payment of the Outstanding Company Expenses and Outstanding Acquiror

Expenses pursuant to Section 3.07 and (c) the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (a) and (b), to be disbursed to Acquiror.
Section 7.05   Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or its Subsidiaries by third parties that may be in Acquiror’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which Acquiror or any of its Subsidiaries is bound, Acquiror shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, so long as reasonably feasible or permissible under applicable Law, during normal business hours and with reasonable advance notice, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of Acquiror, and shall use its reasonable best efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of Acquiror as such Representatives may reasonably request for purposes of the Transactions. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.
Section 7.06   Acquiror Listing.
(a)   From the date hereof through the Effective Time, Acquiror shall use commercially reasonable efforts to ensure Acquiror remains listed as a public company on, and for shares of Acquiror Common Stock, Acquiror Warrants and Acquiror Units, each to be listed on, the NYSE.
(b)   Acquiror shall prepare and submit to NYSE or Nasdaq, as determined by the Company in its sole discretion, a listing application covering all shares of Acquiror Common Stock issuable in accordance with this Agreement (the “Listing Application”), and the Company shall reasonably cooperate with Acquiror with respect to the Listing Application. Acquiror shall: (i) cause the Listing Application to have been approved by NYSE or Nasdaq, as determined by the Company in its sole discretion, (ii) satisfy all applicable initial listing requirements of NYSE or Nasdaq, as determined by the Company in its sole discretion, and (iii) cause all shares of Acquiror Common Stock issuable in accordance with this Agreement to be approved for listing on NYSE or Nasdaq, as determined by the Company in its sole discretion, with the trading ticker “NKGN”, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event as of immediately prior to the Effective Time, and in each of case (i), (ii) and (iii), the Company shall reasonably cooperate with Acquiror with respect thereto.
Section 7.07   Separation of Units.   Immediately prior to the Effective Time, Acquiror shall instruct its Transfer Agent to separate, if not already separated prior to such time each share of Acquiror Common Stock and one-fifth of one Acquiror Warrant comprising each issued and outstanding Acquiror Unit (the “Unit Separation”), and the holder thereof shall be deemed to hold one share of Acquiror Common Stock and one-fifth of one Acquiror Warrant as of such time; provided that no fractional Acquiror Warrants shall be issued in connection with the Unit Separation such that if a holder of an Acquiror Unit would be entitled to receive a fractional Acquiror Warrant upon the Unit Separation, then the number of Acquiror Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of Acquiror Warrants.
Section 7.08   Acquiror Public Filings.   From the date hereof through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.
Section 7.09   Financing.   Acquiror and Merger Sub shall take, or cause to be taken, as promptly as practicable after the date hereof, all actions, and to do, or cause to be done, all things necessary, on or prior to the Closing Date, to consummate the purchases contemplated by the Subscription Agreements on the terms and conditions described or contemplated therein, including to: (a) satisfy in all material respects on a timely basis all conditions and covenants applicable to Acquiror in the Subscription Agreements and otherwise comply with its obligations thereunder, (b) in the event that all conditions in the Subscription

Agreements (other than conditions that Acquiror or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements at or prior to Closing and (c) without limiting the Company’s rights to enforce certain of such Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions that Acquiror or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to pay to (or as directed by) Acquiror the applicable portion of the PIPE Investment Amount, as applicable, set forth in the Subscription Agreements in accordance with their terms. Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), Acquiror shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than as a result of any assignment or transfer contemplated therein or permitted thereby, and in each case in a manner as would reasonably likely result in the condition set forth in Section 9.03(f) to not be satisfied at the Effective Time. Without limiting the generality of the foregoing, Acquiror shall give the Company, prompt written notice: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Acquiror, (ii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement and (iii) if Acquiror does not expect to receive all or any portion of the PIPE Investment Amount on the terms, in the manner or from the PIPE Investors as contemplated by the Subscription Agreements.
Section 7.10   Additional Insurance Matters.   Prior to the Closing, Acquiror shall obtain directors’ and officers’ liability insurance that shall be effective as of Closing and will cover those Persons who will be the directors and officers of Acquiror and its Subsidiaries (including the directors and officers of the Company) at and after the Closing on terms not less favorable than the better of (a) the terms of the current directors’ and officers’ liability insurance in place for the Company’s directors and officers and (b) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on NYSE or Nasdaq which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as Acquiror and its Subsidiaries (including the Company).
Section 7.11   Section 16 Matters.   Prior to the Effective Time, Acquiror shall take all steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the Acquiror Common Stock or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquiror to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.
Section 7.12   Exclusivity.   During the Interim Period, Acquiror shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, (a) any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its shareholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”), (b) make any proposal or offer that constitutes a Business Combination Proposal, (c) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal or (d) grant any waiver, amendment or release under any confidentiality agreement with respect to a Business Combination Proposal or the anti-takeover laws, in each case other than with the Company, its shareholders and their respective Affiliates and Representatives. Acquiror shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.
Section 7.13   Bylaws.   Concurrently with the consummation of the Transactions, Acquiror shall adopt the Acquiror A&R Bylaws.
Section 7.14   Extension Approval.   Acquiror shall (a) as promptly as practicable after the date hereof, and in accordance with applicable Law and the Acquiror Organizational Documents, establish a record date for, give, publish the notice of, convene, hold and schedule a meeting of the Acquiror Stockholders (the “Extension Stockholders’ Meeting”) on a date no earlier than two (2) weeks after the filing of the Proxy Statement/Registration Statement with the SEC to consider the adoption and approval of a proposal to extend the date by which Acquiror must consummate a Business Combination pursuant to the Acquiror Organizational Documents to September 29, 2023 (such extension, the “Extension” and such proposal, the “Extension Proposal”); provided that, if the Proxy Statement/Registration Statement is not filed with the SEC by May 10, 2023, the Extension Stockholders’ Meeting shall take place on May 24, 2023; and (b) use reasonable best efforts to obtain approval of the Extension Proposal by the Acquiror Stockholders at the Extension Stockholders’ Meeting (such approval, the “Extension Approval”). Notwithstanding the foregoing, in the event that all of the conditions set forth in Article IX have not been satisfied or waived by August 20, 2023 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), Acquiror shall establish a record date for, give, publish the notice of, convene, hold and schedule a meeting of the Acquiror Stockholders on a date no later than September 29, 2023 (the “Second Extension Stockholders’ Meeting”) to consider the adoption and approval of a proposal to further extend the date by which Acquiror must consummate a Business Combination pursuant to the Acquiror Organizational Documents to November 29, 2023 (such extension, the “Second Extension,” together with the Extension and such date, the “Final Termination Date”).
Section 7.15   Acquiror Incentive Plan; Acquiror Employee Stock Purchase Plan.   Acquiror shall, prior to the Closing, obtain the approval of the Acquiror Incentive Plan and Acquiror Employee Stock Purchase Plan from the stockholders of Acquiror, in each case to become effective as of the Closing Date. Effective as of (and contingent on) the Closing, Acquiror shall adopt (a) a long-term incentive plan, which, subject to modification as mutually agreed by Company and Acquiror after consultation with equity compensation consultant to be engaged by the Company, shall (i) initially reserve a number of shares of Common Stock equal to twelve percent (12%) of the Acquiror Fully Diluted Shares as of immediately after the Effective Time (with the resulting number rounded up to the nearest whole share) and (ii) include an “evergreen” provision pursuant to which such reserve will automatically increase for a period of ten (10) years, commencing on January 1, 2024 and ending on (and including) January 1, 2033, by an amount equal of up to five percent (5%) of the Acquiror Fully Diluted Shares as of December 31 of the preceding year, and (b) an employee stock purchase plan, which, subject to modification as mutually agreed by Company and Acquiror after consultation with equity compensation consultant to be engaged by the Company, shall (i) initially reserve a number of shares of Acquiror Common Stock equal to three percent (3%) of the Acquiror Fully Diluted Shares as of immediately after the Effective Time (with the resulting number rounded up to the nearest whole share) and (ii) include an “evergreen” provision pursuant to which such reserve will automatically increase for a period of ten (10) years, commencing on January 1, 2024 and ending on (and including) January 1, 2033, by an amount equal up to two percent (2%) of the Acquiror Fully Diluted Shares as of December 31 of the preceding year.
ARTICLE VIII
JOINT COVENANTS
Section 8.01   Support of Transaction.   Without limiting any covenant contained in Article VII or Article VIII, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 7.01 and Section 8.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.01, Acquiror and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions as set forth on

Schedule 8.01(a), (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions as set forth on Schedule 8.01(b) and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article X or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, Merger Sub or the Company be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company is a party or otherwise in connection with the consummation of the Transactions. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, nothing herein (including this Section 8.01) shall require the Company to use any effort to cause, or attempt to cause, any purchase of any Acquiror Common Stock pursuant to the terms of any Subscription Agreement. Except as required by this Agreement, no Party shall knowingly engage in any action or enter into any transaction that would reasonably be expected to materially impair or delay a Party’s ability to consummate the Transactions or perform their respective obligations hereunder.
Section 8.02   Preparation of Proxy Statement/Registration Statement; Special Meeting; Solicitation of Company Requisite Approval.
(a)   As promptly as practicable following the execution and delivery of this Agreement and the delivery of the Closing Company Financial Statements, Acquiror and the Company shall jointly prepare, and Acquiror shall cause to be filed with the SEC, mutually acceptable Proxy Statement/Registration Statement. Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Proxy Statement/Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Proxy Statement/Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” authorizations, approvals or waivers from any Governmental Authority required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company and any of its respective holders of Equity Securities as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself and its officers, directors, managers and holders of Equity Securities and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, its Subsidiaries or the Company to any Governmental Authority or to NYSE, as applicable, in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”). Acquiror shall cause the Proxy Statement/Registration Statement to be mailed to the Acquiror Stockholders promptly, and no later than five Business Days, after the Proxy Statement/Registration Statement is declared effective under the Securities Act.
(b)   To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and its counsel with (i) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.
(c)   Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (i) the Proxy Statement/Registration Statement will, at the time the Proxy Statement/Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (ii) the Proxy Statement/Registration Statement will, on the date it is first mailed to the Acquiror Stockholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(d)   If at any time prior to the Effective Time any information relating to the Company, Acquiror or its Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement/Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement/Registration Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Stockholders.
(e)   Acquiror agrees to include provisions in the Proxy Statement/Registration Statement and to take reasonable action related thereto, with respect to (i) approval of the Acquiror A&R Charter in the form attached as Exhibit C hereto (the “Amendment Proposal”), (ii) approval of this Agreement and the Transactions, including the Merger (the “Transaction Proposal”), (iii) approval of the issuance of Acquiror Common Stock as contemplated by this Agreement, including approval of the issuance of Acquiror Common Stock pursuant to each Subscription Agreement, Backstop Agreement and any other issuance of Acquiror Common Stock in connection with the Transactions in accordance with this Agreement (including as may be required under the applicable listing requirements) (the “Issuance Proposal”), (iv) the approval of the Incentive Plan Proposals, (v) the election of members of the board of directors of Acquiror in accordance with Section 2.05 (the “Director Proposal”), (vi) the adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy Statement/ Registration Statement or correspondence related thereto (the “SEC Proposal”), (vii) approval of any other proposals reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transaction contemplated hereby (the “Additional Proposal”) and (viii) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (the “Adjournment Proposal”) and, together with the Amendment Proposal, Transaction Proposal, Issuance Proposal, Incentive Plan Proposal, Director Proposal, SEC Proposal and Additional Proposal, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by Acquiror’s stockholders at the Special Meeting.
(f)   Acquiror shall use reasonable best efforts to, as promptly as practicable, (i) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL for a date no later than thirty (30) Business Days following the date the Proxy Statement/Registration Statement is declared effective, (ii) cause the Proxy Statement/Registration Statement to be disseminated to Acquiror’s stockholders in compliance with applicable Law and Section 8.02(a) and (iii) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Proposals. Acquiror shall, through the Acquiror Board, recommend to its stockholders that they approve the Proposals (the “Acquiror Board Recommendation”) and shall include the Acquiror Board Recommendation in the Proxy Statement/Registration Statement, subject to the provisions of this Section 8.02(f). The Acquiror Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Acquiror Board Recommendation (an “Acquiror Change in Recommendation”); provided, that the Acquiror Board may make an Acquiror Change in Recommendation if the Acquiror Board shall have unanimously determined in good faith, after consultation with its outside legal counsel, that a Material Adverse Effect has occurred on or after the date of this Agreement and as a result, a failure to make an Acquiror Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law; provided further that the Acquiror Board may not make such Acquiror Change in Recommendation unless (A) the Acquiror Board has provided written notice to the Company (the “Acquiror Recommendation Change Notice”) that is prepared to make an Acquiror Change in Recommendation at least ten (10) Business Days prior to taking such action, which notice which notice shall specify (1) the Material Adverse Effect that has occurred on or after the date of this Agreement and (2) the basis for why a failure to make an Acquiror Change in Recommendation would constitute a breach of its fiduciary duties to its stockholders under applicable Law, (B) during the ten (10) Business Day period after delivery of the Acquiror Recommendation Change Notice, Acquiror shall negotiate in good faith with the Company regarding any revisions or adjustments to this Agreement that the Company proposes to make as would enable the Acquiror Board to reaffirm its Acquiror Board Recommendation and not make such Acquiror Change in Recommendation and (C) at the end of such ten (10) Business Day period and taking into account any changes to the terms of this Agreement committed to in writing by the Company, the Acquiror Board determines in good faith (after consultation with its outside legal counsel) that a Material Adverse Effect has occurred on or after the date of this Agreement and as a result, the failure to make such an Acquiror Change in Recommendation would constitute a breach of its fiduciary duties to Acquiror’s stockholders under applicable Law. For the avoidance of doubt, an Acquiror Change in Recommendation will not affect Acquiror’s obligations pursuant to this Section 8.02 (other than as set forth in the immediately preceding sentence) or elsewhere in this Agreement. Notwithstanding the foregoing provisions of this Section 8.02(f), if on a date for which the Special Meeting is scheduled, Acquiror has not received proxies representing a sufficient number of shares of Acquiror Common Stock to obtain the Acquiror Stockholder Approval, whether or not a quorum is present, Acquiror shall have the right to make one or more successive postponements or adjournments of the Special Meeting; provided, that any postponement or adjournment shall be made with the Company’s consent (such consent not to be unreasonably withheld, conditioned or delayed) and shall not postpone or adjourn the meeting to a date that is more than thirty (30) days after the date for which the Special Meeting was originally scheduled.
(g)   As promptly as reasonably practicable (and in any event within five (5) Business Days) after the Proxy Statement/Registration Statement is declared effective under the Securities Act, the Company shall prepare and deliver to each Company Stockholder an information statement regarding the transactions contemplated by this Agreement (the “Information Statement”). Subject to the terms set forth in this Agreement, the Company shall use its commercially reasonable efforts to secure the irrevocable written consent, in form and substance reasonably acceptable to Acquiror, of the Requisite Company Shareholders approving this Agreement and the transactions contemplated hereby (the “Written Consent”) the Information Statement is delivered to the Company Stockholders as promptly as practicable to the extent permitted by applicable Law and in accordance with this Section 8.02(g).
(h)   If the Company Requisite Approval is obtained, then as promptly as reasonably practicable following the receipt of the Written Consent, the Company will include in its Information Statement to be delivered to its stockholders who have not consented the notice required by Sections 228(e) (if applicable) and 262 of the DGCL; provided that, Acquiror shall be given a reasonable opportunity to review and comment on the contents of such notice before delivery to the applicable stockholders.
Section 8.03   Tax Matters.
(a)   Transfer Taxes.   Notwithstanding anything to the contrary contained herein, the Company shall bear all transfer, documentary, sales, use, excise, stamp, registration, value added or other similar Taxes incurred by the Company or Acquiror in connection with the Transactions. The Company shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, Acquiror will join in the execution of any such Tax Returns.
(b)   Tax Treatment.   Acquiror, Merger Sub and the Company intend that the Merger (or the Merger and the PIPE Investment, taken together) qualifies for the Intended Tax Treatment. None of the parties or their respective Affiliates shall knowingly take or knowingly cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action that would reasonably be expected to prevent qualification for such Intended Tax Treatment. Each party hereto shall, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or any similar state, local or non-U.S.

final determination) or a change in applicable Law, or based on a change in the facts and circumstances underlying the Transactions from the terms described in this Agreement, cause all Tax Returns to be filed in a manner consistent with the Intended Tax Treatment. Each of the parties shall promptly notify all other parties in writing if, before the Closing Date, such party becomes aware that the Merger may not qualify for the Intended Tax Treatment. If the parties determine in good faith that the Merger is not reasonably expected to qualify for the Intended Tax Treatment, to the extent the parties hereto mutually agree that the transactions contemplated hereby can be restructured (such restructured transactions, the “Alternative Transaction Structure”) in a manner that is reasonably expected to cause the Alternative Transaction Structure to qualify for the Intended Tax Treatment, including by adding a second merger to take place immediately after the Merger whereby the surviving company in the Merger would merge with and into a new limited liability company that is a wholly-owned Subsidiary of the Acquiror (“Newco”), with Newco being the surviving company in such merger, the parties shall use commercially reasonable efforts to restructure the transactions in such manner; provided, that the Acquiror shall not be required to take any action that is reasonably expected to result in any materially adverse tax consequence to the Acquiror’s stockholders or warrantholders. Each of the parties hereto agrees to use reasonable best efforts to promptly notify all other parties in writing of any challenge to the Intended Tax Treatment by any Governmental Authority. For the avoidance of doubt, (i) the qualification of the relevant portions of the Transactions for the Intended Tax Treatment shall not be a condition to Closing; and (ii) nothing in this Section 8.03(b) shall prevent any party hereto or its Affiliates or Representatives from settling, or require any of them to litigate, any challenge or other similar proceeding by any Governmental Authority with respect to the Intended Tax Treatment.
(c)   The Company, Acquiror, and Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).
(d)   On or prior to the Closing Date, the Company shall deliver to Acquiror a certification from the Company pursuant to Treasury Regulations Section 1.1445-2(c)(3) dated no more than thirty (30) days prior to the Closing Date and signed by a responsible corporate officer of the Company and a form of notice to the Internal Revenue Service prepared in accordance with Treasury Regulations Section 1.897-2(h)(2), each in form and substance reasonably satisfactory to Acquiror.
(e)   All Tax sharing, Tax indemnification or Tax allocation agreements or similar arrangements with respect to or involving the Company (other than any commercial Contracts entered into in the ordinary course of business and not primarily concerning Taxes or any agreement the only parties to which are the Company) shall be terminated prior to the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the Closing Date, and there shall be no continuing obligation after the Closing Date to make any payments under any such agreements or arrangements.
(f)   If, in connection with the preparation and filing of the Proxy Statement/Registration Statement, the SEC requests or requires that a Tax opinion with respect to U.S. federal income tax consequences of the Transactions be prepared and submitted in connection therewith, and if such a Tax opinion is being provided by a Tax counsel, the parties hereto shall, and shall cause their Affiliates to, (i) reasonably cooperate in order to facilitate the issuance of any such Tax opinion and (ii) deliver to such Tax counsel, to the extent requested by such counsel, customary Tax representation letters reasonably satisfactory to such counsel and such party, dated and executed as of the date the Proxy Statement/Registration Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Proxy Statement/Registration Statement; provided, that, notwithstanding anything to the contrary in this Agreement, (A) nothing in this Agreement shall require (1) any counsel or Tax advisor to the Company to provide an opinion with respect to any Tax matters relating to or affecting Acquiror or Acquiror’s stockholders or warrantholders or (2) any counsel or Tax advisor to Acquiror to provide an opinion with respect to any Tax matters relating to or affecting the Company or the Company Shareholders and (B) no party hereto or their Tax advisors are obligated to provide any opinion that the relevant portions of the Transactions contemplated by this Agreement otherwise qualify for the Intended Tax Treatment (other than, to the extent required by the SEC, a customary opinion regarding the U.S. federal income tax considerations of such Transactions included in the Proxy Statement/Registration Statement as may be required to satisfy applicable rules and regulations promulgated by the SEC); provided, further, that, for the avoidance of doubt, neither this Section 8.03(f) nor any other provision in this

Agreement shall require the provision of a Tax opinion by any counsel or advisors to any party hereto to be an express condition precedent to the Closing.
Section 8.04   Confidentiality; Publicity.
(a)   Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Company acknowledges that, in connection with the PIPE Investment, Acquiror shall be entitled to disclose, solely to the extent required by the Exchange Act, information contained in any presentation to the Investors, which information may include confidential information; provided that Acquiror provides the Company with an opportunity to review and provide comments to such presentation and the Company consents to the contents thereof; and provided, further that nothing in this Section 8.04(a) shall relieve any Investor from any confidentiality obligations (pursuant to Contract or otherwise) to the Company or Acquiror or any of their respective Affiliates. At the Effective Time, the Confidentiality Agreement shall terminate with respect to information relating to the Company.
(b)   Prior to the Effective Time, none of Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior written consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance and allow the other party a reasonable opportunity to comment thereon (which shall be considered by Acquiror or the Company, as applicable, in good faith); provided, however, that, notwithstanding anything contained in this Agreement to the contrary, each party and its Affiliates may make announcements and may provide information regarding this Agreement and the transactions contemplated hereby to their respective owners, their Affiliates, and its and their respective directors, officers, employees, managers, advisors, direct and indirect investors and prospective investors without the consent of any other party hereto; and provided, further, that subject to Section 7.02 and this Section 8.04, the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third party consent or with any Governmental Authorities under Section 9.01.
Section 8.05   Transaction Litigation.   In the event that any Action related to this Agreement, any ancillary agreement or the transactions contemplated hereby or thereby is, in the case of Acquiror, brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the Board of Directors of Acquiror (or any member thereof) prior to the Closing or, in the case of the Company, brought or, to the knowledge of the Company, threatened in writing, against the Company or the Company Board (or any member thereof) prior to the Closing, Acquiror and the Company shall, as applicable, promptly notify the other of any such pending of threatened Action and shall keep the other reasonably informed with respect to the status thereof. Acquiror and the Company shall each provide the other the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Action, shall give due consideration to the other’s advice with respect to such Action and shall not settle or agree to settle any such Action without the prior written consent of the other, such consent not to be unreasonably withheld, conditioned or delayed.
ARTICLE IX
CONDITIONS TO OBLIGATIONS
Section 9.01   Conditions to Obligations of All Parties.   The obligations of the parties hereto to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:
(a)   No Prohibition.   There shall not have been enacted or promulgated any Governmental Order or statute, rule or regulation promulgated by a Governmental Authority enjoining or prohibiting the consummation of the Transactions.

(b)   Acquiror Stockholder Approval.   The Acquiror Stockholder Approval shall have been obtained.
(c)   Company Requisite Approval.   The Company Requisite Approval shall have been obtained.
(d)   Net Tangible Assets.   Acquiror shall not have received valid redemption requests (that have not subsequently been withdrawn) that would require it to redeem Acquiror Common Stock in an amount that would cause Acquiror not to have, at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).
(e)   Proxy Statement/Registration Statement.   The Proxy Statement/Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy Statement/Registration Statement shall be in effect and no proceedings for that purpose are outstanding or threatened by the SEC and not withdrawn.
(f)   Listing Approval.   The Acquiror Common Stock to be issued in connection with the Transactions shall have been approved for listing on NYSE or Nasdaq, as mutually determined by the Company and Acquiror, subject only to official notice of issuance thereof.
(g)   Extension Approval.   The Extension Approval shall have been obtained.
(h)   D&O Insurance.   There shall be a Directors and Officers liability insurance policy(ies) obtained and fully paid for Acquiror applicable after the Closing.
Section 9.02   Additional Conditions to Obligations of Acquiror.   The obligations of Acquiror to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:
(a)   Representations and Warranties.   (i) Each of the representations and warranties of the Company contained in Article IV, shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation or exception set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect and (ii) the representations and warranties of the Company contained in Section 4.20(a) (No Material Adverse Effect) shall be true and correct in all respects as of the date hereof.
(b)   Agreements and Covenants.   Each of the covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.
(c)   Material Adverse Effect.   No Material Adverse Effect shall have occurred since the date of this Agreement that is continuing.
(d)   Officer’s Certificate.   The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified Section 9.02(a), Section 9.02(b) and Section 9.02(c) have been fulfilled.
(e)   Closing Deliverables.   The Company shall have delivered to Acquiror each of the Closing deliverables specified in Section 2.06(b).
(f)   Mortgage Release.   A Mortgage Release Document in compliance with Section 6.11 shall have been delivered to Acquiror.
Section 9.03   Additional Conditions to the Obligations of the Company.   The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:
(a)   Representations and Warranties.   Each of the representations and warranties of Acquiror contained in Article V, shall be true and correct (without giving any effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or any similar limitation or exception set forth therein) as of the

Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, an Acquiror Material Adverse Effect.
(b)   Agreements and Covenants.   Each of the covenants of Acquiror to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.
(c)   Acquiror Material Adverse Effect.   No Acquiror Material Adverse Effect shall have occurred since the date of this Agreement that is continuing.
(d)   Officer’s Certificate.   Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a), Section 9.03(b) and Section 9.03(c) have been fulfilled.
(e)   Acquiror A&R Charter.   The Certificate of Incorporation shall be amended and restated substantially in the form of the Acquiror A&R Charter.
(f)   Acquiror Assets.   The Acquiror Closing Cash Amount is no less than an aggregate amount of $50,000,000.
(g)   Closing Deliverables.   Acquiror shall have delivered to the Company each of the Closing deliverables specified in Section 2.06(a).
(h)   D&O Resignations.   The directors and officers listed on Schedule 9.03(i) shall have resigned, effective as of the Closing.
ARTICLE X
TERMINATION/EFFECTIVENESS
Section 10.01   Termination.   This Agreement may be terminated and the transactions contemplated hereby abandoned:
(a)   by written consent of the Company and Acquiror;
(b)   prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.02(a) or Section 9.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before September 29, 2023, as such date may be extended to match the date of the Final Termination Date following Acquiror stockholder approval of the Second Extension in accordance with Section 7.14 (such applicable date, the “Termination Date”); provided, that the right to terminate this Agreement under this Section 10.01(b)(ii) shall not be available if Acquiror’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date, or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under this Section 10.01(b)(iii) shall not be available if Acquiror’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, such final, non-appealable Governmental Order or a statute, rule or regulation;
(c)   prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, such that the conditions specified in Section 9.03(a) or Section 9.03(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by

Acquiror through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the applicable Termination Date; provided, that the right to terminate this Agreement under this Section 10.01(c)(ii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date, or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under this Section 10.01(b)(iii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, such final, non-appealable Governmental Order or a statute, rule or regulation;
(d)   by written notice from either the Company or Acquiror to the other if the Acquiror Stockholder Approval is not obtained at the Special Meeting (subject to any adjournment or recess of the meeting);
(e)   by written notice from the Company to Acquiror if there has been an Acquiror Change in Recommendation;
(f)   by written notice from Acquiror to the Company if the Company does not deliver the Company Requisite Approval to Acquiror as promptly as practicable to the extent permitted by applicable Law (and in any event, to the extent permitted, within five (5) days) after the Information Statement is delivered to the Company Stockholders in accordance with Section 8.02(g);
(g)   by written notice from either the Company or Acquiror to the other if the Extension Approval is not obtained at the Extension Stockholders’ Meeting (subject to any adjournment or recess of the meeting); or
(h)   by written notice from the Company to Acquiror if (i) following the Extension Stockholders’ Meeting or at any time following Acquiror’s receipt of a notice of noncompliance with continued listing requirements of the NYSE or notice of delisting, the shares of Acquiror Common Stock are, or are reasonably expected by the Company to be, delisted from NYSE because of the Acquiror’s failure to comply with continued listing requirements thereof, or (ii) in connection with the Closing, Acquiror is unable to satisfy the listing requirements to list Acquiror Common Stock on Nasdaq or NYSE, as applicable.
The Party desiring to terminate this Agreement pursuant to this Section 10.01 (other than Section 10.01(a)) shall deliver a written notice of such termination to the other Party specifying the provision hereof pursuant to which such termination is made and the factual basis therefor in reasonable detail.
Section 10.02   Effect of Termination.   In the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, or its officers, directors, employees or stockholders, other than liability of any party hereto for any Willful Breach of this Agreement by such party occurring prior to such termination subject to Section 6.05.   The provisions of Sections 6.05, 8.04, this Section 10.02 and Article XI (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement. Notwithstanding the foregoing, the termination of this Agreement pursuant to Section 10.01 shall not affect any liability on the part of any Party for its Willful Breach of this Agreement.
ARTICLE XI
MISCELLANEOUS
Section 11.01   Waiver.   Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement, or agree to an amendment or modification to this Agreement in the manner contemplated by Section 11.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.
Section 11.02   Notices.   All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service guaranteeing overnight delivery or (d) when e-mailed during normal business hours, provided no “bounceback” or notice of non-delivery is received (and otherwise as of the immediately following Business Day), addressed as follows:
(a)   If to Acquiror or Merger Sub, to:
Graf Acquisition Corp. IV
1790 Hughes Landing Blvd., Suite 400
The Woodlands, Texas, 77380
Attn:      James A. Graf and Tony Kuznik
E-mail:   james@grafacq.com and tony@grafacq.com
and
White & Case LLP
1221 Avenue of the Americas
New York, NY 10020-1095
Attn:      James Hu and Elliott Smith
E-mail:   james.hu@whitecase.com and elliott.smith@whitecase.com
(b)   If to the Company to:
NKGen Biotech, Inc.
3001 Daimler Street
Santa Ana, CA 92705
Attn:      Paul Song
E-mail:   info@nkgenbiotech.com
and
Cooley LLP
10265 Science Center Dr,
San Diego, CA 92121
Attn:      Rama Padmanabhan; Ken Rollins
E-mail:   padmanabhan@cooley.com; Krollins@cooley.com
or to such other address or addresses as the parties may from time to time designate in writing.
Section 11.03   Assignment.   No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.
Section 11.04   Rights of Third Parties.   Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and Acquiror (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.02 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.14 and Section 11.16.
Section 11.05   Expenses.   Except as otherwise provided herein (including Section 3.07 and Section 7.01(e)), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, that (a) each of Acquiror and the Company shall pay 50% of all fees and expenses in connection with filing and printing the Proxy Statement/Registration Statement under Section 8.02 and all regulatory filings under Section 8.01 and (b) Acquiror shall be responsible for all fees and expenses incurred in connection with the Extension Approval.
Section 11.06   Governing Law.   This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
Section 11.07   Captions; Counterparts.   The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 11.08   Schedules and Exhibits.   The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.
Section 11.09   Entire Agreement.   This Agreement (together with the Schedules and Exhibits to this Agreement), and that certain Confidentiality Agreement, dated February 12, 2023 between Acquiror and the Company (the “Confidentiality Agreement”), constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.
Section 11.10   Amendments.   This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with Section 10.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 11.10.
Section 11.11   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
Section 11.12   Jurisdiction; Waiver of Trial By Jury.   Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any other court sitting in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 11.13   Enforcement.   The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such injunction.
Section 11.14   Non-Recourse.   This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent named as a party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.
Section 11.15   Nonsurvival of Representations, Warranties and Covenants.   None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.
Section 11.16   Acknowledgements.   Each of the parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (a) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other parties (and their respective Subsidiaries) for purposes of conducting such investigation; (b) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (c) the Acquiror and Merger Sub Representations constitute the sole and exclusive representations and warranties of Acquiror and Merger Sub in connection with the transactions contemplated hereby; (d) except for the Company Representations by the Company, the Acquiror and Merger Sub Representations by Acquiror and Merger Sub, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any party’s Affiliates) or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (i) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries), and (ii) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or its Subsidiaries); and (e) each party hereto and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company, the Acquiror and Merger Sub Representations by Acquiror and Merger Sub and the other representations expressly made by a Person in the Subscription Agreements, the Sponsor Agreement and the Support Agreement.
Section 11.17   Conflicts and Privileges.
(a)   Each of the Parties hereby irrevocably acknowledge and agree that: (i) Cooley LLP (the “Designated Firm”) has acted as counsel to the Company prior to the Closing, including in connection with the Transactions contemplated hereby, (ii) in connection with any dispute arising under or in connection with this Agreement, any agreement, instrument or document entered into pursuant to this Agreement or the Transaction or other transactions contemplated by this Agreement (a “Dispute”), Acquiror hereby irrevocably waives and agrees not to assert, and agrees to cause the Company after the Closing to irrevocably waive and agree not to assert, any conflict of interest arising from or in connection with the Designated Firm’s representation of the Company prior to and after the Closing; (iii) all communications between or among any of the Company, its Representatives, any of the Company Stockholders or any of the Company’s directors, officers, managers, employees, agents, advisors (including the Designated Firm) or their representatives made in connection with the negotiation, preparation, execution, delivery and closing under, or any Dispute or otherwise relating to any potential sale or acquisition of the Company, and all related documents and files (the “Protected Seller Communications”), shall be deemed to be privileged and confidential communications and shall be excluded from the assets to be transferred to Acquiror pursuant to this Agreement or any other agreement, instrument or document contemplated hereby; (iv) all rights to such Protected Seller Communications, and the control of the confidentiality and privilege applicable thereto shall be vested exclusively in the Surviving Company on behalf of the Company and shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Surviving Company on behalf of the Company; (v) neither Acquiror nor Merger Sub shall have any right, directly or indirectly, to assert or waive any privilege or protection against disclosure, or discover, use or disclose any Protected Seller Communications in any manner, including in connection with any dispute or legal proceeding relating to or in connection with this Agreement, the events and negotiations leading to this Agreement or the Transaction or other transactions contemplated by this Agreement; and (vi) the Designated Firm shall have no duty to disclose any Protected Seller Communications to Acquiror or Merger Sub or otherwise.
(b)   The Company hereby irrevocably acknowledges and agrees, on behalf of itself and its directors, stockholders, officers, employees and Affiliates, and each of their respective successors and assigns (all such parties, the “Company Waiving Parties”), that any legal counsel (including White & Case LLP (the “Prior Acquiror Firm”)) that represented Acquiror, the Sponsor and/or any director nominee designated by the Sponsor (the “Graf Designee”) prior to the Closing, including in connection with the Transactions contemplated hereby, (ii) the Prior Acquiror Firm may represent the Graf Designee, the Sponsor or any of the Sponsor’s Affiliates (excluding, for the avoidance of doubt, Acquiror) or its Affiliates’ respective directors, members, managers, officers or employees, in each case, after the Closing in connection with any Dispute, notwithstanding such counsel’s representation of Acquiror prior to the Closing, and each of Acquiror and the Company, on behalf of itself and the Company Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Each of Acquiror and the Company, on behalf of itself and the Company Waiving Parties, hereby further agrees that, all legally privileged communications prior to the Closing between or among any legal counsel (including the Prior Acquiror Firm) and the Acquiror, the Graf Designee, the Sponsor, or any of the Sponsor’s Affiliates or any of the Sponsor’s or its Affiliates’ respective directors, members, managers, or employees prior to the Closing in any way related to the transactions contemplated hereby, the attorney/client privilege and the expectation of client confidence (i) belongs to the Graf Designee and the Sponsor, (ii) may be controlled by Graf Designee and the Sponsor, and (iii) shall not pass to or be claimed or controlled by Acquiror, the Surviving Company or any other Company Waiving Party; provided, that (A) the Graf Designee and the Sponsor shall not waive such attorney/client privilege other than to the extent they determine appropriate in connection with the enforcement or defense of their respective rights or obligations existing under this Agreement and (B) the applicable legal counsel (including the Prior Acquiror Firm) that represented the Acquiror, the Graf Designee, the Sponsor, or any of the Sponsor’s Affiliates or any of the Sponsor’s or its Affiliates’ respective directors, members, managers, or employees prior to the Closing shall have no duty to disclose any such communications or information to Acquiror or the Surviving Company, or otherwise.
[Signature page follows]

IN WITNESS WHEREOF, Acquiror, Merger Sub and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.
GRAF ACQUISITION CORP.IV
By:
/s/ James A. Graf

Name: James A. Graf
Title:   Chief Executive Officer
AUSTRIA MERGER SUB, INC.
By:
/s/ James A. Graf

Name: James A. Graf
Title:   President
NKGEN BIOTECH, INC.
By:
/s/ Paul Y. Song, MD

Name: Paul Y. Song, MD
Title:   Chief Executive Officer

Exhibit A
Form of Sponsor Agreement
[See Annex D attached to this Registration Statement on S-4]

Exhibit B
Form of Support Agreement
[See Annex E attached to this Registration Statement on S-4]

Exhibit C
Form of Amended and Restated Certificate of Incorporation of Acquiror
[See Annex B attached to this Registration Statement on S-4]

Exhibit D
Form of Amended and Restated Bylaws of Acquiror
[See Annex C attached to this Registration Statement on S-4]

Exhibit E
Form of Amended and Restated Registration Rights Agreement
[See Annex G attached to this Registration Statement on S-4]

Exhibit F
Form of Lockup Agreement
[See Annex H attached to this Registration Statement on S-4]

Annex B
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
NKGEN BIOTECH, INC.
The undersigned, [      ], hereby certifies that:
ONE:   The corporation was originally incorporated under the name “Graf Acquisition Corp. IV.” The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on January 28, 2021 (the “Original Certificate”). The corporation filed its First Amended and Restated Certificate of Incorporation on May 20, 2021 (1the “Existing Certificate”).
TWO:   This Second Amended and Restated Certificate of Incorporation (as may be amended or restated from time to time, the “Second Amended and Restated Certificate”), which both restates and amends the provisions of the Existing Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).
THREE:   This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.
FOUR:   Certain capitalized terms used in this Second Amended and Restated Certificate are defined where appropriate herein.
FIVE:   The text of the Existing Certificate is hereby restated and amended in its entirety to read as follows:
I.
The name of this corporation is NKGen Biotech, Inc. (the “Company”).
II.
The address of the registered office of the Company in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware, 19808, and the name of the registered agent of this corporation in the State of Delaware at such address is the Corporation Service Company.
III.
The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.
IV.
A.    The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is five hundred ten million (510,000,000). Five hundred million (500,000,000) shares shall be Common Stock, having a par value per share of $0.0001. Ten million (10,000,000) shares shall be Preferred Stock, having a par value per share of $0.0001.
B.    The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company (the “Board of Directors”) is hereby expressly authorized to provide for the issue of all or any of the unissued and undesignated shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine for each such series, such voting powers, full or limited, or no voting

1
NTD: To be updated to account for extension amendment

powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be set forth in a certificate of designation adopted by the Board of Directors and filed in accordance with the DGCL. The number of authorized shares of Preferred Stock and Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding plus, if applicable, the number of shares of such class or series reserved for issuance) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Company entitled to vote thereon, without a separate vote of the holders of the Preferred Stock or the Common Stock, respectively, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.
C.    Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Company for their vote; provided, however, that, except as otherwise required by applicable law, holders of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together as a class with the holders of one or more other such series of Preferred Stock, to vote thereon pursuant to applicable law or this Second Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).
V.
For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation, and regulation of the powers of the Company, of its directors and stockholders or any class thereof, as the case may be, it is further provided that:
A.   Management of Business.   The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors. Subject to any rights of the holders of shares of any one or more series of Preferred Stock then outstanding to elect additional directors under specified circumstances, the number of directors that shall constitute the Board of Directors shall be fixed exclusively by the Board of Directors.
B.   Board of Directors.   Subject to the rights of the holders of any one or more series of Preferred Stock to elect additional directors under specified circumstances, upon the filing of this Second Amended and Restated Certificate of Incorporation, the directors shall be divided into three classes designated as Class I, Class II, and Class III, respectively. Each class shall consist, as nearly as practicable, of a number of directors equal to one third of the number of members of the Board authorized as provided in Article V.B. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the initial classification of the Board of Directors, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.
Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal. No decrease in the number of directors constituting the Board of Directors shall remove or shorten the term of any incumbent director.
C.   Removal of Directors.   Subject to the rights of any one or more series of Preferred Stock to remove directors elected by such series of Preferred Stock, any individual director or the entire Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2∕3%) of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors, voting together as a single class.

D.   Vacancies. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any one or more series of Preferred Stock to elect additional directors or fill vacancies in respect of such directors, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal, or other causes and any newly created directorships resulting from any increase in the number of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders. Any director elected to fill a newly created directorship or vacancy in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders held to elect the class of directors to which such director is elected and until such director’s successor shall have been elected and qualified or such director’s earlier death, resignation or removal.
E.   Preferred Stockholders Election Rights. Whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Second Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) applicable thereto. The number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Article V.A hereof, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Company shall automatically be reduced accordingly.
F.   Bylaw Amendments.
1.   The Board of Directors is expressly authorized and empowered to adopt, amend, or repeal any provisions of the bylaws of the Company (as amended from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Second Amended and Restated Certificate of Incorporation. The stockholders shall also have power to adopt, amend, or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by applicable law or by this Second Amended and Restated Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2∕3%) of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote thereon, voting together as a single class.
2.   The directors of the Company need not be elected by written ballot unless the Bylaws so provide.
3.   Subject to any rights of the holders of shares of any one or more series of Preferred Stock then outstanding, any action required to be taken by the stockholders of the Company must be effected at an annual or special meeting of the stockholders and may not be effected by consent in lieu of a meeting.
4.   Subject to any rights of the holders of shares of any series of Preferred Stock then outstanding, special meetings of stockholders of the Company may be called only by the Chairperson of the Board of Directors, the Chief Executive Officer or the Board of Directors, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.
5.   An annual meeting of stockholders for the purpose of election of directors and for such other business as may properly come before the meeting, shall be held on such date, time and place, if any, as may be determined from time to time by the Board of Directors.

VI.
No director or officer of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Company hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
VII.
Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (A) any derivative claim or cause of action brought on behalf of the Company; (B) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Company, to the Company or the Company’s stockholders; (C) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company, arising out of or pursuant to any provision of the DGCL, this Second Amended and Restated Certificate of Incorporation or the Bylaws; (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Company (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (E) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (F) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company, governed by the internal-affairs doctrine or otherwise related to the Company’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This first paragraph of Article VII shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “1933 Act”), or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.
Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the 1933 Act, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Company, its officers and directors, the underwriters for any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.
Any person or entity holding, owning or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this Second Amended and Restated Certificate of Incorporation.
VIII.
A.    The Company reserves the right to amend, alter, change, or repeal at any time and from time to time, any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this Article VIII, and all rights, preferences and privileges of whatsoever nature conferred upon the stockholders, directors or any other persons whomsoever by and pursuant to this Second Amended and Restated Certificate of Incorporation are granted subject to this reservation.
B.    Notwithstanding any other provisions of this Second Amended and Restated Certificate of Incorporation or any provision of applicable law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Company required by applicable law or by this Second Amended and Restated Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2∕3%) of the voting power of all of the then outstanding shares of capital stock of the Company entitled to vote thereon, voting together as a single class, shall be required to alter, amend, or repeal (whether by merger, consolidation, conversion or otherwise), or adopt any provision inconsistent with, Articles V, VI, VII and VIII.
IX.
If any provision or provisions of this Second Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.
* * * *

FOUR:   This Second Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors.
FIVE:   This Second Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of the Company in accordance with Section 228 of the DGCL. This Second Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.
IN WITNESS WHEREOF, NKGen Biotech, Inc., has caused this Second Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer this         day of [           ], 2023.
NKGEN BIOTECH, INC.
By:
Name:
Title:
Signature Page to Second Amended and Restated Certificate of Incorporation

Annex C
AMENDED AND RESTATED BYLAWS
OF
NKGEN BIOTECH, INC.

(A DELAWARE CORPORATION)
SECTION 1.
OFFICES
Section 1.1   Registered Office.   The registered office of NKGen Biotech, Inc. (the “Corporation”) in the State of Delaware and the name of the Corporation’s registered agent at such address shall be as set forth in the certificate of incorporation of the Corporation (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”).
Section 1.2   Other Offices.   The Corporation may at any time establish other offices both within and without the State of Delaware.
SECTION 2.
CORPORATE SEAL
Section 2.1   Corporate Seal.   The Board of Directors of the Corporation (the “Board”) may adopt a corporate seal. Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.
SECTION 3.
STOCKHOLDERS’ MEETINGS
Section 3.1   Place of Meetings.   Meetings of the stockholders of the Corporation may be held at such place, if any, either within or without the State of Delaware, as may be determined from time to time by the Board. The Board may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the General Corporation Law of the State of Delaware (“DGCL”) and Section 3.9 below.
Section 3.2   Annual Meetings.
(a)   The annual meeting of the stockholders of the Corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date, time and place, if any, as may be determined from time to time by the Board. Any annual meeting of stockholders previously scheduled by the Board may be postponed, rescheduled or cancelled by the Board or any director or officer of the Corporation to whom the Board delegates such authority. Nominations of persons for election to the Board and proposals of other business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) by or at the direction of the Board or a duly authorized committee thereof; (ii) as may be provided in the certificate of designation for any class or series of preferred stock; or (iii) by any stockholder of the Corporation who was a stockholder of record at the time of giving the stockholder’s notice provided for in Section 3.2(b) of these bylaws (as may be amended and/or restated from time to time, the “Bylaws”) and who is a stockholder of record at the time of the annual meeting of stockholders, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 3.2. For the avoidance of doubt, clause (iii) above shall be the exclusive means for a stockholder to make nominations and submit other business before an annual meeting of stockholders.
(b)   At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under the DGCL, the Certificate of Incorporation and the Bylaws, and

only such nominations shall be made and such business shall be conducted as shall have been properly brought before the meeting in accordance with the procedures below.
(1)
For nominations for the election to the Board to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 3.2(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the Corporation on a timely basis as set forth in Section 3.2(b)(3) and must update and supplement the information contained in such written notice on a timely basis as set forth in Section 3.2(c). Such stockholder’s notice shall include: (A) as to each (other than the representation required by Section 3.2(b)(4)(e) nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class or series and number of shares of each class or series of capital stock of the Corporation that are owned of record and beneficially by such nominee and list of any pledge of or encumbrances on such shares, (4) the date or dates on which such shares were acquired and the investment intent of such acquisition, (5) the questionnaire, representation and agreement required by Section 3.2(e), completed and signed by such nominee, and (6) all other information concerning such nominee as would be required to be disclosed or provided to the Corporation in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved and whether or not proxies are being or will be solicited), or that is otherwise required to be disclosed pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (including such person’s written consent to being named in a proxy statement and associated proxy card as a nominee and to serving as a director if elected); and (B) all of the information required by Section 3.2(b)(4). The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation and to determine the independence of such proposed nominee (as such term is used in any applicable stock exchange listing requirements or applicable law) or to determine the eligibility of such proposed nominee to serve on any committee or sub-committee of the Board under any applicable stock exchange listing requirements or applicable law, or that the Board determines, in its sole discretion, could be material to a reasonable stockholder’s understanding of the background, qualifications, experience, independence, or lack thereof, of such proposed nominee. The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting.

(2)
For business other than nominations for the election to the Board to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 3.2(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the Corporation on a timely basis as set forth in Section 3.2(b)(3), and must update and supplement such written notice on a timely basis as set forth in Section 3.2(c). Such stockholder’s notice shall include: (A) as to each matter such stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting, and any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the Corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) all of the information required by Section 3.2(b)(4).

(3)
To be timely, the written notice required by Section 3.2(b)(1) or 3.2(b)(ii) must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day, nor earlier than the 120th day, prior to the first anniversary of the immediately preceding year’s annual meeting; provided, however, that, subject to the last sentence of this Section 3.2(b)(3), in the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 70 days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held (deemed to have been held), notice by the stockholder to be timely must be so received not earlier than the 120th day prior to such annual meeting and not later than the later of the close of business on the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall an adjournment or postponement of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(4)
The written notice required by Sections 3.2(b)(1) or 3.2(b)(2) shall also include, as of the date of the notice and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (A) the name and address of each Proponent, including, if applicable, such name and address as they appear on the Corporation’s books and records; (B) the class, series and number of shares of each class or series of the capital stock of the Corporation that are, directly or indirectly, owned of record or beneficially (within the meaning of Rule 13d-3 under the 1934 Act) by each Proponent (provided, that for purposes of this Section 3.2(b)(4), such Proponent shall in all events be deemed to beneficially own all shares of any class or series of capital stock of the Corporation as to which such Proponent has a right to acquire beneficial ownership at any time in the future); (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal (and/or the voting of shares of any class or series of capital stock of the Corporation) between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing, including, in the case of a nominee, the nominee, including any agreement, arrangement or understanding (whether oral or in writing) relating to any compensation or payments to be paid to any such proposed nominees(s); (D) a representation that the stockholder is a holder of record of shares of the Corporation at the time of giving notice, will be entitled to vote at the meeting, and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 3.2(b)(1)) or to propose the business that is specified in the notice (with respect to a notice under Section 3.2(b)(2)); (E) a representation as to whether the Proponents intend or are part of a group which intends (x) to deliver, or make available, a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s voting shares required to approve or adopt the proposal or elect the nominee, (y) to otherwise solicit proxies or votes from stockholders in support of such proposal or nomination and/or (z) to solicit proxies in support of any proposed nominee in accordance with Rule 14a-19 promulgated under the 1934 Act; (F) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; (G) a description of all Derivative Transactions (as defined below) by each Proponent during the previous 12-month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic or voting terms of, such Derivative Transactions; (H) a certification regarding each Proponent has complied with all applicable federal, state and other legal requirements in connection with such Proponent’s acquisition of shares of capital stock or other securities of the Corporation and/or such Proponent’s acts or omissions as a stockholder or beneficial owner of the Corporation and (I) any other information relating to the Proponents required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14 of the 1934 Act and the rules and regulations promulgated thereunder.

(c)
A stockholder providing the written notice required by Section 3.2(b)(1) or (2) shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the determination of stockholders entitled to notice of the meeting and (ii) the date that is five Business Days (as defined below) prior to the meeting and, in the event of any adjournment or postponement thereof, five Business Days prior to such adjourned or postponed meeting; provided, that no such update or supplement shall cure or affect the accuracy (or inaccuracy) of any representations made by any Proponent, any of its affiliates or associates, or a nominee or the validity (or invalidity) of any nomination or proposal that failed to comply with this Section 3.2 or is rendered invalid as a result of any inaccuracy therein. In the case of an update and supplement pursuant to clause (i) of this Section 3.2(c), such update and supplement must be received by the Secretary at the principal executive offices of the Corporation not later than five Business Days after the later of the record date for the determination of stockholders entitled to notice of the meeting or the public announcement of such record date. In the case of an update and supplement pursuant to clause (ii) of this Section 3.2(c), such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than two Business Days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two Business Days prior to such adjourned or postponed meeting.

(d)
Notwithstanding anything in Section 3.2(b)(3) to the contrary, in the event that the number of directors to be elected to the Board at the next annual meeting is increased effective after the time period for which nominations would otherwise be due under Section 3.2(b)(3) and there is no public announcement by the Corporation naming all of the nominees for the new positions created by such increase at least 100 days before the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 3.2 and that complies with the requirements in Section 3.2(b)(1), other than the timing requirements in Section 3.2(b)(3), shall also be considered timely, but only with respect to nominees for the new positions created by such increase, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the Corporation.

(e)
To be eligible to be a nominee for election or re-election as a director of the Corporation pursuant to a nomination under clause (iii) of Section 3.2(a), each Proponent must deliver (in accordance with the time periods prescribed for delivery of notice under Sections 3.2(b)(3) or 3.2(d), as applicable) to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background, qualifications, stock ownership and independence of such proposed nominee and the background of any other person or entity on whose behalf the nomination is being made and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation in the questionnaire or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law; (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Corporation that has not been disclosed in such questionnaire; (iii) would be in compliance, if elected as a director of the Corporation, and will comply with, all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation and (iv) if elected as director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election.

(f)
A person shall not be eligible for election or re-election as a director at an annual or special meeting, unless the person is nominated in accordance with Section 3.2(a) and in accordance with the procedures set forth in Section 3.2(b), Section 3.2(c), Section 3.2(d), and Section 3.2(e), as applicable. Only such business shall be conducted at any annual meeting of the stockholders of the Corporation as shall have been brought before the meeting in accordance with Section 3.2(a) and in accordance with the procedures set forth in Section 3.2(b) and Section 3.2(c), as applicable. Notwithstanding anything to the contrary in the Bylaws, unless otherwise required by applicable law, in the event that any Proponent (i) provides notice pursuant to Rule 14a-19(b) promulgated under the 1934 Act with respect to one or more proposed nominees and (ii) subsequently (x) fails to comply with the requirements of Rule 14a-19 promulgated under the 1934 Act (or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such Proponent has met the requirements of Rule 14a-19(a)(3) promulgated under the 1934 Act in accordance with the next sentence) or (y) fails to inform the Corporation that they no longer plan to solicit proxies in accordance with the requirements of Rule 14a-19 under the 1934 Act by delivering a written notice to the Secretary at the principal executive offices of the Corporation within two (2) business days after the occurrence of such change, then the nomination of each such proposed nominee shall be disregarded, notwithstanding that the nominee is included as a nominee in the Corporation’s proxy statement, notice of meeting or other proxy materials for any annual meeting (or any supplement thereto) and notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes shall be disregarded). If any Proponent provides notice pursuant to Rule 14a-19(b) promulgated under the 1934 Act, such Proponent shall deliver to the Corporation, no later than five Business Days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the 1934 Act Except as otherwise required by applicable law, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures and requirements set forth in the Bylaws and, if any proposed nomination or business is not in compliance with the Bylaws, or the Proponent does not act in accordance with the representations in Sections 3.2(b)(4)(D) and 3.2(b)(4)(E), to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded, or that such business shall not be transacted, notwithstanding that such proposal or nomination is set forth in the Corporation’s proxy statement, notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of such nomination or such business may have been solicited or received. Notwithstanding the foregoing provisions of this Section 3.2, unless otherwise required by applicable law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that such nomination or proposed business is set forth in the Corporation’s proxy statement, notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of such vote may have been solicited or received by the Corporation. For purposes of this Section 3.2, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(g)   For purposes of Sections 3.2 and 3.3,
(1)
“affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”);

(2)
“Business Day” means any day other than Saturday, Sunday or a day on which banks are closed in New York City, New York;

(3)
“close of business” means 6:00 p.m. local time at the principal executive offices of the Corporation on any calendar day, whether or not the day is a Business Day;

(4)
“Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial: (A) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the Corporation; (B) that otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the Corporation; (C) the effect or intent of which is to mitigate loss, manage risk or benefit from changes in value or price with respect to any securities of the Corporation; or (D) that provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, directly or indirectly, with respect to any securities of the Corporation, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation or similar right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the Corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member; and

(5)
“public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, GlobeNewswire or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act or by such other means reasonably designed to inform the public or security holders in general of such information, including, without limitation, posting on the Corporation’s investor relations website.

Section 3.3   Special Meetings.
(a)
Special meetings of the stockholders of the Corporation may only be called in the manner provided in the Certificate of Incorporation. Any special meeting of stockholders previously scheduled by the Board may be postponed, rescheduled or cancelled by the Board or any director or officer to whom the Board has delegated such authority.

(b)
The Board shall determine the date, time and place, if any, of such special meeting. Upon determination of the date, time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 3.4.

(c)
Only such business (including the election of specific individuals to fill vacancies or newly created directorships on the Board) shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. At any time that stockholders are not prohibited from filling vacancies or newly created directorships on the Board, nominations of persons for election to the Board to fill any vacancy or unfilled newly created directorship may be made at a special meeting of stockholders at which any proposal to fill any vacancy or unfilled newly created directorship is to be presented to the stockholders (i) by or at the direction of the Board or a duly authorized committee thereof or (ii) by any stockholder of the Corporation who is a stockholder of record at the time of giving notice provided for in this paragraph, who is entitled to vote at the meeting and who complies with Sections 3.2(b)(1), 3.2(b)(4), 3.2(c), 3.2(e) and 3.2(f). The number of nominees a stockholder may nominate for election at the special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting. In the event the Corporation calls a special meeting of stockholders for the purpose of submitting a proposal to stockholders for the election of one or more directors to fill any vacancy or newly created directorship on the Board, any such stockholder of record may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if written notice setting forth the information required by Sections 3.2(b)(1) and 3.2(b)(4) shall be received by the Secretary at the principal executive offices of the Corporation not earlier than 120 days prior to such special meeting and not later than the later of the 90th day prior to such meeting or the tenth day following the day on which the Corporation first makes a public announcement of the date of the special meeting at which directors are to be elected. In no event shall an adjournment or a postponement of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
(d)
A person shall not be eligible for election as a director at the special meeting unless the person is nominated either in accordance with clause (i) or clause (ii) of Section 3.3(c). Except as otherwise required by applicable law, the chairperson of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures and requirements set forth in the Bylaws and, if any proposed nomination is not in compliance with the Bylaws, or if the Proponent does not act in accordance with the representations in Sections 3.2(b)(4)(D) and 3.2(b)(4)(E), to declare that such nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that such nomination is set forth in the Corporation’s proxy statement, notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of such nomination may have been solicited or received. Notwithstanding the foregoing provisions of this Section 3.3, unless otherwise required by applicable law, if the stockholder (or a qualified representative of the stockholder (meeting the requirements specified in Section 3.2(f)) does not appear at the special meeting of stockholders of the Corporation to present a nomination, such nomination shall be disregarded, notwithstanding that the nomination is set forth in the notice of meeting and notwithstanding that proxies or votes in respect of such nomination may have been solicited or received by the Corporation.

(e)
Notwithstanding the foregoing provisions of Sections 3.2 and 3.3, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations promulgated thereunder with respect to the matters set forth in Sections 3.2 and 3.3; provided, however, that, to the fullest extent not prohibited by applicable law, any references in the Bylaws to the 1934 Act or the rules and regulations promulgated thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Sections 3.2(a)(4) and 3.3(c). Nothing in the Bylaws shall be deemed to affect any rights of holders of any class or series of preferred stock to nominate and elect directors pursuant to and to the extent provided in any applicable provision of the Certificate of Incorporation.

Section 3.4   Notice of Meetings.   Except as otherwise provided by applicable law, the Certificate of Incorporation or the Bylaws, notice, in writing or by electronic transmission, of each meeting of stockholders shall be given not less than ten nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. Such notice shall be given in the manner provided in Section 232 of the DGCL and shall specify the date, time, place, if any, in the case of special meetings, the purpose or purposes of the meeting, the record date for determining stockholders entitled to vote at the meeting, if such record date is different from the record date for determining stockholders entitled to notice of the meeting, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at any such meeting. Notice of the date, time, place, if any, and purpose of any meeting of stockholders (to the extent required) may be waived in writing, signed by the person entitled to notice thereof, or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by such stockholder’s attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.
Section 3.5   Quorum and Vote Required.   At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by the Bylaws, the presence, in person, by remote communication, if applicable, or by proxy, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote at the meeting shall constitute a quorum for the transaction of business. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.
Unless a different or minimum vote is required by statute or by applicable stock exchange rules, or by the Certificate of Incorporation or the Bylaws, in which case such different or minimum vote shall be the applicable vote on the matter, in all matters other than the election of directors, the affirmative vote of a majority of the votes cast on such matter, voting affirmatively or negatively (excluding abstentions and broker non-votes) shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or the Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote in the election of directors. Where a separate vote by a class or classes or series is required, unless a different or minimum vote is required by statute or by the Certificate of Incorporation or the Bylaws or any applicable stock exchange rules, in which case such different or minimum vote shall be the applicable vote on the matter, the holders of a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. Unless a different or minimum vote is required by statute or by the Certificate of Incorporation or the Bylaws or any applicable stock exchange rules, in which case such different or minimum vote shall be the applicable vote on the matter, the affirmative vote of the holders of a majority (or plurality, in the case of the election of directors) of the votes cast on such matter, voting affirmatively or negatively (excluding abstention and broker non-votes) shall be the act of such class or classes or series.
Section 3.6   Adjournment and Notice of Adjourned Meetings.   Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairperson of the meeting or by the vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote thereon. When a meeting is adjourned to another time or place, if any, (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication) notice need not be given of the adjourned meeting if the time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxyholders may be deemed present in person and may vote at such meeting are announced at the meeting at which the adjournment is taken or are (i) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (ii) set forth in the notice of meeting given in accordance with Section 3.4. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.
Section 3.7   Voting Rights.   For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders or adjournment thereof, except as otherwise provided by applicable law, only persons in whose names shares stand on the stock records of the Corporation on the record date shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three years from its date of creation unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot. Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board.

Section 3.8   List of Stockholders.   The corporation shall prepare, no later than the tenth day before each meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number and class of shares registered in the name of each stockholder; provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the meeting date, the list shall reflect all of the stockholders entitled to vote as of the tenth day before the meeting date. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of ten days ending on the day before the meeting date: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation.
Section 3.9   Remote Communication; Delivery to the Corporation.
(a)
For the purposes of the Bylaws, if authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxyholders may, by means of remote communication:

(1)
participate in a meeting of stockholders; and

(2)
be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

(b)
Whenever Section 3.2 or 3.3 requires one or more persons (including a record or beneficial owner of capital stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered.

Section 3.10   Organization.
(a)
At every meeting of stockholders, a person designated by the Board shall act as chairperson of the meeting of stockholders. If no chairperson of the meeting of stockholders is so designated, then the Chairperson of the Board, or if no Chairperson has been appointed, is absent or refuses to act, the Chief Executive Officer, or if no Chief Executive Officer is then serving or the Chief Executive Officer is absent or refuses to act, the President, or, if the President is absent or refuses to act, a chairperson of the meeting chosen by the holders of a majority of the voting power of the stockholders entitled to vote, present in person or by proxy, shall act as chairperson of the meeting of stockholders. A person designated by the Board shall act as secretary of the meeting. If no secretary of the meeting is designated, then the Secretary, or, in the Secretary’s absence, an Assistant Secretary or other officer or other person directed to do so by the chairperson of the meeting, shall act as secretary of the meeting.

(b)
The Board shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board, if any, the chairperson of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the Corporation and their duly authorized and constituted proxies and such other persons as the chairperson shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters that are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

(c)
The Corporation may and shall, if required by applicable law, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chairperson of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspectors shall: (1) ascertain the number of shares outstanding and the voting power of each; (2) determine the shares represented at a meeting and the validity of proxies and ballots; (3) count all votes and ballots; (4) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and (5) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with Sections 211(e) or 212(c)(2) of the DGCL, or any information provided pursuant to Sections 211(a)(2)b.(i) or (iii) of the DGCL, ballots and the regular books and records of the Corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors at the time they make their certification pursuant to Section 231(b)(5) of the DGCL shall specify the precise information considered by them including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.

SECTION 4.
DIRECTORS
Section 4.1   Number.   The authorized number of directors of the Corporation shall be fixed in accordance with the Certificate of Incorporation.
Section 4.2   Powers.   The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as may be otherwise provided by the Certificate of Incorporation or the DGCL.
Section 4.3   Terms.   The terms of directors shall be as set forth in the Certificate of Incorporation.

Section 4.4   Vacancies; Newly Created Directorships.   Vacancies and newly created directorships on the Board shall be filled as set forth in the Certificate of Incorporation.
Section 4.5   Resignation.   Any director may resign at any time by delivering such director’s notice in writing or by electronic transmission to the Board or the Secretary. Such resignation shall take effect at the time of delivery of the notice or at any later time specified therein. Acceptance of such resignation shall not be necessary to make it effective. When one or more directors shall resign from the Board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal.
Section 4.6   Removal.   Directors shall be removed as set forth in the Certificate of Incorporation.
Section 4.7   Meetings.
(a)
Regular Meetings.   Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board may be held at any time or date and at any place within or without the State of Delaware that has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board.

(b)
Special Meetings.   Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board may be held at any time and place within or without the State of Delaware as designated and called by the Chairperson of the Board, the Chief Executive Officer or a majority of the directors then in office.

(c)
Meetings by Electronic Communications Equipment.   Any member of the Board, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d)
Notice of Special Meetings.   Notice of the time and place, if any, of all special meetings of the Board shall be transmitted orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, or by electronic mail or other electronic means at least 24 hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, postage prepaid, at least three days before the date of the meeting.

(e)
Waiver of Notice.   Notice of any meeting of the Board may be waived in writing, or by electronic transmission, at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. The transaction of all business at any meeting of the Board, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though it had been transacted at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 4.8   Quorum and Voting.
(a)
Except as otherwise provided by the DGCL, the Certificate of Incorporation or the Bylaws, a quorum of the Board shall consist of a majority of the authorized number of directors fixed from time to time by the Board in accordance with the Certificate of Incorporation.

(b)
At each meeting of the Board at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by applicable law, the Certificate of Incorporation or the Bylaws.

Section 4.9   Action without Meeting.   Unless otherwise restricted by the Certificate of Incorporation or the Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, such consent or consents shall be filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
Section 4.10   Fees and Compensation.   Unless otherwise restricted by the Certificate of Incorporation or the Bylaws, the Board, or any duly authorized committee thereof, shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.
Section 4.11   Committees.
(a)
Other Committees.   The Board may, from time to time, appoint such committees as may be permitted by applicable law. Such committees appointed by the Board shall consist of one or more members of the Board and to the extent permitted by applicable law and provided in the resolution of the Board shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the Corporation.

(b)
Term.   The Board, subject to any requirements of any outstanding series of preferred stock and the provisions of subsection (a) of this Section 4.11, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of such committee member’s death, such person’s resignation from the committee or on such date that the committee member, for any reason, is no longer a member of the Board. The Board may at any time for any reason remove any individual committee member and the Board may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

(c)
Meetings.   Unless the Board shall otherwise provide, regular meetings of any committee appointed pursuant to this Section 4.11 shall be held at such times and places, if any, as are determined by the Board, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at such place, if any, that has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place, if any, of such special meeting given in the manner provided for the giving of notice to members of the Board of the time and place, if any, of special meetings of the Board. Notice of any meeting of any committee may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board in the resolutions authorizing the creation of the committee, the presence of at least a majority of the members of the committee then serving shall be necessary to constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present at a meeting of the committee at which a quorum is present.
Section 4.12   Duties of Chairperson of the Board.   The Board shall elect from its ranks a Chairperson of the Board. The Chairperson of the Board shall perform such other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board shall designate from time to time. The Chairperson of the Board, when present, shall preside at all meetings of the stockholders and the Board in accordance with Sections 3.10 and 4.13 of the Bylaws.
Section 4.13   Organization.   At every meeting of the directors, the Chairperson of the Board shall act as chairperson of the meeting. If a Chairperson has not been appointed or is absent, the Chief Executive Officer (if a director), or, if a Chief Executive Officer is absent, the President (if a director), or, in the absence of any such person, a chairperson of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in the Secretary’s absence, any Assistant Secretary or other officer, director or other person directed to do so by the person presiding over the meeting, shall act as secretary of the meeting.
SECTION 5.
OFFICERS
Section 5.1   Officers Designated.   The officers of the Corporation shall include, if and when designated by the Board, the Chief Executive Officer, the President, the Secretary and the Treasurer. The Board may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem appropriate or necessary. The Board may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the Corporation at any one time unless specifically prohibited therefrom by applicable law, the Certificate of Incorporation or the Bylaws.
Section 5.2   Tenure and Duties of Officers.
(a)
General.   All officers shall hold office at the pleasure of the Board and until their successors shall have been duly elected and qualified, subject to such officer’s earlier death, resignation or removal. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board or by a committee thereof to which the Board has delegated such responsibility or, if so authorized by the Board, by the Chief Executive Officer or another officer of the Corporation.

(b)
Duties of Chief Executive Officer.   The Chief Executive Officer shall preside at all meetings of the stockholders and, if a director, at all meetings of the Board, unless a Chairperson of the Board has been appointed and is present. The Chief Executive Officer shall be the chief executive officer of the Corporation and, subject to the supervision, direction and control of the Board, shall have the general powers and duties of supervision, direction, management and control of the business and officers of the Corporation as are customarily associated with the position of Chief Executive Officer. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in the Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board shall designate from time to time.

(c)
Duties of President.   The President shall preside at all meetings of the stockholders and, if a director, at all meetings of the Board, unless a Chairperson of the Board or Chief Executive Officer has been appointed and is present. Unless another officer has been appointed Chief Executive Officer of the Corporation, the President shall be the chief executive officer of the Corporation and, subject to the supervision, direction and control of the Board, shall have the general powers and duties of supervision, direction, management and control of the business and officers of the Corporation as are customarily associated with the position of President. The President shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board (or the Chief Executive Officer, if the Chief Executive Officer and President are not the same person and the Board has delegated the designation of the President’s duties to the Chief Executive Officer) shall designate from time to time.
(d)
Duties of Secretary and Assistant Secretary.   The Secretary shall attend all meetings of the stockholders and of the Board and shall record all acts, votes and proceedings thereof in the minute books of the Corporation. The Secretary shall give notice in conformity with the Bylaws of all meetings of the stockholders and of all meetings of the Board and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in the Bylaws and other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.

(e)
Duties of Treasurer and Assistant Treasurer.   The Treasurer shall keep or cause to be kept the books of account of the Corporation in a thorough and proper manner and shall render statements of the financial affairs of the Corporation in such form and as often as required by the Board, the Chief Executive Officer or the President. The Treasurer, subject to the order of the Board, shall have the custody of all funds and securities of the Corporation. The Treasurer shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct any Assistant Treasurer or other officer to assume and perform the duties of the Treasurer in the absence or disability of the Treasurer, and each Assistant Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.

Section 5.3   Delegation of Authority.   The Board may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.
Section 5.4   Resignations.   Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board, the Chairperson of the Board, the Chief Executive Officer, the President or the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the Corporation under any contract with the resigning officer.
Section 5.5   Removal.   Any officer may be removed from office at any time, either with or without cause, by the Board, or by any duly authorized committee thereof or any superior officer upon whom such power of removal may have been conferred by the Board.

SECTION 6.
EXECUTION OF CORPORATE INSTRUMENTS AND VOTING OF SECURITIES OWNED BY THE CORPORATION
Section 6.1   Execution of Corporate Instruments.   The Board may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute, sign or endorse on behalf of the Corporation any corporate instrument or document, or to sign on behalf of the Corporation the corporate name without limitation, or to enter into contracts on behalf of the Corporation, except where otherwise provided by applicable law or the Bylaws, and such execution or signature shall be binding upon the Corporation.
(a)
All checks and drafts drawn on banks or other depositaries on funds to the credit of the Corporation or in special accounts of the Corporation shall be signed by such person or persons as the Board shall from time to time authorize so to do.

(b)
Unless otherwise specifically determined by the Board or otherwise required by applicable law, the execution, signing or endorsement of any corporate instrument or document by or on behalf of the Corporation may be effected manually, by facsimile or (to the extent not prohibited by applicable law and subject to such policies and procedures as the Corporation may have in effect from time to time) by electronic signature.

(c)
Unless authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 6.2   Voting of Securities Owned by the Corporation.   All stock and other securities of or interests in other corporations or entities owned or held by the Corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board, or, in the absence of such authorization, by the Chairperson of the Board, the Chief Executive Officer, or the President.
SECTION 7.
SHARES OF STOCK
Section 7.1   Form and Execution of Certificates.   The shares of the Corporation shall be represented by certificates, or shall be uncertificated if so provided by resolution or resolutions of the Board. Certificates for the shares of stock of the Corporation, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the Corporation represented by certificates shall be entitled to have a certificate signed by or in the name of the Corporation by any two authorized officers of the Corporation (it being understood that each of the Chairperson of the Board, the Chief Executive Officer, the President, the Treasurer, any Assistant Treasurer, the Secretary and any Assistant Secretary shall be an authorized officer for such purpose), certifying the number, and the class or series, of shares owned by such holder in the Corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.
Section 7.2   Lost Certificates.   A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The Corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the Corporation in such manner as it shall require or to give the Corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

Section 7.3   Transfers.
(a)
Transfers of record of shares of stock of the Corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b)
The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes or series owned by such stockholders in any manner not prohibited by the DGCL.

Section 7.4   Fixing Record Dates.
(a)
In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, subject to applicable law, not be more than 60 nor less than ten days before the date of such meeting. If the Board so fixes a record date for determining the stockholders entitled to notice of any meeting of stockholders, such date shall also be the record date for determining the stockholders entitled to vote at such meeting, unless the Board determines, at the time it fixes the record date for determining the stockholders entitled to notice of such meeting, that a later date on or before the date of the meeting shall be the record date for determining the stockholders entitled to vote at such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day immediately preceding the day on which notice is given, or if notice is waived, at the close of business on the day immediately preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting in accordance with the provisions of this Section 7.4(a).

(b)
In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business at the principal executive offices of the Corporation on the day on which the Board adopts the resolution relating to such action.

Section 7.5   Registered Stockholders.   The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.
Section 7.6   Additional Powers of the Board.   In addition to, and without limiting, the powers set forth in the Bylaws, the Board shall have power and authority to make all such rules and regulations as it shall deem expedient concerning the issue, transfer, and registration of certificates for shares of stock of the Corporation, including the use of uncertificated shares of stock, subject to the provisions of the DGCL, other applicable law, the Certificate of Incorporation and the Bylaws. The Board may appoint and remove transfer agents and registrars of transfers, and may require all stock certificates to bear the signature of any such transfer agent and/or any such registrar of transfers.

SECTION 8.
OTHER SECURITIES OF THE CORPORATION
Section 8.1   Execution of Other Securities.   All bonds, debentures and other corporate securities of the Corporation, other than stock certificates (covered in Section 7.1), may be signed by the Chairperson of the Board, the Chief Executive Officer, or the President, or such other person as may be authorized by the Board; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the Corporation or such other person as may be authorized by the Board, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the Corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the Corporation.
SECTION 9.
DIVIDENDS
Section 9.1   Declaration of Dividends.   Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board. Dividends may be paid in cash, in property, or in shares of capital stock or other securities of the Corporation, subject to the provisions of the Certificate of Incorporation and applicable law.
Section 9.2   Dividend Reserve.   Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board from time to time, in its absolute discretion, determines proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose or purposes as the Board shall determine to be conducive to the interests of the Corporation, and the Board may modify or abolish any such reserve in the manner in which it was created.
SECTION 10.
FISCAL YEAR
Section 10.1   Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.
SECTION 11.
INDEMNIFICATION
Section 11.1   Indemnification of Directors, Executive Officers, Other Officers, Employees and Other Agents.
(a)
Directors and Executive Officers.   The Corporation will indemnify each director and executive officer (for the purposes of this Section 11.1, “executive officer” has the meaning defined in Rule 3b-7 promulgated under the 1934 Act) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or Proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or executive officer of the Corporation, or while serving as a director or executive officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that the Corporation will not be required to indemnify or advance expenses to any director or executive officer in connection with any Proceeding (or part thereof) initiated by such person unless (i) the Proceeding was authorized by the Board or (ii) the Proceeding is initiated to enforce rights to indemnification or advancement of expenses as provided under subsection (d) of this Section 11.1 or is a compulsory counterclaim brought by such person.
(b)
Other Officers, Employees and Other Agents.   The Corporation shall have power to indemnify and advance expenses to its other officers, employees and other agents to the fullest extent permitted by the DGCL.

(c)
Expenses.   The Corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or Proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or executive officer of the Corporation, or while serving as a director or executive officer of the Corporation, is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, prior to the final disposition of the Proceeding, promptly following request therefor, all expenses incurred by any director or executive officer in connection with such Proceeding, or in connection with a Proceeding brought to establish or enforce a right to indemnification or advancement of expenses under subsection (d) of this Section 11.1, provided, however, that, if the DGCL requires, or in the case of an advance made in a Proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by a director or executive officer in such director’s or executive officer’s capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) will be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified or entitled to advancement for such expenses under this Section 11.1 or otherwise.

(d)
Enforcement.   Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this Section 11.1 will be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the Corporation and the director or executive officer. Any right to indemnification or advancement of expenses granted by this Section 11.1 to a director or executive officer will be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advancement of expenses is denied, in whole or in part, (ii) no disposition of a claim for indemnification is made within 90 days of request therefor, or (iii) no disposition of a claim for an advance is made within 30 days of request therefor. The claimant in such enforcement action, if successful in whole or in part, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, will be entitled to be paid also the expense of prosecuting or defending the claim to the fullest extent permitted by the DGCL. In (i) any suit brought to enforce a right to indemnification hereunder (but not in a suit brought to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its Board, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because such person has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this Section 11.1 or otherwise is on the Corporation.
(e)
Non-Exclusivity of Rights.   The rights conferred on any person by this Section 11.1 are not exclusive of any other right that such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL or any other applicable law.

(f)
Survival of Rights.   The rights conferred on any person by this Section 11.1 will continue as to a person who has ceased to be a director or executive officer and will inure to the benefit of the heirs, executors and administrators of such a person.

(g)
Insurance.   To the fullest extent permitted by the DGCL or any other applicable law, the Corporation, upon approval by the Board, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Section 11.1.

(h)
Amendments.   Any repeal or modification of this Section 11.1 is only prospective and does not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any Proceeding against any agent of the Corporation.

(i)
Saving Clause.   If this Section 11 or any portion hereof is invalidated on any ground by any court of competent jurisdiction, then the Corporation will nevertheless indemnify and advance expenses to each director and executive officer to the full extent not prohibited by any applicable portion of this Section 11 that has not been invalidated, or by any other applicable law. If this Section 11 is invalid due to the application of the indemnification and advancement provisions of another jurisdiction, then the Corporation will indemnify and advance expenses to each director and executive officer to the full extent under applicable law.

(j)
Certain Definitions.   For the purposes of this Section 11, the following definitions apply:

(1)
The term “Proceeding” is to be broadly construed and includes, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(2)
The term “expenses” is to be broadly construed and includes, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(3)
The term the “Corporation” includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, stands in the same position under the provisions of this Section 11 with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(4)
References to “fines” include any excise taxes assessed on a person with respect to an employee benefit plan.

SECTION 12.
NOTICES
Section 12.1   Notices.
(a)
Notice to Stockholders.   Notice to stockholders of stockholder meetings shall be given as provided in Section 3.4. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by applicable law, written notice to stockholders for purposes other than stockholder meetings may be sent by U.S. mail or nationally recognized overnight courier, or by electronic mail or other electronic means in accordance with Section 232 of the DGCL.

(b)
Notice to Directors.   Any notice required to be given to any director may be given by the method stated in subsection (a), as otherwise provided in the Bylaws (including by any of the means specified in Section 4.7(d)), or by overnight delivery service. Any notice sent by overnight delivery service or U.S. mail shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.

(c)
Affidavit of Mailing.   An affidavit of mailing, executed by a duly authorized and competent employee of the Corporation or its transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

(d)
Methods of Notice.   It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(e)
Notice to Person with Whom Communication is Unlawful.   Whenever notice is required to be given, under applicable law or any provision of the Certificate of Incorporation or Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(f)
Notice to Stockholders Sharing an Address.   Except as otherwise prohibited under the DGCL, any notice given under the provisions of the DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the Corporation within 60 days of having been given notice by the Corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the Corporation.

SECTION 13.
AMENDMENTS
Section 13.1   Amendments.   Subject to the limitations set forth in Section 11.1(h) or the Certificate of Incorporation, the Board is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by the Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock (as defined in the Certificate of Incorporation), such action by stockholders shall require the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class.

Annex D
SPONSOR SUPPORT AND LOCKUP AGREEMENT
This Sponsor Support and Lockup Agreement (this “Agreement”) is entered into on April 14, 2023 by and among Graf Acquisition Partners IV LLC, a Delaware limited liability company (the “Graf Sponsor”), Graf Acquisition Corp. IV, a Delaware corporation (“Acquiror”), NKGen Biotech, Inc., a Delaware corporation (the “Company”) and solely with respect to Section 1.4, Section 1.5, Section 1.6, Section 1.7, Section 1.8, Section 1.9, Section 1.10, ARTICLE II and ARTICLE III, the Persons set forth on Schedule I hereto (each, an “Insider” and, together with the Graf Sponsor, the “Insiders”). Acquiror, the Insiders and the Company are sometimes collectively referred to herein as the “Parties”, and each of them is sometimes individually referred to herein as a “Party”. Unless otherwise defined in Section 3.1, capitalized terms used herein and not otherwise defined, shall have the meanings ascribed to such terms in the Merger Agreement.
RECITALS
WHEREAS, as of the date hereof, the Insiders collectively are the holders of record and the beneficial owners (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of, in the aggregate, (i) 4,290,375 shares of common stock, par value $0.0001 per share, of Acquiror, which were purchased by the Graf Sponsor in a private placement prior to the Acquiror’s initial public offering (including 80,000 of such shares transferred by Graf Sponsor to the other Insiders listed on Schedule 1 (the “Founder Shares”), (ii) 6,800 Acquiror Units (which shall constitute Covered Securities), and (iii) 4,721,533 Private Placement Warrants (such Private Placement Warrants constituting all of the total Private Placement Warrants outstanding), in each case, in the names and denominations as listed on Schedule I hereto, and in accordance with Section 2.4(b) (the Founder Shares, Covered Securities and such Private Placement Warrants, collectively, the “Owned Securities”);
WHEREAS, contemporaneously with the Parties’ execution and delivery of this Agreement, Acquiror, Austria Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”) and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, at the Effective Time, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation in the Merger and as a wholly owned Subsidiary of Acquiror; and
WHEREAS, as an inducement to Acquiror, Merger Sub and the Company to enter into the Merger Agreement and to consummate the transactions contemplated thereby, the Parties desire to agree to certain matters as set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
COVENANTS AND AGREEMENTS
Section 1.1   Graf Sponsor Vesting and Forfeiture.
(a)   The restrictions to and treatment of certain Founder Shares held by the Graf Sponsor in this Section 1.1 shall only apply to the Graf Sponsor and not to any other Insider. For clarity, this Section 1.1 shall be void ab initio and of no force or effect if this Agreement is terminated in accordance with Section 3.3.
(b)   The Graf Sponsor hereby irrevocably agrees that, at (and subject only to the occurrence of) the Closing, the Deferred Founder Shares will become restricted shares and will be subject to the vesting conditions set forth in Section 1.1(d).

(c)   The Deferred Founder Shares will be designated as follows: (i) the Tranche III Founder Shares will be subject to the vesting conditions specified in Section 1.1 (d)(i) and (ii) the Tranche IV Founder Shares will be subject to the vesting conditions specified in Section 1.1 (d)(ii).
(d)   The Deferred Founder Shares will be subject to the following vesting conditions:
(i)   If, at any time during the Vesting Period, the Trading Price is greater than or equal to $14.00, the Tranche III Founder Shares will immediately vest and no longer be subject to the vesting conditions provided in this Section 1.1 (d)(i).
(ii)   If, at any time during the Vesting Period, the Trading Price is greater than or equal to $16.00, the Tranche IV Founder Shares will immediately vest and no longer be subject to the vesting conditions provided in this Section 1.1 (d)(ii).
(e)   The number of the Tranche III Founder Shares and the Tranche IV Founder Shares shall be equitably adjusted for any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event affecting Acquiror Common Stock after the date hereof.
(f)   For the avoidance of doubt, Section 1.1 (d)(i) and Section 1.1 (d)(ii) shall apply cumulatively and if the vesting conditions applicable to more than one of Section 1.1 (d)(i) or Section 1.1 (d)(ii) have been satisfied at any time, then all of the Deferred Founder Shares subject to such satisfied vesting conditions will immediately vest and no longer be subject to the vesting conditions provided in Section 1.1(d).
(g)   In the event that there is an Acquiror Sale during the Vesting Period, then, immediately prior to (but subject to) the consummation of the Acquiror Sale, to the extent that the holders of Acquiror Common Stock receive an Acquiror Sale Price that is (i) less than $14.00, all of the Deferred Founder Shares shall be deemed forfeited and cancelled for no consideration, (ii) greater than or equal to $14.00, but less than $16.00, all of the Tranche III Founder Shares shall become fully vested and all of the Tranche IV Founder Shares shall be deemed forfeited and cancelled for no consideration and (iii) greater than or equal to $16.00, all of the Deferred Founder Shares shall become fully vested; provided, that in the event there is an Acquiror Sale during the Vesting Period in which (A) any Third-Party Purchaser offers stock as consideration to all of the then holders of outstanding Acquiror Common Stock (in their capacity as stockholders) (and not as incentive compensation or pursuant to a rollover) and (B) the Acquiror Sale Price is equal to or greater than $10.00, but less than $14.00, then immediately prior to (but subject to) the consummation of the Acquiror Sale, to the extent any of the Deferred Founder Shares are then unvested, 33% of the then unvested Deferred Founder Shares shall become fully vested and the remaining 67% of the then unvested Deferred Founder Shares shall be deemed forfeited and cancelled for no consideration. For the avoidance of doubt, if any Deferred Founder Shares become vested in accordance with this Section 1.1(g), the holders of such Deferred Founder Shares will be eligible to participate in such Acquiror Sale with respect to such vested Deferred Founder Shares on the same terms, and subject to the same conditions, as the holders of Acquiror Common Stock in such Acquiror Sale.
(h)   For so long as any Deferred Founder Share remains subject to the vesting conditions specified in Section 1.1(d), (i) the holder thereof will not be entitled to exercise the voting rights carried by such Deferred Founder Share and (ii) the holder thereof will not be entitled to receive any dividends or other distributions in respect of such Deferred Founder Share; provided, that any dividends or distributions paid or made in respect of such Deferred Founder Share will be retained by Acquiror and invested as and to the extent determined by Acquiror, and such dividends or distributions (together with any earnings thereon) will be paid or made to the holder of such Deferred Founder Share only when and to the extent that such Deferred Founder Share vests in accordance with Section 1.1 (d).
(i)   If, upon the expiration of the Vesting Period, the vesting of any of the Deferred Founder Shares has not occurred, then the applicable Deferred Founder Shares that failed to vest pursuant to Section 1.1 (d) or Section 1.1(g), will be forfeited to Acquiror for no consideration, and no Person (other than Acquiror) will have any further right with respect thereto.

(j)   Graf Sponsor agrees that it shall not Transfer any Deferred Founder Shares, until after its applicable vesting in accordance with Section 1.1 (d) or Section 1.1(g). Graf Sponsor acknowledges and agrees that during the Vesting Period, until such Deferred Founder Shares become fully vested in accordance with Sections 1.1(d) or (g) Acquiror shall issue stop-transfer instructions to its Transfer Agent with respect to the applicable Deferred Founder Shares and Acquiror shall not be required to (a) transfer on its books any Deferred Founder Shares that have been sold or otherwise transferred in violation of this Agreement or (b) treat as owner of such shares, or to accord the right to vote or pay dividends, to any purchaser or other transferee to whom such shares have been so transferred.
Section 1.2   Restrictions on Transfer.
(a)   Without limiting any transfer restrictions applicable to (i) Deferred Founder Shares as described in Section 1.1, (ii) lockup obligations described in the Letter Agreement applicable to each Insider other than the Graf Sponsor and (iii) lockup obligations restricting the Private Placement Warrants as described in the Letter Agreement: (i) with respect to the Tranche I Founder Shares, from the Closing Date until the earliest of (A) 12 months after the Closing and (B) the occurrence of the First Early Release Event, the Graf Sponsor (and any other Person to which any of Tranche I Founder Shares is Transferred as permitted by this Section 1.2) shall not, directly or indirectly, Transfer any of its Tranche I Founder Shares legally or beneficially owned by it, (ii) with respect to the Tranche II Founder Shares, from the date hereof until the earliest of (A) 24 months after the Closing and (B) the occurrence of the Second Early Release Event, the Graf Sponsor (and any other Person to which any of Tranche II Founder Shares is Transferred as permitted by this Section 1.2) shall not, directly or indirectly, Transfer any of its Tranche II Founder Shares legally or beneficially owned by it, (iii) with respect to the Tranche III Founder Shares (to the extent such shares become fully vested in accordance with Section 1.1(d)(i) or Section 1.1(g)), the Graf Sponsor (and any other Person to which any of such vested Tranche III Founder Shares is Transferred as permitted by this Section 1.2) shall not, directly or indirectly, Transfer any of its Tranche III Founder Shares legally or beneficially owned by it until thirty (30) days following the date upon which such Tranche III Founder Shares become fully vested in accordance with Section 1.1(d)(i) or Section 1.1(g) and (iv) with respect to the Tranche IV Founder Shares (to the extent such shares become fully vested in accordance with Section 1.1(d)(ii) or Section 1.1(g)), the Graf Sponsor (and any other Person to which any of such vested Tranche IV Founder Shares is Transferred as permitted by this Section 1.2) shall not, directly or indirectly, Transfer any of its Tranche IV Founder Shares legally or beneficially owned by it until thirty (30) days following the date upon which such Tranche IV Founder Shares become fully vested in accordance with Section 1.1(d)(ii) or Section 1.1(g); provided, that Graf Sponsor will be permitted to Transfer its Tranche I Founder Shares, Tranche II Founder Shares, Tranche III Founder Shares and Tranche IV Founder Shares (1) as required or expressly and affirmatively permitted by the Merger Agreement or (2) in accordance with Section 1.3. In the event that Graf Sponsor (or any other Person to which any of its Tranche I Founder Shares, Tranche II Founder Shares, Tranche III Founder Shares or Tranche IV Founder Shares is Transferred as described in the immediately foregoing sentence) Transfers any of the foregoing Founder Shares prior to the Closing, Acquiror shall amend Schedule I hereto promptly thereafter (and, in any event, prior to the Closing) to reflect such Transfer.
(b)   The Parties acknowledge and agree that (i) notwithstanding anything to the contrary herein, all Owned Securities beneficially owned by Graf Sponsor (or any Person to which any Owned Securities is Transferred) will remain subject to any restrictions on Transfer under all applicable securities laws and all rules and regulations promulgated thereunder, and (ii) any purported Transfer of any Owned Securities in violation of this Agreement will be null and void ab initio.
Section 1.3   Exceptions to Restrictions on Transfer.   Notwithstanding anything to the contrary in Section 1.2(a), Graf Sponsor will be permitted to Transfer any Owned Securities (provided, in the case of its Deferred Founder Shares, for so long as such Deferred Founder Shares are subject to the vesting conditions specified in Section 1.1) as follows:
(a)   to any of Acquiror’s officers or directors, any affiliate or family member of any of the Acquiror’s officers or directors, any affiliate of the Insider or to any members of the Insider or any of their affiliates;

(b)   by virtue of the laws of the State of Delaware or the Insider’s limited liability company agreement upon dissolution of the Insider; or
(c)   in connection with any Transfers to third parties as mutually agreed by Acquiror and the Company.
provided, however, that in the case of any Transfer pursuant to any of the foregoing clauses (a) through (c), these permitted transferees must enter into a written agreement with the Acquiror agreeing to be bound by the transfer restrictions herein and the other restrictions contained in this Agreement. Notwithstanding anything to the contrary herein, in the event that Graf Sponsor Transfers any of its Deferred Founder Shares pursuant to Section 1.3(c), the vesting and forfeiture conditions in Section 1.1 applicable to such Deferred Founder Shares may be amended with the prior written consent of Acquiror and the Company.
Section 1.4   Sponsor Support Agreements; Waiver of Anti-Dilution.
(a)   Each Insider hereby irrevocably and unconditionally agrees, solely in its, his or her capacity as an equityholder of Acquiror, that, unless this Agreement has been validly terminated in accordance with Section 3.3, at any meeting of the shareholders of Acquiror (whether annual or special, however called and including any adjournment or postponement thereof), or in any other circumstance in which the vote, consent or other approval of the shareholders of Acquiror is sought, each Insider will, and will cause any other holder of record of any of such Insider’s voting Owned Securities:
(i)   to appear at each such shareholder meeting or otherwise cause all of such Insider’s voting Owned Securities to be counted as present at such shareholder meeting for purposes of establishing a quorum;
(ii)   to vote, or cause to be voted, at such shareholder meeting (or, as applicable, validly execute and deliver and take all other action necessary to grant legally effective consent to any action by written consent of the shareholders of Acquiror) all of the Insider’s voting Owned Securities owned as of the record date for such meeting (or, as applicable, the date that any written consent is executed by the shareholders of Acquiror), in favor of each of the Proposals; and
(iii)   to vote, or cause to be voted, at such shareholder meeting (or, as applicable, take all action necessary to withhold consent to any action by written consent of the shareholders of Acquiror) all of such Insider’s voting Owned Securities owned as of the record date for such meeting (or, as applicable, the date that any written consent is executed by the shareholders of Acquiror), against: (A) any Business Combination Proposal, any proposal related to a Business Combination Proposal or any action that is likely to result in a breach of Section 7.11 of the Merger Agreement by Acquiror, and (B) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, sale of substantial assets, combination, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror; (C) any action that would result in a breach of Section 7.03 of the Merger Agreement resulting in the change in the business of Acquiror (other than in connection with the Proposals); (D) any other action that would reasonably be expected to materially impede, interfere with, delay, nullify, postpone or adversely affect (I) any provision of this Agreement, the Merger Agreement, any of the Proposals, (II) any transaction contemplated by the Merger Agreement or any ancillary agreement or (III) to the knowledge of such Insider, result in any breach in any respect of any representation, warranty, covenant, agreement or other obligation of Acquiror or Merger Sub under the Merger Agreement; (D) any action that is likely to result in any of the conditions set forth in Article IX of the Merger Agreement not reasonably being fulfilled and (E) any action that would result in the change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror.
The obligations of the Insiders specified in this Section 1.4(a) will apply whether or not any of the Proposals is recommended by the Acquiror Board and whether or not the Acquiror Board has previously recommended any of the Proposals but changed such recommendation.
(b)   The Insiders hereby irrevocably and unconditionally agree not to elect to redeem any share of Acquiror Common Stock in the Redemption (whether such Redemption is related to an Extension or approval of the Merger) or otherwise.

(c)   From the date hereof until the earlier of (i) the Closing or (ii) the valid termination of this Agreement pursuant to Section 3.3, the Insiders will comply with and fully perform all of its covenants and agreements set forth in the Letter Agreement, and the Insiders shall not amend, restate, supplement or otherwise modify, or cause Acquiror to amend, restate, supplement or otherwise modify or waive, any provision of the Letter Agreement without the prior written consent of the Company.
(d)   The Insiders hereby irrevocably waives (for itself and for its successors and assigns), to the fullest extent permitted by law and the organizational documents of the Acquiror Parties, anti-dilution protection provisions, if any.
Section 1.5   No Inconsistent Agreement.   Each Insider hereby represents and covenants that such Insider has not entered into, and will not enter into, any agreement that would restrict, limit or interfere with the performance of such Insider’s obligations hereunder.
Section 1.6   Permitted Disclosure.   Each Insider hereby authorizes each of the Company and Acquiror to publish and disclose, in any announcement, filing or disclosure required to be made by any Governmental Order or other applicable Law or the rules of any national securities exchange or as requested by the SEC, the Insider’s identity and ownership of Owned Securities and such Insider’s obligations under this Agreement.
Section 1.7   Non-Solicitation.   From the date hereof until the earlier of (i) the Closing or (ii) the valid termination of this Agreement pursuant to Section 3.3, each Insider will not, subject to Section 3.11, and will instruct and use reasonable best efforts to cause its Representatives not to, whether directly or indirectly, (A) take any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its shareholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination, (B) make any proposal or offer that constitutes a Business Combination Proposal, other than with the Company, its shareholders and their respective Affiliates and Representative or (C) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case that is binding on Acquiror. From and after the date hereof, each Insider will, and will instruct and cause its Representatives, its Affiliates and their respective Representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its Representatives with respect to Acquiror).
Section 1.8   Conflicts to Letter Agreement.   In the event of any conflict between the terms of this Agreement and the terms of the Letter Agreement, the provisions of the Agreement shall control.
Section 1.9   No Litigation.   Each Insider further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against the Company, the Company’s Affiliates, the Acquiror or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement (including the calculation of the Company Equity Value and the resulting Merger Consideration) or the consummation of the transactions contemplated hereby and thereby except for any action to enforce such Insider’s rights under each instrument and ancillary agreement to the Merger Agreement to which such Insider is a party to. Each Insider further agrees not to assert, exercise or perfect, directly or indirectly, and irrevocably and unconditionally waives, any appraisal rights afforded under applicable Law with respect to the Merger and rights to dissent with respect to the Merger.
Section 1.10   New Securities.   In the event that (a) any shares of Acquiror Common Stock, Private Placement Warrants or other Covered Securities are issued to an Insider after the date of this Agreement, (b) any Insider purchases or otherwise acquires beneficial ownership of any shares of any shares of Acquiror Common Stock, Private Placement Warrants or other Covered Securities after the date of this Agreement, or (c) any Insider acquires the right to vote or share in the voting of any shares of any shares of Acquiror Common Stock, Private Placement Warrants or other Covered Securities after the date of this Agreement

(such new securities described collectively in the foregoing clauses (a) through (c), the “New Securities”), then such New Securities issued to, or acquired or purchased by, such Insider shall be subject to the terms of this Agreement to the same extent as if they constituted Owned Securities by such Insider as of the date hereof, including, in the case of the Graf Sponsor, the restrictions contained in Section 1.2.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
Section 2.1   Representations and Warranties of the Insiders.   Each Insider represents and warrants to Acquiror and the Company (solely with respect to itself, himself or herself and not with respect to any other Insider) as follows:
(a)   Organization; Due Authorization.   If such Insider is not an individual, it is duly organized and validly existing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Insider’s corporate, limited liability company or other organizational powers and have been duly authorized by all necessary corporate, limited liability company or other organizational actions on the part of such Insider. If such Insider is an individual, such Insider has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Insider and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes a legally valid and binding obligation of such Insider, enforceable against such Insider in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).
(b)   Ownership.   Such Insider is the sole holder of record and beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of, and has good title to, all of such Insider’s (i) Founder Shares opposite such Insider’s name, in the column titled “Founder Shares”, (ii) to the extent applicable, Covered Securities, opposite such Insider’s name, in the column titled “Covered Securities” and (iii) in the case of the Graf Sponsor, the number of Private Placement Warrants set forth opposite the Graf Sponsor’s name, in the column titled “Private Placement Warrants”, and there exist no Liens or any other limitation or restriction affecting any of such Owned Securities (including any restriction on the right to vote, sell or otherwise dispose of any of such Owned Securities), other than pursuant to (i) this Agreement, (ii) Acquiror Organizational Documents, (iii) the Merger Agreement, (iv) the Letter Agreement or (v) applicable securities Laws. As of the date hereof, the aggregate amount of Founder Shares and Private Placement Warrants listed at the bottom of Schedule I are all of the total Founder Shares and Private Placement Warrants outstanding and no other Person, other than those listed on Schedule I and subject to Section 1.3, has any record or “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) or title to any Founder Shares outstanding. As of the date hereof, such Insider does not own of record or beneficially (or have any right, option or warrant to acquire) any Equity Security of Acquiror (or any indebtedness convertible into or exercisable or exchangeable for any Equity Security of Acquiror), other than the Insider’s Owned Securities. Except pursuant to this Agreement, such Insider’s Owned Securities are not subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Owned Securities.
(c)   No Conflicts.   The execution and delivery of this Agreement by such Insider does not, and the performance by such Insider of its, his or her obligations hereunder will not, (i) if such Insider is not an individual, conflict with or result in a violation of the organizational documents of the Insider or (ii) require any consent, waiver or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Insider or such Insider’s Owned Securities), the absence of which consent, waiver or approval, or omission of which action, would prevent, enjoin or materially delay the performance by the Insider of its obligations under this Agreement.
(d)   Litigation.   As of the date hereof, there are no Actions pending against such Insider or, to the knowledge of such Insider, threatened against the Insider that challenges all or any part of this Agreement or any of the transactions contemplated hereby, or that seeks to, or would reasonably be expected to, prevent, enjoin or materially delay the performance by such Insider of its, his or her obligations under this Agreement.
(e)   Brokerage Fees.   Except as disclosed in Section 5.09 of the Schedules of Acquiror, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission in connection with the Merger Agreement, this Agreement or any other ancillary agreement, or any of the transactions contemplated hereby or thereby, in each case, based upon any agreement or arrangement made by, or, to the knowledge of such Insider, on behalf of, the Insider for which Acquiror, the Company or any of the Company’s Subsidiaries would have any obligation.
(f)   Affiliate Arrangements.   Except as disclosed in the prospectus, dated May 20, 2021, filed in connection with Acquiror’s initial public offering, neither such Insider nor any of its, his or her Affiliates or any member of its immediate family (i) is party to, or has any rights with respect to or arising from, any material Contract with Acquiror or any of its Subsidiaries or (ii) is (or will be) entitled to receive from Acquiror, the Company or any of their respective Subsidiaries any finder’s fee, reimbursement, consulting fee, monies or consideration in the form of equity in respect of any repayment of a loan or other compensation prior to, or in connection with the consummation of Acquiror’s initial Business Combination (regardless of the type or form of such transaction, but including, for the avoidance of doubt, the Merger).
(g)   Acknowledgment.   Such Insider has read this Agreement and has had the opportunity to consult with its tax, legal and other advisors regarding this Agreement and the transactions contemplated hereby. Such Insider understands and acknowledges that teach of Acquiror, Merger Sub and the Company is entering into the Merger Agreement was conditioned upon, in reliance on and materially induced by each Insider’s execution and delivery of this Agreement and performance of its obligations hereunder.
ARTICLE III
MISCELLANEOUS
Section 3.1   Definitions.
(a)   As used in this Agreement, the following terms shall have the following meanings:
“Acquiror” has the meaning set forth in the preamble hereto.
“Acquiror Sale” means (a) any transaction or series of related transactions (whether by merger, consolidation, tender offer, exchange offer, stock transfer or otherwise) that (A) results in any Third-Party Purchaser acquiring beneficial ownership, directly or indirectly, of Equity Securities of Acquiror that represent more than 50% of (i) the issued and outstanding Acquiror Common Stock or the Equity Securities of the Company or (B) in which holders of Equity Securities of Acquiror own less than 50% of the surviving entities’ (or direct or indirect parent of surviving entities’) Equity Securities immediately after the transaction, or (ii) the combined voting power of the then-outstanding voting Equity Securities of Acquiror, or (b) any sale, transfer or other disposition to a Third-Party Purchaser of all or substantially all of the assets (by book value), of Acquiror and its Subsidiaries on a consolidated basis based on the most recent annual audited financial statements of Acquiror (other than licensing, partnering or similar transactions in the ordinary course of business).
“Acquiror Sale Price” means the price per share of Acquiror Common Stock paid or payable to the holders of outstanding Acquiror Common Stock in an Acquiror Sale, inclusive of the net present value of any contingent deferred purchase price or earnouts; provided that, if and to the extent such price is payable in whole or in part in the form of consideration other than cash, the price for such non-cash consideration shall be with respect to any securities, (i) pursuant to the methodology of valuation of securities in the definitive agreement for the Acquiror Sale, (ii) if such methodology is not available, the volume weighted average of the closing prices of the sales of such securities on all securities exchanges on which such securities are then listed over a period of at least 20 days (which days need not be consecutive) out of 30 consecutive Trading Days ending on the Trading Day immediately prior to the date of determination, or (iii) in the absence of (i) and if the information contemplated by the preceding clause (ii) is not practically available, then the fair value of such securities as of the date of valuation as determined by an independent, nationally recognized investment banking firm selected by the board of directors of Acquiror, on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant (and giving effect to any transfer Taxes payable in connection with such sale).
“Agreement” as the meaning set forth in the preamble hereto.
“Company” has the meaning set forth in the preamble hereto.
“Covered Securities” means for each Insider, excluding the Founder Shares and Private Placement Warrants, all other Equity Securities of Acquiror of which such Insider acquires or acquired beneficial ownership (whether pursuant to any dividend, distribution, combination, split, subdivision, conversion, exchange, transfer, sale, cancelation, repurchase, redemption, reclassification or other change to, or transaction in, any Equity Security or otherwise).
“Deferred Founder Shares” means the Tranche III Founder Shares and the Tranche IV Founder Shares (which such shares represent seventy percent (70%) of the total Founder Shares held by Graf Sponsor as of the date of this Agreement) and that are neither Tranche I Founder Shares nor Tranche II Founder Shares.
“First Early Release Event” means that the Trading Price is greater than or equal to $14.00; provided, that the First Early Release Event shall not occur no earlier than 180 days following the Closing.
“Graf Sponsor” has the meaning set forth in the preamble hereto.
“immediate family” has the meaning ascribed to such term in Rule 16a-1 promulgated under the Exchange Act.
“Investor” and “Investors” have the meaning set forth in the preamble.
“Letter Agreement” means the agreement entered into by and between Acquiror and J.P. Morgan Securities LLC and Oppenheimer & Co. Inc., as representatives of the several underwriters, dated as of May 20, 2021, relating to the underwriting of Acquiror’s initial public offering.
“Merger Agreement” has the meaning set forth in the recitals hereto.
“Owned Securities” has the meaning set forth in the recitals hereto.
“Private Placement Warrants” means (i) 4,433,333 Acquiror Warrants issued to the Insider substantially concurrently with Acquiror’s initial public offering (the “Private Placement”) and (ii) 288,200 Acquiror Warrants issued to Graf Sponsor substantially concurrently with Acquiror’s consummation of the second closing of the Private Placement, for a total of 4,721,533 Acquiror Warrants issued to the Graf Sponsor.
“Second Early Release Event” means that the Trading Price is greater than or equal to $14.00; provided, that the Second Early Release Event shall not occur no earlier than 12 months following the Closing.
“Trading Day” means any day on which shares of Acquiror Common Stock are actually traded on the principal securities exchange or securities market on which shares of Acquiror Common Stock are then traded.
“Trading Price” means the share price equal to the volume weighted average price of one share of Acquiror Common Stock as reported on NYSE (or any national security exchange on which the shares of the Acquiror Common Stock are then listed) for a period of at least 20 days (which days need not be consecutive) out of 30 consecutive Trading Days ending on the Trading Day immediately prior to the date of determination.

“Tranche I Founder Shares” means 631,557 Founder Shares issued to Graf Sponsor (which such shares represents fifteen percent (15%) of the total Founder Shares held by Graf Sponsor as of the date of this Agreement) and that are neither Deferred Founder Shares nor Tranche II Founder Shares.
“Tranche II Founder Shares” means 631,556 Founder Shares issued to Graf Sponsor (which such shares represents fifteen percent (15%) of the total Founder Shares held by Graf Sponsor as of the date of this Agreement) and that are neither Deferred Founder Shares nor Tranche I Founder Shares.
“Tranche III Founder Shares” means 1,473,631 Founder Shares issued to Graf Sponsor (which such shares represents thirty five percent (35%) of the total Founder Shares held by Graf Sponsor as of the date of this Agreement) and that are neither Tranche I Shares, Tranche II Shares nor Tranche IV Shares.
“Tranche IV Founder Shares” means 1,473,631 Founder Shares issued to Graf Sponsor (which such shares represents thirty five percent (35%) of the total Founder Shares held by Graf Sponsor as of the date of this Agreement) and that are neither Tranche I Shares, Tranche II Shares nor Tranche III Shares.
“Transfer” means the (x) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any Owned Securities, (y) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Owned Securities, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (z) public announcement of any intention to effect any transaction specified in clause (x) or (y).
“Vesting Period” means the period from the Closing Date until the 5th anniversary of the Closing.
Section 3.2   Construction.   This Agreement and all of its provisions shall be interpreted in accordance with Section 1.02 of the Merger Agreement, the provisions of which are incorporated herein by reference as if set forth herein, mutatis mutandis.
Section 3.3   Termination.   This Agreement and all of its provisions shall automatically terminate and be of no further force or effect upon the earlier of (a) the termination of the Merger Agreement in accordance with its terms or (b) as mutually agreed in writing by the Parties in accordance with Section 3.8. Upon any valid termination of this Agreement, all obligations of the Parties hereunder shall terminate, without any debt, liability, obligation, guaranty, loss, damage, claim, demand, action, cause of action, cost, deficiency, penalty or expense, in each case, whether based in contract, tort, equity or otherwise, and whether direct or indirect, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liability”) or other obligation on the part of any Party to any Person in respect of this Agreement or the transactions contemplated hereby, and no Person shall have any claim or right against any Party, whether in contract, tort or otherwise, with respect to the subject matter hereof; provided that all obligations of the Parties under Section 1.4 and Section 1.7 of this Agreement shall terminate on the Closing Date; provided, however, that the termination of this Agreement shall not relieve any Party from any Liability arising in respect of any breach of this Agreement prior to such termination. This Article III shall survive the termination of this Agreement.
Section 3.4   Assignment.   This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. No Party may assign or delegate all or any part of this Agreement or any of the rights, benefits, obligations or Liabilities hereunder (including by operation of Law) without the prior written consent of the other Parties.
Section 3.5   Amendment.   Subject to Section 3.3, this Agreement may not be amended, restated, supplemented or otherwise modified, except upon the execution and delivery of a written agreement providing therefor by Acquiror, the Company, each Insider and any other Person to which any share of Acquiror Common Stock or Private Placement Warrant has been Transferred in accordance with Section 1.2 and Section 1.3.

Section 3.6   Waiver.   No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies otherwise available to the Parties. No waiver of any right, power or privilege hereunder shall be valid unless it is set forth in a written instrument executed and delivered by the Party to be charged with such waiver.
Section 3.7   No Third-Party Beneficiaries.   Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties and their respective heirs, successors and permitted assigns, any right or remedy under or by reason of this Agreement.
Section 3.8   Notices.   All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service guaranteeing overnight delivery or (iv) when e-mailed during normal business hours, provided no “bounceback” or notice of non-delivery is received (and otherwise as of the immediately following Business Day), addressed as follows:
If to Acquiror prior to the Merger Effective Time, to:
Graf Acquisition Corp. IV
1790 Hughes Landing Blvd., Suite 400
The Woodlands, Texas, 77380
Attn: James A. Graf and Anthony Kuznik
E-mail: james@grafacq.com and tony@grafacq.com
and
White & Case LLP
1221 Avenue of the Americas
New York, NY 10020-1095
Attn: James Hu and Elliott Smith
E-mail: james.hu@whitecase.com and elliott.smith@whitecase.com
If to Acquiror following the Merger Effective Time or to the Company, to:
NKGen Biotech, Inc.
3001 Daimler Street
Santa Ana, CA 92705
Attn: Paul Song
E-mail: info@nkgenbiotech.com
with a copy to:
Cooley LLP
10265 Science Center Drive
San Diego, CA 92121 Attn: Rama Padmanabhan; Ken Rollins
Email: rama@cooley.com; krollins@cooley.com
If to the Insider, to the Insider’s address set forth in Schedule I (which shall not constitute notice) to:
White & Case LLP
1221 Avenue of the Americas
New York, NY 10020
Attn: James Hu and Elliott Smith
E-mail: james.hu@whitecase.com and elliott.smith@whitecase.com
Section 3.10   Other Provisions.   The provisions set forth in each of Sections 8.04 (Confidentiality; Publicity), 11.06 (Governing Law), 11.07 (Captions; Counterparts), 11.11 (Severability), 11.12 (Jurisdiction; Waiver of Trial By Jury) and 11.13 (Enforcement) of the Merger Agreement are incorporated herein by reference as if set forth herein, mutatis mutandis; provided, that provisions set forth in Sections 8.04

(Confidentiality; Publicity) of the Merger Agreement shall not apply to Alexandra Lebenthal, Anatolio Benedicto (A.B.) Cruz III, Edwin J. Rigaud and Jeanne L. Manischewitz.
Section 3.11   Entire Agreement.   This Agreement and the Merger Agreement constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior understandings, agreements and representations by or among the Parties hereto to the extent they relate in any way to the subject matter hereof.
Section 3.12   Capacity as a Shareholder.   Notwithstanding anything herein to the contrary, each Insider signs this Agreement solely in such Insider’s capacity as a shareholder of Acquiror, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions of such Insider or any Affiliate, employee or designee of such Insider or any of their respective Affiliates in his or her capacity, if applicable, as an officer or director of Acquiror or any other Person.
Section 3.13   Enforcement.   The rights and remedies of the parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including each Sponsor’s obligations to vote his, her or its Owned Shares as provided in this Agreement (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.
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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed as of the date first written above.
INSIDERS:
GRAF ACQUISITION PARTNERS IV LLC
By:
/s/ James A. Graf

Name:   James A. Graf
Title:    Managing Member
/s/ Alexandra Lebenthal Name: Alexandra Lebenthal
/s/ Anatolio Benedicto (A.B.) Cruz III Name: Anatolio Benedicto (A.B.) Cruz III
/s/ Edwin J. Rigaud Name: Edwin J. Rigaud
/s/ Jeanne L. Manischewitz Name: Jeanne L. Manischewitz
[Signature Page of Sponsor Support Agreement]

ACQUIROR:
GRAF ACQUISITION CORP. IV
By:
/s/ James A. Graf

Name:   James A. Graf
Title:    Chief Executive Officer
[Signature Page of Sponsor Support Agreement]

COMPANY:
NKGEN BIOTECH, INC.
By:
/s/ Paul Y. Song, MD

Name:   Paul Y. Song, MD
Title:    Chief Executive Officer
[Signature Page of Sponsor Support Agreement]

Annex E
SUPPORT AGREEMENT
This Support Agreement (this “Agreement”), dated as of April 14, 2023, is entered into by and among Graf Acquisition Corp. IV, a Delaware corporation (“Acquiror”), NKGen Biotech, Inc., a Delaware corporation (the “Company”) and certain of the stockholders of the Company, whose names appear on the signature pages of this Agreement (such stockholders, each, a “Stockholder” and together, the “Stockholders”).
RECITALS
WHEREAS, Acquiror, the Company and Austria Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Acquiror (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into the Company, with the Company continuing on as the surviving corporation and a wholly-owned subsidiary of Acquiror (the “Merger”);
WHEREAS, as of the date hereof, each Stockholder is the sole record and “beneficial owner” (as such term is used herein, within the meaning of Rule 13d-3 under the Exchange Act) of, and is entitled to dispose of and vote, the number of shares of Company Common Stock set forth opposite such Stockholder’s name on Exhibit A hereto (collectively, with respect to each Stockholder, such Stockholder’s “Owned Shares”; and such Owned Shares, together with (1) any additional shares of Company Common Stock (or any securities convertible into or exercisable or exchangeable for Company Common Stock) in which such Stockholder acquires record or beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities and (2) any additional shares of Company Common Stock with respect to which such Stockholder has the right to vote through a proxy, the “Covered Shares”); and
WHEREAS, as a condition and inducement to the willingness of Acquiror and Merger Sub to enter into the Merger Agreement, the Stockholders are entering into this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Acquiror, Merger Sub, the Company and each Stockholder hereby agree as follows:
1.   Agreement to Vote.   During the period beginning on the date of this Agreement and ending on the valid termination of this Agreement in accordance with Section 3 of this Agreement (the “Applicable Period”), each Stockholder in such Person’s capacity as a stockholder of the Company, irrevocably and unconditionally agrees, and agrees to cause any other holder of record of any of the Stockholder’s Covered Shares, to validly execute and deliver to the Company in respect of all of the Stockholder’s Covered Shares, their Written Consent as promptly as practicable to the extent permitted by applicable Law following their receipt of the Information Statement to be delivered in accordance with Section 8.2(g) of the Merger Agreement (which, for clarity, such Information Statement shall be delivered by the Company to such Stockholder following the date that the Proxy Statement/Registration Statement becomes effective). In addition, each Stockholder, in his, her or its capacity as a stockholder of the Company, irrevocably and unconditionally agrees that, at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of stockholders of the Company, such Stockholder shall, and shall cause any other holder of record of any of such Stockholder’s Covered Shares to:
(a)   when such meeting is held, appear at such meeting or otherwise cause such Stockholder’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(b)   vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Stockholder’s Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by such Stockholder) in favor of (i) the Merger and the adoption of the Merger Agreement and any other matters necessary or reasonably requested by the Company for consummation of the Merger and the other transactions contemplated by the Merger Agreement, (ii) any proposal to adjourn such meeting at which there is a proposal for stockholders of the Company to adopt the Merger Agreement to a later date if there are not sufficient votes to adopt the Merger Agreement or if there are not sufficient shares of Company Common Stock present in person or represented by proxy at such meeting to constitute a quorum and (iii) any other matters set forth in the Written Consent necessary for consummation of the transactions contemplated by the Merger Agreement; and
(c)   vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Stockholder’s Covered Shares against (i) any Company Acquisition Proposal and (ii) any other action that would reasonably be expected to (A) materially impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement, (B) to the knowledge of such Stockholder, result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement or (C) result in a breach of any covenant, representation or warranty or other obligation or agreement of such Stockholder contained in this Agreement.
The obligations of each Stockholder specified in this Section 1 shall apply whether or not the Merger or any action described above is recommended by the Company Board or the Company Board has previously recommended the Merger but changed such recommendation.
2.   No Inconsistent Agreements.   During the Applicable Period, each Stockholder hereby covenants and agrees that such Stockholder shall not (i) enter into any voting agreement or voting trust with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent him, her or it from satisfying, his, her or its obligations pursuant to this Agreement.
3.   Termination.   This Agreement shall terminate upon the earlier of (i) the Effective Time, (ii) the valid termination of the Merger Agreement in accordance with its terms and (iii) the time this Agreement is terminated upon the mutual written agreement of Acquiror and each Stockholder (the earlier of such date under clause (i), (ii) and (iii) being referred to herein as the “Termination Date”). The representations, warranties, covenants and agreements contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the termination of this Agreement; provided that the provisions set forth in Sections 12 through 23 shall survive the termination of this Agreement.
4.   Representations and Warranties of the Stockholders.   Each Stockholder hereby represents and warrants (severally and not jointly as to himself, herself or itself only) to Acquiror as follows:
(a)   Such Stockholder owns exclusively of record (and is the sole beneficial owner of), and has good, valid and marketable title to, such Stockholder’s Covered Shares, free and clear of any Liens (other than those arising under applicable securities laws, as would not otherwise restrict the performance of such Stockholder’s obligations pursuant to this Agreement, as created by this Agreement or the organizational documents of the Company). As of the date hereof, other than the Owned Shares set forth opposite such Stockholder’s name on Exhibit A, such Stockholder does not own (of record or beneficially) any shares of Company Common Stock (or any securities convertible into shares of capital stock or other voting securities of the Company) or any interest therein.
(b)   Such Stockholder (i) except as provided in this Agreement or the organizational documents of the Company, has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein whether by ownership or by proxy, in each case, with respect to such Stockholder’s Covered Shares, (ii) has not entered into any voting agreement or voting trust, and has no knowledge and is not aware of any such voting agreement or voting trust in effect, with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, and has no knowledge and is not aware of any such proxy or power of attorney in effect, and (iv) to the Stockholder’s knowledge, has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent him, her or it from satisfying, his, hers or its obligations pursuant to this Agreement and has no knowledge and is not aware of any such agreement or undertaking.
(c)   If the Stockholder is not an individual, such Stockholder (i) is a legal entity duly organized and validly existing, and (ii) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. If the Stockholder is an individual, he or she has all the requisite capacity to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transaction contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and constitutes a legally valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws or other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).
(d)   Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, to the Stockholder’s knowledge, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by such Stockholder from, or to be given by such Stockholder to, or be made by such Stockholder with, any Governmental Authority in connection with the execution, delivery and performance by such Stockholder of this Agreement, the consummation of the transactions contemplated hereby or the Merger or the other transactions contemplated by the Merger Agreement.
(e)   The execution, delivery and performance of this Agreement by such Stockholder does not, and the consummation of the transactions contemplated hereby and the Merger and the other transactions contemplated by the Merger Agreement, will not (i) constitute or result in a breach or violation of, or a default under, the governing documents of such Stockholder (if such Stockholder is not a natural person), (ii) with or without notice, lapse of time or both, constitute or result in a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, or the creation, modification or acceleration of any obligations under, any Contract binding upon such Stockholder, (iii) conflict with or violate any Law to which such Stockholder is subject, (iv) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any Person, or (v) constitute or result in the creation of any Lien on such Stockholder’s Covered Shares (other than those arising under applicable securities laws, as would not otherwise restrict the performance of such Stockholder’s obligations pursuant to this Agreement, as created by this Agreement or the organizational documents of the Company), in each case, in a manner that could reasonably be expected to prevent or materially delay or impair such Stockholder’s ability to perform his, her or its obligations hereunder or to consummate the transactions contemplated by the Merger Agreement and this Agreement.
(f)   As of the date hereof, (i) there are no Actions pending against such Stockholder or, to the knowledge of such Stockholder, threatened against such Stockholder in writing and (ii) the Stockholder is not a party to or subject to the provisions of any Governmental Order, in each case, that, in any manner, questions the beneficial or record ownership of such Stockholder’s Covered Shares or challenges or seeks to prevent, enjoin, impair, materially and adversely affect or materially delay the performance by such Stockholder of his, her or its obligations under this Agreement.
(g)   The Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of Acquiror and the Company to make an informed decision regarding this Agreement and the other transactions contemplated by the Merger Agreement and has independently, based on such information as the Stockholder has deemed appropriate and without reliance upon Acquiror, the Company or any Affiliate of Acquiror or the Company, made his, her or its own analysis and decision to enter into this Agreement. The Stockholder acknowledges that that he, she or it has had the opportunity to seek independent legal advice prior to executing this Agreement. Acquiror and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. The Stockholder acknowledges receipt and review of a copy of the Merger Agreement and that the agreements contained herein with respect to the Covered Shares held by the Stockholder are irrevocable.
(h)   Such Stockholder understands and acknowledges that Acquiror is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Stockholder contained herein.
(i)   No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which Acquiror or the Company is or could be liable in connection with the Merger Agreement or this Agreement or any of the respective transactions contemplated hereby or thereby, in each case based upon arrangements made by or on behalf of such Stockholder in his, her or its capacity as a stockholder of the Company.
5.   Certain Covenants of the Stockholders.   During the Applicable Period, except in accordance with the terms of this Agreement, each Stockholder hereby covenants and agrees as follows:
(a)   No Solicitation.   Such Stockholder shall not, and shall instruct its Representatives not to, (i) make any proposal or offer that constitutes a Company Acquisition Proposal; (ii) initiate or have any discussions or negotiations with any Person with respect to a Company Acquisition Proposal, (iii) approve or propose publicly to approve any Company Acquisition Proposal or (iv) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Company Acquisition Proposal. Such Stockholder also agrees that immediately following the execution of this Agreement he, she or it shall, and shall cause each of his, her or its Representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Company Acquisition Proposal (other than the Acquiror and its Representatives). Notwithstanding anything in this Agreement to the contrary, (i) such Stockholder shall not be responsible for the actions of the Company or the Company Board (or any committee thereof), or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (collectively, the “Company Related Parties”), (ii) such Stockholder makes no representations or warranties with respect to the actions of any of the Company Related Parties and (iii) any breach by the Company of its obligations under Section 6.07 of the Merger Agreement shall not in itself be considered a breach of this Section 5(a) (it being understood that, for the avoidance of doubt, such Stockholder shall remain responsible for his, her or its breach of this Section 6(a)).
(b)   Each Stockholder agrees that he, she or it shall not, directly or indirectly (except in each case pursuant to the Merger Agreement or as may be required by a Governmental Order or other Law), (a) Transfer (as such term is defined below) any of his, her or its Covered Shares or (b) deposit any of his, her or its Covered Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement; except, in each case of (a) and (b), if the Stockholder is an entity, to or with any partner, member or Affiliate of the Stockholder ( a “Permitted Action”); provided, further, that any Permitted Action shall be permitted only if, as a precondition, the transferee executes this Agreement.
(c)   As used herein, the term “Transfer” shall mean the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Covered Share, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

(d)   Prior to the Closing, each Stockholder agrees to deliver to the Company a counterpart to the Lockup Agreement, duly executed by such Stockholder.
6.   Appraisal and Dissenters’ Rights.   The Stockholder hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Merger or any other transaction contemplated by the Merger Agreement that the Stockholder may have by virtue of ownership of the Covered Shares.
7.   Further Assurances.   Each Stockholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against Acquiror, Acquiror’s Affiliates, the Sponsor, the Company or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement (including the Merger Consideration) or the consummation of the transactions contemplated hereby and thereby, except for any action to enforce such Stockholder’s rights under each instrument and ancillary agreement to the Merger Agreement to which such Stockholder is a party to.
8.   Disclosure, Public Announcements.   Such Stockholder hereby authorizes the Company and Acquiror to publish and disclose in any announcement or disclosure required by the SEC such Stockholder’s identity and ownership of the Covered Shares and the nature of such Stockholder’s obligations under this Agreement. Until the Termination Date, neither the Stockholder nor any of his, her or its Affiliates shall issue any press release or make any other public announcement or public statement with respect to this Agreement, the Merger Agreement or any of the transactions contemplated hereby or thereby (each, a “Public Communication”), without the prior written consent of Acquiror (which consent may be withheld in Acquiror’s sole discretion), except as required by applicable Law or any Governmental Authority of competent jurisdiction (including pursuant to any court process), in which case, to the extent permissible by applicable Law and legal process, the Stockholder shall provide each of Acquiror and the Company and their respective legal counsel with a reasonable opportunity to review and comment on such Public Communication (solely with respect to such portions that relate to this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby) in advance of its issuance and shall give reasonable and good faith consideration to any such comments.
9.   Changes in Capital Stock.   In the event (i) of a stock split, stock dividend or distribution, or any change in the Company’s capital stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, (ii) the Stockholder purchases or otherwise acquires beneficial ownership of any Company Common Stock or (iii) the Stockholder acquires the right to vote or share in the voting of any Company Common Stock, the terms “Owned Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
10.   Amendment and Modification.   This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by Acquiror, Merger Sub, the Company and the applicable Stockholder.
11.   Waiver.   No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.
12.   Notices.   All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service guaranteeing overnight delivery or (iv) when e-mailed during normal business hours, provided no “bounceback” or notice of non-delivery is received (and otherwise as of the immediately following Business Day), addressed as follows::

If to Acquiror or Merger Sub, to:
Graf Acquisition Corp. IV
1790 Hughes Landing Blvd., Suite 400
The Woodlands, Texas, 77380
Attn: James A. Graf and Anthony Kuznik
E-mail: james@grafacq.com and tony@grafacq.com
and
White & Case LLP
1221 Avenue of the Americas
New York, NY 10020-1095
Attn: James Hu and Elliott Smith
E-mail: james.hu@whitecase.com and elliott.smith@whitecase.com
If to a Stockholder, to the address or email address set forth opposite such Stockholder’s name on Exhibit A.
13.   Entire Agreement.   This Agreement and the Merger Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof. This Agreement shall be effective and binding upon each Stockholder upon such time as the Merger Agreement is executed by the Company, Acquiror and Merger Sub.
14.   No Third-Party Beneficiaries.   Such Stockholder hereby agrees that his, her or its representations, warranties and covenants set forth herein are solely for the benefit of Acquiror in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person, other than the parties hereto, any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto.
15.   Governing Law and Venue; Service of Process; Waiver of Jury Trial.
(a)   This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
(b)   Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any other court sitting in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection he, she or it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 15. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
16.   Assignment; Successors.   Except as expressly set forth herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall (a) be assigned by any of the Stockholders in whole or in part (whether by operation of Law or otherwise) without the prior written consent of Acquiror and the Company or (b) be assigned by Acquiror in whole or in part (whether by operation of Law or otherwise) without the prior written consent of (i) Acquiror, (ii) the Company and (iii) the applicable Stockholder. Any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.
17.   Enforcement.   The rights and remedies of the parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including each Stockholder’s obligations to vote his, her or its Covered Shares as provided in this Agreement (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.
18.   Grant of Irrevocable Proxy.   Each Stockholder hereby irrevocably grants and appoints the Company and any designee of the Company, and each of them individually (collectively, the “Grantees”), as his, her or its proxy and attorney-in-fact, with full power of substitution and resubstitution, to the fullest extent of such Stockholder’s rights with respect to the Covered Shares, effective as of the date hereof and continuing until the Termination Date (the “Voting Period”), to vote (or execute written consents, if applicable) with respect to the Covered Shares as required pursuant to Section 1 hereof, to the same extent and with the same effect as such Stockholder might or could do under applicable law, rules and regulations. The proxy granted by each Stockholder hereunder shall be irrevocable during the Voting Period, shall be deemed to be coupled with an interest sufficient in Law to support an irrevocable proxy, and each Stockholder (a) will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and (b) hereby revokes any proxy previously granted by such Stockholder with respect to any Covered Shares. The power of attorney granted by each Stockholder hereunder is a durable power of attorney and shall survive the bankruptcy or dissolution of such Stockholder. Other than as provided in this Section 18, no Stockholder shall directly or indirectly grant any Person any proxy (revocable or irrevocable), power of attorney or other authorization with respect to any of such Stockholder’s Covered Shares.
19.   No Ownership Interest.   Nothing contained in this Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of the Stockholder. All rights, ownership and economic benefits of and relating to the Covered Shares of the Stockholder shall remain vested in and belong to the Stockholder, and Acquiror shall have no authority to direct the Stockholder in the voting or disposition of any of the Stockholder’s Covered Shares, except as otherwise provided herein.
20.   Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
21.   Counterparts.   This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each party need not sign the same counterpart. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.
22.   Directors and Officers.   Nothing in this Agreement shall be construed to impose any obligation or limitation on votes or actions taken by any director, officer, employee, agent, designee or other representative of any Stockholder or by any Stockholder that is a natural person, in each case, in his or her capacity as a director or officer of the Company or as an observer to the Company Board. Each Stockholder is executing this Agreement solely in such capacity as a record or beneficial holder of Company Common Stock.
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
GRAF ACQUISITION CORP. IV
By:
/s/ James A. Graf

Name: /s/ James A. Graf
Title: Chief Executive Officer
[Signature Page to Support Agreement]

NKGEN BIOTECH, INC.
By:
/s/Paul Y. Song, MD

Name: Paul Y. Song, MD
Title: Chief Executive Officer
[Signature Page to Support Agreement]

STOCKHOLDER:
NKMAX Co., Ltd.
/s/ Sangwoo Park

Signature
April 14, 2023

Date of signature
Sangwoo Park

Name of signer (for entities)
Chief Executive Officer

Title of signer (for entities)
[Signature Page to Support Agreement]

Annex F
BACKSTOP AGREEMENT
This BACKSTOP AGREEMENT (this “Backstop Agreement”) is entered into on April 14, 2023, by and between Graf Acquisition Corp. IV, a Delaware corporation (the “Company”), and the undersigned subscriber (the “Subscriber”).
WHEREAS, concurrently with the execution of this Backstop Agreement, the Company is entering into an Agreement and Plan of Merger with NKGen Biotech, Inc., a Delaware corporation (“NKGen”), and the other parties thereto, providing for a business combination between the Company and NKGen (the “Business Combination Agreement” and the transactions contemplated by the Business Combination Agreement, the “Transaction”);
WHEREAS, capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Business Combination Agreement;
WHEREAS, pursuant to the Business Combination Agreement, the closing of the Transaction (the “Transaction Closing”) is conditioned on, among other things, the Acquiror Closing Cash Amount being no less than an aggregate amount of $50,000,000;
WHEREAS, subject to the terms and conditions of this Backstop Agreement and in an effort to consummate the Transaction Closing (and assuming all conditions set forth in Article IX of the Business Combination Agreement shall have been satisfied (as determined by the parties to the Business Combination Agreement) or waived in writing by the person(s) with the authority to make such waiver (other than (i) those conditions which, by their nature, are to be satisfied at the Transaction Closing pursuant to the Business Combination Agreement and (ii) Section 9.03(f) of the Business Combination Agreement (Acquiror Assets), as of immediately prior to or substantially concurrently with the Transaction Closing, but in any event concurrently with the Closing (as defined in the Subscription Agreements)), the Subscriber desires to purchase the Backstop Shares, if any, from the Company on the date of the Transaction Closing (the “Transaction Closing Date”), immediately prior to Closing, subject to and conditioned upon the terms contained herein; and
WHEREAS, in connection with the Transaction, the Company will enter into subscription agreements (the “Subscription Agreements”) with certain other investors (the “Other Subscribers”), pursuant to which such Other Subscribers will agree to purchase on the Transaction Closing Date and immediately prior to the Closing, shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) at an expected purchase price of $10.00 per share.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Subscriber and the Company acknowledges and agrees as follows:
1.   Backstop Commitment.
(a)   Subject to the terms and conditions of this Backstop Agreement, as of immediately prior to or substantially concurrently with the Transaction Closing, but in any event concurrently with the Closing (as defined in the Subscription Agreements) on the Transaction Closing Date and assuming all conditions precedent to the Transaction Closing set forth in Article IX of the Business Combination Agreement shall have been satisfied (as determined by the parties to the Business Combination Agreement) or waived in writing by the person(s) with the authority to make such waiver (other than (i) those conditions which, by their nature, are to be satisfied at the Transaction Closing pursuant to the Business Combination Agreement and (ii) Section 9.03(f) of the Business Combination Agreement (Acquiror Assets)), the Subscriber hereby subscribes for and agrees to purchase from the Company, and the Company hereby agrees to issue and sell to the Subscriber, at a purchase price at the lower of (i) $10.00 per share, or, (ii) the lowest price per share paid by any such Other Subscriber pursuant to a Subscription Agreement (the applicable purchase price being referred to herein as, the “Per Share Purchase Price”), a number of shares of Common Stock equal to (x) $60,000,000 less the sum of (1) the amount of cash available in the Trust Account as of the Transaction Closing after deducting the

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aggregate amount payable with respect to the Redemption (and after deducting any excise tax under Section 4501 of the Code (as amended by the Inflation Reduction Act of 2022, H.R. 5376) incurred therewith by Acquiror, taking into account all reductions reasonably expected to be available under Section 4501(c)(3) of the Code in the relevant taxable year), plus (2) the aggregate amount committed to be received by the Company, the Acquiror or any of its Subsidiaries substantially concurrently with the Transaction Closing pursuant to the Subscription Agreements (the “Cash Commitment Amount”), divided by (y) the Per Share Purchase Price (the “Mandatory Backstop Shares”), but in no event shall the aggregate purchase price paid by the Subscriber for the Mandatory Backstop Shares exceed $25,000,000 (the “Maximum Purchase Price Amount”) without the consent of the Subscriber; provided further, for clarity, that if the aggregate Cash Commitment Amount is equal to or greater than $60,000,000, the Subscriber shall have no obligation to purchase any shares of Common Stock. At the Subscriber’s option, the Subscriber may purchase, and the Company agrees to issue and sell to the Subscriber, at a purchase price equal to the Per Share Purchase Price, an additional number of shares of Common Stock (such additional shares purchased, if any, the “Optional Backstop Shares” and together with the Mandatory Backstop Shares, the “Backstop Shares”) which, when taken together with the Mandatory Backstop Shares, the aggregate purchase price for such Optional Backstop Shares and Mandatory Backstop Shares shall not exceed the Maximum Purchase Price Amount without the consent of the Company. The aggregate Per Share Purchase Price for the Backstop Shares purchased hereunder is referred to as the “Purchase Price”.
(b)   Notwithstanding the foregoing, all of the Subscriber’s obligations and rights with respect to purchasing all or part of the Mandatory Backstop Shares may be transferred by the Subscriber to one or more qualified institutional buyers or accredited investors with the consent of the Company, not to be unreasonable withheld, conditioned or delayed, prior to the Transaction Closing Date; provided, that in the case of any such transfer, the transferee(s) shall become a Subscriber hereunder and have the rights and obligations and be deemed to make the representations and warranties of Subscriber provided for herein to the extent of such transfer and provided further that no such transfer shall relieve the transferring Subscriber of its obligations hereunder if any such transferee fails to perform such obligations, unless the Company has given its prior written consent to such relief.
2.   Closing.
(a)   Subject to the terms and conditions of this Backstop Agreement, the closing of the acquisition of the Backstop Shares contemplated by Section 1(a) (the “Backstop Closing”) shall occur immediately prior to or substantially concurrently with the Transaction Closing, but in any event concurrently with the Closing (as defined in the Subscription Agreements) of the Subscription Agreements (assuming all conditions precedent to the Transaction Closing set forth in Article IX of the Business Combination Agreement shall have been satisfied (as determined by the parties to the Business Combination Agreement) or waived in writing by the person(s) with the authority to make such waiver (other than (i) those conditions which, by their nature, are to be satisfied at the Transaction Closing pursuant to the Business Combination Agreement and (ii) Section 9.03(f) of the Business Combination Agreement (Acquiror Assets)) (the “Backstop Closing Date”).
(b)   As soon as reasonably practicable following the Special Meeting, and in any event, subject to the resolution of any dispute pursuant to this clause (b), at least two (2) Business Days before the anticipated Backstop Closing Date, the Company shall deliver written notice to the Subscriber (the “Backstop Closing Notice”) specifying (i) the aggregate Cash Commitment Amount calculated as of such date, (ii) the anticipated resulting number of Mandatory Backstop Shares required to be purchased by Subscriber and the Per Share Purchase Price of such Mandatory Backstop Shares, each as calculated in accordance with Section 1(a) of this Backstop Agreement, along with supporting documentation as may be reasonably requested by the Subscriber, (iii) the anticipated Backstop Closing Date, and (iv) the Company’s wire instructions for delivery of the Purchase Price to the Company. Subscriber shall, following its receipt of the Backstop Closing Notice, have the opportunity to review the calculations contained in the Backstop Closing Notice in accordance with the immediately foregoing sentence, and shall deliver to the Company a written statement accepting or disputing the Backstop Notice. In the event that the Subscriber shall dispute the calculations contained in the Backstop Notice, such statement delivered by Subscriber in the immediately foregoing sentence shall, to the extent reasonably practicable,

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include a reasonably detailed itemization of the Subscriber’s objections and the reasons therefor, and the Subscriber and the Company shall cooperate in good faith to determine (i) the actual aggregate Cash Commitment Amount calculated as of such date and (ii) the resulting anticipated number of Mandatory Backstop Shares required to be purchased by Subscriber and the Per Share Purchase Price of such Mandatory Backstop Shares, each as calculated in accordance with Section 1(a) of this Backstop Agreement. Following mutual agreement of the calculations contained in the Backstop Notice and in any event, no later than one (1) Business Day prior to the anticipated Backstop Closing Date as set forth in the Backstop Closing Notice, Subscriber shall deliver written notice to the Company including (x) the number of shares Mandatory Backstop Shares required to be purchased by Subscriber and the Per Share Purchase Price of such Mandatory Backstop Shares, (y) the number of Optional Backstop Shares desired to be purchased from the Company by the Subscriber, and (z) a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8 of the Subscriber. Assuming all conditions set forth in Article IX of the Business Combination Agreement shall have been satisfied (as determined by the parties to the Business Combination Agreement) or waived in writing by the person(s) with the authority to make such waiver (other than (i) those conditions which, by their nature, are to be satisfied at the Transaction Closing pursuant to the Business Combination Agreement and (ii) Section 9.03(f) of the Business Combination Agreement (Acquiror Assets), as of immediately prior to or substantially concurrently with the Transaction Closing, but in any event concurrently with the Closing (as defined in the Subscription Agreements), Subscriber shall deliver to the Company the Purchase Price for the Backstop Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Backstop Closing Notice.
(c)   On the Backstop Closing Date, the Company will deliver to the Subscriber the Backstop Shares in book entry form, free and clear of any liens, charges, mortgages, pledges, claims, equities, encumbrances and other third party rights or other restrictions (other than those arising under this Backstop Agreement or applicable securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) and evidence from the Company’s transfer agent of the issuance to Subscriber of the Backstop Shares on and as of the Backstop Closing Date. In the event that the consummation of the Transaction does not occur or any of the other conditions set forth in Article IX of the Business Combination Agreement has not been satisfied or waived in accordance with Section 3(a) of this Backstop Agreement, the Company shall promptly (but in no event later than two (2) Business Days after the anticipated Backstop Closing Date specified in the Backstop Closing Notice) return the funds so delivered by Subscriber to the Company by wire transfer in immediately available funds to the account specified by Subscriber, and any book entries shall be deemed cancelled. Notwithstanding such return or cancellation (x) a failure to close on the anticipated Backstop Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to the Backstop Closing set forth in Section 3 to be satisfied or waived on or prior to the Backstop Closing Date, and (y) unless and until this Backstop Agreement is terminated in accordance with Section 7 hereof, Subscriber shall remain obligated (A) to redeliver the funds to the Company following the Company’s delivery to Subscriber of a new Backstop Closing Notice in accordance with this Section 2 and (B) to consummate the Backstop Closing upon satisfaction of the conditions set forth in Section 3.
(d)   For the purposes of this Backstop Agreement, “Business Day” means any day other than a Saturday or Sunday, or any other day on which banks located in New York, New York and Seoul, South Korea are required or authorized by law to be closed for business.
3.   Closing Conditions.   The Backstop Closing shall be subject to the satisfaction or valid waiver in writing of the following conditions:
(a)   all conditions precedent to the Transaction Closing set forth in Article IX of the Business Combination Agreement shall have been satisfied (as determined by the parties to the Business Combination Agreement) or waived in writing by the person(s) with the authority to make such waiver (other than (i) those conditions which, by their nature, are to be satisfied at the Transaction Closing pursuant to the Business Combination Agreement and (ii) Section 9.03(f) of the Business Combination Agreement (Acquiror Assets); provided, for the avoidance of doubt, that if the aggregate Acquiror Closing Cash Amount as of such date is calculated to be less than $25,000,000, Section 9.03(f) of the Business Combination Agreement (Acquiror Assets) shall be deemed to not have been satisfied and

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unless waived in writing by the person(s) with the authority to make such waiver, Subscriber shall have no obligation to purchase the Backstop Shares in accordance with this Backstop Agreement), and the Transaction Closing shall be scheduled to occur substantially concurrently with the Backstop Closing;
(b)   no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the offer and sale of the Backstop Shares or the other transactions contemplated hereby, and no governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition;
(c)   the shares of Common Stock (including the Backstop Shares) shall be approved for listing on either the New York Stock Exchange (the “NYSE”) or Nasdaq Stock Market (“Nasdaq” and together with the NYSE, the “Stock Exchange”) in accordance with Section 9.01(f) of the Business Combination Agreement, subject only to official notice of issuance;
(d)   solely with respect to the Company’s obligations:
(i)   all representations and warranties of Subscriber contained in this Backstop Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Backstop Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such earlier date), and consummation of the Backstop Closing shall constitute a reaffirmation by Subscriber of each of the representations, warranties and agreements of Subscriber contained in this Backstop Agreement as of the Backstop Closing Date, but without giving effect to consummation of the Transaction, or as of such earlier date, as applicable, except, in each case, where the failure of such representations and warranties to be true and correct (whether as of the Backstop Closing Date or such earlier date), taken as a whole, does not result in a Subscriber Material Adverse Effect; and
(ii)   Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Backstop Agreement to be performed, satisfied or complied with by it at or prior to the Backstop Closing; and
(e)   solely with respect to the Subscriber’s obligation to close:
(i)   all representations and warranties of the Company contained in this Backstop Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Backstop Closing Date (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such earlier date), and consummation of the Backstop Closing shall constitute a reaffirmation by the Company of each of the representations, warranties and agreements of the Company contained in this Backstop Agreement as of the Backstop Closing Date, but without giving effect to consummation of the Transaction, or as of such earlier date, as applicable, except, in each case, where the failure of such representations and warranties to be true and correct (whether as of the Backstop Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect;
(ii)   the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Backstop Agreement to be performed, satisfied or complied with by it at or prior to the Backstop Closing; and

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(iii)   except to the extent consented to in writing by Subscriber, the Business Combination Agreement (as filed with the Commission on or immediately following the date hereof) shall not have been amended, modified, supplemented or waived in a manner that would reasonably be expected to materially and adversely affect the economic benefits that Subscriber would reasonably expect to receive under this Backstop Agreement; and
(iv)   there shall be no other provision in any Subscription Agreement that materially benefits any Other Subscriber (other than terms particular to the legal or regulatory requirements of such Other Subscriber or its affiliates or related persons or registration rights of such Other Subscriber or its affiliates or related persons) unless the Subscriber has been offered substantially the same benefits.
(f)   prior to or at the Backstop Closing, Subscriber shall deliver to the Company all such other information as is reasonably requested in order for the Company to issue and allot the Backstop Shares to Subscriber, including, without limitation, the legal name of the person in whose name the Backstop Shares are to be issued and allotted (or the Subscriber’s nominee in accordance with its delivery instructions) and a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8; and
(g)   each book-entry for the Backstop Shares shall contain a notation, and each certificate (if any) evidencing the Backstop Shares shall be stamped or otherwise imprinted with a legend, in substantially the following form:
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.
4.   Company Representations and Warranties.   The Company represents and warrants to Subscriber that:
(a)   The Company (i) is validly existing and in good standing under the laws of the State of Delaware, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into and perform its obligations under this Backstop Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Backstop Agreement, a “Company Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the Company that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of the Company or its subsidiaries individually or taken as a whole, or materially affects the legal authority and ability of the Company to comply with the terms of this Backstop Agreement, including the issuance and sale of the Backstop Shares, or the Transaction.
(b)   The Backstop Shares have been duly authorized and, when issued and allotted and delivered to Subscriber against full payment therefor in accordance with the terms of this Backstop Agreement, will be validly issued and allotted, fully paid and non-assessable, free and clear of all liens, charges, mortgages, pledges, claims, equities, encumbrances and other third party rights or other restrictions (other than those arising under this Backstop Agreement, the organizational documents of the Company or applicable securities laws), and will not have been issued and allotted in violation of, or subject to, any preemptive or similar rights created under the Company’s governing and organizational documents or the laws of the State of Delaware.
(c)   This Backstop Agreement has been duly authorized, validly executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by Subscriber, this Backstop Agreement shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by

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bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.
(d)   Assuming the accuracy of the representations and warranties of Subscriber set forth in Section 5 of this Backstop Agreement, the execution and delivery of this Backstop Agreement, the issuance, allotment and sale of the Backstop Shares hereunder, the compliance by the Company with all of the provisions of this Backstop Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, (ii) the organizational documents of the Company, or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Company Material Adverse Effect.
(e)   The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including the Stock Exchange) or other person in connection with the execution, delivery and performance of this Backstop Agreement (including, without limitation, the issuance of the Backstop Shares), other than (i) filings required by Regulation D of the Securities Act and applicable state securities laws, (ii) the filing of the Registration Statement (as defined below) pursuant to Section 6 below, (iii) filings required by the Commission, (iv) filings required by the Stock Exchange, including with respect to obtaining stockholder approval, if applicable, (v) filings required to consummate the Transaction as provided under the Business Combination Agreement, (vi) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (vii) those filings, the failure of which to obtain would not reasonably be expected to have a Company Material Adverse Effect.
(f)   Except for such matters as have not had and would not reasonably be expected to have a Company Material Adverse Effect, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened in writing against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company.
(g)   Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 5 of this Backstop Agreement, no registration under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities (or Blue Sky) laws is required for the offer and sale of the Backstop Shares by the Company to Subscriber.
(h)   Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Backstop Shares. The Backstop Shares are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws. Neither the Company nor any person acting on the Company’s behalf has, directly or indirectly, at any time within the past six (6) months, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would (i) eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and sale by the Company of the Backstop Shares as contemplated hereby or (ii) cause the offering of the Backstop Shares pursuant to this Backstop Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable stockholder approval provisions. Neither the Company nor any person acting on the Company’s behalf has offered or sold or will offer or sell any securities, or has taken or will take any other action, which would reasonably be expected to subject the offer, issuance or sale of the Backstop Shares, as contemplated hereby, to the registration provisions of the Securities Act.

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(i)   The Company is in compliance with all applicable laws and has not received any written communication from a governmental entity that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company is in all material respects in compliance with applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder.
(j)   The Common Stock is eligible for clearing through The Depository Trust Company (the “DTC”), through its Deposit/Withdrawal At Custodian (DWAC) system, and the Company is eligible and participating in the Direct Registration System (DRS) of DTC with respect to the Common Stock. The Company’s transfer agent is a participant in DTC’s Fast Automated Securities Transfer Program. The Common Stock is not, and has not been at any time, subject to any DTC “chill,” “freeze” or similar restriction with respect to any DTC services, including the clearing of shares of Common Stock through DTC.
(k)   No broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Backstop Shares to Subscriber.
(l)   As of their respective dates, each form, report, statement, schedule, prospectus, proxy, registration statement and other document required to be filed by the Company with the Commission prior to the date hereof (the “SEC Documents”) complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Documents, when filed, or if amended prior to the date of this Backstop Agreement, as of the date of such amendment with respect to those disclosures that were amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments, and such consolidated financial statements have been prepared in conformity with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be disclosed therein or in the notes thereto, and except that the unaudited financial statements may not contain all footnotes required by GAAP). A copy of each SEC Document is available to Subscriber via the Commission’s EDGAR system. The Company has timely filed each report, statement, schedule, prospectus, and registration statement that the Company was required to file with the Commission since its initial registration of the Common Stock with the Commission and through the date hereof. There are no material outstanding or unresolved comments in comment letters from the staff of the Division of Corporation Finance (the “Staff”) of the Commission with respect to any of the SEC Documents as of the date hereof.
(m)   As of the date hereof, the authorized share capital of the Company consists of 400,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Shares”). As of the date hereof: (i) 21,451,875 shares of Common Stock and no Preferred Shares were issued and outstanding; (ii) 3,432,300 warrants, each exercisable to purchase one share of Common Stock at $11.50 per share, and 4,721,533 Private Placement Warrants, each exercisable to purchase one share of Common Stock at $11.50 per share (together “Warrants”), were issued and outstanding; and (iii) no Common Stock was subject to issuance upon exercise of outstanding options. Notwithstanding the foregoing, should the Company seek and obtain stockholder approval of an amendment to its amended and restated certificate of incorporation to extend the Company’s liquidation date beyond May 25, 2023, associated stockholder rights of redemption may reduce the Company’s shares of Common Stock outstanding. No Warrants are exercisable on or prior to the Transaction Closing. All (A) issued and outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to preemptive rights or similar and (B) outstanding Warrants have been duly authorized and validly

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issued, are fully paid and are not subject to preemptive or similar rights. As of the date hereof, except as set forth above and pursuant to the Business Combination Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any Common Stock or other equity interests in the Company (collectively, “Equity Interests”) or securities convertible into or exchangeable or exercisable for Equity Interests. Except as set forth in the Business Combination Agreement, as of the date hereof, the Company has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any Equity Interests, other than as contemplated by (i) the Business Combination Agreement and (ii) that certain letter agreement, dated as of May 20, 2021, by and between the Company, Graf Acquisition Partners IV LLC and the other parties thereto (the “IPO Letter Agreement”). Except as described in the SEC Documents, there are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of the (i) Backstop Shares or (ii) the shares to be issued pursuant to any Subscription Agreement.
(n)   The issued and outstanding shares of Common Stock are registered pursuant to Section 12(b) of the Exchange Act, and as of the date hereof, are listed for trading on the NYSE under the symbol “GFOR.” There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by the NYSE or the Commission with respect to any intention by such entity to deregister the shares of Common Stock or prohibit or terminate the listing of the shares of Common Stock on the NYSE. The Company has taken no action that is designed to terminate the registration of the shares of Common Stock under the Exchange Act.
(o)   Upon consummation of the Transaction, the issued and outstanding shares of Common Stock will continue to be registered pursuant to Section 12(b) of the Exchange Act and will be listed for trading on the Stock Exchange.
(p)   The Company is not, and immediately after receipt of payment for the Backstop Shares and consummation of the Transaction, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
(q)   The Company has not entered into any subscription agreement, side letter or other agreement with any investor in connection with such investor’s direct or indirect investment in the Company other than (i) the Subscription Agreements and (ii) the IPO Letter Agreement.
(r)   Neither the Company nor anyone acting on its behalf has, directly or indirectly, offered the Backstop Shares or any similar securities, including any shares of Common Stock sold pursuant to the Subscription Agreements, for sale to, or solicited any offer to buy the Backstop Shares or any similar securities, including any shares of Common Stock sold pursuant to the Subscription Agreements, from, or otherwise approached or negotiated in respect thereof with, any person other than the Subscriber or in the case of shares of Common Stock sold pursuant to the Subscription Agreements, the Other Subscribers and a limited number of other “accredited investors” (within the meaning of Rule 501(a) under the Securities Act), each of which has been offered to purchase shares of Common Stock at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Backstop Shares to the registration requirements of section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.
5.   Subscriber Representations and Warranties.   Subscriber represents and warrants to the Company that:
(a)   Subscriber (i) is validly existing under the laws of its jurisdiction of formation or incorporation and (ii) has the requisite power and authority to enter into and perform its obligations under this Backstop Agreement.
(b)   This Backstop Agreement has been duly authorized, validly executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Company, this Backstop Agreement shall constitute the valid and legally binding obligation of Subscriber,

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enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited or otherwise affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws relating to or affecting the rights of creditors generally and by the availability of equitable remedies.
(c)   The execution, delivery and performance by Subscriber of this Backstop Agreement, the purchase of the Backstop Shares hereunder, the compliance by Subscriber with all of the provisions of this Backstop Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that in the case of clauses (i) and (iii), would have a Subscriber Material Adverse Effect. For purposes of this Backstop Agreement, a “Subscriber Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Subscriber that would reasonably be expected to have a material adverse effect on Subscriber’s ability to consummate the transactions contemplated hereby, including the purchase of the Backstop Shares.
(d)   Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act), in each case, satisfying the applicable requirements set forth on Annex A hereto, (ii) is acquiring the Backstop Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Backstop Shares as a fiduciary or agent for one or more Subscriber accounts, each owner of such account is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations, warranties and agreements herein on behalf of each owner of each such account, for investment purposes only, (iii) is not acquiring the Backstop Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the securities laws of the United States or any other applicable jurisdiction and (iv) has provided the Company with the requested information on Annex A following the signature page hereto and the information contained therein is accurate and complete. The Subscriber is not an entity formed for the specific purpose of acquiring the Backstop Shares.
(e)   Subscriber acknowledges and agrees that the Backstop Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Backstop Shares have not been registered under the Securities Act or the securities laws of any state or other jurisdiction and that the Company is not required to register the Backstop Shares except as set forth in Section 6 of this Backstop Agreement. Subscriber acknowledges and agrees that the Backstop Shares may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act (including without limitation a private resale pursuant to so called “Section 4(a)1 1∕2“), or (iii) in an ordinary course pledge such as a broker lien over account property generally, and, in each of clauses (i)-(iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or account entries representing the Backstop Shares shall contain a restrictive legend to such effect. Subscriber acknowledges and agrees that the Backstop Shares will be subject to these securities law transfer restrictions, and as a result of these transfer restrictions, Subscriber may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Backstop Shares and may be required to bear the financial risk of an investment in the Backstop Shares for an indefinite period of time. Subscriber acknowledges and agrees that the Backstop Shares will not be immediately eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act, as amended (“Rule 144”), until at least one year following the filing of certain required information with the Commission after the Transaction Closing Date. Subscriber acknowledges and

F-9

agrees that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Backstop Shares.
(f)   Subscriber understands and agrees that Subscriber is purchasing the Backstop Shares directly from the Company. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Subscriber by the Company or any of its affiliates or any control persons, officers, directors, employees, partners, agents or representatives, any other party to the Transaction or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company set forth in this Backstop Agreement.
(g)   In making its decision to purchase the Backstop Shares, Subscriber represents that it has relied solely upon independent investigation made by Subscriber and the Company’s representations in Section 4 of this Backstop Agreement. Subscriber acknowledges and agrees that Subscriber has received access to and has had an adequate opportunity to review such information as Subscriber deems necessary in order to make an investment decision with respect to the Backstop Shares, including with respect to the Company, NKGen and the Transaction, and made its own assessment and is satisfied concerning the relevant financial, tax and other economic considerations relevant to Subscriber’s investment in the Backstop Shares. Without limiting the generality of the foregoing, Subscriber acknowledges that it has reviewed the Company’s filings with the Commission. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, received, reviewed and understood the offering materials made available to them in connection with the offer and sale of the Backstop Shares and the Transaction, have had the full opportunity to ask such questions, including on the financial information, receive such answers and obtain such information as Subscriber and Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Backstop Shares. Subscriber further acknowledges that the information provided to Subscriber was preliminary and subject to change, including in the registration statement and the proxy statement and/or prospectus that the Company intends to file with the Commission in connection with the Transaction (which will include substantial additional information about the Company, NKGen and the Transaction and will update and supersede the information previously provided to Subscriber, including without limitation with respect to any financial statements and other financial information of NKGen, which may have been prepared and reviewed solely by each of the Company and NKGen and its respective officers and employees, as the case may be, and have not been reviewed by any outside party or, except as expressly set forth therein, certified or audited by an independent third-party auditor or audit firm), and that any changes to such information, including, without limitation, any changes based on updated information or changes in terms of the Transaction, shall in no way affect the Subscriber’s obligation to purchase the Backstop Shares hereunder. The Subscriber acknowledges and agrees that, except for the representations and warranties made by the Company that are expressly set forth in Section 4 of this Backstop Agreement, neither the Company nor any of its affiliates nor any other person is making or has made any representations or warranties, expressed or implied, at law or in equity, with respect to or on behalf of the Company, its businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or any other matter made available to the Subscriber or its representatives in expectation of, or in connection with, this Backstop Agreement or the transactions contemplated hereby. The Subscriber is not relying upon and specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any person and acknowledges and agrees that the Company has specifically disclaimed any such other representations and warranties. None of NKGen or its affiliates or any of such person’s or its affiliate’s control persons, officers, directors, employees or other representatives, legal counsel, financial advisors, accountants or agents (collectively, “Representatives”) has made or makes any representation as to the Company or NKGen or the quality or value of the Backstop Shares.
(h)   Subscriber acknowledges that the Company represents and warrants that the Backstop Shares (i) were not offered by any form of general solicitation or general advertising (within the

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meaning of Regulation D of the Securities Act) and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
(i)   Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Backstop Shares, including those set forth in the SEC Documents and the Subscriber presentation provided by the Company. Subscriber is able to fend for itself in the transactions contemplated herein, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Backstop Shares, and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Backstop Shares. Subscriber understands and acknowledges that the purchase and sale of the Backstop Shares hereunder meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).
(j)   Subscriber has adequately analyzed and fully considered the risks of an investment in the Backstop Shares and determined that the Backstop Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.
(k)   Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Backstop Shares or made any findings or determination as to the fairness of this investment.
(l)   Subscriber is not (i) a person or entity named (a “Person”) on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) owned or controlled by, or acting on behalf of, a person, that is named on an OFAC List, (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. If Subscriber is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, Subscriber maintains policies and procedures reasonably designed for the screening of its Subscribers against the OFAC sanctions programs, including the OFAC List. To the extent required, Subscriber maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Backstop Shares were legally derived.
(m)   No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the purchase and sale of Backstop Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401.
(n)   If Subscriber is an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan, an individual retirement account or other

F-11

arrangement that is subject to section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that (i) it has not relied on the Company or any of its affiliates (the “Transaction Parties”) for investment advice or as the Plan’s fiduciary with respect to its decision to acquire and hold the Backstop Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Backstop Shares and (ii) the acquisition and holding of the Backstop Shares will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.
(o)   Subscriber at the Backstop Closing will have sufficient funds to pay the Purchase Price.
(p)   Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Company, NKGen or any of their respective affiliates or any of its or their respective control persons, officers, directors, employees, agents or representatives), other than the representations and warranties of the Company contained in Section 4 of this Backstop Agreement, in making its investment or decision to invest in the Company.
(q)   No broker or finder has acted on behalf of the Subscriber in connection with the sale of the Backstop Shares pursuant to this Backstop Agreement in such a way as to create any liability on the Company.
(r)   Subscriber hereby agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with the Subscriber, shall, directly or indirectly, engage in any hedging activities or execute any Short Sales with respect to the securities of the Company prior to the Backstop Closing Date or the earlier termination of this Backstop Agreement in accordance with its terms (other than pledges in the ordinary course of business as part of prime brokerage arrangements). “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), including through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding the foregoing, nothing in this Section 5(r) (i) shall restrict Subscriber’s ability to maintain bona fide hedging positions in respect of the Warrants of the Company held by the Subscriber as of the date hereof; (ii) shall prohibit any entities under common management or that share an investment advisor with Subscriber from entering into any short sales or engaging in other hedging transactions; and (iii) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets, this Section 5(r) shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the number of Backstop Shares covered by this Backstop Agreement. The Company acknowledges and agrees that, notwithstanding anything herein to the contrary, the Backstop Shares may be pledged by Subscriber in connection with a bona fide margin agreement, provided that such pledge shall be (1) pursuant to an available exemption from the registration requirements of the Securities Act or (2) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge, and Subscriber effecting a pledge of the Backstop Shares shall not be required to provide the Company with any notice thereof; provided, however, that neither the Company nor its counsel shall be required to take any action (or refrain from taking any action) in connection with any such pledge, other than providing any such lender of such margin agreement with an acknowledgment that the Backstop Shares are not subject to any contractual lock up or prohibition on pledging, the form of such acknowledgment to be subject to review and comment by the Company in all respects.
(s)   Except as expressly disclosed in a Schedule 13D or Schedule 13G (or amendments thereto) filed by Subscriber with the Commission with respect to the beneficial ownership of the Company’s

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outstanding securities prior to the date hereof, Subscriber is not currently (and at all times through the Backstop Closing Date will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of equity securities of the Company (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).
(t)   Subscriber acknowledges and agrees that (i) the Commission Staff issued the “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” on April 12, 2021 (together with any subsequent guidance, statements or interpretations issued by the Commission or its staff relating thereto or other accounting matters related to initial public offerings, securities or expenses, the “Statement”), (ii) the Commission Staff have issued comments regarding the appropriate classification of public shares as permanent or temporary equity (the “Staff Comments”), (iii) on March 30, 2022, the SEC issued proposed rules with respect to the regulation of special purpose acquisition companies (the “SPAC Rule Proposals” and together with the Statement and Staff Comments, the “SEC Guidance”) relating to, among other items, disclosures in business combination transactions involving SPACs and private operating companies, the condensed financial statement requirements applicable to transactions involving shell companies, the use of projections by SPACs in SEC filings in connection with proposed business combination transactions, the potential liability of certain participants in proposed business combination transactions, and the extent to which SPACs could become subject to regulation under the Investment Company Act of 1940, as amended, (iv) the Company continues to review the SEC Guidance and its implications, including on the financial statements and other information included in its filings with the Commission, including the SEC Documents, and (v) any restatement, revision or other modification of such filings relating to or arising from such review, any subsequent related agreements or other guidance from the Staff of the Commission shall be deemed not material for purposes of this Backstop Agreement.
(u)   Subscriber acknowledges that (i) the Company, NKGen, and any of their respective affiliates, control persons, officers, directors, employees, agents or representatives currently may have, and later may come into possession of, information regarding the Company and NKGen that is not known to Subscriber and that may be material to a decision to purchase the Backstop Shares, (ii) Subscriber has determined to purchase the Backstop Shares notwithstanding its lack of knowledge of such information, and (iii) none of the Company, NKGen, or any of their respective affiliates, control persons, officers, directors, employees, agents or representatives shall have liability to Subscriber, and Subscriber hereby to the extent permitted by law waives and releases any claims it may have against the Company, NKGen, and their respective affiliates, control persons, officers, directors, employees, agents or representatives, with respect to the nondisclosure of such information.
(v)   Subscriber acknowledges that it is aware that NKGen may enter into a subscription agreement, side letter or other agreement (including convertible promissory notes) with other investors associated with a private financing in one or a series of related transactions, not to exceed $25 million in the aggregate, and that such private financing, if pursued, will close prior to the Transaction Closing. Subscriber acknowledges that such amounts will not be included in the Cash Commitment Amount and will not reduce the amount of Mandatory Backstop Shares. Subscriber further acknowledges that it is aware NKGen may enter into the Subscription Agreements, other subscription agreements, side letters or other agreements (including convertible promissory note) with other investors, including investors in so-called PIPE securities (“PIPE”) that may close on or around the Backstop Closing Date. Any such PIPE so funded shall be included in the Cash Commitment Amount for purposes of calculating the Mandatory Backstop Shares.
6.   Registration of Backstop Shares.   On the Closing Date, the Subscriber, the Company and certain other parties shall enter into the Registration Rights Agreement (in the form of Exhibit E attached to the Merger Agreement) which shall provide the Subscriber certain registration rights as set forth therein.
7.   Termination.   This Backstop Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Business Combination Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of the parties hereto to terminate this Backstop Agreement and (c) the Transaction Closing pursuant to the

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Business Combination Agreement, if the amount of Mandatory Backstop Shares is zero at such time; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify Subscriber of the termination of the Business Combination Agreement promptly after the termination thereof. Upon the termination hereof in accordance with this Section 7, any monies paid by Subscriber to the Company in connection herewith shall promptly (and in any event within one (1) Business Day) be returned in full to Subscriber by wire transfer of U.S. dollars in immediately available funds to the account specified by Subscriber, without any deduction for or on account of any tax withholding, charges or set-off, whether or not the Transaction shall have been consummated.
8.   Trust Account Waiver.   Subscriber hereby acknowledges that, as described in the Company’s prospectus relating to its initial public offering (the “IPO”) dated May 20, 2021 available at www.sec.gov, the Company has established a trust account (the “Trust Account”) containing the proceeds of IPO and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company, its Public Stockholders and certain other parties (including the underwriters of the IPO). For and in consideration of the Company entering into this Backstop Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby (a) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies held in the Trust Account or any distributions or payments therefrom, or upon the release to the Company of the funds held in the Trust Account upon consummation of the Transaction Closing and shall not make any claim against the Trust Account, arising out or as a result of, in connection with or relating in any way to this Backstop Agreement, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (b) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, this Backstop Agreement, and (c) will not seek recourse against the Trust Account as a result of, in connection with or relating in any way to this Backstop Agreement; provided, however, that nothing in this Section 8 shall (i) serve to limit or prohibit Subscriber’s right to pursue a claim against the Company for legal relief against assets, monies or other properties of the Company held outside the Trust Account (so long as such claim would not affect the Company’s ability to fulfill its obligation to effectuate any redemption right with respect to any securities of the Company), for specific performance or other equitable relief, (ii) serve to limit or prohibit any claims that the Subscriber may have in the future against the Company’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) (so long as such claim would not affect the Company’s ability to fulfill its obligation to effectuate any redemption right with respect to any securities of the Company) or (iii) be deemed to limit Subscriber’s right to distributions from the Trust Account in accordance with the Company’s certificate of incorporation in respect of any redemptions by Subscriber in respect of Common Stock acquired by any means other than pursuant to this Backstop Agreement or any other rights held as a stockholder of the Company. This Section 8 shall survive any termination of this Backstop Agreement.
9.   Miscellaneous.
(a)   All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) when sent by electronic mail, with no mail undeliverable or other rejection notice, on the date of transmission to such recipient, if sent on a Business Day prior to 5:00 p.m. New York City time, or on the Business Day following the date of transmission, if sent on a day that is not a Business Day or after 5:00 p.m. New York City time on a Business Day, (iii) one (1) Business Day after being sent to the recipient via overnight mail by reputable overnight courier service (charges prepaid), or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 9(a). A courtesy electronic copy of any notice sent by methods (i), (iii), or (iv) above shall also be sent to the recipient via electronic mail if an electronic mail address is provided in the applicable

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signature page hereof or to an electronic mail address as subsequently modified by written notice given in accordance with this Section 9(a).
(b)   Subscriber acknowledges that the Company and, following the Backstop Closing Date, NKGen, will rely on the acknowledgments, understandings, agreements, representations and warranties of Subscriber contained in this Backstop Agreement; provided, however, that the foregoing clause of this Section 9(b) shall not give the Company or NKGen any rights other than those expressly set forth herein. Prior to the Backstop Closing, Subscriber agrees to promptly notify the Company if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects. The Company acknowledges that Subscriber will rely on the acknowledgments, understandings, agreements, representations and warranties of the Company contained in this Backstop Agreement. Prior to the Backstop Closing, the Company agrees to promptly notify Subscriber if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Company set forth herein are no longer accurate in all material respects.
(c)   Each of the Company and Subscriber is irrevocably authorized to produce this Backstop Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.
(d)   Each party hereto shall pay all of its own expenses in connection with this Backstop Agreement and the transactions contemplated herein.
(e)   Neither this Backstop Agreement nor any rights that may accrue to Subscriber hereunder (other than the Backstop Shares acquired hereunder and the rights set forth in Section 6) may be transferred or assigned by Subscriber. Neither this Backstop Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned by the Company. Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Backstop Agreement to one or more of its affiliates (including other investment funds or accounts managed or advised by the investment manager who acts on behalf of Subscriber) or, with the Company’s prior written consent, to another person; provided, that in the case of any such assignment, the assignee(s) shall become a Subscriber hereunder and have the rights and obligations and be deemed to make the representations and warranties of Subscriber provided for herein to the extent of such assignment and provided further that no such assignment shall relieve the assigning Subscriber of its obligations hereunder if any such assignee fails to perform such obligations, unless the Company has given its prior written consent to such relief.
(f)   All the agreements, representations and warranties made by each party hereto in this Backstop Agreement shall survive the Backstop Closing.
(g)   The Company may request from Subscriber such additional information as the Company may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Backstop Shares and to register the Backstop Shares for resale, and Subscriber shall promptly provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures; provided, that the Company agrees to keep any such information provided by Subscriber confidential, except (A) as required by the federal securities laws, rules or regulations and (B) to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the Commission or regulatory agency or under the regulations of the Stock Exchange. Subscriber acknowledges that the Company may file a form of this Backstop Agreement with the Commission as an exhibit to a current or periodic report of the Company or a registration statement of the Company.
(h)   This Backstop Agreement may not be amended, modified or waived except by an instrument in writing, signed by each of the parties hereto.
(i)   This Backstop Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

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(j)   Except as otherwise provided herein, this Backstop Agreement is intended for the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person. Except as set forth in Section 6, Section 9(b), Section 9(c) and this Section 9(j) with respect to the persons specifically referenced therein, this Backstop Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successors and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Backstop Agreement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions.
(k)   The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Backstop Agreement were not performed in accordance with their specific terms or were otherwise breached and that money or other legal remedies would not be an adequate remedy for such damage. It is accordingly agreed that the parties shall be entitled to equitable relief, including in the form of an injunction or injunctions to prevent breaches or threatened breaches of this Backstop Agreement and to enforce specifically the terms and provisions of this Backstop Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto further acknowledge and agree: (x) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy; (y) not to assert that a remedy of specific enforcement pursuant to this Section 9(l) is unenforceable, invalid, contrary to applicable law or inequitable for any reason; and (z) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.
(l)   If any provision of this Backstop Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Backstop Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
(m)   No failure or delay by a party hereto in exercising any right, power or remedy under this Backstop Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Backstop Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Backstop Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.
(n)   This Backstop Agreement may be executed and delivered in one or more counterparts (including by electronic mail, in .pdf or other electronic submission) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
(o)   This Backstop Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.
(p)   EACH PARTY AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS BACKSTOP AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE

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PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS BACKSTOP AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS BACKSTOP AGREEMENT.
(q)   The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Backstop Agreement must be brought exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware or, in the event each federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware) (collectively the “Designated Courts”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Backstop Agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction, and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 9(a) of this Backstop Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties have submitted to jurisdiction as set forth above.
(r)   This Backstop Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Backstop Agreement, or the negotiation, execution or performance of this Backstop Agreement, may only be brought against the entities that are expressly named as parties hereto.
(s)   The Company shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Backstop Agreement, file with the Commission a Current Report on Form 8-K (the “Disclosure Document”) disclosing all material terms of this Backstop Agreement and the transactions contemplated hereby, the Transaction and any other material, nonpublic information that the Company has provided to Subscriber or any of Subscriber’s affiliates, attorneys, agents or representatives at any time prior to the filing of the Disclosure Document and including as exhibits to the Disclosure Document, this Backstop Agreement (without redaction). Upon the issuance of the Disclosure Document, to the Company’s knowledge, Subscriber and Subscriber’s affiliates, attorneys, agents and representatives shall not be in possession of any material, non-public information received from the Company or any of its affiliates, officers, directors, or employees or agents, and Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with the Company or any of its affiliates. Notwithstanding anything in this Backstop Agreement to the contrary, the Company (i) shall not publicly disclose the name of Subscriber or any of its affiliates or advisers, or include the name of Subscriber or any of its affiliates or advisers in any press release, without the prior written consent of Subscriber and (ii) shall not publicly disclose the name of the Subscriber or any of its affiliates or advisers, or include the name of the Subscriber or any of its affiliates or advisers in any filing with the Commission or any regulatory agency or trading market, without the prior written consent of Subscriber, except (A) as required by the federal securities laws, rules or regulations and (B) to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the Commission or regulatory agency or under the regulations of the Stock Exchange, in which case of clause (A) or (B), the Company shall provide the Subscriber with prior written notice (including by e-mail) of such permitted disclosure, and shall reasonably consult with the Subscriber regarding such disclosure. Subscriber will promptly provide any information reasonably requested by the Company for any regulatory application or filing made or approval sought in connection with the Transaction (including filings with the Commission).
(t)   The headings herein are for convenience only, do not constitute a part of this Backstop Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used

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in this Backstop Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rules of strict construction will be applied against any party. Unless the context otherwise requires, (i) all references to Sections, Schedules or Exhibits are to Sections, Schedules or Exhibits contained in or attached to this Backstop Agreement, (ii) each accounting term not otherwise defined in this Backstop Agreement has the meaning assigned to it in accordance with GAAP, (iii) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, (iv) the use of the word “including” in this Backstop Agreement shall be by way of example rather than limitation, and (v) the word “or” shall not be exclusive.
(u)   The Company shall be responsible for paying all present or future stamp, court or documentary, intangible, recording, filing or similar taxes that arise from any payment or issuance made under, from the execution, delivery, performance or enforcement of, or otherwise with respect to, this Backstop Agreement.
[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the Company has accepted this Backstop Agreement as of the date first set forth above.
GRAF ACQUISITION CORP. IV
By:
/s/ James A. Graf

Name:   James A. Graf
Title:    Chief Executive Officer
Address for Notices:
Graf Acquisition Corp. IV
1790 Hughes Landing Blvd., Suite 400
The Woodlands, Texas 77380
Email:       tony@grafacq.com
Attention:   Anthony Kuznik, EVP & General Counsel
with a copy (not to constitute notice) to:
White & Case LLP
1221 Avenue of the Americas
New York, New York 10020
Email:         joel.rubinstein@whitecase.com
                 elliott.smith@whitecase.com
Attention:   Joel Rubinstein
                Elliott Smith

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IN WITNESS WHEREOF, the Subscriber has executed or caused this Backstop Agreement to be executed by its duly authorized representative as of the date set forth below.
Name of Subscriber: NKMAX Co., Ltd.	State/Country of Formation or Domicile: Korea
By: /s/ Sangwoo Park Name: Sangwoo Park Title: Chief Executive Officer
Name in which Backstop Shares are to be registered (if different):	Date: April 14, 2023
Subscriber’s EIN: Entity Type (e.g., corporation, partnership, trust, etc.):
Business Address-Street: 172 Dolma-ro
City, State, Zip: Gyeonggi-do, Republic of Korea, 13605
Attn: Sangwoo Park
Telephone No.:
Facsimile No.:
[Signature Page to Backstop Agreement]

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Annex G
AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
This Amended and Restated Registration Rights Agreement (this “Agreement”) is made as of [•], 2023 by and among (i) NKGen Biotech, Inc., a Delaware corporation (formerly known as Graf Acquisition Corp. IV, the “Company”), (ii) Graf Acquisition Partners IV LLC, a Delaware limited liability company (the “Sponsor”), (iii) certain former stockholders of NKGen Operating Biotech, Inc., a Delaware corporation (formerly known as NKGen Biotech, Inc., the “Legacy NKGen”), set forth on Schedule I hereto under the heading “NKGen Insiders” (the “NKGen Insiders”) and (iii) certain former directors and officers of the Company prior to the Business Combination (as defined below) set forth on Schedule I hereto under the heading “Graf Insiders” (the “Graf Insiders” and, together with the NKGen Insiders and any Person who hereafter becomes a party to this Agreement pursuant to Section 5.2 or Section 5.10 of this Agreement, each a “Holder” and, collectively, the “Holders”).
RECITALS
WHEREAS, on April 14, 2023, the Company and Legacy NKGen entered into that certain Agreement and Plan of Merger (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Legacy NKGen, and Austria Merger Sub, Inc., a Delaware corporation (the “Merger Sub”);
WHEREAS, pursuant to the Merger Agreement, at the Closing (as defined in the Merger Agreement), Merger Sub will merge with and into Legacy NKGen, with Legacy NKGen continuing as the surviving company and, after giving effect to the merger, the separate existence of Merger Sub will cease to exist and Legacy NKGen shall become a wholly owned subsidiary of the Company, which shall survive as the surviving corporation (the “Business Combination”);
WHEREAS, the Company and the Sponsor entered into that certain Registration Rights Agreement, dated as of May 20, 2021 (as it may be amended, supplemented, restated or otherwise modified from time to time until the consummation of the Business Combination, the “Original Registration Rights Agreement”);
WHEREAS, pursuant to the Merger Agreement, the Company and the Sponsor have agreed to amend and restate the Original Registration Rights Agreement pursuant to the terms hereof in order to provide certain registration rights to the Holders, as set forth in this Agreement;
WHEREAS, pursuant to Section 5.5 of the Original Registration Rights Agreement, the provisions, covenants, and conditions set forth therein may be amended or modified upon the written consent of the Company and the holders, as defined in the Original Registration Rights Agreement (the “Original Holders”) of a majority in interest of the Registrable Securities (as defined in the Original Registration Rights Agreement) at the time in question, and the Sponsor and/or its Permitted Transferees (as defined in the Original Registration Rights Agreement) holds all of the Registrable Securities as of the date hereof; and
WHEREAS, upon the consummation of the Business Combination, the parties to the Original Registration Rights Agreement desire to amend and restate the Original Registration Rights Agreement in its entirety as set forth herein and the Company, the Sponsor and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1   Definitions.   The defined terms used herein but not otherwise defined shall have the respective meanings ascribed to them in the Merger Agreement. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company or the Board, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (c) the Company has a bona fide business purpose for not making such information public.
“Affiliate” shall mean, with respect to any specified Holder, any person or entity who directly or indirectly, controls, is controlled by or is under common control with such Holder, including, without limitation, any general partner, managing member, officer, director or trustee of such Holder, or any investment fund or registered investment company now or hereafter existing which is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Holder (but excluding, with respect to the Company, any portfolio companies of venture capital or investment funds that are, or otherwise affiliated with, any Holder, which portfolio companies may otherwise be deemed to be “under common control with” the Company).
“Agreement” shall have the meaning given in the Preamble hereto.
“Block Trade” shall mean a registered offering and/or sale of Registrable Securities by any Holder on a coordinated or underwritten basis commonly known as a “block trade” (whether firm commitment or otherwise) not involving a roadshow or other substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.
“Board” shall mean the Board of Directors of the Company.
“Business Combination” shall have the meaning given in the Recitals.
“Business Day” shall mean other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Los Angeles, California are authorized or required by applicable law to close.
“Closing” shall have the meaning given in the Merger Agreement.
“Closing Date” shall have the meaning given in the Merger Agreement.
“Commission” shall mean the U.S. Securities and Exchange Commission.
“Commission Guidance” shall mean (a) any publicly-available written guidance of the Commission staff, or any comments, requirements or requests of the Commission staff and (b) the Securities Act and the rules and regulations thereunder.
“Common Stock” shall mean the Company’s common stock, par value of $0.0001 per share.
“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.
“Demand Registration” shall have the meaning given in subsection 2.2.1.
“Demanding Holder” shall mean either (i) any Holder or Holders who, in the aggregate, hold at least a majority of the Founder Shares or (ii) one or more NKGen Insiders holding at least a majority-in-interest of Registrable Securities held by NKGen Insiders.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.
“Form S-1” shall have the meaning given in subsection 2.1.1.
“Form S-3” shall have the meaning given in subsection 2.1.3.
“Founder Shares” shall mean the shares of Common Stock issued to the Sponsor and the Graf Insiders prior to Graf’s initial public offering.

“Graf Insiders” shall have the meaning given in the Preamble.
“Holders” shall have the meaning given in the Preamble hereto for so long as such person or entity holds any Registrable Securities.
“Insiders” shall mean, collectively, the Sponsor, Graf Insiders, and NKGen Insiders.
“Letter Agreement” means the agreement entered into by and between the Company and J.P. Morgan Securities LLC and Oppenheimer & Co. Inc., as representatives of the several underwriters, dated as of May 20, 2021.
“Lock-up Period” shall have the meaning ascribed to such term in the Lock-Up Agreement, dated as of [•], 2023, by and among the Company and the Holders party thereto.
“Maximum Number of Securities” shall have the meaning given in subsection 2.2.4.
“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the light of the circumstances under which they were made) not misleading.
“NKGen Insiders” shall have the meaning given in the Preamble.
“Other Coordinated Offering” shall mean an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal.
“Permitted Transferee” shall mean (a) with respect to the Sponsor and its respective Permitted Transferees, (i) prior to the expiration of the Sponsor Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Sponsor Lock-up Period pursuant to Section 1.3 of the Sponsor Support Agreement (as may be amended from time to time by mutual consent of the parties thereto) and (ii) after the expiration of the Sponsor Lock-up Period, any person or entity to whom such Holder is not prohibited from transferring such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter; (b) with respect to the NKGen Insiders and their respective Permitted Transferees, (i) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period pursuant to the lock-up agreement among the Company and such Holder and (ii) after the expiration of the Lock-up Period, any person or entity to whom such Holder is not prohibited from transferring such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter; (c) with respect to the Graf Insiders and their respective Permitted Transferees, (i) prior to the expiration of the lock-up period set forth in the Letter Agreement applicable to such Graf Insider (the “Graf Insider Lock-Up Period”), any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Graf Insider Lock-up Period pursuant to the Letter Agreement, as applicable, and (ii) after the expiration of the Graf Insider Lock-up Period, any person or entity to whom such Holder is not prohibited from transferring such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter; and (d) with respect to all other Holders and their respective Permitted Transferees, any person or entity to whom such Holder of Registrable Securities is not prohibited from such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.
“Piggyback Registration” shall have the meaning given in subsection 2.3.1.
“Private Placement Lock-up Period” shall mean, with respect to the Private Placement Warrants that are held by the Sponsor or its Permitted Transferees (including the Common Stock issuable upon the exercise of such Private Placement Warrants), the period ending 30 days after the Closing.
“Private Placement Warrants” shall mean the warrants of the Company issued to the Sponsor pursuant to that certain Private Placement Warrants Purchase Agreement dated as of May 20, 2021.

“Pro Rata” shall have the meaning given in subsection 2.2.4.
“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“Registrable Security” shall mean, following the Closing, (a) the Founder Shares, (b) the Private Placement Warrants and any Working Capital Warrants (including any shares of Common Stock issued or issuable upon the exercise of such Warrants), (c) the shares of Common Stock issued to the NKGen Insiders pursuant to the Merger Agreement, including the Backstop Agreement (as defined in the Merger Agreement), held by a Holder, (d) any outstanding shares of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder as of the date of this Agreement to the extent such securities are “restricted securities” or are held by an “affiliate” (each as defined in Rule 144 under the Securities Act), and (e) any other equity security of the Company issued or issuable with respect to any such share of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, reorganization or similar transaction; provided, however, that, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered to the Holder by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold, transferred, disposed of or exchanged without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or manner of sale restrictions); or (E) such securities have been sold to, or through, a broker, dealer or Underwriter in a public distribution or other public securities transaction.
“Registration” shall mean a registration effected by preparing and filing a Registration Statement, Prospectus, or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.
“Registration Expenses” shall mean the documented out-of-pocket expenses of a Registration, including, without limitation, the following:
(a)   all registration, listing and filing fees (including the reasonable and documented fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) of any national securities exchange on which the Common Stock is then listed;
(b)   the reasonable and documented fees and expenses of compliance with securities or blue sky laws, if any (including reasonable and documented fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);
(c)   printing, messenger, telephone and delivery expenses;
(d)   reasonable fees and disbursements of counsel for the Company;
(e)   reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and
(f)   reasonable fees and expenses of up to $50,000 in the aggregate for each Registration without the prior approval of the Company for one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration in the form of an Underwritten Offering or Other Coordinated Offering.
“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“Removed Shares” shall have the meaning given in Section 2.4.
“Requesting Holder” shall have the meaning given in subsection 2.2.1.
“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.
“Sponsor” shall have the meaning set forth in the recitals.
“Sponsor Lock-up Period” shall mean the period that the Registrable Securities held by the Sponsor are subject to restrictions on transfer pursuant to the Sponsor Support Agreement, dated [•], 2023 by and among Sponsor, the Company, NKGen, and the Graf Insiders.
“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).
“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“Underwritten Offering” shall mean an offering in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
“Warrants” shall mean the Company’s warrants, each whole warrant exercisable for one share of Common Stock at an initial exercise price of $11.50 per share, beginning thirty (30) days after the Closing Date.
“Working Capital Warrants” shall mean the Warrants issued upon conversion, at a price of $1.50 per Warrant, of up to $1,500,000 of working capital loans made by the Sponsor, an Affiliate of the Sponsor, or the Company’s officers and directors in order to finance the Company’s transaction costs in connection with its search for and consummation of an initial business combination.
ARTICLE II
REGISTRATIONS
2.1   Post-Closing Registration.
2.1.1   Initial Registration Statement.   Within thirty (30) Business Days after the Closing Date (the “Filing Deadline”), the Company shall submit to or file with the Commission a Registration Statement to permit the public resale of all the Registrable Securities (determined as of two Business Days prior to such filing) on a delayed or continuous basis as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) on the terms and conditions specified in this Section 2.1 and shall use its commercially reasonable efforts to cause such Registration Statement to be declared effective as soon as reasonably practicable after the filing thereof, but in any event no later than sixty (60) calendar days after the Filing Deadline (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to one hundred and twenty (120) calendar days after the Closing Date if the Registration Statement is reviewed by, and comments thereto are provided from, the Commission; provided, further, the Company shall have the Registration Statement declared effective within ten (10) Business Days after the date the Company is notified (orally or in writing, whichever is earlier) by the staff of the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review, provided, further, that if the Effectiveness Deadline falls on a Saturday, Sunday, or other day that the Commission is closed for business, the

Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business; provided, however, that if the Commission is closed for operations due to a government shutdown, the Effectiveness Deadline shall be extended by the same number of Business Days that the Commission remains closed. The Registration Statement filed with the Commission pursuant to this Section 2.1 shall be on Form S-1 or any similar long-form registration statement that may be available at such time (“Form S-1”) covering such Registrable Securities, and shall contain a Prospectus in such form as to permit the Holders to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this Section 2.1 shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and reasonably requested by, any Holder named therein. As soon as practicable following the effective date of a Registration Statement filed pursuant to this Section 2.1, but in any event within five (5) Business Days of such date, the Company shall notify the Holders named therein of the effectiveness of such Registration Statement. The Company’s obligations under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4. The Company shall have the right to remove any persons no longer holding Registrable Securities from the Form S-1 shelf registration statement pursuant to subsection 2.1.1 or any other shelf registration statement by means of a post-effective amendment.
2.1.2   Obligation to Keep Effective.   The Company shall use its commercially reasonable efforts to maintain the Form S-1 filed pursuant to Section 2.1.1 in accordance with the terms of this Agreement, and shall use its commercially reasonable efforts to prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep the Form S-1 continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein, and in compliance with the provisions of the Securities Act until such time as all such Registrable Securities included therein have ceased to be Registrable Securities. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.
2.1.3   Subsequent Registration Statement.   If the Form S-1 ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to, as promptly as is reasonably practicable, cause such Form S-1 to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Form S-1), and shall use its commercially reasonable efforts to, as promptly as is reasonably practicable, amend such Form S-1 in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Form S-1 or file an additional Registration Statement (a “Subsequent Registration Statement”) registering the resale of all Registrable Securities (determined as of two Business Days prior to such filing), and pursuant to any method or combination of methods legally available to, and reasonably requested by, any Holder named therein. If a Subsequent Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as all such Registrable Securities included therein have ceased to be Registrable Securities. Any such Subsequent Registration Statement shall be on Form S-3 or any similar short-form registration statement that may be available at such time (“Form S-3”) to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.3, shall, for the avoidance of doubt, be subject to Section 3.4.
2.1.4   Conversion to Form S-3.   The Company shall use its commercially reasonable efforts to convert a Form S-1 into a Form S-3 as soon as practicable after the Closing after the Company is eligible to use Form S-3. The Company’s obligations under this subsection 2.1.4, shall, for the avoidance of doubt, be subject to Section 3.4. Notwithstanding anything to the contrary herein, to the extent there is an active Form S-3 shelf registration statement under this subsection 2.1.4, covering a Holder’s or Holders’ Registrable Securities, and such Holder or Holders qualify as Demanding Holders pursuant to subsection 2.2.1 and wish to request an Underwritten Offering, such Underwritten Offering shall follow the procedures of subsection 2.2.3.
2.2   Demand Registration.
2.2.1   Request for Registration.   Subject to the provisions of subsection 2.2.4 and Section 3.4, at any time and from time to time following the Closing, any Demanding Holder may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to such Demand Registration (each such Holder that wishes to include all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by such Requesting Holder of the Demand Registration notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration Statement pursuant to such Demand Registration and the Company shall effect, as soon thereafter as practicable, but in no event more than thirty (30) calendar days after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than (i) an aggregate of three (3) Registrations pursuant to a Demand Registration under this subsection 2.2.1 in the aggregate on behalf of the Sponsor and the Graf Insiders and (ii) an aggregate of three (3) Registrations pursuant to a Demand Registration under this subsection 2.2.1 on behalf of the NKGen Insiders, and the Company shall not be obligated to effect more than an aggregate of two (2) Demand Registrations in any twelve-month period.
2.2.2   Effective Registration.   Notwithstanding the provisions of subsection 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission, in accordance with Section 3.1 of this Agreement and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Demand Registration shall be deemed not to have been declared effective, unless and until, (x) such stop order or injunction is removed, rescinded or otherwise terminated, and (y) within five (5) days of the removal or termination of such stop order a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Demand Registration and accordingly notify the Company in writing of such election; and provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.
2.2.3   Underwritten Offering.   Subject to the provisions of subsection 2.2.4 and Section 3.4 hereof, following the expiration of the Lock-up Period, the Sponsor Lock-up Period and the Graf Insider Lock-Up Period, as applicable, a majority in interest of the Demanding Holders may advise the Company as part of a Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, including a Block Trade or Other Coordinated Offering, provided, that the Company shall only be obligated to effect an

Underwritten Offering if the aggregate gross proceeds of the Registrable Securities proposed to be sold by the Demanding Holders in such Underwritten Offering, either individually or together with other Demanding Holders, is reasonably expected to exceed $30,000,000. The right of such Demanding Holders or Requesting Holder(s) (if any) to include their Registrable Securities in such Underwritten Offering shall be conditioned upon such Demanding Holders’ or Requesting Holder(s)’ (if any) participation in such Underwritten Offering. The Company and all such Demanding Holders or Requesting Holder(s) (if any) proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.3 shall enter into an underwriting agreement in customary form, which underwriting agreement shall be reasonably acceptable to the Company, with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration with the written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned). Under no circumstances shall the Company be obligated to effect more than (i) an aggregate of three (3) Underwritten Offerings at the demand of the Sponsor and the Graf Insiders and (ii) an aggregate of three (3) Underwritten Offerings at the demand of the NKGen Insiders; provided, that if an Underwritten Offering is commenced but terminated prior to the pricing thereof for any reason, such Underwritten Offering will not be counted as an Underwritten Offering pursuant to this Section 2.2.3; provided, further, the Company shall not be obligated to effect (x) more than an aggregate two (2) Underwritten Offerings in any 12-month period or (y) any Underwritten Offering requested by a Demanding Holding within sixty (60) days after the closing of a prior Underwritten Offering. For the avoidance of doubt, any Registration effected pursuant to this subsection 2.2.3 shall be counted as a demand for a Demand Registration pursuant to Section 2.2.1 hereof.
2.2.4   Reduction of Underwritten Offering.   If the managing Underwriter or Underwriters in an Underwritten Offering pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holder(s) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holder(s) (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any person other than the Holder of Registrable Securities who desires to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in such Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holder(s) (if any) have requested be included in such Underwritten Offering (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Registrable Securities of Holders (Pro Rata, based on the respective number of Registrable Securities that each Holder has so requested) exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii), and (iii) the shares of Common Stock or other equity securities of persons other than Holders of Registrable Securities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.
2.2.5   Demand Registration Withdrawal.   A majority-in-interest of the Demanding Holders initiating a Demand Registration, pursuant to a Registration under subsection 2.2.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of

their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.2.5.
2.3   Piggyback Registration.
2.3.1   Piggyback Rights.   If at any time after the Closing the Company proposes to file a Registration Statement on Form S-3 under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Sections 2.1 and 2.2 hereof) on a form that would permit registration of Registrable Securities, other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan on Form S-8 (or other successor registration statement form thereof), (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) a Block Trade, (vi) an Other Coordinated Offering, (vii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (viii) for a rights offering, (ix) for the exercise of any warrants, (x) for an equity line of credit, or (xi) for an at-the-market offering of securities, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities and the holders of other equity securities that the Company is obligated to register in a Registration (collectively, the “Other Holders”) as soon as practicable but not less than five (5) Business Days before the anticipated filing date of such Registration Statement, or, in the case of an Underwritten Offering pursuant to a shelf Registration Statement, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice; provided, that, each such Holder agrees that the fact that such a notice has been delivered shall constitute material non-public confidential information; provided, further, in the case of an “overnight” or “bought” offering, such requests must be made by the Holders within two (2) Business Days after delivery of any such notice by the Company (such Registration a “Piggyback Registration”); provided, further, that if the Company has been advised in writing by the managing Underwriter(s) that the inclusion of Registrable Securities for sale for the benefit of the Holders and the securities of Other Holders will have an adverse effect on the price, timing, or distribution of the Common Stock in an Underwritten Offering, then (1) if no Registrable Securities or securities of Other Holders can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), the Company shall not be required to offer such opportunity to such Holders or the Other Holders or (2) if any Registrable Securities or securities of Other Holders can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), then the amount of Registrable Securities to be offered for the accounts of Holders shall be determined based on the provisions of Section 2.3.2. Subject to Section 2.3.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.3.1 to be included in such Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.3.1 shall enter into an underwriting agreement in customary form, which form shall be reasonably acceptable to the Company, with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.3.2   Reduction of Piggyback Registration.   If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in such Piggyback Registration in writing that the dollar amount or number of the shares of Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with Other Holders hereunder (ii) the Registrable Securities as to which registration has been requested pursuant to subsection 2.3.1 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of Other Holders, exceeds the Maximum Number of Securities, then:
(a)   If the Registration is undertaken for the Company’s account, the Company shall include in such Registration (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof and the shares of Common Stock or other equity securities, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of Other Holders, Pro Rata, which can be sold without exceeding the Maximum Number of Securities;
(b)   If the Registration is pursuant to a request by Other Holders, then the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities, if any, of such requesting Other Holders, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities, if any, for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with persons other than Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities.
(c)   If the Registration and Underwritten Offering is pursuant to a request be Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration such securities in the priority set forth in subsection 2.2.4.
2.3.3   Piggyback Registration Withdrawal.   Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Offering, and related obligations, shall be governed by subsection 2.2.5) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, with respect to a Piggyback Registration pursuant to an Underwritten Offering, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than subsection 2.2.5), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.3.3.

2.3.4   Unlimited Piggyback Registration Rights.   For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2.1 hereof.
2.3.5   Market Stand-off.   In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders) (a “Lock-Up”). Notwithstanding the foregoing, any release of a Lock-Up by Underwriters shall only be effective if made on a pro rata basis, including with respect to management and employees, and any Lock-Up with Underwriters shall contain a clause to this effect. Each of the Holders that is a director or officer of the Company shall execute and deliver any “lock-up” agreement reasonably requested by the managing underwriter of such Underwritten Offering, but only to the extent as is required generally of any executive officers or directors by such managing underwriter.
2.4   Rule 415; Removal.   If at any time the Commission takes the position that the offering of some or all of the Registrable Securities in a Registration Statement on Form S-3 is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act (provided, however, that the Company shall be obligated to use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with the Commission Guidance, including without limitation, Compliance and Disclosure Interpretation 612.09) or requires any Insider to be named as an “underwriter,” the Company shall promptly notify each Holder of Registrable Securities thereof (or in the case of the Commission requiring an Insider to be named as an “underwriter,” the Insider) and the Company will use commercially reasonable efforts to persuade the Commission that the offering contemplated by such Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 under the Securities Act. In the event that the Commission refuses to alter its position, the Company shall (a) remove from such Registration Statement such portion of the Registrable Securities (the “Removed Shares”) and/or (b) agree to such restrictions and limitations on the registration and resale of such portion of the Registrable Securities as the Commission may require to assure the Company’s compliance with the requirements of Rule 415 under the Securities Act; provided, however, that the Company shall not agree to name any Insider as an “underwriter” in such Registration Statement without the prior written consent of such Insider and, if the Commission requires such Insider to be named as an “underwriter” in such Registration Statement, notwithstanding any provision in this Agreement to the contrary, the Company shall not be under any obligation to include any Registrable Securities of such Insider in such Registration Statement. In the event of a share removal pursuant to this Section 2.4, the Company shall give the applicable Holders at least five (5) days prior written notice along with the calculations as to such Holder’s allotment. Any removal of shares of any Holders pursuant to this Section 2.4 shall first be applied to Holders other than the Insiders with securities registered for resale under the applicable Registration Statement and thereafter allocated between the Insiders on a pro rata basis based on the aggregate amount of Registrable Securities held by the Insiders. In the event of a share removal of the Holders pursuant to this Section 2.4, the Company shall promptly register the resale of any Removed Shares and in no event shall the filing of such Registration Statement on Form S-1 or subsequent Registration Statement on Form S-3 filed be counted as a Demand Registration hereunder. Until such time as the Company has registered all of the Removed Shares for resale pursuant to Rule 415 under the Securities Act on an effective Registration Statement, the Company shall not be able to defer the filing of a Registration Statement pursuant to Section 3.4 hereof.
2.5   Block Trades; Other Coordinated Offerings.   Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time after the Closing when an effective shelf Registration Statement on Form S-3 is on file with the Commission, if any Demanding Holders desire to effect a Block Trade or an Other Coordinated Offering, wherein each case the anticipated aggregate gross proceeds is reasonably expected to exceed $30,000,000, then notwithstanding any other time periods in this Article II, such Demanding Holders shall provide written notice to the Company at least five (5) Business Days prior to the date such Block Trade or Other Coordinated Offering will commence. The Company shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering, provided that the Demanding Holders requesting such Block Trade or Other Coordinated Offering shall use their reasonable best efforts to work with the Company and the Underwriter(s), brokers, sales agents, or placement agents prior to making such request in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering and any related due diligence and comfort procedures. In the event of a Block Trade or Other Coordinated Offering, and after consultation with the Company, the Demanding Holders and the Requesting Holder(s) (if any) shall determine the Maximum Number of Securities, the Underwriter or Underwriters (which shall consist of one or more reputable nationally recognized investment banks) and share price of such offering. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a notice of such Demanding Holders’ intent to withdraw from such Block Trade or Other Coordinated Offering to the Company, the Underwriter(s) and any brokers, sales agents or placement agents (if any). Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.5. Each of (i) the Sponsor and Graf Insiders (taken together) and (ii) the NKGen Insiders (taken together) may demand no more than an aggregate of two (2) Block Trades and Other Coordinated Offerings pursuant to this Section 2.5 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.5 shall be counted as a demand for a Demand Registration pursuant to Section 2.2.1 hereof.
ARTICLE III
COMPANY PROCEDURES
3.1   General Procedures.   If at any time on or after the date of this Agreement the Company is required to effect the Registration of Registrable Securities, subject to applicable law and any regulations promulgated by any securities exchange of which the Company’s equity securities are then listed, each as interpreted by the Company with the advice of its counsel, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:
3.1.1   prepare and file with the Commission as soon as reasonably practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to be declared or become effective and remain effective pursuant to the terms of this Agreement until all Registrable Securities covered by such Registration Statement have been sold in accordance with the intended plan of distribution of such Registrable Securities or have ceased to be Registrable Securities;
3.1.2   prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;
3.1.3   prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request (or provide evidence reasonably satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.4   use its commercially reasonable efforts to cause all such Registrable Securities to be listed on each national securities exchange or automated quotation system on which similar securities issued by the Company are then listed;
3.1.5   provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
3.1.6   advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
3.1.7   notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;
3.1.10   in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, in each of the following cases to the extent customary for a transaction of its type, permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriter(s), if any, and any attorney or accountant retained by such Holders or Underwriter(s) to participate, at each such person’s own expense, in the preparation of a Registration Statement with respect to such offering or sale, and use its commercially reasonable efforts to cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;;
3.1.11   obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade or an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel), in customary form and covering such matters of the type customarily covered by “cold comfort” letters for a transaction of its type as the managing Underwriter(s) may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;
3.1.12   in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, to the extent customary for a transaction of its type, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holder(s), the placement agent(s) or sales agent(s), if any, and the Underwriter(s), if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holder(s), the placement agent(s) or sales agent(s), if any, and the Underwriter(s), if any, may reasonably request and as are customarily included in such opinions and negative assurance letters and reasonably satisfactory to the Company;
3.1.13   in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, and on terms agreed to by the Company, with the managing Underwriter(s) or the broker, placement agent or sales agent of such offering or sale;
3.1.14   make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect), and which requirement will be deemed satisfied if the Company timely files Forms 10-Q, 10-K, and 8-K as may be required to be filed under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;
3.1.15   with respect to an Underwritten Offering pursuant to Section 2.2.3, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter(s) in such Underwritten Offering; and
3.1.16   otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.
Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or broker, sales agent, or placement agent if such Underwriter, broker, sales agent, or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or broker, sales agent, or placement agent, as applicable.
3.2   Registration Expenses.   The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.
3.3   Requirements for Participation in Underwritten Offerings.   Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with the information requested by the Company, after written notice to such Holder the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that it is necessary or advisable to effect such registration and such Holder continues thereafter to withhold such information. In addition, no person may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (a) agrees to sell such person’s securities on the basis provided in any underwriting arrangements, as approved by the Company and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreement or other agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.
3.4   Suspension of Sales; Adverse Disclosure; Deferrals.
3.4.1   Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. Subject to subsection 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration (including in connection with an Underwritten Offering) at any time (i) would require the Company to make an Adverse Disclosure, (ii) would require the inclusion in such Registration

Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, (iii) in the good faith judgment of the majority of the Board, would be seriously detrimental to the Company and the majority of the Board concludes, as a result, that it is essential to defer such filing, initial effectiveness or continued use at such time, or (iv) if the majority of the Board, in its good faith judgment, determines to delay the filing or initial effectiveness of, or suspend use of, a Registration Statement and such delay or suspension arises out of, or is a result of, or is related to or is in connection with Commission Guidance or related accounting, disclosure or other matters, then the Company shall have the right, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), to delay the filing or initial effectiveness of, or suspend use of, such Registration Statement (including in connection with an Underwritten Offering) for the shortest period of time, but in no event more than forty-five (45) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holders receive written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.
3.4.2   Subject to subsection 3.4.4, (a) during the period starting with the date thirty (30) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date ninety (90) days after the effective date of, a Company-initiated Registration Statement and provided that the Company continues to employ its commercially reasonable best efforts to maintain the effectiveness of the applicable Registration Statement, or (b) if, pursuant to Section 2.2.3, any Holders have requested an Underwritten Offering, and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such Underwritten Offering, the Company may, upon giving written notice of such action to the Holders, delay any other registered offering pursuant to subsection 2.2.3 or Section 2.5.
3.4.3   The Company shall have the right to defer any Demand Registration for up to thirty (30) consecutive days and any Piggyback Registration for such period as may be applicable to deferment of the Registration Statement to which the Piggyback Registration relates, in each case if the Company furnishes to the Holders a certificate signed by the Chief Executive Officer or principal financial officer stating that in the good faith judgment of the Board it would be materially detrimental to the Company for such Registration Statement to be filed at such time.
3.4.4   The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to subsection 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, on not more than three (3) occasions for not more than sixty (60) consecutive calendar days on each occasion, or not more than one hundred twenty (120) total calendar days, each in any 12-month period.
3.5   Reporting Obligations.   As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings (the delivery of which will be satisfied and which shall be deemed to have been furnished or delivered by the Company’s filing of such reports on EDGAR). The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.
3.6   Restrictive Legend Removal.   Subject to receipt from the Holder by the Company and the Company’s transfer agent (the “Transfer Agent”) of such customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith, the Holder may request that the Company remove any legend from the book entry position evidencing its Registrable

Securities and the Company will, if required by the Transfer Agent, use its commercially reasonable efforts to cause an opinion of the Company’s counsel to be provided, in a form reasonably acceptable to the Transfer Agent to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, following the earliest of such time as such Registrable Securities (i) have been or are about to be sold or transferred pursuant to an effective Registration Statement, (ii) have been or are about to be sold pursuant to Rule 144, or (iii) are eligible for resale under Rule 144(b)(1) or any successor provision without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 and without volume or manner-of-sale restrictions applicable to the sale or transfer of such Registrable Securities. If restrictive legends are no longer required for such Registrable Securities pursuant to the foregoing, the Company shall, in accordance with the provisions of this Section 3.6 and within three (3) trading days of any request therefor from the Holder accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry Registrable Securities. The Company shall be responsible for the fees of its Transfer Agent and all DTC fees associated with such issuance.
ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION
4.1   Indemnification.
4.1.1   The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including reasonable and documented outside attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading (in light of the circumstances in which they were made), except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein.
4.1.2   In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained, or incorporated by reference in accordance with the requirements of Form S-1 or Form S-3, in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading (in light of the circumstances in which they were made), but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriter(s), its or their officers, directors and each person who controls such Underwriter(s) (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.
4.1.3   Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld); provided, that (x) if the indemnifying party fails to take reasonable steps to defend diligently the action or proceeding within twenty (20) days after receiving notice from the indemnified party, (y) if such indemnified party who is a defendant in any action or proceeding that is also brought against the indemnifying party reasonably shall have concluded that there may be one or more legal defenses available to such indemnified party that are not available to the indemnifying party, or (x) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct, then the indemnified party shall have the right to assume or continue its own defense and the indemnifying party shall be liable for any expenses therefor. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.1.4   The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agree to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.
4.1.5   If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and documented out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and documented out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or documented out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V
MISCELLANEOUS
5.1   Notices.   Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices or communications, on the third Business Day following the date on which it is mailed and, in the case of notices or communications delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: 3001 Daimler Street, Santa Ana, CA 92705 Attn: Paul Song and at: info@nkgenbiotech.com, and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.
5.2   Assignment; No Third Party Beneficiaries.
5.2.1   This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.
5.2.2   Following the expiration of the Lock-up Period, the Sponsor Lock-up Period, or the Graf Insiders Lock-up Period, as applicable, the rights granted to a Holder by the Company hereunder may be transferred or assigned (but only with all related obligations) by a Holder only to a Permitted Transferee of such Holder; provided, that (x) such transfer or assignment of Registrable Securities is effected in accordance with applicable securities laws (subject to reasonable verification by the Company), (y) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred and (z) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement.
5.2.3   This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.
5.2.4   This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.
5.2.5   No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement in substantially the form set forth in Exhibit A to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.
5.3   Counterparts.   This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.
5.4   Governing Law; Venue; Waiver of Jury Trial.   NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK. EACH PARTY HEREBY IRREVOCABLY

WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
5.5   Specific Performance.   Each party hereto recognizes and affirms that in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching party would have no adequate remedy at law) and the non-breaching party would be irreparably damaged. Accordingly, each party hereto agrees that each other party hereof shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any proceeding, in addition to any other remedy to which such person may be entitled.
5.6   Severability.   It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
5.7   Interpretation.   The headings and captions used in this Agreement have been inserted for convenience of reference only and do not modify, define or limit any of the terms or provisions hereof.
5.8   Entire Agreement.   This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.
5.9   Amendments and Modifications.   Upon the written consent of the Company and the Holders of at least a majority in interest of the total Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
5.10   Opt-Out Requests.   Each Holder shall have the right, at any time and from time to time (including after receiving information regarding any potential public offering), to elect to not receive any notice that the Company or any other Holders otherwise are required to deliver pursuant to this Agreement by delivering to the Company a written statement signed by such Holder that it does not want to receive any notices hereunder (an “Opt-Out Request”); in which case and notwithstanding anything to the contrary in this Agreement the Company and other Holders shall not be required to, and shall not, deliver any notice or other information required to be provided to Holders hereunder to the extent that the Company or such other Holders reasonably expect would result in a Holder acquiring material non-public information within the meaning of Regulation FD promulgated under the Exchange Act. An Opt-Out Request may state a date on which it expires or, if no such date is specified, shall remain in effect indefinitely. A Holder who previously has given the Company an Opt-Out Request may revoke such request at any time, and there shall be no limit on the ability of a Holder to issue and revoke subsequent Opt-Out Requests; provided that each Holder shall use commercially reasonable efforts to minimize the administrative burden on the Company arising in connection with any such Opt-Out Requests.
5.11   Term.   This Agreement shall terminate upon the earlier of (i) the fifth anniversary of the date of this Agreement or (ii) the date as of which there ceases to be any Registrable Securities; provided, that with respect to any Holder, this Agreement shall terminate on the date such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.
5.12.   Holder Information.   Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first written above.
COMPANY:
NKGen Biotech, Inc.
By:

Name:   Paul Y. Song, MD
Title:    Chief Executive Officer

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first written above.
SPONSOR:
GRAF ACQUISITION PARTNERS IV LLC
By:

Name:   James A. Graf
Title:    Managing Member

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first written above.
GRAF INSIDERS:

James A. Graf
Address:

Edwin J. Rigaud
Address:

A.B. Cruz III
Address:

Jeanne L. Manischewitz
Address:

Alexandra Lebenthal
Address:

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first written above.
NKGEN INSIDERS:
NKMAX Co., Ltd.
By:

Name:
Title:
Address:
Pole Capital USA
By:

Name:
Title:
Address:
Pole Partners PTE
By:

Name:
Title:
Address:
Sejoong Co., Ltd (Korea)
By:

Name:
Title:
Address:
Sejoong Engineering Co., Ltd (Korea)
By:

Name:
Title:
Address:
Sesung Air Service Co., Ltd (Korea)
By:

Name:
Title:
Address:

Sejoong SNC Co., Ltd (Korea)
By:

Name:
Title:
Address:
Shin Dong Youp (Korea)
By:

Name:
Title:
Address:
Gaingels LLC
By:

Name:
Title:
Address:

Sangwoo Park
Address:

Paul Song
Address:

Yongman Kim
Address:

Pierre Gagnon
Address:

Jack Tsai
Address:

Irene Chang
Address:

Paul Chang
Address:

Ryan Park
Address:

EXHIBIT A
JOINDER
JOINDER
The undersigned is executing and delivering this joinder (“Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [•], 2023 (as the same may hereafter be amended, the “Agreement”), by and among Graf Acquisition Corp. IV, a Delaware corporation (now known as [NKGen Biotech, Inc.], the “Company”) and the other persons named as parties therein.
By executing and delivering this Joinder to the Company, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Agreement as a Holder in the same manner as if the undersigned were an original signatory to the Agreement, and the undersigned’s [NUMBER OF SECURITIES] of [TYPE OF SECURITIES] shall be included as Registrable Securities under the Agreement.
Accordingly, the undersigned has executed and delivered this Joinder as of the      day of          ,        .
[•]

Signature of Stockholder
[Print Name of Stockholder]
Address:
Agreed and Accepted as of:
[NKGEN BIOTECH, INC.]

By:
Its:
Exhibit A to Registration Rights Agreement

Annex H
LOCKUP AGREEMENT
This Lockup Agreement is dated as of [•], 2023 and is between (i) Graf Acquisition Corp. IV, a Delaware corporation ( “Acquiror”), (ii) each holder of 5% or more of the shares of Fully Diluted Company Common Stock as of the date of the Merger Agreement (as defined below) each Company Management Holder that holds Equity Securities (as defined below) of the Company set forth in Exhibit A hereto and (iii) the other Persons who enter into a joinder to this Agreement substantially in the form of Exhibit B hereto with Acquiror in order to become a “Stockholder Party” for purposes of this Agreement (the foregoing Persons other than Acquiror collectively, the “Stockholder Parties”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (as defined below).
BACKGROUND:
WHEREAS, the Stockholder Parties will own equity interests in Acquiror pursuant to the terms of the Merger Agreement (as defined below);
WHEREAS, on the date hereof, Acquiror, NKGen Biotech, Inc., a Delaware corporation (the “Company”) and Austria Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”) have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), pursuant to which, among other transactions, Merger Sub will merge with and into the Company, with the Company continuing on as the surviving corporation and a wholly-owned subsidiary of Acquiror (the “Merger”), on the terms and conditions set forth therein; and
WHEREAS, in connection with the Merger, the parties hereto wish to set forth herein certain understandings between such parties with respect to restrictions on the transfer of certain equity interests in Acquiror either owned prior to the Closing Date (as defined below) or acquired pursuant to the terms of the Merger Agreement.
NOW, THEREFORE, the parties agree as follows:
ARTICLE I
INTRODUCTORY MATTERS
1.1   Defined Terms.   In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:
“Acquiror” has the meaning set forth in the Preamble.
“Acquiror Sale” means (a) any transaction or series of related transactions (whether by merger, consolidation, tender offer, exchange offer, stock transfer or otherwise) that (A) results in any Third-Party Purchaser acquiring beneficial ownership, directly or indirectly, of Equity Securities of Acquiror that represent more than 50% of (i) the issued and outstanding Acquiror Common Stock or the Equity Securities of the Company or (B) in which holders of Equity Securities of Acquiror own less than 50% of the surviving entities’ (or direct or indirect parent of surviving entities’) Equity Securities immediately after the transaction, or (ii) the combined voting power of the then-outstanding voting Equity Securities of Acquiror, or (b) any sale, transfer or other disposition to a Third-Party Purchaser of all or substantially all of the assets (by book value), of Acquiror and its Subsidiaries on a consolidated basis based on the most recent annual audited financial statements of Acquiror (other than licensing, partnering or similar transactions in the ordinary course of business).
“Action” has the meaning set forth in Section 3.7.
“Affiliate” has the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.
“Agreement” means this Lockup Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Board of Directors” means the board of directors of Acquiror after the Closing Date.
“Closing Date” means the closing date of the Merger.
“Common Stock” means Acquiror’s Common Stock, par value $0.0001 per share.
“Company” has the meaning set forth in the Preamble.
“Equity Securities” means with respect to any Person, any share of capital stock of, or other equity interest in, such Person or any security exercisable or exchangeable for, or convertible into, any share of capital stock of, or other equity interest (including any security exercisable or exchangeable for, or convertible into, any share of capital stock) in, such Person, including any warrant, option, convertible or exchangeable note or debenture, profits interest or phantom equity right, whether voting or non-voting.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.
“Immediate Family” means with respect to any Person, such Person’s spouse or partner (or former spouse or former partner), ancestors, descendants (whether by blood, marriage or adoption) or spouse of a descendant of such Person, brothers and sisters (whether by blood, marriage or adoption) and inter vivos or testamentary trusts of which only such Person and his spouse, ancestors, descendants (whether by blood, marriage or adoption), brothers and sisters (whether by blood, marriage or adoption) are beneficiaries.
“Insider Trading Policy” means the insider trading policy or equivalent policy of Acquiror, as amended from time to time.
“Lock-up” has the meaning set forth in Section 2.1(a).
“Lock-up Period” has the meaning set forth in Section 2.1(c)(ii).
“Lock-up Shares” has the meaning set forth in Section 2.1(c)(iii).
“Merger” has the meaning set forth in the Background.
“Merger Agreement” has the meaning set forth in the Background.
“Merger Sub” has the meaning set forth in the Background.
“Permitted Transferees” has the meaning set forth in Section 2.1(c)(v).
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.
“Stockholder Parties” has the meaning set forth in the Preamble.
“Trading Day” means any day on which shares of Common Stock are actually traded on the principal securities exchange or securities market on which shares of Common Stock are then traded.
“Transfer” has the meaning set forth in Section 2.1(c)(viii).
1.2   Construction.   Unless the context otherwise requires: (a) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (b) “or” is disjunctive but not exclusive, (c) words in the singular include the plural, and in the plural include the singular, and (d) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to sections of this Agreement unless otherwise specified. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II
LOCKUP
2.1   Lockup.
(a)   Subject to the exclusions in Section 2.1(b), each Stockholder Party agrees not to Transfer any Lock-up Shares until the end of its applicable Lock-up Period (the “Lock-up”).
(b)   Notwithstanding anything to the contrary in Section 2.1(a), each Stockholder Party or any of its Permitted Transferees will be permitted to Transfer any Lock-up Shares during the Lock-up Period:
(i)   to any direct or indirect partners, members or equity holders of such Stockholder Party, including by way of distribution, or to any Affiliates of such Stockholder Party or any related investment funds or vehicles controlled or managed by or under common control with such Persons or their respective Affiliates, or to any other Stockholder Party to any of Acquiror’s officers or directors, any affiliate or family member of any of the Acquiror’s officers or directors, upon written notice to the Company;
(ii)   in the case of any individual, transfers to a partnership, limited liability company or other entity of which the undersigned and/or the Immediate Family of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;
(iii)   in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, or, in the case of a trust, to the trustor or beneficiary of such trust or the estate of a beneficiary of such trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization;
(iv)   in the case of an individual, by will or other testamentary document or device or by virtue of laws of descent and distribution upon death of such individual;
(v)   in the case of an individual, pursuant to a qualified domestic relations order, divorce decree or separation agreement;
(vi)   the entry, by the undersigned, at any time after the Closing, of any trading plan providing for the sale of Common Stock by the undersigned, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that (a) such plan does not provide for, or permit, the sale of any Common Stock during the Lock-Up Period and (b)(x) no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period or (y) if any public announcement is required of or voluntarily made by or on behalf of the undersigned or the Company regarding such plan, then such announcement or filing shall include a statement to the effect that no Transfer may be made under such plan during the Lock-Up Period;
(vii)   to satisfy any U.S. federal, state, or local income tax obligations;
(viii)   to Acquiror, including pursuant to any contractual arrangement in effect at the Closing that provides for the repurchase by Acquiror or any of its subsidiaries or forfeiture of the undersigned’s Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock in connection with the termination of the undersigned’s service to the Acquiror or any of its subsidiaries;
(ix)   to satisfy tax withholding obligations pursuant to the Company’s equity incentive plans or arrangements, including “sell-to-cover” transactions, to satisfy tax obligations in connection with the vesting and/or settlement of equity awards under the Company’s equity incentive plans;
(x)   the exercise of any options or warrants to purchase Common Stock (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis);
(xi)   in the event of the Acquiror’s liquidation, merger, stock exchange, reorganization, tender offer or other similar transaction which results in all of the shareholders of the Acquiror having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Acquiror’s completion of an initial Business Combination;

(xii)   in the case of an entity, by virtue of laws of the state of the entity’s organization and the entity’s organizational documents, upon dissolution of the entity;
(xiii)   with the Acquiror’s prior written consent;
(xiv)   to a nominee or custodian of any Person to which a Transfer would be permissible under any of the preceding clauses; and
(xv)   to the extent required by any legal or regulatory order;
provided, however, that in the case of any Transfer pursuant to any of the foregoing clauses (i) through (v) or (xii), these permitted transferees must enter into a written joinder agreement substantially in the form of Exhibit B hereto, whereupon such transferee will be treated as a party (with the same rights and obligations as the transferor) for all purposes of this Agreement, with the Acquiror agreeing to be bound by the transfer restrictions herein and the other restrictions contained in this Agreement.
Notwithstanding the foregoing, in no event shall the restrictions pursuant to this Section 2.1 apply to: (A) any shares of Common Stock or other securities convertible into or excisable or exchangeable for Common Stock acquired in open market transactions after the Closing Date, (B) any shares of the Common Stock or other securities acquired as part of the PIPE Investment or issued in exchange for, or on conversion of or exercise of, any securities issued as part of the PIPE Investment, or (C) any shares of common Stock or other securities acquired pursuant to the Backstop Agreement or issued in exchange for, on conversion of or exercise of, any securities issued pursuant to the Backstop Agreement, and no such shares of Common Stock or other securities referred to in the foregoing clauses (A), (B) and (C) shall constitute Lock-Up Shares (as defined below), provided that, for clause (A), no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the Lock-Up Period.
(c)   For purposes of this Section 2.1:
(i)   The term “First Early Release Event” means that the Trading Price is greater than or equal to $14.00; provided, that the First Early Release Event shall not occur no earlier than 180 days following the Closing.
(ii)   The term “Lock-up Period” means the period beginning on the Closing Date and ending on (A) if the undersigned is a Stockholder Party other than NKMax, then, with respect to the undersigned and its, his or her Permitted Transferees, the date that is 180 days after the Closing Date; and (B) if the undersigned is NKMax, then, with respect to the undersigned and its, his or her Permitted Transferees, (I) with respect to 50% of NKMax’s Lock-up Shares, the earlier of (x) the date that is 12 months after the Closing Date and (y) the occurrence of the First Early Release Event and (II) with respect to the remaining 50% of NKMax’s Lock-up Shares, the earlier of (x) the date that is 24 months after the Closing Date and (y) the occurrence of the Second Early Release Event. Notwithstanding the foregoing, in the event that a definitive agreement that contemplates an Acquiror Sale is entered into after the Closing Date, the Lock-up Period for any Lock-up Shares shall automatically terminate immediately prior to the consummation of such Acquiror Sale.
(iii)   The term “Lock-up Shares” means, with respect to any Stockholder Party and such Stockholder Party’s Permitted Transferees, (A) the shares of Common Stock held by such Person immediately following the Closing and (B) the shares of Common Stock issuable to such Person upon the settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the Closing in respect of awards of Common Stock.
(iv)   The term “NKMax” means NKMax Co., Ltd., a company organized and existing under the laws of the Republic of Korea.
(v)   The term “Permitted Transferees” means, prior to the expiration of the applicable Lock-up Period, any Person to whom such Stockholder Party or any other Permitted Transferee of such Stockholder Party is permitted to Transfer such shares of Common Stock pursuant to Section 2.1(b).

(vi)   The term “Second Early Release Event” means that the Trading Price is greater than or equal to $14.00; provided, that the Second Early Release Event shall not occur no earlier than 12 months following the Closing.
(vii)   The term “Trading Price” means the share price equal to the volume weighted average price of one share of Acquiror Common Stock as reported on NYSE (or any national security exchange on which the shares of the Acquiror Common Stock are then listed) for a period of at least 20 days (which days need not be consecutive) out of 30 consecutive Trading Days ending on the Trading Day immediately prior to the date of determination.
(viii)   The term “Transfer” means the (x) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any Owned Securities, (y) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Owned Securities, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (z) public announcement of any intention to effect any transaction specified in clause (x) or (y), in each case of clause (x) and (y), subject to Section 2.1(b), to the extent such shares of Common Stock, restricted stock units, stock options or other equity awards are issued or issuable pursuant to the terms of the Merger Agreement.
(d)   Each Stockholder Party shall be permitted to enter into a trading plan established in accordance with Rule 10b5-1 under the Exchange Act during the applicable Lock-up Period so long as no Transfers of such Stockholder Party’s shares of Common Stock in contravention of this Section 2.1 are effected prior to the expiration of the applicable Lock-up Period.
(e)   Each Stockholder Party also agrees and consents to the entry of stop transfer instructions with Acquiror’s transfer agent and registrar against the Transfer of any Lock-up Shares during the applicable Lock-Up Period except in compliance with the foregoing restrictions and to the addition of a legend to such Stockholder Party’s Lock-up Shares describing the foregoing restrictions, provided that such stop transfer instructions shall terminate immediately upon expiration of the Lock-up Period.
(f)   During the Lock-Up Period, each certificate or book-entry position evidencing any Locked-Up Shares shall be marked with a legend in substantially the following form, in addition to any other applicable legends:
“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [•], 2023, BY AND AMONG THE ISSUER OF SUCH SECURITIES AND THE REGISTERED HOLDER OF THE SECURITIES (OR THE PREDECESSOR IN INTEREST TO THE SECURITIES). A COPY OF SUCH LOCKUP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”
(g)   For the avoidance of doubt, each Stockholder Party shall retain all of its rights as a stockholder of Acquiror with respect to the Lock-up Shares during the applicable Lock-up Period, including the right to vote any Lock-up Shares and any dividends declared on the Lock-up Shares.
ARTICLE III
GENERAL PROVISIONS
3.1   Notices.   All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (provided that no “bounce back” or notice of non-delivery is received, including out of office notifications), addressed as follows:

If to Acquiror prior to the Closing, to:
Graf Acquisition Partners IV LLC
1790 Hughes Landing Blvd., Suite 400
The Woodlands, Texas, 77380
Attn: James A. Graf and Anthony Kuznik
E-mail:james@grafacq.com and tony@grafacq.com
and
White & Case LLP
1221 Avenue of the Americas
New York, NY 10020-1095
Attn: James Hu and Elliott Smith
E-mail:james.hu@whitecase.com and elliott.smith@whitecase.com
If to Acquiror after the Closing, to:
NKGen Biotech, Inc.
3001 Daimler Street
Santa Ana, CA 92705
Attn: Paul Song
E-mail: info@nkgenbiotech.com
and
Cooley LLP
10265 Science Center Drive
San Diego, CA 92121
Attn: Rupa Briggs, Rama Padmanabhan, and Ken Rollins
E-mail: rbriggs@cooley.com, padmanabhan@cooley.com, and krollins@cooley.com
If to any Stockholder Party, to such address indicated on Acquiror’s records with respect to such Stockholder Party or to such other address or addresses as such Stockholder Party may from time to time designate in writing.
3.2   Amendment; Waiver.   (a) The terms and provisions of this Agreement may be amended or modified in whole or in part only by a duly authorized agreement in writing executed by Acquiror and the Stockholder Parties holding a majority of the shares then held by the Stockholder Parties in the aggregate as to which this Agreement has not been terminated.
(b)   Except as expressly set forth in this Agreement, neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.
(c)   No party shall be deemed to have waived any claim arising out of this Agreement, or any right, remedy, power or privilege under this Agreement, unless the waiver of such claim, right, remedy, power or privilege is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
(d)   Acquiror and any other party hereto may unilaterally waive any of its rights hereunder in a signed writing delivered to (i) in the case of a waiver by Acquiror, the applicable Stockholder Parties and (ii) in the case of a waiver by a Stockholder Party, Acquiror.
(e)   Notwithstanding anything to the contrary, any amendment, modification or waiver of any provision herein that would (i) adversely affect any Stockholder Party, or (ii) disproportionately affect any

Stockholder Party as compared to any other Stockholder Party, in each case, will not bind any such Stockholder Party without such Stockholder Party’s prior written approval.
3.3   Further Assurances.   The parties hereto will sign such further documents and do and perform and cause to be done such further acts and things reasonably necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof.
3.4   Assignment.   No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties; provided that a Stockholder Party may assign this Agreement to a Permitted Transferee solely in connection with a Transfer permitted by this Agreement, subject to the receipt by Acquiror, in accordance with Section 2.1(b) of a duly executed joinder to this Agreement in the form of Exhibit B hereto by the Permitted Transferee. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 3.4 shall be null and void, ab initio.
3.5   Third Parties.   Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the parties hereto and their respective permitted successors and assigns, any right or remedies under or by reason of this Agreement, as a third party beneficiary or otherwise.
3.6   Governing Law.   THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE SUBSTANTIVE LAWS OF ANOTHER JURISDICTION.
3.7   Jurisdiction.   Any claim, action, suit, assessment, arbitration or proceeding (an “Action”) based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 3.7.
3.8   Waiver of Jury Trial.   EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.8.
3.9   Specific Performance.   The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to seek an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 3.9 shall not be required to provide any bond or other security in connection with any such injunction.
3.10   Entire Agreement.   Except as otherwise set forth herein, this Agreement constitutes the full and entire understanding and agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights, remedies or obligations of Acquiror or any of the Stockholder Parties under any other agreement between any of the Stockholder Parties and Acquiror, and nothing in any other agreement, certificate or instrument shall limit any of the rights, remedies or obligations of any of the Stockholder Parties or Acquiror under this Agreement.
3.11   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
3.12   Captions; Counterparts.   The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
3.13   Several Liability.   The liability of any Stockholder Party hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Stockholder Party be liable for any other Stockholder Party’s breach of such other Stockholder Party’s representations, warranties or obligations under this Agreement.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Lockup Agreement on the day and year first above written.
GRAF ACQUISITION CORP. IV
By:
Name:
Title:
[Signature Page to Lock-Up Agreement]

[STOCKHOLDER PARTY]
By:
[Signature Page to Lock-Up Agreement]

Exhibit A
COMPANY MANAGEMENT HOLDER
1.   Sangwoo Park
2.   Paul Song
3.   Yongman Kim
4.   Pierre Gagnon
[Exhibit A]

Exhibit B
FORM OF JOINDER TO LOCKUP AGREEMENT
[           ], 2023
Reference is made to the Lockup Agreement, dated as of [•], 2023, by and among Graf Acquisition Corp. IV, a Delaware corporation (the “Acquiror”) and the other Stockholder Parties (as defined therein) who from time to time become a party thereto (as amended from time to time, the “Lockup Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Lockup Agreement.
Each of Acquiror and each undersigned holder of shares of Acquiror (each, a “New Stockholder Party”) agrees that this Joinder to the Lockup Agreement (this “Joinder”) is being executed and delivered for good and valuable consideration.
Each undersigned New Stockholder Party hereby agrees to and does become party to the Lockup Agreement as a Stockholder Party. This Joinder shall serve as a counterpart signature page to the Lockup Agreement and by executing below each undersigned New Stockholder Party is deemed to have executed the Lockup Agreement with the same force and effect as if originally named a party thereto.
This Joinder may be executed in multiple counterparts, including by means of facsimile or electronic signature, each of which shall be deemed an original, but all of which together shall constitute the same instrument.
[Remainder of Page Intentionally Left Blank.]
[Exhibit B]

IN WITNESS WHEREOF, the undersigned have duly executed this Joinder as of the date first set forth above.
[NEW STOCKHOLDER PARTY]
By:
Name:
Title:
GRAF ACQUISITION CORP. IV
By:
Name:
Title:

ANNEX I
NKGEN BIOTECH, INC.
2023 EQUITY INCENTIVE PLAN
ADOPTED BY THE BOARD OF DIRECTORS: [DATE]
APPROVED BY THE STOCKHOLDERS: [DATE]
1.
General.

(a)   Plan Purpose. The Company, by means of the Plan, seeks to secure and retain the services of Employees, Directors and Consultants, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Awards.
(b)   Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) SARs; (iv) Restricted Stock Awards; (v) RSU Awards; (vi) Performance Awards; and (vii) Other Awards.
(c)   Adoption Date; Effective Date. The Plan will come into existence on the Adoption Date, but no Award may be granted prior to the Effective Date.
2.
Shares Subject to the Plan.

(a)   Share Reserve. Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed [   ] shares of Common Stock (equal to twelve percent (12%) of the Fully Diluted Common Stock determined as of immediately after the Effective Time). In addition, subject to any adjustments as necessary to implement any Capitalization Adjustments, such aggregate number of shares of Common Stock will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2024 and ending on (and including) January 1, 2033, in an amount equal to five percent (5%) of the total number of shares of the Fully Diluted Common Stock determined as of the day prior to such increase; provided, however that the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock.
(b)   Aggregate Incentive Stock Option Limit. Notwithstanding anything to the contrary in Section 2(a) and subject to any adjustments as necessary to implement any Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is [   ] shares.
(c)   Share Reserve Operation.
(i)   Limit Applies to Common Stock Issued Pursuant to Awards. For clarity, the Share Reserve is a limit on the number of shares of Common Stock that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy its obligations to issue shares pursuant to such Awards. Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.
(ii)   Actions that Do Not Constitute Issuance of Common Stock and Do Not Reduce Share Reserve. The following actions do not result in an issuance of shares under the Plan and accordingly do not reduce the number of shares subject to the Share Reserve and available for issuance under the Plan: (1) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued; (2) the settlement of any portion of an Award in cash (i.e., the Participant receives cash rather than Common Stock); (3) the withholding of shares that would otherwise be issued by the Company to satisfy the exercise, strike or purchase price of an Award; or (4) the withholding of shares that would otherwise be issued by the Company to satisfy a tax withholding obligation in connection with an Award.
(iii)   Reversion of Previously Issued Shares of Common Stock to Share Reserve. The following shares of Common Stock previously issued pursuant to an Award and accordingly initially deducted from the Share Reserve will be added back to the Share Reserve and again become available for issuance under the Plan: (1) any shares that are forfeited back to or repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of such shares, (2) any shares that are reacquired by the Company to satisfy the exercise, strike or purchase price of an Award, and (3) any shares that are reacquired by the Company to satisfy a tax withholding obligation in connection with an Award.
3.
Eligibility and Limitations.

(a)   Eligible Award Recipients. Subject to the terms of the Plan, Employees, Directors and Consultants are eligible to receive Awards.
(b)   Specific Award Limitations.
(i)   Limitations on Incentive Stock Option Recipients. Incentive Stock Options may be granted only to Employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code).
(ii)   Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).
(iii)   Limitations on Incentive Stock Options Granted to Ten Percent Stockholders. A Ten Percent Stockholder may not be granted an Incentive Stock Option unless (1) the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant of such Option and (2) the Option is not exercisable after the expiration of five years from the date of grant of such Option.
(iv)   Limitations on Nonstatutory Stock Options and SARs. Nonstatutory Stock Options and SARs may not be granted to Employees, Directors and Consultants unless the stock underlying such Awards is treated as “service recipient stock” under Section 409A or unless such Awards otherwise comply with the requirements of Section 409A.
(c)   Aggregate Incentive Stock Option Limit. The aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is the number of shares specified in Section 2(b).
(d)   Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director with respect to any period commencing on the date of the Company’s Annual Meeting of Stockholders for a particular year and ending on the day immediately prior to the date of the Company’s Annual Meeting of Stockholders for the next subsequent year (the “Annual Period”), including Awards granted and cash fees paid by the Company to such Non-Employee Director, will not exceed (1) $1,000,000 in total value or (2) in the event such Non-Employee Director is first appointed or elected to the Board during such Annual Period, $1,500,000 in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes. The limitations in this Section 3(d) shall apply commencing with the Annual Period that begins on the Company’s first Annual Meeting of Stockholders following the Effective Date.

4.
Options and Stock Appreciation Rights.

Each Option and SAR will have such terms and conditions as determined by the Board. Each Option will be designated in writing as an Incentive Stock Option or Nonstatutory Stock Option at the time of grant; provided, however, that if an Option is not so designated or if an Option designated as an Incentive Stock Option fails to qualify as an Incentive Stock Option, then such Option will be a Nonstatutory Stock Option, and the shares purchased upon exercise of each type of Option will be separately accounted for. Each SAR will be denominated in shares of Common Stock equivalents. The terms and conditions of separate Options and SARs need not be identical; provided, however, that each Option Agreement and SAR Agreement will conform (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:
(a)   Term. Subject to Section 3(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten years from the date of grant of such Award or such shorter period specified in the Award Agreement.
(b)   Exercise or Strike Price. Subject to Section 3(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will not be less than 100% of the Fair Market Value on the date of grant of such Award. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value on the date of grant of such Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code.
(c)   Exercise Procedure and Payment of Exercise Price for Options. In order to exercise an Option, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the Option Agreement or otherwise provided by the Company. The Board has the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The exercise price of an Option may be paid, to the extent permitted by Applicable Law and as determined by the Board, by one or more of the following methods of payment to the extent set forth in the Option Agreement:
(i) by cash or check, bank draft or money order payable to the Company;
(ii) pursuant to a “cashless exercise” program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds;
(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock that are already owned by the Participant free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) at the time of exercise the Common Stock is publicly traded, (2) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment, (3) such delivery would not violate any Applicable Law or agreement restricting the redemption of the Common Stock, (4) any certificated shares are endorsed or accompanied by an executed assignment separate from certificate, and (5) such shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;
(iv) if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) such shares used to pay the exercise price will not be exercisable thereafter and (2) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment; or

(v) in any other form of consideration that may be acceptable to the Board and permissible under Applicable Law.
(d)   Exercise Procedure and Payment of Appreciation Distribution for SARs. In order to exercise any SAR, the Participant must provide notice of exercise to the Plan Administrator in accordance with the SAR Agreement. The appreciation distribution payable to a Participant upon the exercise of a SAR will not be greater than an amount equal to the excess of (i) the aggregate Fair Market Value on the date of exercise of a number of shares of Common Stock equal to the number of Common Stock equivalents that are vested and being exercised under such SAR, over (ii) the strike price of such SAR. Such appreciation distribution may be paid to the Participant in the form of Common Stock or cash (or any combination of Common Stock and cash) or in any other form of payment, as determined by the Board and specified in the SAR Agreement.
(e)   Transferability. Options and SARs may not be transferred to third party financial institutions for value. The Board may impose such additional limitations on the transferability of an Option or SAR as it determines. In the absence of any such determination by the Board, the following restrictions on the transferability of Options and SARs will apply, provided that except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration and provided, further, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer:
(i)   Restrictions on Transfer. An Option or SAR will not be transferable, except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may permit transfer of an Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request, including to a trust if the Participant is considered to be the sole beneficial owner of such trust (as determined under Section 671 of the Code and applicable state law) while such Option or SAR is held in such trust, provided that the Participant and the trustee enter into a transfer and other agreements required by the Company.
(ii)   Domestic Relations Orders. Notwithstanding the foregoing, subject to the execution of transfer documentation in a format acceptable to the Company and subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to a domestic relations order.
(f)   Vesting. The Board may impose such restrictions on or conditions to the vesting and/or exercisability of an Option or SAR as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Options and SARs will cease upon termination of the Participant’s Continuous Service.
(g)   Termination of Continuous Service for Cause. Except as explicitly otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs will terminate and be forfeited immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising any portion (including any vested portion) of such Awards on and after the date of such termination of Continuous Service and the Participant will have no further right, title or interest in such forfeited Award, the shares of Common Stock subject to the forfeited Award, or any consideration in respect of the forfeited Award.
(h)   Post-Termination Exercise Period Following Termination of Continuous Service for Reasons Other than Cause. Subject to Section 4(i), if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant may exercise his or her Option or SAR to the extent vested, but only within the following period of time or, if applicable, such other period of time provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)):
(i) three months following the date of such termination if such termination is a termination without Cause (other than any termination due to the Participant’s Disability or death);

(ii) 12 months following the date of such termination if such termination is due to the Participant’s Disability;
(iii) 18 months following the date of such termination if such termination is due to the Participant’s death; or
(iv) 18 months following the date of the Participant’s death if such death occurs following the date of such termination but during the period such Award is otherwise exercisable (as provided in (i) or (ii) above).
Following the date of such termination, to the extent the Participant does not exercise such Award within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of such Award), such unexercised portion of the Award will terminate, and the Participant will have no further right, title or interest in the terminated Award, the shares of Common Stock subject to the terminated Award, or any consideration in respect of the terminated Award.
(i)   Restrictions on Exercise; Extension of Exercisability. A Participant may not exercise an Option or SAR at any time that the issuance of shares of Common Stock upon such exercise would violate Applicable Law. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason other than for Cause and, at any time during the last thirty days of the applicable Post-Termination Exercise Period: (i) the exercise of the Participant’s Option or SAR would be prohibited solely because the issuance of shares of Common Stock upon such exercise would violate Applicable Law, or (ii) the immediate sale of any shares of Common Stock issued upon such exercise would violate the Company’s Trading Policy, then the applicable Post-Termination Exercise Period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions); provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)).
(j)   Non-Exempt Employees. No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, will be first exercisable for any shares of Common Stock until at least six months following the date of grant of such Award. Notwithstanding the foregoing, in accordance with the provisions of the Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of (i) such Participant’s death or Disability, (ii) a Corporate Transaction in which such Award is not assumed, continued or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). This Section 4(j) is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.
(k)   Whole Shares. Options and SARs may be exercised only with respect to whole shares of Common Stock or their equivalents.
5.
Awards Other Than Options and Stock Appreciation Rights.

(a)   Restricted Stock Awards and RSU Awards. Each Restricted Stock Award and RSU Award will have such terms and conditions as determined by the Board; provided, however, that each Restricted Stock Award Agreement and RSU Award Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:
(i)   Form of Award.
(1) Restricted Stock Awards: To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock subject to a Restricted Stock Award may be (A) held in book entry form subject to the Company’s instructions until such shares become vested or any other restrictions lapse, or (B) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. Unless otherwise determined by the Board, a Participant will have voting and other rights as a stockholder of the Company with respect to any shares subject to a Restricted Stock Award.
(2) RSU Awards: An RSU Award represents a Participant’s right to be issued on a future date the number of shares of Common Stock that is equal to the number of restricted stock units subject to the RSU Award. As a holder of an RSU Award, a Participant is an unsecured creditor of the Company with respect to the Company’s unfunded obligation, if any, to issue shares of Common Stock in settlement of such Award and nothing contained in the Plan or any RSU Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or an Affiliate or any other person. A Participant will not have voting or any other rights as a stockholder of the Company with respect to any RSU Award (unless and until shares are actually issued in settlement of a vested RSU Award).
(ii)   Consideration.
(1) Restricted Stock Awards: A Restricted Stock Award may be granted in consideration for (A) cash or check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of consideration (including future services) as the Board may determine and permissible under Applicable Law.
(2) RSU Awards: Unless otherwise determined by the Board at the time of grant, an RSU Award will be granted in consideration for the Participant’s services to the Company or an Affiliate, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the RSU Award, or the issuance of any shares of Common Stock pursuant to the RSU Award. If, at the time of grant, the Board determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or an Affiliate) upon the issuance of any shares of Common Stock in settlement of the RSU Award, such consideration may be paid in any form of consideration as the Board may determine and permissible under Applicable Law.
(iii)   Vesting. The Board may impose such restrictions on or conditions to the vesting of a Restricted Stock Award or RSU Award as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Stock Awards and RSU Awards will cease upon termination of the Participant’s Continuous Service.
(iv)   Termination of Continuous Service. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason, (1) the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant under his or her Restricted Stock Award that have not vested as of the date of such termination as set forth in the Restricted Stock Award Agreement and the Participant will have no further right, title or interest in the Restricted Stock Award, the shares of Common Stock subject to the Restricted Stock Award, or any consideration in respect of the Restricted Stock Award and (2) any portion of his or her RSU Award that has not vested will be forfeited upon such termination and the Participant will have no further right, title or interest in the RSU Award, the shares of Common Stock issuable pursuant to the RSU Award, or any consideration in respect of the RSU Award.
(v)   Dividends and Dividend Equivalents. Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to a Restricted Stock Award or RSU Award, as determined by the Board and specified in the Award Agreement.
(vi)   Settlement of RSU Awards. An RSU Award may be settled by the issuance of shares of Common Stock or cash (or any combination thereof) or in any other form of payment, as determined by the Board and specified in the RSU Award Agreement. At the time of grant, the Board may determine to impose such restrictions or conditions that delay such delivery to a date following the vesting of the RSU Award.
(b)   Performance Awards. With respect to any Performance Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, the other terms and conditions of such Award, and the measure of whether and to what degree such Performance Goals have been attained will be determined by the Board.
(c)   Other Awards. Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof may be granted either alone or in addition to Awards provided for under Section 4 and the preceding provisions of this Section 5. Subject to the provisions of the Plan, the Board will have sole and complete discretion to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Awards and all other terms and conditions of such Other Awards.
6.
Adjustments upon Changes in Common Stock; Other Corporate Events.

(a)   Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of shares of Common Stock subject to the Plan, and the maximum number of shares by which the Share Reserve may annually increase pursuant to Section 2(a); (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 2(b); and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of Common Stock subject to outstanding Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, no fractional shares or rights for fractional shares of Common Stock shall be created in order to implement any Capitalization Adjustment. The Board shall determine an appropriate equivalent benefit, if any, for any fractional shares or rights to fractional shares that might be created by the adjustments referred to in the preceding provisions of this Section.
(b)   Dissolution or Liquidation. Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service, provided, however, that the Board may determine to cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.
(c)   Corporate Transaction. The following provisions will apply to Awards in the event of a Corporate Transaction except as set forth in Section 11 unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of an Award.
(i)   Awards May Be Assumed. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar award for only a portion of an

Award, or may choose to assume or continue the Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution will be set by the Board.
(ii)   Awards Held by Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Awards may be exercised) will be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective time of the Corporate Transaction), and such Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the effectiveness of the Corporate Transaction). With respect to the vesting of Performance Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the Award Agreement, the vesting of such Performance Awards will accelerate at 100% of the target level upon the occurrence of the Corporate Transaction in which the Awards are not assumed in accordance with Section 6(c)(i). With respect to the vesting of Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and are settled in the form of a cash payment, such cash payment will be made no later than 30 days following the occurrence of the Corporate Transaction or such later date as required to comply with Section 409A of the Code.
(iii)   Awards Held by Persons other than Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Awards will terminate if not exercised (if applicable) prior to the occurrence of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.
(iv)   Payment for Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event an Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Award may not exercise such Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (1) the value of the property the Participant would have received upon the exercise of the Award (including, at the discretion of the Board, any unvested portion of such Award), over (2) any exercise price payable by such holder in connection with such exercise.
(d)   Appointment of Stockholder Representative. As a condition to the receipt of an Award under this Plan, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.
(e)   No Restriction on Right to Undertake Transactions. The grant of any Award under the Plan and the issuance of shares pursuant to any Award does not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, rights or options to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
7.
Administration.

(a)   Administration by Board. The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in subsection (c) below.
(b)   Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i) To determine from time to time (1) which of the persons eligible under the Plan will be granted Awards; (2) when and how each Award will be granted; (3) what type or combination of types of Award will be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to receive an issuance of Common Stock or other payment pursuant to an Award; (5) the number of shares of Common Stock or cash equivalent with respect to which an Award will be granted to each such person; (6) the Fair Market Value applicable to an Award; and (7) the terms of any Performance Award that is not valued in whole or in part by reference to, or otherwise based on, the Common Stock, including the amount of cash payment or other property that may be earned and the timing of payment.
(ii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deems necessary or expedient to make the Plan or Award fully effective.
(iii) To settle all controversies regarding the Plan and Awards granted under it.
(iv) To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest.
(v) To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Corporate Transaction, for reasons of administrative convenience.
(vi) To suspend or terminate the Plan at any time. Suspension or termination of the Plan will not Materially Impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.
(vii) To amend the Plan in any respect the Board deems necessary or advisable; provided, however, that stockholder approval will be required for any amendment to the extent required by Applicable Law. Except as provided above, rights under any Award granted before amendment of the Plan will not be Materially Impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.
(viii) To submit any amendment to the Plan for stockholder approval.
(ix) To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, a Participant’s rights under any Award will not be Materially Impaired by any such amendment unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(x) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.
(xi) To adopt such procedures and sub-plans as are necessary or appropriate to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant foreign jurisdiction).
(xii) To effect, at any time and from time to time, subject to the consent of any Participant whose Award is Materially Impaired by such action, (1) the reduction of the exercise price (or strike price) of any outstanding Option or SAR; (2) the cancellation of any outstanding Option or SAR and the grant in substitution therefor of (A) a new Option, SAR, Restricted Stock Award, RSU Award or Other Award, under the Plan or another equity plan of the Company, covering the same or a different number of shares of Common Stock, (B) cash and/or (C) other valuable consideration (as determined by the Board); or (3) any other action that is treated as a repricing under generally accepted accounting principles.
(c)   Delegation to Committee.
(i)   General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each Committee may retain the authority to concurrently administer the Plan with Committee or subcommittee to which it has delegated its authority hereunder and may, at any time, revest in such Committee some or all of the powers previously delegated. The Board may retain the authority to concurrently administer the Plan with any Committee and may, at any time, revest in the Board some or all of the powers previously delegated.
(ii)   Rule 16b-3 Compliance. To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee that consists solely of two or more Non-Employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act and thereafter any action establishing or modifying the terms of the Award will be approved by the Board or a Committee meeting such requirements to the extent necessary for such exemption to remain available.
(d)   Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board or any Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.
(e)   Delegation to an Officer. The Board or any Committee may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by Applicable Law, other types of Awards) and, to the extent permitted by Applicable Law, the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Awards granted to such Employees; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation will specify the total number of shares of Common Stock that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself. Any such Awards will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) the authority to determine the Fair Market Value.
8.
Tax Withholding

(a)   Withholding Authorization. As a condition to acceptance of any Award under the Plan, a Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agrees to make adequate provision for (including), any sums required to satisfy any U.S. federal, state, local and/or foreign tax or social insurance contribution withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise, vesting or settlement of such Award, as applicable. Accordingly, a Participant may not be able to exercise an Award even though the Award is vested, and the Company shall have no obligation to issue shares of Common Stock subject to an Award, unless and until such obligations are satisfied.
(b)   Satisfaction of Withholding Obligation. To the extent permitted by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any U.S. federal, state, local and/or foreign tax or social insurance withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) by allowing a Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board; or (vi) by such other method as may be set forth in the Award Agreement.
(c)   No Obligation to Notify or Minimize Taxes; No Liability to Claims. Except as required by Applicable Law the Company has no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award. As a condition to accepting an Award under the Plan, each Participant (i) agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from such Award or other Company compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so. Additionally, each Participant acknowledges any Option or SAR granted under the Plan is exempt from Section 409A only if the exercise or strike price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Award. Additionally, as a condition to accepting an Option or SAR granted under the Plan, each Participant agrees not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that such exercise price or strike price is less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the Internal Revenue Service.
(d)   Withholding Indemnification. As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.
9.
Miscellaneous.

(a)   Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.
(b)   Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Awards will constitute general funds of the Company.

(c)   Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.
(d)   Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until (i) such Participant has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Award is reflected in the records of the Company.
(e)   No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate at will and without regard to any future vesting opportunity that a Participant may have with respect to any Award (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state or foreign jurisdiction in which the Company or the Affiliate is incorporated, as the case may be. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.
(f)   Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board may determine, to the extent permitted by Applicable Law, to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.
(g)   Execution of Additional Documents. As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Plan Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Plan Administrator’s request.
(h)   Electronic Delivery and Participation. Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The form of delivery of any Common Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

(i)   Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntarily terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.
(j)   Securities Law Compliance. A Participant will not be issued any shares in respect of an Award unless either (i) the shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Each Award also must comply with other Applicable Law governing the Award, and a Participant will not receive such shares if the Company determines that such receipt would not be in material compliance with Applicable Law.
(k)   Transfer or Assignment of Awards; Issued Shares. Except as expressly provided in the Plan or the form of Award Agreement, Awards granted under the Plan may not be transferred or assigned by the Participant. After the vested shares subject to an Award have been issued, or in the case of Restricted Stock and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of the Trading Policy and Applicable Law.
(l)   Effect on Other Employee Benefit Plans. The value of any Award granted under the Plan, as determined upon grant, vesting or settlement, shall not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.
(m)   Deferrals. To the extent permitted by Applicable Law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Participants. Deferrals will be made in accordance with the requirements of Section 409A.
(n)   Section 409A. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.

(o)   Choice of Law. This Plan and any controversy arising out of or relating to this Plan shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware.
10.
Covenants of the Company.

(a)   Compliance with Law. The Company will seek to obtain from each regulatory commission or agency, as may be deemed to be necessary, having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise or vesting of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise or vesting of such Awards unless and until such authority is obtained. A Participant is not eligible for the grant of an Award or the subsequent issuance of Common Stock pursuant to the Award if such grant or issuance would be in violation of any Applicable Law.
11.
Additional Rules for Awards Subject to Section 409A.

(a)   Application. Unless the provisions of this Section of the Plan are expressly superseded by the provisions in the form of Award Agreement, the provisions of this Section shall apply and shall supersede anything to the contrary set forth in the Award Agreement for a Non-Exempt Award.
(b)   Non-Exempt Awards Subject to Non-Exempt Severance Arrangements. To the extent a Non-Exempt Award is subject to Section 409A due to application of a Non-Exempt Severance Arrangement, the following provisions of this subsection (b) apply.
(i) If the Non-Exempt Award vests in the ordinary course during the Participant’s Continuous Service in accordance with the vesting schedule set forth in the Award Agreement, and does not accelerate vesting under the terms of a Non-Exempt Severance Arrangement, in no event will the shares be issued in respect of such Non-Exempt Award any later than the later of: (i) December 31st of the calendar year that includes the applicable vesting date, or (ii) the 60th day that follows the applicable vesting date.
(ii) If vesting of the Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with the Participant’s Separation from Service, and such vesting acceleration provisions were in effect as of the date of grant of the Non-Exempt Award and, therefore, are part of the terms of such Non-Exempt Award as of the date of grant, then the shares will be earlier issued in settlement of such Non-Exempt Award upon the Participant’s Separation from Service in accordance with the terms of the Non-Exempt Severance Arrangement, but in no event later than the 60th day that follows the date of the Participant’s Separation from Service. However, if at the time the shares would otherwise be issued the Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of such Participant’s Separation from Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.
(iii) If vesting of a Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with a Participant’s Separation from Service, and such vesting acceleration provisions were not in effect as of the date of grant of the Non-Exempt Award and, therefore, are not a part of the terms of such Non-Exempt Award on the date of grant, then such acceleration of vesting of the Non-Exempt Award shall not accelerate the issuance date of the shares, but the shares shall instead be issued on the same schedule as set forth in the Grant Notice as if they had vested in the ordinary course during the Participant’s Continuous Service, notwithstanding the vesting acceleration of the Non-Exempt Award. Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under Treasury Regulations Section 1.409A-3(a)(4).
(c)   Treatment of Non-Exempt Awards Upon a Corporate Transaction for Employees and Consultants. The provisions of this subsection (c) shall apply and shall supersede anything to the contrary set forth in the Plan with respect to the permitted treatment of any Non-Exempt Award in connection with a Corporate Transaction if the Participant was either an Employee or Consultant upon the applicable date of grant of the Non-Exempt Award.
(i)   Vested Non-Exempt Awards. The following provisions shall apply to any Vested Non-Exempt Award in connection with a Corporate Transaction:
(1) If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Vested Non-Exempt Award. Upon the Section 409A Change in Control the settlement of the Vested Non-Exempt Award will automatically be accelerated and the shares will be immediately issued in respect of the Vested Non-Exempt Award. Alternatively, the Company may instead provide that the Participant will receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control.
(2) If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute each Vested Non-Exempt Award. The shares to be issued in respect of the Vested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of the Fair Market Value of the shares made on the date of the Corporate Transaction.
(ii)   Unvested Non-Exempt Awards. The following provisions shall apply to any Unvested Non-Exempt Award unless otherwise determined by the Board pursuant to subsection (e) of this Section.
(1) In the event of a Corporate Transaction, the Acquiring Entity shall assume, continue or substitute any Unvested Non-Exempt Award. Unless otherwise determined by the Board, any Unvested Non-Exempt Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of any Unvested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value of the shares made on the date of the Corporate Transaction.
(2) If the Acquiring Entity will not assume, substitute or continue any Unvested Non-Exempt Award in connection with a Corporate Transaction, then such Award shall automatically terminate and be forfeited upon the Corporate Transaction with no consideration payable to any Participant in respect of such forfeited Unvested Non-Exempt Award. Notwithstanding the foregoing, to the extent permitted and in compliance with the requirements of Section 409A, the Board may in its discretion determine to elect to accelerate the vesting and settlement of the Unvested Non-Exempt Award upon the Corporate Transaction, or instead substitute a cash payment equal to the Fair Market Value of such shares that would otherwise be issued to the Participant, as further provided in subsection (e)(ii) below. In the absence of such discretionary election by the Board, any Unvested Non-Exempt Award shall be forfeited without payment of any consideration to the affected Participants if the Acquiring Entity will not assume, substitute or continue the Unvested Non-Exempt Awards in connection with the Corporate Transaction.

(3) The foregoing treatment shall apply with respect to all Unvested Non-Exempt Awards upon any Corporate Transaction, and regardless of whether or not such Corporate Transaction is also a Section 409A Change in Control.
(d)   Treatment of Non-Exempt Awards Upon a Corporate Transaction for Non-Employee Directors. The following provisions of this subsection (d) shall apply and shall supersede anything to the contrary that may be set forth in the Plan with respect to the permitted treatment of a Non-Exempt Director Award in connection with a Corporate Transaction.
(i) If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Non-Exempt Director Award. Upon the Section 409A Change in Control the vesting and settlement of any Non-Exempt Director Award will automatically be accelerated and the shares will be immediately issued to the Participant in respect of the Non-Exempt Director Award. Alternatively, the Company may provide that the Participant will instead receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control pursuant to the preceding provision.
(ii) If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute the Non-Exempt Director Award. Unless otherwise determined by the Board, the Non-Exempt Director Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of the Non-Exempt Director Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value made on the date of the Corporate Transaction.
(e) If the RSU Award is a Non-Exempt Award, then the provisions in this Section 11(e) shall apply and supersede anything to the contrary that may be set forth in the Plan or the Award Agreement with respect to the permitted treatment of such Non-Exempt Award:
(i) Any exercise by the Board of discretion to accelerate the vesting of a Non-Exempt Award shall not result in any acceleration of the scheduled issuance dates for the shares in respect of the Non-Exempt Award unless earlier issuance of the shares upon the applicable vesting dates would be in compliance with the requirements of Section 409A.
(ii) The Company explicitly reserves the right to earlier settle any Non-Exempt Award to the extent permitted and in compliance with the requirements of Section 409A, including pursuant to any of the exemptions available in Treasury Regulations Section 1.409A-3(j)(4)(ix).
(iii) To the extent the terms of any Non-Exempt Award provide that it will be settled upon a Change in Control or Corporate Transaction, to the extent it is required for compliance with the requirements of Section 409A, the Change in Control or Corporate Transaction event triggering settlement must also constitute a Section 409A Change in Control. To the extent the terms of a Non-Exempt Award provides that it will be settled upon a termination of employment or termination of Continuous Service, to the extent it is required for compliance with the requirements of Section 409A, the termination event triggering settlement must also constitute a Separation From Service. However, if at the time the shares would otherwise be issued to a Participant in connection with a “separation from service” such Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of the Participant’s Separation From Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.
(iv) The provisions in this subsection (e) for delivery of the shares in respect of the settlement of an RSU Award that is a Non-Exempt Award are intended to comply with the requirements of

Section 409A so that the delivery of the shares to the Participant in respect of such Non-Exempt Award will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.
12.
Severability.

If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid. Any Section of the Plan or any Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
13.
Termination of the Plan.

The Board may suspend or terminate the Plan at any time. No Incentive Stock Options may be granted after the tenth anniversary of the earlier of: (i) the Adoption Date, or (ii) the date the Plan is approved by the Company’s stockholders. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.
14.
Definitions.

As used in the Plan, the following definitions apply to the capitalized terms indicated below:
(a) “Acquiring Entity” means the surviving or acquiring corporation (or its parent company) in connection with a Corporate Transaction.
(b) “Adoption Date” means the date the Plan is first approved by the Board or Compensation Committee.
(c) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
(d) “Applicable Law” means any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange, or the Financial Industry Regulatory Authority).
(e) “Award” means any right to receive Common Stock, cash or other property granted under the Plan (including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, an RSU Award, a SAR, a Performance Award or any Other Award).
(f) “Award Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an Award. The Award Agreement generally consists of the Grant Notice and the agreement containing the written summary of the general terms and conditions applicable to the Award and which is provided, including through electronic means, to a Participant along with the Grant Notice.
(g) “Board” means the Board of Directors of the Company (or its designee). Any decision or determination made by the Board shall be a decision or determination that is made in the sole discretion of the Board (or its designee), and such decision or determination shall be final and binding on all Participants.
(h) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.
(i) “Cause” has the meaning ascribed to such term in any written agreement between a Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) the Participant’s dishonest statements or acts with respect to the Company or any Affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business; (ii) the Participant’s commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) the Participant’s failure to perform the Participant’s assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the Participant by the Company; (iv) the Participant’s gross negligence, willful misconduct or insubordination with respect to the Company or any Affiliate of the Company; or (v) the Participant’s material violation of any provision of any agreement(s) between the Participant and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Board with respect to Participants who are executive officers of the Company and by the Company’s Chief Executive Officer with respect to Participants who are not executive officers of the Company. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.
(j) “Change in Control” or “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;
(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the Acquiring Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the Acquiring Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;
(iii) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or
(iv) individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.
Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) with respect to any nonqualified deferred compensation that becomes payable on account of the Change in Control, the transaction or event described in clause (i), (ii), (iii), or (iv) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.
(k) “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
(l) “Committee” means the Compensation Committee and any other committee of one or more Directors to whom authority has been delegated by the Board or Compensation Committee in accordance with the Plan.
(m) “Common Stock” means the common stock, par value $0.0001 per share, of the Company.
(n) “Company” means NKGen Biotech, Inc., a Delaware corporation.
(o) “Compensation Committee” means the Compensation Committee of the Board.
(p) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.
(q) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).
(r) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i) a sale or other disposition of all or substantially all, as determined by the Board, of the consolidated assets of the Company and its Subsidiaries;
(ii) a sale or other disposition of at least 50% of the outstanding securities of the Company;
(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
Notwithstanding the foregoing or any other provision of this Plan, (A) the term Corporate Transaction shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Corporate Transaction (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Corporate Transaction or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) with respect to any nonqualified deferred compensation that becomes payable on account of the Corporate Transaction, the transaction or event described in clause (i), (ii), (iii), or (iv) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.
(s) “Director” means a member of the Board.
(t) “determine” or “determined” means as determined by the Board or the Committee (or its designee) in its sole discretion.
(u) “Disability” means, with respect to a Participant, such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.
(v) “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Merger Agreement, provided that this Plan is approved by the Company’s stockholders prior to such date.
(w) “Effective Time” has the meaning set forth in the Merger Agreement.
(x) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
(y) “Employer” means the Company or the Affiliate of the Company that employs the Participant.
(z) “Entity” means a corporation, partnership, limited liability company or other entity.
(aa) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(bb) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.
(cc) “Fair Market Value” means, as of any date, unless otherwise determined by the Board, the value of the Common Stock (as determined on a per share or aggregate basis, as applicable) determined as follows:
(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.
(ii) If there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.
(iii) In the absence of such markets for the Common Stock, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.
(dd) “Fully Diluted Common Stock” means the number of shares of Common Stock, determined as of the applicable time of measurement, equal to the sum of (i) the total number of shares of Common Stock issued and outstanding and (ii) the total number of shares of Common Stock subject to securities that are convertible into or exercisable for shares of Common Stock (whether vested or unvested).
(ee) “Governmental Body” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority) or other body exercising similar powers or authority; or (iv) self-regulatory organization (including the Nasdaq Stock Market, New York Stock Exchange, and the Financial Industry Regulatory Authority).
(ff) “Grant Notice” means the notice provided to a Participant that he or she has been granted an Award under the Plan and which includes the name of the Participant, the type of Award, the date of grant of the Award, number of shares of Common Stock subject to the Award or potential cash payment right, (if any), the vesting schedule for the Award (if any) and other key terms applicable to the Award.
(gg) “Incentive Stock Option” means an option granted pursuant to Section 4 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.
(hh) “Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant’s rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option or SAR that may be exercised, (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code, (iii) to change the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock

Option under Section 422 of the Code, (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A,or (v) to comply with other Applicable Laws.
(ii) “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of April 14, 2023, by and among Graf Acquisition Corp. IV, a Delaware Corporation, Austria Merger Sub, Inc., a Delaware corporation, and NKGen Biotech, Inc., a Delaware corporation.
(jj) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.
(kk) “Non-Exempt Award” means any Award that is subject to, and not exempt from, Section 409A, including as the result of (i) a deferral of the issuance of the shares subject to the Award which is elected by the Participant or imposed by the Company, or (ii) the terms of any Non-Exempt Severance Agreement.
(ll) “Non-Exempt Director Award” means a Non-Exempt Award granted to a Participant who was a Director but not an Employee on the applicable grant date.
(mm) “Non-Exempt Severance Arrangement” means a severance arrangement or other agreement between the Participant and the Company that provides for acceleration of vesting of an Award and issuance of the shares in respect of such Award upon the Participant’s termination of employment or separation from service (as such term is defined in Section 409A(a)(2)(A)(i) of the Code (and without regard to any alternative definition thereunder) (“Separation from Service”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4), 1.409A-1(b)(9) or otherwise.
(nn) “Nonstatutory Stock Option” means any option granted pursuant to Section 4 of the Plan that does not qualify as an Incentive Stock Option.
(oo) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.
(pp) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.
(qq) “Option Agreement” means a written or electronic agreement between the Company and the Optionholder evidencing the terms and conditions of the Option grant. The Option Agreement includes the Grant Notice for the Option and the agreement containing the written summary of the general terms and conditions applicable to the Option and which is provided, including through electronic means, to a Participant along with the Grant Notice. Each Option Agreement will be subject to the terms and conditions of the Plan.
(rr) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.
(ss) “Other Award” means an award valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value at the time of grant) that is not an Incentive Stock Option, Nonstatutory Stock Option, SAR, Restricted Stock Award, RSU Award or Performance Award.
(tt) “Other Award Agreement” means a written or electronic agreement between the Company and a holder of an Other Award evidencing the terms and conditions of an Other Award grant. Each Other Award Agreement will be subject to the terms and conditions of the Plan.

(uu) “Own,” “Owned,” “Owner,” “Ownership” means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
(vv) “Participant” means an Employee, Director or Consultant to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.
(ww) “Performance Award” means an Award that may vest or may be exercised or a cash award that may vest or become earned and paid contingent upon the attainment during a Performance Period of certain Performance Goals and which is granted under the terms and conditions of Section 5(b) pursuant to such terms as are approved by the Board. In addition, to the extent permitted by Applicable Law and set forth in the applicable Award Agreement, the Board may determine that cash or other property may be used in payment of Performance Awards. Performance Awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Common Stock.
(xx) “Performance Criteria” means the one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: earnings (including earnings per share and net earnings); earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; total stockholder return; return on equity or average stockholder’s equity; return on assets, investment, or capital employed; stock price; margin (including gross margin); income (before or after taxes); operating income; operating income after taxes; pre-tax profit; operating cash flow; sales or revenue targets; increases in revenue or product revenue; expenses and cost reduction goals; improvement in or attainment of working capital levels; economic value added (or an equivalent metric); market share; cash flow; cash flow per share; share price performance; debt reduction; customer satisfaction; stockholders’ equity; capital expenditures; debt levels; operating profit or net operating profit; workforce diversity; growth of net income or operating income; billings; financing; regulatory milestones; stockholder liquidity; corporate governance and compliance; intellectual property; personnel matters; progress of internal research; progress of partnered programs; partner satisfaction; budget management; partner or collaborator achievements; internal controls, including those related to the Sarbanes-Oxley Act of 2002; investor relations, analysts and communication; implementation or completion of projects or processes; employee retention; number of users, including unique users; strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with respect to the marketing, distribution and sale of the Company’s products; supply chain achievements; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; individual performance goals; corporate development and planning goals; and other measures of performance selected by the Board or Committee whether or not listed herein.
(yy) “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Board may establish or provide for other adjustment items in the Award Agreement at the time the Award is granted or in such other document setting forth the Performance Goals at the time the Performance Goals are established. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement or the written terms of a Performance Cash Award.
(zz) “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to vesting or exercise of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.
(aaa) “Plan” means this NKGen Biotech, Inc. 2023 Equity Incentive Plan, as amended from time to time.
(bbb) “Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day to day operations of the Plan and the Company’s other equity incentive programs.
(ccc) “Post-Termination Exercise Period” means the period following termination of a Participant’s Continuous Service within which an Option or SAR is exercisable, as specified in Section 4(h).
(ddd) “Restricted Stock Award” or “RSA” means an Award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).
(eee) “Restricted Stock Award Agreement” means a written or electronic agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. The Restricted Stock Award Agreement includes the Grant Notice for the Restricted Stock Award and the agreement containing the written summary of the general terms and conditions applicable to the Restricted Stock Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.
(fff) “RSU Award” or “RSU” means an Award of restricted stock units representing the right to receive an issuance of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).
(ggg) “RSU Award Agreement” means a written or electronic agreement between the Company and a holder of an RSU Award evidencing the terms and conditions of an RSU Award. The RSU Award Agreement includes the Grant Notice for the RSU Award and the agreement containing the written summary of the general terms and conditions applicable to the RSU Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each RSU Award Agreement will be subject to the terms and conditions of the Plan.
(hhh) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.
(iii) “Rule 405” means Rule 405 promulgated under the Securities Act.
(jjj) “Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder.
(kkk) “Section 409A Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(lll) “Securities Act” means the Securities Act of 1933, as amended.
(mmm) “Share Reserve” means the number of shares available for issuance under the Plan as set forth in Section 2(a).
(nnn) “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 4.
(ooo) “SAR Agreement” means a written or electronic agreement between the Company and a holder of a SAR evidencing the terms and conditions of a SAR grant. The SAR Agreement includes the Grant Notice for the SAR and the agreement containing the written summary of the general terms and conditions applicable to the SAR and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each SAR Agreement will be subject to the terms and conditions of the Plan.
(ppp) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.
(qqq) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.
(rrr) “Trading Policy” means the Company’s policy permitting certain individuals to sell Company shares only during certain “window” periods and/or otherwise restricts the ability of certain individuals to transfer or encumber Company shares, as in effect from time to time.
(sss) “Unvested Non-Exempt Award” means the portion of any Non-Exempt Award that had not vested in accordance with its terms upon or prior to the date of any Corporate Transaction.
(ttt) “Vested Non-Exempt Award” means the portion of any Non-Exempt Award that had vested in accordance with its terms upon or prior to the date of a Corporate Transaction.

ANNEX J
NKGEN BIOTECH, INC.
2023 EMPLOYEE STOCK PURCHASE PLAN
ADOPTED BY THE BOARD OF DIRECTORS: [DATE]
APPROVED BY THE STOCKHOLDERS: [DATE]
1.
General; Purpose.

(a) The Plan provides a means by which Eligible Employees of the Company and certain Designated Companies may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan. In addition, the Plan permits the Company to grant a series of Purchase Rights to Eligible Employees that do not meet the requirements of an Employee Stock Purchase Plan.
(b) The Plan includes two components: a 423 Component and a Non-423 Component. The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as an Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes grants of Purchase Rights under the Non-423 Component that do not meet the requirements of an Employee Stock Purchase Plan. Except as otherwise provided in the Plan or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component. In addition, the Company may make separate Offerings which vary in terms (provided that such terms are not inconsistent with the provisions of the Plan or the requirements of an Employee Stock Purchase Plan to the extent the Offering is made under the 423 Component), and the Company will designate which Designated Company is participating in each separate Offering.
(c) The Company, by means of the Plan, seeks to retain the services of Eligible Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.
2.
Administration.

(a) The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).
(b) The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i) To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).
(ii) To designate from time to time (A) which Related Corporations of the Company will be eligible to participate in the Plan as Designated 423 Companies, (B) which Related Corporations or Affiliates will be eligible to participate in the Plan as Designated Non-423 Companies, (C) which Affiliates or Related Corporations may be excluded from participation in the Plan, and (D) which Designated Companies will participate in each separate Offering (to the extent that the Company makes separate Offerings).
(iii) To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.
(iv) To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.
(v) To suspend or terminate the Plan at any time as provided in Section 12.
(vi) To amend the Plan at any time as provided in Section 12.

(vii) Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan with respect to the 423 Component.
(viii) To adopt such rules, procedures and sub-plans as are necessary or appropriate to permit or facilitate participation in the Plan by Employees who are foreign nationals or employed or located outside the United States. Without limiting the generality of, and consistent with, the foregoing, the Board specifically is authorized to adopt rules, procedures, and sub-plans regarding, without limitation, eligibility to participate in the Plan, the definition of eligible “earnings,” handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements, and which, if applicable to a Designated Non-423 Company, do not have to comply with the requirements of Section 423 of the Code.
(c) The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan and any applicable Offering Document to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Further, to the extent not prohibited by Applicable Law, the Board or Committee may, from time to time, delegate some or all of its authority under the Plan to one or more officers of the Company or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.
(d) All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.
3.
Shares of Common Stock Subject to the Plan.

(a) Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock that may be issued under the Plan will not exceed [   ] shares of Common Stock (equal to three percent (3%) of the Fully Diluted Common Stock determined as of immediately after the Effective Time) (the “Initial Share Reserve”), plus the number of shares of Common Stock that are automatically added on January 1st of each year for a period of up to ten years commencing on January 1, 2024 and ending on (and including) January 1, 2033, in an amount equal to the lesser of (x) two percent (2%) of the total number of shares of the Fully Diluted Common Stock determined as of the day prior to such increase, and (y) [   ] shares of Common Stock (equal to [ ] percent ([ ]%) of the Initial Share Reserve). Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year to provide that there will be no January 1st increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence. For the avoidance of doubt, up to the maximum number of shares of Common Stock reserved under this Section 3(a) may be used to satisfy purchases of Common Stock under the 423 Component and any remaining portion of such maximum number of shares may be used to satisfy purchases of Common Stock under the Non-423 Component.
(b) If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.
(c) The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

4.
Grant of Purchase Rights; Offering.

(a) The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and with respect to the 423 Component, will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.
(b) If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company or a third party designated by the Company (each, a “Company Designee”): (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.
(c) The Board will have the discretion to structure an Offering so that if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.
5.
Eligibility.

(a) Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation or an Affiliate. Except as provided in Section 5(b) or as required by Applicable Law, an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company, the Related Corporation or the Affiliate, as the case may be, for such continuous period preceding such Offering Date as the Board may (unless prohibited by Applicable Law) require, but in no event will the required period of continuous employment be equal to or greater than two years. In addition, the Board may provide that no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company, the Related Corporation, or the Affiliate is more than 20 hours per week and more than five months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code with respect to the 423 Component. The Board may also exclude from participation in the Plan or any Offering Employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) of the Company or a Related Corporation or a subset of such highly compensated employees.
(b) The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering. Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:
(i) the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;
(ii) the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of such Offering; and

(iii) the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Purchase Right under that Offering.
(c) No Employee will be eligible for the grant of any Purchase Rights under the 423 Component if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.
(d) As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights under the 423 Component only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which, when aggregated, exceeds $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.
(e) Officers of the Company and any Designated Company, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may (unless prohibited by Applicable Law) provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.
(f) Notwithstanding anything in this Section 5 to the contrary, in the case of an Offering under the Non-423 Component, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Board has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practical for any reason.
6.
Purchase Rights; Purchase Price.

(a) On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of shares of Common Stock purchasable either with a percentage or with a maximum dollar amount, as designated by the Board during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering.
(b) The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.
(c) In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering, (ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering and/or (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock (rounded down to the nearest whole share) available will be made in as nearly a uniform manner as will be practicable and equitable.
(d) The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be specified by the Board prior to commencement of an Offering and will not be less than the lesser of:
(i) an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the Offering Date; or
(ii) an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.

7.
Participation; Withdrawal; Termination.

(a) An Eligible Employee may elect to participate in an Offering and authorize payroll deductions as the means of making Contributions by completing and delivering to the Company or a Company Designee, within the time specified in the Offering, an enrollment form provided by the Company or Company Designee. The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where Applicable Law requires that Contributions be deposited with a third party. If permitted in the Offering, a Participant may begin such Contributions with the first payroll occurring on or after the Offering Date (or, in the case of a payroll date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll will be included in the new Offering). If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. If required under Applicable Law or if specifically provided in the Offering and to the extent permitted by Section 423 of the Code with respect to the 423 Component, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through payment by cash, check or wire transfer prior to a Purchase Date.
(b) During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company or a Company Designee a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. Upon such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute as soon as practicable to such Participant all of his or her accumulated but unused Contributions and such Participant’s Purchase Right in that Offering shall thereupon terminate. A Participant’s withdrawal from that Offering will have no effect upon his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.
(c) Unless otherwise required by Applicable Law, Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason (subject to any post-employment participation period required by Applicable Law) or (ii) is otherwise no longer eligible to participate. The Company will distribute as soon as practicable to such individual all of his or her accumulated but unused Contributions.
(d) Unless otherwise determined by the Board, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company and a Designated Company or between Designated Companies will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Purchase Right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Purchase Right will remain non-qualified under the Non-423 Component. The Board may establish different and additional rules governing transfers between separate Offerings within the 423 Component and between Offerings under the 423 Component and Offerings under the Non-423 Component.
(e) During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10.
(f) Unless otherwise specified in the Offering or as required by Applicable Law, the Company will have no obligation to pay interest on Contributions.
8.
Exercise of Purchase Rights.

(a) On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering.

(b) Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock and such remaining amount is less than the amount required to purchase one share of Common Stock on the final Purchase Date of an Offering, then such remaining amount will be held in such Participant’s account for the purchase of shares of Common Stock under the next Offering under the Plan, unless such Participant withdraws from or is not eligible to participate in such next Offering, in which case such amount will be distributed to such Participant after the final Purchase Date without interest (unless the payment of interest is otherwise required by Applicable Law). If the amount of Contributions remaining in a Participant’s account after the purchase of shares of Common Stock is at least equal to the amount required to purchase one (1) whole share of Common Stock on the final Purchase Date of an Offering, then such remaining amount will be distributed in full to such Participant after the final Purchase Date of such Offering without interest (unless otherwise required by Applicable Law).
(c) No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable U.S. federal and state, foreign and other securities, exchange control and other laws applicable to the Plan. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and, subject to Section 423 of the Code with respect to the 423 Component, the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than 27 months from the Offering Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all Applicable Laws, as determined by the Company in its sole discretion, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed to the Participants without interest (unless the payment of interest is otherwise required by Applicable Law).
9.
Covenants of the Company.

The Company will seek to obtain from each U.S. federal or state, foreign or other regulatory commission, agency or other Governmental Body having jurisdiction over the Plan such authority as may be required to grant Purchase Rights and issue and sell shares of Common Stock thereunder unless the Company determines, in its sole discretion, that doing so is not practical or would cause the Company to incur costs that are unreasonable. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Stock under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights and/or to issue and sell Common Stock upon exercise of such Purchase Rights.
10.
Designation of Beneficiary.

(a) The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock and/or Contributions from the Participant’s account under the Plan if the Participant dies before such shares and/or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company.
(b) If a Participant dies, and in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and/or Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or Contributions, without interest (unless the payment of interest is otherwise required by Applicable Law) to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
11.
Adjustments upon Changes in Common Stock; Corporate Transactions.

(a) In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a),

(ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to Section 3(a), (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights, and (iv) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding and conclusive.
(b) In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase shares of Common Stock (rounded down to the nearest whole share) within ten business days (or such other period specified by the Board) prior to the Corporate Transaction under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase.
12.
Amendment, Termination or Suspension of the Plan.

(a) The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by Applicable Law.
(b) The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.
(c) Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the Board, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan complies with the requirements of Section 423 of the Code with respect to the 423 Component or with respect to other Applicable Laws. Notwithstanding anything in the Plan or any Offering Document to the contrary, the Board will be entitled to: (i) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; (ii) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Contributions; (iv) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code with respect to the 423 Component; and (v) establish other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan. The actions of the Board pursuant to this paragraph will not be considered to alter or impair any Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.
13.
Tax Qualification; Tax Withholding.

(a)   Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants.

(b)   Each Participant will make arrangements, satisfactory to the Company and any applicable Related Corporation, to enable the Company or the Related Corporation to fulfill any withholding obligation for Tax-Related Items. Without limitation to the foregoing, in the Company’s sole discretion and subject to Applicable Law, such withholding obligation may be satisfied in whole or in part by (i) withholding from the Participant’s salary or any other cash payment due to the Participant from the Company or a Related Corporation; (ii) withholding from the proceeds of the sale of shares of Common Stock acquired under the Plan, either through a voluntary sale or a mandatory sale arranged by the Company; or (iii) any other method deemed acceptable by the Board. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.
(c) The 423 Component is exempt from the application of Section 409A of the Code, and any ambiguities herein shall be interpreted to so be exempt from Section 409A of the Code. The Non-423 Component is intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that an option granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Committee may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Committee would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability to a participant or any other party if the option under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.
14.
Effective Date of Plan.

The Plan will become effective immediately prior to and contingent upon the Effective Date. No Purchase Rights will be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or if required under Section 12(a) above, materially amended) by the Board.
15.
Miscellaneous Provisions.

(a) Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.
(b) A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).
(c) The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering will in any way alter the at will nature of a Participant’s employment or amend a Participant’s employment contract, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation or an Affiliate, or on the part of the Company, a Related Corporation or an Affiliate to continue the employment of a Participant.
(d) The provisions of the Plan will be governed by the laws of the State of Delaware without resort to that state’s conflicts of laws rules.
(e) If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.
(f) If any provision of the Plan does not comply with Applicable Law, such provision shall be construed in such a manner as to comply with Applicable Law.

16.
Definitions.

As used in the Plan, the following definitions will apply to the capitalized terms indicated below:
(a) “423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which Purchase Rights that satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.
(b) “Affiliate” means any entity, other than a Related Corporation, whether now or subsequently established, which is at the time of determination, a “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
(c) “Applicable Law” means shall mean the Code and any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the New York Stock Exchange, NASDAQ Stock Market or the Financial Industry Regulatory Authority).
(d) “Board” means the Board of Directors of the Company.
(e) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.
(f) “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
(g) “Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).
(h) “Common Stock” means the common stock, par value $0.0001 per share, of the Company.
(i) “Company” means NKGen Biotech, Inc., a Delaware corporation.
(j)   “Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions and, with respect to the 423 Component, to the extent permitted by Section 423.
(k) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its subsidiaries;
(ii) a sale or other disposition of more than 50% of the outstanding securities of the Company;
(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger,

consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
(l) “Designated 423 Company” means any Related Corporation selected by the Board as participating in the 423 Component.
(m) “Designated Company” means any Designated Non-423 Corporation or Designated 423 Company, provided, however, that at any given time, a Related Corporation participating in the 423 Component shall not be a Related Corporation participating in the Non-423 Component.
(n) “Designated Non-423 Company” means any Related Corporation or Affiliate selected by the Board as participating in the Non-423 Component.
(o) “Director” means a member of the Board.
(p) “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Merger Agreement.
(q) “Effective Time” shall have the meaning set forth in the Merger Agreement.
(r) “Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.
(s) “Employee” means any person, including an Officer or Director, who is “employed” for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation or solely with respect to the Non-423 Component, an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
(t) “Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.
(u) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.
(v) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:
(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be, unless otherwise determined by the Board, the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in such source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.
(ii) In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith in compliance with Applicable Laws and regulations and, to the extent applicable as determined in the sole discretion of the Board, in a manner that complies with Sections 409A of the Code.
(w) “Fully Diluted Common Stock” means the number of shares of Common Stock, determined as of the applicable time of measurement, equal to the sum of (i) the total number of shares of Common Stock issued and outstanding and (ii) the total number of shares of Common Stock subject to securities that are convertible into or exercisable for shares of Common Stock (whether vested or unvested).
(x) “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or

(d) self-regulatory organization (including the New York Stock Exchange, the NASDAQ Stock Market and the Financial Industry Regulatory Authority).
(y) “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of April 14, 2023, by and among Graf Acquisition Corp. IV, a Delaware Corporation, Austria Merger Sub, Inc., a Delaware corporation, and NKGen Biotech, Inc., a Delaware corporation.
(z) “Non-423 Component” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.
(aa) “Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.
(bb) “Offering Date” means a date selected by the Board for an Offering to commence.
(cc) “Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act.
(dd) “Participant” means an Eligible Employee who holds an outstanding Purchase Right.
(ee) “Plan” means this NKGen Biotech, Inc. 2023 Employee Stock Purchase Plan, as amended from time to time, including both the 423 Component and the Non-423 Component.
(ff) “Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.
(gg) “Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.
(hh) “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.
(ii) “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.
(jj) “Securities Act” means the U.S. Securities Act of 1933, as amended.
(kk) “Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising out of or in relation to a Participant’s participation in the Plan, including, but not limited to, the exercise of a Purchase Right and the receipt of shares of Common Stock or the sale or other disposition of shares of Common Stock acquired under the Plan.
(ll) “Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed, including but not limited to the New York Stock Exchange, Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or any successors thereto, is open for trading.